As filed with the United States Securities and Exchange Commission on April 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rockley Photonics Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Tel: +44 (0) 1865 292017

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Copies to:

James J. Masetti Davina K. Kaile Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover St Palo Alto, California 94304 (650) 233-4500	Carl Marcellino Elizabeth Todd Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 (617) 951-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed prospectus/proxy statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(13)
Ordinary Shares(2)	22,812,500	$10.10(8)	$230,406,250.00	$25,137.33
Ordinary Shares(3)(7)	42,232,715	$4.77(9)	$201,576,000.00	$21,991.94
Ordinary Shares issuable upon the exercise of options(4)(7)	7,207,044	$4.94(10)	$35,602,797.36	$3,884.27
Warrants(5)(7)	14,075,000	—	—(12)	—
Ordinary Shares issuable upon the exercise of Warrants(6)(7)	14,075,000	$11.50(11)	$161,862,500.00	$17,659.20
Aggregate Fee				$68,672.74(14)

(1)

All securities being registered will be issued by Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”). In connection with the Business Combination described in this registration statement and the enclosed prospectus/proxy statement (the “Business Combination”), among others, (a) the holders of ordinary shares with a nominal value of £0.00001 per share (the “Rockley ordinary shares”) in the capital of Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (“Rockley”), will exchange their Rockley ordinary shares for ordinary shares, par value $0.00001 per share, of HoldCo (the “HoldCo ordinary shares”), by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended, and Rockley will become a direct wholly owned subsidiary of HoldCo, (b) the holders of options exercisable for Rockley ordinary shares (the “Rockley options”) will be invited to rollover their Rockley options for options exercisable for HoldCo ordinary shares (“HoldCo options”), and (c) Rockley Mergersub Limited, a newly formed subsidiary of HoldCo (“Merger Sub”), will be merged (the “Merger”) with and into SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SC Health”), and all of the outstanding Class A ordinary shares, par value $0.0001 per share, of SC Health (“SC Health Class A ordinary shares”) and Class B ordinary shares, par value $0.00008 per share, of SC Health (the SC Health Class B ordinary shares” and, together with the SC Health Class A ordinary shares, the “SC Health ordinary shares”) will be exchanged for HoldCo ordinary shares, and all of the outstanding warrants to purchase SC Health Class A ordinary shares with a per share exercise price of $11.50 per share (the “SC Health warrants”) will be converted into the right to receive warrants to purchase HoldCo ordinary shares with a per share exercise price of $11.50 per share (“HoldCo warrants”).

(2)	Consists of 22,812,500 HoldCo ordinary shares issuable in exchange for SC Health ordinary shares outstanding immediately prior to the closing of the Business Combination.
(3)

Consists of 42,232,715 HoldCo ordinary shares issuable in exchange for Rockley ordinary shares outstanding immediately prior to the closing of the Business Combination, estimated on the basis of 33,664,977 Rockley ordinary shares outstanding, 7,581,910 Rockley ordinary shares issuable upon the conversion of Rockley’s outstanding convertible loan notes prior to the closing of the Business Combination and 985,828 Rockley ordinary shares issuable upon the exercise of Rockley’s outstanding warrants prior to the closing of the Business Combination, in each case, estimated on the basis of securities outstanding as of the date hereof and assuming the consummation of the Business Combination.

(4)

Consists of 7,207,044 HoldCo ordinary shares issuable upon the exercise of HoldCo options to be issued in exchange for outstanding Rockley options in connection with the closing of the Business Combination.

(5)	Consists of 14,075,000 HoldCo warrants issuable in exchange for SC Health warrants outstanding immediately prior to the closing of the Business Combination.
(6)

Consists of 14,075,000 HoldCo ordinary shares issuable upon exercise of HoldCo warrants. Each HoldCo warrant will entitle the warrant holder to purchase one HoldCo ordinary share at a price of $11.50 per share (subject to adjustment.

(7)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(8)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.10, the average of the high and low prices of the SC Health Class A ordinary shares as reported on the New York Stock Exchange on March 30, 2021 multiplied by (ii) 22,812,500, the estimated number of SC Health ordinary shares that will be outstanding immediately prior to the closing of the Business Combination (including the SC Health ordinary shares included in the SC Health units).

(9)

Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate book value of Rockley ordinary shares as of December 31, 2020.

(10)

Pursuant to Rule 457(h)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the weighted-average exercise price of the HoldCo ordinary shares issuable upon exercise of such options.

(11)

Pursuant to Rule 457(g)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the HoldCo ordinary shares underlying the HoldCo warrants is calculated based on an exercise price of $11.50 per share.

(12)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(13)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(14)	Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/proxy statement is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus/proxy statement is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED APRIL 2, 2021

LETTER TO SHAREHOLDERS OF SC HEALTH CORPORATION

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Dear SC Health Corporation Shareholder:

You are cordially invited to attend an extraordinary general meeting of SC Health Corporation, a Cayman Islands exempted limited company (“SC Health”), which will be held on                 , 2021 at                , local Singapore time, at SC Health’s principal executive office, located at 108 Robinson Road #10-00, Singapore 068900 (the “General Meeting”).

On March 19, 2021, SC Health, Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company” or “Rockley”), Rockley Photonics Holdings Limited, a Cayman Islands exempted company (“HoldCo”), and Rockley Mergersub Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of HoldCo (“Merger Sub”), entered into a Business Combination Agreement and Plan of Merger (as it may be amended from time to time, the “Business Combination Agreement”), pursuant to which several transactions will occur (together, the “Business Combination”), and in connection therewith, HoldCo will become the ultimate parent company of the Company and Merger Sub will enter into a merger with SC Health, in which SC Health will be the surviving entity and Merger Sub, as the merging entity will cease to exist (the “Merger”).

At the General Meeting, SC Health shareholders will be asked to consider and vote upon a proposal, as (i) an ordinary resolution (the “BCA Proposal” or “Proposal No. 1”), to approve the entry into the Business Combination Agreement, a copy of which is attached to the accompanying prospectus/proxy statement as Annex A, and the consummation of the transactions contemplated thereby, including the Business Combination, (ii) a special resolution to approve a plan of merger between SC Health and Merger Sub in the form tabled at the General Meeting, which will be in the form set forth in the Business Combination Agreement (the “Plan of Merger”) and the consummation of the Merger and the remaining transactions contemplated thereby (the “Merger Proposal” or “Proposal No. 2”), (iii) an ordinary resolution (the “Incentive Plan Proposal” or “Proposal No. 3”), to approve, assuming the BCA Proposal and the Merger Proposal are approved and adopted, the Rockley Photonics Holding Limited 2021 Stock Incentive Plan (the “2021 Plan”) a copy of which is attached to the accompanying prospectus/proxy statement as Annex H, including the authorization of the share reserve under the 2021 Plan, (iv) an ordinary resolution (the “ESPP Proposal” or “Proposal No. 4”), to approve, assuming the BCA and Merger Proposal are approved and adopted, the Rockley Photonics Holdings Limited 2021 Employee Share Purchase Plan (the “ESPP”) a copy of which is attached to the accompanying prospectus/proxy statement as Annex I, including the authorization of the share reserve under the ESPP, and (v) an ordinary resolution (the “Adjournment Proposal” or “Proposal No. 5”), to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies from SC Health shareholders in favor of the BCA or the Merger Proposal, (B) if as of the time for which the General Meeting is scheduled, there are insufficient SC Health ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SC Health has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by SC Health shareholders prior to the General Meeting.

As further described in the accompanying prospectus/proxy statement, subject to the terms and conditions of the Business Combination Agreement, among other things:

•

the Company will propose a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended (the “UK Companies Act”), as either a transfer scheme or a cancellation scheme pursuant to which the shareholders of the Company will transfer all their ordinary shares, nominal value of £0.00001 per share, of the Company (the “Company ordinary shares”) to HoldCo or cancel all of their Company ordinary shares with new Company ordinary shares being issued to HoldCo, in either case in exchange for the same number of ordinary shares of HoldCo, with a par value of $0.00001 per share (the “HoldCo ordinary shares” and the “Equity Scheme”);

•

the holders of options (the “Company options”) to purchase Company ordinary shares granted under the Rockley Photonics Limited 2013 Equity Incentive Plan as amended from time to time (the “2013 Plan”) will be invited to rollover their Company options into replacement options for HoldCo ordinary shares;

•

pursuant to a proposed scheme of arrangement under Part 26 of the UK Companies Act (i) if the Equity Scheme is structured as a cancellation scheme, the Company proposes to novate its obligations under the Scheme Convertible Notes (as defined in the Business Combination Agreement) to HoldCo and the Scheme Creditors (as defined in the Business Combination Agreement) will accept the performance by HoldCo of the Scheme Convertible Notes in place of performance by the Company and discharge the Company from further obligations under the Company Convertible Notes; the consideration for the novation shall be the issuance of an inter-company loan by the Company to HoldCo in an amount equal to the market value of the Scheme Convertible Notes; and (ii) if the Equity Scheme is structured as a transfer scheme, HoldCo proposes to acquire the Scheme Convertible Notes from each Scheme Creditor in consideration for HoldCo entering into a new convertible loan note with each Scheme Creditor on substantially the same terms, and the Scheme Convertible Notes will be amended to a form of inter-company loan between HoldCo and the Company (the “Creditor Scheme” and together with the Equity Scheme, the “Schemes”);

•

the holders of warrants (including conditional warrants) of the Company to purchase Company ordinary shares (the “Company warrants”) (except for certain Company warrants which will be replicated at HoldCo in accordance with their terms) will be notified that their warrants will lapse unless exercised before the Equity Scheme becomes effective;

•

as a result of the proposed Initial Exchange, the Company will become a direct wholly owned subsidiary of HoldCo and following completion of the Schemes (the “Initial Exchange”) and prior to the closing of the Business Combination, HoldCo will complete a stock split of the HoldCo ordinary shares at the Exchange Ratio (as defined in the Business Combination Agreement) (the “Stock Split” and, together with the Initial Exchange, the “Exchange”); and

•

following the consummation of the Exchange, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”), Merger Sub will merge with and into SC Health, with SC Health surviving such merger as a direct wholly owned subsidiary of HoldCo (the “Merger”) and, in the context of such Merger, all SC Health ordinary shares (as defined below) (other than any SC Health Class A ordinary shares (as defined below) held in treasury by SC Health (the “Excluded Shares”)) outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with HoldCo for the right to receive the Merger Consideration (as defined in the Business Combination Agreement) in the form of HoldCo ordinary shares pursuant to a share capital increase of HoldCo, as set forth in the Business Combination Agreement and the Plan of Merger in accordance with the Cayman Islands Act, and all SC Health warrants outstanding immediately prior to the Merger Effective Time shall be converted, at the Merger Effective Time, into a warrant at the HoldCo level on substantially the same terms as were in effect immediately prior to the Merger Effective Time, as set forth in the Business Combination Agreement.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into (i) subscription agreements (the “Investor Subscription

Agreements”) with certain investors including, among others, SC Health Group Limited (an affiliate of the Sponsor (as defined below)) (the “Institutional PIPE Investors”), pursuant to which the Institutional PIPE Investors agreed to subscribe for and purchase, and HoldCo agreed to issue and sell to such Institutional PIPE Investors, an aggregate of 14,790,000 HoldCo ordinary shares at $10.00 per share for expected gross proceeds of $147,900,000 (as applicable, the “Investor PIPE Financing”) on the date of the Merger prior to the effectiveness thereof and (ii) subscription agreements (the “Individual Subscription Agreements” and, together with the Investor Subscription Agreements, the “Subscription Agreements”) with three individuals (the “Individual PIPE Investors” and, together with the Institutional PIPE Investors, the “PIPE Investors”), pursuant to which the Individual PIPE Investors agreed to subscribe for and purchase, and HoldCo agreed to issue and sell to such Individual PIPE Investors, an aggregate of 210,000 HoldCo ordinary shares at $10.00 per share for expected gross proceeds of $2,100,000 (the “Individual PIPE Financing” and together with the Investor PIPE Financing, the “PIPE Financing”) on the Closing Date prior to the Merger Effective Time. The HoldCo ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. HoldCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination, and all SC Health warrants outstanding immediately prior to the Merger Effective Time shall be converted, at the Merger Effective time into a warrant at the HoldCo level on substantially the same terms as were in effect immediately prior to the Merger Effective Time, as set forth in the Business Combination Agreement.

Additionally, in connection with their entry into the Business Combination Agreement, SC Health, the Company, Merger Sub, and HoldCo entered into a letter agreement (the “Investor Support Agreement”) with SC Health Holdings Limited (the “Sponsor”) pursuant to which the Sponsor has agreed to vote in favor of the BCA Proposal, the Merger Proposal and any other proposal relating to the transaction on the terms and subject to the conditions set forth in the Investor Support Agreement. In addition, the Sponsor agreed to waive its redemption rights with respect to all of the Founder Shares (as defined below) in connection with the closing of the Business Combination.

SC Health also entered into a support agreement with the Company, HoldCo, Merger Sub, and certain shareholders of the Company (the “Company Shareholders”), a copy of which is attached to the accompanying prospectus/proxy statement as Annex C (the “Company Holders Support Agreement”). Pursuant to the Company Holders Support Agreement, such Company Shareholders agreed to, among other things, vote in favor of the transactions contemplated by the Business Combination Agreement, vote against certain transactions that would be reasonably expected to impede or nullify the transactions contemplated by the Business Combination Agreement, be bound by certain transfer restrictions with respect to ordinary shares of the Company, and do all things reasonably necessary, proper or advisable to consummate the transaction contemplated by the Business Combination Agreement, in each case, subject to the terms and conditions of the Company Holders Support Agreement.

SC Health also entered into a support agreement with the Company, HoldCo, Merger Sub, and Dr. Andrew Rickman, OBE, a copy of which is attached to the accompanying prospectus/proxy statement as Annex D (the “AR Support Agreement”). Pursuant to the AR Support Agreement, Dr. Andrew Rickman, OBE agreed to, among other things, vote in favor of the transactions contemplated by the Business Combination Agreement, vote against certain transactions that would be reasonably expected to impede or nullify the transactions contemplated by the Business Combination Agreement, be bound by certain transfer restrictions with respect to ordinary shares of the Company, do all things reasonably necessary, proper or advisable to consummate the transaction contemplated by the Business Combination Agreement, and vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at a general meeting (or by written consent) of the shareholders of HoldCo, and take all other necessary and desirable actions reasonably requested by HoldCo in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement, in each case, subject to the terms and conditions of the AR Support Agreement.

In addition to the BCA Proposal and the Merger Proposal, SC Health shareholders are being asked to consider and vote on a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates

(A) in order to solicit additional proxies from SC Health shareholders in favor of the BCA Proposal or the Merger Proposal, (B) if as of the time for which the General Meeting is scheduled, there are insufficient SC Health ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SC Health has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by SC Health shareholders prior to the General Meeting (the “Adjournment Proposal”). The Adjournment Proposal will only be presented to SC Health shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the BCA Proposal or the Merger Proposal. Each of these proposals is more fully described in the accompanying prospectus/proxy statement, which each shareholder is encouraged to read carefully.

Immediately prior to the Merger Effective Time, (1) each of the then issued and outstanding 5,562,000 Class B ordinary shares, par value $0.0001 per share, of SC Health (the “SC Health Class B ordinary shares”) will automatically be exchanged, on a one-for-one basis, for a SC Health Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1) at the Merger Effective Time, each of the then issued and outstanding SC Health Class A ordinary shares, par value $0.0001 per share, of SC Health (the “SC Health Class A ordinary shares” and together with the SC Health Class B ordinary shares, the “SC Health ordinary shares”), will automatically be exchanged, on a one-for-one basis, into an ordinary share, with a par value of $0.00001, of HoldCo (the “HoldCo ordinary shares”), (3) each of the then issued and outstanding 8,625,000 redeemable public warrants of SC Health (the “SC Health public warrants” or the “public warrants”) will cease to represent a right to acquire the number of SC Health Class A ordinary shares set forth in such SC Health warrant but will instead convert automatically into one redeemable warrant to purchase one HoldCo ordinary share (the “HoldCo warrants”) pursuant to the Warrant Agreement, dated July 11, 2019 (the “Warrant Agreement”), between SC Health, Sponsor and American Stock Transfer & Trust Company (“AST” or the “Transfer Agent”), as warrant agent, and (4) each of the then issued and outstanding units of SC Health that have not been previously separated into the underlying SC Health Class A ordinary shares and underlying SC Health warrants upon the request of the holder thereof (the “SC Health units”), will be cancelled and will entitle the holder thereof to one HoldCo ordinary share and one-half of one HoldCo warrant, and (5) each of the then issued and outstanding 5,450,000 private placement warrants of SC Health (the “SC Health private placement warrants” or the “private placement warrants”) will convert automatically into one HoldCo warrant pursuant to the Warrant Agreement. No fractional HoldCo warrants will be issued upon separation of the SC Health units. As used herein, “public shares” shall mean the SC Health Class A ordinary shares (including those that underlie any unit consisting of one SC Health Class A ordinary Share and one-half of one SC Health warrant (the “SC Health units”)) that were registered pursuant to the Registration Statement on Form S-1 (File No. 333-232240) in connection with SC Health’s initial public offering and the HoldCo ordinary shares issued as a matter of law upon the exchange thereof described above and occurring at the Merger Effective Time.

The SC Health Class A ordinary shares, SC Health units and SC Health warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SCPE,” “SCPE.U” and “SCPE.WS.” Upon the closing of the Business Combination, the SC Health securities will be delisted from the NYSE. HoldCo intends to apply to list the HoldCo ordinary shares and HoldCo warrants on the NYSE under the symbols “RKLY” and “RKLY.W,” respectively, upon the closing of the Business Combination. We cannot assure you that the HoldCo ordinary shares or HoldCo warrants will be approved for listing on the NYSE.

See “Risk Factors” beginning on page 48 of the accompanying prospectus/proxy statement for a discussion of information that should be considered in connection with an investment in HoldCo’s securities.

With respect to SC Health and the holders of the SC Health ordinary shares, the accompanying prospectus/proxy statement serves as a:

•	proxy statement for the General Meeting of SC Health shareholders being held on , 2021, where SC Health shareholders will vote on, among other things, proposals to adopt and approve each of the Business Combination Agreement and the Plan of Merger, and the transactions contemplated thereby; and

•	prospectus for the HoldCo ordinary shares and HoldCo warrants that SC Health shareholders and public warrant holders will receive in the Business Combination.

Pursuant to the SC Health amended and restated memorandum and articles of association, SC Health is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, SC Health Class A ordinary shares then held by them for cash equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the closing of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SC Health to pay income taxes, if any, divided by the number of then-outstanding public shares. Redemptions referred to herein shall take effect as repurchases under the SC Health amended and restated memorandum and articles of association. The per-share amount SC Health will pay to investors who validly redeem their SC Health Class A ordinary shares will not be reduced by the aggregate deferred underwriting commission of $6.0 million that SC Health will pay to the underwriters of the SC Health initial public offering or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the trust account of approximately $174,545,229 as of March 30, 2021, the estimated per SC Health Class A ordinary share redemption price would have been approximately $10.12. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares.

Public shareholders may elect to redeem their shares even if they vote for the BCA Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding SC Health Class A ordinary shares (i.e., in excess of 3,450,000 SC Health Class A ordinary shares). Each redemption of SC Health Class A ordinary shares by SC Health’s public shareholders will reduce the amount in the trust account.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In addition, in no event will SC Health redeem SC Health Class A ordinary shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the SC Health amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding SC Health public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying prospectus/proxy statement assumes that none of SC Health’s public shareholders exercise their redemption rights with respect to their SC Health Class A ordinary shares. For more information about the factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of HoldCo.”

Sponsor and certain SC Health shareholders (collectively, the “SC Health Initial Shareholders”), as well as SC Health’s officers and other current directors, have agreed to waive their redemption rights with respect to any SC Health ordinary shares they may hold in connection with the closing of the Business Combination. The founder shares that were issued to the SC Health Initial Shareholders (the “Founder Shares”) will be excluded from the pro rata calculation used to determine the per share redemption price of each SC Health Class A ordinary share that is to be redeemed. Currently, the SC Health Initial Shareholders own 24.1% of the issued and outstanding SC Health ordinary shares, including all of the Founder Shares. The Sponsor has agreed to vote any SC Health ordinary shares owned by them in favor of the Business Combination and the transactions contemplated in connection therewith. The Founder Shares are subject to transfer restrictions. The SC Health amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of SC Health Class A ordinary shares on the first business day following the closing of the Business Combination, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the issued and outstanding SC Health ordinary shares. However, the SC Health Initial Shareholders have agreed to waive such conversion adjustment pursuant to the Investor Support Agreement. As a result, each remaining Founder Share will be exchanged for one HoldCo ordinary share at Closing, such that the SC Health Initial Shareholders will represent approximately     % of the total number of HoldCo ordinary shares outstanding after giving effect to the closing.

SC Health is providing the accompanying prospectus/proxy statement and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournments or postponements of the General Meeting. Information about the General Meeting, the Business Combination, the Merger and other related business to be considered by the SC Health shareholders at the General Meeting is included in the accompanying registration statement/prospectus/proxy statement. Whether or not you plan to attend the General Meeting, all SC Health shareholders are urged to carefully read the accompanying registration statement/prospectus/proxy statement, including the Annexes and the accompanying financial statements of SC Health and Rockley carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 49 of the accompanying prospectus/proxy statement.

After careful consideration, the SC Health board of directors has approved the Business Combination Agreement, the Business Combination and the Plan of Merger, and recommends that SC Health shareholders vote “FOR” the BCA Proposal, “FOR” the Merger Proposal, and “FOR” all other proposals presented to SC Health shareholders in the accompanying registration statement/prospectus/proxy statement. When you consider the SC board of directors’ recommendation of these proposals, you should keep in mind that certain SC Health directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” in the accompanying prospectus/proxy statement for additional information.

Approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the SC Health ordinary shares that are entitled to vote and are voted at the General Meeting. Approval of the BCA Proposal and the Adjournment Proposal requires the affirmative vote of holders of a simple majority of the SC Health ordinary shares that are entitled to vote and are voted at the General Meeting.

Your vote is very important. Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in the accompanying prospectus/proxy statement to ensure that your shares are represented at the General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. The transactions contemplated by the Business Combination Agreement, including the Merger, will be consummated only if both the BCA Proposal and the Merger Proposal are approved at the General Meeting. The closing of the Business Combination is conditioned upon the approval of the BCA Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying prospectus/proxy statement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT SC HEALTH REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE GENERAL MEETING. THE

REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of SC Health’s board of directors, I would like to thank you for your support of SC Health and look forward to the successful completion of the Business Combination.

Sincerely,

Angelo John Coloma

Chief Executive Officer and Director

                , 2021

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying prospectus/proxy statement is dated                 , 2021, and is expected to be first mailed or otherwise delivered to SC Health shareholders on or about                 , 2021.

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF SC HEALTH CORPORATION

TO BE HELD                 , 2021

To the Shareholders of SC Health Corporation:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of SC Health Corporation, a Cayman Islands exempted company (“SC Health”), will be held on                  , 2021 at                , local Singapore time, at SC Health’s principal executive office, located at 108 Robinson Road #10-00, Singapore 068900 (the “General Meeting”). You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.

BCA Proposal — RESOLVED, as an ordinary resolution (the “BCA Proposal” or “Proposal No. 1”) that the entry into the Business Combination Agreement and Plan of Merger, dated as of March 19, 2021 (as it may be amended from time to time, the “Business Combination Agreement,” a copy of which is attached to the accompanying prospectus/proxy statement as Annex A), by and among SC Health, Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company” or “Rockley”), Rockley Photonics Holdings Limited, a Cayman Islands exempted company (“HoldCo”), and Rockley Mergersub Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of HoldCo (“Merger Sub”), pursuant to which several transactions will occur, and in connection therewith, HoldCo will become the ultimate parent company of each of Rockley and SC Health will merge with Merger Sub, with SC Health being the surviving entity in such merger (the “Business Combination”), and the consummation of the transactions contemplated thereby be confirmed, ratified and approved in all respects;

2.

Merger Proposal — RESOLVED, as a special resolution (the “Merger Proposal” or “Proposal No. 2”) that the plan of merger in the form tabled to the General Meeting (a draft of which is attached as Exhibit D to the Business Combination Agreement, the “Plan of Merger”) pursuant to which Merger Sub will merge with and into SC Health so that SC Health will be the surviving company (the “Surviving Company”) and all the undertaking, property, rights and liabilities of Merger Sub vest in SC Health by virtue of such merger pursuant to the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Merger”), and the consummation of the Merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and SC Health be authorized to enter into the Plan of Merger;

3.

Incentive Plan Proposal — RESOLVED, as an ordinary resolution (the “Incentive Plan Proposal” or “Proposal No. 3”) to consider and vote upon a proposal to approve, assuming the BCA Proposal and the Merger Proposal are approved and adopted, the Rockley Photonics Holding Limited 2021 Stock Incentive Plan (the “2021 Plan”), a copy of which is attached to the accompanying prospectus/proxy statement as Annex H, including the authorization of the share reserve under the 2021 Plan.

4.

Employee Share Purchase Plan Proposal — RESOLVED, as an ordinary resolution (the “ESPP Proposal” or “Proposal No. 4”) to consider and vote upon a proposal to approve, assuming the BCA Proposal and Merger Proposal are approved and adopted, the Rockley Photonics Holdings Limited 2021 Employee Share Purchase Plan (the “ESPP”), a copy of which is attached to the accompanying prospectus/proxy statement as Annex I, including the authorization of the share reserve under the ESPP.

5.

Adjournment Proposal — RESOLVED, as an ordinary resolution (the “Adjournment Proposal” or “Proposal No.5”), to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies from SC Health shareholders in favor of the BCA Proposal or the Merger Proposal, (B) if as of the time for which the General Meeting is scheduled, there are insufficient SC Health ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SC Health has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by SC Health shareholders prior to the General Meeting.

The record date for the General Meeting for SC Health shareholders that hold their shares in “street name” is                 , 2021. For SC Health shareholders holding their shares in “street name,” only shareholders at the close of business on that date may vote at the General Meeting or any adjournment thereof. For the avoidance of doubt, the record date does not apply to SC Health shareholders that hold their shares in registered form and are registered as shareholders in SC Health’s register of members. SC Health shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each SC Health ordinary share held on the date of the General Meeting.

As further described in the accompanying prospectus/proxy statement, subject to the terms and conditions of the Business Combination Agreement, among other things:

•

the Company will propose a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended (the “UK Companies Act”), as either a cancellation scheme or a transfer scheme pursuant to which the shareholders of the Company will transfer all their ordinary shares, nominal value of £0.00001 per share, of the Company (the “Company ordinary shares”) to HoldCo or cancel all of their Company ordinary shares with new Company ordinary shares being issued to HoldCo, in either case in exchange for the same number of ordinary shares of HoldCo, with a par value of $0.00001 per share (the “HoldCo ordinary shares”) (the “Equity Scheme”);

•

the holders of options (the “Company options”) to purchase Company ordinary shares granted under the Rockley Photonics Limited 2013 Equity Incentive Plan as amended from time to time will be invited to rollover their Company options into replacement options for HoldCo ordinary shares;

•

pursuant to a proposed scheme of arrangement under Part 26 of the UK Companies Act (i) if the Equity Scheme is structured as a cancellation scheme, the Company proposes to novate its obligations under the Scheme Convertible Notes (as defined in the Business Combination Agreement) to HoldCo and the Scheme Creditors (as defined in the Business Combination Agreement) will accept the performance by HoldCo of the Scheme Convertible Notes in place of performance by the Company and discharge the Company from further obligations under the Company Convertible Notes; the consideration for the novation shall be the issuance of an inter-company loan by the Company to HoldCo in an amount equal to the market value of the Scheme Convertible Notes; and (ii) if the Equity Scheme is structured as a transfer scheme, HoldCo proposes to acquire the Scheme Convertible Notes from each Scheme Creditor in consideration for HoldCo entering into a new convertible loan note with each Scheme Creditor on substantially the same terms, and the Scheme Convertible Notes will be amended to a form of inter-company loan between HoldCo and the Company (the “Creditor Scheme” and together with the Equity Scheme, the “Schemes”);

•

the holders of warrants (including conditional warrants) of the Company to purchase Company ordinary shares (the “Company warrants”) (except for certain Company warrants which will be replicated at HoldCo in accordance with their terms) will be notified that their warrants will lapse unless exercised before the Equity Scheme becomes effective;

•

as a result of the proposed Initial Exchange, the Company will become a direct wholly owned subsidiary of HoldCo and following completion of the Schemes (the “Initial Exchange”) and prior to the closing of the Business Combination, HoldCo will complete a stock split of the HoldCo ordinary shares at the Exchange Ratio (as defined in the Business Combination Agreement) (the “Stock Split” and, together with the Initial Exchange, the “Exchange”); and

•

following the consummation of the Exchange, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the Cayman Islands Companies Act, Merger Sub will merge with and into SC Health, with SC Health surviving such merger as a direct wholly owned subsidiary of HoldCo (the “Merger”) and, in the context of such Merger, all SC Health ordinary shares (as defined below) (other than any SC Health Class A ordinary shares (as defined below) held in treasury by SC Health (the “Excluded Shares”)) outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with HoldCo for the right to receive the Merger Consideration (as defined in the Business Combination Agreement) in the form of HoldCo ordinary shares (as defined below) pursuant to a share capital increase of HoldCo, as set forth in the Business Combination Agreement and in accordance with the Cayman Island Companies Act.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into (i) subscription agreements (the “Investor Subscription Agreements”) with certain investors including, among others, SC Health Group Limited (an affiliate of the Sponsor (as defined below)) (the “Institutional PIPE Investors”), pursuant to which the Institutional PIPE Investors agreed to subscribe for and purchase, and HoldCo agreed to issue and sell to such Institutional PIPE Investors, an aggregate of 14,790,000 HoldCo ordinary shares at $10.00 per share for expected gross proceeds of $147,900,000 (as applicable, the “Investor PIPE Financing”) on the date of the Merger prior to the effectiveness thereof and (ii) subscription agreements (the “Individual Subscription Agreements” and, together with the Investor Subscription Agreements, the “Subscription Agreements”) with three individuals (the “Individual PIPE Investors” and, together with the Institutional PIPE Investors, the “PIPE Investors”), pursuant to which the Individual PIPE Investors agreed to subscribe for and purchase, and HoldCo agreed to issue and sell to such Individual PIPE Investors, an aggregate of 210,000 HoldCo ordinary shares at $10.00 per share for expected gross proceeds of $2,100,000 (the “Individual PIPE Financing” and together with the Investor PIPE Financing, the “PIPE Financing”) on the Closing Date prior to the Merger Effective Time. The HoldCo ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. HoldCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Immediately prior to the Merger Effective Time, (1) each of the then issued and outstanding 5,562,000 Class B ordinary shares, par value $0.0001 per share, of SC Health (the “SC Health Class B ordinary shares”) will automatically be exchanged, into one SC Health Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued and outstanding SC Health Class A ordinary shares, par value $0.0001 per share, of SC Health (the “SC Health Class A ordinary shares” and together with the SC Health Class B ordinary shares, the “SC Health ordinary shares”), will automatically be exchanged, on a one-for-one basis, with an ordinary share, with a par value of $0.00001 per share, of HoldCo (the “HoldCo ordinary shares”), (3) each of the then issued and outstanding 8,625,000 redeemable public warrants of SC Health (the “SC Health public warrants” or the “public warrants”) will cease to represent a right to acquire the number of SC Health Class A ordinary shares set forth in such SC Health warrant but will instead convert automatically into one redeemable warrant to purchase one HoldCo ordinary share (the “HoldCo warrants”) pursuant to the Warrant Agreement, dated July 11, 2019 (the “Warrant Agreement”), between SC Health, Sponsor and American Stock Transfer & Trust Company (“AST” or “Transfer Agent”), as warrant agent, and (4) each of the then issued and outstanding units of SC Health that have not been previously separated into the underlying SC Health Class A ordinary shares and underlying SC Health warrants upon the request of the holder thereof (collectively, the “SC Health units”), will be cancelled and will entitle the holder thereof to one HoldCo ordinary share and one-half of one HoldCo warrant, and (5) each of the then issued and outstanding 5,450,000 private placement warrants of SC Health (the “SC Health private placement warrants” or “private placement warrants”) will convert automatically into one HoldCo warrant pursuant to the Warrant Agreement. No fractional HoldCo warrants will be issued upon separation of the SC Health units. As used herein, “public shares” shall mean the SC Health Class A ordinary shares (including those that underlie any unit consisting of one SC Health Class A ordinary share and one-half of one SC Health warrant (the “SC Health units”)) that were registered pursuant to the Registration Statement on Form S-1 (File No. 333-232240) in connection with SC Health’s initial public offering and the HoldCo ordinary shares issued as a matter of law upon the exchange thereof described above and occurring at the Merger Effective Time.

Pursuant to the SC Health amended and restated memorandum and articles of association, SC Health is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, SC Health Class A ordinary shares then held by them for cash equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the closing of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SC Health to pay income taxes, if any, divided by the number of then-outstanding public shares. Redemptions referred to herein shall take effect as repurchases under the SC Health amended and restated memorandum and articles of association. The per-share amount SC Health (or HoldCo, on its behalf) will pay to investors who validly redeem their SC Health Class A ordinary shares will not be reduced by the aggregate deferred underwriting commission of $6.0 million that SC Health will pay to the underwriters of the SC Health initial public offering or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the trust account of approximately $174,545,229 as of March 30, 2021, the estimated per SC Health Class A ordinary share redemption price would have been approximately $10.12. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares.

Public shareholders may elect to redeem their shares even if they vote for the BCA Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding SC Health Class A ordinary shares (i.e., in excess of 3,450,000 SC Health Class A ordinary shares). Each redemption of SC Health Class A ordinary shares by SC Health’s public shareholders will reduce the amount in the trust account.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In addition, in no event will SC Health redeem SC Health Class A ordinary shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the SC Health amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding SC Health public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying prospectus/proxy statement assumes that none of SC Health’s public shareholders will exercise their redemption rights with respect to their SC Health Class A ordinary shares. For more information about the factors that affect the assumptions above, please see the section entitled “Summary of the Prospectus/Proxy Statement—Ownership of HoldCo following the Business Combination.”

Sponsor and certain SC Health shareholders (collectively, the “SC Health Initial Shareholders”), as well as SC Health’s officers and other current directors, have agreed to waive their redemption rights with respect to any SC Health ordinary shares they may hold in connection with the closing of the Business Combination. The founder shares that were issued to the SC Health Initial Shareholders (the “Founder Shares”) will be excluded from the pro rata calculation used to determine the per share redemption price of each SC Health Class A ordinary share that is to be redeemed. Currently, the SC Health Initial Shareholders own 24.1% of the issued and outstanding SC Health ordinary shares, including all of the Founder Shares. The Sponsor has agreed to vote any SC Health ordinary shares owned by them in favor of the Business Combination and the transactions contemplated in connection therewith. In addition, the Sponsor has agreed to waive its redemption rights with respect to all of the Founder Shares in connection with the closing of the Business Combination. The Founder Shares are subject to transfer restrictions. The SC Health amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of SC Health Class A ordinary shares on the first business day following the closing of the Business Combination, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the issued and outstanding SC Health ordinary shares. However, the SC Health Initial Shareholders have agreed to waive such conversion adjustment pursuant to the Investor Support Agreement. As a result, each remaining Founder Share will be exchanged for one HoldCo ordinary share at the closing of the Business Combination, such that HoldCo ordinary shares held by the SC Health Initial Shareholders will represent approximately     % of the total number of HoldCo ordinary shares outstanding after giving effect to the closing.

The closing of the Business Combination is conditioned upon the approval of the BCA Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this prospectus/proxy statement.

The above matters are more fully described in the accompanying prospectus/proxy statement, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to carefully read the accompanying prospectus/proxy statement in its entirety, including the Annexes and accompanying financial statements of each of SC Health and Rockley. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 49 of the accompanying prospectus/proxy statement.

Approval of the BCA Proposal requires the affirmative vote of holders of at least a majority of the SC Health ordinary shares that are entitled to vote and are voted at the General Meeting and approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the SC Health ordinary shares that are entitled to vote and are voted at the General Meeting. The SC Health board of directors recommends that you vote “FOR” each of these proposals. When you consider the SC board of directors’ recommendation of these proposals, you should keep in mind that certain SC Health directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” in the accompanying prospectus/proxy statement for additional information.

By Order of the Board of Directors

Angelo John Coloma

Chief Executive Officer and Director

            , 2021

i

ANNEXES

ii

ABOUT THIS PROSPECTUS/PROXY STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by HoldCo, constitutes a prospectus of HoldCo under Section 5 of the Securities Act, with respect to (1) the HoldCo ordinary shares to be issued to the SC Health shareholders, (2) the HoldCo ordinary shares to be issued to Rockley shareholders, (3) HoldCo ordinary shares issuable upon the exercise of HoldCo options to be issued in exchange for outstanding Rockley options, (4) the warrants to acquire HoldCo ordinary shares to be issued by HoldCo to SC Health warrant holders and (5) the HoldCo ordinary shares underlying such warrants, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of SC Health shareholders at which SC Health shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities or a solicitation of proxy in any jurisdiction or to any person to whom it would be unlawful to make such an offer or solicitation.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in this registration statement/prospectus/proxy statement, passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in this registration statement/prospectus/proxy statement. Any representation to the contrary constitutes a criminal offense.

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any persons in member states of the European Economic Area which apply Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”), unless they are qualified investors for the purposes of the Prospectus Regulation in such member state or in any other circumstances falling within Article 1(4) of the Prospectus Regulation, and no person in member states of the European Economic Area that is not a relevant person or qualified investor may act or rely on this document or any of its contents.

This prospectus/proxy statement includes trademarks, tradenames and service marks, certain of which belong to us or SC Health and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus/proxy statement appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we or SC Health will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. Neither we nor SC Health intend the use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

No person is authorized to give any information or to make any representation with respect to the matters that this prospectus/proxy statement describes other than those contained in this prospectus/proxy statement, and, if given or made, the information or representation must not be relied upon as having been authorized by HoldCo, Merger Sub, SC Health or Rockley. Neither the delivery of this prospectus/proxy statement nor any distribution of securities made under this prospectus/proxy statement will, under any circumstances, create an implication that there has been no change in the affairs of HoldCo, Merger Sub, SC Health or Rockley since the date of this prospectus/proxy statement or that any information contained herein is correct as of any time subsequent to such date.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this registration statement/prospectus/proxy statement. However, this registration statement/prospectus/proxy statement includes market and industry data and forecasts the parties have derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Rockley operates and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates. See “Risk Factors” for additional information regarding risks that could cause results to differ materially from those expressed in the estimates made by third-party sources and by HoldCo, Rockley, or SC Health, as applicable.

Certain information in this registration statement/prospectus/proxy statement is based on independent or third-party sources, including:

1.	Silicon Photonics for healthcare market analysis, Yole Développement SA, September 8, 2020 (the “Yole Report”).

2.	Electronic Skin Patches 2020-2030 Report, IDtechEx (the “IDtechEx Report”).

3.	TrendForce Market Research Projections, September 25, 2019 (the “TrendForce Report”).

4.	LightCounting High Speed Ethernet Optics Report, September 30, 2020.

The content of the foregoing sources, except to the extent specifically set forth in this registration statement/prospectus/proxy statement, does not constitute a portion of this registration statement/prospectus/proxy statement and is not incorporated herein.

REFERENCES TO ADDITIONAL INFORMATION

This registration statement/prospectus/proxy statement incorporates important information that is not included in or delivered with this registration statement/prospectus/proxy statement. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this registration statement/prospectus/proxy statement or other information concerning SC Health, without charge, by written request to SC Health Corporation, 108 Robinson Road #10-00 Singapore 068900, or Morrow Sodali LLC, SC Health’s proxy solicitor, by calling (800) 662-5200 (toll-free in North America), or +1 (203) 658-9400 (outside of North America), or by email at SCPE.info@investor.morrowsodali.com.

In order for you to receive timely delivery of the documents in advance of the General Meeting of SC Health to be held on                 , 2021, you must request the information no later than four business days prior to the date of the General Meeting, by                 , 2021.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus/proxy statement or the context otherwise requires, references to:

•

“Adjournment Proposal” has the meaning set forth in the Notice of Extraordinary General Meeting of SC Health Corporation to be held                , 2021, which is in respect of a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies from SC Health shareholders in favor of the BCA Proposal or the Merger Proposal, (B) if as of the time for which the General Meeting is scheduled, there are insufficient SC Health ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SC Health has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by SC Health shareholders prior to the General Meeting;

•

“AR Support Agreement” are to the Support Agreement, dated March 19, 2021, by and among SC Health, the Company, HoldCo, Merger Sub and Dr. Andrew Rickman, OBE, as attached to this prospectus/proxy statement as Annex D, as amended from time to time;

•

“BCA Proposal” and “Proposal No.1” are to the meanings set forth for “BCA Proposal” and “Proposal No.1” in the Notice of Extraordinary General Meeting of SC Health Corporation to be held                , 2021, which is in respect of a proposal, as an ordinary resolution, to approve the entry by SC Health into the Business Combination Agreement and the consummation of the transactions contemplated thereby, including the Business Combination;

•	“Business Combination” are to the meaning set forth in Article 1.1 of SC Health’s Governing Documents as in effect on the date of the Business Combination Agreement;

•

“Business Combination Agreement” are to the Business Combination Agreement and Plan of Merger entered into on March 19, 2021, by and among SC Health, Rockley, HoldCo, and Merger Sub a direct wholly owned subsidiary of HoldCo, as amended from time to time;

•	“Cayman Islands Companies Act” are to the Companies Act (as amended) of the Cayman Islands;

•	“CFIUS” are to the Committee on Foreign Investment in the United States, or any member agency thereof acting in such capacity;

•

“CFIUS Approval” shall occur only when one of the following conditions has been met: (a) in response to the filing of a Notice by the parties, SC Health and Rockley have received written notice from CFIUS stating that: (1) CFIUS has concluded that SC Health’s Designation Right (as defined in the Business Combination Agreement) is not a Covered Transaction (as defined in 31 C.F.R. § 800.213) and not subject to review under the DPA; or (2) the review and/or investigation of SC Health’s Designation Right under the DPA has been concluded and there are no unresolved national security concerns; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision on SC Health’s Designation Right and either (1) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on SC Health’s Designation Right has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on SC Health’s Designation Right;

•	“Companies Act” are to the UK Companies Act 2006, as amended;

•	“Company Capital Stock” are to Company ordinary shares and preferred stock of the Company (if any);

•

“Company Convertible Note” are to each outstanding unsecured convertible loan note issued by the Company set forth on Section 1.01 of the Company Disclosure Letter (as defined in “Proposal No. 1—BCA Proposal”);

•

“Company Holders Support Agreement” are to the Support Agreement, dated March 19, 2021, by and among Rockley, SC Health, HoldCo, Merger Sub and certain shareholders of Rockley as attached to this prospectus/proxy statement as Annex C, as amended from time to time;

•	“Company options” are options to purchase Company ordinary shares granted under the 2013 Plan;

•	“Company ordinary shares” are to Rockley ordinary shares with a par value of £0.00001 per share;

•

“Company Restricted Stock” are to a Company ordinary share that, as of immediately prior to the Exchange, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code and was issued pursuant to the 2013 Plan;

•	“Company warrants” are to the warrants (including conditional warrants) issued by Rockley to purchase Company ordinary shares;

•	“Condition Precedent Proposals” are to the BCA Proposal and the Merger Proposal;

•

“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic, including the CARES Act and Families First Act;

•	“Creditor Scheme” means the proposed creditor scheme of arrangement under Part 26 of the Companies Act;

•	“DPA” are to Section 721 of the Defense Production Act of 1950, as amended from time to time, including all implementing regulations thereof;

•

“ESPP Proposal” has the meaning set forth in the Notice of Extraordinary General Meeting of SC Health Corporation to be held                , 2021, which is in respect of a proposal, as an ordinary resolution, to consider and vote upon a proposal to approve, assuming the BCA Proposal and Merger Proposal are approved and adopted, the Rockley Photonics Holdings Limited 2021 Employee Share Purchase Plan, as attached to this prospectus/proxy statement as Annex I, including the authorization of the share reserve under the ESPP;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended from time to time;

•

“Exchange Ratio” are to the ratio that results in the number of HoldCo ordinary shares (including for this purpose any restricted shares, options, warrants, notes or other interests exercisable for HoldCo ordinary shares or Company ordinary shares) as of immediately prior to the Merger Effective Time (the “Stock Split ordinary shares”) being increased or decreased on a pro rata basis per Stock Split ordinary share such that the HoldCo ordinary shares (including for this purpose any restricted shares, options, warrants, notes or other interests exercisable for HoldCo ordinary shares or Company ordinary shares) after the Stock Split equals the number of HoldCo ordinary shares (including for this purpose any restricted shares, options, warrants, notes or other interests exercisable for HoldCo ordinary shares or Company ordinary shares) that results from dividing the Exchange Value by $10.00;

•	“Exchange Value” means one billion one hundred and forty-eight million one hundred and fourteen thousand one hundred and thirteen dollars ($1,148,114,113);

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HoldCo” are to Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability;

•	“HoldCo Governing Documents” are to the Memorandum and Articles of Association of HoldCo attached to this prospectus/proxy statement as Annex J, as amended from time to time;

•	“HoldCo ordinary shares” are to HoldCo ordinary shares, with a par value of $0.00001 per share;

•	“HoldCo options” are to options to purchase HoldCo ordinary shares;

•	“HoldCo Restricted Stock” are to restricted HoldCo ordinary shares;

•	“HoldCo warrants” are to the redeemable warrants to purchase HoldCo ordinary shares;

•	“HoldCo Warrant Agreement” are to the amended and restated Warrant Agreement to be entered into upon the closing of the Business Combination by American Stock Transfer & Trust Company and HoldCo;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time;

•	“initial public offering” are to SC Health’s initial public offering that was consummated on July 16, 2019;

•

“Incentive Plan Proposal” has the meaning set forth in the Notice of Extraordinary General Meeting of SC Health Corporation to be held                , 2021, which is in respect of a proposal, as an ordinary resolution, to consider and vote upon a proposal to approve, assuming the BCA Proposal and the Merger Proposal are approved and adopted, the Rockley Photonics Holding Limited 2021 Stock Incentive Plan, as attached to this prospectus/proxy statement as Annex H, including the authorization of the share reserve under such stock incentive plan;

•

“Individual Subscription Agreements” are to the subscription agreements with three individuals to purchase an aggregate of $2,100,000 shares in HoldCo, each in the form attached to this prospectus/proxy statement as Annex F, as amended from time to time;

•

“Investor Subscription Agreements” are to the subscription agreements with certain investors, including the Sponsor Related PIPE Investor, to purchase an aggregate of $147,900,000 of HoldCo ordinary shares, each in the form attached to this prospectus/proxy statement as Annex E, as amended from time to time;

•

“Investor Support Agreement” are to the Support Agreement, dated March 19, 2021, by and among the Sponsor, HoldCo and Rockley attached to this prospectus/proxy statement as Annex B, as amended from time to time;

•

“IPO registration statement” are to the Registration Statement on Form S-1 (File No. 333-232240) filed by SC Health in connection with its initial public offering, which became effective on July 11, 2019;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•

“Merger” are to the merger of Merger Sub with and into SC Health pursuant to the Plan of Merger and in accordance with Part XVI of the Cayman Islands Companies Act, with SC Health surviving the merger as a wholly owned subsidiary of HoldCo;

•

“Merger Effective Time” are to the time the Merger shall become effective which shall be at the time specified in the Plan of Merger as submitted to the Registrar of Companies in the Cayman Islands, or at such later time as may be agreed by SC Health and the Company in writing and specified in the Plan of Merger;

•

“Merger Proposal” has the meaning set forth in the Notice of Extraordinary General Meeting of SC Health Corporation to be held                , 2021, which is in respect of a proposal, as a special resolution to authorize the Plan of Merger and the consummation of the Merger and the remaining transactions contemplated thereby;

•	“Merger Sub” are to Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability;

•	“Notice” are to a notice to CFIUS filed pursuant to the DPA, including 31 C.F.R. Part 800, as appropriate with respect to the proposed transaction;

•	“NYSE” are to the New York Stock Exchange;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

•	“PIPE Financing” are to the issuance and sale of HoldCo ordinary shares pursuant to the Subscription Agreements;

•	“PIPE Investors” are to investors and individuals participating in the PIPE Financing pursuant to the Subscription Agreements, including the Sponsor Related PIPE Investor;

•	“Plan of Merger” are to the plan of merger in the form tabled to the General Meeting (a draft of which is attached as Exhibit D to the Business Combination Agreement.

•

“private placement warrants” or the “SC Health private placement warrants” are to the warrants to purchase one (1) SC Health Class A Ordinary Share at an exercise price of $11.50 issued to the Sponsor;

•	“pro forma” are to giving pro forma effect to the Business Combination and related transactions;

•	“Proposed Organizational Documents” are to the Amended and Restated Memorandum and Articles of Association of HoldCo, which will be effective upon the closing of the Business Combination;

•	“public shareholders” are to holders of public shares, whether acquired in SC Health’s initial public offering or acquired in the secondary market;

•

“public shares” are to the SC Health Class A ordinary shares (including those that underlie the units) that were offered and sold by SC Health in its initial public offering and registered pursuant to the IPO registration statement;

•

“public warrants” or the “SC Health public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by SC Health in its initial public offering and registered pursuant to the IPO registration statement;

•	“redemption” are to each redemption of public shares of SC Health Class A ordinary shares for cash pursuant to the SC Health Governing Documents;

•

“Registration Rights and Lock-Up Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among HoldCo, the Sponsor, certain shareholders of Rockley, attached to this prospectus/proxy statement as Annex G, as amended from time to time;

•	“Registration Statement” are to the registration statement of which this prospectus/proxy statement forms a part;

•	“Rockley” or the “Company” are to Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SC Health” are to SC Health Corporation, including after its change of name to Rockley Photonics Cayman Limited in connection with the Merger;

•	“SC Health Class A ordinary shares” are to SC Health’s Class A ordinary shares, par value $0.0001 per share;

•	“SC Health Class B ordinary shares” are to SC Health’s Class B ordinary shares, par value $0.00008 per share;

•	“SC Health Governing Documents” are to the Amended and Restated Memorandum and Articles of Association of SC Health, as amended from time to time;

•	“SC Health ordinary shares” are to the SC Health Class A ordinary shares and the SC Health Class B ordinary shares, collectively;

•

“SC Health units” and “units” are to the units of SC Health, each unit representing one SC Health Class A ordinary share and one-half of one redeemable warrant to acquire one SC Health Class A ordinary share, that were offered and sold by SC Health in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•	“Scheme Convertible Notes” are to the Company Convertible Notes subject to the Creditor Scheme;

•

“Scheme Creditors” are to such of the holders of Company Convertible Notes as Rockley and SC Health determine jointly shall be subject to the Creditor Scheme subject to their convertible loan notes not having been either repaid in full or already converted into Company ordinary shares;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended from time to time;

•	“Sponsor” are to SC Health Holdings Limited, a Cayman Islands exempted company;

•	“Sponsor Related PIPE Investor” are to SC Health Group Limited, an affiliate of the Sponsor purchasing $50,000,000 of HoldCo ordinary shares in the PIPE Financing;

•	“Subscription Agreements” are to the Investor Subscription Agreements and the Individual Subscription Agreements, collectively;

•	“trust account” are to the trust account established at the consummation of SC Health’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by AST, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated as of July 11, 2019, between SC Health and American Stock Transfer & Trust Company, LLC, as trustee;

•	“Warrant Agreement” is to the Warrant Agreement, dated as of July 11, 2019, between SC Health, Sponsor and American Stock Transfer & Trust Company;

•	“warrants” or “SC Health warrants” are to the public warrants and the private placement warrants; and

•	“we,” “us” and “our” are to Rockley, prior to the Business Combination, and to HoldCo following the Business Combination.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus/proxy statement that are not historical in nature constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the financial position, business strategy, and the plans and objectives of management, including as they relate to the potential Business Combination, Rockley, HoldCo, and SC Health, as well as projections, forecasts, and Rockley’s product development plans and anticipated customer relationships, and are not guarantees of performance. When used in this registration statement/prospectus/proxy statement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions or the negative of such expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When Rockley, HoldCo, or SC Health discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the management of Rockley, HoldCo, or SC Health, as the case may be. As used in this subsection, references to “the Company” and “Rockley” are intended to refer to the business and operations of Rockley prior to the Business Combination and the business and operations of HoldCo as directly or indirectly affected by Rockley by virtue of HoldCo’s ownership of Rockley following the Business Combination, unless the context clearly indicates otherwise.

Forward-looking statements in this prospectus/proxy statement may include, without limitation, statements regarding:

•

SC Health’s, HoldCo’s, or Rockley’s ability to complete the Business Combination by the anticipated timeframe or at all or, if SC Health, HoldCo, or Rockley do not consummate the Business Combination, any other initial business combination;

•	the satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•

certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of SC Health and Rockley; (ii) effectiveness of the registration statement of which this prospectus/proxy statement forms a part of; (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; (iv) receipt of approval for listing on the NYSE of the HoldCo ordinary shares to be issued in connection with the Merger; (v) that SC Health have at least $5,000,001 of net tangible assets upon Closing; and (vi) the absence of any injunctions enjoining or prohibiting the closing of the Business Combination; and

•	the occurrence of any other event, change, or other circumstances that could give rise to the termination of the Business Combination Agreement;

•

SC Health’s, HoldCo’s, or Rockley’s, as applicable, ability to obtain additional financing to complete the transaction and to execute on the Company’s strategy and business plan after the Business Combination and ability to obtain or maintain the listing of HoldCo ordinary shares and HoldCo warrants on the NYSE following the Business Combination;

•	the anticipated impact of the Business Combination on Rockley and HoldCo, including Rockley’s ability to develop and commercially launch its products;

•	SC Health’s public securities’ potential liquidity and trading;

•	the lack of a market for SC Health’s securities;

•	SC Health officers and directors allocating their time to other businesses and potentially having conflicts of interest with SC Health’s business or in approving the Business Combination;

•	the funds in the trust account being available to SC Health or, following the Business Combination, HoldCo;

•	the use of proceeds not held in the trust account or available to SC Health from interest income on the trust account balance;

•	the number of SC Health shareholders voting for or against the BCA Proposal and the Merger Proposal;

•	Rockley’s projected financial information, anticipated growth rate, and market opportunity;

•	Rockley’s ability to develop or commercialize its products and services;

•	Rockley’s expectations as to when it may generate sufficient revenue from the sale of its products and services to cover expansion plans, operating expenses, working capital, and capital expenditures;

•	the development status and anticipated timeline for commercial production of Rockley’s products;

•	Rockley’s plans for products under development and future products and anticipated features and benefits thereof;

•	the status and expectations regarding Rockley’s customer and potential customer relationships;

•	the success of Rockley’s strategic relationships with third parties;

•	the total addressable markets for Rockley’s products and technology;

•	the ability of Rockley to increase market share in its existing markets or any new markets it may enter;

•	Rockley’s ability to obtain any required regulatory approvals, including any required FDA approvals, in connection with the Company’s anticipated products and technology;

•	HoldCo’s ability to maintain an effective system of internal control over financial reporting;

•	Rockley’s ability to maintain and protect its intellectual property;

•	Rockley’s success in retaining or recruiting, or changes required in, officers, key employees, or directors following the Business Combination;

•	the ability of Rockley to manage its growth effectively;

•	the ability of Rockley to achieve and maintain profitability in the future;

•	the impact of the regulatory environment and complexities with compliance related to such environment; and

•	the impact of the COVID-19 pandemic.

The forward-looking statements contained in this prospectus/proxy statement are based on current expectations and beliefs concerning future developments and their potential effects on Rockley, HoldCo, or SC Health. There can be no assurance that future developments affecting Rockley, HoldCo, or SC Health will be those that Rockley, HoldCo, or SC Health have anticipated. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond Rockley’s, HoldCo’s or SC Health’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 49 of this registration statement/prospectus/proxy statement. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Rockley, HoldCo and SC Health undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

BEFORE ANY SC HEALTH SHAREHOLDER GRANTS ITS PROXY OR INSTRUCTS HOW ITS VOTE SHOULD BE CAST OR VOTES ON THE PROPOSALS TO BE PUT TO THE GENERAL MEETING, SUCH SHAREHOLDER SHOULD BE AWARE THAT THE OCCURRENCE OF THE EVENTS DESCRIBED IN THE “RISK FACTORS” SECTION AND ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT MAY ADVERSELY AFFECT SC HEALTH, ROCKLEY OR HOLDCO.

RISK FACTOR SUMMARY

Rockley’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of HoldCo after the Business Combination are subject to risks and uncertainties, many of which are beyond HoldCo’s or Rockley’s control and will be beyond the control of the combined company. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the combined company, including, but not limited to, the following and those discussed under “Risk Factors.” References below to Rockley shall be deemed to also refer to HoldCo and the post-Business Combination company, as the context requires or as appropriate.

Risks Related to Rockley’s Business and Industry; Customer-Related Risks

•

If Rockley does not fully develop or commercialize its products and services, or if such products and services experience significant delays, Rockley’s business, financial condition, and results of operation will be materially and adversely affected.

•

Rockley has a history of recurring losses and a significant accumulated deficit, which raises substantial doubt about its ability to continue as a “going concern.” Rockley expects to incur significant research and development expenses and devote substantial resources to commercializing new products, which could increase its losses and negatively impact its ability to achieve or maintain profitability.

•

If the end products into which Rockley’s products are incorporated are not fully developed and commercialized or do not achieve widespread market acceptance, or if such products experience delays, cancellations, or reductions, or if Rockley’s products are not selected for inclusion in its customers’ end products, are not adopted in other industry verticals or use cases, or are not adopted by leading consumer and medical device companies, Rockley’s business will be materially and adversely affected.

•

The forecasts and projections contained in this prospectus/proxy statement are based upon assumptions, analyses, and internal estimates developed by Rockley’s management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or projected.

•	Rockley expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of the combined company to fluctuate or decline.

•	If Rockley is unable to manage its growth or scale its operations, its business and operating results could be materially and adversely affected.

•	Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate.

•	Rockley’s international operations expose it to operational, financial, and regulatory risks, which could harm Rockley’s business.

•

Rockley is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which in turn could adversely affect Rockley’s business, results of operations, and financial condition.

•

If Rockley is unable to sell its products to its target customers, including large corporations with substantial negotiating power, or is unable to enter into agreements with customers and suppliers on satisfactory terms, its prospects and results of operations will be adversely affected.

•

Rockley currently depends on a few large customers for a substantial portion of its revenue. The loss of, or a significant reduction in, orders from Rockley’s customers, or Rockley’s failure to diversify its customer base, could significantly reduce its revenue and adversely impact Rockley’s operating results.

•

Because Rockley does not anticipate long-term purchase commitments with its customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes Rockley to inventory risk, and may cause its business and results of operations to suffer.

•	Rockley’s business depends substantially on the efforts of its executive officers, including its Chief Executive Officer and founder, Dr. Andrew Rickman.

Regulatory, Intellectual Property, Infrastructure, Cybersecurity and Privacy Risks

•

Rockley’s failure to comply with applicable governmental export and import control laws and regulations, including those related to the use, distribution, and sale of its products, U.S. Food and Drug Administration clearance or approval requirements, or privacy, data protection, and information security requirements in the jurisdictions in which Rockley operates could materially harm its business and operating results.

•

Rockley may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Further, Rockley’s intellectual property applications, including patent applications, may not be approved or granted.

•	A network or data security incident or disruption or performance issues with Rockley’s network infrastructure could harm its brand, reputation, and business, as well as its operating results.

Risks Related to Financial and Accounting Matters

•	Rockley’s failure to raise additional capital or generate the significant capital necessary to expand its operations could reduce its ability to compete and could harm its business.

•

In preparing Rockley’s consolidated financial statements, Rockley makes good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect Rockley’s operating results.

•

Projections contained in this prospectus/proxy statement have not been prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and have not been compiled or examined by any registered public accountants nor any other independent expert or outside party.

Risks Related to SC Health and the Business Combination

•	HoldCo’s ordinary shares may not be approved, or may not remain eligible, for listing on the NYSE.

•

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of SC Health’s securities or, following the closing of the Business Combination, HoldCo’s securities, may decline.

•

SC Health’s founders, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the BCA Proposal and the transactions contemplated thereby.

•

The post-Business Combination company may be required to take write downs or write offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on the post-Business Combination company’s financial condition, results of operations and the market price of HoldCo’s ordinary shares.

•	The unaudited pro forma financial information included herein may not be indicative of what the post-Business Combination company’s actual financial position or results of operations would have been.

•

If analysts do not publish or cease publishing research or reports about the post-Business Combination company or if they change their recommendations regarding HoldCo’s securities, the price and trading volume of HoldCo’s securities could decline.

•	The requirements of being a public company may strain HoldCo’s and Rockley’s resources, divert management’s attention, and affect its ability to attract and retain qualified board members.

•	The global COVID-19 pandemic could harm Rockley’s business and results of operations.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE GENERAL MEETING

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SC Health’s shareholders. SC Health urges its shareholders to read this prospectus/proxy statement, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the General Meeting, which will be held at                , local Singapore time, on                 , 2021, at SC Health’s principal executive office, located at 108 Robinson Road #10-00, Singapore 068900. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the General Meeting, as described in this proxy statement.

Q:	Why am I receiving this prospectus/proxy statement?

A:

SC Health shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination and the Plan of Merger. The Business Combination Agreement and Plan of Merger provides for, among other things, the merger of Merger Sub with and into SC Health, with SC Health surviving the merger as a wholly owned subsidiary of HoldCo, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this prospectus/proxy statement. See the section entitled “Proposal No. 1—BCA Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this prospectus/proxy statement as Annex A and you are encouraged to read it in its entirety.

Immediately prior to the Merger Effective Time, (1) each of the then issued and outstanding SC Health Class B ordinary shares will automatically be exchanged for a SC Health Class A ordinary share according to the conversion ratio at which SC Health Class B ordinary shares are automatically convertible into SC Health Class A ordinary shares, pursuant to article 13 of the SC Health Governing Documents; (2) immediately following the conversion described in clause (1), at the Merger Effective Time each of the then issued and outstanding SC Health Class A ordinary shares will automatically be exchanged, on a one-for-one basis, for a HoldCo ordinary share; (3) each of the then issued and outstanding SC Health public warrants will convert automatically into a HoldCo warrant, pursuant to the Warrant Agreement; (4) each of the then issued and outstanding units of SC Health that have not been previously separated into the underlying SC Health Class A ordinary shares and underlying SC Health warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one HoldCo ordinary share and one-half of one HoldCo warrant; and (5) each of the then issued and outstanding SC Health private placement warrants will convert automatically into a HoldCo warrant pursuant to the Warrant Agreement. No fractional HoldCo warrants will be issued upon separation of the SC Health units.

THE VOTE OF SC HEALTH’S SHAREHOLDERS IS IMPORTANT. SC HEALTH’S SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SC HEALTH AND ROCKLEY, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of SC Health being asked to vote upon?

A:	At the General Meeting, SC Health is asking holders of SC Health ordinary shares to consider and vote upon:

•	a proposal to approve and adopt by ordinary resolution the Business Combination Agreement

•	a proposal to approve by special resolution the Plan of Merger; and

•	a proposal to approve by ordinary resolution the 2021 Plan;

•	a proposal to approve by ordinary resolution the ESPP;

•

a proposal to approve by ordinary resolution the adjournment of the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the General Meeting.

If SC Health’s shareholders do not approve each of the proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. See “Proposal No. 1—BCA Proposal.”

SC Health will hold the General Meeting to consider and vote upon these proposals. This prospectus/proxy statement contains important information about the Business Combination, the Plan of Merger and the other matters to be acted upon at the General Meeting. Shareholders of SC Health should read it carefully.

After careful consideration, SC Health’s board of directors has determined that the BCA Proposal, the Merger Proposal, and the Adjournment Proposal are in the best interests of SC Health and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of SC Health’s directors in the transactions contemplated by the Business Combination Agreement may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of SC Health and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Yes, except the Adjournment Proposal. The BCA Proposal and Merger Proposal are cross-conditioned. The Incentive Plan Proposal and ESPP Proposal are conditioned on approval of the BCA Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:	Why is SC Health proposing the Business Combination?

A:	SC Health was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of Rockley and the industry in which it operates, including the financial and other information provided by Rockley in the course of SC Health’s due diligence investigations, the SC Health board of directors believes that the Business Combination with Rockley is in the best interests of SC Health and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Proposal No. 1—BCA Proposal—SC Health’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.

Although SC Health’s board of directors believes that the Business Combination with Rockley presents a unique business combination opportunity and is in the best interests of SC Health and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “Proposal No. 1—BCA Proposal—SC Health’s Board of Director’s Reasons for the Approval of the Business Combination,” as well as in the sections entitled “Risk Factors—Risks Related to Rockley’s Business and Industry.”

Q:	How will the Business Combination and the Merger affect my SC Health ordinary shares, warrants and units?

A:

Immediately prior to the Merger Effective Time, (1) each of the then issued and outstanding 5,562,500 SC Health Class B ordinary shares will automatically be converted into and exchanged for a SC Health Class A ordinary share according to the ratio at which SC Health Class B ordinary shares are automatically convertible into SC Health Class A ordinary shares, pursuant to article 53 of SC Health’s Articles of Association, (2) immediately following the conversion described in clause (1), at the Merger Effective Time each of the then issued and outstanding SC Health Class A ordinary shares will automatically be exchanged, on a one-for-one basis, for one HoldCo ordinary share, (3) each of the then issued and outstanding SC Health public warrants will convert automatically into a HoldCo warrant, pursuant to the Warrant Agreement (4) each of the then issued and outstanding units of SC Health that have not been previously separated into the underlying SC Health Class A ordinary shares and underlying SC Health warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one HoldCo ordinary share and one-half of one HoldCo warrant, and (5) each of the then issued and outstanding SC Health private placement warrants will convert automatically into one HoldCo warrant pursuant to the Warrant Agreement. No fractional HoldCo warrants will be issued upon separation of the SC Health units.

Q:	What will Rockley Shareholders receive in return for HoldCo’s acquisition of all of the issued and outstanding shares of Rockley?

A:

The Company will propose a scheme of arrangement under Part 26 of the Companies Act, as amended, (the “UK Companies Act”) as either a cancellation scheme or a transfer scheme pursuant to which the Company Shareholders will transfer or cancel all their Company ordinary shares to HoldCo in exchange for the same number of HoldCo ordinary shares (the “Equity Scheme”). As a result of the proposed Initial Exchange, the Company will become a direct wholly owned subsidiary of HoldCo and following completion of the Equity Scheme and Creditor Scheme (the “Initial Exchange”) and prior to the closing of the Business Combination, HoldCo will complete a stock split of the HoldCo ordinary shares at the Exchange Ratio (the “Stock Split” and, together with the Initial Exchange, the “Exchange”). For further details, see “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger—Consideration—Merger Consideration.”

Q:	What equity stake will current SC Health shareholders and Rockley shareholders hold in HoldCo immediately after the closing of the Business Combination?

A:

It is anticipated that, immediately following the Business Combination, (1) SC Health’s public shareholders are expected to own approximately 11.3% of the outstanding HoldCo ordinary shares, (2) Rockley Shareholders (without taking into account any public shares held by Rockley Shareholders prior to the closing of the Business Combination or purchased in the PIPE Financing) are expected to own approximately 75.2 % of the outstanding HoldCo ordinary shares, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investor) are expected to collectively own approximately 6.9 % of the outstanding HoldCo ordinary shares and (4) the PIPE Investors (other than the Sponsor Related PIPE Investor) are expected to own approximately 6.6 % of the outstanding HoldCo ordinary shares. These percentages assume: (i) that no public shareholders exercise their redemption rights in connection with the Business Combination; (ii) that HoldCo issues HoldCo ordinary shares as the Merger Consideration pursuant to the Business Combination Agreement, which in the aggregate equals 137,623,911 HoldCo ordinary shares; and (iii) that HoldCo issues 15,000,000 HoldCo ordinary shares to the PIPE Investors pursuant to the PIPE Financing. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.

The following table illustrates varying ownership levels in HoldCo immediately after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement.

	Share Ownership of HoldCo
	No Redemption		Maximum Redemption(1)
Shareholder	Shares	%	Shares	%
Former SC Health Class A shareholders	17,250,000	11.3%	988,576	0.7%
Sponsor and related parties(2)	10,562,500	6.9%	10,562,500	7.8%
Former Rockley shareholders and warrant holders	114,811,411	75.2%	114,811,411	84.2%
Third party investors in PIPE Investment(3)	10,000,000	6.6%	10,000,000	7.3%

Total HoldCo ordinary shares outstanding at closing of the Business Combination(4)	152,623,911	100%	136,362,487	100%

(1)

This scenario assumes that 16,261,424 SC Health Class A ordinary shares are redeemed for an aggregate payment of $174.5 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.73 per share of HoldCo ordinary shares based on the trust account balance as of December 31, 2020 in order for the amount of cash available in the trust account following the General Meeting to be at least equal to $5,000,001.

(2)

Amount includes 5,562,500 HoldCo ordinary shares the Sponsor will receive upon conversion of its Class B Ordinary Shares and 5,000,000 shares subscribed for by the Sponsor and the Sponsor Related PIPE Investor in the PIPE Financing.

(3)

Amount includes 2,100,000 HoldCo ordinary shares subscribed for by current shareholders of Rockley in the PIPE Financing, but excludes shares to be acquired by Sponsor Related PIPE Investor. See note (2) above.

(4)

The figures in this table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination. In the event that SC Health Class A ordinary shares are redeemed in connection with the Business Combination but the number of shares redeemed is less than 16,261,424, the ownership percentages set forth above will vary on a linear basis between the two scenarios.

For further details, see “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger—Consideration—Merger Consideration.”

Q:	How has the announcement of the Business Combination affected the trading price of the SC Health Class A ordinary shares?

A:

On March 18, 2021, the trading date before the public announcement of the Business Combination, SC Health public units, SC Health Class A ordinary shares and SC Health warrants closed at $10.77, $10.11, and $1.19, respectively. On March 30, 2021, the most recent practicable date prior to the date of this registration statement/prospectus/proxy statement, SC Health public units, SC Health Class A ordinary shares and SC Health warrants closed at $10.09, $11.00, and $1.82, respectively.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:	Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 15,000,000 HoldCo ordinary shares, for approximately $150.0 million of gross proceeds, in the PIPE Financing. The PIPE

Financing is contingent upon, among other things, the closing of the Business Combination. See “Proposal No. 1—BCA Proposal—Related Agreements—Subscription Agreements.”

Q.	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this prospectus/proxy statement. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?” If you are a holder of SC Health public warrants (other than the Sponsor and its affiliates), you have the right to require the Sponsor to repurchase or cause one of the Sponsor’s affiliates to repurchase your SC Health public warrants, at $1.00 per SC Health public warrant (exclusive of commissions) provided that you follow the procedures and deadlines described elsewhere in this registration statement/prospectus/proxy statement. In the event the Business Combination is later abandoned, the Sponsor or its affiliate will not repurchase the SC Health public warrants, and the SC Health public warrants will be returned to the holders. There will be no redemption rights upon the completion of the Business Combination with respect to the SC Health public warrants.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor (whose members include SC Health’s directors and officers) has agreed to waive its redemption rights with respect to all of the Founder Shares in connection with the closing of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to AST, SC Health’s transfer agent, that SC Health redeem all or a portion of your public shares for cash; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to AST, SC Health’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on                 , 2021 (which is 5:00 a.m. local Singapore time, on                 , 2021) (two business days before the General Meeting) in order for their shares to be redeemed.

The address of AST, SC Health’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact AST directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the closing of the Business Combination including interest earned on the funds held in the trust account and not previously released to SC Health (net of taxes payable). For illustrative purposes, as of March 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of SC Health’s creditors, if any, which could have priority over the SC Health claims of the public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the closing of the Business Combination.

An SC Health shareholder may not withdraw a redemption request once submitted to AST unless SC Health’s board of directors determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that SC Health permit the withdrawal of the redemption request and instruct AST to return the certificate (physically or electronically). The holder can make such request by contacting AST at the address or email address listed in this prospectus/proxy statement.

Any corrected or changed written exercise of redemption rights must be received by AST prior to the vote taken on the BCA Proposal at the General Meeting. No request for redemption will be honored unless the holder’s certificates for public shares (if any) along with the redemption forms have been delivered (either physically or electronically) to AST at least two business days prior to the vote at the General Meeting.

If a holder of public shares properly makes a request for redemption and the certificates for public shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, SC Health will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the closing of the Business Combination. As a result of the election by an eligible holder of SC Health Class A ordinary shares, all or a portion of such SC Health Class A ordinary shares held by such holder shall be redeemed at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the trust account (including any interest earned on the funds held in the trust account) (as determined in accordance with the SC Health Governing Documents).

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact AST, SC Health’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to AST along with the redemption forms by 5:00 p.m. Eastern Time, on , 2021 (which is 5:00 a.m. local Singapore time, on , 2021) (two (2) business days before the General Meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights with respect to your SC Health Class A ordinary shares to receive cash from the trust account in exchange for SC Health Class A ordinary shares depend on your particular facts and circumstances. It is possible that you may be treated as selling such SC Health Class A ordinary shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of SC Health Class A ordinary shares that you own or are deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Certain Material U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the trust account after closing of the Business Combination?

A:

Following the closing of SC Health’s initial public offering, an amount equal to $172.5 million ($10.00 per unit) of the net proceeds from SC Health’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of March 19, 2021, funds in the trust account totaled approximately $174,545,229 and were comprised entirely of U.S. government treasury obligations with a maturity of 180 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination) and (2) the redemption of all of the public shares if SC Health is unable to complete a business combination by April 16, 2021 (or if such date is further extended at a duly called General Meeting, such later date), subject to applicable law.

Prior to the consummation of the Business Combination, the funds deposited in the trust account will be released to: (i) pay holders of SC Health public shares who properly exercise their redemption rights; (ii) to pay transaction fees and expenses associated with the Business Combination; and (iii) for working capital and general corporate purposes of HoldCo following the Business Combination. See “Summary of the Prospectus/Proxy Statement—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

SC Health’s public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The SC Health Governing Documents provide that SC Health is only required to redeem public shares so long as (after such redemption) SC Health’s net tangible assets will be at least $5,000,001 either prior to or upon consummation of the Business Combination, after payment of the deferred underwriting commission (so that SC Health is not subject to the SEC’s “penny stock” rules).

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Business Combination Agreement and Plan of Merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among others: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of SC Health and Rockley (including approval of the Equity Scheme by the Rockley shareholders and the High Court of the United Kingdom); (ii) effectiveness of the registration statement of which this prospectus/proxy statement forms a part; (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; (iv) receipt of approval for listing on the NYSE the HoldCo ordinary shares to be issued in connection with the Merger; (v) that SC Health have at least $5,000,001 of net tangible assets upon Closing; (vi) the amount of cash actually received by HoldCo from the PIPE Investors being at least equal to $150,000,000 (the “Minimum Cash Condition”); and (vii) the absence of any injunctions enjoining or prohibiting the closing of the Business Combination.

For more information about conditions to the closing of the Business Combination, see “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to SC Health shareholders at the General Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SC Health’s shareholders at the General Meeting and SC Health elects to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the General Meeting. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger.”

Q:	What happens if the Business Combination is not consummated?

A:

If SC Health is not able to complete the Business Combination with Rockley by April 16, 2021 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the SC Health Governing Documents, SC Health will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SC Health’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for SC Health claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	Neither SC Health’s shareholders nor SC Health’s warrant holders have appraisal rights in connection with the Business Combination under Cayman Islands law.

Q:	What do I need to do now?

A:

SC Health urges you to read this prospectus/proxy statement, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. SC Health’s shareholders should then vote as soon as possible in accordance with the instructions provided in this prospectus/proxy statement and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the record date for the General Meeting, you may vote in person at the General Meeting or by submitting a proxy for the General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this prospectus/proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a vote instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting, and otherwise will have no effect on a particular proposal.

Q:	When and where will the General Meeting be held?

A:

The General Meeting will be held at                , local Singapore time, on                , 2021, at SC Health’s principal executive office, located at 108 Robinson Road #10-00, Singapore 068900, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Shareholders who hold their shares in street name will need to obtain a legal proxy from their broker, bank or other nominee. The General Meeting will begin promptly at                , local Singapore time.

Q:	Who is entitled to vote at the General Meeting?

A:

SC Health has fixed                , 2021 as the record date for the General Meeting. If you were a shareholder of SC Health at the close of business on the record date, you are entitled to vote on matters that come before the General Meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the General Meeting.

Q:	How many votes do I have?

A:

SC Health shareholders are entitled to one vote at the General Meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the General Meeting, there were                ordinary shares issued and outstanding, of which                % were issued and outstanding public shares held by SC Health shareholders, with the rest being held by SC Health’s Initial Shareholders.

Q:	What constitutes a quorum?

A:

A quorum of SC Health shareholders is necessary to hold a valid meeting. A quorum will be present at the General Meeting if the holders of a majority of the issued and outstanding SC Health ordinary shares entitled to vote at the General Meeting are represented in person or by proxy. As of the record date for the General Meeting,                ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the General Meeting?

•

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under the Cayman Islands Companies Act and the SC Health Governing Documents, being the affirmative vote of a simple majority of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

•

Merger Proposal: The approval of the Merger Proposal requires a special resolution under the Cayman Islands Companies Act and the SC Health Governing Documents, being the affirmative vote of at least two-thirds of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

•

Incentive Plan Proposal: The ordinary resolution is being sought to approve the Incentive Plan Proposal, being the affirmative vote of a simple majority of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

•

ESPP Proposal: The ordinary resolution is being sought to approve the ESPP Proposal, being the affirmative vote of a simple majority of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under SC Health Governing Documents, being the affirmative vote of a simple majority of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

Q:	What are the recommendations of SC Health’s board of directors?

A:

SC Health’s board of directors believes that the BCA Proposal, the Merger Proposal and the other proposals to be presented at the General Meeting are in the best interest of SC Health’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the General Meeting.

Q:	How does the Sponsor intend to vote its shares?

A:

The Sponsor has agreed to vote all the Founder Shares and any other public shares it may hold in favor of all the proposals being presented at the General Meeting. As of the date of this prospectus/proxy statement, the Sponsor (whose members include SC Health’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

Q:	What happens if I sell my SC Health ordinary shares before the General Meeting?

A:

The record date for the General Meeting is earlier than the date of the General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such General Meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to AST at AST’s address set forth below so that it is received by AST prior to the vote at the General Meeting (which is scheduled to take place on                , 2021) or attend the General Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to AST, which must be received by AST prior to the vote at the General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the General Meeting?

A:

If you fail to take any action with respect to the General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder or warrant holder of HoldCo. If you fail to take any action with respect to the General Meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of SC Health. However, if you fail to vote with respect to the General Meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:

SC Health shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to AST, SC Health’s transfer agent, prior to the General Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on                 , 2021 (which is 5:00 a.m. local Singapore time, on                 , 2021) (two business days before the General Meeting) in order for their shares to be redeemed.

SC Health warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this prospectus/proxy statement and multiple proxy cards or vote instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate vote instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and vote instruction form that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the General Meeting?

A:

SC Health will pay the cost of soliciting proxies for the General Meeting. SC Health has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the General Meeting. SC Health has agreed to pay

Morrow Sodali LLC a fee of $ , plus disbursements. SC Health will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SC Health’s Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of SC Health Class A ordinary shares and in obtaining voting instructions from those owners. SC Health’s directors and officers may also solicit proxies by telephone, by facsimile, by mail or email, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the General Meeting?

A:

The preliminary voting results will be expected to be announced at the General Meeting. SC Health will publish final voting results of the General Meeting in a Current Report on Form 8-K within four business days after the General Meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or if you need additional copies of the prospectus/proxy statement or additional proxies you may contact Morrow Sodali LLC, SC Health’s proxy solicitor, by calling (800) 662-5200 (toll-free in North America), or +1 (203) 658-9400 (outside of North America), or by email at SCPE.info@investor.morrowsodali.com.

You also may obtain additional information about SC Health from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver the certificates for your public shares (if any) along with the redemption forms (either physically or electronically) to AST, SC Health’s transfer agent, at the address below prior to the General Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on                 , 2021 (which is 5:00 a.m. local Singapore time, on                 , 2021) (two business days before the General Meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Felix Orihuela

Email: FOrihuela@astfinancial.com

SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

This summary highlights selected information from this prospectus/proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the General Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement, which is attached as Annex A to this prospectus/proxy statement. The Business Combination Agreement and Plan of Merger is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement and Plan of Merger is also described in detail in this prospectus/proxy statement in the section entitled “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger.”

The Parties to the Business Combination Agreement

SC Health

SC Health is a blank check company incorporated on December 10, 2018, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On July 16, 2019, SC Health consummated its initial public offering of 15,000,000 units. Each unit consists of one Class A Share, and one-half of one redeemable warrant of SC Health. Each whole warrant entitles the holder thereof to purchase one Class A Share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to SC Health of $150,000,000.

Simultaneously with the closing of the initial public offering, SC Health completed the private sale of 5,000,000 warrants to its Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds to SC Health of $5,000,000.

On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional Units at the price of $10.00 per unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.

Following the closing of SC Health’s initial public offering, a total of $172.5 million ($10.00 per unit) of the proceeds from its initial public offering was placed in the trust account. As of March 19, 2021, funds in the trust account totaled approximately $174,545,229.

The SC Health Class A ordinary shares, SC Health units and SC Health public warrants are currently listed on the NYSE under the symbols “SCPE,” “SCPE.U” and “SCPE.WS,” respectively.

SC Health’s principal executive office is located at 108 Robinson Road #10-00 Singapore 068900. SC Health’s corporate website address is https://www.schealthcorp.com SC Health’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus/proxy statement.

Rockley

Rockley is a company incorporated under the laws of England and Wales on September 9, 2013. Rockley’s mission is to be the leading global provider of sensing products comprised of integrated optical modules with supporting electronics, software, application algorithms, and AI platforms for high-volume applications in dynamic and high-growth market sectors. Rockley’s focus is on consumer wearables and mobile and medical devices in the health and wellness sectors and the hyper-scale data center connectivity that allows them to seamlessly work together. Rockley’s principal executive office is located at Clarendon Business Centre, 57 Woodstock Road, Oxford, OX2 6HJ. Its telephone number is +44 (0) 1865 292017.

HoldCo

HoldCo is a Cayman Islands exempted company, was incorporated solely for the purposes of the Business Combination and as of the date hereof has as its sole shareholder, Dr. Andrew Rickman, OBE. HoldCo does not own any material assets or operate any business. HoldCo’s principal executive office is located at Rockley Photonics Holdings Limited, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. Its telephone number is +44 (0) 1865 292017.

Merger Sub

Merger Sub is a Cayman Islands exempted company and a direct wholly owned subsidiary of HoldCo. Merger Sub does not own any material assets or operate any business. Merger Sub’s principal executive office is located at Rockley Photonics Holdings Limited, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. Its telephone number is +44 (0) 1865 292017.

Proposals to be Put to the Shareholders of SC Health at the General Meeting

The following is a summary of the proposals to be put to the General Meeting of SC Health and certain transactions contemplated by the Business Combination Agreement. The BCA Proposal and the Merger Proposal are cross-conditioned. The Incentive Plan Proposal and the ESPP Proposal are conditioned upon the approval of the BCA Proposal and the Merger Proposal. The BCA Proposal and the Merger Proposal are not conditional on the Incentive Plan Proposal and the ESPP Proposal being approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this prospectus/proxy statement. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the General Meeting.

BCA Proposal

As discussed in this prospectus/proxy statement, SC Health is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement and Plan of Merger, dated as of March 19, 2021, by and among SC Health, Rockley, HoldCo and Merger Sub, a copy of which is attached to this prospectus/proxy statement as Annex A. The Business Combination Agreement and Plan of Merger provides for, among other things, the merger of Merger Sub with and into SC Health, with SC Health surviving the merger as a wholly owned subsidiary of HoldCo, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this prospectus/proxy statement. After consideration of the factors identified and discussed in the section entitled “Proposal No. 1—BCA Proposal—SC Health’s Board of Directors’ Reasons for the Approval of the Business Combination,” SC Health’s board of directors concluded that the Business Combination met the requirements disclosed in the prospectus for SC Health’s initial public offering, including that the business of SC Health and its subsidiaries had a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of SC Health’s signing the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Proposal No. 1—BCA Proposal.”

Merger Consideration

At the Merger Effective Time, immediately following the SC Health Class B Conversion, by virtue of the Merger, and without any further action on the part of SC Health, Merger Sub, HoldCo or the Company or the holders of any of the following securities:

1.

each SC Health Class A ordinary share (other than any SC Health Class A ordinary shares held in treasury by SC Health (if any) (each, an “Excluded Share” and, collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for one HoldCo Ordinary Share, in accordance with Section 233(5) of the Cayman Islands Companies Act following a share capital increase realized by HoldCo by virtue of the Merger, to be subscribed by the contributing holders of the SC Health Class A ordinary shares (the “Merger Consideration”), which HoldCo ordinary shares HoldCo shall cause to be issued and delivered in accordance with its obligations set forth in the Business Combination Agreement;

2.

all SC Health Class A ordinary shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing SC Health Class A ordinary shares (other than Excluded Shares) and (B) each entry in the SC Health’s register of members formerly representing SC Health Class A ordinary shares (other than Excluded Shares) issued and outstanding immediately prior to the Merger Effective Time shall thereafter, in case of both (A) and (B), only represent the right to receive Merger Consideration into which such SC Health Class A ordinary shares have been exchanged (and contributed-in-kind) pursuant to the Business Combination Agreement;

3.

each Excluded Share shall, by virtue of the Merger and without any further action on the part of SC Health, Merger Sub, HoldCo or the Company or holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

4.

each ordinary share, par value $0.00001 per share, of the Merger Sub (the “Merger Sub ordinary shares”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company. For further details, see “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger.”

Closing Conditions

The Business Combination Agreement and Plan of Merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among others; (i) approval by SC Health’s shareholders of the Business Combination and related agreements and transactions; (ii) the effectiveness of the registration statement of which this prospectus/proxy statement forms a part; (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on the NYSE of the HoldCo ordinary shares to be issued in connection with the Merger); (iv) that SC Health has at least $5,000,001 of net tangible assets upon Closing; (v) the satisfaction of the Minimum Cash Condition; and (vi) the absence of any injunctions enjoining or prohibiting the closing of the Business Combination. For further details, see “Proposal No. 1—BCA Proposal—Closing Conditions.”

If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the SC Health Governing Documents, in no event will SC Health redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

For further details, see “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger—Consideration.”

Merger Proposal

As discussed in this prospectus/proxy statement, SC Health is asking its shareholders to approve by special resolution the Plan of Merger between SC Health and Merger Sub in the form to be tabled at the General Meeting, which will be substantially in the form set forth in the Business Combination Agreement, pursuant to which Merger Sub will merge with and into SC Health so that SC Health will be the surviving company and all the undertakings, property, rights and liabilities of Merger Sub vest in SC Health by virtue of such merger pursuant to the Cayman Island Companies Act, and the consummation of the Merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects and that SC Health be authorized to enter into the Plan of Merger.

The Plan of Merger is in the form required by the Cayman Island Companies Act and the Merger will become effective at the time when the Plan of Merger is registered by the Registrar of Companies in the Cayman Islands, or at such later time as may be agreed by SC Health and the Company in writing and specified in the Plan of Merger.

For further details, see “Proposal No. 2—Merger Proposal”.

Incentive Plan Proposal

As discussed in this prospectus/proxy statement, SC Health is asking its shareholders to approve by ordinary resolution the 2021 Plan and to authorize the issuance of HoldCo ordinary shares in connection with the grant of options, stock appreciation rights, restricted shares, restricted stock units and other stock-based awards. The purpose of the 2021 Plan is to align the interests of eligible employees and other service providers with those of HoldCo’s shareholders. The total number of shares authorized for issuance under the Plan will be 7,631,196 shares, plus any shares outstanding under the 2013 Plan after the effective date of the 2021 Plan that (i) are subsequently forfeited or terminated for any reason before being exercised or settled, (ii) are not issued because such stock award or any portion thereof is settled in cash, (iii) are subject to vesting restrictions and are subsequently forfeited, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation, plus an annual increase over the 10-year period commencing on January 1, 2022 and ending on (and including January 1, 2031) equal to the lesser of 4% of the outstanding HoldCo shares on the last day of the immediately preceding fiscal year or such amount as determined by the Board (or Committee authorized to administer the 2021 Plan).

ESPP Proposal

As discussed in this prospectus/proxy statement, SC Health is asking its shareholders to approve by ordinary resolution the ESPP and to authorize the issuance of HoldCo ordinary shares to eligible employees. The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new eligible employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum effort toward the Company’s success by purchasing HoldCo ordinary shares on favorable terms and to pay for such purchases through payroll deductions. The number of shares available for purchase under the ESPP is 1,526,239, plus an annual increase over the 10-year period commencing on January 1, 2022 and ending on (and including January 1, 2031) equal to the least of 1% of the outstanding shares on the last day of the immediately preceding fiscal year, 1,526,239 shares, or such amount as determined by the Board (or Committee authorized to administer the ESPP).

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the General Meeting to authorize SC Health to consummate the Business Combination (because any of the Condition Precedent Proposals (as defined below) have not been approved (including as a result of the failure of any other cross-conditioned

Condition Precedent Proposals to be approved)), SC Health’s board of directors may submit a proposal to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “Proposal No. 1—BCA Proposal—Related Agreements.”

Investor Support Agreement

In connection with the execution of the Business Combination Agreement, SC Health, the Sponsor, HoldCo, Merger Sub, and the Company entered into the Investor Support Agreement, dated as of March 19, 2021, a copy of which is attached to this prospectus/proxy statement as Annex B. Pursuant to the Investor Support Agreement, the Sponsor has agreed to, among other things: (i) be bound by certain transfer restrictions with respect to its shares and warrants in SC Health; (ii) vote in favor of the transactions contemplated by the Business Combination Agreement and the related transaction proposals contemplated therein; (iii) vote against certain transactions involving SC Health or against any proposal or agreement that would reasonably be expected to, among other things, impede or nullify the transactions contemplated by the Business Combination Agreement, result in a breach of any obligation or agreement of SC Health under the Business Combination Agreement or ancillary agreements, result in any of the conditions to obligations of the Business Combination Agreement not being fulfilled or change the dividend policy or capitalization of SC Health; and (iv) waive any rights to adjustment or other anti-dilution protections with respect to the exchange of shares in SC Health for shares in HoldCo and certain rights relating to certain working capital loans, in each case, subject to the terms and conditions of the Investor Support Agreement. In addition, the Sponsor agreed to waive its redemption rights with respect to all of the Founder Shares in connection with the closing of the Business Combination.

The Investor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of: (a) the Merger Effective Time; (b) such date and time as the Business Combination Agreement shall be terminated in accordance with its terms; and (c) the written agreement of SC Health, the Sponsor, HoldCo, Merger Sub, and the Company. Upon such termination of the Investor Support Agreement, all obligations of the parties under the Investor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Investor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Investor Support Agreement prior to such termination. For additional information, see “Proposal No. 1—BCA Proposal—Related Agreements—Investor Support Agreement.”

Company Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, SC Health entered into the Company Holders Support Agreement with the Company, HoldCo, Merger Sub, and certain shareholders of the Company (the “Company Shareholders”), a copy of which is attached to this prospectus/proxy statement as Annex C. Pursuant to the Company Holders Support Agreement, certain shareholders who hold a material number of shares in the Company have agreed to, among other things and subject to certain tax conditions being met: (i) vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at the court meeting and general meeting of the Company shareholders contemplated in the Business Combination Agreement, and take all other necessary and desirable actions reasonably requested by the Company in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement; (ii) vote against certain transactions involving the Company that would reasonably be expected to, among other things, impede or nullify the transactions contemplated by the Business Combination Agreement, any ancillary agreements or the Company Holders Support Agreement, result in a breach of any obligation or agreement of the Company under the Business Combination Agreement or other related agreement, or result in any of the conditions to obligations of the Business Combination Agreement not being fulfilled; (iii) be bound by certain transfer restrictions with respect to the ordinary shares of the Company held by the shareholder; and (iv) do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement and not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to those transactions, in each case, subject to the terms and conditions of the Company Holders Support Agreement.

The Company Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Merger Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) as to each Company Shareholder party thereto, the mutual written agreement of SC Health, the Company, HoldCo, Merger Sub and each such Company Shareholder. Upon such termination of the Company Holders Support Agreement, all obligations of the parties under the Company Holders Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Company Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Company Holders Support Agreement prior to such termination. For additional information, see “Proposal No. 1—BCA Proposal—Related Agreements—Company Holders Support Agreement.”

Dr. Andrew Rickman OBE (chairman and chief executive officer of the Company and currently the sole shareholder of HoldCo), entered into the AR Support Agreement, a copy of which is attached to this prospectus/proxy statement as Annex D, which is on the same terms as the Company Holders Support Agreement except that it also includes Dr. Rickman agreeing to vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at a general meeting (or by written consent) of the shareholders of HoldCo, and take all other necessary and desirable actions reasonably requested by HoldCo in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement.

Registration Rights and Lock-Up Agreement

The Business Combination Agreement and Plan of Merger contemplates that, at the closing of the Business Combination, HoldCo, the Sponsor, and certain former shareholders of Rockley, will enter into the Registration Rights and Lock-Up Agreement, pursuant to which HoldCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain HoldCo ordinary shares and other equity securities of HoldCo that are held by the parties thereto from time to time. Additionally, the Registration Rights and Lock-Up Agreement generally provides for a 180-day Lock-Up Period (as defined in the Business Combination Agreement) for the Sponsor and other equity investors and their Permitted Transferees (as defined in the Business Combination Agreement), subject to certain other terms and conditions depending on the price of the HoldCo ordinary shares. For additional information, see “Proposal No. 1—BCA Proposal—Related Agreements—Registration Rights and Lock-Up Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Business Combination Agreement, SC Health and HoldCo entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 15,000,000 HoldCo ordinary shares at $10.00 per share for an aggregate commitment amount of $150,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the closing of the Business Combination or in the future as a result of, or arising out of, the Subscription Agreements against SC Health, including with respect to the trust account. For additional information, see “Proposal No. 1—BCA Proposal—Related Agreements—PIPE Subscription Agreements.”

Ownership of HoldCo following the Business Combination

As of the date of this prospectus/proxy statement, there are 22,829,750 SC Health ordinary shares issued and outstanding, which include the 5,562,500 Founder Shares held by the Sponsor (whose members include SC Health’s directors and officers) and the 17,250,000 public shares. As of the date of this prospectus/proxy statement, there is outstanding an aggregate of 14,075,000 SC Health warrants, which includes the 5,450,000 SC Health private placement warrants held by the Sponsor and 8,625,000 SC Health public warrants. Each whole warrant entitles the holder thereof to purchase one SC Health Class A ordinary share which shall be exchanged for one HoldCo ordinary share. Therefore, as of the date of this prospectus/proxy statement (without giving effect to the Business Combination), the SC Health fully diluted share capital would be 36,887,500 SC Health ordinary shares.

It is anticipated that, following the Business Combination, (1) SC Health’s public shareholders are expected to own approximately 11.3% of the outstanding HoldCo ordinary shares, (2) Rockley Shareholders (without taking into account any public shares held by the Rockley Shareholders prior to the closing of the Business Combination or purchased in the PIPE Financing) are expected to own approximately 75.2% of the outstanding HoldCo ordinary shares, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investor) are expected to collectively own approximately 6.9% of the outstanding HoldCo ordinary shares and (4) the PIPE Investors (other than the Sponsor Related PIPE Investor) are expected to own approximately 6.6% of the outstanding HoldCo ordinary shares. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all HoldCo ordinary shares received in respect of the HoldCo Restricted Shares and (b) that HoldCo issues HoldCo ordinary shares as the Merger Consideration pursuant to the Business Combination Agreement, which in the aggregate equals 137,623,911 HoldCo ordinary shares, and (iii) that HoldCo issues 15,000,000 HoldCo ordinary shares to the PIPE Investors pursuant to the PIPE Financing. The percentages do not take into account the issuance of any shares underlying HoldCo options prior to the Business Combination or the issuance of any shares underlying HoldCo options that will be held by equity holders of HoldCo following completion of the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.

The following table illustrates varying ownership levels in HoldCo immediately after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement.

	Share Ownership of HoldCo
	No Redemption		Maximum Redemption(1)
Shareholder	Shares	%	Shares	%
Former SC Health Class A shareholders	17,250,000	11.3%	988,576	0.7%
Sponsor and related parties(2)	10,562,500	6.9%	10,562,500	7.8%
Former Rockley shareholders and warrant holders	114,811,411	75.2%	114,811,411	84.2%
Third party investors in PIPE Financing(3)	10,000,000	6.6%	10,000,000	7.3%

Total HoldCo ordinary shares outstanding at closing of the Business Combination(4)	152,623,911	100%	136,362,487	100%

(1)	This scenario assumes that 16,261,424 SC Health Class A ordinary shares are redeemed for an aggregate payment of $174.5 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.73 per share of HoldCo ordinary shares based on the trust account balance as of December 31, 2020 in order for the amount of cash available in the trust account following the General Meeting to be at least equal to $5,000,001.
(2)

Amount includes 5,562,500 HoldCo ordinary shares the Sponsor will receive upon conversion of its Class B Ordinary Shares and 5,000,000 shares subscribed for by the Sponsor and the Sponsor Related PIPE Investor in the PIPE Financing.

(3)

Amount includes 2,100,000 HoldCo ordinary shares subscribed for by current shareholders of Rockley in the PIPE Financing but excludes shares to be acquired by Sponsor Related PIPE Investor. See note (2) above.

(4)

The figures in this table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination. In the event that SC Health Class A ordinary shares are redeemed in connection with the Business Combination but the number of shares redeemed is less than 16,261,424, the ownership percentages set forth above will vary on a linear basis between the two scenarios.

Date, Time and Place of General Meeting of SC Health’s Shareholders

The General Meeting of the shareholders of SC Health will be held at                 , local Singapore time, on                 , 2021, at SC Health’s principal executive office, located at 108 Robinson Road #10-00, Singapore 068900, to consider and vote upon the proposals to be put to the General Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the General Meeting, each of the Condition Precedent Proposals have not been approved.

Registering for the General Meeting

Any shareholder wishing to attend the General Meeting should register for the General Meeting by                 , 2021 at                , local Singapore time. To register for the General Meeting, please follow these instructions as applicable to the nature of your ownership of ordinary shares:

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to AST at FOrihuela@astfinancial.com.

Voting Power; Record Date

SC Health shareholders will be entitled to vote or direct votes to be cast at the General Meeting if they owned ordinary shares at the close of business on                 , 2021, which is the record date for the General Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SC Health warrants do not have voting rights. As of the close of business on the record date, there were                 ordinary shares outstanding, of which                 % were public shares, with the rest being held by SC Health’s Initial Shareholders.

Quorum and Vote of SC Health Shareholders

A quorum of SC Health shareholders is necessary to hold a valid meeting. A quorum will be present at the SC Health General Meeting if the holders of a majority of the issued and outstanding SC Health ordinary shares entitled to vote at the General Meeting are represented in person or by proxy (which would include presence at the General Meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the General Meeting.

As of the record date for the General Meeting,                 SC Health ordinary shares would be required to achieve a quorum.

The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the General Meeting. As of the date of this prospectus/proxy statement, the Sponsor (whose members include SC Health’s directors and officers) owns 20% of the issued and outstanding SC Health ordinary shares.

The proposals presented at the General Meeting require the following votes:

•

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a simple majority of the SC Health ordinary shares who, being present and entitled to vote at the General Meeting to approve the BCA Proposal, vote at the General Meeting.

•

Merger Proposal. The approval of the Merger Proposal requires a special resolution, being the affirmative vote for the proposal by holders of a majority of at least two-thirds of the SC Health ordinary shares, who being present and entitled to vote at the General Meeting to approve the Merger Proposal vote at the General Meeting.

•

Incentive Plan Proposal. The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote for the proposal by holders of a simple majority of the SC Health ordinary shares, who being present and entitled to vote at the General Meeting to approve the Incentive Plan Proposal vote at the General Meeting.

•

ESPP Proposal. The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote for the proposal by holders of a simple majority of the SC Health ordinary shares, who being present and entitled to vote at the General Meeting to approve the ESPP Proposal vote at the General Meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a simple majority of the SC Health ordinary shares who, being present and entitled to vote at the General Meeting to approve the Adjournment Proposal, vote at the General Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the General Meeting.

Redemption Rights

Pursuant to the SC Health Governing Documents, a public shareholder may request that SC Health redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

hold public shares or if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to American Stock Transfer & Trust Company (“AST”), SC Health’s transfer agent, that HoldCo redeem all or a portion of your public shares for cash; and

•	deliver the certificates for your public shares (if any) along with the redemption forms to AST physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on                 , 2021 (which is 5:00 a.m. local Singapore time, on                 , 2021) (two business days before the General Meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact AST directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to AST, HoldCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the closing of the Business Combination. For illustrative purposes, as of March 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Each holder of SC Health public warrants (other than the Sponsor and its affiliates) will have the right to require the Sponsor to repurchase or cause one of its affiliates to repurchase, at $1.00 per public warrant (exclusive of commissions), such holder’s outstanding SC Health public warrants in connection with the completion of the Business Combination. In the event the Business Combination is later abandoned, the Sponsor or its affiliate will not repurchase the SC Health public warrants, and the SC Health public warrants will be returned to the holders. There will be no redemption rights upon the completion of the Business Combination with respect to the SC Health public warrants.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how SC Health’s public shareholders vote. The Sponsor and each director and each officer of SC Health have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Investor Support Agreement. As of the date of this prospectus/proxy statement, the Sponsor (whose members include SC Health’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

Appraisal Rights

Neither SC Health shareholders nor SC Health warrant holders have appraisal rights in connection with the Business Combination under Cayman Islands law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. SC Health has engaged Morrow Sodali to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “General Meeting of SC Health—Revoking Your Proxy.”

Interests of HoldCo Health Directors and Officers in the Business Combination

When you consider the recommendation of SC Health’s board of directors in favor of approval of the BCA Proposal and Merger Proposal, you should keep in mind that the HoldCo and Rockley’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SC Health shareholders and warrant holders generally. These interests include, among other things, are discussed “Executive Compensation—Director Compensation” and “Executive Compensation—HoldCo Executive Compensation.”

Interests of SC Health’s Directors and Officers in the Business Combination

When you consider the recommendation of SC Health’s board of directors in favor of approval of the BCA Proposal and Merger Proposal, you should keep in mind that the Sponsor and SC Health’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SC Health shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

Prior to SC Health’s initial public offering, the Sponsor purchased 3,450,000 SC Health Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $ 0.006 per share. As a result of the significantly lower investment per share of SC Health’s Sponsor as compared with the investment per share of SC Health’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of SC Health public shareholders.

•

In addition, if SC Health does not consummate a business combination by April 16, 2021 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,562,500 SC Health Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, SC Health would likely have few, if any, net assets and because the Sponsor and SC Health’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any SC Health Class A ordinary shares and SC Health Class B ordinary shares held by it or them, as applicable, if SC Health fails to complete a business combination within the required period. Additionally, in such event, the 5,000,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of SC Health’s initial public offering for an aggregate purchase price of $5,000,000 will also expire worthless.

•

SC Health’s director and executive officer, David Sin, also has a direct or indirect economic interest in such private placement warrants and in the 5,562,500 SC Health Class B ordinary shares owned by the Sponsor. The 5,562,500 HoldCo ordinary shares into which the 5,562,500 SC Health Class B ordinary shares held by the Sponsor will automatically be exchanged for in connection with the Business Combination (after such SC Health Class B ordinary shares are automatically converted into SC Health Class A ordinary shares), if unrestricted and freely tradable, would have had an aggregate market value of $56.1 million based upon the closing price of $10.09 per public share on the NYSE on March 30,

2021, the most recent practicable date prior to the date of this prospectus/proxy statement. However, given that such HoldCo ordinary shares will be subject to certain restrictions, including those described elsewhere in this prospectus/proxy statement, SC Health believes such shares have less value. The 5,450,000 HoldCo warrants into which the 5,450,000 private placement warrants held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $60.0 million based upon the closing price of $11.00 per public warrant on the NYSE on March 30, 2021, the most recent practicable date prior to the date of this prospectus/proxy statement;

•

Angelo John Coloma and Lim Cheok Peng, current directors of SC Health, are expected to be directors of HoldCo after the closing of the Business Combination, subject to obtaining the CFIUS approval. As such, in the future, Mr. Coloma and Dr. Lim may receive fees for their services as directors of HoldCo, which may consist of cash or stock-based awards under the 2021 Plan, and any other remuneration that HoldCo’s board of directors determines to pay to its non-employee directors. For additional information, see “Executive Compensation—Director Compensation;”

•

HoldCo’s existing directors and officers will be eligible for continued indemnification and continued coverage under HoldCo’s directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement;

•

The Sponsor Related PIPE Investor has subscribed for $50,000,000 of the PIPE Financing, for which it will receive 5,000,000 HoldCo ordinary shares. See “Certain Relationships and Related Person Transactions—SC Health—Subscription Agreements;”

•

In order to protect the amounts held in SC Health’s trust account, the Sponsor has agreed that it will indemnify and hold harmless SC Health if and to the extent any claims by a third party for services rendered or products sold to SC Health, or a prospective target business with which SC Health has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SC Health’s initial public offering against certain liabilities, including liabilities under the Securities Act;

•

SC Health’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if SC Health fails to consummate a business combination by April 16, 2021 (or if such date is extended at a duly called extraordinary general meeting, such later date), they will not have any claim against the trust account for reimbursement. Accordingly, SC Health may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date; and

•

Pursuant to the Registration Rights and Lock-Up Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the HoldCo ordinary shares and warrants held by such parties following the closing of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how SC Health’s public shareholders vote. The Sponsor and each director and each officer of SC Health have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Investor Support Agreement.

As of the date of this prospectus/proxy statement, the Sponsor (whose members include SC Health’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding SC Health or SC Health’s securities, the Sponsor, Rockley, SC Health’s or Rockley’s respective directors, officers, advisors, or their respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SC Health’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Rockley or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the SC Health ordinary shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of the BCA Proposal, the Merger Proposal and the Adjournment Proposal, (2) the satisfaction of the Minimum Cash Condition, (3) otherwise limiting the number of public shares electing to redeem and (4) SC Health’s net tangible assets being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the SC Health ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of SC Health’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SC Health and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor as well as SC Health’s directors and officers may have influenced their motivation in identifying and selecting Rockley as a business combination target, completing an initial business combination with Rockley and influencing the operation of the business following the initial business combination. In considering the recommendations of SC Health’s board of directors to vote for the proposals, its shareholders should consider these interests.

Recommendation to Shareholders of SC Health

SC Health’s board of directors believes that the BCA Proposal, the Merger Proposal and the other proposals to be presented at the General Meeting are in the best interest of SC Health’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Merger Proposal, and “FOR” the approval of each of the other proposals, in each case, if presented to the General Meeting.

The existence of financial and personal interests of one or more of SC Health’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SC Health and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Stock Exchange Listing

The SC Health Class A ordinary shares, SC Health units and SC Health public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SCPE,” “SCPE.U” and “SCPE.WS.” Upon the closing of the Business Combination, the SC Health securities will be delisted from the NYSE. HoldCo intends to apply to list the HoldCo ordinary shares and HoldCo warrants on the NYSE under the symbols “RKLY” and “RKLY.W,” respectively, upon the closing of the Business Combination. We cannot assure you that the HoldCo ordinary shares or HoldCo warrants will be approved for listing on the NYSE.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination.

Sources		Uses
($ in millions)
Rockley shareholders rollover	$1,148.1	Rockley shareholders rollover	$1,148.1
Cash and investments held in trust account(1)	172.5	Cash to balance sheet	288.9
		Promissory note(2)	0.1
PIPE Financing	150.0	Transaction expenses	33.5

Total sources	1,470.6	Total uses	1,470.6

(1)	Assumes no redemptions.
(2)

In January 2019, SC Health issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which SC Health could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the initial public offering. In January 2019, SC Health transferred its outstanding advance from a related party in the amount of $32,313 into the Promissory Note. The outstanding balance of $254,595 under the Promissory Note was repaid as of December 31, 2019. Additionally, on December 30, 2020, the Sponsor deposited $100,000 into the operating bank account of SC Health for working capital. This amount is outstanding as of December 31, 2020.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations of an exercise of redemption rights in connection with the Business Combination, please see “Certain Material U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a forward recapitalization in accordance with GAAP. Under this method of accounting, SC Health will be treated as the acquired company for financial reporting purposes, and Rockley will be treated as the accounting acquiror. In accordance with this accounting, the Business Combination will be treated as the equivalent of Rockley issuing stock for the net assets of SC

Health, accompanied by a recapitalization. The net assets of SC Health will be stated at historical costs, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Rockley. Rockley has been deemed to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•

Rockley’s existing shareholders will hold a majority ownership interest in HoldCo, irrespective of whether or not existing shareholders of SC Health exercise their right to redeem their ordinary shares of SC Health, and as such, will have the power to appoint a majority of the member of HoldCo’s board of directors;

•	Rockley’s existing senior management team will comprise senior management of HoldCo;

•	Rockley’s is the larger of the companies based on historical operating activity and employee base; and

•	Rockley’s operations will comprise the ongoing operations of HoldCo.

The Business Combination

We expect the Business Combination to be accounted for as a forward recapitalization in accordance with GAAP. Under the guidance in ASC 805, SC Health is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Certain anticipated shareholders of HoldCo under the Business Combination are subject to these requirements and may not obtain ordinary shares until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On                 , 2021, the Sponsor and HoldCo filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. On                 , 2021, the 30-day waiting period expired.

At any time before or after closing of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the closing of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SC Health cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SC Health cannot assure you as to its result.

Neither SC Health nor Rockley are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act with respect to the Sponsor’s acquisition of HoldCo’s ordinary shares. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Certain investments that involve the acquisition of, or investment in, a U.S. business may be subject to review and approval by CFIUS, depending on the structure, beneficial ownership, rights and control of interests in the U.S. business. Pursuant to the Business Combination Agreement, SC Health’s Designation Right (as defined in Section 9.8 of the Business Combination Agreement) will not become operative until and unless CFIUS Approval has been obtained. CFIUS Approval shall occur only when one of the following conditions has been met: (a) in response to the filing of a Notice by the parties, SC Health and Rockley have received written notice from CFIUS stating that: (1) CFIUS has concluded that SC Health’s Designation Right (as defined in Section 9.8 of the Business Combination Agreement) is not a Covered Transaction (as defined in 31 C.F.R. § 800.213) and not subject to review under the DPA; or (2) the review and/or investigation of SC Health’s Designation Right under the DPA has been concluded and there are no unresolved national security concerns; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision on SC Health’s Designation Right and either (1) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on SC Health’s Designation Right has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on SC Health’s Designation Right.

Emerging Growth Company

SC Health is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SC Health’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. SC Health has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SC Health, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SC Health’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

SC Health will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SC Health’s initial public offering, (b) in which SC Health has total annual gross revenue of at least $1.07 billion or (c) in which SC Health is deemed to be a “large accelerated filer,” which means the market value of SC Health’s common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which SC Health has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, SC Health is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. SC Health will remain a smaller reporting company until the last business day of June in any fiscal year in which (1) the market value of its common equity held by non-affiliates exceeds $700 million as of such date or (2) the market value of its common equity exceeds $250 million as of such date and its annual revenues exceeds $100 million during its fiscal year immediately preceding such date.

Risk Factors

In evaluating the proposals to be presented at the General Meeting, shareholders should carefully read this prospectus/proxy statement and especially consider the factors discussed in the section titled “Risk Factors.”

ORGANIZATIONAL STRUCTURE

The following diagrams illustrate in abbreviated and simplified form the current structures of Rockley, SC Health and the PIPE Financing as well as the expected structure of HoldCo upon the closing of the Business Combination.

Current Structure

Anticipated Ending Structure

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for SC Health and Rockley, respectively, and unaudited pro forma condensed combined per share information of HoldCo after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement presented under two scenarios:

•	No Redemption Scenario — this scenario assumes that no SC Health Class A ordinary shares are redeemed; and

•

Maximum Redemption Scenario — this scenario assumes that 16,261,424 SC Health Class A ordinary shares are redeemed for an aggregate payment of $174.5 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.73 per share of HoldCo ordinary shares based on the trust account balance as of December 31, 2020 in order for the amount of cash available in the trust account following the General Meeting to be at least equal to $5,000,001 million.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2020. The pro forma weighted average shares outstanding and net loss per share information reflects the Business Combination as if it had occurred on December 31, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of SC Health and Rockley and related notes included elsewhere in this prospectus/proxy statement. The unaudited pro forma combined per share information of SC Health and Rockley is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this prospectus/proxy statement in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SC Health and Rockley would have been had the companies been combined during the periods presented.

			Pro forma combined		Rockley equivalent pro forma per share data(2)
	SC Health(1)	Rockley(1)	Assuming no redemptions	Assuming maximum redemptions	Assuming no redemptions	Assuming maximum redemptions
Weighted average number of shares outstanding — basic and diluted	17,250,000	114,811,411	152,623,911	136,362,487	82,848,660	82,848,660
Weighted average number of shares outstanding — SC Health Class B basic and diluted	5,562,500	N/A	N/A	N/A	N/A	N/A
Basic and diluted net income (loss) per share	$0.04	$(0.70)	$(0.42)	$(0.47)	$(1.03)	$(1.15)
SC Health Class B basic and diluted net loss per share	$(0.31)	N/A	N/A	N/A	N/A	N/A
Stockholders’ equity (deficit) per share — basic and diluted	$0.22	$(0.27)	$2.79	$1.93	$6.87	$4.76

(1)

Basic and diluted net income (loss) per share for SC Health includes amounts related to SC Health Class A ordinary shares and for Rockley includes amounts related to Rockley ordinary shares. Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. As of December 31, 2020, potentially dilutive shares that have been excluded from the determination of SC Health diluted loss per share include 14,075,000 outstanding warrants issued in connection with its initial public offering. Potentially dilutive shares that have been excluded from the determination of Rockley diluted loss per share, as of December 31, 2020, includes 4,420,105 and 985,828 options and warrants to purchase shares of Rockley ordinary shares that will remain outstanding and become exercisable to purchase ordinary shares of HoldCo upon consummation of the Business Combination.

(2)

The equivalent pro forma basic and diluted per share data for Rockley is calculated by multiplying the combined pro forma per share data by 2.461, which is the exchange ratio as determined in accordance with the Business Combination Agreement. Weighted average number of shares outstanding — basic and diluted is calculated by multiplying the exchange ratio of 2.461 by the shares of Rockley ordinary shares that will be exchanged in the Business Combination.

MARKET PRICE AND DIVIDEND INFORMATION

The SC Health Class A ordinary shares, SC Health units and SC Health public warrants of SC Health are currently listed on the NYSE under the symbols “SCPE,” “SCPE.U” and “SCPE.WS,” respectively.

The most recent closing price of the units, ordinary shares and redeemable warrants as of March 18, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.11, $10.76 and $1.19, respectively. As of                 , 2021, the record date for the General Meeting, the closing price for each unit, ordinary shares and redeemable warrant was $                , $                 and $                , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of SC Health’s securities could vary at any time before the Business Combination.

Holders

As of the date of this prospectus/proxy statement there was 1 holder of record of SC Health’s Class A ordinary shares, 4 holders of record of SC Health Class B ordinary shares, 1 holder of record of SC Health public units and 2 holders of SC Health’s warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

SC Health has not paid any cash dividends on the SC Health Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of HoldCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of HoldCo’s board of directors. SC Health’s board of directors is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that HoldCo’s board of directors will declare any dividends in the foreseeable future. Further, the ability of HoldCo to declare dividends may be limited by the terms of financing or other agreements entered into by HoldCo or its subsidiaries from time to time.

Price Range of Rockley’s Securities

Historical market price information regarding Rockley is not provided because there is no public market for Rockley’s securities. For information regarding Rockley’s liquidity and capital resources, see “Rockley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this prospectus/proxy statement, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this prospectus/proxy statement. Certain of the following risk factors apply to the business of Rockley and may also apply to the business and operations of HoldCo or the post-Business Combination company following Closing of the Business Combination. If any of the following risks occurs, or if Rockley, HoldCo, or the post-Business Combination company fail to manage these risks and uncertainties successfully, it may have a material adverse effect on the business, results of operations, or financial condition of Rockley, HoldCo, or the post-Business Combination company after the Business Combination. Further, if any of the following risks or events occur, it could have a material adverse effect on the trading price of the ordinary shares of HoldCo and the post-Business Combination company following the Business Combination. Further, the value of an investment in SC Health following the closing of the Business Combination of the Business Combination will be subject to the significant risks affecting Rockley and inherent to the industry in which Rockley operates. If any of the risks or events described below occur, shareholders may lose all or part of their investment. The risks and uncertainties described in this “Risk Factors” section or elsewhere in this prospectus/proxy statement may also be incorrect or may change and should be read together with the financial statements and notes to the financial statements included herein. Additional risks and uncertainties presently unknown to Rockley, SC Health, and HoldCo may also have a material and adverse impact on the post-Business Combination company.

As used in the risks described in this subsection, references to “the company,” “Rockley,” “we,” “us,” and “our,” are intended to refer to the business and operations of Rockley prior to the Business Combination and the business and operations of HoldCo as directly or indirectly affected by Rockley by virtue of HoldCo’s ownership of Rockley following the Business Combination, unless the context clearly indicates otherwise.

Risks Related to Rockley’s Business and Industry

Rockley has incurred net losses since inception and expects to continue to incur losses for the foreseeable future. If Rockley does not fully develop or commercialize its products and services, including its silicon photonics chipsets, or if such products and services experience significant delays, Rockley’s business, financial condition, and results of operation will be materially and adversely affected and Rockley may never achieve or sustain profitability.

Rockley has to date generated revenue primarily from non-recurring engineering (“NRE”) and development services for customer-specific designs of silicon photonics chipsets for incorporation into its customers’ end products. Rockley incurred a net loss of $80.3 million and $50.9 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, Rockley had an accumulated deficit of $232.9 million. Rockley believes that it will continue to incur operating and net losses for the foreseeable future, including for a period of time after commercialization of its silicon photonics chipsets, which is not currently expected to begin until 2022; provided that any such commercialization may occur later than 2022 or not at all. Even if Rockley is able to successfully develop and sell its products, there can be no guarantee that it will do so within its anticipated timeframe or that its products will be commercially successful. Rockley’s potential future profitability is dependent upon the successful development, commercial introduction, and acceptance of its products and services, including its silicon photonics chipsets for the consumer wearables market and its module applications with biomarker detection capabilities for advanced health metrics. Because Rockley will incur costs to develop and commercialize its products and services, including its chipsets and module applications, before it receives any significant revenue from any sales of such products or services, Rockley’s losses in future periods may continue. Rockley may never achieve or sustain profitability.

Rockley expects to continue to incur operating losses for the foreseeable future as it:

•	continues to invest in its technology and its silicon photonics chipsets and modules, as well as its cloud-based analytics subscription service;

•	continues to develop innovative solutions and applications for its technology;

•	commercializes its silicon photonics solutions;

•	continues to invest in its sales and marketing activities and distribution channels;

•	invests and improves its operational, financial, and management information systems;

•	increases its headcount;

•	expands its intellectual property portfolio; and

•	enhances internal functions, systems, and infrastructure to support its anticipated transition to a public company.

Rockley has a history of recurring losses and negative cash flows from operations, and a significant accumulated deficit, which raises substantial doubt about its ability to continue as a “going concern.”

Since inception, Rockley has financed its operations primarily through the issuance and sale of convertible loan notes, ordinary shares and revenue received from agreed-upon projects. As of December 31, 2020, Rockley’s cash and cash equivalents balance was $19.2 million and it had an accumulated deficit of $232.9 million. Due to Rockley’s history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, its management concluded that there is substantial doubt about Rockley’s ability to continue as a going concern. There have been no adjustments to the accompanying financial statements of Rockley to reflect this uncertainty. Rockley’s ability to continue as a going concern is dependent upon it becoming profitable in the future or obtaining the necessary capital to meet its obligations. Rockley’s determination of substantial doubt about its ability to continue as a going concern could materially limit its ability to raise additional funds through the issuance of equity securities, debt financing or otherwise. There can be no assurance that any such issuance of equity securities, debt financing or other means of financing will be available in the future, or the terms of any such financing will be acceptable to Rockley. Further, there can be no assurance that Rockley will ever become profitable or continue as a going concern.

If the end products into which Rockley’s products are incorporated are not fully developed and commercialized or do not achieve widespread market acceptance, or if such products experience delays, cancellations, or reductions, Rockley’s business, financial condition, and results of operations will be materially and adversely affected.

Rockley’s success in developing and commercializing its products depends in large part on its customers’ success in developing, commercializing, and achieving widespread market acceptance of their end products that incorporate Rockley’s products. Rockley’s customers may be unable to fully develop and commercialize, or achieve widespread market acceptance of, their end products that incorporate Rockley’s products. Further, these customers may not continue to incorporate Rockley’s products into their end products either in the short or long term. If such customers’ end products are not fully developed and commercialized, fail to achieve or maintain widespread market acceptance, experience delays, or if Rockley’s customers otherwise choose not incorporate Rockley’s products into their end products, Rockley’s business, financial condition, and results of operations will be materially and adversely affected.

If Rockley’s products are not selected for inclusion in its customers’ end products, including products for the consumer health and wellness market, or adopted in other industry verticals or use cases or are not adopted by leading consumer and medical device companies, life sciences companies, or their respective suppliers, Rockley’s business will be materially and adversely affected.

Rockley is currently developing products for use in its customers’ end products, which are in varying stages of development. Many of these products, including products for consumer device, medical device, and life sciences companies, require extensive testing or qualification processes, which involve testing of Rockley’s products in the customers’ end products and systems, as well as testing for reliability. These qualification processes may continue for several months or longer. However, qualification of any of Rockley’s products by a customer does not assure any sales of such product by Rockley to that customer. Even after successful qualification and sales by Rockley of a product to a customer, a subsequent revision in Rockley’s third-party contractors’ manufacturing process or Rockley’s selection of a new supplier may require a new qualification process with Rockley’s customers, which may result in delays in the sale of such product and could also result in Rockley holding excess or obsolete inventory. After Rockley’s products are qualified, it can take several months before the customer commences production of end products that incorporate Rockley’s products. Rockley spends significant time and resources to have its products selected for incorporation into these end products, which is known as a “design win.” If Rockley fails to win a significant number of design wins in its target markets, its business, results of operations, and financial condition will be materially and adversely affected.

Rockley is targeting the deployment of its products in the consumer health and wellness and medical device sectors and forecasts of Rockley’s future results contained in this prospectus/proxy statement assume that Rockley will successfully commercialize its products and achieve significant market penetration in these sectors. As a result, if Rockley’s products are not selected for inclusion by consumer device and medical device companies or life sciences companies, or their suppliers, Rockley’s actual results may differ materially from the forecasts and projections included in this prospectus/proxy statement and Rockley’s business would be materially and adversely affected.

Rockley’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges which may impact its business.

Rockley was founded in 2013, completed development of its advanced sensing platform in 2019, launched its healthcare module offering in 2020, and has not yet fully developed and commercialized any of its products. This relatively limited operating history makes it difficult to evaluate Rockley’s future prospects and the risks and challenges it may encounter. The risks and challenges which may impact Rockley’s future prospects and business include, but are not limited to, its ability to:

•	successfully commercialize its products and services, including its silicon photonics chipsets, module applications, and analytics subscription service;

•	develop innovative applications for its silicon photonics and sensing technology;

•	expand its sales and marketing activities and distribution channels;

•	improve its operational, financial, and management information systems;

•	attract, hire, integrate, and retain qualified talent to support the growth of its business. This includes increasing headcount to appropriately staff to projected growth;

•	protect its intellectual property portfolio;

•	enhance internal, systems, functions, and infrastructure to support its anticipated transition to a public company;

•	comply with existing and new or modified laws and regulations applicable to its business;

•	manage capital expenditures for its current and future products, as well as its supply chain and supplier relationships;

•	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•	effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business; and

•	hire, integrate, and retain qualified talent to support the growth of its business.

If Rockley fails to successfully manage the risks and difficulties that it faces, including those associated with the challenges listed above and those described elsewhere in this “Risk Factors Related to Rockley” section, its business, financial condition, and results of operations could be materially and adversely affected. Further, because Rockley has a limited operating history and has not yet commercialized its products, it is difficult to accurately assess its future prospects or financial performance. Rockley has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Rockley’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition, and results of operations could be materially and adversely affected.

Rockley’s forecasts and projections are based upon assumptions, analyses, and internal estimates developed by Rockley’s management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or projected.

Rockley’s forecasts and projections included in this prospectus/proxy statement are subject to uncertainty and are based on assumptions, analyses, and internal estimates developed by Rockley’s management, all or some of which may not prove to be correct or accurate. If these assumptions, analyses, or estimates, including, but not limited to, those related to estimated revenue, production costs, operating expenses, and cash utilization, prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or projected. We have in the past experienced actual results which varied from our estimates. These assumptions, analyses, or estimates are subject to risks and uncertainties, some of which are outside of Rockley’s control. These risks and uncertainties include, but are not limited to, risks discussed elsewhere in this “Risk Factors Related to Rockley” section and in this prospectus/proxy statement, as well as those discussed below:

•	Revenue-related assumptions:

•

Customer contracts and design wins: Rockley’s existing memoranda of understanding (“MOUs”) and development contracts may not ultimately convert into production contracts. In addition, Rockley may be unable to secure design wins from additional customers in a timely manner;

•

Form of customer arrangement: It is possible that instead of entering into agreements with customers for the purchase of a significant amount of Rockley’s products, Rockley may be required to enter into license arrangements with certain customers, any of which would have a significant impact on the revenue Rockley has currently forecasted to achieve;

•

Timing of launch and delivery: Rockley or Rockley’s customers may encounter delays in the launch or delivery of Rockley’s product or the customer’s end product incorporating Rockley’s product, including due to a customer’s decision to delay the launch of a product, Rockley’s ability to deliver its product in a timely manner to a customer, which in turn may result in the customer canceling a contract, technical challenges, or customer-related delays in its development program;

•

Pricing and volume fluctuation: Rockley may experience pricing and volume fluctuations due to price negotiations, lower than anticipated unit volumes, delays in volume ramp, decreases in average selling prices due to competition or market dynamics, or other factors; and

•

Timing and execution of customer agreements: Rockley may face difficulties in meeting customer milestones in a timely manner or achieving required technical specifications. In addition, Rockley may experience execution delays under its NRE programs, including with its largest customer, due to resource constraints or customer delay. Further, to the extent Rockley were to enter into licensing arrangements in lieu of a product sale with a customer, including its largest customer, it could have a significant negative impact on Rockley’s anticipated revenue.

•	Production cost-related assumptions:

•

Production volume and ramp: Rockley has in the past, and may in the future experience delays in contract execution, lower than expected manufacturing yields, manufacturing delays, and technical challenges, including if and when Rockley commences commercial production of its products, any of which could negatively impact forecasted production volume and ramp;

•

Production cost: Rockley may be unable to secure the volume pricing or yield cost levels underlying its assumptions and indirect materials and production overhead costs may exceed forecasted amounts; and

•

Inventory and obsolescence: Rockley’s quality, warranty, return merchandise authorization, and inventory obsolescence may exceed forecasted amounts. Rockley may also experience product recalls which are not included in Rockley’s assumptions. Further, Rockley may incur greater than expected costs in connection with its NRE programs.

•

Operating expenses and cash utilization-related assumptions: Rockley’s cash utilization may exceed currently anticipated rates due to a variety of factors, including lower than expected revenue, revenue delays, higher than anticipated production and manufacturing costs, operating expenses, and capital expenditures, lower than anticipated average selling prices, greater than anticipated cash needs for internal resources and organic growth, and potential strategic investments and acquisitions not currently anticipated.

The forecasts and projections in this prospectus/proxy statement also include forecasts and estimates relating to the expected size and growth of the markets in which Rockley operates or intends to enter, including the consumer wearables, mobile device, and medical device markets. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this prospectus/proxy statement, Rockley may not grow its business at similar rates, or at all. Accordingly, the forecasts and estimates of market size and growth described in this prospectus/proxy statement should not be taken as a guarantee or other indication of Rockley’s future growth or results of operations. In addition, these forecasts may be materially and adversely affected by a number of factors outside of Rockley’s control, including, but limited to, factors associated with the ongoing COVID-19 pandemic.

The strategic initiatives Rockley has undertaken or may undertake in the future may be more costly than currently anticipated and Rockley may not generate sufficient revenue to offset the costs of these initiatives, which in turn would negatively impact Rockley’s ability to achieve and maintain profitability.

Rockley continues to invest in initiatives designed to grow its business, including:

•	partnering with customers and potential customers to develop and commercialize Rockley’s products;

•	investing in research and development;

•	investing in its workforce, including its engineering talent;

•	expanding its sales, marketing, and distribution efforts;

•	investing in new applications and markets for its products;

•	partnering with third-parties to develop manufacturing processes; and

•	investing in legal, accounting, and other administrative and internal functions necessary to support its operations as a public company.

These initiatives may be more costly than anticipated and Rockley may not generate sufficient revenue to offset the costs of these initiatives. Certain of Rockley’s market opportunities, such as healthcare monitoring devices incorporating sensing capabilities for disease detection and management, are at an early stage of development, and it may be years before these end markets generate demand for Rockley’s products at scale, if at all. Rockley’s revenue may be adversely affected for a number of reasons, including the rate and degree of development or market acceptance of new technology that competes with its products, failure of Rockley’s customers to develop and commercialize their end products that incorporate Rockley’s products, Rockley’s inability to effectively manage production of its products to scale, Rockley’s inability to enter new markets or help its customers adopt Rockley’s products for new applications, and Rockley’s failure to attract new customers or expand orders from existing customers. Further, it is difficult to predict the size and growth rate of Rockley’s target markets, customer demand for its products, commercialization timelines, developments in silicon photonics technology, the entry of competitive products, or the success of existing competitive products and services. As a result, Rockley does not expect to achieve profitability until 2023 at the earliest. If Rockley’s revenue does not grow over the short or long term, its ability to achieve and maintain profitability will be adversely affected, and the value of its business may significantly decrease.

Rockley expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of the post-Business Combination company to fluctuate or decline.

Rockley’s revenue and operating results have fluctuated in the past and may vary significantly in the future. Historical comparisons of its operating results may not be relevant, or indicative of future results. In particular, because Rockley’s revenue to date has been generated from NRE and development services for customer-specific designs of silicon photonics chipsets for testing in the customers’ end products, revenue in any given quarter or period can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Rockley’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Rockley’s business. These fluctuations could adversely affect Rockley’s ability to meet its expectations or those of securities analysts, ratings agencies, or investors. If Rockley does not meet these expectations for any reporting period, the value of its business and its securities, or those of the post-Business Combination company, could decline significantly. Factors that may cause these quarterly fluctuations include, but are not limited to, those listed below:

•	the timing and magnitude of NRE services revenue in any quarter;

•	the timing and magnitude of operating expenses incurred, including research and development expenses;

•	Rockley’s ability to meet product development roadmaps and timelines, which in turn may be impacted by resource constraints and must meet certain technical standards;

•	the timing and degree of success of commercialization of Rockley’s products;

•	Rockley’s ability to attract and retain contracted customers and successfully transition such customers to engaged customers and to attract new customers;

•	changes in terms of customer agreements;

•	the ability of Rockley’s customers to commercialize and achieve widespread market adoption of products incorporating Rockley’s products;

•	the timing and magnitude of orders and shipments of Rockley’s products in any quarter;

•	the mix of product sales and licensing arrangements in lieu of product sales;

•	the actual timing and magnitude of sales returns and warranty claims of Rockley’s products in any quarter may differ from estimate;

•	Rockley’s ability to develop, introduce, commercialize, manufacture, and ship in a timely manner products that meet customer requirements;

•	disruptions in Rockley’s sales channels or termination of its relationships with key channel partners;

•	customer demand and product life cycles;

•	the receipt, reduction, or cancellation of, or changes in the forecasts or timing of, orders by customers;

•	fluctuations in the levels of inventories held by distributors or end customers;

•	the gain or loss of significant customers, including Rockley’s largest customer;

•	fluctuations in sales by customers who incorporate Rockley’s products into their products;

•	cyclicality, seasonality, and the competitive landscape in Rockley’s target markets;

•	fluctuations in manufacturing yields;

•	changes in pricing, product cost, product volume, and product mix;

•

sales of subscriptions to Rockley’s cloud-based analytics subscription service, if and when commercially launched, and in the future, the rate of renewal of subscriptions by existing customers, the extent the use of subscription offerings and related services is expanded under such subscriptions, and timing and magnitude of any such subscriptions which are not renewed;

•	the mix of customers licensing the service on a subscription basis as compared to a perpetual license;

•	the size, timing, and terms of its subscription agreements with new customers;

•	supply chain disruptions, delays, shortages, and capacity limitations as a result of the COVID-19 pandemic or other reasons;

•	the impact and duration of the global COVID-19 pandemic;

•	the timing and rate of broader market adoption of consumer and medical devices utilizing Rockley’s products or technology across the consumer wearables, mobile device, and medical device sectors;

•	changes in the competitive landscape in Rockley’s target markets, including industry consolidation, regulatory developments, and new market entrants;

•	Rockley’s ability to effectively manage its third-party suppliers and manufacturing partners;

•	changes in the source, cost, and availability of materials and components incorporated in Rockley’s products;

•	adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs;

•	general economic, industry, and market conditions, including trade disputes; and

•	Rockley’s forecasts of market growth in this prospectus/proxy statement may not be accurate.

Rockley expects to incur significant research and development expenses and devote substantial resources to commercializing new products, which could increase its losses and negatively impact its ability to achieve or maintain profitability.

Rockley’s future growth depends on developing and commercializing its products, achieving widespread market adoption of its products, adapting existing products to new applications and customer requirements, and introducing new products to address changing customer and market demands. Rockley plans to incur substantial research and development expenses as part of its efforts to design, develop, manufacture, and commercialize new products and enhance existing products. Rockley’s research and development expenditures could increase its losses and adversely affect its results of operations in the future. Further, Rockley’s research and development efforts may not be successful or result in additional revenue. This in turn would negatively impact Rockley’s ability to achieve or maintain profitability.

If Rockley is unable to manage its growth or expansion of operations, including in a cost-efficient manner, its business, operations, and financial condition, as well as its ability to scale its operations, could be materially and adversely affected.

Rockley’s ability to effectively manage its anticipated growth and expansion of operations and manage its transition to operating as a public company will also require it to enhance its operational, financial, and management controls and infrastructure, human resources policies, and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures, and allocation of valuable management and employee resources. Rockley’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future growth and expansion. Rockley may be unable to effectively manage any future growth or expansion in an efficient or timely manner. Further, Rockley may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems, and procedures, which could have an adverse effect on its business, reputation, and financial results.

Market opportunity estimates and growth forecasts included in this prospectus/proxy statement are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate.

The forecasts and estimates in this prospectus/proxy statement relating to the expected size and growth of the markets for consumer wearables, mobile devices, and medical devices may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus/proxy statement, Rockley may not grow its business at similar rates, or at all. Rockley’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus/proxy statement, including Rockley’s estimates that the consumer wearables, mobile device, and medical devices markets will represent, in the aggregate, an approximately over $48 billion of total addressable market for healthcare monitoring devices incorporating additional sensing capabilities by 2025, should not be taken as indicative of Rockley’s future growth. In addition, these forecasts may be materially and adversely affected as a result of the COVID-19 pandemic.

If Rockley is unable to accurately forecast long-term end-customer adoption rates and demand for Rockley’s products, it could materially and adversely affect its current and future financial results of operations.

Rockley is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, consumer health and wellness applications and healthcare monitoring devices require complex technology. Because these products may incorporate technology from other companies, commercialization of these products could be delayed or impaired on account of certain technological components of Rockley or others not being ready to be deployed. Although Rockley currently has MOUs or development and supply agreements with various consumer and medical device companies, these companies may not be able to commercialize products incorporating Rockley’s products immediately, or at all. Regulatory developments, many of which are outside of Rockley’s control, could also cause delays or otherwise impair commercial adoption of these products. Rockley’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. Given the evolving nature of the markets in which Rockley operates in, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. As a result, the financial projections in this prospectus/proxy statement may not necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results due to the risks included in this “Risk Factors Related to Rockley” section, among others. If demand does not develop or if Rockley cannot accurately forecast customer demand, the size of its markets, inventory requirements, or its future financial results, its business, results of operations, and financial condition will be adversely affected.

Rockley’s target customer and product markets may not grow or develop as Rockley currently expects, and if Rockley fails to penetrate new markets and scale successfully within those markets, Rockley’s revenue and financial condition would be harmed.

Rockley’s target markets include the consumer wearables, mobile device, and medical device markets. Any deterioration in Rockley’s target customer or product markets or reduction in capital spending to support these markets could lead to a reduction in demand for Rockley’s products, which would adversely affect its revenue and results of operations. Further, if Rockley’s target customer markets do not grow or develop in ways that Rockley currently forecasts, demand for Rockley’s products may not materialize as expected, which would also negatively impact its business, financial condition, and results of operations. Rockley may be unable to predict the timing or development of trends in its target markets with any accuracy. If Rockley fails to accurately predict market requirements or market demand for these solutions, Rockley’s business may suffer.

Rockley’s future revenue growth, if any, will depend in part on Rockley’s ability to penetrate Rockley’s current target markets, and to enter emerging markets, such as the market for consumer healthcare monitoring devices and predictive analytics. Meeting the technical requirements and securing design wins in any of these new markets will require a substantial investment of Rockley’s time and resources. Rockley may not secure design wins from these or other new markets, or achieve meaningful revenue from sales in these markets. If any of these markets do not develop as Rockley currently anticipates or if Rockley is unable to penetrate and scale them successfully, it may adversely affect Rockley’s ability to grow its business.

Rockley’s target markets are characterized by rapid technological change, which requires Rockley to continue to develop new products and technology innovations and could adversely affect market adoption of its products.

Rapid technological changes in the markets for sensing technology, including the consumer wearables, mobile device, and medical device markets, could adversely affect adoption of Rockley’s products, either generally or for particular applications. Rockley’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its products, as well as introduce new products, to address the changing needs of its target markets. Delays in delivering new products that meet customers’ requirements could damage Rockley’s relationships with its customers and lead them to seek alternative sources of supply. Further, the introduction of new products by Rockley’s competitors, the delay or cancellation of any of Rockley’s customers’ end products into which Rockley’s products are designed, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render Rockley’s existing or future products uncompetitive, obsolete, and/or otherwise unmarketable.

In addition, Rockley’s success to date has been based on the delivery of prototypes and services to research and development programs in which customers are investing substantial capital to develop new products. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives, or the failure to offer innovative products at competitive prices may cause existing and potential customers to purchase Rockley’s competitors’ products or turn to alternative sensing technology. If Rockley is unable to successfully develop products that meet changing customer or market requirements on a timely basis or that remain competitive with technological alternatives, its products may fail to achieve commercial adoption, its revenue will decline, it may experience operating losses, and its business and prospects will be adversely affected.

Rockley may be unable to make the substantial investments that are required to remain competitive.

The silicon photonics industry requires substantial and continuous investment in research and development in order to bring to market new and enhanced solutions. Rockley expects its research and development expenditures to increase in the future as part of its strategy to increase demand for Rockley’s solutions in Rockley’s current target markets and to expand into additional markets. Rockley may not have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, Rockley cannot assure you that the technologies, that are the focus of its research and development expenditures will become commercially successful or generate any revenue.

If Rockley fails to compete effectively, it may lose or fail to gain market share, which could negatively impact Rockley’s operating results and Rockley’s business.

The global optical components market in general, and the consumer sensor, healthcare, and data communications markets in particular, are highly competitive. Rockley expects competition to increase and intensify as additional companies enter Rockley’s target markets. Increased competition could result in price pressure, reduced gross margins, and difficulty achieving market penetration, any of which could harm Rockley’s business, financial condition, and results of operations. Rockley’s competitors range from large, international companies offering a wide range of services and optical components, such as LEDs, lasers, detectors, or photonic integrated circuit (“PICs”), to smaller companies specializing in narrow market verticals. Some of Rockley’s key competitors across various verticals include: ams AG (“AMS”), Analog Devices, Inc. (“ADI”), Broadcom Inc. (“Broadcom”), Brolis Semiconductors (“Brolis”), Cisco Systems, Inc. (“Cisco”), GlobalFoundries Inc. (“GlobalFoundries”), Intel Corporation (“Intel”), Lumentum Holdings Inc. (“Lumentum”), Maxim Integrated Products Inc. (“Maxim”), Osram Licht AG (“OSRAM”), Taiwan Semiconductor Manufacturing Company, Limited (“TSMC”), and Tower Semiconductor Ltd. (“Tower Jazz”). Rockley expects competition in its target markets to increase in the future as existing competitors improve or expand their product offerings and as new competitors enter these markets.

Rockley’s ability to compete successfully depends, in part, on factors that are outside of its control, including industry and general economic trends. Rockley’s ability to compete successfully will depend on a number of factors, including its ability to:

•	define, design, and regularly introduce new products that anticipate the functionality and integration needs of Rockley’s customers’ next-generation products and applications;

•	build strong and long-lasting relationships with Rockley’s customers and other industry participants;

•	cost-effectively develop and commercialize products which compete favorably with competitors’ products;

•	achieve design wins;

•	accurately estimate the effectiveness and success of Rockley’s customers’ end products incorporating Rockley’s products in their competitive end markets;

•	expand its research and development capabilities to provide innovative solutions and maintain Rockley’s product roadmap;

•	strengthen its sales and marketing efforts, brand awareness and reputation;

•	deliver products in volume on a timely basis at competitive prices;

•	withstand or respond to significant price competition;

•	build and expand international operations in a cost-effective manner;

•	obtain, maintain, protect, and enforce Rockley’s intellectual property rights;

•	defend potential patent infringement claims arising from third parties;

•	promote and support Rockley’s customers’ incorporation of Rockley’s products into their products; and

•	retain high-level talent, including Rockley’s management team and engineers.

Rockley’s competitors may also establish cooperative relationships among themselves or with third parties or may acquire companies that provide similar products to Rockley’s. As a result, new competitors or alliances may emerge that could capture significant market share. Any of these factors, alone or in combination with others, could harm Rockley’s business, financial condition, and results of operations and result in a loss of market share and an increase in pricing pressure.

Rockley may pursue strategic investments or acquisitions in the future. If Rockley fails to successfully select, execute, or integrate its acquisitions, then its business, results of operations, and financial condition could be materially and adversely affected, and the stock price of the post-Business Combination company could decline.

From time to time, Rockley may pursue investments or acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible shareholder approval, Rockley may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key talent, customers, vendors, and suppliers require significant attention from Rockley’s management and could result in a diversion of resources from Rockley’s existing business, which in turn could have an adverse effect on Rockley’s operations. Acquired assets or businesses may not generate the financial results Rockley expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets, and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Failure to successfully identify, complete, manage, and integrate acquisitions could materially and adversely affect its business, financial condition, and results of operations and could cause the post-Business Combination company’s stock price to decline.

Rockley’s international operations expose it to operational, financial, and regulatory risks, including possible unfavorable regulatory, political, tax, and labor conditions, which could harm Rockley’s business.

Rockley is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•	political and economic instability, international terrorism, and anti-American or British sentiment, particularly in emerging markets;

•

disadvantages of competing against companies from countries that are not subject to U.S. and U.K. laws and regulations, including the Foreign Corrupt Practices Act, Office of Foreign Assets Control regulations, and U.S. anti-money laundering regulations, as well as exposure of Rockley’s foreign operations to liability under these regulatory regimes;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	less effective protection of intellectual property;

•

stringent regulation of the end products incorporating Rockley’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive, and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	foreign taxes, including withholding of payroll taxes; and

•	the U.S. government’s and U.K. government’s restrictions on certain technology transfer to certain countries of concern.

For example, we have significant international operations that are denominating in foreign currencies, primarily the British Pound and Euro, subjecting us to foreign currency exchange risk that may adversely impact our financial results. The occurrence of any of these risks could negatively affect Rockley’s international business and consequently its business, operating results, and financial condition.

The average selling prices of Rockley’s products could decrease rapidly over the life of the product, which may negatively affect Rockley’s revenue and margins. In addition, the selling prices Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Rockley currently projects, which may cause Rockley’s actual operating results to differ materially from its projections.

The prices that Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may experience declines for a variety of reasons, many of which are outside of Rockley’s control. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Rockley will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Rockley must engineer the most cost-effective design for its products and collaborate with its manufacturing counterparties to reduce manufacturing costs. Rockley also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Rockley is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline. In addition, the selling prices Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Rockley currently projects, which may cause Rockley’s actual operating results to differ materially from its forecasts and projections.

Rockley’s gross margins may fluctuate due to a variety of factors, which could negatively impact Rockley’s results of operations and Rockley’s financial condition.

Rockley’s gross margins may fluctuate due to a number of factors, including customer and product mix, market acceptance of Rockley’s new products, yield, wafer pricing, packaging and testing costs, competitive pricing dynamics, the impact of the COVID-19 pandemic, and geographic and market pricing strategies. To the extent Rockley may offer certain customers favorable prices, it would decrease Rockley’s average selling prices and likely impact gross margins. Further, Rockley may in the future offer pricing incentives to Rockley’s customers on earlier generations of products that inherently have a higher cost structure, which would negatively affect Rockley’s gross margins. In addition, in the event Rockley’s customers, including Rockley’s larger customers, exert more pressure with respect to pricing and other terms, it could put downward pressure on Rockley’s margins.

Because Rockley does not operate its own manufacturing, assembly, or testing facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities, and Rockley’s costs may even increase, which could further reduce Rockley’s gross margins. Rockley relies primarily on obtaining yield improvements and volume-based cost reductions to drive cost reductions. To the extent that such cost reductions do not occur at a sufficient level and in a timely manner, Rockley’s business, financial condition, and results of operations could be adversely affected and may vary from Rockley’s projections and estimates.

In addition, Rockley may in the future maintain an inventory of Rockley’s products at various stages of production and in finished goods inventory. Rockley will hold these inventories in anticipation of customer orders. If those customer orders do not materialize in a timely manner, Rockley may have excess or obsolete inventory which Rockley would have to reserve or write-down, and Rockley’s gross margins would be adversely affected.

Because some of the raw materials and key components in its products come from limited or single source suppliers, Rockley is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which could adversely affect Rockley’s business, results of operations, and financial condition.

Some of the components used in the manufacturing of Rockley’s products are sourced from third-party suppliers. To date, Rockley has produced its products in relatively limited quantities for use in products. Rockley does not have extensive experience in managing its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Rockley’s products come from limited or single source suppliers. Rockley is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Rockley has a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks may adversely affect its ability to source components in a timely or cost effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, Rockley relies on third-party foundries to manufacture its silicon photonic integrated circuits and for wafer scale integration. Any disruptions to those foundries could materially and adversely affect Rockley’s ability to manufacture its products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Rockley has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Rockley may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and Rockley may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Rockley’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Rockley’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Rockley’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Rockley is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Rockley must absorb the increased cost. If Rockley is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers. This in turn could materially and adversely affect Rockley’s business, financial condition, and results of operations.

If the foundries with which Rockley contracts do not achieve satisfactory yields or quality, Rockley’s reputation and customer relationships could be harmed.

Rockley depends on satisfactory wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely wafer delivery, to meet customer demand and enable it to maintain gross margins. The fabrication of Rockley’s products is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. Rockley’s foundry vendors may experience manufacturing defects and reduced manufacturing yields from time to time. Further, any new foundry vendors Rockley employs may present additional and unexpected manufacturing challenges that could require significant management time and focus. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by the foundries that Rockley employs could result in lower than anticipated production yields or unacceptable performance of Rockley’s products. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time-consuming and expensive to correct. Poor production yields from the foundries that Rockley employs, or defects, integration issues, or other performance problems in Rockley’s products could significantly harm Rockley’s customer relationships and financial results, and give rise to financial or other damages to Rockley’s customers. Any product liability claim brought against Rockley, even if unsuccessful, would likely be time-consuming and costly to defend.

Manufacturing yields for new products initially tend to be lower as Rockley completes product development and commence volume manufacturing, and typically increase as Rockley brings the product to full production. While Rockley’s business model includes this assumption of improving manufacturing yields its assumptions may be incorrect and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on Rockley’s gross margin and profitability. The difficulty of accurately forecasting manufacturing yields and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing silicon photonics products.

Raw material price fluctuations can increase the cost of Rockley’s products, impact Rockley’s ability to meet customer commitments, and may adversely affect its results of operations.

The cost of raw materials is a key element in the cost of Rockley’s products. Rockley’s inability to offset material price inflation through increased prices to customers, suppliers, productivity actions, or through commodity hedges could adversely affect Rockley’s results of operations. Many major components, product equipment items, and raw materials are procured or subcontracted on a single or sole-source basis. Although Rockley maintains a qualification and performance surveillance process and Rockley believes that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Rockley’s inability to fill its supply needs would jeopardize its ability to fulfill its contractual obligations, which could, in turn, result in reduced revenue, contract penalties or terminations, and damage to Rockley’s customer relationships.

Furthermore, increases in the price of wafers, testing costs, and commodities, which may result in increased production costs, mainly assembly and packaging costs, may result in a decrease in Rockley’s gross margins. Moreover, Rockley’s suppliers may pass the increase in raw materials and commodity costs onto it which would further reduce the gross margin of Rockley’s products. In addition, as Rockley is a fabless company, global market trends such as a shortage of capacity to fulfill Rockley’s fabrication needs also may increase Rockley’s raw material costs and thus decrease its gross margin.

Rockley is subject to the cyclical nature of the semiconductor industry.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles, and wide fluctuations in product supply and demand. The industry experienced significant downturns during past global recessions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. While these downturns have not directly impacted Rockley’s business to date, any prolonged or significant downturn in the semiconductor industry could adversely affect Rockley’s business and reduce demand for Rockley’s products. Any future downturns in the semiconductor industry could also harm Rockley’s business, financial condition, and results of operations. Furthermore, any significant upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. Rockley is dependent on the availability of this capacity to manufacture and assemble Rockley’s products and Rockley can provide no assurance that adequate capacity will be available to it in the future.

If Rockley or its suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, Rockley could lose sales or incur higher inventory-related expenses, which could negatively affect Rockley’s operating results.

To ensure adequate inventory supply, Rockley and its suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing counterparties, and manufacture products based on its estimates of future demand for particular products. Changes in customer purchasing patterns may affect Rockley’s ability to forecast its future operating results, including revenue, gross margins, cash flows, and profitability. Rockley’s ability to accurately forecast demand for its products could be affected by many factors, including the growth rate, if any, in Rockley’s target markets or the market adoption of the end products into which Rockley’s products are incorporated, the emergence of new markets, an increase or decrease in customer demand for Rockley’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. If Rockley’s products are commercialized in markets that are quickly growing, including the consumer wearables, mobile device, and medical device markets, Rockley may face challenges acquiring adequate supplies to manufacture its products and/or Rockley and its manufacturing counterparties may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Rockley’s revenue. This risk may be exacerbated by the fact that Rockley may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Rockley may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Rockley’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Rockley underestimates customer demand for its products, Rockley, or its manufacturing counterparties, may not be able to deliver products to meet its requirements, and this could result in damage to Rockley’s brand and customer relationships and adversely affect its revenue and operating results.

If Rockley’s products do not conform to, or are not compatible with, existing or emerging industry standards, demand for Rockley’s products may decrease, which in turn would harm Rockley’s business and operating results.

Rockley’s ability to compete in the future will depend on its ability to identify and ensure compliance with evolving industry standards in its target markets, as well as in the silicon photonics and sensing technology industry generally. The emergence of new industry standards could render Rockley’s products incompatible with products developed by third-party suppliers or make it difficult for Rockley’s products to meet the requirements of certain device manufacturers and their suppliers. If Rockley’s customers or Rockley’s third-party suppliers adopt new or competing industry standards with which Rockley’s solutions are not compatible, or if industry groups fail to adopt standards with which Rockley’s products are compatible, Rockley’s products would become less desirable to its current or prospective customers. As a result, Rockley’s sales would suffer and it could be required to make significant expenditures to develop new products. Although Rockley designs its products to be compliant with applicable industry standards, proprietary enhancements may not in the future result in conformance with existing industry standards under all circumstances. If Rockley’s products do not conform to, or are not compatible with, existing or emerging standards, it would harm its business, financial condition, and results of operations.

Rockley may be subject to warranty or product liability claims, which could result in unexpected expenses and loss of market share.

Rockley may be subject to warranty or product liability claims. These claims may require Rockley to make significant expenditures to defend those claims, replace Rockley’s solutions, refund payments, or pay damage awards. Rockley has not yet commercialized its products. Accordingly, the operation of Rockley’s products and technology has not been validated over longer periods. If a customer’s end product fails in use, the customer may incur significant monetary damages, including a product recall or associated replacement expenses as well as lost revenue. The customer may claim that a defect in Rockley’s product caused the product failure and assert a claim against Rockley to recover monetary damages. The cost of defending these claims and satisfying any arbitration award or judgment with respect to these claims would result in unexpected expenses, which could be substantial, and could harm Rockley’s business, financial condition, and results of operations. Although Rockley carries product liability insurance, this insurance is subject to significant deductibles and may not adequately cover Rockley’s costs arising from defects in its products or otherwise.

The complexity of Rockley’s products and its anticipated future product and service offerings could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in hardware or software that could reduce the market adoption of its new products, damage its reputation with current or prospective customers, and adversely affect its operating costs.

Rockley’s current and future products and service offerings are or are expected to be highly technical and very complex and require high standards to manufacture or distribute and have in the past and will likely in the future experience defects, errors, or reliability issues at various stages of development. Rockley may be unable to timely release new products, product updates, manufacture existing products, correct problems that have arisen, or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects, or security vulnerabilities, especially as new products or updates are introduced or as new versions are released, could result in inaccurate data to the end users of products incorporating Rockley’s products. Any of the foregoing could negatively impact Rockley’s ability to commercialize a product or service offering, result in litigation against Rockley, and damage Rockley’s credibility. These risks may be heightened in the medical device industry, one of Rockley’s target markets, where the end user may act in reliance upon inaccurate data as a result of errors or defects, or where there may be a privacy or data breach of an end user’s personal health information. Some errors or defects in Rockley’s products and service offerings may only be discovered after they have been tested, commercialized, and deployed by customers. In these cases, Rockley may incur significant additional development costs and product recall, repair, or replacement costs. These problems may also result in claims, including class actions, against Rockley by its customers or others. Rockley’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.

In addition to product liability claims, Rockley could face material legal claims for breach of contract, fraud, tort, or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Rockley and its products. In addition, Rockley’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Rockley and its business could be adversely affected.

Rockley currently expects to recognize subscription revenue from its future cloud-based analytics subscription offering ratably over the term of these subscriptions and, to a lesser extent, perpetual licenses ratably over an expected period of benefit and, as a result, downturns in sales may not be immediately reflected in its operating results.

If Rockley is able to commercially launch its cloud-based analytics subscription service, which is currently expected to occur as early as 2023, it expects to recognize revenue ratably over the terms of its subscriptions with customers. As a result, a substantial portion of the revenue that it will report in each period will be derived from the recognition of deferred revenue relating to agreements entered into during previous periods. Consequently, a decline in new sales or renewals in any one period may not be immediately reflected in its revenue results for that period. This decline, however, will negatively affect its revenue in future periods. Accordingly, the effect of significant downturns in sales and market acceptance of its subscription service and potential changes in the rate of renewals may not be fully reflected in its results of operations until future periods. This will also make it difficult for Rockley to rapidly increase revenue growth through additional sales in any period, as revenue from new customers generally will be recognized over the term of the applicable agreement. Rockley may be unable to commercially launch its subscription service offering in a timely manner or at all and such subscription offering may not achieve widespread customer adoption.

Any decline in customer renewals, terminations, or failure to convince customers to use Rockley’s cloud-based analytics subscription service would harm its business, results of operations, and financial condition.

The rate at which Rockley’s customers purchase subscriptions to its cloud-based analytics service will depend on a number of factors, including the perceived value of the service. Rockley anticipates that its subscription offerings for enterprise customers will range from one to two years subject to renewal terms. Rockley’s ability to grow revenue from its cloud-based analytics subscription offering, if and when commercially launched, will depend on a significant percentage of customer renewals when the then-existing subscription terms expire, as well as renewals on the same or more favorable terms. Customers will have no obligation to renew their subscriptions, and Rockley may not be able to accurately predict customer renewal rates. The growth of Rockley’s business will depend in part on its customers adopting and expanding their use of Rockley’s cloud-based analytics subscription offering and related services. If Rockley’s customers do not maintain or renew their subscriptions or renew on less favorable terms, Rockley’s future business prospects and growth opportunities may suffer.

If Rockley’s future platform offerings do not interoperate with its customers’ network and security infrastructure or with third-party products, websites, or services, it would negatively impact its business and results of operations.

Rockley’s cloud-based analytics subscription offering, which is under development and is currently expected to be commercially launched as early as 2023, is expected to allow for the deployment of Rockley’s technology through a cloud-based software-as-a-service model. As a result, it must interoperate with Rockley’s customers’ existing network and security infrastructure. The components of Rockley’s customers’ infrastructure have different specifications, rapidly evolve, utilize multiple protocol standards, include multiple versions and generations of products, and may be highly customized. Rockley must be able to interoperate and provide its software service to customers with highly complex and customized networks, which requires careful planning and execution between its customers, its customer support teams, and its channel partners. Further, whenever there are new or updated elements of the customers’ infrastructure or new industry standards or protocols, Rockley may have to update or enhance its cloud platform to continue to provide service to customers. Rockley’s competitors or other vendors may refuse to work with Rockley to allow their products to interoperate with Rockley’s, which could make it difficult for Rockley’s cloud-based analytics subscription service to function properly in customer networks that include these third-party products.

Rockley may not deliver or maintain interoperability quickly or cost-effectively, or at all. If Rockley fails to maintain compatibility of its cloud-based analytics subscription service with its customers’ network and security infrastructures, its customers may not be able to fully utilize the service, and Rockley may, among other consequences, fail to achieve widespread customer adoption of this subscription service and experience reduced demand for its products and services, which would materially harm its business, operating results, and financial condition.

Rockley licenses technology from third parties, and its inability to maintain those licenses could harm its business.

Rockley incorporates technology that it licenses from third parties, including software, into its software subscriptions. Rockley cannot be certain that its licensors are not infringing the intellectual property rights of third parties or that its licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which Rockley may sell its software subscriptions. In addition, some licenses may be non-exclusive, and therefore its competitors may have access to the same technology licensed to Rockley. Some of Rockley’s license agreements may be terminated for convenience by the licensors. Rockley may also be subject to additional fees or be required to obtain new licenses if any of its licensors allege that Rockley has not properly paid for such licenses or that it has improperly used the technologies under such licenses, and such licenses may not be available on terms acceptable to Rockley or at all. If Rockley is unable to continue to license any of this technology because of intellectual property infringement claims brought by third parties against its licensors or against it, or claims against Rockley by its licensors, or if Rockley is unable to continue its license agreements or enter into new licenses on commercially reasonable terms, its ability to develop and sell software subscriptions containing such technology would be severely limited, and its business could be harmed. Additionally, if Rockley is unable to license necessary technology from third parties, it may be forced to acquire or develop alternative technology, which it may be unable to do in a commercially feasible manner or at all, and Rockley may be required to use alternative technology of lower quality or performance standards. This would limit and delay its ability to offer new or competitive software subscriptions and increase its costs of production. As a result, Rockley’s margins, market share, and operating results could be significantly harmed.

Portions of Rockley’s cloud-based analytics subscription offering utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

Rockley’s cloud-based analytics subscription offering contains software made available by third parties under so-called “open source” licenses. From time to time, there have been claims against companies that distribute or use open source software in their products and services, asserting that such open source software infringes the claimants’ intellectual property rights. Rockley could be subject to suits by parties claiming that what Rockley believes to be licensed open source software infringes their intellectual property rights. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, certain open source licenses require that source code for software programs that are subject to the license be made available to the public and that any modifications or derivative works to such open source software continue to be licensed under the same terms. Further, certain open source licenses also include a provision that if Rockley enforces any patents against the software programs that are subject to the license, it will lose the license to such software. If Rockley were to fail to comply with the terms of such open source software licenses, such failures could result in costly litigation, lead to negative public relations, or require that it quickly find replacement software which may be difficult to accomplish in a timely manner.

Although Rockley monitors its use of open source software in an effort both to comply with the terms of the applicable open source licenses and to avoid subjecting its software to conditions it does not intend, the terms of many open source licenses have not been interpreted by U.S. or international courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on its ability to commercialize its product or operate its business. By the terms of certain open source licenses, Rockley could be required to release the source code of its software and to make its proprietary software available under open source licenses, if Rockley combines or distributes its software with open source software in a certain manner. In the event that portions of its software are determined to be subject to an open source license, Rockley could be required to publicly release the affected portions of its source code, re-engineer all, or a portion of, that software or otherwise be limited in the licensing of its software, each of which could reduce or eliminate the value of its product. Many of the risks associated with usage of open source software cannot be eliminated, and could negatively affect its business, results of operations, and financial condition.

Customer-Related Risks

Rockley currently has, and intends to target, customers and suppliers that are large corporations with substantial negotiating power, exacting product, quality, and warranty standards, and potentially competitive internal solutions. If Rockley is unable to sell its products to these customers or is unable to enter into agreements with customers and suppliers on satisfactory terms, its prospects and results of operations will be adversely affected.

Many of Rockley’s customers and suppliers, and potential customers, are large corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to

Rockley’s products. Many of these large corporations that are customers or potential customers also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Rockley’s time and resources. Rockley cannot assure you that its products or technology will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key customers and potential customers. If Rockley’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Rockley’s business.

Rockley currently depends on a few large customers for a substantial portion of its revenue. The loss of, or a significant reduction in, orders from Rockley’s customers, including its largest customer, could significantly reduce its revenue and adversely impact Rockley’s operating results.

Rockley believes that its operating results for the foreseeable future will continue to depend to a significant extent on revenue attributable to a few large customers, including Apple Inc., Rockley’s largest customer. Rockley’s two largest customers collectively accounted for 100% and 99.6% of Rockley’s revenue in 2020 and 2019, respectively. Revenue attributable to Rockley’s largest customer accounted for the majority of its revenue in 2020 and 2019, respectively. Rockley anticipates revenue attributable to this customer will fluctuate from period to period, although it expects to remain dependent on this customer for a significant portion of its revenue for the foreseeable future. Rockley has a master supply and development agreement with this customer, which provides a general framework for Rockley’s transactions with it. This agreement continues until either party terminates for material breach. Under this agreement, Rockley has agreed to develop and deliver new products to this customer at its request, provided it also meets Rockley’s business purposes, and has agreed to indemnify it for intellectual property infringement or any injury or damages caused by Rockley’s products. This customer does not have any minimum or binding purchase obligations to Rockley under this agreement and could elect to discontinue or reduce making purchases from Rockley with little or no notice.

In addition, customers may seek to enter into licensing arrangements in lieu of product purchases, which could negatively impact Rockley’s revenue, and, to a lesser extent, Rockley’s gross margins. If Rockley’s customers were to choose to work with other manufacturers or its relationships with its customers is disrupted for any reason, it could have a significant negative impact on Rockley’s business. Any reduction in sales attributable to Rockley’s larger customers would have a significant and disproportionate impact on Rockley’s business, financial condition, and results of operations.

Rockley’s customers, or the distributors through which it sells to these customers, may choose to use products in addition to Rockley’s, use a different product altogether, or develop an in-house solution. Any of these events could significantly harm its business, financial condition, and results of operations. In addition, if Rockley’s distributors’ relationships with Rockley’s end customers, including its larger end customers, are disrupted for inability to deliver sufficient products or for any other reason, it could have a significant negative impact on Rockley’s business, financial condition, and results of operations.

Rockley is dependent in part upon its relationships and alliances with industry participants to generate revenue, which involves risks and uncertainties.

Rockley has, and in the future may, acquire interests in joint ventures, which may subject Rockley to risk because, among other things, Rockley cannot exercise sole decision-making power and its partners may have different economic interests than Rockley has. For example, Rockley currently holds a 24.9% share in a strategic joint venture with another industry participant and is currently in discussions regarding potential licensing of technology to the joint venture in return for future payments. Rockley is therefore dependent on the successful execution of a licensing agreement with this joint venture partner to generate additional revenue. Rockley may also acquire interests in other joint ventures with third parties. There are additional risks involved in joint venture transactions. For example, as a co-investor in a joint venture, Rockley may not be in a position to exercise sole decision-making authority relating to the joint venture or other entity. As a result, the operations of any joint venture are subject to the risk that third parties may make business, financial, or management decisions with which Rockley does not agree, or the management of the joint venture may take risks or otherwise act in a manner that does not serve Rockley’s interests. Further, there may be a potential risk of impasse in some business decisions because Rockley may not be in a position to exercise sole decision-making authority. In such situations, it is possible that Rockley may not be able to exit the relationship because it may not have the funds necessary to complete a buy-out of the other partner or it may be difficult to locate a third-party purchaser for its interest. Because Rockley may not have the ability to exercise control over such operations, it may not be able to realize some or all of the benefits that it believes will be created from its involvement. In addition, there is the potential that a joint venture partner may become bankrupt or have divergent, conflicting, or inconsistent economic or business interests from Rockley. This could result in, among other things, exposing Rockley to liabilities of the joint venture in excess of its proportionate share of these liabilities. If any of the foregoing were to occur, Rockley’s business, financial condition, and results of operations could suffer.

If Rockley is unable to expand or further diversify its customer base, its business, financial condition, and results of operations could suffer.

Rockley currently expects the composition of its largest customers to vary over time, and that revenue attributable to its largest customers in any given period may decline over time. Rockley’s relationships with existing customers may deter potential customers who compete with these customers from buying Rockley’s products. If Rockley is unable to expand or further diversify its customer base, it could harm its business, financial condition, and results of operations.

Because Rockley does not anticipate long-term purchase commitments with its customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes Rockley to inventory risk, and may cause its business and results of operations to suffer.

Rockley anticipates that its products will be sold directly to customers as well as through distributors and resellers, with, in certain cases, no long-term or minimum purchase commitments from them or their end customers. Rockley expects that sales of its products will be primarily made pursuant to standard purchase orders, which orders may be cancelled, reduced, changed, or rescheduled with little or no notice or penalty. Cancellations of orders could result in the loss of anticipated sales without allowing Rockley sufficient time to reduce its inventory and operating expenses. In addition, changes in forecasts or the timing of orders from its customers expose Rockley to the risks of inventory shortages or excess inventory. As a result, Rockley’s revenue and operating results could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of Rockley’s customers, including Rockley’s larger customers. In the future, Rockley’s customers or its distributors or their end customers may decide to purchase fewer units than expected, may alter their purchasing patterns at any time with limited or no notice, or may decide not to continue to purchase Rockley’s products at all, any of which could cause Rockley’s revenue to decline materially and materially harm Rockley’s business, financial condition, and results of operations.

Cancellations of, reductions in, or rescheduling of customer orders could also result in the loss of anticipated sales without allowing Rockley sufficient time to reduce its inventory and operating expenses, as a substantial portion of Rockley’s expenses are fixed at least in the short term. In addition, changes in forecasts or the timing of orders expose Rockley to the risks of inventory shortages or excess inventory. Any of the foregoing events could materially and adversely affect Rockley’s business, financial condition, and results of operations.

If Rockley is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Rockley’s financial condition, operating results, business prospects, and access to capital may suffer materially.

Rockley has not yet fully developed or commercialized its products or services and the successful commercialization of Rockley’s products depends in part on Rockley’s customers and potential customers committing to use Rockley’s products in their own products. Customers may be less likely to purchase Rockley’s products if they are not convinced that Rockley’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Rockley if they are not convinced that Rockley’s business will succeed. If Rockley is unable to establish and maintain confidence in its long-term business prospects among customers, suppliers, analysts, ratings agencies, and within its industry or is subject to negative publicity, then Rockley’s financial condition, operating results, business prospects, and access to capital may suffer materially.

Rockley’s investments in educating its customers and potential customers about the advantages of Rockley’s silicon photonics and sensing technology and its applications will require significant financial and talent resources and may not result in sales of Rockley’s products.

Educating Rockley’s prospective customers, and to a lesser extent, its existing customers, about Rockley’s silicon photonics and sensing technology and its applications in health monitoring devices, its advantages over competitive technologies, and the potential application of Rockley’s products in different industries and use cases is an integral part of Rockley’s strategy to expand into additional markets. Rockley’s efforts to educate potential customers and the market generally will require significant financial and talent resources. These educational efforts may not be successful and Rockley may not offset the costs of such efforts with revenue from the new customers. If Rockley is unable to acquire new customers to offset these expenses, its financial condition will be adversely affected.

Rockley’s business depends substantially on the efforts of its executive officers, including its Chief Executive Officer and founder, Dr. Andrew Rickman, OBE, and highly skilled talent, and its operations may be severely disrupted if it lost their services.

Rockley is highly dependent on its founder, Dr. Andrew Rickman, OBE as well its other executive officers, and the loss of his services would adversely affect Rockley’s business because his loss could make it more difficult to, among other things, compete with other market participants, manage Rockley’s research and development activities, and retain existing customers or cultivate new ones. Competition for highly-skilled talent is often intense and Rockley may incur significant costs to attract highly-skilled talent. Rockley may not be successful in attracting, integrating, or retaining qualified talent to fulfill its current or future needs. Rockley has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Rockley’s equity or equity awards declines, including those of the post-Business Combination company after the closing of the Business Combination of the Business Combination, it may adversely affect Rockley’s ability to retain highly skilled employees. If Rockley fails to attract new talent or fails to retain and motivate its current talent, its business and future growth prospects could be adversely affected.

Legal and Regulatory Risks Related to Rockley’s Business

Rockley is subject to governmental export and import control laws and regulations. Rockley’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition, and results of operations.

Certain of Rockley’s products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of Rockley’s products and technology must be made in compliance with these laws and regulations. If Rockley fails to comply with these laws and regulations, Rockley and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Rockley and responsible employees or managers, and, in extreme cases, the incarceration of responsible employees or managers.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on Rockley’s business, financial condition, and results of operations.

Changes in global political, regulatory, and economic conditions, or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where Rockley may purchase its components, sell its products, or conduct its business, could adversely affect Rockley’s business. The United States has in the past instituted or proposed changes in trade policies that included the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations, or countries, and other government regulations affecting trade between the United States and other countries where Rockley conducts its business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments or any future similar developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Rockley’s business. It may be time-consuming and expensive for Rockley to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition, and results of operations.

Rockley may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and financial position.

Rockley may be, from time to time, involved in litigation, regulatory proceedings, and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Rockley’s suppliers and customers, intellectual property claims, shareholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes, and employment and tax issues. In addition, Rockley could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA, or disability claims. In such matters, government agencies or private parties may seek to recover from Rockley indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Rockley’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Rockley’s operating results and financial position or that its established reserves or its available insurance will mitigate this impact.

Rockley is subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the use, distribution, and sale of its products. Some of Rockley’s customers also require that it comply with their own unique requirements relating to these matters.

Rockley sells products that contain electronic components, and such components may contain materials that are subject to government regulation in locations where Rockley sells its products. For example, certain regulations limit the use of lead in electronic components. Since Rockley operates on a global basis, compliance with regulations is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Rockley and its suppliers are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts Rockley’s use and sourcing of various components or requires more expensive components, that regulation could materially and adversely affect its business, results of operations, and financial condition. Rockley’s products may also be used in healthcare monitoring and other medical devices, which are subject to additional regulation. If Rockley fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers, or negative publicity and its business, results of operations, and financial condition will be adversely affected.

Rockley may in the future become subject to additional regulations, including Food and Drug Administration (the “FDA”) clearance or approval, for health monitoring products in which Rockley’s products are incorporated. Achieving and maintaining compliance and approval under applicable regulations may be difficult to achieve.

Rockley’s products may be incorporated into end products in the health monitoring sector, including products which collect clinical data. Accordingly, it is possible that certain of Rockley’s products, or the end products which incorporate Rockley’s products will be subject to current and future regulation by the FDA, as well as by other federal, state, and local agencies. As Rockley’s target market is consumer wellness rather than medical, Rockley currently anticipates that FDA clearance will be unnecessary for its products targeting the consumer wearables market; however, Rockley intends to monitor and comply with regulations to the extent they become applicable to Rockley.

Manufacturers of medical devices are required to comply with applicable laws and regulations governing development, testing, manufacturing, labeling, marketing, and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, based on the risk level of the device. Governmental regulations specific to medical devices are wide-ranging and govern, among other things:

•	product design, development, and manufacture;

•	laboratory, pre-clinical and clinical testing, labeling, packaging, storage, and distribution;

•	premarketing clearance or approval;

•	record-keeping;

•	product marketing, promotion and advertising, sales, and distribution; and

•	post-marketing surveillance, including reporting of deaths or serious injuries and recalls and correction and removals.

Rockley or its customers may not be able to obtain the necessary clearances or approvals for their products or may be unduly delayed in doing so, which could harm Rockley’s business. Furthermore, even if Rockley is granted regulatory clearances or approvals, they may include significant limitations on the permitted uses for the product, which may limit the market potential for the product. Delays in obtaining clearance or approval could increase Rockley’s costs and harm Rockley’s revenue and growth.

Additionally, Rockley’s products may be subject to regulation by similar agencies in other states and foreign countries. While Rockley believes that it has complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations, might impose additional costs on Rockley which could adversely affect its financial performance and results of operations.

Rockley is subject to various environmental laws and regulations that could impose substantial costs upon Rockley.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Rockley believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state, and local governments and Rockley’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially and adversely impact Rockley’s business, results of operations, and financial condition. If Rockley is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward Rockley or its products could be negatively impacted, and its business, results of operations, or financial condition could suffer.

Rockley’s operations are and will be subject to foreign, federal, state, and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way Rockley manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Rockley uses in its products. Environmental regulations require Rockley to reduce product energy usage, monitor and exclude an expanding list of restricted substances, and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and Rockley has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production, or a cessation of Rockley’s operations.

The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Rockley’s financial condition or operating results. Rockley may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact Rockley’s business, prospects, financial condition, and operating results.

Rockley is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Rockley can face criminal liability and other serious consequences for violations, which can harm its business.

Rockley is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act of 2010, and possibly other anti-bribery and anti-money laundering laws in countries in which Rockley conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Rockley can be held liable for the corrupt or other illegal activities of its employees, agents, contractors, and other collaborators, even if Rockley does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Rockley operates may adversely impact its business, and such legal requirements are evolving, uncertain, and may require improvements in, or changes to, Rockley’s policies and operations.

Rockley’s current and potential future operations and sales are subject to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer, and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Rockley’s operations and the development of its business. Rockley has limited access to collect, store, process, or share certain information collected by its products, and Rockley’s products may evolve to collect additional information. Therefore, the full impact of these privacy regimes on Rockley’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Rockley may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Rockley or third parties with which it has business relationships to obtain data, or in a manner that disrupts Rockley’s operations or compromises its products or the systems into which its products are integrated.

Rockley is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain, and complex, especially for a global business like Rockley, Rockley may need to update or enhance its compliance measures and these updates or enhancements may require implementation costs. In addition, Rockley may not be able to monitor and react to all developments in a timely manner. The compliance measures Rockley does adopt may prove ineffective. Any failure, or perceived failure, by Rockley to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting Rockley, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines, and penalties or adverse publicity, and could cause customers and business partners to lose trust in Rockley, which could have an adverse effect on its reputation and business.

Further, in the event Rockley’s products, or the end products into which Rockley’s products are incorporated, involve the collection of personal medical or clinical data, Rockley would be subject to additional privacy regulations. For example, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations apply U.S. national standards for some types of electronic health information transactions and the data elements used in those transactions to ensure the integrity, security, and confidentiality of health information and standards to protect the privacy of individually identifiable health information businesses receive, maintain or transmit. The Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”) expanded the scope of the privacy and security requirements under HIPAA and increased penalties for violations. In addition, the HITECH Act enacted federal breach notification rules requiring notification to affected individuals and the Department of Health and Human Services (and in some cases, relevant media outlets) whenever a breach of protected health information occurs. Rockley’s failure to maintain confidentiality of sensitive protected health information or other personal information in accordance with the applicable regulatory requirements could damage its reputation and expose Rockley to claims, fines, and penalties. Rockley’s business, operating results, and financial condition could also be negatively impacted by a violation of the HIPAA privacy or security rules or any other applicable privacy or data security law.

Many U.S. states and international jurisdictions in which Rockley operates also have laws and regulations that protect the privacy and security of confidential, protected health information, or other personal information and have similar or even more protection than U.S. federal regulations. Furthermore, state data breach notification laws continue to expand the type of protected health information and other personal information they encompass, and in many cases are more burdensome than the HIPAA/HITECH breach reporting requirements.

Regulations related to conflict minerals may cause Rockley to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

As a public company, Rockley will become subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose, and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in Rockley’s products. In addition, Rockley will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Rockley determines that certain of its products contain minerals not determined to be conflict-free or if Rockley is unable to alter its products, processes, or sources of supply to avoid use of such materials.

Risks Related to Rockley’s Intellectual Property

Despite the actions Rockley is taking to defend and protect its intellectual property, Rockley may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Rockley’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Rockley’s products and its business depend in part on Rockley’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Rockley relies on a combination of patent, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.

As of March 1, 2021, Rockley had 154 issued and allowed patents and other patent applications pending in the United States and 51 patents in foreign jurisdictions. Seventy-four issued and allowed patents in the United States expire in the years beginning in 2021 through 2040. The 51 patents in foreign jurisdictions include 29 in the United Kingdom, 20 in China, and 2 in Japan, and they expire in the years beginning 2027 through 2039. Many of Rockley’s issued patents and pending patent applications relate to sensors and sensor chips.

Rockley cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Rockley adequate defensive protection or competitive advantages, if at all, or that any patents issued to Rockley or any trademarks registered by it will not be challenged, invalidated, or circumvented. Rockley may file for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Rockley seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. For example, the legal environment relating to intellectual property protection in certain emerging market countries where Rockley may operate in the future is relatively weaker, often making it difficult to create and enforce such rights. Rockley’s currently-registered trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Rockley cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Rockley or infringe Rockley’s intellectual property.

Protecting against the unauthorized use of Rockley’s intellectual property, products, and other proprietary rights is expensive and difficult, particularly internationally. Unauthorized parties may attempt to copy or reverse engineer Rockley’s sensing technology or certain aspects of Rockley’s products or manufacturing processes that it considers proprietary. Litigation may be necessary in the future to enforce or defend Rockley’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its products, or technology to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by Rockley or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Rockley’s business, operating results, and financial condition. Even if it obtains favorable outcomes in litigation, Rockley may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its products or technology.

Further, many of Rockley’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Rockley has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Rockley or result in a holding that invalidates or narrows the scope of Rockley’s rights, in whole or in part. Effective patent, trademark, service mark, copyright, and trade secret protection may not be available in every country in which Rockley’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Rockley’s intellectual property rights could result in Rockley’s competitors offering similar products, potentially resulting in the loss of some of Rockley’s competitive advantage and a decrease in its revenue, which would adversely affect Rockley’s business, operating results, financial condition, and prospects.

Third-party claims that Rockley is infringing intellectual property, whether successful or not, could subject Rockley to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Rockley has applied for patents related to its products and technology, a number of companies hold patents covering aspects of sensing and photonic chip technologies. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Rockley may in the future receive inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Rockley expands its presence in the market, expands to new use cases, and faces increasing competition. In addition, parties may claim that the names and branding of Rockley’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Rockley may have to change the names and branding of its products in the affected territories and it could incur other costs.

Rockley currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify, and hold harmless its customers, suppliers, and channel partners and other counterparties from damages and costs which may arise from the infringement by Rockley’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, and, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Rockley’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Rockley’s relationships with its customers, may deter future customers from purchasing its products, and could expose Rockley to costly litigation and settlement expenses. Even if Rockley is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Rockley to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Rockley’s brand and operating results.

Rockley may in the future need to initiate infringement claims or litigation to try to protect its intellectual property rights. In addition to litigation where Rockley is a plaintiff, Rockley’s defense of intellectual property rights claims brought against it or its customers, suppliers, and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention, and force Rockley to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Rockley to pay substantial damages or obtain an injunction and also Rockley may lose the opportunity to license its technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow Rockley’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Rockley procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Rockley’s business, reputation, operating results, financial condition, and prospects.

Rockley’s intellectual property applications, including patent applications, may not be approved or granted or may take longer than expected to result in approval or grant, which may have a material adverse effect on Rockley’s ability to prevent others from commercially exploiting products similar to Rockley’s.

Rockley cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Rockley has, Rockley may not be entitled to the protection sought by the patent application. Rockley also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Rockley cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Rockley’s competitors may design around Rockley’s registered or issued intellectual property, which may adversely affect Rockley’s business, prospects, financial condition, and operating results.

In addition to patented technology, Rockley relies on its unpatented proprietary technology, trade secrets, designs, experiences, workflows, data, processes, software, and know-how.

Rockley relies on proprietary information (such as trade secrets, designs, experiences, workflows, data, know-how, and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress, or service mark protection, or that Rockley believes is best protected by means that do not require public disclosure. Rockley generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors, and third parties. However, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, or misappropriation of its proprietary information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Rockley has limited control over the protection of trade secrets used by its current or future manufacturing counterparties and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Rockley’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors, and other third parties use intellectual property owned by others in their work for Rockley, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Rockley’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Rockley operates may afford little or no protection to its trade secrets.

Rockley also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Rockley’s proprietary information to its competitive disadvantage. Rockley may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Rockley may be subject to damages resulting from claims that it or its current or former employees have wrongfully used or disclosed alleged trade secrets of its current or former employees’ former employers. Rockley may be subject to damages if its current or former employees wrongfully use or disclose Rockley’s trade secrets.

Rockley may be subject to claims that it or its current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If Rockley fails to defend against such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or talent. A loss of key talent or their work product could hamper or prevent Rockley’s ability to commercialize its products, which could severely harm its business. Even if Rockley is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Infrastructure, Cybersecurity and Privacy

A network or data security incident may allow unauthorized access to Rockley’s network or data, harm its reputation, create additional liability, and adversely impact its financial results.

Rockley and its third-party service providers may face security threats and attacks from a variety of sources. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, and denial of service attacks, sophisticated nation-state and nation-state supported actors engage in attacks (including advanced persistent threat intrusions) and increase the risks to Rockley’s internal networks and customer facing environments and the information they store and process. These risks may increase due to COVID-19. A breach in Rockley’s data or an attack against its service availability, or that of its third-party service providers, could impact Rockley’s networks, creating system disruptions or slowdowns and exploiting security vulnerabilities of Rockley’s products, and the information stored on Rockley’s networks or those of its third-party service providers could be accessed, publicly disclosed, altered, lost, or stolen, which could subject Rockley to liability and cause it financial harm.

Unauthorized access by a third party to Rockley’s internal network, any actual or perceived breach of network security in its systems or networks, or any other actual or perceived data security incident Rockley or its third-party service providers suffer, could result in damage to its reputation, negative publicity, loss of channel partners, end-customers and sales, loss of competitive advantages over its competitors, increased costs to remedy any problems and otherwise respond to any incident, regulatory investigations and enforcement actions, costly litigation, and other liability. In addition, Rockley may incur significant costs to investigate and remediate any security breaches and other security incidents. Rockley’s data, corporate systems, third-party systems, and security measures may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to its data. For example, in late 2020, Rockley was subject to phishing attacks, one involving a spoofed email whereby certain vendor account information was charged and payment was made to a fraudulent account and a second closely timed incident where a “forwarding” rule was applied to the spoofed email’s recipient. While no personal data was accessed and the issue was addressed, the incident resulted in a net loss of approximately $66,345, which loss has been accounted for in Rockley’s 2020 financial statements (which amount has been offset by a payout under our cybersecurity insurance policy in March 2021). While Rockley maintains cybersecurity insurance, such insurance may be insufficient to cover all liabilities incurred by these incidents, and any incidents may result in loss or increased costs of its cybersecurity insurance. Any of these negative outcomes could adversely impact the market perception of, and investor confidence in, Rockley.

Any disruption or performance issues with Rockley’s network infrastructure could harm its brand, reputation, and business.

Rockley has experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints, and fraud. Any disruptions or other performance problems with Rockley’s products or reliability or security of Rockley’s systems could harm its reputation, brand, and Rockley’s business and operating results. In addition, Rockley must continually improve its computer network and infrastructure to avoid service interruptions or slower system performance. Rockley will need to devote additional resources to improving its platform architecture and its infrastructure. Any failure or delays in Rockley’s computer systems could cause service interruptions or slower system performance. These performance issues could harm Rockley’s business operations and financial condition.

Rockley relies on third parties to maintain and operate certain elements of its network infrastructure.

Rockley relies on third parties to operate and maintain certain elements of its network infrastructure. Interruptions in Rockley’s systems or the third-party systems on which it relies, whether due to system failures, computer viruses, physical or electronic break-ins, or other factors, could affect the security or availability of Rockley’s network infrastructure and website. Rockley’s existing data center facilities and third-party hosting providers have no obligations to renew their agreements with Rockley on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time, with no or limited notice. If any of these arrangements with third parties are terminated, Rockley could experience interruptions, as well as downtime, delays, and additional expenses in arranging alternative cloud infrastructure services. Rockley may incur significant liability from those customers and from third parties with respect to any breach of security affecting third parties’ infrastructure.

Risks Related to Financial and Accounting Matters

Rockley’s failure to raise additional capital or generate the significant capital necessary to expand its operations could reduce its ability to compete and could harm its business.

Rockley intends to continue to make investments to support its product development efforts and overall business growth and may require additional funds to respond to business challenges, including the need to develop new features to enhance its products or acquire complementary businesses and technologies. Accordingly, Rockley may in the long-term need to engage in equity or debt financings to secure additional funds. If Rockley raises additional equity or equity-linked financing, shareholders may experience dilution of their ownership interests. Current and future indebtedness may also contain terms that, among other things, restrict Rockley’s ability to incur additional indebtedness. Rockley may also be required to take other actions that would otherwise be in the interests of the debt holders and would require it to maintain specified liquidity or other ratios, any of which could harm Rockley’s business, operating results, and financial condition. Rockley may not be able to obtain additional financing on terms favorable to it, if at all. If Rockley is unable to obtain adequate financing or financing on satisfactory terms when required, Rockley’s ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business may be adversely affected.

The nature of Rockley’s business requires the application of complex revenue recognition rules. Significant changes in current principles will affect its consolidated financial statements and changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm its results of operations.

The accounting rules and regulations with which Rockley must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (“FASB”), the U.S. Securities and Exchange Commission (the “SEC”), and various bodies formed to promulgate and interpret appropriate accounting principles. In addition, many companies’ accounting disclosures are being subjected to heightened scrutiny by regulators and the public. Further, the accounting rules and regulations are continually changing in ways that could impact Rockley’s financial statements.

In preparing Rockley’s consolidated financial statements, Rockley makes good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect Rockley’s operating results.

In preparing Rockley’s consolidated financial statements in conformity with GAAP, Rockley must make estimates and judgments in applying Rockley’s most critical accounting policies. Those estimates and judgments have a significant impact on the results Rockley reports in its consolidated financial statements. The most difficult estimates and subjective judgments that Rockley makes relate to (i) revenue recognition including variable consideration, (ii) useful lives and recoverability of property and equipment and long-lived assets, (iii) incremental borrowing rates on the Company’s finance and operating leases, (iv) valuation of our convertible loan notes, (v) valuation allowances for income taxes, (vi) stock-based compensation including the valuation of ordinary shares, (vii) valuation of warrants and (viii) contingencies. Rockley bases its estimates on historical experience, input from outside experts, and on various other assumptions that Rockley believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Rockley also has other key accounting policies that are not as subjective, and therefore, their application would not require Rockley to make estimates or judgments that are as difficult, but which nevertheless could significantly affect its financial reporting. Actual results may differ materially from these estimates. In general, if Rockley’s estimates, judgments, or assumptions relating to its critical accounting policies are inaccurate or change or if actual circumstances differ from its estimates, judgments, or assumptions, including uncertainty in the current economic environment due to COVID-19, its operating results may be adversely affected and could fall below Rockley’s publicly announced projections or the expectations of securities analysts and investors.

Additionally, Rockley regularly monitors its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards, and changes in their interpretation, Rockley might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or Rockley may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on Rockley’s reputation, business, financial position, and profit, or cause an adverse deviation from Rockley’s revenue and operating profit target, which may negatively impact Rockley’s financial results. For more information, refer to the section entitled “Critical Accounting Estimates” in “Rockley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus/proxy statement.

Rockley’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Rockley had $79.3 million of U.K. net operating loss carryforwards available to reduce future taxable income and will be carried forward indefinitely. To the extent Rockley is not able to offset future taxable income with its net operating losses, Rockley’s cash flows may be adversely affected.

Rockley’s projections contained in this registration statement/prospectus/S statement are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants (“AICPA”), and neither its registered public accountants nor any other independent expert or outside party compiles or examines the projections.

Rockley’s projections and their underlying assumptions contained in this prospectus/proxy statement were not prepared with a view toward compliance with AICPA guidelines and have not been reviewed by its registered public accountants or any other third parties. Accordingly, no such person expresses any opinion or any other form of assurance with respect to the projections. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond Rockley’s control, such as the impact of the COVID-19 pandemic, and are based upon specific assumptions with respect to future business decisions, some of which will change. The rapidly evolving market in which Rockley operates may make it difficult to evaluate its current business and future prospects, including its ability to plan for and model future growth. Any failure to successfully implement Rockley’s operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors Related to Rockley” section could result in Rockley’s actual operating results being different from its projections, and the differences may be adverse and material.

Risks Related to Being a Public Company

Rockley’s management team has varying degrees of experience managing and operating a public company.

Members of Rockley’s management team have varying degrees of experience managing and operating a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, some members of Rockley’s management team were recently hired, including its Senior Director of Sensing Application Algorithm Development, Controller, Senior Director of Sensing Product Module Development, and VP of Sensing Cloud, and AI Product. Rockley’s management team may not successfully or efficiently manage their new roles and responsibilities. Rockley’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the U.S. securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Rockley’s senior management and could divert their attention away from the day-to-day management of Rockley’s business. Rockley may not have adequate key talent with the appropriate level of knowledge, experience, and training in the accounting policies, practices, or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the post-Business Combination company to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that the post-Business Combination company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. These factors could adversely affect the post-Business Combination company’s business, financial condition, and operating results.

If Rockley fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Following the closing of the Business Combination of the Business Combination, the post-Business Combination company will carry out Rockley’s business and will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the New York Stock Exchange (“NYSE”). Rockley expects that the requirements of these rules and regulations will continue to increase its legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on its talent, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that Rockley maintain effective disclosure controls and procedures and internal control over financial reporting. Rockley is continuing to develop and refine its disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Rockley’s principal executive and financial officers.

Rockley’s current controls and any new controls that it develops may be inadequate because of changes in conditions in its business. Further, additional weaknesses in Rockley’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Rockley’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Rockley’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Rockley’s internal control over financial reporting that it is required to include in its periodic reports Rockley will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Rockley’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Rockley has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Rockley’s operating costs and could materially and adversely affect its ability to operate its business. If Rockley’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Rockley’s operating results and the stock price of the post-Business Combination company could decline.

The post-Business Combination company’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the post-Business Combination company is no longer an emerging growth company. At such time, the post-Business Combination company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Rockley’s controls are documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the post-Business Combination company’s business and operating results.

In addition to Rockley’s results determined in accordance with GAAP, Rockley believes certain non-GAAP measures may be useful in evaluating its operating performance. Rockley presents certain non-GAAP financial measures in this prospectus/proxy statement and intends to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present its non-GAAP financial measures could cause investors to lose confidence in its reported financial and other information, which would likely have a negative effect on the trading price of its ordinary shares.

The requirements of being a public company may strain Rockley’s resources, divert management’s attention, and affect its ability to attract and retain qualified board members.

Upon Closing of the Business Combination, Rockley, as part of the post-Business Combination company, will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase Rockley’s legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on its systems and resources. Among other things, the Exchange Act requires that public companies file annual, quarterly, and current reports with respect to their business and operating results. In addition, the Sarbanes-Oxley Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to meet the requirements of this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm Rockley’s business and operating results. As a private company, Rockley has not been required to comply with these requirements and as such, had not invested in the resources required for such compliance. Although Rockley has already hired additional employees to comply with these requirements, it may need to hire even more employees in the future and will need to engage its auditors to review its quarterly and annual reports, which will increase its costs and expenses.

In addition, changing laws, regulations, and standards related to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Rockley intends to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Rockley’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against Rockley and its business may be harmed.

General Risks

The global COVID-19 pandemic could harm Rockley’s business and results of operations.

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities and organizations to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates and guidelines for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

The COVID-19 pandemic has negatively impacted, and will likely continue to have a negative impact on, worldwide economic activity and financial markets and has impacted, and will further impact, Rockley’s workforce and operations, the operations of its customers, and those of their respective channel partners, vendors, and suppliers. In light of the uncertain and evolving situation and various international and government restrictions and guidelines, Rockley has taken measures intended to mitigate the spread of the virus and minimize the risk to its employees, channel partners, end-customers, and the communities in which it operates. Specifically, these measures include transitioning its employee population to work remotely from home, which is planned to continue through June 30, 2021 with the anticipated roll out of a phased return to office plan in through September 30, 2021 in accordance with government guidance and, in accordance with applicable government directives, reducing on-site operations at its facilities. Certain key laboratory employees and facilities were designated as Essential Critical Infrastructure and Rockley was able to continue internal testing and laboratory work to the extent necessary to service customer commitments. To facilitate on-site operations, revised operational and manufacturing plans were implemented that conform to COVID-19 precautionary health guidelines, including universal requirement of facial coverings, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, regular and thorough disinfecting of surfaces and tools, and regular testing of its employees for COVID-19. The remaining non-essential workforce was required to perform their duties from home.

Rockley intends to continue to monitor the situation and may adjust its current policies as more information and public health guidance become available. Any precautionary measures that Rockley has adopted or may adopt could negatively affect Rockley’s sales and marketing efforts, delay and lengthen its sales cycles, and create operational or other challenges, any of which could harm its business and results of operations. In addition, COVID-19 may disrupt the operations of Rockley’s customers and channel partners for an indefinite period of time, including as a result of travel restrictions and/or business shutdowns, all of which could negatively impact Rockley’s business and results of operations, including cash flows.

The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should Rockley experience sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented. The impact of COVID-19 is fluid and uncertain, but it has caused and may continue to cause various negative effects, including an inability to meet with actual or potential customers; customers deciding to delay or abandon their planned product development programs and product commercialization timelines; increased requests for delayed payment terms by customers and channel partners; changes in the demand of Rockley’s products, which may cause it to reprioritize its engineering and research and development efforts; and delays or possible disruptions in its supply chain. Until the COVID-19 pandemic is contained and global economic activity stabilizes, it will continue to be more difficult for Rockley to forecast its operating results.

The recurrence or continued effects of a global economic downturn as a result of the COVID-19 pandemic could have an adverse effect on Rockley’s business and operating results.

Rockley operates globally and as a result its business and revenue are impacted by global macroeconomic conditions. The multinational efforts to contain the spread of COVID-19 had a significant adverse effect on the global macroeconomic environment. In addition, the instability in the global credit markets, uncertainties regarding the effects of Brexit, uncertainties related to the timing of the lifting of governmental restrictions to mitigate the spread of COVID-19, uncertainties related to changes in public policies such as domestic and international regulations, taxes, or international trade agreements, international trade disputes, government shutdowns, geopolitical turmoil, and other disruptions to global and regional economies and markets could continue to add uncertainty to global economic conditions.

These adverse conditions could result in longer sales, development, and production cycles, slower adoption of new technologies, and increased price competition. As a result, any continued or further uncertainty, weakness, or deterioration in global macroeconomic and market conditions may cause Rockley’s customers to modify spending priorities or delay purchasing decisions, and result in lengthened sales, development, and production cycles, any of which could harm its business and operating results.

Risks Related to SC Health and the Business Combination

There can be no assurance that HoldCo’s ordinary shares will be approved for listing on the NYSE or that HoldCo will be able to comply with the continued listing standards of the NYSE.

In connection with the closing of the Business Combination, HoldCo intends to list its ordinary shares and warrants on the NYSE under the symbols “RKLY” and “RKLYW,” respectively. If HoldCo is unable to list its shares on the NYSE or if, after the Business Combination, the NYSE delists HoldCo’s shares from trading on its exchange for failure to meet the listing standards, the post-Business Combination company and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the HoldCo’s securities;

•

a determination that the post-Business Combination company’s ordinary shares is a “penny stock” which will require brokers trading in the post-Business Combination company’s ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the post-Business Combination company’s ordinary shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the closing of the Business Combination, the post-Business Combination company may be required to take write-downs or write-offs, or the post-Business Combination company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the post-Business Combination company’s financial condition, results of operations and the market price of HoldCo’s ordinary shares, which could cause you to lose some or all of your investment.

Although SC Health has conducted due diligence on Rockley, SC Health cannot assure you that this diligence will surface all material issues that may be present with Rockley’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Rockley’s business and outside of SC Health’s control will not later arise. As a result of these factors, the post-Business Combination company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the post-Business Combination company reporting losses. Even if SC Health’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the post-Business Combination company’s liquidity, the fact that the post-Business Combination company reports charges of this nature could contribute to negative market perceptions about the post-Business Combination company or its securities. In addition, charges of this nature may cause the post-Business Combination company to be unable to obtain future financing on favorable terms or at all, or to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by Rockley or by virtue of obtaining post-Business Combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their securities. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by the post-Business Combination company’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of SC Health’s securities or, following the closing of the Business Combination, HoldCo’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SC Health’s securities prior to the closing of the Business Combination may decline. The market values of SC Health’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this prospectus/proxy statement, or the date on which SC Health’s shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of HoldCo’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for HoldCo’s capital stock. Accordingly, the valuation ascribed to Rockley or the post-Business Combination company may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for HoldCo’s securities develops and continues, the trading price of HoldCo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the post-Business Combination company’s control. Any of the factors listed below could have a material adverse effect on your investment in HoldCo’s securities and HoldCo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of HoldCo’s securities may not recover and may experience a further decline.

Factors affecting the trading price of HoldCo’s securities may include:

•	actual or anticipated fluctuations in the post-Business Combination company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about the post-Business Combination company’s operating results;

•	the post-Business Combination company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the post-Business Combination company or the transportation industry in general;

•	operating and share price performance of other companies that investors deem comparable to the post-Business Combination company;

•	the post-Business Combination company’s ability to market new and enhanced products and technologies on a timely basis;

•	the post-Business Combination company’s ability to compete;

•	changes in laws and regulations affecting the post-Business Combination company’s business;

•	the post-Business Combination company’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving the post-Business Combination company;

•	changes in the post-Business Combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of the post-Business Combination company’s ordinary shares available for public sale;

•	any major change in the post-Business Combination company’s board of directors or management;

•

sales of substantial amounts of the post-Business Combination company’s ordinary shares by the post-Business Combination company’s directors, executive officers or significant shareholders, or the perception that such sales could occur; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism, and public health crises, such as the COVID-19 pandemic.

Broad market and industry factors may materially harm the market price of HoldCo’s securities irrespective of the post-Business Combination company’s operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of HoldCo’s securities, may not be predictable. A loss of investor confidence in the market for semiconductor stocks or the stocks of other companies which investors perceive to be similar to the post-Business Combination company could depress the post-Business Combination company’s share price regardless of the post-Business Combination company’s business, prospects, financial condition, or results of operations. A decline in the market price of HoldCo’s securities also could adversely affect the post-Business Combination company’s ability to issue additional securities and the post-Business Combination company’s ability to obtain additional financing in the future.

The unaudited pro forma financial information included herein may not be indicative of what the post-Business Combination company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the post-Business Combination company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

SC Health’s initial shareholders and management team have agreed to vote their founder shares in favor of the Business Combination, and its management team and initial shareholders have also agreed to vote any public shares purchased during or after the initial public offering in favor of its initial business combination, regardless of how SC Health’s public shareholders vote.

SC Health’s initial shareholders own, on an as-converted basis, 24.4% of SC Health’s outstanding Class A ordinary shares. The total number of SC Health Class B ordinary shares outstanding equals 20% of the sum of the total number of SC Health Class A ordinary shares and Class B ordinary shares outstanding plus the number of Class A ordinary shares to be sold pursuant to the Forward Purchase Agreement (which agreement will be terminated prior to the closing of the Business Combination and the Sponsor Related PIPE Investor will instead purchase an equivalent number of HoldCo ordinary shares in the PIPE Financing). SC Health’s initial shareholders and management team also may from time to time purchase Class A ordinary shares prior to the Business Combination. SC Health’s amended and restated memorandum and articles of association provide that, if it seeks shareholder approval of an initial business combination (as contemplated in connection with the Business Combination), such initial business combination will be approved if it receives the affirmative vote of a majority of the shares voted at such meeting, including the founder shares. As a result, in addition to its initial shareholders’ founder shares, SC Health would need 5,843,751, or approximately 33.9%, of the 17,250,000 public shares sold in the initial public offering to be voted in favor of an initial business combination in order to have the initial business combination approved (assuming all outstanding shares are voted and the over-allotment option is not exercised). Accordingly, the agreements to vote founder shares and public shares, as applicable, in favor of the Business Combination will increase the likelihood that SC Health will receive the requisite shareholder approval for such initial business combination.

Concurrently with the execution of the Business Combination Agreement, the Sponsor, SC Health, Rockley, HoldCo and Merger Sub entered into the Investor Support Agreement, pursuant to which the Sponsor has agreed to, among other things, vote in favor of the transactions contemplated by the Business Combination Agreement and the related transaction proposals contemplated therein, and vote against certain transactions involving SC Health or against any proposal or agreement that would reasonably be expected to, among other things, impede or nullify the transactions contemplated by the Business Combination Agreement, result in a breach of any obligation or agreement of SC Health under the Business Combination Agreement or ancillary agreements, result in any of the conditions to obligations of the Business Combination Agreement not being fulfilled or change the dividend policy or capitalization of SC Health.

Since the Sponsor will lose its entire investment in the founder shares and/or private placement warrants if SC Health’s initial business combination is not completed (other than with respect to public shares they may acquire during or after the initial public offering), a conflict of interest may arise in determining whether a particular business combination target, including Rockley, is appropriate for SC Health’s initial business combination. Further, SC Health’s founders, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the BCA Proposal and approval of the other proposals described in this prospectus/proxy statement.

As of December 31, 2020, the Sponsor held an aggregate of 5,562,500 founder shares, 4,312,500 of which were issued in exchange for a capital contribution of $25,000, or approximately $0.006 per share. Prior to the initial investment in SC Health of $25,000 by the Sponsor, SC Health had no assets, tangible or intangible. In 2019, the Sponsor transferred 25,000 founder shares to each of SC Health’s independent director nominees at their original purchase price. The per share price of the founder shares was determined by dividing the amount contributed to the company by the number of founder shares issued. The founder shares held by the Sponsor will be worthless if SC Health does not complete an initial business combination. In addition, the Sponsor purchased an aggregate of 5,450,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant ($5,450,000 in the aggregate), in a private placement that closed simultaneously with the closing of the initial public offering. If SC Health does not complete its initial business combination by April 16, 2021, the private placement warrants will expire worthless. The personal and financial interests of SC Health’s executive officers and directors may influence their motivation in identifying and selecting a target business combination, and may have influenced their motivation in pursuing the Business Combination, completing an initial business combination, including the Business Combination, and influencing the operation of the business following the initial business combination, including the Business Combination. This risk may become more acute as the 18-month anniversary of the closing of the initial public offering nears, which is the deadline for SC Health’s completion of an initial business combination.

Further, when considering SC Health’s board of directors’ recommendation that its shareholders vote in favor of the approval of the BCA Proposal, SC Health’s shareholders should be aware that certain of SC Health’s founders, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of SC Health’s shareholders. These interests include:

•

the beneficial ownership of the Sponsor and certain of SC Health’s board of directors and officers of an aggregate of                SC Health’s ordinary shares and                SC Health warrants as of                 , 2021, the record date of the General Meeting, which shares and warrants would become worthless if SC Health does not complete a business combination within the applicable time period, as SC Health’s initial shareholders have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $                million and $                million, respectively, based on the closing price of SC Health ordinary shares of $                on the NYSE on                , 2021, the record date for the General Meeting;

•

SC Health’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on SC Health’s behalf incident to identifying, investigating, and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•

the anticipated continuation of Angelo John Coloma, SC Health’s President and Chief Executive Officer and a director of SC Health, and Lim Cheok Peng, a director of SC Health, as directors of HoldCo following the closing, subject to CFIUS clearance; and

•	the continued indemnification of current directors and officers of SC Health and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The post-Business Combination company will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make HoldCo’s securities less attractive to investors and may make it more difficult to compare the post-Business Combination company’s performance to the performance of other public companies.

The post-Business Combination company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups, or JOBS Act. As such, the post-Business Combination company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The post-Business Combination company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of HoldCo ordinary shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of SC Health Ordinary shares in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the post-Business Combination company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. HoldCo has elected not to opt out of such extended transition period and, therefore, the post-Business Combination company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find HoldCo’s ordinary shares less attractive because the post-Business Combination company will rely on these exemptions, which may result in a less active trading market for HoldCo’s ordinary shares and their price may be more volatile.

If SC Health does not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of shareholders are deemed to hold in excess of 20% of the public shares, you will lose the ability to redeem all such shares in excess of 20% of the public shares.

If SC Health seeks shareholder approval of its initial business combination (as is contemplated in connection with the Business Combination), and it does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, SC Health’s amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the public shares without SC Health’s prior consent, which it refers to as the “Excess Shares.” However, SC Health would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against its initial business combination. Your inability to redeem the Excess Shares will reduce your influence over SC Health’s ability to complete its initial business combination and you could suffer a material loss on your investment if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if SC Health completes its initial business combination. As a result, you will continue to hold the Excess Shares and, in order to dispose of such Excess Shares, would be required to sell your Excess Shares in open market transactions, potentially at a loss.

SC Health may not be able to complete the Business Combination, by April 16, 2021, in which case it would cease all operations except for the purpose of winding up and it would redeem its public shares and liquidate, in which case its public shareholders may receive only their pro rata portion of the funds in the trust account that are available for distribution to public shareholders, and the warrants to purchase SC Health ordinary shares will expire worthless, subject to the warrant holders’ right to receive $1.00 per public warrant.

SC Health may not be able to complete the Business Combination by April 16, 2021. Although SC Health intends to seek shareholder approval to extend the deadline to complete a business combination to August 16, 2021, there is no assurance that the SC Health shareholders will approve the extension. SC Health’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein including as a result of terrorist attacks, natural disasters or a significant outbreak of infectious diseases. For example, the COVID-19 pandemic is ongoing and, while the extent of the impact of the outbreak on SC Health will depend on future developments, it could limit SC Health’s ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity, and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) may negatively impact Rockley’s business.

If SC Health has not completed the Business Combination (or another business combination) within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and SC Health’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, its public shareholders may only receive $10.00 per share, and its warrants will expire worthless, subject to the warrant holders’ right to receive $1.00 per public warrant. In certain circumstances, the SC Health public shareholders may receive less than $10.00 per share on the redemption of their shares.

SC Health’s initial shareholders, Sponsor, directors, executive officers, advisors, and their affiliates may elect to purchase shares or public warrants from public shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of the SC Health Class A ordinary shares.

The Sponsor, directors, executive officers, advisors, or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, SC Health’s initial shareholders, directors, officers, advisors, and their affiliates do not have any current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that the Sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in an agreement with a target that requires it to have a minimum net worth or a certain amount of cash at the closing of SC Health’s initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with SC Health’s initial business combination. Any such purchases of SC Health’s securities may result in the completion of SC Health’s initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of SC Health’s Class A ordinary shares or public warrants and the number of beneficial holders of SC Health’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of SC Health’s securities on a national securities exchange.

If a shareholder fails to receive notice of SC Health’s offer to redeem SC Health’s public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

SC Health will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with SC Health’s initial business combination, including the Business Combination. Despite SC Health’s compliance with these rules, if a shareholder fails to receive SC Health’s proxy solicitation or tender offer materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation or tender offer materials, as applicable, that SC Health will furnish to holders of SC Health’s public shares in connection with SC Health’s initial business combination will indicate the applicable delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly redeem shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

SC Health’s ability to successfully effect the Business Combination and the post-Business Combination company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of HoldCo and Rockley, all of whom are expected to stay with the post-Business Combination company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

SC Health’s ability to successfully effect the Business Combination and the post-Business Combination company’s ability to successfully operate the business following the closing is dependent upon the efforts of certain key personnel of Rockley, including Dr. Andrew Rickman, OBE. Although key personnel are expected to remain with the post-Business Combination company following the Business Combination, there can be no assurance that they will do so. It is possible that Rockley will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-Business Combination company. Furthermore, following the closing, certain of the key personnel of Rockley may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the post-Business Combination company to have to expend time and resources helping them become familiar with such requirements.

SC Health’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public shareholders.

In analyzing the Business Combination, SC Health’s board of directors conducted significant due diligence on Rockley. For a complete discussion of the factors utilized by SC Health’s board of directors in approving the business combination, see the section entitled, “Proposal No. 1—BCA Proposal—SC Health’s Board of Directors’ Reasons for the Approval of the Business Combination.” SC Health’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders and that Rockley’s fair market value was at least 80% of its net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, SC Health’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, SC Health’s board of directors may be incorrect in its assessment of the Business Combination.

SC Health does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for it to complete its initial business combination with which a substantial majority of its shareholders do not agree.

SC Health’s amended and restated memorandum and articles of association do not provide a specified maximum redemption threshold, except that it will only redeem its public shares so long as (after such redemption) SC Health’s net tangible assets will be at least $5,000,001 either prior to or upon consummation of its initial business combination and after payment of underwriters’ fees and commissions (such that SC Health is not subject to the SEC’s “penny stock” rules). As a result, SC Health may be able to complete its initial business combination even though a substantial majority of its public shareholders: (a) do not agree with the transaction and have redeemed their shares or (b) if SC Health seeks shareholder approval of its initial business combination (as is contemplated in connection with the Business Combination), and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the Sponsor, officers, directors, advisors, or any of their affiliates. In the event the aggregate cash consideration SC Health would be required to pay for all SC Health Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to it, SC Health will not complete the business combination or redeem any shares, all Class A ordinary shares submitted for redemption will be returned to the holders thereof, and SC Health instead may search for an alternate business combination.

In order to effectuate an initial business combination, blank check companies have, in the recent past, amended various provisions of their charters and other governing instruments, including their warrant agreements. SC Health cannot assure you that it will not seek to amend its amended and restated memorandum and articles of association or governing instruments in a manner that will make it easier for it to complete its initial business combination that its shareholders may not support.

In order to effectuate an initial business combination, blank check companies have, in the recent past, amended various provisions of their charters and other governing instruments, including their warrant agreements. SC Health cannot assure you that it will not seek to amend its amended and restated memorandum and articles of association or governing instruments in a manner that will make it easier for it to complete its initial business combination that its shareholders may not support. For example, blank check companies have amended the definition of business combination, increased redemption thresholds, changed industry focus and, with respect to their warrants, amended their warrant agreements to require the warrants to be exchanged for cash and/or other securities. Amending SC Health’s amended and restated memorandum and articles of association will require a special resolution of its shareholders as a matter of Cayman Islands law, meaning the approval of holders of at least two-thirds of the SC Health ordinary shares who attend and vote at a general meeting of the company, and amending its warrant agreement will require a vote of holders of at least 50% of the public warrants. In addition, SC Health’s amended and restated memorandum and articles of association require it to provide its public shareholders with the opportunity to redeem their public shares for cash if SC Health proposes an amendment to its amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to redeem 100% of its public shares if SC Health do not complete an initial business combination by April 16, 2021 or (B) with respect to any other provisions relating to the rights of its Class A ordinary shares. To the extent any of such amendments would be deemed to fundamentally change the nature of any of the securities offered through this registration statement, SC Health would register, or seek an exemption from registration for, the affected securities. In addition, the warrant agreement provides that, in connection with a proposed amendment to the terms of SC Health’s public warrants that would affect the substance or timing of the right of holders of the public warrants to receive $1.00 per public warrant in the various circumstances described in the warrant agreement, each holder of public warrants (other than the Sponsor and its affiliates) will have the right to require the Sponsor to repurchase or cause one of its affiliates to repurchase, at $1.00 per public warrant (exclusive of commissions), the outstanding public warrants.

SC Health’s public shareholders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate their investment, therefore, SC Health’s public shareholders may be forced to sell their securities, potentially at a loss.

SC Health’s public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of (i) our completion of an initial business combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend SC Health’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to redeem 100% of its public shares if it does not complete its initial business combination by April 16, 2021 or (B) with respect to any other provisions relating to the rights of the SC Health Class A ordinary shares and (iii) the redemption of the public shares if it is unable to complete an initial business combination by April 16, 2021, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate their investment, SC Health’s public shareholders and holders of warrants may be forced to sell their public shares or warrants, potentially at a loss.

If third parties bring claims against SC Health, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.10 per share.

SC Health’s placing of funds in the trust account may not protect those funds from third-party claims against SC Health. Although SC Health has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with SC Health waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of the SC Health’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SC Health’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SC Health’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SC Health’s than any alternative.

Examples of possible instances where SC Health may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where SC Health is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of the SC Health public shares, if SC Health is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, SC Health will be required to provide for payment of claims of creditors that were not waived that may be brought against SC Health within the 10 years following redemption. Accordingly, the per share redemption amount received by SC Health’s public shareholders could be less than the $10.10 per share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to SC Health if and to the extent any claims by a third party (other than SC Health’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which SC Health has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.10 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay SC Health’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under SC Health’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. SC Health has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of SC Health and, therefore, the Sponsor may not be able to satisfy those obligations. SC Health has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for SC Health’s initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, SC Health may not be able to complete its initial business combination, and its shareholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of SC Health’s officers or directors will indemnify SC Health for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

SC Health’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to its public shareholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SC Health’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SC Health currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to SC Health, it is possible that the independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If SC Health’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to its public shareholders may be reduced below $10.00 per share.

If, after the distribution of the proceeds in the trust account to SC Health’s public shareholders, SC Health were to file a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the SC Health board of directors may be viewed as having breached their fiduciary duties to SC Health’s creditors, thereby exposing the members of the SC Health Board of directors and SC Health to claims of punitive damages.

If, after SC Health distributes the proceeds in the trust account to its public shareholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against SC Health that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by SC Health’s shareholders. In addition, the SC Health board of directors may be viewed as having breached its fiduciary duty to SC Health’s creditors and/or having acted in bad faith, thereby exposing itself and SC Health to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to its public shareholders, SC Health files a bankruptcy petition or an involuntary bankruptcy petition is filed against SC Health that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SC Health’s shareholders and the per-share amount that would otherwise be received by its shareholders in connection with SC Health’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to SC Health’s public shareholders, SC Health files a bankruptcy petition or an involuntary bankruptcy petition is filed against SC Health that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in SC Health’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SC Health’s shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by SC Health’s shareholders in connection with SC Health’s liquidation may be reduced.

SC Health’s shareholders may be held liable for claims by third parties against SC Health to the extent of distributions received by them upon redemption of their shares.

If SC Health is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proven that immediately following the date on which the distribution was made, SC Health were unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by SC Health’s shareholders. Furthermore, the SC Health directors may be viewed as having breached their fiduciary duties to SC Health or its creditors and/or may have acted in bad faith, thereby exposing themselves and SC Health to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against SC Health for these reasons. SC Health and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of its share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

SC Health may amend the terms of the SC Health warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding public warrants.

The SC Health warrants were issued in registered form under the Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the SC Health Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, SC Health may amend the terms of the SC Health warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although SC Health’s ability to amend the terms of the SC Health warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the SC Health warrants, convert the SC Health warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a SC Health warrant.

The post-Business Combination company may redeem your unexpired HoldCo warrants, which will have been converted from SC Health warrants in connection with the Business Combination, prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless.

The post-Business Combination company will have the ability to redeem outstanding HoldCo warrants, which will have been converted from SC Health warrants in connection with the Business Combination, at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of HoldCo’s ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the post-Business Combination company gives notice of redemption. If and when such become redeemable by the post-Business Combination company, the post-Business Combination company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding HoldCo warrants could force you (i) to exercise your HoldCo warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your HoldCo at the then-current market price when you might otherwise wish to hold your HoldCo warrants or (iii) to accept the nominal redemption price which, at the time the outstanding HoldCo warrants are called for redemption, is likely to be substantially less than the market value of your HoldCo warrants. None of the private warrants will be redeemable by the post-Business Combination company so long as they are held by their initial purchasers or their permitted transferees.

SC Health may issue additional Class A ordinary shares or preference shares to complete its initial business combination or HoldCo may issue a substantial number of ordinary shares after completion of the Business Combination. SC Health may also issue Class A ordinary shares upon the conversion of the founder shares at a ratio greater than one-to-one at the time of the initial business combination as a result of the anti-dilution provisions contained therein. Any such issuances would dilute the interest of its shareholders and likely present other risks. SC Health has entered into the Investor Subscription Agreements and Individual Subscription Agreements in connection with the Business Combination.

SC Health’s amended and restated memorandum and articles of association authorizes the issuance of up to 180,000,000 Class A ordinary shares, par value $0.0001 per share, 25,000,000 Class B ordinary shares, par value $0.00008 per share, and 1,000,000 preference shares, par value $0.0001 per share. At December 31, 2020, there were 162,750,000 and 19,437,500 authorized but unissued Class A ordinary shares and Class B ordinary shares, respectively, available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants and the forward purchase warrants, shares issuable upon conversion of the Class B ordinary shares or shares issued upon the sale of the forward purchase shares. The Class B ordinary shares are automatically convertible into Class A ordinary shares at the time of its initial business combination. At December 31, 2020, there were no preference shares issued and outstanding.

It is currently anticipated that upon the closing of the Business Combination, HoldCo’s memorandum and articles of association will authorize the issuance of up to 5,000,000,000 ordinary shares with a nominal or par value of US$0.00001 each.

Concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into (i) the Investor Subscription Agreements pursuant to which HoldCo agreed to issue and sell an aggregate of $150,000,000 shares in HoldCo, which will take effect immediately prior to the closing of the Business Combination, and (ii) the Individual Subscription Agreements pursuant to which HoldCo agreed to issue and sell an aggregate of $2,100,000 shares in HoldCo, which will take effect immediately prior to the closing of the Business Combination.

SC Health may otherwise issue a substantial number of additional Class A ordinary shares or preference shares to complete the Business Combination or HoldCo may issue a substantial number of ordinary shares under employee incentive plans or employee stock purchase plans or otherwise after the closing of the Business Combination. SC Health may also issue Class A ordinary shares to redeem the warrants or upon conversion of the Class B ordinary shares at a ratio greater than one-to-one at the time of its initial business combination as a result of the anti-dilution provisions as set forth herein. However, SC Health’s amended and restated memorandum and articles of association provide, among other things, that prior to its initial business combination, SC Health may not issue additional shares that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination. These provisions of SC Health’s amended and restated memorandum and articles of association, and of the anticipated memorandum and articles of association of HoldCo to be in effect upon the closing of the Business Combination, may be amended with a shareholder vote. The issuance of additional SC Health (prior to the Business Combination) or HoldCo (after the Business Combination) ordinary or preference shares, as applicable:

•	may significantly dilute the equity interest of investors from the SC Health initial public offering, who will not have preemption rights in respect of such an issuance;

•

may subordinate the rights of holders of shares of ordinary shares if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to SC Health or HoldCo ordinary shares, as applicable;

•

could cause a change in control if a substantial number of shares of ordinary shares are issued, which may affect, among other things, its ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors; and

•

may adversely affect prevailing market prices for the SC Health units, SC Health ordinary shares and/or SC Health warrants (prior to the Business Combination) or the HoldCo ordinary shares and/or HoldCo warrants (after the Business Combination).

Unlike most other similarly structured blank check companies, SC Health’s initial shareholders will receive additional Class A ordinary shares if SC Health issues shares to consummate an initial business combination.

The SC Health founder shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial business combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, on an as-converted basis, 20% of the total number of Class A ordinary shares, plus the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by SC Health in connection with or in relation to the consummation of its initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of working capital loans. This is different than most other similarly structured blank check companies in which the initial shareholders will only be issued an aggregate of 20% of the total number of shares to be outstanding prior to the initial business combination.

After the closing of the Business Combination, we expect that several of the post-Business Combination company’s directors and officers will live outside the United States and that certain assets of the post-Business Combination company will be located outside the United States; therefore, investors may not be able to enforce federal securities laws or their other legal rights.

We expect that after the closing of the Business Combination, several of the post-Business Combination company’s directors and officers will reside outside of the United States and that certain assets of the post-Business Combination company will be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon the post-Business Combination company or any of its directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties on its directors and officers under U.S. laws, including federal securities laws.

Because neither SC Health nor HoldCo have any current plans to pay cash dividends on SC Health ordinary shares, or HoldCo ordinary shares, as applicable, for the foreseeable future, you may not receive any return on investment unless you sell your SC Health or HoldCo ordinary shares, as applicable, for a price greater than that which you paid for such shares.

SC Health, prior to the Business Combination, and HoldCo, after the Business Combination, may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the SC Health (prior to the Business Combination) or the HoldCo (after the Business Combination) board of directors, as applicable, and will depend on, among other things, its results of operations, financial condition, cash requirements, contractual restrictions, and other factors that the SC Health or HoldCo board of directors may deem relevant. In addition, the ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness SC Health, HoldCo, or their respective subsidiaries, as applicable, incur. As a result, you may not receive any return on an investment in SC Health or HoldCo ordinary shares unless you sell such ordinary shares for a price greater than that which you paid for such shares.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the post-Business Combination company, its business, or its market, or if they change their recommendations regarding HoldCo’s securities adversely, the price and trading volume of HoldCo’s securities could decline.

The trading market for HoldCo’s securities will be influenced by the research and reports that industry or securities analysts may publish about the post-Business Combination company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the post-Business Combination company. If no securities or industry analysts commence coverage of the post-Business Combination company, the post-Business Combination company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-Business Combination company change their recommendation regarding the post-Business Combination company’s shares of ordinary shares adversely, or provide more favorable relative recommendations about the post-Business Combination company’s competitors, the price of the post-Business Combination company’s shares of ordinary shares would likely decline. If any analyst who may cover the post-Business Combination company were to cease coverage of the post-Business Combination company or fail to regularly publish reports on it, the post-Business Combination company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

GENERAL MEETING OF SC HEALTH

General

SC Health is furnishing this prospectus/proxy statement to its shareholders as part of the solicitation of proxies by its board of directors for use at the General Meeting of SC Health to be held on             , 2021, and at any adjournment thereof. This prospectus/proxy statement is first being furnished to SC Health’s shareholders on or about             , 2021 in connection with the vote on the proposals described in this prospectus/proxy statement. This prospectus/proxy statement provides SC Health’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the General Meeting.

Date, Time and Place

The General Meeting will be held on             , 2021, at             , local Singapore time, at SC Health’s principal executive office, located at 108 Robinson Road #10-00, Singapore 068900.Shareholders who hold their shares in street name must obtain a legal proxy from their broker, bank or other nominee. The General Meeting will begin promptly at            , local Singapore time.

Purpose of the SC Health General Meeting

At the General Meeting, SC Health is asking holders of its ordinary shares to consider and vote upon:

•	the BCA Proposal;

•	the Merger Proposal;

•	the Incentive Plan Proposal;

•	the ESPP Proposal; and

•	the Adjournment Proposal.

The BCA Proposal and the Merger Proposal are cross-conditioned. The Incentive Plan Proposal and the ESPP Proposal are conditioned upon the approval of the BCA Proposal and the Merger Proposal. The BCA Proposal and the Merger Proposal are not conditional on the Incentive Plan Proposal and the ESPP Proposal being approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this prospectus/proxy statement.

Recommendation of SC Health Board of Directors

SC Health’s board of directors believes that the BCA Proposal, the Merger Proposal and the other proposals to be presented at the General Meeting are in the best interest of SC Health’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the General Meeting.

The existence of financial and personal interests of one or more of SC Health’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SC Health and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

SC Health shareholders will be entitled to vote or direct votes to be cast at the General Meeting if they owned ordinary shares at the close of business on             , 2021, which is the “record date” for the General Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SC Health warrants do not have voting rights. As of the close of business on the record date, there were             ordinary shares issued and outstanding, of which              were issued and outstanding public shares.

The Sponsor and each director and each officer of SC Health have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Investor Support Agreement, and waive their redemption rights in connection with the closing of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this prospectus/proxy statement, the Sponsor (whose members include SC Health’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

Quorum

A quorum of SC Health shareholders is necessary to hold a valid meeting. A quorum will be present at the General Meeting if the holders of a majority of the issued and outstanding SC Health ordinary shares entitled to vote at the General Meeting are represented in person or by proxy. As of the record date for the General Meeting,              ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SC Health but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. SC Health believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under the Cayman Islands Companies Act and the SC Health Governing Documents, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

The approval of the Merger Proposal requires a special resolution under the Cayman Islands Companies Act and the SC Health Governing Documents, being the affirmative vote of a majority of at least two-thirds of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. The Merger Proposal and the BCA Proposal are cross-conditioned. Therefore, if the BCA Proposal is not approved, the Merger Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands Companies Act and the SC Health Governing Documents, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

The BCA Proposal and the Merger Proposal are cross-conditioned. The Incentive Plan Proposal and the ESPP Proposal are conditioned upon the approval of the BCA Proposal and the Merger Proposal. The BCA Proposal and the Merger Proposal are not conditional on the Incentive Plan Proposal and the ESPP Proposal being approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this prospectus/proxy statement.

Voting Your Shares

Each SC Health ordinary share that you own in your name entitles you to one vote. Your proxy card or vote instruction form shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the General Meeting:

•

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SC Health’s board “FOR” the approval of the BCA Proposal, “FOR” the approval of the Merger Proposal, and “FOR” the approval of each of the other proposals, in each case, if presented to the General Meeting. Votes received after a matter has been voted upon at the General Meeting will not be counted.

•	You Can Attend the General Meeting and Vote in Person.

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to AST at FOrihuela@astfinancial.com.

Revoking Your Proxy

If you are a SC Health shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify AST in writing before the General Meeting that you have revoked your proxy; or

•	you may attend the General Meeting, revoke your proxy, and vote, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, SC Health’s proxy solicitor, by calling (800) 662-5200 (toll-free in North America), or +1 (203) 658-9400 (outside of North America), or by email at SCPE.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the SC Health Governing Documents, a public shareholder may request of SC Health that HoldCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to AST, SC Health’s transfer agent, that HoldCo redeem all or a portion of your public shares for cash; and

•	deliver the certificates for your public shares (if any) along with the redemption forms to AST, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on             , 2021 (which is 5:00 a.m. local Singapore time, on             , 2021) (two business days before the General Meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact AST, SC Health’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to AST, HoldCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the closing of the Business Combination. For illustrative purposes, as of March 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. HoldCo public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

An SC Health shareholder may not withdraw a redemption request once submitted to AST unless SC Health’s board of directors determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that SC Health permit the withdrawal of the redemption request and instruct AST to return the certificate (physically or electronically). The holder can make such request by contacting AST at the address or email address listed in this prospectus/proxy statement.

Any corrected or changed written exercise of redemption rights must be received by AST prior to the vote taken on the BCA Proposal at the General Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to AST at least two business days prior to the vote at the General Meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor and each director and each officer of SC Health have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Investor Support Agreement, and waive their redemption rights in connection with the closing of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this prospectus/proxy statement, the Sponsor (whose members include SC Health’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on March 30, 2021, the most recent practicable date prior to the date of this prospectus/proxy statement, was $10.09. As of March 19, 2021, funds in the trust account totaled approximately $174,545,229 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SC Health cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither SC Health’s shareholders nor SC Health’s warrant holders have appraisal rights in connection with the Business Combination under Cayman Islands law.

SC Health Initial Shareholders

As of the date of this prospectus/proxy statement, there are 22,812,500 ordinary shares issued and outstanding, which include the 5,562,500 Founder Shares held by the Sponsor (whose members include SC Health directors and officers) and the 17,250,000 public shares. As of the date of this prospectus/proxy statement, there is outstanding an aggregate of 14,075,000 warrants, which includes the 5,450,000 private placement warrants held by the Sponsor and 8,625,000 public warrants.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing shareholders of Rockley or SC Health or their respective directors, officers, advisors or respective affiliates may: (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, public shares; (ii) execute agreements to purchase such shares from such investors in the future; or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SC Health’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing shareholders of Rockley or SC Health or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of the BCA Proposal, the Merger Proposal and the Adjournment Proposal, (2) satisfaction of the Minimum Cash Condition, (3) otherwise limiting the number of public shares electing to redeem, and (4) SC Health’s net tangible assets being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved.

PROPOSAL NO. 1—BCA PROPOSAL

SC Health is asking its shareholders to approve by ordinary resolution the Business Combination Agreement. SC Health shareholders should carefully read this prospectus/proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this prospectus/proxy statement. Please see the subsection entitled “The Business Combination Agreement and Plan of Merger” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

SC Health may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority at least two-thirds of SC Health of ordinary shares that are entitled to vote and are voted at the General Meeting.

The Business Combination Agreement and Plan of Merger

This subsection of this prospectus/proxy statement describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this prospectus/proxy statement. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger.

The Business Combination Agreement and Plan of Merger contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “Disclosure Letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this prospectus/proxy statement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this prospectus/proxy statement as characterizations of the actual state of facts about SC Health, the Company or any other matter.

Structure of the Merger

On March 19, 2021, SC Health entered into the Business Combination Agreement with the Company, HoldCo, and Merger Sub, pursuant to which, following the consummation of the Exchange, Merger Sub will merge with and into SC Health, with SC Health surviving such merger as a direct wholly owned subsidiary of HoldCo and, in the context of such Merger, all SC Health ordinary shares (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time shall be exchanged with HoldCo for the right to receive the Merger Consideration in the form of HoldCo ordinary shares pursuant to a share capital increase of HoldCo, as set forth in the Business Combination Agreement and in accordance with the Cayman Islands Companies Act.

Prior to the Merger Effective Time, among other things, the Company will propose a scheme of arrangement under Part 26 of the Companies Act as either a cancellation scheme or a transfer scheme pursuant to which the Company Shareholders will transfer all their Company ordinary shares to HoldCo or cancel all their Company ordinary shares with new Company ordinary shares being issued to HoldCo, in either case in exchange for the same number of HoldCo ordinary shares (the “Equity Scheme”).

Consideration

Merger Consideration

At the Merger Effective Time, immediately following the SC Health Class B Conversion, by virtue of the Merger, and without any further action on the part of SC Health, Merger Sub, HoldCo or the Company or the holders of any of the following securities:

1.

each SC Health Class A ordinary share (other than any SC Health Class A ordinary shares held in treasury by SC Health (if any) (each, an “Excluded Share” and, collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for one HoldCo ordinary share, in accordance with Section 233(5) of the Cayman Islands Companies Act following a share capital increase realized by HoldCo by virtue of the Merger, to be subscribed by the contributing holders of the SC Health Class A ordinary shares (the “Merger Consideration”), which HoldCo ordinary shares HoldCo shall cause to be issued and delivered in accordance with its obligations set forth in the Business Combination Agreement;

2.

all SC Health Class A ordinary shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing SC Health Class A ordinary shares (other than Excluded Shares) and (B) each entry in the SC Health’s register of members formerly representing SC Health Class A ordinary shares (other than Excluded Shares) issued and outstanding immediately prior to the Merger Effective Time shall thereafter, in case of both (A) and (B), only represent the right to receive Merger Consideration into which such SC Health Class A ordinary shares have been exchanged (and contributed-in-kind) pursuant to the Business Combination Agreement;

3.

each Excluded Share shall, by virtue of the Merger and without any further action on the part of SC Health, Merger Sub, HoldCo or the Company or holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

4.

each ordinary share, par value $0.00001 per share, of the Merger Sub (the “Merger Sub ordinary shares”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of SC Health.

Treatment of the Company Options and Restricted Stock

As a result of and upon the closing of the Business Combination (the “Closing”), among other things, each Company option, whether vested or unvested, that is issued and outstanding immediately prior to the Initial Exchange shall, upon the Equity Scheme becoming effective and contingent on agreement with the holder thereof executing a rollover agreement, be substituted by a HoldCo option in accordance with the requirements of Section 424(a) and Section 409A of the Internal Revenue Code, as applicable, such that the intrinsic value of the exchanged Company option is preserved, and shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Equity Scheme becoming effective; each Company Restricted Stock that is issued and outstanding immediately prior to the Equity Scheme becoming effective shall, at the Equity Scheme becoming effective, automatically and without any action on the part of the holder thereof, be exchanged against the aggregate number of HoldCo Restricted Shares in the manner as provided in the Business Combination Agreement; and the Company will take all necessary actions to effect the treatment of Company options and Company Restricted Stock pursuant to the Business Combination Agreement in accordance with the 2013 Plan and the applicable award agreements and to ensure that no HoldCo option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of HoldCo. For additional information on the Business Combination Agreement, see “Proposal No. 1—The Business Combination Agreement and Plan of Merger.”

Closing

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place at 10:00 a.m., Eastern time, on the date that is two business days after the first date on which all conditions set forth in the Business Combination Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such time and place as SC Health and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Representations and Warranties

The Business Combination Agreement and Plan of Merger contains representations and warranties of SC Health, the Company, HoldCo and Merger Sub, certain of which are qualified by materiality and material adverse effect (or Company Material Adverse Effect as defined below) and may be further modified and limited by the disclosure letters. See “—Company Material Adverse Effect” below.

Representations and Warranties of the Company

The Company has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of the Company, capitalization of subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, the Company’s benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, licenses and permits, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption and anti-money laundering compliance, sanctions and international trade compliance, information supplied, customers and suppliers, government contracts, sufficiency of assets and no additional representation or warranties.

The representations and warranties of the Company identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: the first and second sentences of Section 4.1 of the Business Combination Agreement (Company Organization), the first and second sentences of Section 4.2 of the Business Combination Agreement (subsidiaries), Section 4.3 of the Business Combination Agreement (Due Authorization), Section 4.6 of the Business Combination Agreement (Capitalization of the Company) (other than the first sentence of Section 4.6(a) of the Business Combination Agreement), Section 4.7 of the Business Combination Agreement (Capitalization of subsidiaries) and Section 4.16 of the Business Combination Agreement (Broker’s Fees) (collectively, the “Company’s Fundamental Representations”).

Representations and Warranties of SC Health

SC Health has made representations and warranties relating to, among other things, organization, due authorization, no conflict, subsidiaries, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, the NYSE stock market quotation, registration statement and proxy statement and proxy/registration statement, no outside reliance, no additional representations or warranties and affiliate arrangements.

Representations and Warranties of HoldCo and Merger Sub

Each of HoldCo and Merger Sub have made representations and warranties relating to, among other things, corporate organization, organizational documents, capitalization, authority relative to the Business Combination Agreement, no conflict, required filings and consents, compliance, board approval and vote required, no prior operations of HoldCo or Merger Sub and post-closing operations, no indebtedness, brokers’ fees and information supplied. The representations and warranties of HoldCo and Merger Sub identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement), Section 6.8 (Post-Closing Operations; No Prior Obligations of HoldCo or Merger Sub) and Section 6.10 (Brokers’ Fees) (collectively, the “HoldCo and Merger Sub Fundamental Representations”).

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.

Company Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect on the ability of the Company to enter into and perform its obligations under the Business Combination Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Business Combination Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, disease outbreak or other public health emergency (including COVID-19 or the effect of any abatement thereof, and any action permitted under the Business Combination Agreement in response thereto, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Business Combination Agreement and consummation of the transactions contemplated hereby, (x) excluding the termination of a Contract by a customer, the termination of a Contract by a top supplier listed in the Company Disclosure Letter and/or termination of a Contract by a key employee (y) but including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, suppliers (other than any such top suppliers), distributors, partners or employees (other than any key employees) of the Company and its subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 of the Business Combination Agreement (No Conflict) and the condition to Closing with respect thereto), (i) any matter set forth on Section 1.3 of the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of the SC Health Disclosure Letter on or prior to the date of the Business Combination Agreement, or (k) any action taken by, or at the request of, SC Health; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its subsidiaries conduct their respective operations.

Covenants and Agreements

The Company, HoldCo and Merger Sub has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of additional Company financial statements, affiliate agreements, acquisition proposals, shareholder litigation, employment agreement amendments and indemnification and insurance.

SC Health has made covenants relating to, among other things, trust account proceeds, no solicitation by SC Health, SC Health’s conduct of business, inspection, SC Health public filings, shareholder litigation and affiliate agreements.

Conduct of Business by the Company

The Company has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Business Combination Agreement or the Ancillary Agreements (as defined below), as consented to by SC Health in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practices.

During the Interim Period, the Company has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Business Combination Agreement, including the Company disclosure letter thereto (the “Company Disclosure Letter”), the ancillary agreements, or as consented to by SC Health in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•	change or amend the governing documents of the Company;

•	make or declare any dividend or distribution to shareholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Merger Consideration payable to the shareholders of the Company;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company options and Company Restricted Stock in connection with the repurchase, forfeiture or cancellation of such interests, Company options and Company Restricted Stock, (ii) the acquisition by the Company of Company ordinary shares in connection with the surrender of Company ordinary shares by holders of Company options in order to pay the exercise price of the Company options, and (iii) the withholding of Company ordinary shares to satisfy tax obligations with respect to the Company options and Company Restricted Stock;

•

enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any contract of a type required to be listed in Section 4.12(a) of the Company Disclosure Letter or any real property lease, in each case, other than in the ordinary course of business or as required by law;

•

sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or otherwise dispose of any material tangible assets or properties of the Company or its subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among the Company and its subsidiaries or among its subsidiaries and (iv) transactions in the ordinary course of business consistent with past practice;

•	acquire any ownership interest in any real property;

•

except as required by law, an existing Company benefit plan, or contracts listed in the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Company benefit plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company benefit plan as of the date of the Business Combination Agreement, except in the ordinary course of business consistent with past practice, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company or its subsidiaries in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s subsidiaries, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice or (vi) terminate the employment or engagement, other than for cause, death, or disability, of any employee or independent contractor with an annual base compensation in excess of $250,000;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•

incur or assume any indebtedness for borrowed money under its term facility with Argentum Securities Ireland plc and/or its facility with Silicon Valley Bank and/or any other third party debt facilities, in each case, other than in the ordinary course of business, which is not in excess of $100,000;

•

(i) make or change any material election in respect of taxes in a manner inconsistent with past practice, (ii) amend, modify or otherwise change any filed tax return in a manner that is material to the Company and its subsidiaries, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes, (vii), file any tax return of the Company or its subsidiaries in a manner that is materially inconsistent with the past practices of the Company, or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation (including Company Restricted Stock) other than (i) in the ordinary course of business not to exceed the amount of Company ordinary shares available for grant under the 2013 Plan on the date of the Business Combination Agreement, or (ii) upon the exercise or settlement of Company options under the 2013 Plan and applicable award agreement outstanding on the date of the Business Combination Agreement in accordance with their terms as in effect as of the date of the Business Combination Agreement, and (iii) as required to comply with any Company benefit plan as in effect on the date of the Business Combination Agreement;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its subsidiaries (other than the Merger);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•

(A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a lien (other than a permitted lien), or grant to, or agree to grant to, any Person rights in or to any Company IP (as defined in the Business Combination Agreement) that is material to the Company and its subsidiaries (other than non-exclusive licenses of Company IP granted to customers or distributors in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any intellectual property that is material to the Company and its subsidiaries except for the expiration of any Company Registered Intellectual Property (as defined in the Business Combination Agreement) in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period) or (B) subject any material Company IP to any Copyleft Licenses (as defined in the Business Combination Agreement);

•

disclose or agree to disclose to any Person (other than SC Health or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its subsidiaries other than in the ordinary course of business and pursuant to obligations to maintain the confidentiality thereof;

•

make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 7.1(a)(xvii) of the Company Disclosure Letter, in the aggregate; enter into or extend any collective bargaining agreement or similar labor agreement other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its subsidiaries as the bargaining representative for any employees of the Company or its subsidiaries;

•

(i) limit the right of the Company or any of the Company’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its subsidiaries, taken as a whole;

•

terminate without replacement or amend in a manner materially adverse to the Company and its subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s subsidiaries;

•	cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its subsidiaries as of the date of the Business Combination Agreement;

•	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law; or

•	enter into any agreement to take any of the above actions prohibited under the Business Combination Agreement.

Conduct of Business of HoldCo and Merger Sub

During the Interim Period, except as set forth in the Company’s Disclosure Letter or as consented to by SC Health in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) HoldCo and Merger Sub shall not, except as otherwise contemplated by the Business Combination Agreement or the ancillary agreements or as explicitly contemplated in connection with the Transactions (as defined below) or required by law or in connection with COVID-19 Measures:

•	engage in any business or activity other than the consummation of the Exchange;

•	amend or otherwise change the HoldCo Governing Documents or organizational documents of Merger Sub except as otherwise required to implement the transactions contemplated hereby;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the HoldCo ordinary shares;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of HoldCo or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of HoldCo or of Merger Sub;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of HoldCo or of Merger Sub;

•	amend any agreement directly related to the Exchange;

•

permit any Company Shareholder who acquires HoldCo ordinary shares pursuant to the Exchange to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any HoldCo ordinary shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of HoldCo ordinary shares;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Exchange and any such attempted action shall be null and void and HoldCo will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;

•

acquire or hold any equity securities or rights thereto in any person other than the Company pursuant to the Exchange except for new HoldCo ordinary shares held by the Company upon the Exchange which shall be distributed in kind by the Company to HoldCo to be held in treasury by HoldCo following completion of the Exchange; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business of SC Health

During the Interim Period, SC Health shall, except as contemplated by the Business Combination Agreement (including as contemplated by the PIPE Financing), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Further, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SC Health shall not, except as otherwise contemplated by the Business Combination Agreement (including as contemplated by the PIPE Financing) or the ancillary agreements or as required by law:

•

seek any approval from SC Health shareholders, to change, modify or amend the Trust Agreement or the SC Health Governing Documents, except as contemplated by the Transaction Proposals (as defined below) or otherwise to obtain the approval of the shareholders of SC Health by special resolution to extend the deadline in the SC Health Governing Documents for SC Health to complete an initial business combination to April 16, 2021 (and any further extension);

•

make or declare any dividend or distribution to SC Health shareholders or make any other distributions in respect of any of SC Health’s capital stock, share capital or equity interests, (y) split, combine, reclassify or, save pursuant to FPA Termination (as defined below), otherwise amend any terms of any shares or series of SC Health’s capital stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SC Health, other than a redemption of SC Health Class A ordinary shares made as part of SC Health Share redemptions;

•

make or change any material election in respect of taxes, (A) amend, modify or otherwise change any filed material tax return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (C) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (D) settle any claim or assessment in respect of material taxes, (E) surrender or allow to expire any right to claim a refund of material taxes, (F) file any tax return in a manner that is inconsistent with the past practices of SC Health or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

other than as expressly required by the SC Health Investor Support Agreement or to give effect to the FPA Termination, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SC Health (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Business Combination Agreement or ancillary agreements or in support of the ordinary course operations of SC Health (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

•

issue any SC Health securities or securities exercisable for or convertible into SC Health securities, (B) grant any options, warrants or other equity-based awards with respect to SC Health Securities not outstanding on the date of the Business Combination Agreement, or (C) save pursuant to the FPA Termination, amend, modify or waive any of the material terms or rights set forth in any SC Health warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to do any action prohibited above.

During the Interim Period, SC Health shall, comply with, and continue performing under, as applicable, SC Health’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which SC Health s may be a party.

Additional Covenants of SC Health

Pursuant to the Business Combination Agreement, SC Health has agreed, among other things, in addition to the covenants described above under “—Conduct of Business of SC Health,” to:

•

With respect to the trust account, as of the Merger Effective Time, the obligations of SC Health to dissolve or liquidate within a specified time period as contained in SC Health Governing Documents will be terminated and SC Health shall have no obligation whatsoever to dissolve and liquidate the assets of SC Health by reason of the closing of the Business Combination or otherwise, and no SC Health shareholders shall be entitled to receive any amount from the trust account. At least 48 hours prior to the Merger Effective Time, SC Health shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and shall cause the Trustee prior to the Merger Effective Time to transfer all funds held in the trust account to SC Health (to be held as available cash on the balance sheet of SC Health, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the trust account and the Trust Agreement to terminate.

•

From the date of the Business Combination Agreement until the Closing Date or, if earlier, the termination pursuant to the Business Combination Agreement, SC Health shall not, and shall cause its subsidiaries not to, and SC Health shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a BCA Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a BCA Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a BCA Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date of the Business Combination Agreement, SC Health shall, and shall instruct its officers and directors to, and SC Health shall instruct and cause its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business.

•

Subject to confidentiality obligations that may be applicable to information furnished to SC Health by third parties that may be in SC Health’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable law, SC Health shall provide to the Company and, if applicable, its accountants, counsel or other representatives, (x) such information concerning the affairs of SC Health and such other information, materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of SC Health during the Interim Period, in each case, as the Company or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its subsidiaries, and (z) copies of any communications sent or received by the Company or its subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its subsidiaries to, memorialize such communications in writing to SC Health). All information obtained by the Company, HoldCo, Merger Sub or their respective representatives) shall be subject to the Confidentiality Agreement.

•

Through the Merger Effective Time, SC Health will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

•

In the event that any litigation related to the Business Combination Agreement, any ancillary agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of SC Health, threatened in writing, against SC Health or SC Health board of directors by any of SC Health shareholders prior to the Closing, SC Health shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SC Health shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

•

Prior to the closing pursuant to that certain Forward Purchase Agreement entered into as of July 11, 2019, between SC Health and SC Health Group Limited (the “Forward Purchase Agreement”), SC Health will procure the termination of the Forward Purchase Agreement (including, for the avoidance of doubt, termination of the rights and obligations of SC Health Group Limited under the Warrant Agreement, with respect to the Forward Purchase Warrants as defined therein, without liability or further obligation of SC Health or SC Health Group Limited (the “FPA Termination”).

Covenants of the Company, HoldCo and Merger Sub

Pursuant to the Business Combination Agreement, the Company, HoldCo and Merger Sub have agreed, among other things, in addition to the covenants described above under “—Conduct of Business of the Company” or “—Conduct of Business of HoldCo and Merger Sub,” as the case may be, to:

•

Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s subsidiaries by third parties that may be in the Company’s or any of its subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable law, (a) the Company shall, and shall cause its subsidiaries to, afford to SC Health and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its subsidiaries, to all of their respective properties, books, Contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its subsidiaries to, provide to SC Health and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its subsidiaries during the Interim Period, in each case, as SC Health or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its subsidiaries, and (z) copies of any communications sent or received by the Company or its subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its subsidiaries to, memorialize such communications in writing to SC Health). All information obtained by SC Health or their respective representatives pursuant to the Business Combination Agreement shall be subject to the Confidentiality Agreement.

•

As soon as reasonably practicable following the date of the Business Combination Agreement and in any event by no later than April 9, 2021, the Company shall deliver to SC Health audited consolidated balance sheets and statements of operations, comprehensive loss, shareholders’ equity, and cash flows of the Company and its subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited GAAP Financial Statements” for the purposes of the Business Combination Agreement and the representations and warranties set forth in the Business Combination Agreement shall be deemed to apply to such Audited GAAP Financial Statements with the same force and effect as if made as of the date of the Business Combination Agreement.

•

If the Merger Effective Time has not occurred prior to May 14, 2021, as soon as reasonably practicable following May 14, 2021, the Company shall deliver to SC Health the unaudited consolidated balance sheets and statements of operations, comprehensive loss, shareholders’ equity, and cash flows of the Company and its subsidiaries as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 of the Business Combination Agreement (other than those set forth in clause (a) thereof) shall be deemed to apply to the Q1 Financial Statements, with the same force and effect as if made as of the date of the Business Combination Agreement.

•

The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, SC Health in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and this prospectus/proxy statement and any other filings to be made by SC Health with the SEC in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable law or requested by the SEC.

•

All Affiliate Agreements set forth in the Company’s Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to HoldCo, the Company or any of the Company’s subsidiaries, in each case, except as otherwise set forth in the Company Disclosure Letter.

•

From the date of the Business Combination Agreement until the Closing Date or, if earlier, the termination of the Business Combination Agreement, the Company and its subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s subsidiaries to any Person relating to, an Acquisition Proposal (as defined in the Business Combination

Agreement) or afford to any Person access to the business, properties, assets or talent of the Company or any of the Company’s subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of the Business Combination Agreement it shall, and shall cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within two business days) notify, in writing, SC Health of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within twenty-four (24) hours) keep SC Health reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

•

In the event that any litigation related to the Business Combination Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company or any of its subsidiaries, threatened in writing, against the Company or any of its subsidiaries or any of their boards by any of their shareholders prior to the Closing, the Company shall promptly notify SC Health of any such litigation and keep SC Health reasonably informed with respect to the status thereof. The Company and any of its subsidiaries shall provide SC Health the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to SC Health’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of SC Health, such consent not to be unreasonably withheld, conditioned or delayed.

•

The Company shall use its reasonable efforts to agree the employment agreement amendments with the relevant employees by Closing and to arrange for all agreed employment agreement amendments to be entered into by the relevant employer entities and employees on Closing.

•

From and after the Merger Effective Time, HoldCo agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under the Business Combination Agreement) (the “Company Indemnified Parties to the Business Combination Agreement”) and (y) SC Health and each of its subsidiaries (the “SC Health Indemnified Parties to the Business Combination Agreement” together with the Company Indemnified Parties to the Business Combination Agreement, the “D&O Indemnified Parties to the Business Combination Agreement”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, SC Health or their respective subsidiaries, as the case may be, would have been permitted under applicable law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of the Business Combination Agreement to indemnify such D&O Indemnified Parties to the Business

Combination Agreement (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, HoldCo shall, and shall cause its subsidiaries to (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in the HoldCo Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of HoldCo’s and its subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the governing documents of the Company, and its subsidiaries’ or SC Health, as applicable, in each case, as of the date of the Business Combination Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by law. HoldCo shall assume, and be liable for, each of the covenants in the Business Combination Agreement.

•

For a period of six (6) years from the Merger Effective Time, HoldCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SC Health’s, the Company’s, HoldCo’s, Merger Sub’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) HoldCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under the Business Combination Agreement shall be continued in respect of such claim until the final disposition thereof.

•

Notwithstanding anything contained in the Business Combination Agreement to the contrary, the covenants shall survive the closing of the Business Combination indefinitely and shall be binding, jointly and severally, on HoldCo and all successors and assigns of HoldCo. In the event that HoldCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, HoldCo shall ensure that proper provision shall be made so that the successors and assigns of HoldCo shall succeed to the obligations set forth in the Business Combination Agreement.

On or prior to the Closing Date, HoldCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SC Health with the post-Closing directors and officers of HoldCo, which indemnification agreements shall continue to be effective following the Closing.

Joint Covenants of SC Health, the Company, HoldCo and Merger Sub

In addition, each of SC Health, the Company, HoldCo and Merger Sub have agreed, among other things, to take certain actions set forth below.

•

To the extent required under any laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, including the HSR Act and the laws of any jurisdiction or Governmental Authority (as defined below) outside of the United States (“Antitrust laws”), the parties shall promptly (and, to the extent required, shall cause its affiliates to) substantially comply with and take reasonably necessary and appropriate actions with respect to Antitrust laws, including in no event later than ten (10) business days after the date of the Business Combination Agreement complying with the notification and reporting requirements of the HSR Act. The parties shall substantially comply with any Antitrust Information or Document Requests (as defined in the Business Combination Agreement).

•

The parties shall (and, to the extent required, shall cause its affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any Governmental Order (as defined below) which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

•

The parties shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to complete lawfully the transactions as soon as practicable (but in any event prior to the Agreement End Date) (as defined below) and use reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the closing of the Business Combination, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SC Health or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SC Health and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

•

With the exception of any notices or filings made with CFIUS pursuant to the DPA (as discussed below), each of the above filings, and any other requests, filings, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the parties will (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by the Business Combination Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by the Business Combination Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by law, the Company shall promptly furnish to SC Health, and SC Health shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by law, the Company agrees to provide SC Health and its counsel, and SC Health agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

•

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Financial Statements, (x) HoldCo, SC Health and the Company shall jointly prepare and file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to SC Health shareholders relating to an SC Health General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) SC Health, HoldCo and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the HoldCo ordinary shares and HoldCo Warrants to be issued in the Merger and Exchange or otherwise in connection with the transactions contemplated hereby and the units comprising such (collectively, the “Registration Statement Securities”). Each of the parties shall use its reasonable best efforts to cause the Registration statement and this prospectus/proxy statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions. SC Health also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions, and the Company shall furnish all information concerning the Company, its subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of the parties agrees to furnish to the other parties all information concerning itself, its subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement and this prospectus/proxy statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Business Combination Agreement, or any other statement, filing, notice or application made by or on behalf of SC Health, the Company or their respective subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions (the “Offer Documents”). SC Health will cause this prospectus/proxy statement to be mailed to SC Health shareholders, in each case, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

•

To the extent not prohibited by law, SC Health will advise the Company, reasonably promptly after SC Health receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SC Health ordinary shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or this prospectus/proxy statement or for additional information. To the extent not prohibited by law, the Company and their counsel shall be given a reasonable opportunity to review and comment on this registration statement/prospectus/proxy statement and any Offer Document each time before any such document is filed with the SEC, and SC Health shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by law, SC Health shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that SC Health or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or this prospectus/proxy statement or Offer Documents as promptly as reasonably practicable after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SC Health to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

•

Each of SC Health and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to SC Health shareholders and at the time of the SC Health General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

•

At any time prior to the Merger Effective Time, any information relating to SC Health, the Company or HoldCo or any of their respective affiliates, directors or officers, should be discovered by SC Health, the Company or HoldCo which should be set forth in an amendment or supplement to either the

Registration Statement or this prospectus/proxy statement, so that the Registrant Statement or this document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to SC Health shareholder.

•

The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the HoldCo ordinary shares that constitute the Merger Consideration or was issued in connection with the Exchange or Transactions, other than certain equity securities issuable under the Incentive Equity Plan that are based on HoldCo ordinary shares and constitute a portion of the Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3).

•

SC Health shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to SC Health shareholders in compliance with applicable law, (ii), duly (1) give notice of and (2) convene and hold a General Meeting of SC Health shareholders (the “SC Health General Meeting”) in accordance with SC Health’s Governing Documents and Section 710 of the NYSE Listing Rules for a date no later than thirty (30) business days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SC Health ordinary shares to vote in favor of each of the Transaction Proposals, and (b) provide SC Health shareholders with the opportunity to elect to effect a SC Health Share redemption. Subject to any Permitted Withdrawal (as defined below), SC Health shall, through its Board of Directors, recommend to SC Health shareholders the (A) the adoption and approval of the Business Combination Agreement and the transactions contemplated in accordance with applicable law and exchange rules and regulations, (B) adoption and approval of the Business Combination Agreement in accordance with Section 233(6) of the Cayman Islands Companies Act (C) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) adoption and approval of any other proposals as reasonably agreed by SC Health and the Company to be necessary or appropriate in connection with the transactions, and (F) adjournment of an SC Health General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. SC Health board of directors shall not withdraw, amend, qualify or modify its recommendation to SC Health shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to SC Health shareholders described in the Business Combination Agreement, a “Modification in Recommendation”); provided that, in the event that the SC Health board of directors determines a Company Material Adverse Effect has occurred, the SC Health board of directors may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent required, upon the advice of counsel, in order to comply with its fiduciary duties (a “Permitted Withdrawal”). SC Health shall, subject to any Permitted Withdrawal, promptly notify (and in any event, no later than three (3) business days prior to making any such Permitted Withdrawal or amendment, qualification or modification) the Company in writing of any determination to make any Permitted Withdrawal of its recommendation or amendment, qualification or modification of its recommendation in a manner adverse to the Company. To the fullest extent permitted by applicable law, (x) SC Health’s obligations to establish a record date for, duly call, give notice of, convene and hold an SC Health General Meeting shall not be affected by any Modification in Recommendation, save for any Permitted Withdrawal, (y) SC Health agrees to establish a record date for, duly call, give notice of, convene and hold an SC Health General Meeting and submit for approval the Transaction Proposals and (z) SC Health agrees that if SC Health shareholder approval (as defined below) shall not have been obtained at any such SC Health General Meeting, then SC Health shall promptly continue to take all such necessary actions, and hold additional SC Health General Meetings in order to obtain SC Health shareholder approval. SC Health may only adjourn an SC Health General Meeting (i) to solicit additional proxies for the purpose of obtaining SC Health shareholder approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SC Health has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by SC Health shareholders prior to an SC Health General Meeting; provided, that, without the consent of the Company, SC Health General Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which such SC Health Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable law) and (y) shall not be held later than three (3) business days prior to the Agreement End Date. SC Health agrees that it shall provide the holders of SC Health Class A ordinary shares the opportunity to elect redemption of such SC Health Class A ordinary shares in connection with an SC Health General Meeting, as required by SC Health’s Governing Documents.

•

Upon the terms set forth in the Business Combination Agreement, the Company and HoldCo shall use its reasonable best efforts to solicit and obtain approvals to the Resolutions (as defined in the Business Combination Agreement) and the HoldCo shareholder approval (as defined in the Business Combination Agreement) including, for the avoidance of doubt, HoldCo circulating the HoldCo shareholder approval to its member for approval prior to the Initial Exchange.

•

HoldCo, SC Health (subject to its right of Permitted Withdrawal only), Merger Sub and the Company shall each, and each shall cause its subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of SC Health, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of or otherwise to comply with the Business Combination Agreement and to consummate the transactions as soon as practicable (including any applicable actions or filings required under or in connection with the NSIB (as defined in the Business Combination Agreement)).

•

All transfer, documentary, sales, use, real property, stamp, registration and other similar taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Business Combination Agreement that are payable by SC Health, HoldCo, Merger Sub, the Company or its subsidiaries (“Transfer taxes”) shall constitute Transaction Expenses. The Company and its subsidiaries shall, at their own expense, file all necessary tax returns with respect to all such taxes, and, if required by applicable law, SC Health will cooperate and join in the execution of any such tax returns.

•

Prior to the Merger Effective Time, each of the HoldCo, Company and SC Health shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of the HoldCo ordinary shares, Company Capital Stock or acquisitions of SC Health ordinary shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

•

Prior to Closing, each of HoldCo, the Company and SC Health shall, and each of them shall cause its respective subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Business Combination Agreement (it being understood and agreed that the consummation of any such financing by HoldCo, the Company or SC Health shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other parties may reasonably request, (b) granting such access to the other parties and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of HoldCo, the Company and its subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of HoldCo, the Company, SC Health, or their respective auditors.

•

From the date of the announcement of the Business Combination Agreement or the transactions (pursuant to any applicable public communication), until the Closing Date, SC Health shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

•

Subject to the terms and conditions set forth in the Business Combination Agreement, and to applicable laws, prior to Closing, the Parties to the Business Combination Agreement shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering and documents, certificates, instruments and other papers that are necessary for the consummation of the transactions), and do, or cause to be done, and assist and cooperate with the other Parties to the Business Combination Agreement in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable the Transactions. The Company shall, and shall cause its subsidiaries to, use its and their commercially reasonable efforts to send the requisite notice to or to solicit and obtain the consents of as applicable, the contractual counterparties to the Contracts listed in the Company Disclosure Letter prior to the Closing; provided, however, that no party to the Business Combination Agreement nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is explicitly required in accordance with the terms of the relevant Contract requiring such consent); provided, further, that the Parties to the Business Combination Agreement acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

•

Prior to the effectiveness of the Registration Statement, HoldCo shall approve and adopt, subject to receipt of shareholder approval, (w) an incentive equity plan and an employee stock purchase plan (with such changes that may be agreed in writing by SC Health and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SC Health or the Company, as applicable)) (the “Incentive Equity Plans”), (x) a form of stock option agreement, which such form shall be distributed to SC Health not later than ten (10) business days prior to HoldCo approval and adoption for SC Health’s (or SC Health’s designee’s) review and comment, and (y) a form of restricted stock unit agreement, which such form shall be distributed to SC Health not later than ten (10) business days prior to HoldCo approval and adoption for SC Health’s (or SC Health’s designee’s) review and comment, and (z) a form of restricted stock agreement, which such form shall be distributed to SC Health not later than ten (10) business days prior to HoldCo approval and adoption for SC Health’s (or SC Health’s designee’s) review and comment, in each case, effective as of the Closing Date. Within two (2) business days following the expiration of the sixty (60) day period following the date HoldCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, HoldCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the HoldCo ordinary shares issuable under the Incentive Equity Plans, and HoldCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plans remain outstanding.

•

Each of the parties to the Business Combination Agreement acknowledges and agrees that all of the provisions of this and the prior paragraph are included for the sole benefit of SC Health, HoldCo and the Company, and that nothing in the Business Combination Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SC Health, HoldCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company benefit plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to the Business Combination Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company benefit plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

•

Subject to the terms of HoldCo’s Governing Documents and the applicable rules and regulations of the NYSE, SC Health, the Company and HoldCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a) unless and until the CFIUS Approval has been obtained, the board of directors of HoldCo shall consist of up to seven (7) director nominees, with such initial director nominees, to be designated by the Company pursuant to written notice to SC Health as soon as reasonably practicable following the date of the Business Combination Agreement (one of whom shall be the current Chairman of the Company’s board of directors), subject to SC Health’s reasonable acceptance of such initial director nominees:

(b) following the date that the CFIUS Approval is obtained (if at all), the board of directors of HoldCo shall consist of up to nine (9) directors, which shall initially include:

•

so long as the Sponsor and its Affiliates continue to own HoldCo ordinary shares, two (2) Class II director nominees to be designated by the Sponsor pursuant to written notice to be delivered to the Company or HoldCo (as applicable) as soon as reasonably practicable following receipt of the CFIUS Approval (which notice must, in any event, be delivered prior to the date that is the later of (x) June 30, 2022 and (y) the date of the 2022 Annual Meeting of HoldCo shareholders), and SC Health shall consult with the Company or HoldCo (as applicable) with regards to the identity of such director nominees;

•

two (2) director nominees to be designated by the Company (one of whom shall be the current Chairman of the Company’s board of directors), and the Company shall consult with SC Health with regards to the identity of the non-Chairman director nominee; and

•	five (5) director nominees to be designated by the Company, subject to SC Health’s reasonable acceptance of the initial director nominees.

(c) the board of directors of HoldCo shall have a majority of “independent” directors for the purposes of NYSE rules, each of whom shall serve in such capacity in accordance with the terms of the HoldCo’s Governing Documents following the Merger Effective Time; and

(d) the initial officers of HoldCo shall be as set forth in the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to SC Health), who shall serve in such capacity in accordance with the terms of HoldCo’s Governing Documents following the Merger Effective Time.

•

The Company and SC Health shall (i) jointly file a draft of the Notice with CFIUS (the “CFIUS filing”) contemplated under 31 C.F.R. § 800.501 with respect to SC Health’s director nominee rights pursuant to Section 9.8(a)(i) of the Business Combination Agreement (the “Designation Right”) as soon as reasonably practicable following the execution of the Business Combination Agreement, and (ii) as soon as reasonably practicable after receiving CFIUS notification that the draft Notice meets all requirements of 31 C.F.R. § 800.502 and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated under 31 C.F.R. § 800.501(a). Any filings fees or similar costs associated with the CFIUS Filing shall be borne by SC Health.

•

The Company and SC Health shall (i) cooperate and coordinate with the other in the making of the CFIUS filing except as prohibited by applicable law or order or as directed by CFIUS, including any U.S. Government agency that is a member of CFIUS including, (x) providing copies of all such documents and materials to each other (or their outside counsel) prior to filing, and (y) considering all reasonable additions, deletions or changes suggested in connection therewith and in connection with resolving any investigation, request or other inquiry from CFIUS under the applicable laws or orders with respect to any such filing, (ii) supply the other party (or its outside counsel) with any information and reasonable assistance that may be required or reasonably requested by CFIUS in connection with the making of the filing, (iii) supply any certifications, additional information, documents or other materials that may be required or reasonably requested by CFIUS in connection with the notice filing or the Designation Right as soon as practicable and in all cases within the amount of time allowed by CFIUS, and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain the CFIUS Approval as soon as practicable. Notwithstanding the foregoing or anything else to the contrary in the Business Combination Agreement, in no event shall SC Health or any of its Affiliates be obligated in connection with the CFIUS Approval, to (A) propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments or enter into any commercial arrangement, or commit, or commit to take, any action which action limits the freedom of action of SC Health or any of its Affiliates with respect to its or its Affiliates’ or the Company’s or the Company’s subsidiaries’ businesses, product lines or assets, (B) defend through litigation, any Action asserted by any Person in any court before any Governmental Authority with respect to any notifications, filings, registrations and other materials required or necessary under the DPA or appeal any adverse decision or order by any such governmental body with respect to CFIUS, or (C) take any actions that would reasonably be expected to have a material and adverse impact on the Company, the Company’s subsidiaries, SC Health or any of its Affiliates.

•

Prior to receipt of CFIUS Approval, SC Health shall not request or obtain from the Company or its subsidiaries, and the Company and its subsidiaries shall not provide to the Sponsor or its Affiliates, either directly or indirectly (through any other person or otherwise), (i) control rights (as defined in 31 C.F.R. § 800.208); (ii) access to material nonpublic technical information (as defined in 31 C.F.R. § 800.232); (iii) the right to appoint any member or observer to the board or equivalent governing body of the Company or any of its subsidiaries; or (iv) the right to have involvement with substantive decision making, as those terms are defined in 31 C.F.R. § 800.229 and 31 C.F.R. § 800.245, respectively, regarding (x) the use, development, acquisition, safekeeping, or release of any sensitive personal data of U.S. citizens (as defined in 31 C.F.R. § 800.241) maintained or collected by the Company or any of its subsidiaries; (y) the use, development, acquisition, or release of critical technologies (as defined in 31 C.F.R. § 800.215); or (z) the management, operation, manufacture, maintenance, or supply of covered investment critical infrastructure identified in column 1 of Appendix A to 31 C.F.R. Part 800.

•

The Company, HoldCo and SC Health shall use their respective reasonable best efforts to cause the HoldCo ordinary shares and HoldCo warrants issuable in the Merger or the Exchange and the HoldCo ordinary shares that will become issuable upon the exercise of the HoldCo Warrants to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable after the date of the Business Combination Agreement, and in any event prior to the Closing Date.

•	The Company, HoldCo and SC Health shall use their respective reasonable best efforts to cause SC Health Units, SC Health Class A ordinary shares and SC Health warrants to be delisted from NYSE (or be succeeded by the respective HoldCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by HoldCo) as of the Closing Date or as soon as practicable thereafter.

•

Unless otherwise approved in writing by HoldCo and SC Health (which approval shall not be unreasonably withheld, conditioned or delayed), SC Health and HoldCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, SC Health and HoldCo shall use reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including each using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) HoldCo, the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

•

From the date of the Business Combination Agreement until Closing, each party to the Business Combination Agreement shall be bound by and comply with the provisions set forth in the Confidentiality Agreement; provided, that effective as of and subject to the closing of the Business Combination, the Confidentiality Agreement shall terminate and be of no further force and effect (other than the terms that expressly survive the termination of the Confidentiality Agreement as set forth therein) without any further action of any of the parties thereto. Each party to the Business Combination Agreement acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other party to the Business Combination Agreement, will be advised), of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on Persons possessing material nonpublic information about a public company. Each party to the Business Combination Agreement hereby agrees, that until Closing, except in connection with or support of the transactions contemplated by the Business Combination Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SC Health, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing in violation of such US federal securities laws and other applicable foreign and domestic laws.

Closing Conditions

The closing of the Business Combination is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Minimum Cash Condition

The Business Combination Agreement and Plan of Merger provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that substantially concurrently with the Closing, the amount of cash actually received by HoldCo from the PIPE Investors is at least equal to $150,000,000. The Minimum Cash Condition is for the sole benefit of the Company.

Conditions to the Obligations of Each party to the Business Combination Agreement

The obligations of each party to the Business Combination Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•

the approval of the proposals by SC Health’s shareholders entitled to attend and vote thereupon will have been obtained, including the Merger Proposal by at least two-thirds of SC Health’s shareholders (the “SC Health shareholder approval”);

•

the Resolutions (other than the Creditor Scheme Court Meeting Resolution (as defined in the Business Combination Agreement)) being duly passed by the requisite majorities at the Equity Scheme Court Meeting and the general meeting of the shareholders of the Company and the Equity Scheme and (if applicable) the Capital Reduction (as defined in the Business Combination Agreement) being sanctioned or confirmed (as applicable) by the Court (as each such capitalized term is defined in the Business Combination Agreement);

•	the Equity Scheme Document (as defined in the Business Combination Agreement) approved by the Court shall have been filed with the Registrar of Companies (England and Wales);

•

the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•

the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Business Combination Agreement (i) the SC Health Investor Support Agreement and Company Holders Support Agreement, (ii) the Employment Agreement Amendments (as such term is defined in the Business Combination Agreement), (iii) the Registration Rights and Lock-Up Agreement; (iv) the Andrew Rickman Employment Agreement Amendment and (v) the Non-Disclosure Agreement, dated as of December 8, 2020 (collectively, the “Ancillary Agreements”) will have expired or been terminated;

•

there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (in each case, entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Authority”)) (a “Governmental Order”), statute, rule or regulation enjoining or prohibiting the closing of the Business Combination (including any restriction or prohibition under or in connection with the NSIB); provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties to the Business Combination Agreement with respect to the transactions contemplated the Business Combination Agreement;

•	SC Health will have at least $5,000,001 of net tangible assets; and

•	the HoldCo ordinary shares to be issued in connection with the Merger will have been approved for listing on the NYSE, subject to official notice of issuance.

Conditions to the Obligations of SC Health

The obligations of SC Health to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SC Health:

•

(i) The representations and warranties regarding the capitalization of each of the Company, HoldCo and Merger Sub contained in the first sentence of Section 4.6(a), Section 6.3(a), and Section 6.3(b), respectively, of the Business Combination Agreement shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement and Plan of Merger or the Ancillary Agreements; (ii) the Company Fundamental Representations and the HoldCo and Merger Sub Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements; and (iii) each of the representations and warranties of the Company, HoldCo, and MergerSub contained in the Business Combination Agreement (other than the representations and warranties regarding capitalization of each of the Company, HoldCo, and Merger Sub contained in the first sentence of Section 4.6(a), Section 6.3(a), Section 6.3(b), respectively, of the Business Combination Agreement, and the Company’s Fundamental Representations and the HoldCo and Merger Sub Fundamental Representations) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•	each of the covenants of the Company and HoldCo to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period).

Conditions to the Obligations of the Company, HoldCo, and Merger Sub

The obligation of each of the Company, HoldCo, and Merger Sub to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

•

each of the representations and warranties of SC Health regarding its capitalization, as provided for in the Business Combination Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement;

•

each of the other representations and warranties of SC Health contained in the Business Combination Agreement and Plan of Merger (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of Business Combination Agreement which are contemplated or expressly permitted by Business Combination Agreement or the Ancillary Agreements;

•	each of the covenants of SC Health to be performed as of or prior to the Closing will have been performed in all material respects; and

•	the occurrence of the Minimum Cash Condition.

Termination; Effectiveness

The Business Combination Agreement and Plan of Merger may be terminated and the Merger abandoned at any time prior to the Closing:

•	by written consent of SC Health and the Company;

•

by the Company or SC Health if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered Governmental Order has become final and nonappealable which has the effect of making closing of the Business Combination illegal or otherwise preventing or prohibiting or restricting closing of the Business Combination; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties to the Business Combination Agreement with respect to the transactions contemplated thereby;

•

by the Company if the SC Health shareholder approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of SC Health’s shareholders duly convened therefor or at any adjournment thereof;

•	by SC Health if the resolutions in connection with the equity scheme have not been approved by the requisite majorities;

•

by either the Company or SC Health if the Court shall decline or refuse to sanction the equity scheme, unless both the Company and SC Health agree in writing that the decision of the Court shall be appealed;

•

prior to the Closing by written notice to the Company from SC Health if, pursuant to the SC Health Governing Documents, SC Health is required to cease all operations as a result of not completing a business combination;

•

prior to the Closing, by written notice to the Company from SC Health in the event of certain uncured breaches on the part of the Company or if the Closing has not occurred on or before December 31, 2021 (the “Agreement End Date”), unless SC Health is in material breach of the Business Combination Agreement and can be cured; or

•

prior to the Closing, by written notice to SC Health from the Company in the event of certain uncured breaches on the part of SC Health or if the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach of the Business Combination Agreement and can be cured.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of the Company, SC Health, HoldCo or Merger Sub, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Business Combination Agreement.

Waiver; Amendments

No provision of the Business Combination Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Business Combination Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Business Combination Agreement and Plan of Merger may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Business Combination Agreement will be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, SC Health will, upon the closing of the Business Combination and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of the Company and pay or cause to be paid all accrued transaction expenses of SC Health. SC Health and the Company will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this prospectus/proxy statement or as exhibits to the Registration Statement of which this prospectus/proxy statement forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the General Meeting.

Investor Support Agreement

In connection with the execution of the Business Combination Agreement, SC Health, the Sponsor, HoldCo, Merger Sub and the Company entered into the Investor Support Agreement, dated as of March 19, 2021, a copy of which is attached to this prospectus/proxy statement as Annex B. Pursuant to the Investor Support Agreement, the Sponsor has agreed to, among other things, (i) be bound by certain transfer restrictions with respect to its shares and warrants in SC Health; (ii) vote in favor of the transactions contemplated by the Business Combination Agreement and the related transaction proposals contemplated therein; (iii) vote against certain transactions involving SC Health or against any proposal or agreement that would reasonably be expected to, among other things, impede or nullify the transactions contemplated by the Business Combination Agreement, result in a breach of any obligation or agreement of SC Health under the Business Combination Agreement or ancillary agreements, result in any of the conditions to obligations of the Business Combination Agreement not being fulfilled or change the dividend policy or capitalization of SC Health; and (iv) waive any rights to adjustment or other anti-dilution protections with respect to the exchange of shares in SC Health for shares in HoldCo and certain rights relating to certain working capital loans,, in each case, subject to the terms and conditions of the Investor Support Agreement. In addition, the Sponsor agreed to waive its redemption rights with respect to all of the Founder Shares in connection with the closing of the Business Combination.

The Investor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of: (a) the effective time of the Merger; (b) such date and time as the Business Combination Agreement shall be terminated in accordance with its terms; and (c) the written agreement of SC Health, the Sponsor, HoldCo, Merger Sub, and the Company. Upon such termination of the Investor Support Agreement, all obligations of the parties under the Investor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Investor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Investor Support Agreement prior to such termination.

Company Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, SC Health entered into the Company Holders Support Agreement with the Company, HoldCo, Merger Sub, and certain shareholders of the Company (the “Company Shareholders”), a copy of which is attached to this prospectus/proxy statement as Annex C. Pursuant to the Company Holders Support Agreement, certain shareholders who hold a material number of shares in the Company have agreed to, among other things and subject to certain tax conditions being met: (i) vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at the court meeting and general meeting of the Company shareholders contemplated in the Business Combination Agreement, and take all other necessary and desirable actions reasonably requested by the Company in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement; (ii) vote against certain transactions involving the Company that would reasonably be expected to, among other things, impede or nullify the transactions contemplated by the Business Combination Agreement, any ancillary agreements or the Company Holders Support Agreement, result in a breach of any obligation or agreement of the Company under the Business Combination Agreement or other related agreement, or result in any of the conditions to obligations of the Business Combination Agreement not being fulfilled; (iii) be bound by certain transfer restrictions with respect to the ordinary shares of the Company held by the shareholder; and (iv) do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement and not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to those transactions, in each case, subject to the terms and conditions of the Company Holders Support Agreement.

The Company Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Merger Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) as to each Company Shareholder party thereto, the mutual written agreement of SC Health, the Company, HoldCo, Merger Sub and each such Company Shareholder. Upon such termination of the Company Holders Support Agreement, all obligations of the parties under the Company Holders Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Company Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Company Holders Support Agreement prior to such termination.

Dr. Andrew Rickman, OBE (chairman and chief executive officer of the Company and currently the sole shareholder of HoldCo), entered into the AR Support Agreement, a copy of which is attached to this prospectus/proxy statement as Annex D, which is on the same terms as the Company Holders Support Agreement except that it also includes Dr. Rickman agreeing to vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at a general meeting (or by written consent) of the shareholders of HoldCo, and take all other necessary and desirable actions reasonably requested by HoldCo in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement.

Registration Rights and Lock-Up Agreement

The Business Combination Agreement and Plan of Merger contemplates that, at the Closing, HoldCo, the Sponsor, and the PIPE Investors of the Company, will enter into the Registration Rights and Lock-Up Agreement, pursuant to which HoldCo will agree to register for resale, pursuant to Rule 415 under the Securities

Act, certain HoldCo ordinary shares and other equity securities of HoldCo that are held by the parties thereto from time to time.

The Registration Rights and Lock-Up Agreement provides that, solely with respect to subscriptions by the shareholders and other equity holders, HoldCo is required to file with the SEC, within 30 days after the Closing (the “Filing Deadline”), a registration statement registering the resale of the HoldCo ordinary shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies HoldCo that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline and (ii) the 10th business day after the date HoldCo is notified (in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. However, HoldCo, may delay such filing or effectiveness of such registration statement under certain circumstances, including if the Company were required to update the financial statements included in such registration statement in order to comply with Regulation S-X age of financial statement requirements.

Additionally, the Registration Rights and Lock-Up Agreement, generally, provides for a 180-day Lock-Up Period (as defined in the Business Combination Agreement) for the Sponsor and other equity investors and their Permitted Transferees (as defined in the Business Combination Agreement), subject to certain other terms and conditions depending on the price of the HoldCo ordinary shares.

PIPE Subscription Agreements

In connection with the execution of the Business Combination Agreement, SC Health and HoldCo entered into (i) the Investor Subscription Agreements with certain investors, including, among others, the Sponsor Related PIPE Investor, pursuant to which such investors agreed to purchase, in the aggregate, 14,790,000 HoldCo ordinary shares at $10.00 per share for an aggregate commitment amount of $147,900,000 and (ii) the Individual Subscription Agreements with three individuals, pursuant to which such individuals agreed to purchase, in the aggregate, 210,000 HoldCo ordinary shares at $10.00 per share for an aggregate commitment amount of $2,100,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The Subscription Agreements provide that, solely with respect to subscriptions by the investors, HoldCo is required to file with the SEC, within 30 days after the Closing (the “Filing Deadline”), a registration statement registering the resale of the HoldCo ordinary shares to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC reviews the and has written comments to such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline and (ii) the 10th business day after the date HoldCo is notified (in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. However, HoldCo may delay such filing or effectiveness of such registration statement under certain circumstances, including if the Company were required to update the financial statements included in such registration statement in order to comply with Regulation S-X age of financial statement requirements.

Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against SC Health, including with respect to the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms and (ii) upon the mutual written agreement of HoldCo, SC Health and the applicable PIPE Investor.

Previously, SC Health had entered into a forward purchase agreement with the Sponsor Related PIPE Investor which provided for the purchase by the Sponsor Related PIPE Investor of an aggregate of 5,000,000 SC

Health Class A ordinary shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one SC Health Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per SC Health Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of its initial business combination. As part of the Business Combination, SC Health agreed with the Sponsor Related PIPE Investor that the forward purchase agreement should be terminated and instead of purchasing $50,000,000 of SC Health Class A ordinary shares pursuant to the forward purchase agreement, the Sponsor Related PIPE Investor would instead enter into the Investor Subscription Agreement referenced above and, pursuant to that agreement, has agreed to purchase an aggregate of $50,000,000 shares in HoldCo.

Background of the Business Combination

On July 16, 2019, SC Health completed its initial public offering of 15,000,000 units, with each unit consisting of one Class A ordinary share and one-half of one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per share upon the completion of its initial business combination. On August 2, 2019, SC Health consummated the closing of an additional 2,250,000 Units sold pursuant to the underwriters’ over-allotment option.

Simultaneously with the closing of the initial public offering, SC Health consummated the private placement of an aggregate of 5,000,000 warrants at a purchase price of $1.00 per warrant, generating gross proceeds to SC Health of $5,000,000. Simultaneously with the exercise of the over-allotment on August 12, 2019, SC Health completed the private sale of an additional 450,000 private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000. Approximately $172.5 million of the net proceeds of the sale of the units in the initial public offering, over-allotment and the sale of the warrants in the private placement, is held in a trust account for the benefit of the purchasers in SC Health’s initial public offering.

Following SC Health’s initial public offering, SC Health began considering potential target businesses with the objective of consummating a business combination. SC Health sought out potential target businesses based on internal research and through a network of relationships of SC Health’s management, board of directors and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). SC Health educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. SC Health also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, SC Health’s directors were updated with respect to the status of the business combination search. Input received from SC Health’s directors was material to SC Health’s management’s evaluation of a potential business combination.

In evaluating potential business combination targets, SC Health used certain criteria, which included revenue growth outlook, strong free cash flow generation, experience and vision of the management team, the competitive position of the target and its industry’s dynamics. SC Health narrowed its focus based on the interest expressed by potential targets and the suitability of each potential target as a potential acquisition candidate.

Based on initial screening efforts and criteria evaluation, SC Health compiled a pipeline of potential targets and updated and supplemented such pipeline from time to time. This pipeline and related developments were discussed periodically with SC Health’s board. From July 2019 to January 2021, SC Health and its representatives:

•	Identified and preliminarily evaluated 37 potential acquisition targets;

•	Conducted initial business and financial due diligence or had meaningful discussions with representatives of 16 potential acquisition targets;

•	Sent non-binding letters of intent or indications of interest to four potential acquisition targets; and

•	Executed a non-binding letter of intent and commenced further diligence with respect to three potential acquisition targets.

In particular, SC Health executed a term sheet with the major shareholder of a China-based healthcare services platform in January 2020 after several months of initial due diligence and commercial negotiation. Third party advisors were appointed on both sides, and substantial due diligence work was conducted. However, the onset of COVID-19 initially in China in December 2019 and through the first half of 2020 resulted in a material downturn in the business operations of the target company. In addition, the COVID-19 pandemic created material uncertainty in respect of the target company’s projections in 2020 and 2021 and more generally, SC Health was of the view that a material change in transaction terms would be necessary in light of the aforementioned factors.

Moreover, the onset of COVID-19 made it materially more difficult for SC Health to initiate discussions with and to evaluate potential acquisition targets in the Asia Pacific region both due to travel bans, which made it impossible to conduct face-to-face negotiations, or to conduct site visits, as well as due to the substantial level of operational and financial volatility introduced to potential targets. Discussions ended between the parties without an agreement to move forward on the transaction.

In September 2020, SC Health executed a term sheet with an Asian healthcare services platform (which we refer to as “Party A”) after several months of initial discussions and third-party advisors were engaged to evaluate such a merger. Despite significant progress on due diligence, transaction documentation, and the launch of a PIPE marketing process, SC Health and Party A determined that the proposed transaction structure would not be in the best interests of the stakeholders of both SC Health and Party A. Negotiations with Party A were therefore ceased in early December 2020.

In October and November 2020, SC Health received introductory investment materials from Cowen and Company, LLC (“Cowen”) regarding Rockley Photonics Ltd. (“Rockley”), which was identified as “an anonymous next generation technology developer” with applications in consumer health and medical devices, among others. However, due to SC Health’s current discussions with Party A, discussions with Rockley did not immediately progress further.

Following its decision to terminate the proposed transaction with Party A, SC Health began to explore a potential business combination with Rockley (the “Proposed Transaction”). SC Health and Rockley held various discussions during December 2020 regarding Rockley’s technology capabilities, commercial outlook, financial plan, and transaction structure.

On December 8, 2020, SC Health and Rockley executed a confidentiality agreement.

On December 10, 2020, representatives of SC Health attended a management presentation of Rockley via conference call.

On December 11, 2020, SC Health filed a preliminary proxy statement with the Securities and Exchange Commission to call an extraordinary general meeting of SC Health shareholders to be held on January 12, 2021 (the “SC Health Special Shareholder Meeting”) to consider and vote on a proposal to extend the date by which SC Health was required either to consummate a business combination transaction or to cease all operations except for the purpose of winding up and dissolving SC Health from January 16, 2021 to April 16, 2021 (the “Extension Proposal”).

On December 15, 2020, representatives of SC Health, Cowen and Pillsbury Winthrop Shaw Pittman LLP, legal advisor to Rockley (“Pillsbury”), met to discuss coordination and logistics ahead of an organizational meeting scheduled for the following week.

On December 17, 2020, representatives of SC Health attended a follow-up management presentation of Rockley via conference call to discuss the target company’s financial model and commercial outlook. On the same day, representatives of SC Health and Cowen held a conference call to discuss the Proposed Transaction and next steps.

On December 22, 2020, SC Health sent first draft of a non-binding letter of intent which included the term sheet (the “Letter of Intent”) to Rockley.

On December 22, 2020, SC Health filed its definitive proxy statement with the Securities and Exchange Agreement to call the SC Health Special Shareholder Meeting to consider the Extension Proposal.

On December 23, 2020, SC Health received a revised draft of the Letter of Intent from Rockley. Representatives of SC Health and Cowen held a conference call to discuss the contents of the revised Letter of Intent.

On December 29, 2020, representatives of SC Health held a conference call with representatives of Ropes & Gray, legal advisor to SC Health (“Ropes”) to discuss the Proposed Transaction and the contents of the Letter of Intent.

On December 30, 2020, SC Health sent a revised draft of the Letter of Intent to Rockley. Representatives of SC Health and Cowen held a conference call to discuss the contents of the revised Letter of Intent.

On December 31, 2020, SC Health received a revised draft of the Letter of Intent from Rockley.

On January 1, 2021, SC Health sent a revised draft of the Letter of Intent to Rockley.

On January 5, 2021, SC Health and Rockley executed a non-binding Letter of Intent.

On January 7, 2021, representatives of SC Health’s management held a briefing with its board of directors to discuss the Proposed Transaction, including key areas of diligence and the overall transaction process.

On January 8, 2021, representatives of SC Health and Cowen held a conference call to initiate the full due diligence process and coordinate transaction workstreams.

On January 5, 2021, SC Health first contacted BofA Securities (“BofA”) to discuss a potential advisory role in connection with an acquisition of Rockley and a placement agent role on the PIPE transaction.

On January 12, 2021, SC Health held a conference call with senior representatives of BofA to discuss further details relating to a potential merger with Rockley and a PIPE transaction. Following the call from January 12, 2021, BofA executed a confidentiality agreement on January 14, 2021 and received access to financial and commercial due diligence.

On January 18, 2021, representatives of SC Health, Rockley, BofA, Cowen, Ropes, Pillsbury, Walkers Global, Cayman legal counsel to SC Health, Ernst & Young, and Connor Group held a conference call to discuss and coordinate key transaction workstreams.

On January 19, 2021, the Rockley board of directors met with representatives of Pillsbury, and discussed, among other business, the current status of the Proposed Transaction.

On January 20, 2021, representatives of SC Health and BofA attended an updated management presentation on Rockley via conference call.

On January 21, 2021, representatives of SC Health and BofA held a conference call to discuss preparations for the PIPE marketing process.

On January 22, 2021, representatives of SC Health and BofA attended a financial model review led by Rockley’s management via conference call.

On January 25, 2021, a Transaction Committee of the Rockley board of directors met telephonically with representatives of Pillsbury to review the current status of the Proposed Transaction. Between January 25, 2021 and March 15, 2021, the Transaction Committee of the Rockley board of directors met telephonically with advisors once a week, except for weeks when the Rockley board of directors met, to receive updates on the status of the Proposed Transaction.

On January 26, 2021, representatives of SC Health, Rockley, BofA, and Cowen held a conference call to discuss preparation and coordination of the PIPE marketing process, including targeted investors.

On January 29, 2021, Rockley announced $65 million was secured from Morningside Ventures.

During the months of January and February 2021, as part of SC Health’s ongoing due diligence efforts, SC Health conducted a virtual lab tour of Rockley’s facilities and several third-party interviews of Rockley’s customers, suppliers, and existing investors, and non-affiliated silicon photonics industry experts. SC Health also engaged a third-party silicon photonics industry expert with over 20 years of experience at photonics companies to conduct in depth technical diligence of Rockley’s patents, IP portfolio, and in-house engineering capabilities.

During the months of January, February, and March 2021, Rockley, Pillsbury, and Ernst & Young held frequent conference calls to discuss the transaction structure and related tax considerations.

On February 3, 2021, representatives of SC Health and Ropes held a conference call to discuss open issues in determining the transaction deal structure given regulatory and tax considerations.

On February 5, 2021, representatives of SC Health, BofA, and Cowen held a conference call to provide updates on key workstreams and review transaction progress.

On February 9, 2021, representatives of SC Health, BofA, Ropes, Pillsbury and Rockley held legal due diligence calls during which members of management of Rockley and representatives of Ropes and Pillsbury actively participated. Also, on February 9, 2020, SC Health, BofA, Cowen, Ropes, Pillsbury and SC Health’s third-party silicon photonics industry advisor attended a three—hour virtual lab tour and product demonstrations which included Q&A on the technology.

During the weeks of February 9, 2021 and February 15, 2021, representatives of SC Health, Rockley, BofA, Cowen, Ropes, and Pillsbury held several conference calls to review and finalize the PIPE investor presentation.

On February 12, 2021, Rockley engaged Travers Thorp Alberga to serve as Cayman Islands counsel.

On February 19, 2021, representatives of BofA provided SC Health with an update regarding the results of its due diligence findings and target company assessment.

Meetings with potential PIPE investors involving SC Health and Rockley commenced on February 22, 2021 and proceeded through to March 12, 2021.

On February 22, 2021, the Rockley board of directors had a virtual meeting with representatives of Pillsbury, during which members of Rockley’s management presented the PIPE presentation intended for prospective PIPE Investors and also reviewed Rockley’s financial forecasts in detail.

On February 24, 2021, SC Health held a briefing with its board of directors to present its diligence findings and provide an update regarding the proposed transaction timing and PIPE marketing process. Representatives from BofA were also present during the board meeting to discuss their commercial and financial due diligence findings.

On March 1, 2021, representatives of SC Health, BofA, Cowen, Ropes, and Pillsbury held a conference call to discuss the remaining open issues in the transaction structure.

On March 6, 2021, representatives of Pillsbury sent an initial draft of the Business Combination Agreement to representatives of Ropes & Gray. On the same day, representatives of SC Health, Rockley, BofA, Cowen, Ropes, Pillsbury, and the Blueshirt Group, LLC, an investor relations firm, held a conference call to discuss the progress of PIPE marketing and preliminary investor feedback.

On March 8, 2021, representatives of SC Health and Ropes held a conference call to review the issues list of the draft Business Combination Agreement.

On March 8, 2021, representatives of Ropes sent representatives of Pillsbury an initial list of outstanding issues related to the Business Combination Agreement, which was discussed on a call between their respective teams later in the day.

On March 8, 2021, representatives of SC Health, Rockley, BofA, Cowen, Ropes, Pillsbury, and Ernst & Young held a conference call to reassess the transaction timeline and discuss the documentation progress.

On March 11, 2021, representatives of SC Health, Rockley, BofA, Cowen, Ropes, Pillsbury, and Ernst & Young held a conference call to discuss the progress of the PIPE marketing and transaction documentation processes.

On March 12, 2021, representatives of Ropes sent representatives of Pillsbury a list of outstanding issues related to the Business Combination Agreement.

On March 13, 2021, SC Health, Rockley, Ropes and Pillsbury met to discuss the Business Combination Agreement and ancillary agreements. Between March 13, 2021 and March 15, 2021, Ropes and Pillsbury exchanged drafts of the Business Combination Agreement and ancillary agreements.

On March 15, 2021, the Rockley board of directors, with representatives of Pillsbury, Ernst & Young and Cowen present, met remotely to discuss the Business Combination, including a detailed discussion of the PIPE marketing process, the deal structure and the forms of transaction documents. The Rockley board of directors reviewed the proposed terms of the transaction documents that had been negotiated with SC Health and its representatives. At the end of the meeting, the transaction documents were unanimously approved by the Rockley board of directors, subject to final negotiations and modifications, and the Rockley board of directors determined to recommend the approval of the transaction documents to its shareholders.

On March 17, 2021, representatives of SC Health, Rockley, Ropes and Pillsbury finalized the form of Subscription Agreement to be provided to the PIPE Investors in connection with the PIPE Investment, and on March 17, 2021, the final form of Subscription Agreement was made available for review by potential PIPE Investors.

On March 18, 2021, the SC health board, with representatives of Ropes and Walkers present, met by video conference to discuss the Business Combination, including a detailed discussion of the transaction structure, the key aspects of each of the transaction documents and the required shareholder voting threshold for the Business Combination. A representative of Walkers also discussed with the SC Health board the fiduciary duties of independent directors under Cayman Islands law. Following discussion and careful consideration, the SC health board unanimously (i) determined that the Merger and the other transactions contemplated by the Business Combination Agreement (the “Transactions”) are fair to, and in the best interests of, SC Health’s shareholders, (ii) adopted a resolution approving the Business Combination Agreement and declaring its advisability and approving the Merger and the other Transactions, and (iii) recommended the approval and adoption of the Business Combination Agreement, the Merger and the other Transactions by SC Health’s shareholders.

From March 6, 2021 to March 18, 2021, the parties continued to negotiate and finalize definitive transaction documents and on the morning of March 19, 2021, prior to the opening of trading of the SC Health Class A ordinary shares on the NYSE, SC Health and Rockley issued a joint press release announcing, among other things, the execution of the Business Combination Agreement. Also, on March 19, 2021, SC Health filed with the SEC a Form 8-K that summarized the Business Combination Agreement and included the Business Combination Agreement as an exhibit thereto.

SC Health’s Board of Directors’ Reasons for Approval of the Business Combination

SC Health’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. SC Health’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of SC Health’s board of directors may have given different weight to different factors in their evaluation of the Business Combination.

In considering the business combination, the SC Health board gave considerable weight to the following factors:

•

Highly Attractive Large Consumer Health Market Opportunity. The SC Health board considered the large market opportunity of a growing universe of consumer health and wellness monitoring devices generating a total addressable market in 2025 of US$30 billion, based on Rockley’s management estimates. This market includes smartphones, smart watches, fitness bands, biometric patches, smart earbuds, and at-home consumer electronics such as smart speakers. The SC Health board believes that demand for wearable and mobile devices that have advanced biometric sensing capabilities will continue to grow due to the confluence of increased focus on preventative health and wellness as well as a growing prevalence of chronic conditions and need for long-term care. Further, there is a lack of existing health monitoring solutions that are accessible outside of a traditional clinical setting, as most of these devices are limited to one or a few functions, high cost, and bulky. The SC Health board believes Rockley’s sensing technology will enable high quality health monitoring devices to be available to consumers and radically transform the way everyday users monitor their wellbeing.

•

Unique and Innovative Technology Platform. The SC Health board believes Rockley’s silicon photonics and optical measurement science deliver peerless sensor performance, accuracy, density, and spectral range that is unmatched by existing LED-based technology solutions. Rockley seeks to protect its technology platform via a portfolio of 154 issued and allowed patents in the United States and 51 patents in foreign jurisdictions covering all key relevant technology domains and the confidential and systematic documentation of critical know-how and trade secrets. Furthermore, Rockley seeks to maintain end-to-end control of the manufacturing ecosystem through implementing proprietary designs and processes and embedding over 20 engineers in one of their foundry partners to perform key wafer integration process steps in a secured facility.

•

Strong Relationships with Leading Blue-Chip Customers. The SC Health board considered the terms of Rockley’s existing customer contracts and development agreements as well as SC Health’s positive diligence calls with key customers, including a key customer which has committed to US$70 million of non-recurring engineering to date. Rockley also has identified a large robust pipeline of potential consumer electronics and medical device OEMs that are at varying stages of discussion with the commercial team.

•

Scalable, Asset Light Business Model. Rockley is a fabless chip designer, with a seeded global manufacturing ecosystem running proprietary processes that are wholly owned by Rockley, which Rockley believes is protected by IP and unavailable to other customers. Rockley has three primary fab partners for its silicon photonic integrated circuits, III-V semiconductor active optics component, and electronic integrated circuits with back-up secondary sources. These partners are all qualified by consumer OEMs and Rockley has confirmed they are ready for high volume production. The SC

Health board believes Rockley’s asset-light business model is scalable and will begin to generate free cash flow following commercial launch.

•

Multiple Avenues for Consistent Growth. The projected revenue growth through FY 2024 is primarily supported by the launch of wearable and mobile devices for four large consumer technology companies. The SC Health board believes there are several avenues for growth beyond consumer health that are not captured in the financial projections, including medical devices, which requires additional development efforts over the next several years including clinical trials and FDA applications and could generate more consistent and higher margin long-term revenues. Rockley has also implemented a Sensing Cloud and AI Product team to evaluate commercial uses of the valuable spectral data captured from its devices that could be used for health data analytics and clinical insights. Other sensing and data communications fields where Rockley’s technology is applicable include robotics, automotive Lidar, in-package optics, and optical computing. Furthermore, Rockley has established a joint venture with Hengtong Optic-Electric Co., Ltd. to manufacture high performance, low-cost optical transceiver modules for datacenters.

•

World Class Management Team with an Extensive Track Record. The SC Health board believes Rockley management’s experience in developing new and disruptive technologies and managing public companies make them highly qualified to lead the combined company. The combined company’s chief executive officer and chairman, Dr. Andrew Rickman, is globally recognized as the pioneer of commercial silicon photonics. The combined company chief financial officer, Mr. Mahesh Karanth, has successfully led several early-stage technology and semiconductor companies over the last sixteen years. The combined company’s chief operating officer, Mr. Amit Nagra, PhD., has 15 years of experience in silicon photonics operations and supply chain management. Beyond the executive management team, Rockley is supported by a deep bench of engineers and developers, with over half of the employees holding PhDs in their fields of knowledge. The SC Health Board believes that all of Rockley’s employees intend to remain fully invested in the combined company with 100% equity rollover and key executives will sign new employment agreements.

•

Terms of the Business Combination Agreement. The SC Health Board considered the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Merger.

•

Independent Director Role. The SC Health board is comprised of a majority of independent directors who are not affiliated with SC Health’s Sponsor and its affiliates. In connection with the Merger, SC Health’s independent directors, Dr. Lim, Mr. Lavin and Mr. Marimuthu, took an active role in evaluating and guiding SC Health management on the proposed terms of the Merger, including the Business Combination Agreement, the governance of SC Health post-Merger and the charter proposals. SC Health’s independent directors evaluated and unanimously approved, as members of the SC Health board, the Business Combination Agreement, and the transactions contemplated therein, including the Merger.

•

Other Alternatives. After a thorough review of other business combination opportunities reasonably available to SC Health, the SC Health board believes that the proposed Merger represents the best potential business combination for SC Health and the most attractive opportunity for SC Health management to accelerate its business plan.

The SC Health board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•	Benefits Not Achieved. The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe;

•

Liquidation of SC Health. The risks and costs to SC Health if the Merger is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which will likely result in SC Health being unable to effect a business combination by April 16, 2021 and force SC Health to liquidate;

•

Shareholder Vote. The risk that SC Health’s shareholders may fail to provide the respective votes necessary to effect the Merger, including approvals of the BCA Proposal, the Merger Proposal, the Incentive Plan Proposal, the ESP Proposal, and the Adjournment Proposal;

•	Closing Conditions. The fact that completion of the Merger is conditioned on the satisfaction of certain closing conditions that are not within SC Health’s control;

•	Litigation. The possibility of litigation challenging the Merger or that an adverse judgment granting injunctive relief could indefinitely or permanently enjoin consummation of the Merger;

•	Fees and Expenses. The fees and expenses associated with completing the Merger; and

•	Other Risks. Various other risks associated with the business of Rockley, as described in the section entitled “Risk Factors” appearing elsewhere in this prospectus/proxy statement.

Projected Financial Information

In connection with its consideration of the potential Business Combination, the SC Health board of directors was provided with prospective financial information prepared by Rockley’s management team (the “Projections”).

Certain Rockley Projected Financial Information

Rockley provided SC Health with its internally prepared forecasts for each of the years in the four-year period ending 2024. Rockley does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Rockley prepared the financial projections set forth below to present key elements of the forecasts provided to SC Health. The Rockley forecasts were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Rockley’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments.

The inclusion of financial projections in this prospectus/proxy statement should not be regarded as an indication that Rockley, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the BCA Proposal. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Rockley’s business, all of which are difficult to predict and many of which are beyond Rockley’s and SC Health’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Rockley’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Rockley Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking

Statements” sections of this prospectus/proxy statement, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

None of Rockley’s independent registered accounting firm, SC Health’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Information provided by Rockley does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, Rockley’s management. Ernst & Young LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this document relates to Rockley’s historical financial statements included herein. It does not extend to the projected financial information and should not be read to do so. Furthermore, the projected financial information does not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projected financial information is provided in this prospectus/proxy statement because the projected financial information was made available to SC Health. No person has made or makes any representation or warranty to any SC Health shareholder regarding the information included in the projected financial information. The projected financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus/proxy statement are cautioned not to place undue reliance on this information. The projected financial information should not be viewed as public guidance.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ROCKLEY, SC HEALTH UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of Rockley to SC Health are summarized in the tables below (dollars in thousands).

	Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024
Revenue	$40,500	$78,600	$426,500	$1,125,100
Gross Profit	$7,400	$20,700	$234,100	$595,500
Gross Margin	18.3%	26.3%	54.9%	52.9%
EBITDA (1)	($96,400)	($95,600)	$48,900	$260,100
Capital Expenditures	($10,400)	($18,500)	($38,500)	($50,000)
Free Cash Flow (2)	($106,100)	($118,700)	($11,600)	$149,700

(1)	Rockley defines EBITDA, a non-GAAP financial measure, as earnings before interest, taxes, depreciation and amortization.
(2)	Rockley defines Free Cash Flow, a non-GAAP financial measure, as cash flow from operations minus capital expenditures.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information in compliance with GAAP, and may not be comparable to similarly titled measures used by other companies.

Satisfaction of 80% Test

NYSE rules require that SC Health must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of SC Health’s signing a definitive agreement in connection with its initial business combination. Based on the fully-diluted pre-money equity valuation of $1.1 billion for Rockley compared to the approximately $174,545,229 in investments and cash as of March 19, 2021 in the trust account, the fact that the purchase price for SC Health was the result of an arm’s length negotiation and all of the factors described in this section and the section of this prospectus/proxy statement entitled “Proposal No. 1—BCA Proposal—The Business Combination Agreement and Plan of Merger,” SC Health board of directors determined that this requirement was met.

Stock Exchange Listing

The SC Health Class A ordinary shares, SC Health units and SC Health public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SCPE,” “SCPE.U,” and “SCPE.WS.” Upon the closing of the Business Combination, the SC Health securities will be delisted from the NYSE. HoldCo intends to apply to list the HoldCo ordinary shares and HoldCo warrants on the NYSE under the symbols “RKLY” and “RKLY.W,” respectively, upon the closing of the Business Combination. We cannot assure you that the HoldCo ordinary shares or HoldCo warrants will be approved for listing on the NYSE.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a forward recapitalization in accordance with GAAP. Under the guidance in ASC 805, SC Health is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of HoldCo issuing stock for the net assets of SC Health, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination.

Sources		Uses
($ in millions)
Rockley shareholders rollover	$1,148.1	Rockley shareholders rollover	$1,148.1
Cash and investments held in trust account(1)	172.5	Cash to balance sheet	288.9
		Promissory note(2)	0.1
PIPE Financing	150.0	Transaction expenses	33.5

Total sources	1,470.6	Total uses	1,470.6

(1)	Assumes no redemptions.
(2)

In January 2019, SC Health issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which SC Health could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the initial public offering. In January 2019, SC Health transferred its outstanding advance from a related party in the amount of $32,313 into the Promissory Note. The outstanding balance of

$254,595 under the Promissory Note was repaid as of December 31, 2019. Additionally, on December 30, 2020, the Sponsor deposited $100,000 into the operating bank account of SC Health for working capital. This amount is outstanding as of December 31, 2020.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Certain anticipated shareholders of HoldCo under the Business Combination are subject to these requirements and may not obtain ordinary shares until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On             , 2021, the Sponsor and HoldCo filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. On             , 2021, the 30-day waiting period expired.

At any time before or after closing of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the closing of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SC Health cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SC Health cannot assure you as to its result.

Neither SC Health nor Rockley are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act with respect to the Sponsor’s acquisition of HoldCo’s shares. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under the Cayman Islands Companies, being the affirmative vote of a simple majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting.

The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of SC Health ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution (the “BCA Proposal” or “Proposal No. 1”) that the entry into the Business Combination Agreement, dated as of March 19, 2021 (as it may be amended from time to time, the “Business Combination Agreement,” a copy of which is attached to the accompanying prospectus/proxy statement as Annex A), by and among SC Health Corporation (“SC Health”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales (the “Company” or “Rockley”), Rockley Photonics Holdings Limited, a Cayman Islands exempted company (“HoldCo”), and Rockley Mergersub Limited, a Cayman Islands

exempted company and a direct wholly owned subsidiary of HoldCo (“Merger Sub”), pursuant to which several transactions will occur, and in connection therewith, HoldCo will become the ultimate parent company of Rockley and SC Health will merge with Merger Sub, with SC Health being the surviving entity in such merger (the “Business Combination”) be approved and the consummation of the transactions contemplated thereby be confirmed, ratified and approved in all respects.

Recommendation of SC Health’s Board of Directors

THE SC HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SC HEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.

The existence of financial and personal interests of one or more of SC Health’s board of directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of SC Health and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 2—MERGER PROPOSAL

Vote Required for Approval

The approval of the Merger Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of at least two-thirds of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution (the “Merger Proposal” or “Proposal No. 2”) that the plan of merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying prospectus/proxy statement as the Business Combination Agreement in Annex A, the “Plan of Merger”) pursuant to which Merger Sub will merge with and into SC Health so that SC Health will be the surviving company and all the undertaking, property, rights and liabilities of Merger Sub vest in SC Health by virtue of such merger pursuant to the Companies Act (as amended) of the Cayman Islands, be approved and the consummation of the Merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and SC Health be authorized to enter into the Plan of Merger”

Recommendation of SC Health’s Board of Directors

THE SC HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SC HEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of SC Health’s board of directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of SC Health and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 3—INCENTIVE PLAN PROPOSAL

The Background of the 2021 Plan

On March 31, 2021, HoldCo’s board of directors approved and adopted, subject to shareholder approval, the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan (the “2021 Plan”), effective as of and contingent on the closing of the Business Combination (the “Effective Date”). If the 2021 Plan is approved by shareholder, HoldCo will be authorized to grant equity and cash incentive awards to eligible service providers under the 2021 plan. A copy of the 2021 Plan is attached to this prospectus/proxy statement as Annex H. SC Health shareholders are being asked to approve the 2021 Plan as presented.

Purpose of the 2021 Plan

The purpose of the 2021 Plan is to enhance HoldCo’s ability to attract, retain, incentivize, reward and motivate persons who make (or are expected to make) important contributions to HoldCo by providing these individuals with equity ownership and other incentive opportunities. HoldCo believes that the equity-based awards to be issued under the 2021 Plan will motivate recipients to offer their maximum effort to HoldCo and help focus them on the creation of long-term value consistent with the interests of HoldCo’s shareholders. HoldCo believes that grants of incentive awards are necessary to enable HoldCo to attract and retain top talent.

Reasons for the Approval of the Incentive Plan Proposal

Shareholder approval of the 2021 Plan is necessary in order for HoldCo to (1) meet the shareholder approval requirements of the NYSE and (2) grant thereunder incentive stock options (“ISOs”), as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by shareholders, the 2021 Plan will not become effective and HoldCo will not be able to grant equity awards under the 2021 Plan. Additionally, HoldCo believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Summary of the Material Terms of the 2021 Plan

The material terms of the 2021 Plan, as adopted by HoldCo’s board of directors, are summarized below. A copy of the 2021 Plan is attached to this prospectus/proxy statement as Annex H. This summary is not a complete description of all provisions of the 2021 Plan and is qualified in its entirety by reference to the complete text of the 2021 Plan, which we urge you to read in its entirety. SC Health’s shareholders are being asked to approve the 2021 Plan as presented. If the terms of the 2021 Plan are materially amended in a manner that would require shareholder approval under NYSE or the requirements for issuing ISOs under the Code, shareholders will be asked to approve such material amendment.

Stock Awards.    The 2021 Plan provides for the grant of ISOs, nonstatutory stock options (“NSOs”), restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, and cash-based awards, and performance-based stock awards, (collectively, “stock awards”). ISOs may be granted only to HoldCo’s employees, including officers, and the employees of HoldCo’s parent or subsidiaries. All other stock awards may be granted to HoldCo’s employees, officers, HoldCo’s non-employee directors, and consultants and the employees and consultants of HoldCo’s parent, subsidiaries, and affiliates.

Share Reserve.    The aggregate number HoldCo ordinary shares that may be issued pursuant to stock awards after the closing of the Business Combination under the 2021 Plan will not exceed the sum of (x) 7,631,196 shares, plus (y) the sum of the number of shares subject to outstanding awards under the Rockley

Photonic Limited 2013 Equity Incentive Plan, as amended (the “2013 Plan”), following the Effective Date that (i) are subsequently forfeited or terminated for any reason before being exercised or settled, (ii) are not issued because such stock award or any portion thereof is settled in cash, (iii) are subject to vesting restrictions and are subsequently forfeited, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation, plus (z) the number of shares reserved under the 2013 Plan not issued or subject to outstanding grants under the 2013 Plan on the Effective Date. In addition, the share reserve will be subject to an annual increase on the first day of each fiscal year, for a period of not more than 10 years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares on the last day of the immediately preceding fiscal year or (ii) such lesser amount (including zero) that the Compensation Committee (as defined below) determines for purposes of the annual increase for that fiscal year.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares shall again become available for awards under the 2021 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2021 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights shall again become available for awards under the 2021 Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights shall reduce the number of shares available under the 2021 Plan, and the balance (including any shares withheld to cover taxes) shall again become available for awards under the 2021 Plan.

Shares issued under the 2021 Plan shall be authorized but unissued shares, treasury shares, or previously issued shares by HoldCo. As of the date hereof, no awards have been granted and no HoldCo ordinary shares have been issued under the 2021 Plan.

Incentive Stock Option Limit.    The maximum number of HoldCo ordinary shares that may be issued upon the exercise of ISOs under the 2021 Plan is equal to 38,155,980 shares plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance under the 2021 Plan on account of (i) an award being forfeited before all underlying shares have been issued or settled, or (ii) a portion of shares underlying an award being withheld to satisfy the exercise price or tax withholding of such award.

Grants to Outside Directors.    The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the 2021 Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by HoldCo to such outside director during such calendar year for service on HoldCo’s board of directors, may not exceed $750,000 (other than in the calendar year in which the outside director commences service). In addition, initial awards granted under the 2021 Plan to outside directors who are members of the board on the Effective Date or who first join the board in the calendar year of the Effective Date will not be taken into account for purposes of this limitation.

Administration.    The 2021 Plan will be administered by the compensation committee appointed by HoldCo’s board of directors (the “Compensation Committee”), or by HoldCo’s board of directors acting as the Compensation Committee. Subject to the limitations set forth in the 2021 Plan, the Compensation Committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Compensation Committee also will have the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the board of directors or Compensation Committee may also authorize one or more officers of HoldCo to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.

Repricing; Cancellation and Re-Grant of Stock Awards.    The Compensation Committee will have the authority to modify outstanding awards under the 2021 Plan. Subject to the terms of the 2021 Plan, the Compensation Committee will have the authority to cancel any outstanding stock award in exchange for new stock awards, including awards having the same or a different exercise price cash, or other consideration, without shareholder approval but with the consent of any adversely affected participant.

Stock Options.    A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2021 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the Compensation Committee. The Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than one hundred percent (100%) of the fair market value of HoldCo’s ordinary shares on the date of grant (one hundred and ten percent (110%) in the case of ISOs issued to certain individuals who own more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or all classes of outstanding stock of the Company or certain affiliates). Options granted under the 2021 Plan vest at the rate specified by the Compensation Committee.

Stock options granted under the 2021 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to HoldCo or HoldCo’s affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to HoldCo in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to HoldCo in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of HoldCo ordinary shares with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of HoldCo’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than ten percent (10%) of HoldCo’s total combined voting power or that of any of HoldCo’s affiliates unless (1) the option exercise price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Share Awards.    The terms of any awards of restricted shares under the 2021 Plan will be set forth in a restricted share agreement to be entered into between HoldCo and the recipient. The Compensation Committee will determine the terms and conditions of such restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the Compensation Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a shareholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless otherwise determined by the Compensation Committee and, in such case, only once such unvested shares vest.

Stock Unit Awards.    Stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Compensation Committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the Compensation Committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Compensation Committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.

Stock Appreciation Rights.    Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of HoldCo ordinary shares over the exercise price of the stock appreciation right. The Compensation Committee determines the exercise price for a stock appreciation right, which generally cannot be less than one hundred percent (100%) of the fair market value of HoldCo ordinary shares on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the Compensation Committee. The Compensation Committee determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, HoldCo will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the Compensation Committee, equal to the product of (1) the excess of the per share fair market value of HoldCo ordinary shares on the date of exercise over the exercise price, multiplied by (2) the number of HoldCo ordinary shares with respect to which the stock appreciation right is exercised.

Other Stock Awards.    The Compensation Committee may grant other awards based in whole or in part by reference to HoldCo ordinary shares. The Compensation Committee will set the number of shares under the stock award and all other terms and conditions of such awards.

Cash-Based Awards.    A cash-based award is denominated in cash. The Compensation Committee may grant cash-based awards in such number and upon such terms as it shall determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in HoldCo ordinary shares, as determined by the Compensation Committee.

Performance-Based Awards.    The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The Compensation Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Changes to Capital Structure.    In the event of a recapitalization, stock split, or similar capital transaction, the Compensation Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2021 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

Transactions.    If HoldCo is involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Subject to compliance with applicable tax laws, such agreement may provide, without limitation, for (1) the continuation of the outstanding awards by HoldCo, if HoldCo is a surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) the immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (4) cancellation of the award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Compensation Committee, in its sole discretion, may consider appropriate, or (5) the settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.

Change of Control.    The Compensation Committee may provide, in an individual award agreement or in any other written agreement between a participant and HoldCo, that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

Transferability.    Unless the Compensation Committee provides otherwise, no award granted under the 2021 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, provided that all ISOs may only be transferred or assigned only to the extent consistent with Section 422 of the Code.

Amendment and Termination.     HoldCo’s board of directors will have the authority to amend, suspend, or terminate the 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date HoldCo’s board of directors adopted the 2021 Plan.

Recoupment.    To the extent permitted by applicable law, the Compensation Committee will have the authority to require that, in the event that HoldCo is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, such executive officer will reimburse or forfeit to HoldCo the amount of any bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, as determined by the Compensation Committee, preceding the year the restatement is determined to be required. That executive officer shall forfeit or reimburse to HoldCo any bonus or incentive compensation to the extent that such bonus or incentive compensation exceeds what the officer would have received in that period based on an applicable restated performance measure or target. HoldCo will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.

Certain Federal Income Tax Aspects of Awards Under the 2021 Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the 2021 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death or purport to describe any applicable employment taxes. The tax consequences of awards under the 2021 Plan depend upon the type of award.

Incentive Stock Options.    The recipient of an ISO generally will not be taxed upon the grant or exercise of the ISO. Federal income taxes are generally imposed only when the HoldCo ordinary shares from an exercised ISO are disposed of, by sale or otherwise. The amount by which the fair market value of HoldCo ordinary shares on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the ISO recipient does not sell or dispose of the HoldCo ordinary shares until more than one year after the receipt of the shares and two years after the ISO was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the amount realized upon the sale or disposition of such shares will be treated as a long-term capital gain (or loss). If a recipient fails to hold the shares for the minimum required time, the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of HoldCo ordinary shares on the date of exercise (or, if less, the amount realized on the sale or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. HoldCo will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options.    The recipient of stock options not qualifying as ISOs generally will not be taxed upon the grant of the option. Federal income taxes are generally due from an NSO recipient when the

NSOs are exercised. The excess of the fair market value of HoldCo ordinary shares purchased on such date over the exercise price of the NSO is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient on exercise. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the NSO recipient by reason of the exercise of the NSO.

Other Awards.    Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying HoldCo ordinary shares on the exercise date over the exercise price. HoldCo will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Application of Section 409A of the Code.    Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. While the awards to be granted pursuant to the 2021 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code if they are not exempt from coverage under such section, if they do not, a participant could be subject to additional taxes and interest.

2021 Plan Benefits

Grants of awards under the 2021 Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2021 Plan.

Interests of SC Health’s Directors and Officers in the Incentive Plan Proposal

When you consider the recommendation of SC Health’s board of directors in favor of approval of the 2021 Plan, you should keep in mind that certain of SC Health’s board of directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a shareholder or warrant holder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion.

Registration with the SEC

If the 2021 Plan is approved by SC Health’s shareholders and becomes effective, HoldCo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after HoldCo becomes eligible to use such form.

Vote Required for Approval

The ordinary resolution is being sought to approve the Incentive Plan, being the affirmative vote of a simple majority of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting.

The Incentive Plan Proposal is conditioned on the approval of each of the BCA Proposal and the Merger Proposal. Therefore, if each of such Proposals are not approved, the Incentive Plan will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution (the “Incentive Plan Proposal” or “Proposal No. 3”) to consider and vote upon a proposal to approve, assuming the BCA Proposal and Merger Proposal are approved, the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan (the “2021 Plan”), a copy of which is attached to the accompanying prospectus/proxy statement as Annex H, including the authorization of the share reserve under the 2021 Plan.

Recommendation of SC Health’s Board of Directors

THE SC HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SC HEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SC Health’s board of directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of SC Health and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4—ESPP PROPOSAL

The Background of the ESPP

On March 31, 2021, HoldCo’s board of directors approved and adopted, subject to shareholder approval, the Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the closing of the Business Combination. If the ESPP is approved by shareholders, HoldCo will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of HoldCo ordinary shares at a discount and in an amount determined in accordance with the ESPP’s terms. A copy of the ESPP is attached to this prospectus/proxy statement as Annex I.

Purpose of the ESPP

The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing HoldCo ordinary shares from HoldCo on favorable terms and to pay for such purchases through payroll deductions. HoldCo believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of HoldCo, the ESPP will motivate recipients to offer their maximum effort to HoldCo and help focus them on the creation of long-term value consistent with the interests of the HoldCo shareholders.

Reasons for the Approval of the ESPP Proposal

Shareholder approval of the ESPP is necessary in order for HoldCo to satisfy the shareholder approval requirements under Section 423 of the Code.

Consequences if the ESPP Proposal is Not Approved

If the ESPP Proposal is not approved by shareholders, the ESPP will not become effective and employees of HoldCo will not be able to purchase HoldCo ordinary shares under the ESPP. Additionally, HoldCo believes its ability to recruit, retain and incentivize top talent will be adversely affected if the ESPP Proposal is not approved.

Summary of the Material Terms of the ESPP

The material terms of the ESPP, as currently contemplated by HoldCo’s board of directors, are summarized below. A copy of the ESPP is attached to this prospectus/proxy statement as Annex I. This summary is qualified in its entirety by reference to the complete text of the ESPP. HoldCo’s shareholders are being asked to approve the ESPP as presented. If the terms of the ESPP are materially amended in a manner that would require shareholder approval Section 423 of the Code, shareholders will be asked to approve such material amendment.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under heading “—Summary of Material Terms of the ESPP—International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of HoldCo ordinary shares at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance.    The ESPP will have 1,526,239 authorized but unissued or reacquired HoldCo ordinary shares reserved for issuance under the ESPP after the closing of the Business Combination, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than ten years, beginning on January 1, 2022, in an amount equal to the least of (i) one percent (1%) of the outstanding HoldCo ordinary shares on such date (ii) 7,631,196 shares, or (iii) a lesser amount (including zero) that the Compensation Committee (as defined below) determines for purposes of the annual increase for that fiscal year

Administration.    The ESPP will be administered by the Compensation Committee, or by HoldCo’s board of directors acting as the Compensation Committee. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility.    Each employee of HoldCo and any of its participating subsidiaries who is employed by HoldCo (or its participating subsidiaries) on the day preceding the start of any offering period, will be eligible to participate in the ESPP. The ESPP requires that any such employee customarily work more than twenty (20) hours per week and more than five (5) months per calendar year with HoldCo (or its participating subsidiaries) in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase HoldCo ordinary shares through payroll deductions, which may not be less than one percent (1%) nor more than fifteen percent (15%) of the employee’s compensation, or such lower limit as may be determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing five percent (5%) or more of the total combined voting power or value of all classes of HoldCo’s stock. No employee will be able to purchase more than five thousand (5,000) shares, or such number of shares as may be determined by the Compensation Committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of HoldCo or its subsidiaries, a right to purchase stock of the HoldCo having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Compensation Committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase HoldCo ordinary shares for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than eighty-five percent (85%) of the fair market value per HoldCo ordinary share on either the offering date or on the purchase date, whichever is less. The fair market value of HoldCo ordinary shares for this purpose will generally be the closing price on the NYSE (or such other exchange as the HoldCo ordinary shares may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature.    The Compensation Committee may specify that, if the fair market value of a HoldCo ordinary shares on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure.    In the event that there is a specified type of change in HoldCo’s capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

International Participation.    To provide HoldCo with greater flexibility in structuring HoldCo’s equity compensation programs for HoldCo’s non-U.S. employees, the ESPP also permits HoldCo to grant employees of HoldCo’s non-U.S. subsidiary entities rights to purchase HoldCo ordinary shares pursuant to other offering rules or sub-plans adopted by the Compensation Committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization.    Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either HoldCo ordinary shares will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any HoldCo ordinary shares purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination.     HoldCo’s board of directors and the Compensation Committee will each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to shareholder approval. Any other amendment is subject to shareholder approval only to the extent required under applicable law or regulation, including Section 423 of the Code.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state, local or non-U.S. jurisdiction in which the participant may reside which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside of the United States may be subject to foreign taxes as a result of participation in the ESPP. The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state and local laws may provide for tax consequences that vary significantly from those described above.

ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Interests of Directors and Officers in the ESPP Proposal

When you consider the recommendation of SC Health’s board of directors in favor of approval of the ESPP, you should keep in mind that certain of HoldCo’s directors and officers have interests in the ESPP that are different from, or in addition to, your interests as a shareholder or warrant holder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination—Interests of HoldCo’s Directors and Officers in the Business Combination” for a further discussion.

Registration with the SEC

If the ESPP is approved by SC Health’s shareholders and becomes effective, HoldCo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after HoldCo becomes eligible to use such form.

Vote Required for Approval

An ordinary resolution is being sought to approve the ESPP, being the affirmative vote of a simple majority of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting.

The ESPP Proposal is conditioned on the approval of each of the BCA Proposal and the Merger Proposal. Therefore, if each of such Proposals is not approved, the ESPP will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution (the “ESPP Proposal” or “Proposal No. 4”) to consider and vote upon a proposal to approve, assuming the BCA Proposal and Merger Proposal are approved, the Rockley Photonics Holdings Limited 2021 Employee Share Purchase Plan (the “ESPP”), a copy of which is attached to the accompanying prospectus/proxy statement as Annex I, including the authorization of the initial share reserve under the ESPP.

Recommendation of SC Health’s Board of Directors

THE SC HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SC HEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of SC Health’s board of directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of SC Health and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, SC Health’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 5—ADJOURNMENT PROPOSAL

The Adjournment Proposal allows SC Health’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the General Meeting to approve the Condition Precedent Proposals. See “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the General Meeting and is not approved by the shareholders, SC Health’s board of directors may not be able to adjourn the General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the General Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

The Adjournment Proposal is not conditioned upon any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under the SC Health Governing Documents, being the affirmative vote of a majority of the SC Health ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies from SC Health shareholders in favor of the BCA Proposal or the Merger Proposal, (B) if as of the time for which the General Meeting is scheduled, there are insufficient SC Health Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SC Health has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by SC Health shareholders prior to the General Meeting.

Recommendation of the SC Health Board of Directors

SC HEALTH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of SC Health’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SC Health and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1—BCA Proposal—Interests of SC Health’s Directors and Officers in the Business Combination” for a further discussion.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) solely of SC Health Class A ordinary shares and/or SC Health public warrants (other than the Sponsor or any of its affiliates), as a consequence of (i) electing to have your SC Health Class A ordinary shares redeemed for cash if the Business Combination is completed, (ii) the Business Combination, and/or (iii) the ownership and disposition of HoldCo ordinary shares and HoldCo warrants after the Business Combinations. This discussion addresses only those U.S. Holders that hold SC Health Class A ordinary shares and/or SC Health public warrants as a capital asset (generally, property held for investment).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to particular investors in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•	financial institutions,

•	insurance companies,

•

specified non-U.S. corporations including “controlled foreign corporations,” and “passive foreign investment companies” (each as defined in the Code) or corporations that accumulate earnings to avoid U.S. federal income tax,

•	mutual funds,

•	pension plans,

•	S corporations,

•	broker-dealers,

•	traders in securities, including taxpayers subject to mark-to-market treatment,

•	regulated investment companies,

•	real estate investment trusts,

•	trusts and estates,

•

tax-exempt organizations (including private foundations), partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes), governments or agencies or instrumentalities thereof (including foreign governments)

•

investors that hold SC Health Class A ordinary shares or SC Health public warrants or who will hold HoldCo ordinary shares or HoldCo warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes,

•	investors subject to the alternative minimum tax provisions of the Code,

•	U.S. Holders that have a functional currency other than the U.S. dollar,

•	U.S. expatriates or former long-term residents of the United States,

•	investors subject to the U.S. “inversion” rules,

•

U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of the SC Health Class A ordinary shares, or, following the Business Combination, HoldCo ordinary shares, or the Sponsor or its affiliates,

•	persons who purchase HoldCo ordinary shares as part of the PIPE Financing,

•	persons who received any SC Health or HoldCo interests pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation, and

•	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Rockley prior to the Business Combination, including holders of SC Health Class A ordinary shares or SC Health public warrants that also hold, directly or indirectly, equity interests in Rockley. With respect to the consequences of holding HoldCo ordinary shares or HoldCo warrants, this discussion is limited to U.S. Holders who acquire such HoldCo ordinary shares in connection with the Business Combination or as a result of the exercise of a HoldCo warrant, and U.S. Holders who acquire such HoldCo warrants in connection with the Business Combination.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SC Health Class A ordinary shares or SC Health public warrants or HoldCo ordinary shares or HoldCo warrants, the tax treatment of such partnership and a person treated as a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding SC Health Class A ordinary shares or SC Health public warrants or HoldCo ordinary shares or HoldCo warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Business Combination and/or the ownership and disposition of HoldCo ordinary shares and HoldCo warrants by the partnership.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

For purposes of this discussion, because any SC Health unit consisting of one SC Health Class A ordinary share and one-half of an SC Health public warrant is separable at the option of the holder, SC Health treats any SC Health Class A ordinary shares and one-half of an SC Health public warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the SC Health unit itself will not be treated as an integrated instrument. Accordingly, the separation of an SC Health unit in connection with the closing of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of SC Health Class A ordinary shares and SC Health public warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any Redemption (as defined below)) with respect to any SC Health Class A ordinary shares and SC Health public warrants held through an SC Health unit (including alternative characterizations of an SC Health unit).

SC Health has not sought, and does not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE SC HEALTH CLASS A ORDINARY SHARES AND WITH THE BUSINESS

COMBINATION. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXERCISE OF SUCH REDEMPTION RIGHTS AND OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of SC Health Class A ordinary shares or SC Health public warrants, or of HoldCo ordinary shares or HoldCo warrants, as the case may be, that is:

•	an individual who is a citizen or resident (for U.S. federal income tax purposes) of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a United States person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

The following discussion assumes that any redemption of SC Health Class A ordinary shares pursuant to the redemption provisions described in the section entitled “General Meeting of SC Health—Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if you elect to redeem some, but not all, of the SC Health Class A ordinary shares held by you immediately prior to the Business Combination. See “—Tax Consequences of the Merger to U.S. Holders” below for more information. You are urged to consult your tax advisor regarding the tax consequences to you of electing to redeem some, but not all, of the SC Health Class A ordinary shares held by you.

Redemption of SC Health Class A Ordinary Shares

If you are a U.S. Holder and elect to redeem some or all of your SC Health Class A ordinary shares in a Redemption, subject to the discussion of the PFIC rules below, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as a “sale” of the SC Health Class A ordinary shares under Section 302 of the Code taxable as described below under the heading “—Taxable Sale or Exchange of SC Health Class A Ordinary Shares,” or rather as a “distribution” taxable as described below under the heading “—Taxation of Distributions.” Generally, whether the Redemption by a U.S. Holder qualifies for such sale or distribution treatment will depend largely on the total number of shares of SC Health’s stock held or treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning SC Health public warrants) immediately after the Redemption, relative to the shares of SC Health stock held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of SC Health Class A ordinary shares generally will be treated as a sale of SC Health Class A ordinary shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SC Health or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, in each case for U.S. federal income tax purposes.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder generally takes into account not only the shares of SC Health’s stock actually owned by the U.S. Holder, but also any shares of SC Health’s stock that are constructively owned by the U.S. Holder. A U.S. Holder may constructively own, in addition to SC Health stock owned directly, SC Health stock owned by certain related individuals and entities in which the U.S.

Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include SC Health Class A ordinary shares which could be acquired pursuant to the exercise of any SC Health public warrants held by the U.S. Holder (and, after the completion of the Business Combination, HoldCo ordinary shares which could be acquired by exercise of the HoldCo warrants).

In order to meet the “substantially disproportionate” test, the percentage of the outstanding voting stock of SC Health actually and constructively owned by the U.S. Holder immediately following the Redemption of SC Health Class A ordinary shares must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. Prior to the Business Combination, the SC Health Class A ordinary shares may not be treated as voting stock for this purpose and, consequently, this “substantially disproportionate” test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of SC Health’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of SC Health’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of SC Health stock owned by certain family members, and the U.S. Holder does not constructively own any other SC Health stock (such as through a legal entity or by continuing to hold SC Health public warrants) and certain other requirements are met. A Redemption of the SC Health Class A ordinary shares will not be essentially equivalent to a dividend if a U.S. Holder’s Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SC Health. Whether the Redemption will result in a “meaningful reduction” in a U.S. Holder’s proportionate interest in SC Health will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, the Redemption generally will be treated as a “distribution” and the tax effects will be as described below under “—Taxation of Distributions.”

U.S. Holders of the SC Health Class A ordinary shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their SC Health Class A ordinary shares would be treated as a sale or as a distribution under the Code as described above.

Taxable Sale or Exchange of SC Health Class A Ordinary Shares

Subject to the discussion of the PFIC rules below, if a Redemption of an SC Health Class A ordinary share by any U.S. Holder qualifies as a sale of an SC Health Class A ordinary share (rather than a distribution with respect to such SC Health Class A ordinary share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption of such SC Health Class A ordinary share and (ii) the U.S. Holder’s adjusted tax basis in such SC Health Class A ordinary share. Any such gain or loss generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such SC Health Class A ordinary share exceeds one year. A U.S. Holder’s adjusted tax basis in an SC Health Class A ordinary share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of an SC Health unit, is the portion of the purchase price of the SC Health unit allocated to such share or, if such share was received upon exercise of an SC Health public warrant, the initial basis of the SC Health Class A ordinary share upon the exercise of the SC Health public warrant (generally determined as described below in “—Tax Consequences of Ownership and Disposition of HoldCo Ordinary Shares and HoldCo Warrants—Exercise or Lapse of a Warrant”). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption of an SC Health Class A ordinary share by any U.S. Holder is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from SC Health’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of SC Health’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its SC Health Class A ordinary shares and generally will not be taxable. Any remaining excess will be treated as gain realized on the sale or other disposition of the SC Health Class A ordinary share and will be treated as described above under “—Taxable Sale or Exchange of SC Health Class A Ordinary Shares.” Amounts treated as dividends that SC Health pays to a U.S. Holder that is taxable as a corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if SC Health Class A ordinary shares are readily tradable on an established securities market in the United States, SC Health is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because SC Health believes it is likely that SC Health will have been a PFIC for the most recent taxable year at the time of the Redemption (as discussed below under “—Tax Consequences of the Merger to U.S. Holders—PFIC Considerations”) dividends SC Health pays to a non-corporate U.S. Holder generally will not constitute “qualified dividends” that would be taxable at a reduced rate.

IF YOU ARE A HOLDER OF SC HEALTH CLASS A ORDINARY SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, SC HEALTH URGES YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Merger to U.S. Holders

This section is subject in its entirety to the discussion in the section below entitled “—Tax Consequences of Ownership and Disposition of HoldCo Ordinary Shares and HoldCo Warrants—Passive Foreign Investment Company Rules.” This section is addressed to U.S. Holders of SC Health Class A ordinary shares that elect to participate in the Business Combination. The parties to the Business Combination intend that (i) the Exchange and the Merger collectively qualify as a transaction described in Section 351 of the Code and (ii) that the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code. To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). HoldCo (the parent of Merger Sub, the acquiring corporation) intends to continue a significant line of SC Health’s historic business, or use a significant portion of SC Health’s historic business assets in a business, within the meaning of the regulations. However, there are significant factual and legal uncertainties as to whether the Merger will satisfy this requirement and, in turn, qualify as a reorganization. Neither SC Health nor HoldCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and the IRS or a court could take a different position. U.S. Holders of SC Health Class A ordinary shares and SC Health public warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business Combination, including with respect to its qualification as a “reorganization” within the meaning of Section 368(a) of the Code.

Consequences of the SC Health Merger Being Treated as a Reorganization or Code Section 351 Transaction

Subject to the discussion in the following paragraph and the discussions under the headings “—Additional Requirements for Tax Deferral” and “—PFIC Considerations” below, if, as intended by the parties, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (i) no gain or loss would be recognized by a U.S. Holder of SC Health Class A ordinary shares who exchanges such shares solely for HoldCo ordinary shares pursuant to the Merger, and, in such case, the U.S. Holder would have an adjusted tax basis of the HoldCo ordinary shares received in the SC Health Merger equal to the adjusted tax basis of the SC Health Class A ordinary shares surrendered in exchange therefor (determined in U.S. dollars), (ii) the holding period of the HoldCo ordinary shares received in the SC Health Merger by such a U.S. Holder would include the period during which such shares were held on the date of the Merger and (iii) any U.S. Holder that exchanges SC Health public warrants for HoldCo warrants in connection with the Merger also would not recognize gain or loss on such exchange, and, in such case, the U.S. Holder’s tax basis in the HoldCo warrant received would be equal to the holder’s tax basis in the SC Health public warrant exchanged therefor (determined in U.S. dollars), and the holding period of such HoldCo warrant would include the holding period of the SC Health public warrant exchanged therefor.

If the Merger does not so qualify as a “reorganization” within the meaning of Section 368(a) of the Code, but the Exchange and the Merger collectively qualify as a transaction described in Section 351 of the Code, then the tax treatment would be same with respect to clauses (i) and (ii) of the previous paragraph, but a U.S. Holder that exchanges SC Health public warrants for HoldCo warrants in connection with the Merger would recognize gain or loss on such exchange, and, in such case, a U.S. Holder’s tax basis in the HoldCo warrant received in the Merger would be equal to the fair market value of such warrant at the time of the Merger, and a U.S. Holder’s holding period in its HoldCo warrant would begin on the day after the Merger.

Notwithstanding the foregoing, if a U.S. Holder elects to participate in a Redemption with respect to some, but not all, of its SC Health Class A ordinary shares, such Redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in a Redemption may be treated as taxable boot received in a reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain, taxable as described above under the heading “—Taxable Sale or Exchange of SC Health Class A Ordinary Shares,” or dividend income to the extent of SC Health’s accumulated earnings and profits, taxable as described above under the heading “—Taxation of Distributions”) or in a Section 351 transaction (in which case gain may be recognized by such U.S. Holder in a manner similar to that described above under the heading “—Taxable Sale or Exchange of SC Health Class A Ordinary Shares,” but not in excess of the amount of cash received). Under these characterizations, such U.S. Holder may be required to recognize more gain or income than if the Redemption of SC Health Class A ordinary shares were treated as a separate transaction from the Merger, and would not be entitled to recognize any loss with respect to its redeemed SC Health Class A ordinary shares.

In addition, if a U.S. Holder elects to participate in a Redemption with respect to all its SC Health Class A ordinary shares and also receives HoldCo warrants in exchange for SC Health public warrants in connection with the Merger, such Redemption also may be treated as integrated with the Merger rather than as a separate transaction. In such case, even if the Merger were treated as a “reorganization” within the meaning of Section 368(a) of the Code, and no gain or loss generally recognized upon the deemed exchange of SC Health public warrants for HoldCo warrants as described above, cash received by such U.S. Holder in a Redemption may be treated as taxable boot received in a reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain, taxable as described above under the heading “—Taxable Sale or Exchange of SC Health Class A Ordinary Shares,” or dividend income to the extent of SC Health’s accumulated earnings and profits, taxable as described above under the heading “—Taxation of Distributions”). Under this characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such exchange in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the SC Health Class A ordinary shares exchanged therefor. This treatment assumes that the terms of the transactions contemplated by the Business Combination (including any Redemption) specify that cash received in the Redemption will be received in exchange for SC Health Class A ordinary shares and that the HoldCo warrants received in the exchange will be received solely in exchange for SC Health public warrants, and that such terms will be considered economically reasonable for applicable tax purposes. If the IRS were to assert, and a court were to sustain a contrary position, such U.S. Holder may be required to recognize more gain or income than if the Redemption of SC Health Class A ordinary shares was treated as a separate transaction from the Merger.

PFIC Considerations

As discussed more fully below under “—Tax Consequences of Ownership and Disposition of HoldCo Ordinary Shares and HoldCo Warrants—Passive Foreign Investment Company Rules,” if SC Health is a “passive foreign investment company” within the meaning of the Code (“PFIC”) for any taxable year, U.S. Holders of SC Health Class A ordinary shares or SC Health warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to SC Health’s stock, and may be subject to additional reporting requirements. Based upon the composition of SC Health’s income and assets, SC Health believes that it is likely SC Health was a PFIC for the 2019 and 2020 taxable years and likely will be a PFIC for SC Health’s current taxable year.

If SC Health is a PFIC, any income or gain recognized by a U.S. Holder electing to have its SC Health Class A ordinary shares Redeemed would generally be subject to a special tax and interest charge if the U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for SC Health’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “—Tax Consequences of Ownership and Disposition of HoldCo Ordinary Shares and HoldCo Warrants—Passive Foreign Investment Company Rules.”

In addition, Section 1291(f) of the Code requires, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC to recognize gain (but not loss) notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were proposed in 1992 with a retroactive effective date were they to be finalized in current form. If finalized in their current form, the proposed Treasury Regulations may require a U.S. Holder of SC Health Class A ordinary shares to recognize gain (which generally would be subject to the special tax and interest charge) if (i) SC Health were classified as a PFIC at any time during the U.S. Holder’s holding period of such shares; (ii) the U.S. Holder did not timely make any of the PFIC Elections for all taxable years during the U.S. Holder’s holding period while SC Health was classified as a PFIC; and (iii) HoldCo were not a PFIC in the taxable year that includes the day after the Merger. Although uncertainty exists as to whether, immediately following the Business Combination, HoldCo will be treated as a PFIC for U.S. federal income tax purposes, HoldCo believes that it will likely not be a PFIC for its current taxable year, but no assurance can be provided to that effect.

The application of the PFIC rules to SC Health public warrants is unclear. A proposed Treasury Regulation generally treats an “option” (which would include an SC Health public warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation provides that the holder of an option is not entitled to make the PFIC Elections. If the proposed Treasury Regulation described in the previous sentence were to apply to a U.S. Holder of SC Health public warrants, and, if finalized in their current form, proposed Treasury Regulations under Section 1291(f) may require a U.S. Holder of SC Health public warrants to recognize gain (which would generally be subject to the special tax and interest charge) on a deemed exchange of SC Health public warrants for HoldCo warrants even if the exchange would have otherwise qualified for non-recognition treatment.

It is difficult to predict if the proposed Treasury Regulations under the PFIC rules will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be retroactive to the date of the Business Combination.

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of the PFIC rules to your exchange of SC Health Class A ordinary shares and/or SC Health public warrants under your particular circumstances, including as a result of PFIC Elections such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

Tax Consequences of Ownership and Disposition of HoldCo Ordinary Shares and HoldCo Warrants

Taxation of Dividends and Other Distributions on HoldCo Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by HoldCo to a U.S. Holder with respect to the HoldCo ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in the gross income of such U.S. Holder as dividend income on the date of receipt, but only to the extent that the distribution is paid out of HoldCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will generally not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the HoldCo ordinary shares are readily tradable on an established securities market in the United States, or HoldCo is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) HoldCo is not a PFIC (as discussed below under “—Passive Foreign Investment Company Rules”) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to HoldCo ordinary shares.

To the extent that the amount of the distribution exceeds HoldCo’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a non-taxable return of your tax basis in your HoldCo ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. It is unclear whether HoldCo will calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of HoldCo Ordinary Shares and HoldCo Warrants

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a HoldCo ordinary share and HoldCo warrants equal to the difference between the amount realized (in U.S. dollars) for the HoldCo ordinary share or HoldCo warrant and your tax basis (in U.S. dollars) therein. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held HoldCo ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a HoldCo Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a HoldCo ordinary share upon exercise of a HoldCo warrant for cash. The U.S. Holder’s tax basis in the HoldCo ordinary share received upon exercise of the HoldCo warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the HoldCo warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. The U.S. Holder’s holding period for HoldCo ordinary shares received upon exercise of the of a HoldCo warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the HoldCo warrant and will not include the period during which the U.S. Holder held the HoldCo warrant (or any SC Health public warrant exchanged therefor). If a HoldCo warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one year.

The tax consequences of a cashless exercise of an SC Health public warrant are not clear under current law. A cashless exercise may be tax free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the HoldCo ordinary shares received generally would equal the U.S. Holder’s tax basis in the SC Health public warrants. If the cashless exercise were not a realization event, the U.S. Holder’s holding period for HoldCo ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the HoldCo warrant and will not include the period during which the U.S. Holder held the HoldCo warrant (or any SC Health public warrant exchanged therefor). If the cashless exercise were treated as a recapitalization, the holding period of the HoldCo ordinary shares would include the holding period of the SC Health public warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the SC Health public warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining SC Health public warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of SC Health public warrants having an aggregate value equal to the exercise price for the total number of SC Health public warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the SC Health public warrants deemed surrendered and the U.S. Holder’s tax basis in such SC Health public warrants. In this case, a U.S. Holder’s tax basis in the HoldCo ordinary shares received would equal such U.S. Holder’s basis in the HoldCo warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the HoldCo ordinary shares would commence on the date of such exercise or the day following such date.

Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, a redemption of SC Health public warrants for SC Health Class A ordinary shares pursuant to the terms of such SC Health public warrants should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, although such treatment is not free from doubt. Accordingly, you should not recognize any gain or loss on the redemption of warrants for HoldCo ordinary shares. Your aggregate tax basis in the HoldCo ordinary shares received in the redemption should equal your aggregate tax basis in your warrants redeemed and your holding period for the HoldCo ordinary shares received in redemption of your warrants should include your holding period for your surrendered warrants.

Subject to the PFIC rules described below, if SC Health redeems SC Health public warrants for cash pursuant to the redemption provisions of such warrants or if SC Health purchases warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of HoldCo Ordinary Shares and HoldCo Warrants.”

Possible Constructive Distributions

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a HoldCo warrant or to the HoldCo warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “—Taxation of Dividends and Other Distributions on HoldCo Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a HoldCo warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a HoldCo warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of HoldCo ordinary shares and HoldCo warrants could be materially different from that described above if HoldCo is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Although uncertainty exists as to whether, immediately following the Business Combination, HoldCo will be treated as a PFIC for U.S. federal income tax purposes, HoldCo believes that it will likely not be a PFIC for its current taxable year, but no assurance can be provided to that effect.

Although HoldCo’s PFIC status is determined annually, an initial determination that HoldCo is a PFIC will generally apply for subsequent years to a U.S. Holder who held HoldCo ordinary shares or HoldCo warrants while HoldCo was a PFIC, whether or not HoldCo meets the test for PFIC status in those subsequent years.

If SC Health is determined to be a PFIC with respect to a U.S. Holder who exchanges SC Health Class A ordinary shares or SC Health public warrants for HoldCo ordinary shares or HoldCo warrants, as applicable, in the Merger, such U.S. Holder did not make any of the PFIC Elections with respect to such SC Health Class A ordinary shares or SC Health public warrants, and such U.S. Holder was not subject to tax on the receipt of such HoldCo ordinary shares or HoldCo warrants under Section 1291(f) of the Code or otherwise, then, under the proposed regulations, HoldCo would also be treated as a PFIC as to such U.S. Holder with respect to such HoldCo ordinary shares and HoldCo warrants, even if HoldCo did not meet the test for PFIC status in its own right. In addition, if these rules were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if such U.S, Holder held such HoldCo ordinary shares (treated as shares of a PFIC as to such U.S. Holder) for a period that includes its holding period for the SC Health Class A ordinary shares and SC Health public warrants exchanged therefor, respectively.

If HoldCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of HoldCo ordinary shares or HoldCo warrants and, in the case of HoldCo ordinary shares, the U.S. Holder did not make either an applicable PFIC Election (or elections) for the first taxable year of HoldCo (or, as applicable, SC Health) in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its HoldCo ordinary shares or HoldCo warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the HoldCo ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the HoldCo ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the HoldCo ordinary shares or HoldCo warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of HoldCo’s first taxable year in which HoldCo is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if HoldCo is determined to be a PFIC, a U.S. Holder may avoid some of the adverse PFIC tax consequences described above in respect of HoldCo ordinary shares (but not HoldCo warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of HoldCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which HoldCo’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but, if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its HoldCo warrants. As a result, if a U.S. Holder sells or otherwise disposes of such HoldCo warrants (other than upon exercise of HoldCo warrants for cash) and HoldCo were a PFIC at any time during the U.S. Holder’s holding period of such HoldCo warrants (including by reason of the exchange of SC Health public warrants for HoldCo warrants in a non-taxable exchange described above), any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such HoldCo warrants properly makes and maintains a QEF election with respect to the newly acquired HoldCo ordinary shares (or has previously made a QEF election with respect to HoldCo ordinary shares, or SC Health Class A ordinary shares, as applicable), the QEF election will apply to the newly acquired HoldCo ordinary shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired HoldCo ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the HoldCo warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will generally have a new basis and holding period in the SC Health Class A ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules. U.S. Holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. Upon written request, HoldCo intends to provide the information necessary for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, there is also no assurance that HoldCo will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

Alternatively, if HoldCo is a PFIC and HoldCo ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) HoldCo ordinary shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its HoldCo ordinary shares at the end of such year over its adjusted basis in its HoldCo ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its HoldCo ordinary shares over the fair market value of its HoldCo ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its HoldCo ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its HoldCo ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to HoldCo warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which HoldCo ordinary shares are intended to be listed), or on a non-U.S. exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the HoldCo ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to HoldCo ordinary shares under their particular circumstances.

Related PFIC Rules

If HoldCo is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if HoldCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of HoldCo ordinary shares and HoldCo warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to HoldCo securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to HoldCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified non-U.S. financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to HoldCo ordinary shares, subject to certain exceptions (including an exception for HoldCo ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold HoldCo ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of HoldCo ordinary shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain non-U.S. currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of non-U.S. currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to HoldCo ordinary shares and HoldCo warrants including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the disposition of the SC Health Class A ordinary shares and SC Health public warrants in connection with the Business Combination, and of the acquisition, ownership and disposition of HoldCo ordinary shares and HoldCo warrants including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical audited balance sheet of SC Health as of December 31, 2020 with the historical audited consolidated balance sheet of Rockley as of December 31, 2020, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 combines the historical audited statement of operations of SC Health for the fiscal year ended December 31, 2020 with the historical audited consolidated statement of operations of Rockley for the fiscal year ended December 31, 2020, giving effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus/proxy statement:

•	The historical audited financial statements of SC Health as of and for the fiscal year ended December 31, 2020; and

•	The historical audited consolidated financial statements of Rockley as of and for the fiscal year ended December 31, 2020.

The foregoing historical financial statements have been prepared in accordance with GAAP.

The unaudited pro forma condensed combined financial information should also be read together with “SC Health’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Rockley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus/proxy statement.

Description of the Business Combination

Pursuant to the Business Combination Agreement, Rockley shareholders, which includes shares issued to convert Rockley’s convertible loan notes and warrants to equity, will transfer their shares in Rockley to HoldCo, a newly formed entity. HoldCo will further undertake a stock split based upon an exchange ratio to align the valuation of Rockley’s shares with the valuation of the SC Health’s shares. Rockley MergerSub Limited (“MergerSub”), another newly formed entity and a wholly owned subsidiary of HoldCo, will merge with SC Health, with SC Health surviving the merger. All SC Health’s ordinary shares outstanding immediately after the merger with Merger Sub will be exchanged with HoldCo for the right to receive HoldCo ordinary shares and HoldCo becomes a public company.

The aggregate merger consideration for Rockley to receive will be 114,811,411 HoldCo ordinary shares at a deemed value of $10 per share for an aggregate merger consideration of $1,148.1 million.

Accounting for the Business Combination

The Business Combination will be accounted for as a forward recapitalization in accordance with GAAP. Under this method of accounting, SC Health has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of Rockley having a relative majority of the voting power of the combined entity, and as such, having the power to appoint a majority of the member of HoldCo’s board of directors, the operations of Rockley prior to the acquisition comprising the only ongoing operations of the combined entity and senior management of Rockley comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Rockley with the acquisition being treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health will be stated at historical cost, with no goodwill or other intangible assets recorded.

Other Events in Connection with the Business Combination

•

The board of directors of HoldCo intends to approve and implement a director compensation program for HoldCo’s non-employee directors (the “Director Compensation Program”). Under the Director Compensation Program, and following the filing of a registration statement on Form S-8 with respect to the 2021 Plan, HoldCo expects to grant (i) an “Initial RSU Award” to each non-employee director in connection with the closing of the Business Combination and (ii) an “Annual RSU Award” following the conclusion of each regular annual meeting of HoldCo’s shareholders commencing with the 2022 annual meeting, to each non-employee director who continues serving as a member of HoldCo’s board of directors. The grant and vesting of these RSU awards are contingent upon, among other things, the closing of the Business Combination, the approval of the 2021 Plan by SC Health shareholders at the extraordinary general meeting and the continued service of the respective directors through the closing of the Business Combination or the regular annual meeting of shareholders (as applicable). In addition, each eligible non-employee director will receive an annual cash retainer in connection with their service on HoldCo’s board of directors and respective committees. For additional information, including size of any cash retainers, and the size and vesting terms of the Initial RSU Award and Annual RSU Award, see “Executive Compensation—Director Compensation.”

•

Following the filing of a registration statement on Form S-8 with respect to the 2021 Plan, the board of directors of HoldCo is also expected to approve grants of stock options and RSU awards to select members of the management team. The grant and vesting of stock options and RSU awards are contingent upon, among other things, the closing of the Business Combination, the approval of the 2021 Plan by SC Health shareholders at the extraordinary general meeting and the continued service of the respective participants through the Closing Date. For additional information, including the size and vesting terms application to these awards, see “Executive Compensation—HoldCo Executive Compensation.”

•

In addition, HoldCo expects to enter into new employment agreements with its executive officers, including its named executive officers. The terms of these new employment agreements, including compensation, have been prepared as to form but remain subject to change. Accordingly, the effect of the new employment arrangements with HoldCo’s executive officers has been included in the unaudited pro forma condensed combined financial information. For additional information, see “Executive Compensation—HoldCo Executive Compensation—Executive Employment Arrangements—Post-Closing Agreements.”

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon closing of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. SC Health and Rockley have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Due to the redemption rights held by SC Health’s public shareholders, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of SC Health’s publicly-traded shares:

•	Assuming No Additional Redemptions. This presentation assumes:

•	No Class A shareholders of SC Health exercise their redemption rights with respect to their redeemable Class A public shares upon closing of the Business Combination.

•	Assuming Maximum Redemptions. This presentation assumes:

•	The redemption of 16,261,424 publicly-traded shares of SC Health, which represents the maximum number of shares outstanding that could be redeemed in connection with the Business Combination.

Assuming no additional redemptions of any Class A public shares of SC Health in connection with the Business Combination, Rockley Shareholders will hold 114,811,411 HoldCo ordinary shares immediately after the closing of the Business Combination, which approximates a 75.2% ownership level. Assuming maximum redemptions of Class A public shares of SC Health in connection with the Business Combination, Rockley Shareholders will hold 114,811,411 HoldCo ordinary shares immediately after the closing of the Business Combination, which approximates an 84.2% ownership level.

	No Additional Redemptions		Maximum Redemptions
Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
Rockley Shareholders	114,811,411	75.2%	114,811,411	84.2%
SC Health public Shareholder	17,250,000	11.3%	988,576	0.7%
SC Health Sponsor	10,562,500	6.9%	10,562,500	7.8%
PIPE Investors	10,000,000	6.6%	10,000,000	7.3%

Total(1)	152,623,911	100.0%	136,362,487	100.0%

(1)

Outstanding HoldCo ordinary shares held by the Sponsor excludes the 75,000 HoldCo ordinary shares underlying the director RSU Awards that will be granted in connection with the Business Combination. The director RSU Awards will vest at the closing of the Business Combination but will not settle into HoldCo ordinary shares until a date, selected by HoldCo, that occurs between January 1 and December 31 of the year following the closing of the Business Combination.

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding public or private placement warrants issued by SC Health as such securities are not exercisable until 30 days after the closing of the Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2020

(in thousands, except share and per share amounts)

						Assuming No Redemption				Assuming Maximum Redemption
	SC Health	Rockley	CLN received after December 31, 2020			Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$125	$19,228		$76,723	E		$288,894	A	$384,970		$126,280	P	$222,356
Accounts receivable		4,925							4,925				4,925
Other receivable		18,024							18,024				18,024
Prepaid expenses	122	1,605							1,727				1,727
Other current assets		609							609				609

Total current assets	247	44,391		76,723			288,894		410,255		126,280		247,641
Property, equipment and finance lease right-of-use assets, net		6,182							6,182				6,182
Equity method investment		5,202							5,202				5,202
Intangible assets		3,048							3,048				3,048
Cash and marketable securities held in trust account	174,542						(174,542)	C			(174,542)	C
Other non-current assets		1,607					(187)	F	1,420		(187)	F	1,420

Total assets	$174,789	$60,430		$76,723			$114,165		$426,107		$(48,449)		$263,493

Liabilities
Current liabilities
Accounts payable and accrued expenses	$1,037	$14,808	$			$			$15,845	$			$15,845
Other current liabilities	100	998					(100)	K	998		(100)	K	998

Total current liabilities	1,137	15,806					(100)		16,843		(100)		16,843
Long-term debt, net of current portion		74,804		76,723	E		(148,667)	L	2,860		(148,667)	L	2,860
Deferred underwriting fee payable	6,038						(6,038)	G			(6,038)	G
Other long-term liabilities		1,127							1,127				1,127

Total liabilities	7,175	91,737		76,723			(154,805)		20,830		(154,805)		20,830
Class A ordinary shares subject to redemption	162,614						(162,614)	M			(162,614)	M

Shareholders’ Equity
Ordinary shares							2	N	2		1	Q	1
Class A ordinary shares								N				Q
Class B ordinary shares								N				Q
Additional paid-in capital	5,136	201,576					431,446	N	638,158		268,833	Q	475,545
Accumulated deficit	(136)	(232,883)					136	O	(232,883)		136	O	(232,883)

Total shareholders’ equity	5,000	(31,307)					431,584		405,277		268,970		242,663

Total liabilities & shareholders’ equity	$174,789	$60,430		$76,723			$114,165		$426,107		$(48,449)		$263,493

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal year Ended December 31, 2020

(in thousands, except share and per share amounts)

				Assuming No Redemption					Assuming Maximum Redemption
	SC Health		Rockley	Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$		$22,343	$			$22,343		$			$22,343
Cost of revenue			24,240				24,240					24,240

Gross profit			(1,897)				(1,897)					(1,897)
Selling, general, and administrative expenses		1,736	20,260		198	a				198	a
					389	b				389	b
					754	c	23,337			754	c	23,337
Research and development expenses			35,900		542	b	36,442			542	b	36,442

Operating loss		(1,736)	(58,057)		(1,883)		(61,676)			(1,883)		(61,676)
Interest income (expense), net		644	(189)		(644)	d	(189)			(644)	d	(189)
Equity method investment loss			(1,274)				(1,274)					(1,274)
Change in fair value of debt instruments			(20,163)		20,163	g				20,163	g
Realized and unrealized gain/loss on foreign currency			(25)				(25)					(25)

Income (loss) before income taxes		(1,092)	(79,708)		17,636		(63,164)			17,636		(63,164)
Income tax expense			569				569					569

Net income (loss)		$(1,092)	$(80,277)		$17,636		$(63,733)			$17,636		$(63,733)

Net loss per share
Basic and diluted							$(0.42)	e				$(0.47)	E

Weighted average shares outstanding
Basic and diluted							152,623,911	f				136,362,487	F

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2020 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination will be accounted for as a forward recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Rockley with the acquisition being treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health will be stated at historical cost, with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus/proxy statement and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital (“APIC”) and are assumed to be cash settled.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 reflects the following adjustments:

A – Represents the aggregate impact of the following pro forma adjustments to cash to give effect to the Business Combination, the PIPE Financing, transaction costs and the cash settlement of certain obligations in accordance with the Business Combination Agreement:

Cash inflow from PIPE Financing	$100,000	B
Cash inflow from SC Health’s trust account	174,542	C
Cash inflow from SC Heath Sponsor	50,000	D
Payment from SC Health’s deferred IPO fees and SC Health’s accrued transaction-related liabilities	(6,038)	G
Payments of estimated financing fees	(21,000)	H
Payments of estimated transaction fees incurred by Rockley	(5,550)	I
Payment of estimated transaction fees incurred by SC Health	(2,960)	J
Settlement of SC Health promissory note	(100)	K

Net Pro Forma adjustment to cash	$288,894	A

B – Represents gross proceeds attributable to the issuance of 10.0 million HoldCo Ordinary Shares for $10 per share, or $100.0 million in aggregate gross proceeds, upon the closing of the PIPE Financing that will occur immediately prior to closing of the Business Combination.

C – Represents cash equivalents that will be released from SC Health’s trust account and relieve of restrictions regarding use upon consummation of a Business Combination and, accordingly, will be available for general use by the combined company.

D – Represents gross proceeds attributable to the issuance of 5.0 million shares of HoldCo for $10 per share, or $50 million in gross proceeds from SC Health Sponsor that will occur immediately prior to closing of the Business Combination.

E – Represents cash proceeds totaling $76.7 million from issuance of convertible loan notes received after December 31, 2020 that will be converted into Rockley’s Ordinary shares, then subsequently converted to HoldCo’s ordinary shares for which HoldCo will undertake a stock split immediately prior to closing of the Business Combination.

F – Represents deferred legal, accounting and other costs incurred as liabilities on Rockley’s balance sheet that are directly related to the Transactions. For purposes of the forward recapitalization, these transaction costs will be treated as a reduction of the cash proceeds resulting from the Business Combination and accordingly, the deferred asset will be de-recognized as a reduction to additional paid-in capital upon closing of the Business Combination. Refer to balance sheet adjustments A for the corresponding adjustments to cash, accounts payable and accrued expenses reported for the combined company and balance sheet adjustment N for the corresponding adjustment to additional paid-in capital reported for the combined company.

G – Represents cash that will be used to pay 1) underwriting fees incurred by SC Health in connection with the Initial Public Offering, for which payment was deferred until consummation of a business combination, and 2) transaction-related expenses accrued and reported as liabilities on Rockley’s balance sheet as of December 31, 2020. Detail of amounts accrued on SC Health and Rockley’s balance sheets are as follows:

SC Health’s deferred IPO underwriting commissions	$6,038	G
Rockley’s deferred transaction fees	187

Total deferred costs and accrued expenses to be paid with SC Health and PIPE Financing fees	$6,225

H – Represents financing fees for which payment will made upon consummation of a Business Combination.

I – Represents cash that will be used to pay the estimated direct and incremental transaction costs, legal and other fees, that will be due from Rockley on the Business Combination close date, but have not yet been accrued and reported as a liability on Rockley’s balance sheet. For purpose of a forward recapitalization transaction, these direct and incremental transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, will be reported as a reduction to additional paid-in capital. Refer to balance sheet adjustments N for the corresponding pro forma adjustment to additional paid-in capital reported for the combined company.

J – Represents cash that will be used to pay the estimated direct and incremental transaction costs, legal and other fees, that will be due from SC Health on the Business Combination close date, but have not yet been accrued and reported as a liability on SC Health’s balance sheet. For purpose of a forward recapitalization transaction, these direct and incremental transaction costs will be treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, will be reported as a reduction to additional paid-in capital. Refer to balance sheet adjustments N for the corresponding pro forma adjustment to additional paid-in capital reported for the combined company.

K – Represents SC Health promissory notes payable to related party for which payment will made upon the closing of the Business Combination.

L – Represents a series of sequential steps of converting Rockley’s convertible loan notes and related accrued interest to Rockley’s ordinary shares at a conversion price of $24.61 per share, then subsequently convert to HoldCo’s ordinary shares for which HoldCo will undertake a stock split prior to the Business Combination. Interest will continue to accrue on the convertible notes through the date that the Business Combination is consummated, increasing the aggregate notes payable obligation for which HoldCo Ordinary Shares will be exchanged. Refer to balance sheet adjustment N for the pro forma impact of this exchange on additional paid-in capital reported for the combined company.

M – Represents the reclassification of SC Health redeemable Class A ordinary shares to permanent equity upon consummation of Business Combination, assuming no redemptions. Balance sheet adjustment N presents the corresponding pro forma impact that the reclassification of SC Health redeemable Class A ordinary shares to permanent equity would have on the pro forma amounts reported for both the par value of HoldCo ordinary shares and additional paid-in capital of the combined company.

N – Represents the net impact of the following pro forma adjustments related to (1) the Business Combination, inclusive of the issuance of HoldCo ordinary shares for Rockley’s issued and outstanding ordinary shares, stock split effected, immediately prior to the Business Combination, SC Health’s issued and outstanding Class A ordinary shares prior to the Business Combination, (3) the PIPE Financing, (4) transaction costs, and (5) certain other transactions triggered by the Business Combination on the capital accounts of the combined company:

	Scenario 1—Assuming No Redemptions
	HoldCo Par Value	SC Health Par Value		Rockley Par Value
	Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares	Ordinary Shares	Additional Paid-in Capital
Reclassification of redeemable SC Health shares to Class A Ordinary Shares	1	—	—	—	$162,613
Conversion of SC Health Class B to Class A Ordinary Shares(1)	—	—	—	—	—
PIPE Financing	—	—	—	—	100,000
SC Health Sponsor	—	—	—	—	50,000
Shares issued to Rockley’s ordinary shareholders as consideration for the Business Combination	1	—	—	—	148,666

Adjustment for share issuance and conversion transaction	2	—	—	—	461,279
Estimated SC Health transaction costs	—	—	—	—	(2,960)
Estimated Rockley’s transaction costs	—	—	—	—	(5,537)
Estimated PIPE financing transaction costs	—	—	—	—	(21,000)
Elimination of SC Health’s historical retained Earnings	—	—	—	—	(136)

Total adjustments to par value and additional paid-in capital	2	—	—	—	$431,446

(1)

SC Health’s issued and outstanding Class B ordinary shares will convert to SC Health Class A ordinary shares and will ultimately convert to the single class of HoldCo ordinary shares that will be outstanding subsequent to the Business Combination on a one-for-one basis immediately prior to closing of the Business Combination.

O – Represents the aggregate impact of the pro forma adjustments to the combined company’s accumulated deficit to eliminate of SC Health accumulated deficit to additional paid-in capital.

P –Represents the net impact of the following pro forma adjustments to the amount of cash that would be available to the combined company if the holders of SC Health’s publicly-traded Class A ordinary shares exercise their right for maximum redemption of the outstanding Class A Ordinary Shares in exchange for cash held in SC Health’s trust account.

Q – Represents the maximum redemption of 16.3 million shares of SC Health’s publicly-traded Class A ordinary shares for cash. The redemption amount has been allocated to ordinary shares and additional paid-in capital using HoldCo ordinary shares with a par value of $0.00001 per share.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Fiscal year Ended December 31, 2020

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 reflects the following adjustments:

a – Recognition of executive officers and employees’ compensation under the new employment agreements for the period after Business Combination. The adjustment does not include $3.8 million in bonuses to our executive officers and employees that will be paid contingent upon, and no later than shortly following, the closing of the Business Combination because these bonuses will not have a continuing impact on ongoing operations.

b – Recognition of executive officers and employees’ stock compensation for the period after Business Combination.

c – Recognition of Director Compensation Program RSU and Cash Considerations for the period prior to the 2021 Business Combination.

d – Represents the elimination of interest income earned on cash equivalents held in SC Health’s trust account during the period. Cash equivalents will be released from SC Health’s trust account and available for general use by the combined company upon closing of the Business Combination.

e – Basic and diluted net loss per share as a result of the pro forma adjustments.

f – Basic and diluted weighted average ordinary shares outstanding as a result of the pro forma adjustments.

g – Represents the elimination of adjustments to the fair value of convertible loan notes which will be converted into Rockley’s Ordinary shares prior to closing of the Business Combination.

	Years Ended December 31, 2020
Numerator	Assuming No Redemptions		Assuming Maximum Redemptions
Pro Forma net loss	$(63,733)		$(63,733)

Denominator
Current Rockley Shareholders	114,811,411		114,811,411
SC Health Shareholders	17,250,000		988,576
Sponsor Shareholders	10,562,500		10,562,500
PIPE Investors	10,000,000		10,000,000

Total	152,623,911	f	136,362,487	f
Net loss per Share
Basic and diluted	$(0.42)	e	$(0.47)	e

INFORMATION ABOUT SC HEALTH

Overview; Incorporation and History

SC Health is a blank check company incorporated on December 10, 2018, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”). SC Health has neither engaged in any operations nor generated any revenue to date. Based on SC Health’s business activities, SC Health is a “shell company,” as defined under the Exchange Act, because we have no operations and nominal assets consisting almost entirely of cash.

On July 16, 2019, SC Health consummated its initial public offering of 15,000,000 units. Each unit consists of one SC Health Class A ordinary share, and one-half of one redeemable SC Health warrant. Each whole SC Health warrant entitles the holder thereof to purchase one SC Health Class A ordinary share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to SC Health of $150,000,000.

Simultaneously with the closing of the initial public offering, SC Health completed the private sale of 5,000,000 SC Health warrants (the “SC Heath private placement warrants”) to the Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds to SC Health of $5,000,000.

On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional SC Health units at the price of $10.00 per unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. As used herein, “initial public offering” includes the consummation of the sale of the shares in connection with the underwriters’ exercise of their over-allotment option.

Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 SC Health private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.

Prior to the consummation of the initial public offering, on December 28, 2018, the Sponsor purchased the Founder Shares, for an aggregate purchase price of $25,000. On February 8, 2019, SC Health completed a sub-division of SC Health Class B ordinary shares, pursuant to which the Founder Shares were sub-divided into 4,312,500 shares with a par value of $0.00008 per share. On July 9, 2019, SC Health issued 1,250,000 Founder Shares to the Sponsor in connection with the Forward Purchase Agreement for par value, or $100, resulting in a total of 5,562,500 Founder Shares issued and outstanding, of which an aggregate of up to 562,500 shares were subject to forfeiture to the extent that the underwriters did not exercise their over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, such Founder Shares are no longer subject to forfeiture.

Prior to the initial public offering, SC Health entered into the Forward Purchase Agreement pursuant to which SC Health Group agreed to subscribe for an aggregate of 5,000,000 SC Health Class A ordinary shares (the “forward purchase shares”) plus 1,250,000 redeemable SC Health warrants (the “forward purchase warrants” and, together with the forward purchase shares, the “forward purchase securities”) for a purchase price of  $10.00 per SC Health Class A ordinary share and accompanying fraction of a forward purchase warrant, or $50,000,000 in the aggregate, in a private placement that closed concurrently with the closing of SC Health’s initial business combination. The forward purchase warrants have the same terms as the SC Health warrants.

The obligations under the Forward Purchase Agreement do not depend on whether any SC Health Class A ordinary shares are converted by SC Health’s public shareholders.

On January 12, 2021, SC Health Corporation held an Extraordinary General Meeting where the shareholders approved a special resolution to amend SC Health’s amended and restated memorandum and articles of association (the “Articles”) to extend the date, from January 16, 2021 to April 16, 2021, by which SC Health must either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities or (b) (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the SC Health Class A ordinary shares included as part of the SC Health units sold in SC Health’s initial public offering that was consummated on July 16, 2019; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SC Health’s remaining members and SC Health’s board of directors, liquidate and dissolve, subject in the case of (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. SC Health will hold an Extraordinary General Meeting on April 14, 2021 for its shareholders to approve a special resolution to amend the Articles to further extend the deadline for such obligations from April 16, 2021 to August 16, 2021.

A total of $172,500,000 from the proceeds SC Health received from the initial public offering and the sale of the SC Health private placement warrants was placed in a segregated trust account located in the United States at Deutsche Bank Trust Company Americas, with American Stock Transfer & Trust Company acting as trustee. The amounts held in the trust account are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds in the trust account that may be released to us to pay SC Health’s taxes, the funds held in the trust account will not be released until the earliest of: (i) the completion of SC Health’s initial business combination; (ii) the redemption of any public SC Health Class A ordinary shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of SC Health’s obligation to redeem 100% of SC Health’s public shares if SC Health does not complete our initial business combination by April 16, 2021 or (B) with respect to any other provisions relating to the rights of the SC Health Class A ordinary shares; and (iii) the redemption of SC Health’s public shares if we are unable to complete SC Health’s initial business combination within 18 months from the closing of SC Health’s initial public offering, subject to applicable law.

As of March 19, 2021, there was approximately $174,545,229 in investments and cash held in the trust account and approximately $10.12 of cash held outside the trust account.

Competition

In identifying, evaluating and selecting a target business for SC Health’s initial business combination, we may encounter intense competition from other entities having a business objective similar to SC Health’s, including other blank check companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. SC Health’s ability to acquire larger target businesses will be limited by SC Health’s available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, SC Health’s obligation to pay cash in connection with our public shareholders who exercise their redemption rights may reduce the resources available to SC Health for SC Health’s initial business combination and the outstanding SC Health warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place SC Health at a competitive disadvantage in successfully negotiating an initial business combination.

Our Employees

SC Health currently has three executive officers. These individuals are not obligated to devote any specific number of hours to SC Health matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process SC Health is in.

Material Properties

SC Health currently maintains its executive offices at 108 Robinson Road #10-00, Singapore 068900. The cost for SC Health’s use of this space is included in the $10,000 per month fee that SC Health pays to an affiliate of SC Health’s Sponsor for office space, administrative and support services. SC Health considers its current office space adequate for our current operations.

Legal Proceedings

SC Health is not currently subject to any material legal proceedings, nor, to SC Health’s knowledge, is any material legal proceeding threatened against SC Health or any of SC Health’s officers or directors in their capacity as such.

SC HEALTH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of SC Health should be read in conjunction with SC Health’s consolidated financial statements and related notes included elsewhere in this prospectus/proxy statement.

This discussion and analysis contains forward-looking statements which, although based on assumptions that SC Health considers reasonable, are subject to risks and uncertainties that could cause actual events or conditions to differ materially from those expressed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus / offer to exchange, see particularly “Risk Factors” beginning on page 49 and “Cautionary Statement Regarding Forward-Looking Statements” on page 9 of this prospectus/proxy statement.

The financial information and related discussion and analysis contained in this section are presented in U.S. dollars, and many of the amounts and percentages have been rounded for convenience of presentation.

As used in this section, references to “we”, “us”, and “our” are to SC Health.

Overview

SC Health was incorporated in the Cayman Islands on December 10, 2018. SC Health was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization or similar business combination with one or more businesses (a “business combination”).

Although SC Health is not limited to a particular industry or geographic region for purposes of consummating a business combination, SC Health is focusing its search on companies with operations or prospects in the healthcare sector in the Asia Pacific region. SC Health is an early stage and emerging growth company and, as such, SC Health is subject to all of the risks associated with early stage and emerging growth companies.

As of the date of this prospectus/proxy statement, SC Health had not commenced any operations. All activity through the date of this prospectus/proxy statement, relates to SC Health’s formation, the initial public offering, which is described below, and, after the initial public offering, identifying a target company for a business combination. SC Health will not generate any operating revenues until after the completion of its initial business combination, at the earliest. SC Health generates non-operating income in the form of interest income from the proceeds derived from the initial public offering, and the sale of the SC Health private placement warrants.

On March 19, 2021, SC Health entered into the Business Combination Agreement, which, among other things, contemplates the consummation of the Business Combination.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to the date of this prospectus/proxy statement were organizational activities, those necessary to prepare for the initial public offering, described below, and, after the initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the year ended December 31, 2020, we had net loss of $1,091,958, which consisted of operating expenses of $1,736,059, offset by interest earned on investments held in the trust account of $644,101.

For the year ended December 31, 2019, we had net income of $958,107, which consisted of interest earned on marketable securities held in the Trust Account of $1,397,911, offset by operating expenses of $439,804.

Liquidity and Capital Resources

Until the consummation of the initial public offering, SC Health’s only source of liquidity was an initial purchase of SC Health Class B ordinary shares by the Sponsor and loans from the Sponsor.

On July 16, 2019, we consummated the initial public offering of 15,000,000 SC Health units at a price of $10.00 per SC Health unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 5,000,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $5,000,000.

On August 2, 2019, in connection with the underwriters’ full exercise of their over-allotment option, we consummated the sale of an additional 2,250,000 SC Health units and the sale of an additional 450,000 private placement warrants, generating total gross proceeds of $22,950,000.

Following the initial public offering, the exercise of the over-allotment option and the sale of the SC Health private placement warrants, a total of $172,500,000 was placed in the trust account. We incurred $10,224,407 in transaction costs, including $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $736,907 of other costs in connection with the Initial Public Offering and the sale of the SC Health private placement warrants.

For the year ended December 31, 2020, net cash used in operating activities was $747,535. Net loss of $1,091,958 was impacted by interest earned on investments of $644,101. Changes in operating assets and liabilities provided $988,524 of cash from operating activities.

For the year ended December 31, 2019, net cash used in operating activities was $515,847. Net income of $958,107 was impacted by interest earned on marketable securities of $1,397,911. Changes in operating assets and liabilities used $76,043 of cash from operating activities.

At December 31, 2020, we had investments held in the trust account of $174,542,012. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable (if applicable) and deferred underwriting commissions) to complete a business combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue our growth strategies.

At December 31, 2020, we had cash of $124,878 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

As of March 19, 2021, there was approximately $174,545,229 in investments and cash held in the trust account and approximately $10.12 of cash held outside the trust account. In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants identical to the SC Health private placement warrants, at a price of $1.00 per warrant at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of a business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

In the event that we are unable to close a business combination by April 16, 2021, the escrow agent under an escrow created by the Sponsor or an affiliate will be authorized and instructed to transfer $1.00 per whole SC Health public warrant, to holders of public warrants other than the Sponsor and its affiliates, at the same time as we redeem our public SC Health Class A ordinary shares, and all public warrants will expire worthless.

In connection with the Initial Public Offering, the Sponsor deposited cash funds into an escrow account with J.P. Morgan Chase Bank, N.A. in an amount equal to $8,625,000. The funds held in the escrow account may be used to pay $1.00 per SC Health public warrant (other than public warrants held by the Sponsor and its affiliates) as described above. The funds in the escrow account will not be held in trust or comprise any portion of any pro-rata distribution of our trust account. The escrow of the cash funds are governed by an escrow agreement.

Following a repurchase or payment to holders of SC Health public warrants, any amounts remaining in the escrow account will be returned to the Sponsor or its affiliate.

Going Concern

In connection with SC Health’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if SC Health is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination during the Combination Period, then SC Health will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about SC Health’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should SC Health be required to liquidate after the Combination Period.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

We entered into an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support to SC Health. We began incurring these fees on July 16, 2019 and will continue to incur these fees on a monthly basis until the earlier of the completion of the business combination and SC Health’s liquidation.

We have an agreement to pay the underwriters a deferred fee of $6,037,500, which will become payable to them from the amounts held in the Trust Account solely in the event that SC Health completes a Business Combination, subject to the terms of the underwriting agreement.

Additionally, SC Health Group Limited, an affiliate of the Sponsor, entered into the Forward Purchase agreement with us which provides for the purchase by SC Health Group Limited of an aggregate of 5,000,000 SC Health Class A ordinary shares, plus an aggregate of 1,250,000 redeemable SC Health warrants, each to purchase one SC Health Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per SC Health Class A ordinary share and accompanying fraction of a SC Health warrant in a private placement to close concurrently with the closing of a Business Combination. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by our public shareholders.

Critical Accounting Policies

The preparation of condensed interim financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” SC Health ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable SC Health ordinary shares (including SC Health ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, SC Health ordinary shares are classified as shareholders’ equity. Our SC Health ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, SC Health ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Income (Loss) per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income per SC Health ordinary share, basic and diluted for redeemable SC Health Class A ordinary shares is calculated by dividing the interest income earned on the trust account by the weighted average number of redeemable SC Health Class A ordinary shares outstanding for the period. Net loss per common share, basic and diluted for non-redeemable SC Health Class B ordinary shares is calculated by dividing the net income (loss), less income attributable to redeemable SC Health Class A ordinary shares, by the weighted average number of non-redeemable SC Health Class B ordinary shares outstanding for the periods presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed interim financial statements.

INFORMATION ABOUT ROCKLEY

The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this section, the terms “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “anticipate,” “seek,” “future,” “strategy,” “likely,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these or any other forward-looking statements. These risks and uncertainties include, but are not limited to, those risks set forth under “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and reflect management’s opinions only as of the date hereof. These forward-looking statements speak only as of the date of hereof. Rockley expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.

All references in this section to “we,” “us,” “our,” or “Rockley” refer to Rockley Photonics, Ltd. and its predecessor and subsidiaries prior to the closing of the Business Combination.

Rockley®, RayDriver™, RPFabric™, RPStack™, Topanga™, LightDriver™, SpectraCloud™, and SpectraSense™ are among the trademarks, registered trademarks, or service marks owned by Rockley.

Company Overview

We have developed a unique sensing platform that we believe can reshape the wellness and healthcare industries through multiple applications in non-invasive, multi-modal biomarker monitoring. We believe products based on our technology platform could have the potential to unlock and accelerate advancements in areas such as early disease detection, nutrition management, and preventative healthcare delivery through continuous health and wellness monitoring.

Our unique sensing platform has been built upon our silicon photonics technology, which enables compelling sensor performance, power, resolution, and density. This technology has the potential to allow monitoring devices, currently the size of clinical machines, to be condensed to the size of a wearable device. We believe this in turn has the potential to unlock additional uses in consumer electronics and medical devices. Our technology is built on over 120 patents, over seven years of product development, and $290 million in total funding as of the date of this prospectus/proxy statement, through the issuance of convertible loan notes and ordinary shares. We have established a manufacturing ecosystem based upon our wholly owned, proprietary processes in several areas for rapid scalability, which we believe provides us with a significant competitive advantage. The resulting combination of technologies and manufacturing know-how is the “full-stack Rockley Platform” which is made up of photonic integrated circuits (“PICs”) in silicon with integrated III-V devices (devices incorporating certain conductor elements that offer superior electronic properties, such as lasers), application-specific electronic integrated circuits (“ASICs”), photonic and electronic co-packaging, together with biosensing algorithms and artificial intelligence (“AI”) cloud analytics, firmware/software, system architecture, and hardware design.

As testament to the relevance of our product development, we have captured the attention of several consumer electronics companies and, as of the date of this prospectus/proxy statement, we are engaged in discussions or have non-binding MOUs or development and supply agreements with entities which collectively account for over 55% market share of wearable devices and over 50% market share of smartphone devices, based on a combination of data sourced from the Yole Report, the IDtechEx Report and the TrendForce Report, as well as our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data). We plan to leverage this attention to develop new capabilities in consumer wearables in the near term, and to expand over time into medical devices and other industry applications. There are no binding purchase commitments under our MOUs and supply agreements.

Our company was founded in 2013 by Dr. Andrew Rickman, OBE. Dr. Rickman, who has over 30 years of experience in silicon photonics and is a pioneer in the field, led the development of our unique and versatile platform to address a range of emerging and growing markets. In 1988, Dr. Rickman founded Bookham Technology Ltd, the first silicon photonics company and one of the world’s largest photonics and fiber optics telecom component producers, and he served as its chief executive officer and chairman until 2004. The acquisition by Bookham of Avanex, Inc., led to the creation of Oclaro, Inc. (NASDAQ: OCLR), which in turn was acquired by Lumentum, Inc., in 2018 (NASDAQ: LITE). From 2007 to 2013, Dr Rickman was chairman of Kotura Inc., a leader in the field of silicon photonics for fiber optic communications, where he oversaw its development and eventual sale to Mellanox Technologies, Ltd. From Rockley’s inception in 2013 through December 31, 2020, Dr. Rickman has assembled an industry leading team in silicon photonics with over 82 PhDs and over 150 engineers to work at Rockley. We believe our extensive industry knowledge and deep talent base is a key differentiator to enable us to build a successful business based on our platform.

Our vision is to address many pressing healthcare concerns using our technology and we believe that there exists a large market opportunity for our platform. We estimate that the total addressable market (“TAM”) for the consumer wearables, mobile device, and medical device markets is projected to be over $48 billion by 2025, based on data sourced from the Yole Report, the IDtechEx Report, the TrendForce Report, and our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data), as the universe of healthcare and consumer wearable devices incorporating additional sensing capabilities emerges.11 Our target biomarkers for consumer healthcare include lactate, alcohol, glucose (indicator), carbon monoxide, blood pressure, blood oxygen, and core body temperature, among others. Due to the high performance of our lasers up to 1,000,000 times higher resolution, 1,000 times higher accuracy and 100 times broader range in wavelengths compared with existing LED offerings in wearable solutions (based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing solutions), we believe our platform will also be able to address existing applications in consumer wearable devices with significantly higher resolution, accuracy, and range. Further, we believe there are multiple additional markets and concrete opportunities for our technology platform in areas such as data center connectivity (optical transceivers), machine vision (robotic and automotive LiDAR), and compute connectivity (co-packaged optics, or CPO).

[11]

Specifically, we believe our TAM for the wearables, mobile, and medical device markets will be approximately $48 billion by 2025, taking into account our anticipated timeline for commercial availability of our products and the market for the end products into which our products are designed to be incorporated. Our products are being designed for utilization in: (a) medical devices, including blood pressure, body temperature, blood glucose, and alcohol monitoring devices, pulse oximetry, and near infra-red (“NIR”) spectrometers, with an aggregate forecasted TAM of $15.1 billion by 2025, according to the Yole Report, and mobile cardiac telemetry/general patient monitoring patch devices, with an aggregate forecasted TAM of $2.7 billion by 2025, according to the IDtechEx Report; and (b) consumer wearables and mobile devices, including smartwatches, smart earbuds, fitness bands, and mobile phones, which, based on our internal estimates, are expected to have a TAM of $2.7 billion, $3.0 billion, $1.5 billion, and $23.5 billion, respectively, or an aggregate TAM of $30.7 billion, by 2025. We estimated our TAM in the consumer wearables and mobile device sectors by multiplying third-party forecasted total volumes in 2025 for the devices for which our products are being designed, by our currently anticipated and estimated average selling prices for these products. The volume estimate for smartwatches was based on the benchmarked figure forecasted by annual volume for smartwatches for 2022 according to the TrendForce Report. The volume estimate for smart earbuds was based a 20% volume CAGR between 2020-2025, with 2020 annual shipments estimated at 230 million units, according to the TrendForce Report. According to the Yole Report, fitness bands were forecasted to reach 89 million units by 2025. The volume estimates for smartphones were based on multiple third-party forecasted volumes for mobile phones, multiplied by the average selling price.

Product Applications and Development Status

We believe our innovative and differentiated silicon photonics platform positions us to make photonics-based solutions increasingly pervasive while unlocking previously unaddressed applications. Consequently, we believe the potential applications for our technology will be wide-ranging. Leveraging the flexibility and power of our innovative silicon photonics platform, we believe we are positioned to become a leading supplier of integrated optical components for dynamic, high-growth market sectors, including consumer sensors, healthcare, and data communications. To date, we have been engaged in developing customer-specific designs of our silicon photonics chipsets for incorporation into our customers’ end products and currently we do not have any of our own end products in commercial production. We expect that our immediate focus over the next two years will be on developing and commercializing our products for incorporation in consumer wearables and mobile applications, followed by medical devices in the healthcare space, and subsequently on developing our AI analytics cloud platform. In respect of consumer wearables and mobile applications, we plan to start delivering final samples to customers in the first half of 2022 with production ramp of these products commencing in in the second half of 2022. For medical devices in the healthcare space, we plan to commence data collection trials in 2022 with production of units commencing in the first half of 2023, initially at a low run rate. During 2022, our aim is to build a collaboration model for our AI analytics cloud platform before progressing to a commercial launch of a subscription platform planned for the first half of 2023.

Healthcare: Consumer Wearables

We are developing an integrated optics module for health-related biomarker sensing and monitoring applications. We believe the high-density optical integration capabilities of our platform can personalize healthcare monitoring of multiple biophysical and biochemical biomarkers and can significantly improve how individuals track and monitor their health and wellbeing. We believe the ability to bring laboratory precision diagnostics to the wrist and other small and convenient form factors can significantly enhance consumer awareness of their health and wellbeing. Further, we plan to develop an AI analytics cloud platform which will offer further insight by leveraging data we collect through our sensing platform and provide meaningful and actionable insight to end users. Although our target market is consumer wellness rather than medical, we intend to monitor and comply with regulations to the extent they become applicable to us, including any requirements for clearance by the FDA. Our plans for the Rockley Platform include a Basic Module and an Advanced Module, which will have a wide array of current and potential applications, as shown in the figure below.

Healthcare: Medical Devices

We plan to incorporate our technology into existing devices such as medical patches, wearable bands, and other monitoring devices to provide additional biomarkers not currently available to consumers. We believe this will enhance point-of-care and remote monitoring solutions that have the potential to ultimately transform and disrupt the delivery of patient monitoring and healthcare. In the medical device space, we currently anticipate that we will need to seek FDA clearance for devices that are currently under development based on our technology platform. As these products are still under development and while there can be no assurance that we will be successful in these product development efforts or that even if developed, that such products will achieve widespread market acceptance, we believe these efforts present significant market opportunities in addition to our consumer wearables applications.

Datacom: Transceiver Chipsets and Co-Packaged Optics

Data centers, which are the nerve centers of the digital economy, require interconnected communications for which we believe our optical transceiver products offer several advantages. Business, entertainment, vital medical research, and other aspects of daily life are in many ways connected to hyperscale data centers, which in turn rely on cost-effective, power-efficient optical communication links. Whether incorporated in pluggable optical transceiver modules or in co-packaged optics, we believe hyperscale data centers will benefit from the unique advantages that our silicon photonics platform has to offer. Furthermore, we believe our go-to-market approach of partnering with a joint venture in China has economic benefits over participating directly as a chipset provider in this margin-sensitive market. By licensing our technology to the joint venture, we offer the joint venture the opportunity to create an economically compelling solution without being required to source elements from multiple suppliers and therefore not incurring higher margin costs, while Rockley benefits from license revenue and our equity stake in the joint venture.

Other Applications

We believe that our silicon photonic platform is ideally suited for delivering sensing solutions needed for machine perception and interrogation at depth, which is increasingly required in industrial automation, robotic vision, including surgical applications, safety, and autonomous applications. Finely tuned light, delivered through a photonic integrated circuit (“PIC”) via a free space aperture or fiber optic interconnect with accompanying detection receiver capabilities, enables substantially better capabilities than previously available technology, such as frequency modulated continuous wave (“FMCW”) LiDAR for automotive safety solutions, as well as future autonomous vehicle offerings. Our team has extensive experience in the design of PICs for use in the LiDAR domain and we have prototyped the key components of the system and demonstrated their superior performance. Although we believe the inflection point for LiDAR and the automotive market may be approaching, we plan to leverage our core technology readiness and economies of scale from our consumer business to position ourselves for this potential market opportunity.

Market Opportunity

Health and Wellness

There is growing demand for miniaturized, non-invasive sensing technology devices with real-time diagnostics and analytics that are affordable and accessible outside the clinical environment. We believe this demand is driven by two major market and secular trends:

•

Consumer health and wellbeing awareness. While there is an existing market for athletes in training, and highly active and health-conscious users, there has been an increasing consumer focus globally on preventative health with users desiring greater control and visibility over their own health and wellbeing. In parallel, amid the proliferation of wearable technologies with emerging health monitoring capabilities, there is greater demand for more sophisticated and comprehensive sensing technology that can cover a broad range of conditions and biomarkers. More recently, COVID-19 has had a profound impact on the way consumers perceive their need for “at-home” monitoring solutions.

•

Chronic conditions and disease care. With increased life expectancies, a growing number of chronic conditions and diseases has placed a strain on healthcare systems. Further, non-invasive monitoring solutions for chronic conditions have historically been costly and available only in a medical facility. With our potential for individual noninvasive wearable monitoring solutions, we believe we have a great opportunity to impact patients’ compliance with healthcare guidance, that will lead to better quality of life and drastic overall healthcare cost reductions. Non-invasive monitoring could also allow detection and prevention of potential chronic conditions and disease at a much earlier stage, resulting in reduced overall healthcare cost.

We believe existing technologies are not capable of taking full advantage of the above trends, which require solutions that can be miniaturized and operate with low enough power to be integrated into consumer wearables, medical patches, and other compact form factors, that can cover a broad range of conditions and biomarkers, and that can scale cost effectively to high volumes. We believe that our unique silicon photonics-based platform is now poised to serve at the confluence of the above two market and secular trends.

We consider our immediate addressable market to be comprised of consumer wearables and mobile smartphone devices. Based on data sourced from the Yole Report, the IDtechEx Report, and TrendForce Report, as well as our internal forecasts, we estimate that, by 2025, consumer wearables, which includes, smart watches, fitness bands, and smart earbuds, will reach a total of 700 million units per year; smart phones may reach a total of 1.5 billion units per year; and medical devices, which includes blood pressure monitors, pulse oximeters, body temperature monitors, blood glucose monitors, alcohol monitors, and NIR spectrometers, will reach a TAM of $18 billion.12

Beyond these opportunities, we believe there may be significant potential for us in the field of genomics. As the field of genomics grows, as shown in the development of personalized medicines and treatment, the value and effectiveness are enhanced when genomic information is combined and processed along with continuous biomarker monitoring for the users. We believe this emerging field could play to the strengths of our platform and potentially represents a high value growth opportunity for the future.

Datacom

Datacenter operators continue to build and upgrade their datacenter infrastructure to meet the continuing growth in public, private, and hybrid cloud capacity. As these datacenters rely heavily on fiber optics to interconnect compute, storage, accelerators and other resources, this trend is reflected with substantial growth in demand in the high-speed Ethernet optics. LightCounting forecasts that the market for Ethernet optics will grow from approximately $3.0 billion in 2018 to approximately $6.0 billion in 2025. The market segment that we are primarily targeting comprises 400Gb/s and 800Gb/s modules and their addressable market are expected to grow to approximately $3.0 billion in 2025, according to LightCounting’s forecasts. We believe our silicon photonics platform is well positioned to address this market with highly integrated PICs to implement the optical functionality required for such transceiver modules. We believe that our platform will provide a substantial cost advantage over conventional discrete-optics-based solutions, as well as over competing integrated photonics solutions due to our platform’s volume-scale manufacturing readiness and wafer-level integration and testing capabilities. In addition to the PICs, our silicon photonics-based spectrometer chipset for transceiver modules includes the analog/mixed-signal ICs that implement the interface to the electrical domain.

[12]

We believe the TAM for medical devices into which our products may be incorporated will be approximately $18 billion by 2025 based on: (a) an aggregate forecasted addressable market of $15.1 billion for healthcare monitoring devices and NIR spectrometers by 2025, according to the Yole Report; and (b) mobile cardiac telemetry/general patient monitoring patch devices with an aggregate forecasted addressable market of $2.7 billion by 2025, according to the IDtechEx Report.

Competitive Advantages

We believe our silicon photonics solutions and technology offer the following key benefits:

•

Superior sensing performance. Our silicon photonics-based spectrometer chip provides up to one million times higher resolution, approximately one thousand times higher accuracy, and approximately one hundred times broader spectral range than existing LED-based solutions based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing LED-based solutions. We believe our unique silicon photonics technology and the entire product ecosystem we are developing will make our end-to-end offerings in the health and wellness domain difficult to replicate. Current optical-based sensing solutions rely on LED-based sensing (PPG signals for SpO2, heart rate, heart rate variability, breath rate, and blood pressure). However, there are many biomarkers present in the body (such as in blood or interstitial fluid) that are not detectable in visible LED range. We believe the wide wavelength span in infra-red and capability of our silicon photonics solutions to integrate many wavelengths within that range in a compact chip at high volume and low cost opens the door to addressing those biomarkers.

•

Flexible platform architecture. We have designed our platform from the ground up and, leveraging our team’s extensive experience, have developed a highly flexible platform architecture. As a result, we believe our innovative platform architecture will allow us to easily configure core building blocks to produce a wide range of functional components and modules for high-volume applications across a broad range of market sectors.

•

Deep understanding of market opportunity and customer priorities. We are developing many applications and systems with our silicon photonics solutions that are driven by industry leaders in the consumer sensors, healthcare, and data communications markets. Through our established relationships with industry leaders, we have consistently demonstrated our ability to address their technological challenges. As a result, we have signed memoranda of understanding and have contracted with several industry leaders in wearable consumer technology to establish product specifications and desirable features. We believe we are well-positioned to develop high-volume optical sensing modules and algorithms for their emerging architectures. We have ongoing, collaborative discussions with consumer wearables, healthcare, and communication companies and original equipment manufacturers (“OEM”) and module and component vendors to address their next generation product offering to end users.

•

Fabless, scalable business model with manufacturing process expertise and ownership. We plan to operate in a fabless business model by using third-party foundries to manufacture and to test our products. We believe that outsourcing our product manufacturing and test processes and procedures simplifies our operations, significantly reduces capital commitments and provides greater flexibility to respond to new market opportunities and scale with our customer demand. We also believe this approach will allows us to invest and focus our resources on proprietary process development and sales and marketing effort.

•

Highly differentiated process. Our manufacturing processes in several key areas (PICs, III-V actives, Integration) are unique and well suited to meeting our customers’ economic and performance needs for their applications. In particular, we believe our silicon PIC process on multi-micron thick Silicon-On-Insulator (“SOI”) is a key differentiator. Our manufacturing processes utilize standard semiconductor manufacturing equipment but are optimized for photonics performance through incorporating innovative features to facilitate easier integration and packaging.

•

Strong intellectual property portfolio. We believe our extensive intellectual property provides us with a significant competitive advantage. Our know-how is based on over 30 years of leadership in the development and commercialization of silicon photonics and we have established strong and deep technical foundations and expertise for high-volume product delivery that would be difficult for a competitor to replicate.

•

Established and committed foundry partner network. We have built a high-volume foundry network comprised of strategic partners who share our growth vision, and our engineering team continues to work to push new boundaries in photonic component manufacturing processes.

We believe the combination of all our capabilities makes the Rockley Platform unique. Our high-performance optical sensing module with broad biomarker detection capabilities, combined with the power of our algorithms and AI platform, enable us to target unmet needs and challenges in the health and wellness markets. We have ongoing formal and informal collaborative discussions with the industry and technology leaders in consumer sensor, healthcare, and data communications companies, as well as with OEMs, and module and component vendors concerning the design of architectures and products to address existing and next generation applications. Based on these interactions, we believe we are one of a limited number of suppliers to these OEMs for the type of products we plan to sell, and in some cases, we may be the sole supplier for certain applications.

Our Strategy

Our strategy is to become the leading global provider of sensing products comprised of integrated optical modules with supporting electronics, software, application algorithms, and AI platforms for high-volume applications in dynamic and high-growth market sectors. Key elements of our strategy include:

•

Extend our silicon photonics leadership. We intend, through continuous platform engineering and advanced research and development, to continue driving innovation in the silicon photonics market and to improve the performance of our current solutions across a variety of key metrics, including size, power, and signal quality. Such innovation will be a key to opening new market opportunities.

•

Identify and promote new and emerging applications for our technologies. We are actively engaged with our science and technology partners to explore new potential markets and applications for our technology. We intend to continue to collaborate with our partners to understand the challenges in their end-product roadmaps and to demonstrate how our technologies can help them to devise and enable innovative solutions.

•

Develop our product portfolio. Beginning with our first target products in the consumer domain and on the wrist applications, we intend to develop and broaden our product portfolio by continuing to invest in research and development so we can expand our platform capabilities as well as enhance our existing product roadmap. We are actively conducting research and development on other form factors and domains such as mobile and patch for spot checks. We believe our differentiated technology will play an important role in usage of patches for post hospital patient monitoring needs and for other niche markets such as diet and weight management, and diabetes prevention.

•

Forming strategic partnerships in products and applications: Working with our partners, we have developed many potential product application opportunities with our unique technology that can be researched and unlocked in the future. Our partners operate in various domains such as hardware development, algorithm development, AI, and clinical research.

•

Continue to attract and acquire new customers. We intend to expand our customer base by focusing on direct dialogue with large strategic accounts as well as partnering with large distributors and resellers. We believe this multi-track strategy will allow us to provide differentiated solutions to a broad array of customers.

•

Sustain margin through expansion of our products into higher-end markets. We intend to use our technological expertise to deliver higher value and high product margins. In addition, we intend to continue to reduce our costs through operational improvements and supply-chain management initiatives.

Our Technology Platform and Product Offerings

Our solutions leverage our deep understanding of silicon photonics, application science, and our innovative platform architecture to address high-volume applications in the consumer sensors, healthcare, and data communications markets. We believe our leadership position in developing silicon photonics-based sensing solutions is a result of the following core strengths:

•	A unique and proprietary silicon photonics platform technology to address a broad set of requirements in the healthcare and wellness industries.

•

Our custom multi-micron-waveguide photonics-optimized process with integrated III-V semiconductor actives brings multiple competitive advantages in terms of performance and manufacturability, offering lower waveguide losses, higher waveguide power handling, polarization independence, ubiquitous integration of III-V actives in their native known-good-die form, ultra-broad-band performance, and lower sensitivity to manufacturing variations while enabling compact circuitry with high integration densities.

The figure below illustrates the key benefits of Rockley’s silicon photonics platform in comparison with mainstream platforms. The horizontal axis represents waveguide thickness—conventional platforms are based on thin waveguides with a thickness in the range of 220—300nm (on the left side of the scale), whereas Rockley’s platform adopts multi-micron thick waveguides (on the right side of the scale). The diagram shows how several key performance metrics improve with waveguide thickness, highlighting the platform’s superior photonic performance and suitability for high-yield volume manufacturing.

Additional key points concerning the photonics technology include the following:

•	Optical loss per unit distance is much lower than for others, enabling lower power solutions and/or larger-scale PICs.

•	The platform provides broadband performance and is suitable for the visible, short-wave and mid-infrared bands. This is a key enabler for sensing applications that other platforms cannot serve.

•

A larger waveguide is much less sensitive to manufacturing variations that can affect its shape and hence its refractive index, thus achieving much better center wavelength registration than small waveguides enabling accurate wavelength filters.

•	Strong optical confinement enables tight packing of waveguides and sharp waveguide bends, hence dense layout capability and compact PICs.

•	Our waveguides exhibit low dispersion (low signal distortion) and low polarization dependent loss (simplifying receiver architectures in particular).

•	The platform incorporates features that enable low-loss, passively-aligned fiber coupling (integrated mode size converters and v-grooves).

•

The platform is well suited to power-efficient integration of III-V waveguide devices such as lasers and modulators that also have a multi-micron mode size. Processed, known good, III-V devices can be flip-chip bonded into recesses etched in the silicon waveguide layer to achieve edge coupling. This has the advantages of compact coupling without tapers or spot-size converters, active device processing in existing III-V foundries, back-end integration of known good and reliable III-V devices, and more favorable thermals.

•	The large waveguides also offer a much higher optical power handling capability than small waveguides.

•	Broadband optical performance enables sensing a large optical spectrum to cover a wide range of measurands.

•	Accurate wavelength targeting enables using many finely-spaced wavelengths for accurate detection.

•	Low optical loss enables a high signal-to-noise ratio (“SNR”) and hence high-fidelity signal detection and helps reduce overall power consumption.

•	Low-loss coupling from III-V to Si waveguide drives down power consumption for long battery life.

•	Compact PIC layouts result in small chip sizes to fit within consumer device form factors and reduce product cost.

•	Known-good-die integration of active elements improved yields, which leads to cost-effective solutions.

The figure below illustrates our full stack platform model.

•

Photonic integrated circuits in silicon with integrated III-V: The design and large-scale manufacturing of silicon photonic PICs and integration of active “III-V” elements onto these PICs are the foundational competencies of Rockley. These PICs are manufactured using our proprietary and highly differentiated process flow deployed at our foundry partners.

•

Application-specific integrated circuits (“ASICs”): The design of electronic ICs to complement our PICs and facilitate their integration into a specific end product is the second key component of our platform offering. The ICs are designed in volume CMOS or BiCMOS technology nodes using standard design flows and are manufactured at volume-scale foundries.

•

Photonic & electronic co-packaging: The next layer of the stack conjoins photonic and electronic ICs into opto-electronic engines through advanced co-packaging technologies, including 2.5D and 3D integration. Such dense integration is key and enables us to achieve the energy efficiency and physical size requirements for our core use cases. We partner with specialized packaging houses to provide the capacity required for serving consumer markets.

•

System architecture & hardware design: We have built deep expertise in architecting photonic systems for sensing solutions in healthcare and wellness, machine vision, and data communications. This enables us to go beyond making chips, and allows us to deliver higher value-add photonic subsystems, modules and chipsets that fit seamlessly into our end product partners’ designs.

•

Firmware/software: Any system requires some degree of firmware and software to operate and inter-operate, and our photonic systems are no exception. We have in-house expertise to develop the necessary firmware and software to complement our hardware offerings and facilitate system integration, testing, and monitoring by our customers.

•

Sensing algorithms, AI & cloud analytics: At the highest level of the stack, we develop algorithms, AI models, and cloud-based infrastructure to gain deeper insights into health and wellness trends from the mass sensor data collected by our wearable modules.

We believe the key benefits that our solutions can provide to our customers are as follows:

•

Low Power and Small Footprint. In each of the end markets that we expect to serve, the power budget of the overall system is a key consideration. Power consumption greatly impacts system operation cost, footprint, and cooling requirements, and is increasingly becoming a point of focus for our customers and other market participants we are targeting as future customers. We believe that our silicon photonics solutions enable our customers to implement system architectures that reduce overall system power consumption. In addition, in many of our applications, we are able to design and deliver semiconductors that have a smaller footprint and therefore reduce the overall system size.

•

Faster Time to Market. Our customers and other market participants that we are targeting as customers compete in markets that require high-speed, reliable optical components that can be integrated into their systems as soon as new market opportunities develop. To meet our customers’ time-to-market requirements, we work closely with them early in their design cycles and are actively involved in their development processes.

Business Unit	Product	Application
Health Sensing	Basic Module	• PPG sensing: Heart rate, heart rate variability, breath rate, blood oxygenation, blood pressure • IR sensing: Temperature, hydration
Health Sensing	Advanced Module	• PPG sensing: Heart rate, heart rate variability, breath rate, blood oxygenation, blood pressure • IR sensing: Temperature, hydration, alcohol, lactate, glucose
Datacomms	400G-DR4 Chipset, 800G-2DR4 Chipset	• Intra datacenter optical communications

•

We will target applications in the consumer health and wellness industry and expect strong customer engagement in the consumer electronics and wearables market. The Rockley Platform represents a breakthrough which will confer on consumer electronic devices, primarily including personal wearables, smartphones and homecare devices, the capacity for new powerful healthcare and wellness monitoring. Our first health monitoring product offering is expected to launch in 2022 consists of a basic module targeting fitness tracker bands and an advanced module targeting smartwatches.

•

The Rockley basic and advanced modules leverages existing LED based optical sensing and augments with Rockley’s proprietary infrared optical sensing to expand biomarkers sensing at the wrist. The advanced module will have the hardware and software capabilities to collect information available relevant to glucose tracking. This feature will then be enabled for our customers after we gather and analyze an appropriate amount of user data and determine the level of information we need to make available.

•

The continuing growth in datacenter deployments and upgrades is driving demand for high-speed optical intra-datacenter network links with reaches up to 2km. Our 400G-DR4 chipset provides 400Gb/s of capacity (four lanes of 100Gb/s each) and is targeted at the market for 400GBASE-DR4 Ethernet optics (pluggable transceiver modules) in QSFP-DD and OSFP form factors. This is forecast to be the largest segment within the datacenter optics market for the coming years. This chipset enables transceiver module vendors to implement a solution with lower cost and lower power than conventional discrete-optics-based approaches. The four-part chipset comprises a transmit PIC, a receive PIC, a transmit IC, and a receive IC, which have been co-optimized for highest performance.

•

The 800G-2DR4 chipset addresses the emerging market for 800Gb/s transceiver modules. This market is expected to take off when switch ASICs with 100Gb/s serdes start being deployed. This chipset essentially doubles the number of channels of the 400G-DR4 chipset from four to eight and enables a doubling of bandwidth density at the transceiver module level that will increase power efficiency, and reduce cost per capacity.

Rockley’s Silicon Photonics Toolbox Elements

Rockley’s proprietary silicon photonics platform covers a unique end-to-end solution, from generation of the light into, manipulation (modulation, multiplexing), radiation out of the module, and collection and processing of the returned light. The following provides an overview of the key components of our platform:

•	Lasers: Our lasers offer fine wavelength control and good power efficiency. The waveguide platform allows efficient wafer-scale integration of laser-devices through a flip-chip process.

•

Modulators and detectors: We have developed optical modulators and detectors that are ultra-compact, power efficient and high speed, capable of handling high data rates and a broad range of wavelengths.

•	Combiners and splitters: Our platform is capable of wavelength division multiplexing (“WDM”) and demultiplexing, enabling in excess of 100 wavelengths on a single optical path.

•

Fiber optic coupling: Our photonic IC contains on-chip embedded interfaces to the optical fibers. These interfaces allow the fiber to be passively attached directly to the photonic IC without external light coupling elements.

•

Free-space optics: Our platform allows for efficient light coupling from free space into and out of the photonics circuits, with either edge or perpendicular coupling. This feature enables a broad range of sensing applications.

•	Photonic integrated circuits: Our development platform enables integration of light sources, active devices, passive devices and optical coupling elements into a single compact silicon chip.

•	Wafer-scale processing: Our silicon photonics platform enables high throughput wafer-scale processing of monolithic and multi-die structures for chip-on-wafer integration.

•

Interface electronics: We have in-house design expertise for custom analog circuitry to translate high-speed data streams into signals that actuate the photonics ICs (drivers) and receive signals from them (amplifiers). This is complimented with our digital design capability for device control, signal processing and interfaces to our customers systems.

•

Packaged assembly: The assembly of electrical ASICs, photonics ICs and fiber optics (if needed) into a single, highly integrated product requires a test and manufacturing flow which enable high volume scale.

Further application-based expertise is focused on:

•	Tissue optics design: Our sensing module product includes probe and hardware design to optimize sensing through skin.

•

Biomarker application: Our sensing algorithms are developed through various levels of validation from proof of concept in the lab to clinically validated in human to provide state of the art sensing capabilities.

•	Applied data science: Our AI and cloud analytics transforms spectral data from our sensing product to extract additional insights and algorithm improvements.

Future Product Capabilities

We plan to incorporate our technology into existing devices such as patches, wearable bands, and other monitoring devices to provide additional biomarkers not currently available. We continuously research, evaluate, and prioritize the addition of new biomarkers into our product offerings to add more valuable information and insight. Our broad range of addressable biomarkers are at various stage of validation and demonstrations, from proven science to miniaturization. The chart below illustrates a few examples of biomarkers for which we have validated their addressability using its IR wavelengths.

These biomarkers along a few others we are investigating are key in early detection, prevention, and monitoring of major chronic illnesses, as illustrated in the table below:

As these products are still under development, there can be no assurance that we will be successful in these product development efforts or that even if developed, that such products will achieve widespread market acceptance.

Customers

We believe existing commercial relationships with leading consumer device customers validates our unique technology and the business opportunity at hand. Our near-term commercial focus is on a robust pipeline in consumer devices, medical devices, and life sciences companies. We have a sales funnel of over 100 potential customer targets of which we started discussions with 45, entered into due diligence with 17 of the 45, proceeded to contract negotiations with eight, and engaged (through non-binding memorandums of understanding) or entered into contracts with five of the eight. The customers with whom we are engaged or contracted with represent more than 50% of wearable and more 55% of smartphone global volumes. Although our near-term focus through 2024 is on our consumer health and wellness strategy, we believe other markets also represent upside potential.

To date, we have generated revenue primarily from NRE and development services for customer-specific designs of silicon photonics chipsets for incorporation into their customers’ end products. Our two largest customers collectively accounted for 100% and 99.6% of our revenue in 2020 and 2019, respectively. We anticipate revenue attributable to these customers will fluctuate from period to period, although we expect to remain dependent on these customers for a significant portion of our revenue for the foreseeable future. See “Risk Factors – Customer-Related Risks.” Our current projections anticipate that we will achieve increased revenue beginning in 2023, assuming commercial adoption of our products by consumer device manufacturers in the wearable space, with revenue projected to exceed over $1.1 billion in 2024, assuming sensor volume ramp with the contracted customers. Our 2024 unit-volume forecast represents less than 5% penetration in the wearables and mobile phone space. See “Risk Factors – Risks Related to Rockley’s Business and Industry – Rockley’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by Rockley’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or projected” and other risk factors discussed in “Risk Factors” relating to the forecasts, projections, and estimates included in this prospectus/proxy statement.

We work closely with our end customers throughout their design cycles and will develop long-term relationships as our differentiated technology becomes embedded into their products. For example, we currently hold a development and supply agreement with one customer since 2017 and have successfully designed and delivered critical sample chips to them. As a result, we believe we are well-positioned to be designed into their current product roadmaps and develop their next generation solutions for their future products. Because many of our target customers or their OEMs are located in North America and Asia Pacific, we anticipate that a majority of our future revenue will come from sales in these regions. Although a large percentage of our sales are made to customers in North America, we believe that a significant number of the systems and devices designed by these customers will incorporate our semiconductor products which are then sold to end-users globally. In addition to our current customers, we have entered into non-binding memorandums of understanding with Zepp Health Corp., LifeSignals Group, Inc., and Withings France SA with respect to the future supply of our Rockley basic and advanced modules, if and when such products become commercially available. The terms of these agreements are non-binding in nature and non-committal as to volumes and price. However, we believe these memorandums of understandings indicate a significant interest in Rockley’s products and the potential for the future supply our products to significant product manufacturers. We expect that once the Rockley modules are commercially available, Rockley will enter into standard supply agreements with each of these parties.

Sales and Marketing

Our customers’ design cycle from initial engagement to volume shipment typically ranges from three to five years, with product life cycles of two years or more. For many of our products, which are technically complex, we must engage early with our customers’ technical staff. To ensure an adequate level of early engagement, our sales, marketing, and development engineers must work closely with our customers and channel partners to understand, identify, and propose solutions to meet their systems’ challenges. We work closely with our customers to anticipate end customer market needs. In some cases, we work with ecosystem partners to better understand market trends and new requirements that are being placed on our end customers.

Manufacturing

Our Proprietary Production and Manufacturing Ecosystem

We have built, and plan to continue to develop, a global manufacturing ecosystem designed with the ability to scale in a rapid and efficient manner. Several key areas within this manufacturing ecosystem run on our proprietary process and manufacturing technologies and are protected by our intellectual property portfolio. We possess end-to-end control over design, manufacturing and packaging process, algorithms, and software. Our disciplined and systematic documentation and protection of critical know-how, trade secrets, and proprietary information further underpins our manufacturing ecosystem. To the best of our knowledge, there are no other turnkey options with the components and technologies needed to put together our sensing product. In addition to the intellectual property arrangements, we also have commercial exclusivity agreements with some of the key manufacturing ecosystem partners to prevent replication of this capability.

In addition to providing what we believe to be unmatched capabilities at the product level, our platform and the associated technology have been designed from bottom up to take into account the relative ease and cost of manufacturing and scaling. Elements like waveguide dimensions for ease of wafer fabrication and high yields, robust and position tolerant coupling strategies for III-V integration, wafer scale back-end activities for III-V manufacturing, and all known good die integration at the module are integral to the product and the process technology. These elements are covered by the intellectual property which we have licensed to our manufacturing ecosystem.

Manufacturing Model Overview

We plan to operate a fabless business model and use third-party foundries and assembly and test contractors to manufacture, assemble and test our products. In several key areas, our third-party partners operate a proprietary process wholly owned by us and protected by our intellectual property portfolio. This outsourced manufacturing approach allows us to focus our resources on the design, sale, and marketing of our products. In addition, we believe that outsourcing many of our manufacturing and assembly activities provides us with the flexibility needed to respond to new market opportunities and scale for customer demand, simplifies our operations, and significantly reduces our capital commitments.

We believe our fabless model will allow us to scale in a capex efficient manner. We have contracted with global tier-1 foundries, including Newport Wafer Fab (“NWF”) for silicon PICs and wafer-scale III-V device integration and testing. This foundry is qualified for health, consumer and auto applications and has the capacity to manufacture over 400,000 wafers per year. The terms of this agreement provide that Rockley will be a priority customer of NWF with regard to supply of PICs, wafers, and testing facilities. In return, Rockley agrees to give NWF a right of first refusal to supply of such products and services, subject to NWF completing a build out of their capabilities, provided that Rockley is entitled to seek alternative supply where NWF does not satisfy Rockley that NWF is able to meet Rockley’s requirements for price, lead times, or quality of supply. Our agreement with NWF does not include any binding commitments or minimum requirements with respect to order or supply volumes. Our high-volume III-V semiconductor foundry is consumer and telecom qualified, supports very high volumes, and runs fully automated processes at one of the largest wafer scale in III-V manufacturing globally. Finally, our global IC foundry supplier handles the manufacturing of the electronic integrated circuits for our sensing modules. The foundry is used by most major consumer OEMs and is qualified for the ultra-high volume process node that we have chosen.

•

Raw Materials and Wafer Supply: The starting raw materials (SOI wafers) for our silicon photonics have been customized by world leading silicon providers for the Rockley proprietary specification. For the active III-V components, we have arrangements in place with the world’s leading epitaxial wafer supplier. We also have volume ready suppliers for commercial off-the shelf-components (“COTS”) that go into the visible sensing and the overall module.

•

Wafer Fabrication: Our SOI wafers are converted into fully processed silicon photonics PIC wafers at NWF which is the leading site for semiconductor manufacturing in the United Kingdom and qualified at Tier-1 global companies. The process used by NWF is wholly owned by Rockley and licensed for use by NWF only in Rockley products. The process design kit (“PDK”) for this process is developed and maintained by us and constitutes our intellectual property.

For the III-V active components, epitaxial materials are processed into finished wafers at a world leading dedicated III-V foundry making detectors, lasers and LEDs using state-of-the-art wafer-scale levels of automation. We have adapted the base process technology from this foundry to incorporate the previously discussed elements that allow for ease of integration into our platform and ease of manufacturing. These elements are exclusively for use in Rockley products.

Finally, for ASIC manufacturing, we use a standard process node and PDK provided to us by TSMC. While the manufacturing process is widely used in high volume (good for product economics), the design know-how belongs to Rockley. The custom ASIC matches our silicon photonics platform optimally for low noise, low power and high level of integration.

•

Chipset and module integration: The chipset integration of the III-V active components into the silicon PICs is done at wafer scale and using passive alignment techniques that are uniquely enabled in our platform. Furthermore, we have ensured that the III-V components are in arrays of devices (reduces amount of alignment and integration activities) and on pretested known good die (“KGD”) which ensures very high compounded yields. The process IP is developed and owned by Rockley and the integration will be performed at NWF where the PIC wafers are fabricated.

The integration of the overall module is in-line with assemblies used for wearables and mobile devices and there are many global suppliers with this capability. We have engaged with leading suppliers that serve Tier-1 consumers in this space and expect to finalize these arrangements for assembly within 2021.

We have development and supply agreements in place with the key suppliers. These agreements cover the development program, economic framework, IP licenses, exclusivity terms and other matters. Although we have commenced long-term supply agreement discussions in parallel with the detailed manufacturing ramp discussions, we do not currently have any long-term supply agreements in place and transact business with our third-party suppliers on a purchase-order basis with no minimum supply obligations on their part. We have designed our manufacturing partner network to be resilient by having multiple sources of supply for several key processes/components and we have plans for the appropriate inventory and stocking strategies to mitigate risks to our ramp plans.

Commitment to Quality

We are committed to excellence by creating class-leading silicon photonics-based products and services. We intend to meet or exceed our global customer expectations by:

•	Creating long-lasting, trusting, and mutually beneficial relationships with customers and partners;

•	Establishing a full understanding of our customers’ requirements and ensuring our products and services meet their expectations;

•	Building a team of highly trained, empowered, and accountable employees;

•	Innovating in the creation of technology driving our products and services; and

•	Improving the effectiveness and efficiency of our quality management system through review of results, learning, and enhancement on a continual basis

We are actively seeking ISO 9001:2015 certification in second half of 2021. We subject our third-party manufacturing contractors to rigorous qualification requirements to meet the high quality and reliability standards required of our products. We carefully qualify each of our partners and their processes. Our engineers work closely with our foundries (we even have teams embedded at partners sites in some critical areas) and other contractors to perfect the in-house processes, increase yield, lower manufacturing costs, and improve product quality.

Research and Development

We believe that our future success depends on our ability to develop new products for both existing and new markets, development enhancements to our products once developed or if and when commercially launched, to stay ahead of our competition by being leaders in extending the boundaries of our technologies. As a result, a significant amount of our operating expenses has been allocated towards next-generation platform development. Our research and development efforts are focused primarily on extending the functionality and addressable markets of our integrated photonics platform, as well as continually increasing its performance, efficiency, and volume manufacturing competitiveness. We have assembled a core team of experienced engineers and systems designers with an extremely broad range of skill sets across different disciplines who conduct research and development activities in the United States and various European locations, and we are supported by partnerships with leading research institutions and consumer electronics and medical devices companies. As of March 2021, we have 205 employees globally with over 75% of our workforce focused on research, product development, and engineering.

Competition

The global optical components market in general, and the consumer sensor, healthcare, and data communications markets in particular, are highly competitive. We expect competition to increase and intensify as additional companies enter our target markets. Our competitors range from large, international companies offering a wide range of services and optical components, such as LEDs, lasers, detectors, or PICs, to smaller companies specializing in narrow market verticals. Some of our key competitors across various verticals include: AMS, ADI, Broadcom, Brolis, Cisco, GlobalFoundries, Intel, Lumentum, Maxim, OSRAM, TSMC, and Tower Jazz. We expect competition in our target markets to increase in the future as existing competitors improve or expand their product offerings and as new competitors enter these markets. However, we believe we are currently the only provider with the capability to integrate the technologies and features and performance required by customers in our target markets. We believe our unique silicon photonic-based platform and the entire product ecosystem which we have developed around it will make our end-to-end offerings in the health and wellness domain difficult to replicate and provides us with a significant competitive advantage. We believe this will be particularly true as we incorporate our AI and cloud-based offerings currently under development.

The following summarizes how we believe we are positioned with respect to key competitive factors across our target markets:

•	Product performance and features

•

Power consumption meeting wearable product requirements: We believe our proprietary low-loss photonics platform in combination with electronics designed in a state-of-the-art technology node and configurability of frequency and accuracy of application data collection enables us to meet the power requirements of our target markets.

•

Novel features and extended functionality: Compared with existing conventional solutions, we believe our platform supports more wavelengths in both the visible and infrared (“IR”) wavelength ranges. This in turn unlocks multiple biomarkers that can only be targeted in our optimized IR platform. The number of wavelengths, wavelength registration (accuracy), wavelength resolution, tunability, and stability are all key aspects in delivering such broad functionality.

•	Application specific algorithms and AI: We plan to monetize the sensor data generated by our unique hardware capabilities by means of a cloud-based data collection and processing platform based on proprietary algorithms and AI models. We believe this will enable extraction of lower order health information. Moreover, processing the sensor data through our AI platform can extract more in-depth health information such as indications of illness or trending direction of all health-related information.

•	Size: Our compact form factor technology enables us to meet the product requirements smart bands and smartwatch end products.

•	End to end manufacturing ecosystem

•	Covers all the elements needed to bring full solution together.

•	Optimized to meet the application performance needs.

•	Cost effective and designed to scale rapidly.

•	Unique and not easy to replicate.

•	Reputation and reliability: Deep customer relationships starting at development phase and strong support in adoption and deployment of devices using our technology.

Intellectual Property

We rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, and contractual protections, to protect our core technology and intellectual property. As of March 1, 2021, we had 74 issued and allowed patents and 80 other patent applications pending in the United States. The 74 issued and allowed patents in the United States expire in the years beginning in 2021 through 2040. Many of our issued patents and pending patent applications relate to sensors and sensor chips, and we have extensive geographic coverage over numerous relevant technology domains.

In addition to our own intellectual property, we also use third-party licensors for certain technologies embedded in our silicon photonics solutions. These are typically non-exclusive contracts provided under paid-up licenses. These licenses are generally perpetual or automatically renewed for as long as we continue to pay any maintenance fees that may be due. To date, maintenance fees have not constituted a significant portion of our annual capital expenditures. We have entered into a number of licensing arrangements pursuant to which we license third-party technologies. We do not believe our business is dependent to any significant degree on any individual third-party license.

We generally control access to and use of our confidential information and trade secrets through the use of internal and external controls, including contractual protections with employees, contractors, and customers. We rely in part on the laws of the United States and international laws to protect our work. All employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship. However, we cannot guarantee that we have entered into such agreements with every such party, and we may not have adequate remedies in case of a breach of any such agreements. Our trade secrets could be disclosed to our competitors or others may independently develop substantially equivalent technologies or otherwise gain access to our trade secrets. Trade secrets can be difficult to protect and some courts inside and outside of the United States are less willing or unwilling to protect trade secrets.

Government Regulation

Healthcare-Related Regulation

Our solutions may be incorporated into multi-application, health-related sensing, and monitoring applications, including healthcare consumer wearables. Accordingly, the end products into which our solutions are incorporated may be subject to FDA and similar or related regulations, and demand for these end products or future regulated products could be adversely affected if such end products do not comply with applicable requirements. Although our target market is consumer wellness rather than medical, we intend to monitor and comply with regulations to the extent they become applicable to us, including any requirements for FDA clearance. Certain healthcare-related products may be regulated by the FDA and corresponding state regulatory agencies in the United States and separate governmental authorities outside of the United States. In the United States, the medical device industry is regulated by governmental authorities, principally the FDA and corresponding state regulatory agencies. Before a new regulated product or a significant modification to an existing medical device may be marketed or sold in the United States, it must comply with FDA Quality Management System regulations, and must obtain regulatory clearance or approval from the FDA, unless an exemption from pre-market review applies. In addition, certain future software functionality, whether standalone or embedded in existing or future devices, may be regulated as a medical device and require pre-market review and clearance or approval by the FDA. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and our end customers may not be able to obtain these clearances or approvals on a timely basis, or at all, for future products. Any delay in, or failure to receive or maintain, clearance or approval for any medical device products under development could prevent us from generating revenue from our solutions incorporated into these products.

Medical devices are also subject to numerous ongoing compliance requirements under the regulations of the FDA and corresponding state regulatory agencies, which can be costly and time consuming. For example, under FDA regulations medical device manufacturers are required to, among other things: (i) establish a quality management system to help ensure that their products consistently meet applicable requirements and specifications; (ii) establish and maintain procedures for receiving, reviewing, and evaluating complaints; (iii) establish and maintain a corrective and preventive action procedure; (iv) report certain device-related adverse events and product problems to the FDA; and (v) report to the FDA the removal or correction of a distributed product. If our solutions are incorporated into any medical device products of our end customers and these customers experience any product problems requiring reporting to the FDA or otherwise fail to comply with applicable FDA regulations or the regulations of corresponding state regulatory agencies, it could harm our ability to sell our solutions. In addition, if our end customers in the healthcare market are subject to enforcement actions such as fines, civil penalties, injunctions, recalls of products, delays in the introduction of products into the market, and refusal of the FDA or other regulators to grant future clearances or approvals, it could harm our reputation, business, operating results, and financial condition. In addition, in the United States, the FDA has taken the position that device manufacturers are prohibited from promoting their products other than for the uses and indications set forth in the approved product labeling, and any failure to comply could subject our end customers to significant civil or criminal exposure, administrative obligations and costs, and/or other potential penalties from, and/or agreements with, the federal government.

Government regulations outside the United States have, and may continue to, become increasingly stringent and common. In the European Union, for example, the European Union Medical Device Regulation was published in 2017 and, when it entered into full force in 2020, included significant additional pre-market and post-market requirements. Penalties for regulatory non-compliance could be severe, including fines and revocation or suspension of a company’s business license, mandatory price reductions, and criminal sanctions. Future laws and regulations may have a material adverse effect on our end customers in the healthcare market, which in turn may negatively impact our ability to sell our solutions and otherwise harm our business and financial results.

Export Regulation

Our business activities are also subject to various restrictions under U.S. export and similar laws and regulations, as well as various economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Further, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide customers with our products in those countries.

We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies, their employees, and their intermediaries from authorizing, offering, providing, and/or accepting improper payments or other benefits for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to technology in the wearables industry generally could result in significant additional compliance costs and responsibilities for our business.

Privacy

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data protection, and data security. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws.

In particular, there are numerous U.S. federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal data. Such laws and regulations often have changes in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. For example, the General Data Protection Regulation (the “GDPR”), which became effective in May 2018, includes operational requirements for companies that receive or process personal data of residents of the European Union that are broader and more stringent than those previously in place in the European Union. The GDPR includes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue. Additionally, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which became effective in January 2020. The CCPA requires covered companies to provide California consumers with new disclosures and expands the rights afforded consumers regarding their data. Fines for noncompliance may be up to $7,500 per violation. We cannot currently estimate the potential impact of the CCPA on our business or operations.

Additionally, we rely on various legal mechanisms for transferring certain personal data outside of the European Economic Area, or EEA, including the EU-U.S. Privacy Shield Framework, or Privacy Shield, and EU Standard Contractual Clauses, or SCCs. If we fail or are perceived to fail to meet the Privacy Shield principles or our obligations under the SCCs, or if any of these legal mechanisms for transferring data from the EEA are invalidated by European courts or otherwise become defunct, European Union data protection authorities or the U.S. Federal Trade Commission, or FTC, could bring enforcement actions seeking to prohibit or suspend our data transfers or alleging unfair or deceptive practices. In such cases, we could be required to make potentially expensive changes to our information technology infrastructure and business operations, and we could face legal liability, fines, negative publicity, and resulting loss of business.

Certain health-related laws and regulations such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or HITECH, may also have an impact on our business. If we are unable to comply with the applicable privacy and security requirements under HIPAA, HITECH, or PCI DSS, or we fail to comply with BAAs that we enter into with covered entities, we could be subject to claims, legal liabilities, penalties, fines, and negative publicity, which could harm our operating results.

Governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed, or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding our users’ data could require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new products, services, and features. Although we have made efforts to design our policies, procedures, and systems to comply with the current requirements of applicable state, federal, and foreign laws, changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs.

We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. The costs of compliance with, and other burdens imposed by, the GDPR, CCPA, HIPAA, and similar laws may limit the use and adoption of our products and services, and/or require us to incur substantial compliance costs, which could have an adverse impact on our business. In addition, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us, our end customers, or third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, the failure or perceived failure by our end customers to comply with their privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal data, may result in governmental enforcement actions, litigation, damages, penalties, and negative publicity, and could also have an adverse effect on our brand and operating results.

Cybersecurity

We have designed and implemented and continue to maintain a security program consisting of policies, procedures, and technology intended to maintain the privacy, security and integrity of our information, systems, and networks. Among other things, the program includes controls designed to limit and monitor access to authorized systems, networks, and data, prevent inappropriate access or modification, and monitor for threats or vulnerability.

Employees and Human Capital Resources

Our workforce represents a highly regarded team of silicon photonics and measurement science experts under the same organization. A significant number of our employees have advanced degrees, including a large percentage holding PhDs. As of January 30, 2021, we had 202 full-time employees, a large percentage of those employees are in technical roles, including engineering.

•	The quality of our employees is well recognized in the industry and has a strong and positive impact on our ability to develop and capitalize on our strategic operating model and business plan.

•

Our leadership team is recognized for world-leading expertise in silicon photonics design and process, microelectronics design, packaging and test, software and Algorithms including Cloud and AI, and applications in data communications and medical sensing.

•	We have strong relationship with our employees and have never experienced a work stoppage.

Despite the significant challenges facing the world economy in light of the COVID-19 pandemic, we have remained focused on our business plan and priorities. We intend to continue to focus on:

•	Protecting the wellbeing of our employees and keeping them healthy and engaged.

•	Making our physical workplaces safe and compliant.

•	Building out efficient global human resource information systems and processes.

•	Recruiting and staff retention for critical skills and competencies.

•	Investing in the development of current and future leadership.

•	Creating sustainable operations, while building resilience, efficiency and flexibility into everything, from strategy to work design.

Facilities

Our headquarters are currently located in Pasadena, California under a lease for approximately 16,000 square feet, which lease for the majority of the premises leased expires in June 2023. The premises in Pasadena are predominantly used for engineering and finance and general administration services We also lease a property in San Jose, California to approximately 4,600 square feet under a lease expiring in 2024, which is predominantly used for finance and general administration services. To support headcount growth over the past year, we continue to explore options and timing for improving and expanding our facilities. In the United States, we recently finalized a new office lease in Irvine, California to accommodate our sensor application facility under a lease for approximately 8,000 square feet, which lease expires in July 2026. In the United Kingdom, we have expanded our lab facilities in Wales to approximately 1,733 square feet under a lease due to expire in 2024. We believe our current facilities are sufficient to support our operations and growth plans and that additional space, if needed, will be available on commercially reasonably terms.

ROCKLEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Rockley’s management believes is relevant to an assessment and understanding of Rockley’s consolidated results of operations and financial condition. The discussion should be read together with our consolidated financial statements and related notes that are included elsewhere in this registration statement /prospectus/proxy statement. The discussion and analysis should also be read together with our pro forma financial information as of December 31, 2020 and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus/proxy statement. Unless the context otherwise requires, references in this “Rockley Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Rockley and its consolidated subsidiaries.

Overview

We have developed a unique sensing platform that we believe can reshape the wellness and healthcare industries through multiple applications in non-invasive, multi-modal biomarker monitoring. We believe products based on our technology platform could have the potential to unlock and accelerate advancements in areas such as early disease detection, nutrition management, and preventative healthcare delivery through continuous health and wellness monitoring.

Our unique sensing platform has been built upon our silicon photonics technology, which enables compelling sensor performance, power, resolution, and density. This technology has the potential to allow monitoring devices, currently the size of clinical machines, to be condensed to the size of a wearable device. We believe this in turn has the potential to unlock additional uses in consumer electronics and medical devices. The resulting combination of technologies and manufacturing know-how is the “full-stack Rockley Platform” which is made up of PICs in silicon with integrated III-V devices (devices incorporating certain conductor elements that offer superior electronic properties, such as lasers), ASICs, photonic and electronic co-packaging, together with biosensing algorithms and AI cloud analytics, firmware/software, system architecture, and hardware design.

As testament to the relevance of our product development, we have captured the attention of several consumer electronics companies and, as of the date of this prospectus/proxy statement, we are engaged or in contract with entities which collectively account for over 55% market share of wearable devices and over 50% market share of smartphone devices, based on a combination of data sourced from the Yole Report, the IDtechEx Report and the TrendForce Report, as well as our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data). We plan to leverage this attention to develop new capabilities in consumer wearables in the near term, and to expand over time into medical devices and other industry applications.

Our vision is to address many pressing healthcare concerns using our technology and we believe that there exists a large market opportunity for our platform. We estimate that the TAM for the consumer wearables, mobile device, and medical device markets is projected to be over $48 billion by 2025, based on data sourced from the Yole Report, the IDtexEx Report, the TrendForce Report, and our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data), as the universe of healthcare and consumer wearable devices incorporating additional sensing capabilities emerges.1 Our target biomarkers for consumer healthcare include lactate, alcohol, glucose (indicator), carbon monoxide, blood pressure, blood oxygen, and core body temperature, among others. Due to the high performance of our lasers up to 1,000,000 times higher resolution, 1,000 times higher accuracy and 100 times broader range in wavelengths compared with existing LED offerings in wearable solutions (based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing solutions), we believe our platform will also be able to address existing applications in consumer wearable devices with significantly higher resolution, accuracy, and range. Further, we believe there are multiple additional markets and concrete opportunities for our technology platform in areas such as data center connectivity (optical transceivers), machine vision (robotic and automotive LiDAR), and compute connectivity (co-packaged optics, or CPO).

To date, we have generated revenue primarily from NRE and development services for customer-specific designs of silicon photonics chipsets for incorporation into their customers’ end products and we have financed our operations primarily through the issuance of convertible loan notes, as well as private placements of ordinary shares. From the date of our formation through December 31, 2020 we have raised aggregate gross proceeds of approximately $290.0 million from the issuance of convertible loan notes and ordinary shares. We incurred a net loss of $80.3 million in 2020 and utilized $48.4 million in cash to fund our operations during the year ended December 31, 2020.

We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•	continue to invest in our technology and our silicon photonics solutions;

•	continue to develop innovative solutions and applications for our technology;

•	commercialize our silicon photonics solutions;

•	continue to invest in our sales and marketing activities and distribution channels;

•	invest and improve our operational, financial, and management information systems;

•	increase our headcount;

•	maintain and expand our intellectual property portfolio; and

•	enhance internal functions to support our operations as a public company.

Impact of COVID-19

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, we have taken steps to protect our workforce and support community efforts. As part of these efforts and in accordance with applicable government directives, we reduced on-site operations at our facilities, in addition to following all regulatory and safety guidelines and protocols from the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and federal, state and local government bodies. We also adhered to all regulatory and safety guidelines and protocols designated by governmental bodies in each country in which we have operations. Certain key laboratory employees and facilities were designated as “Essential Critical Infrastructure” by Cybersecurity and Infrastructure Security Agency and the State of California Public Health Department, which allowed us to continue internal testing and laboratory work to the extent necessary to service customer commitments. To facilitate on-site operations, we implemented revised operational plans that conformed to COVID-19 precautionary health guidelines, including universal requirement of facial coverings, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, regular and thorough disinfecting of surfaces and tools, and regular testing of our employees for COVID-19. The remaining non-essential workforce was required to perform their duties from home.

The COVID-19 pandemic and continuing precautionary measures taken have adversely impacted our operational efficiency and caused delays in operational activities. The ongoing impact of COVID-19 and related precautionary measures will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should we experience sustained impact from the COVID-19 pandemic, additional actions such as cost reduction measures may need to be implemented. For more information on risks associated with the COVID-19 pandemic and regulatory actions, see “Risk Factors.”

Comparability of Financial Information

Rockley’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination described below.

Business Combination and Public Company Costs

On March 19, 2021, SC Health, HoldCo, Merger Sub, and Rockley entered into a Business Combination Agreement pursuant to which HoldCo plans to acquire all of the issued and outstanding equity interests of Rockley and SC Health. Pursuant to the Business Combination Agreement, and assuming a favorable vote of SC Health shareholders, HoldCo will acquire all of the shares of Rockley. Subsequently, Merger Sub, a newly formed subsidiary of HoldCo, will merge with and into SC Health, with SC Health surviving the merger. In the merger transaction, Merger Sub will cease to exist and SC Health will become a wholly owned subsidiary of HoldCo. HoldCo will be a publicly traded company listed in the New York Stock Exchange trading as “RKLY” after the closing of the Business Combination Agreement and SC Health will be delisted from the New York Stock Exchange.

Consideration for the Business Combination will consist of ordinary shares of HoldCo issued in exchange for all outstanding ordinary shares of Rockley and SC Health, determined on a fully diluted basis, as if all of Rockley issued and outstanding convertible loan notes, inclusive of interest accrued thereon, converted into ordinary shares of HoldCo at a conversion price of $10.00 per share, and options exercisable for HoldCo ordinary shares issued in exchange for all outstanding options exercisable for Rockley ordinary shares.

The following expenses will occur immediately prior to or upon closing of the Business Combination:

•	Total non-recurring transaction costs are estimated at approximately $33.5 million, of which Rockley expects approximately $2.0 million to be expensed; and

•	The payment of deferred legal fees, underwriting commission, and other costs in connection with the initial public offering.

Pursuant to the Business Combination Agreement, the aggregate consideration, consisting of ordinary shares of HoldCo issuable to Rockley securityholders following a stock split at HoldCo, will be the number of HoldCo ordinary shares that results from dividing $1,148,114,113 by 10.

Concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into Investor Subscription Agreements with certain investors, including, among others, the Sponsor Related PIPE Investor. Pursuant to the Investor Subscription Agreements, each investor agreed to subscribe for and purchase, and HoldCo agreed to issue and sell an aggregate of 14,790,000 HoldCo ordinary shares, at $10.00 per share, for an aggregate commitment amount of $147,900,000, which will take effect immediately prior to the closing of the Business Combination.

Also, concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into Individual Subscription Agreements with three individuals pursuant to which HoldCo agreed to issue and sell an aggregate of 210,000 HoldCo ordinary shares, at $10.00 per share, for an aggregate commitment amount of $2,100,000, which will take effect immediately prior to the closing of the Business Combination. These three individuals are existing shareholders of Rockley.

PIPE Financing; Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a forward recapitalization in accordance with GAAP. Under this method of accounting, SC Health will be treated as the acquired company for financial reporting purposes, and Rockley will be treated as the accounting acquiror. In accordance with this accounting, the Business Combination will be treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health will be stated at historical costs, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Rockley. Rockley has been deemed the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•

Rockley’s existing shareholders will hold a majority ownership interest in HoldCo, irrespective of whether or not existing shareholders of SC Health exercise their right to redeem their ordinary shares of SC Health;

•	Rockley’s existing senior management team will comprise senior management of HoldCo;

•	Rockley’s is the larger of the companies based on historical operating activity and employee base; and

•	Rockley’s operations will comprise the ongoing operations of HoldCo.

As a consequence of the Business Combination, HoldCo will be an SEC-registered and NYSE-listed company, which will require it to hire additional talent and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including, without limitation, the following:

Resource Constraints

Our products are currently under development and we do not have any products in commercial production. Our ability to achieve our product roadmaps and development timelines, including our ability to commence commercial production of our products, may be impacted by resource constraints, including the need for additional capital. We have a history of losses and our determination of substantial doubt as a going concern could materially limit our ability to raise additional funds through the issuance of equity securities or otherwise. Further, our products must also meet certain technical standards and customer requirements, which in turn require additional funds and other resources. Additional financing and resources may not be available to us when needed or on commercially reasonable terms.

Ability to Achieve Design Wins or Long-Term Production Contracts

We may engage in discussions with customers and co-develop products but we may not be able to convert the relationship into a design win or a long-term production contract due to resource constraints, delays, or technical challenges. We work closely with our customers and potential customers to understand their product roadmaps and strategies. Our customers also continuously develop new products in existing and new application areas. We believe achieving design wins and the ability to secure long-term production contracts will be critical to our future success. The selection process is typically lengthy and may require us to incur significant design and development expenditures in pursuit of a design win with no assurance that our products will be selected. The failure to secure a design win or long-term production contract could adversely affect our business.

Customer Orders and Forecasts

We currently anticipate that sales of our future products will be made pursuant to standard purchase orders, which may be cancelled, reduced, or rescheduled with little or no notice and without penalty. Cancellations of orders could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses. In addition, changes in forecasts or the timing of orders from customers, including if and when we commence commercial production of our products, could expose us to the risks of inventory shortages or excess inventory.

Pricing and Customer Demand

We expect our operating results, including if and when we commence commercial production of our products, will be impacted by the pricing of our products, our average selling prices, and fluctuations in customer purchasing volumes. If and when we begin commercial production of our products, we may not be able to fulfill customer demand in a timely manner or at all. We monitor and work to reduce our product manufacturing costs and improve the potential value our products can provide to our customers’ end products. The cost of raw materials and components critical for the manufacture of our anticipated products is largely out of our control and may fluctuate significantly. Since we rely on third-party wafer foundries and assembly and test contractors to manufacture, assemble, and test our products, we maintain a close relationship with our suppliers to improve quality, increase yields, and lower manufacturing costs.

New Markets and Applications

As we evaluate potential markets and applications for the products we are developing, we analyze forecasts by industry analysts, the adoption curve of technology, and potential competing forces that could hinder such adoption. If we fail to anticipate or respond to technological shifts or market demands, or to timely develop products or technologies in response to the same, it could result in our inability to achieve revenue growth and could harm our business and operations.

Cyclical Nature of the Semiconductor Industry

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles, and wide fluctuations in product supply and demand. Downturns in the semiconductor industry have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. Any prolonged or significant downturn in the semiconductor industry generally could adversely affect our business and reduce demand for our products and otherwise harm our financial condition and results of operations.

See the “Risk Factors” section of this prospectus/proxy statement for additional discussion of the risks and challenges facing our business.

Basis of Presentation

Currently, we conduct business through one operating and reportable segment. All long-lived assets are maintained in, and all losses are attributable to the one segment. See Note 1 in our accompanying audited consolidated financial statements for more information about our operating segment.

Components of Results of Operations

The following discusses certain line items in Rockley’s consolidated statements of operations.

Revenue

To date, we have primarily generated revenue from development services, which entail developing customer-specific designs of silicon photonics chipsets. Our contracts with customers include specific achievement of agreed-upon projects and a substantive acceptance criteria for each agreed-upon project. In the event an agreed-upon project is successful and the customer provides acceptance, we allocate the contract consideration related to the performance obligations that are satisfied during the period and recognizes the revenue at that point in time.

Following the completion of our product development phase and introduction of our spectra-sense chipsets to the wearable devices market, we expect the majority of our revenue to be derived from sales of high-volume consumer wearable products. In addition, we plan to offer advanced module applications with biomarker detection capabilities for advanced health metrics that can detect, classify, and potentially prevent disease. We also expect to offer a cloud analytics platform to provide a full range of subscription services, including the deployment of our technology through a subscription and cloud-based software as a service.

Cost of Revenue

To date, our cost of revenue has included cost related to our development services, which include cost of materials, cost associated with packaging and assembly, testing and shipping, cost of talent, including stock-based compensation, and equipment associated with manufacturing support, logistics, and quality assurance, overhead, and occupancy costs. Once we commence commercial production of our silicon photonics chipsets, cost of revenues will include direct parts, material, and labor costs, manufacturing overhead, including amortized tooling costs, shipping and logistics costs, and reserves for estimated warranty expenses.

Gross Profit and Gross Margin

Gross profit is calculated based on the difference between our revenue and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by our revenue. As we approach commercial production of spectra-sense chipsets, advanced module applications, and Rockley Photonics Cloud Analytics technology, we expect our gross profit and gross margin to vary.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities; travel costs; professional fees; and other general corporate costs. Human capital expenses primarily include salaries, benefits, bonuses, and stock-based compensation. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis. We also expect our selling, general and administrative expense to increase in absolute dollars for the foreseeable future as we increase our headcount to support the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional general and director and officer insurance expenses, investor relations activities, and other administrative and professional services.

Research and Development Expense

Research and development expense consists primarily of talent costs for engineers and third parties engaged in the design and development of products, software, and technologies, including salary, bonus, and stock-based compensation expense, project material costs, services, and depreciation of our research and development facilities and equipment. We expense research and development costs as they are incurred. Research and development expense also includes the research and development tax credits that we are able to claim in accordance with the relevant U.K. tax legislation. These tax credits are payable to us in cash and are carried on the consolidated balance sheets at the amount claimed and expected to be received from the U.K. government within the next 12 months. We expect research and development expense to increase in absolute dollars as we continue to invest in the development of our products and technology.

Interest Income (Expense)

Interest income consists primarily of interest received or earned on our cash, cash equivalents, and investment balances held in interest-bearing deposit accounts. Interest expense consists of interest paid on our convertible loan notes and capital lease obligations.

Equity Method Investment

Equity method investments consist of entities over which we have significant influence but not control or joint control. Under the equity method of accounting, all of our investments are initially recognized at cost and adjusted thereafter to recognize our share of the post-acquisition profits or losses of the investee in our consolidated statements of operations.

Change in Fair Value of Debt Instruments

Gains or losses from the change in fair value of debt instruments are recorded from the remeasurement of the fair value of our convertible loan notes using a discounted cash flow methodology based upon certain valuation assumptions.

Gain (Loss) on Foreign Currency

We have significant international operations that are denominated in foreign currencies, primarily the British Pound and Euro, subjecting us to foreign currency exchange risk that may adversely impact our financial results. We calculate the year-over-year impact of foreign currency movement on our business using foreign currency exchange rates that are applied to transactional currency amounts.

Provision for Income Tax

We are subject to income taxes in the United Kingdom, the United States, Finland, Ireland, and Switzerland. Our income tax provision consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws. Due to cumulative losses, we maintain a valuation allowance against our U.S. federal and foreign deferred tax assets.

Results of Operations

The following table sets forth our historical operating results for the periods indicated (in thousands):

	Years Ended December 31,
	2020	2019
Consolidated Statements of Operations and Loss Data:
Revenue	$22,343	$20,492
Cost of revenue	24,240	30,705

Gross profit	(1,897)	(10,213)
Operating expenses:
Selling, general and administrative expenses	20,260	13,306
Research and development expenses	35,900	22,303

Operating loss	(58,057)	(45,822)
Other income (expense):
Interest income (expense), net	(189)	(747)
Equity method investment loss	(1,274)	(1,281)
Change in fair value of debt instruments	(20,163)	(2,969)
Gain (loss) on foreign currency	(25)	280

Loss before provision for income tax	(79,708)	(50,539)
Provision for income tax	569	311

Net loss and comprehensive loss	$(80,277)	$(50,850)

Discussion and Analysis of Results of Operations

Revenue (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Revenue	$22,343	$20,492	$1,851	9%

Revenue increased by $1.9 million, or 9%, to $22.3 million for the year ended December 31, 2020 from $20.5 million for the year ended December 31, 2019. This is primarily due to an increase of development activities provided to customers under long-term contracts, as well as related fulfillment costs incurred for material and subcontractor costs to satisfy performance obligations. The increase in revenue was partially offset by a decrease in development activities with smaller scale customers, primarily due to the completion of project milestones with those customers in fiscal 2019.

Cost of Revenue and Gross Profit (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Cost of revenue	$24,240	$30,705	$(6,465)	(21)%
Gross Profit	$(1,897)	$(10,213)	$8,316	81%
Gross Margin	(8)%	(50)%	NM	NM

NM – Not meaningful

Cost of revenue decreased by $6.5 million, or 21%, to $24.2 million for the year ended December 31, 2020 from $30.7 million for the year ended December 31, 2019. This decrease in cost of revenue was primarily driven by a decrease of $8.3 million from engineering, fab partner, and compensation costs. The decrease was partially offset by $1.7 million in fulfillment costs to satisfy performance obligations with customers. Gross profit increased by $8.3 million, or 81% to ($1.9) million for the year ended December 31, 2020 from ($10.2) million for the year ended December 31, 2019. The increase in gross profit was primarily driven by increased revenue from development services and a substantial decrease in engineering level of effort, fab partner, and human capital costs related to cost of revenue. Revenue is recognized at the achievement of milestones and is not necessarily aligned with the timing of costs incurred.

In general, our margins and cost of revenue varies from project to project, with each project requiring differing levels of time and costs. The projects we undertake are determined by our customer commitments and our long-term strategy goals.

Selling, General and Administrative Expenses (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Selling, general and administrative expenses	$20,260	$13,306	$6,954	52%

Selling, general and administrative expenses increased by $7.0 million, or 52%, to $20.3 million for the year ended December 31, 2020 from $13.3 million for the year ended December 31, 2019. The $7.0 million increase was primarily due to general corporate growth, of which $4.8 million was from additional professional fees related to accounting and audit matters, and $1.1 million and $0.3 million were due to increased human capital and stock-based compensation costs, respectively.

Research and Development Expenses (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Research and development expenses	$35,900	$22,303	$13,597	61%

Research and development expenses increased by $13.6 million, or 61%, to $35.9 million for the year ended December 31, 2020 from $22.3 million for the year ended December 31, 2019. The increase was primarily attributable to growth of $16.5 million from engineering, fab partner, and engineering research and development headcount due to the allocation of resources into products that are considered part of research and development activities. This also led to an increase in stock-based compensation expenses of $1.5 million. The increase was mainly offset by $3.7 million in research and development tax credits and grants we received in 2020 supporting our research and development activities.

Interest Income (Expense) (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Interest income	$30	$281	$(251)	(89)%
Interest expense	$(219)	$(1,028)	$809	(79)%

Interest income decreased by $0.3 million, or 89%, in the year ended December 31, 2020 primarily due to a decrease in interest rates and our investment deposit balances. Interest expense decreased by $0.8 million, or 79%, to $0.2 million for the year ended December 31, 2020 from $1.0 million for year ended December 31, 2019, primarily due to new convertible loan notes issued in fiscal 2020. Interest expense relating to convertible loan notes is recorded as part of the change in fair value of the notes.

Equity Method Investment Loss

The change in equity method investment was immaterial for the years ended December 31, 2020 and 2019.

Change in Fair Value of Debt Instruments (in thousands, except for percentages)

	As of December 31,		Change
	2020	2019	$	%
Change in fair value of debt instruments	$20,163	$2,969	$17,194	579%

Change in fair value of debt instruments captures losses from a change in fair value estimates using discounted cash flow and binominal lattice methodologies that are based upon a set of valuation assumptions. The key assumptions used in valuation include default rates from historical performance, risk-free rates, expected volatility rates, and discount rates that reflect estimates of the rates of return that investors would require when investing in other convertible debt with similar characteristics. The change in fair value of debt instruments is a result of the difference in value between the initial issuance and subsequent fair value measurements.

Gain (Loss) on Foreign Currency (in thousands)

	Years Ended December 31,		Change
	2020	2019	$	%
Gain (loss) on foreign currency	$25	$(280)	$305	NM

NM – Not Meaningful

During the year ended December 31, 2020, we recorded an overall loss from the impact of foreign currency, primarily due to timing of transactions in the fiscal year, as well as fluctuations in average foreign currency translation rates versus the closing rates year-over-year.

Provision for Income Tax (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Provision for income tax	$569	$311	$258	83%

Provision for income tax expense was immaterial for the years ended December 31, 2020 and 2019. We have accumulated net operating losses as we have not yet started commercial operations. We maintain a substantially full valuation allowance against our net deferred tax assets. The income tax expenses shown above are primarily related to minimum filing fees in the states where we have operations as well as corporate income taxes for the foreign jurisdictions.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively and in context, may be helpful to investors in assessing our operating performance and trends and in comparing our financial measures with those of comparable companies which may present similar non-GAAP financial measures.

Limitations of Non-GAAP Measures

These non-GAAP financial measures are not prepared in accordance with GAAP, are supplemental in nature, and are not intended, and should not be construed, as the sole measure of our performance, and should not be considered in isolation from or as a substitute for comparable financial measures prepared in accordance with GAAP. There are a number of limitations related to EBITDA and Adjusted EBITDA, including the following:

•

EBITDA and Adjusted EBITDA exclude certain recurring, non-cash charges, such as depreciation of property and equipment and/or amortization of intangible assets. While these are non-cash charges, we may need to replace the assets being depreciated and amortized in the future and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash requirements for these replacements or new capital expenditure requirements.

•	EBITDA and Adjusted EBITDA do not reflect interest expense, net, which may constitute a significant recurring expense in the future.

•

Adjusted EBITDA excludes stock-based compensation, which may constitute a significant recurring expense in the future, as equity awards are expected to continue to be an important component of our compensation strategy.

•	Future expenses may be similar to the non-recurring special items that are excluded from Adjusted EBITDA.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net loss before interest expense, net, income tax expense, and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation, non-capitalized transaction costs, and other non-recurring special items determined by management that are not considered representative of our underlying operating performance. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA or Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of our net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

Reconciliation

The following table reconciles our net loss (the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA) to EBITDA and Adjusted EBITDA for 2020 and 2019 (in thousands):

	Years Ended December 31,
	2020	2019
Net Loss	$(80,277)	$(50,850)
Interest expense, net	189	747
Income tax expense	569	311
Depreciation and amortization	2,787	1,948

EBITDA	(76,732)	(47,844)
Non-capitalized transaction costs*	3,611	—
Stock-based compensation	8,043	6,229
Equity-method investment loss	1,274	1,281
Change in fair value of debt instruments	20,163	2,969

Adjusted EBITDA	$(43,641)	$(37,365)

*	Non-capitalized transaction costs include non-recurring expense related to the issuance of convertible loan notes in 2020 and the Business Combination.

Liquidity and Capital Resources

Due to Rockley’s history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, management concluded that there is substantial doubt about Rockley’s ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2020 as to the substantial doubt about our ability to continue as a going concern. Since inception, Rockley has financed its operations primarily through the issuance and sale of convertible loan notes, ordinary shares and agreed-upon projects. As of December 31, 2020 and 2019, the cash and cash equivalents balance was $19.2 million and $20.9 million.

As of the date of this prospectus/proxy statement, we have yet to generate any material revenue from our business operations. Based on current cash on hand, management’s plan to continue as a going concern includes raising additional financing, specifically through the Business Combination and PIPE Financing to satisfy our minimum cash requirements for at least the next 12 months. The funds raised through the Business Combination and PIPE Financing will be used to support our core business operations and overall growth of our business and to execute our current growth strategies. Until the Business Combination is completed and PIPE Financing is consummated, we plan to control the timing and extent of certain discretionary operating and planned capital expenditures. Accordingly, absent the funds to be raised upon completion of the Business Combination and PIPE Financing, management has concluded that substantial doubt exists about our ability to continue as going concern.

If the closing of the Business Combination and the PIPE Financing were to occur, we currently expect to receive approximately $290 million of additional cash, which will be used to fund our future capital and liquidity needs in order to support our core business operations and overall growth of our business and to execute our current growth strategies.

As of the date of this prospectus/proxy statement, Management believes that the cash that may be generated by the closing of the of the Business Combination and the PIPE Financing will be sufficient to fund both our liquidity needs for the execution of our business strategy over the next 24 to 36 month period, including (1) investing in research and developments activities, including completion and commercialization of our wearables, smart phone and point-of-care technologies, (2) investing in backend processing, intellectual property protection, quality control and process, (3) expanding sales and marketing activities, and (4) pursuing strategic partnerships. However, actual results could vary materially and negatively as a result of a number of factors, including:

•	Timing and the costs involved in bringing our products to market;

•	Anticipated customer contracts and design wins may not materialize;

•	Delay in launching our products due to technical challenges from our customers or our product development team;

•	Pricing and the volume of sales of our products may be different from our forecast;

•	Execution delays due to resources constraints;

•	Assisting our fab partners with expansion of production capacity;

•	The cost of maintaining, expanding and protecting our intellectual property portfolio, including litigation costs and liabilities;

•	The cost of additional general and administrative talent, including accounting and finance, legal and human resources, as a result of becoming a public company; and

•	Rockley’s additional investment requirement needed for Hengtong Rockley Technology Co., Ltd to be self-sufficient; and

•	Other risks discussed in the section entitled “Risk Factors.”

By fiscal year 2024, we anticipate that we will be able to generate sufficient revenue from the sale of our products and services to cover expansion plans, operating expenses, working capital, and capital expenditures. If adequate funds are not available, we will be required to explore various options to fund future cash needs through sale of additional equity, debt financing, and others. There can be no assurance that any such issuance of equity securities, debt financing or other means of financing will be available in the future, or the terms of any such financing will be acceptable to us. If we raise funds by issuing equity securities, there will be dilution to the existing shareholders. Any equity securities issued may also provide for rights, preferences, or privileges senior to those holders of ordinary shares. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to the holders of ordinary shares. The term of debt securities or borrowing could impose significant restriction on our operations. The credit market and financial service industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

If adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.

Historical Cash flows

The following table is a summary of our cash flow activities (in thousands):

	Years Ended December 31,
	2020	2019
Consolidated Statements of Cash Flow Data:
Net cash (used in) provided by:
Operating activities	$(48,354)	$(36,556)
Investing activities	(6,656)	(2,831)
Financing activities	53,334	48,933

Net (decrease) increase in cash and cash equivalents	$(1,676)	$9,546

Cash Flows from Operating Activities

During the year ended December 31, 2020, net cash used in operating activities was $48.4 million, primarily consisting of net losses of $80.3 million, adjusted by non-cash depreciation and amortization of $2.8 million, stock-based compensation of $8.0 million, equity-method investment loss of $1.3 million, increase in fair value of debt instruments of $20.2 million, and gain on disposal of assets of $0.1 million. Changes in assets and liabilities for the year ended December 31, 2020 included the following: decreases in accounts receivable, trade payables, prepaid expenses, other current assets, offset by increases in other receivables, and accrued expenses.

During the year ended December 31, 2019, net cash used in operating activities was $36.6 million, primarily consisting of net losses of $50.9 million, adjusted by non-cash depreciation and amortization of $1.9 million, stock-based compensation of $6.2 million, equity-method investment loss of $1.3 million, non-cash interest on convertible loan notes of $0.3 million, and change in fair value of debt instruments of $3.0 million. Changes in assets and liabilities for the year ended December 31, 2019 included the following: increases in accounts receivable, other receivables, prepaid expenses, other current assets, and trade payables offset by a decrease in long term debt, net of current portion.

Cash Flows from Investing Activities

Net cash used in investing activities was $6.7 million for the year ended December 31, 2020, primarily consisting of $1.4 million purchases of property and equipment to be used in the ordinary course of business, $0.3 million acquisition of TruTouch assets, and $5.0 million additional investments made in equity method investment. Net cash used in investing activities was $2.9 million for the year ended December 31, 2019, primarily consisting of purchases of property and equipment to be used in the ordinary course of business.

Cash Flows from Financing Activities

Net cash provided by financing activities was $53.3 million for the year ended December 31, 2020, primarily consisting of proceeds received for convertible loan notes and issuance of ordinary shares and warrants. Net cash provided by financing activities was $49.0 million for the year ended December 31, 2019, primarily consisting of proceeds received for convertible loan notes and issuance of ordinary shares and warrants.

Purchase obligations include commitments to third-party suppliers for various research and development activities. As of December 31, 2020, we had $3.0 million in contractual obligations for which we have not yet received services.

We are a party to operating leases, primarily for office space. These leases have remaining lease terms of 1 years to 4 years. Some leases include extension options for up to 5 years.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP as set forth in the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”), and we consider the various staff accounting bulletins and other applicable guidance issued by the SEC. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Our actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in Note 1 in our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

•	Revenue recognition;

•	Equity valuations;

•	Fair value of financial instruments and fair value measurements; and

•	Income taxes

Revenue Recognition

For the years ended December 31, 2020 and 2019, we generated revenue principally from development services, which entails developing customer-specific designs of photonics chipsets. Our contracts with customers include specific achievement milestones and a substantive acceptance criteria for each milestone. In the event a milestone is achieved and the customer provides acceptance, the Company allocates the contract consideration related to the performance obligations that are satisfied during the period and recognizes the revenue at that point in time.

Equity Valuations

As there is not a market for the Company’s equity, valuations of the Company’s equity instruments require the application of significant estimates, assumptions, and judgment. These valuations impact various amounts reported in the Company’s financial statements, inclusive of the recognition of equity-based compensation and fair value of convertible loan notes. The following discussion provides additional detail regarding the significant estimates, assumptions, and judgment that impact the determination of the fair values of equity-based compensation awards, warrants, and the ordinary shares that comprises the Company’s capital structure. The following discussion also explains why these estimates, assumptions, and judgments could be subject to uncertainties and future variability.

Equity-Based Compensation, Warrants

The Company estimates the grant date fair value of stock options, warrants, and restricted stock awards granted to employees, non-employees and directors and uses the estimated fair values to measure and recognize the costs for services received in exchange for the grants.

The Company uses the Black-Scholes option-pricing model in order to estimate the fair values of both time-based stock option awards and warrants. Estimating the fair value of stock options and warrants using the Black-Scholes option-pricing model requires the application of significant assumptions, such as the fair value of our underlying ordinary shares, the estimated term of the option, the risk-free interest rates, the expected volatility of the price of our ordinary shares and the expected dividend yield. Each of these assumptions is subjective, require significant judgment, and is based upon management’s best estimates. If any of these assumptions were to change significantly in the future, equity-based compensation for future awards may differ significantly, as compared with awards previously granted.

The assumptions and estimates applied by the Company to derive the inputs for inclusion in the Black-Scholes pricing model are as follows:

•	Fair value of ordinary shares—see “Ordinary shares Valuations” discussion below;

•

Expected Term—This is the period that the options or warrants that have been granted are expected to remain unexercised. The Company employs the average period the stock options and warrants are expected to remain outstanding;

•

Volatility—This is a measure of the amount by which a financial variable, such as a share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. As the Company does not yet have sufficient history of its own volatility, management has identified several guideline comparable companies and estimates volatility based on the volatility of those companies;

•	Risk-Free Interest Rate—This is the U.S. Treasury rate, having a term that most closely resembles the expected life of the stock option or warrant; and

•	Dividend Yield—The Company has not and does not expect to pay dividends on its ordinary shares in the foreseeable future.

Convertible Loan Notes

The Company estimates the fair value of convertible loan notes held by its investors at issuance of the note and also at each reporting period-end by using the estimated fair values of the ordinary shares and recognizing changes in the fair value of the note in the Company’s statement of operations. Rockley determines the conversion option component by using the binomial lattice approach which requires the application of significant assumptions, such as the fair value of our underlying ordinary shares, the risk-free interest rates, the expected volatility of the price of our ordinary shares and the implied discount yield. Each of these assumptions is subjective, require significant judgment, and is based upon management’s best estimates, and may impact the change in fair value of the convertible loan note that is recognized in the Company’s statement of operations.

Ordinary Shares Valuations

The Company uses valuations of its ordinary shares for various purposes, including, but not limited to, the determination of the exercise price of stock options and warrants and inclusion in the Black-Scholes option pricing model. The Company also uses valuations of its ordinary shares for determining the fair value of its convertible loan note. As a privately held company, the lack of an active public market for our ordinary shares requires our management and board of directors to exercise reasonable judgment and consider a number of factors in order to make the best estimate of fair value of our equity. We engaged the assistance of a third-party valuation specialist to determine the fair value of the ordinary shares by first estimating the fair value of our total enterprise value and total equity value using a combination of the income approach and guideline transaction method. Estimating our total enterprise value and total equity value requires the application of significant judgment and assumptions. Factors considered in connection with estimating these values:

•	Rockley’s historical financial results and future financial projections;

•	The lack of marketability of Rockley’s ordinary shares;

•	The likelihood of achieving a liquidity event, such as an initial public offering or business combination, given prevailing market conditions;

•	Industry outlook; and

•	General economic outlook, including economic growth, inflation and unemployment, interest rate environment and global economic trends.

The fair value ultimately assigned to our ordinary shares may take into account any number or combination of the various factors described above, based upon their applicability at the time of measurement. Determination of the fair value of our ordinary shares may also involve the application of multiple valuation methodologies and approaches, with varying weighting applied to each methodology as of the grant date. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows; discount rates; market multiples; the selection of comparable companies; and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our ordinary shares. During 2020, the estimated fair value of our ordinary shares fluctuated between $10.433 and $20.280 per share, the later fair value primarily reflecting our progress towards a business combination. The necessary steps undertaken to prepare for the Business Combination included meeting with SC Health and investment bankers, discussing timing expectations, and negotiating the preliminary Letter of Intent between SC Health and the Company. A Letter of Intent related to the Business Combination was signed by both parties in January 2021 reflecting an increased likelihood of a near-term exit transaction and/or liquidity event. The valuation of the Company’s equity as of December 31, 2020 took into consideration the indicated equity value implied in the signed Letter of Intent. While the December 31, 2020 valuation incorporated equity values based upon the traditional income approach consisting of the discounted cash flow method, the valuation also incorporated the equity value implied by the planned Business Combination transaction. Accordingly, the valuation applied the probability-weighted expected return method (PWERM) to weigh the indicated equity value determined under the traditional income approach and the equity value implied by our planned Business Combination. Based upon management’s determination that there was a high probability that the Business Combination would occur, a higher weighting was assigned to the implied value of the negotiated Business Combination transaction.

Equity-based grants and issuance of convertible loan notes occur throughout the year. However, the valuation of the ordinary shares is performed at specific points in the fiscal year such as the end of the fiscal quarter or fiscal year. Therefore, to determine the fair value of the ordinary shares at points in time in between valuation dates, management interpolated the change in the fair value of our ordinary shares to derive a fair value between valuation dates.

Upon consummation of the Business Combination, we will exchange approximately 0.407 of our ordinary shares for each SC Health common share equivalent, determined based upon the number shares of our ordinary shares that would be outstanding if each outstanding share of our warrants and all of our convertible loan notes were to convert to our ordinary shares immediately prior to the merger. Accordingly, the indicated fair value of our equity based upon the terms of the Business Combination is $1.2 billion. Following the Business Combination with SC Health, it will not be necessary for our management and its board of directors to estimate the fair value of our ordinary shares, as the ordinary shares of the combined company will be traded in the public market.

Fair Value of Financial Instruments and Fair Value Measurements

We determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. For debt instruments for which we have elected fair value accounting, fair value is based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Where available, fair value is based on or derived from observable market prices or other observable inputs. Where observable prices or inputs are not available, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. For debt instruments for which we have not elected fair value accounting, fair value is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and our creditworthiness. The carrying value of these debt instruments approximates fair value as the stated interest rate approximates market rates currently available to us.

Income Taxes

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of asset and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the realization of deferred tax assets on a jurisdictional basis. We recognize the income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The income tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Recent Accounting Pronouncements

Please refer to Note 1 in our consolidated financial statements included elsewhere in this prospectus/proxy statement for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2020, we had cash and cash equivalents of $19.2 million, consisting of interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents. We are also exposed to interest rate risk relating to our convertible debt instruments. We carry these instruments at face value in our consolidated balance sheets. Since these instruments bear interest at fixed rates, we have no financial statement risk associated with changes in interest rates. However, the fair value of these instruments fluctuates when interest rates change. For additional details related to our debt, see Note 7, Long Term Debt to the consolidated financial statements included in this report.

Foreign Currency Risk

The functional currency of our operations is the United States dollar. We conduct operations in the United Kingdom, as well as various parts of Europe, and as such we are exposed to foreign currency risk. Currently, we do not use foreign currency forward contracts to manage exchange rate risk, as the amount subject to foreign currency risk has no material impact to our overall operations and results.

[1]

Specifically, we believe our TAM for the wearables, mobile, and medical device markets will be approximately $48 billion by 2025, taking into account our anticipated timeline for commercial availability of our products and the market for the end products into which our products are designed to be incorporated. Our products are being designed for utilization in: (a) medical devices, including blood pressure, body temperature, blood glucose, and alcohol monitoring devices, pulse oximetry, and near infra-red (“NIR”) spectrometers, with an aggregate forecasted TAM of $15.1 billion by 2025, according to the Yole Report, and mobile cardiac telemetry/general patient monitoring patch devices, with an aggregate forecasted TAM of $2.7 billion by 2025, according to the IDtechEx Report; and (b) consumer wearables and mobile devices, including smartwatches, smart earbuds, fitness bands, and mobile phones, which, based on our internal estimates, are expected to have a TAM of $2.7 billion, $3.0 billion, $1.5 billion, and $23.5 billion, respectively, or an aggregate TAM of $30.7 billion, by 2025. We estimated our TAM in the consumer wearables and mobile device sectors by multiplying third-party forecasted total volumes in 2025 for the devices for which our products are being designed, by our currently anticipated and estimated average selling prices for these products. The volume estimate for smartwatches was based on the benchmarked figure forecasted by annual volume for smartwatches for 2022 according to the TrendForce Report. The volume estimate for smart earbuds was based a 20% volume CAGR between 2020-2025, with 2020 annual shipments estimated at 230 million units, according to the TrendForce Report. According to the Yole Report, fitness bands were forecasted to reach 89 million units by 2025. The volume estimates for smartphones were based on multiple third-party forecasted volumes for mobile phones, multiplied by the average selling price.

MANAGEMENT OF HOLDCO FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this prospectus/proxy statement, concerning the persons who are expected to serve as directors and executive officers of HoldCo following the closing of the Business Combination.

Name	Age	Position
Executive Officers
Andrew Rickman, OBE	61	Chairman and Chief Executive Officer
Mahesh Karanth	59	Chief Financial Officer
Amit Nagra, PhD	48	Chief Operating Officer

Non-Employee Director Nominees
William Huyett	65	Lead Independent Director
Brian Blaser	56	Director
Caroline Brown, PhD(1)	58	Director
Karim Karti	52	Director
Michele Klein	71	Director

(1)	Member of the audit committee, effective upon the closing of the Business Combination.
(2)	Member of the compensation committee, effective upon the closing of the Business Combination.
(3)	Member of the nominating and corporate governance committee, effective upon the closing of the Business Combination.

Executive Officers

Andrew Rickman, OBE. Upon the closing of the Business Combination, Dr. Andrew Rickman, OBE will serve as the chairman of the HoldCo board of directors and chief executive officer. Dr. Rickman founded Rockley in 2013 and currently serves as its chief executive officer. Dr. Rickman previously founded Bookham, Inc. (“Bookham”), now part of Lumentum (NASDAQ:LITE) (after its 2018 acquisition of Oclaro Inc. (NASDAQ:OCLR) which was formed in 2009 after Bookham’s merger with Avanex Inc.), one of the world’s largest photonics and fiber optics telecom component producers in 1998 and served as its chief executive officer and chairman until 2004. From 2007 to 2013, he was chairman of Kotura Inc., a leader in the field of silicon photonics for fiber optic communications, high performance computing, and sensing applications, through to its development and sale to Mellanox Technologies, Ltd (NASDAQ: MLNX) in 2013. In 2000, Dr. Rickman was named U.K.’s Technology and Communications Entrepreneur of the Year by Ernst and Young. In 2011, Dr. Rickman was awarded an Honorary Professorship at SIMIT, Chinese Academy of Sciences. From 2003 to 2013, he was a trustee of the Oxford Trust and from 2001 to 2004 was a council member of the U.K. Government’s Engineering and Physical Sciences Research Council. Dr. Rickman holds a mechanical engineering degree from Imperial College, London, a PhD in silicon photonics from Surrey University, an MBA from Cranfield University, and honorary doctorates from Surrey, Edinburgh Napier, and Kingston Universities. He is a chartered engineer and a Fellow of the Royal Academy of Engineering and the Institute of Physics. He was awarded an OBE in the Queen’s Millennium Honors list for services to the telecommunications industry and is a winner of the prestigious Royal Academy of Engineering Silver medal for his outstanding contribution to British Engineering. We believe Dr. Rickman’s extensive experience and his demonstrated leadership skills make him well-qualified to serve on the HoldCo board of directors.

Mahesh Karanth. Upon the closing of the Business Combination, Mahesh Karanth will serve as HoldCo’s chief financial officer. Since December 2017, Mr. Karanth has served as the chief financial officer of Rockley. From 2013 to 2017, Mr. Karanth worked as an interim consulting chief financial officer at the Brenner Group LLC, and Mr. Karanth was most recently the chief financial officer for Enlighted, Inc., an enterprise developing advanced lighting control systems. From 2007 to 2010, he was the chief financial officer for InvenSense, Inc., a pioneer in MEMS sensor technology, where he led the company’s expansion of finance, administration, and operations leading up to its initial public offering in 2010. Prior to InvenSense, Mr. Karanth was the chief financial officer for Telsima Inc., which was successfully sold to Harris Stratex Networks. From 1995 to 2002, Mr. Karanth held several senior roles at Compaq including M&A, treasury, and corporate development. After Compaq’s acquisition by Hewlett-Packard Company, he led corporate development for the customer services group and several major services acquisitions of publicly listed companies in India and the United Kingdom. Mr. Karanth holds a bachelor’s and master’s degree in commerce and finance from Bangalore University, certifications as a Chartered Accountant from The Institute of Chartered Accountants of India (ICAI), and Chartered Secretary from The Institute of Company Secretaries of India (ICSI), and is a Certified Public Accountant (inactive) in the State of Texas.

Amit Nagra, PhD. Upon the closing of the Business Combination, Amit Nagra will serve as HoldCo’s chief operating officer. Since 2015, Dr. Nagra has served as the chief operating officer of Rockley. Dr. Nagra has experience developing technology and processes in early-stage businesses and scaling up products and organizations to meet customer demand. From 2007 to 2017, Dr. Nagra served as an executive vice president of operations at Source Photonics Inc., where he was responsible for the global operations and internal manufacturing from wafers to final finished goods. From 2001 to 2005, Dr. Nagra was an early employee and key technical contributor at Phasebridge Inc., a start-up involved in high-speed optical communications that was acquired by Emcore Corporation (NASDAQ: EMKR), and was previously a member of technical staff at Vitesse Semiconductor Corporation, working on the design of 40Gbps circuits for optical communications. Dr. Nagra holds a PhD and MS in electrical engineering from the University of California at Santa Barbara and an MBA from the Anderson School of Business at University of California at Los Angeles.

Non-Employee Directors

Rockley and SC Health anticipate that upon the closing of the Business Combination, the initial size of the HoldCo’s board of directors will be seven directors.

William Huyett. Upon the closing of the Business Combination, William Huyett will serve as the lead independent director of the HoldCo board of directors. Mr. Huyett retired in December 2020 as the Chief Financial Officer of Cyclerion Therapeutics, a NASDAQ listed biopharmaceutical company in Cambridge, MA, which was spun out of Ironwood Pharmaceuticals in 2019, where he had been the Chief Operating Officer. Cyclerion is developing small-molecule therapies for CNS diseases. He remains an advisor to the company. Mr. Huyett is a senior partner emeritus at McKinsey and Company, Inc. (“McKinsey”). During his 30 year career at McKinsey, he was a leader in the firm’s pharmaceutical and medical products and its strategy and corporate finance practices, and served on McKinsey’s Shareholder’s Council (its board of directors) from 2005 to 2014, serving as chair of its Finance Committee from 2007 to 2010. Mr. Huyett was, until the company’s merger in August 2020, non-executive board chair of the London Stock Exchange listed, Tbilisi based Georgia Healthcare Group. He serves on the boards of the Rockefeller University, the Marine Biological Laboratory Woods Hole, the University of Virginia Engineering School Foundation, and the National Parks Conservation Association. Mr. Huyett earned his B.S. in electronics in engineering and his MBA from the University of Virginia, where he now serves as a lecturer on corporate finance, corporate strategy and governance. We believe Mr. Huyett’s top executive experience, and his strong governance background, make him well-qualified to serve on the HoldCo board of directors.

Brian Blaser. Upon the closing of the Business Combination, Brian Blaser will serve as a member of the HoldCo board of directors. Mr. Blaser joins the board of directors after a 15-year tenure at Abbott Laboratories (NYSE: ABT), a multinational medical devices and healthcare company. Since March 2021, Mr. Blaser has served as an Executive Advisor to Water Street Healthcare Partners, an investment and strategic advisory firm specializing in the healthcare sector. From 2012 to 2019 Mr. Blaser was executive vice president of the Diagnostics Products division at Abbott, and he served in several roles covering global and strategic operations. Prior to joining Abbott in 2004, Mr. Blaser held positions in operations, finance, and engineering at Johnson & Johnson, Eastman Kodak Company, and General Motors Company. Mr. Blaser holds a B.S. in mechanical engineering technology from the University of Dayton and an MBA from the Rochester Institute of Technology Saunders College of Business. We believe Mr. Blaser’s strategic and operational experience in the in-vitro diagnostics industry make him well-qualified to serve on the HoldCo board of directors.

Caroline Brown, PhD. Upon the closing of the Business Combination, Dr. Caroline Brown will serve as an independent member of the HoldCo board of directors and chair the Audit Committee of the HoldCo board of directors. Since 2019, Dr. Brown has served as a non-executive director for the IP Group plc (LON: IPO), an intellectual property commercialization company, and Rockley, where she currently chairs the audit committees for both companies. Dr. Brown is also a non-executive director of Georgia Capital plc (LON: CGEO) and Luceco plc (LON: LUCE). Dr. Brown has served on public company boards for 20 years and is experienced in managing early-stage companies and divisions of FTSE 100 groups in the energy and technology sectors. Dr. Brown spent her early career in corporate finance with Merrill Lynch (New York), UBS, and HSBC, advising global corporations and governments. Dr. Brown holds a first-class degree and PhD in Natural Sciences from the University of Cambridge, an MBA from the City Business School, University of London and is a Fellow of the Chartered Institute of Management Accountants. We believe Dr. Brown’s strong corporate governance experience and leadership on public company boards makes her well-qualified to serve on the HoldCo board of directors.

Karim Karti. Upon the closing of the Business Combination, Karim Karti will serve as a member of the HoldCo board of directors. Mr. Karti has served as a senior advisor to Rockley’s management team since February 2021. Since November 2020, Mr Karti has served as chairman of the Med Tech Acquisition Corporation board of directors (NASDAQ: MTAC). Prior to MTAC, Mr. Karti served as the chief operating officer of iRhythm Technologies, Inc. (NASDAQ: IRTC) from 2018 to 2020. Prior to iRhythm, Mr. Karti served as the president and chief executive officer of the Imaging division at GE Healthcare, the healthcare business unit of General Electric Company (NYSE: GE) (“GE”) from 2016 to 2018, and as the chief marketing officer for GE Healthcare from 2013 to 2015. In 2011, Mr. Karti was appointed as president and chief executive officer of GE Healthcare’s Eastern and Africa Growth Markets where he was responsible for regional operations in the Middle East, Africa, Turkey, Central Asia, and Russia and the Commonwealth of Independent States. Mr. Karti holds an engineering degree from Ecole Centrale de Lyon in France and graduated from the Entrepreneur program of the Business School of Lyon. We believe Mr. Karti’s strong knowledge of the healthcare industry and his prior leadership positions make him well-qualified to serve on the HoldCo board of directors.

Michele Klein. Upon the closing of the Business Combination, Michele Klein will serve as a member of the HoldCo board of directors. Since 2011, Ms. Klein has served as the chief executive officer and a director of Jasper Ridge Inc., a company which she co-founded to provide science-based tools to improve vision. Ms. Klein currently serves as a board member of Intevac (NASDAQ: IVAC), Photon Control (TSX: PHO), and Gridtential Energy Inc. From 2005 to 2010, she was a senior director of Applied Ventures, LLC, the venture capital arm of Applied Materials Inc. (NASDAQ: AMAT) (“Applied”), where she recommended and managed investments in energy storage and solar energy, representing Applied on the boards of seven technology companies. Earlier she founded and led two semiconductor equipment companies. Ms. Klein was chief executive of Boxer Cross Inc. from 1997 to 2003 when it was acquired by Applied, and ran the In-line Electrical Metrology team from 2003 to 2005. She led High Yield Technology from 1986 to 1996 when it was acquired by Pacific Scientific (NYSE: DHR). Ms. Klein previously held marketing management positions at Knoll International and Hewlett-Packard Company. Ms. Klein holds a B.S. from the University of Illinois and an MBA from the Stanford Graduate School of Business. We believe Ms. Klein’s founder and leadership experience in the semiconductor industry, coupled with her corporate governance background, makes her well-qualified to serve on the HoldCo board of directors.

Corporate Governance

Composition of the HoldCo Board of Directors

The business and affairs of HoldCo will be managed under the direction of its board of directors. Following the closing of the Business Combination, its board of directors will initially consist of seven directors, with

Dr. Rickman serving as chairman and William Huyett serving as the lead independent director. Subject to the terms of HoldCo’s Governing Documents the number of directors will be fixed by HoldCo’s board of directors.

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable HoldCo’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In accordance with the terms of the Proposed Organizational Documents, which will be effective upon the closing of the Business Combination, the HoldCo board of directors will be divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. The HoldCo board of directors will be divided into the following classes:

•	Class I, which is currently expected to consist of , and , whose terms will expire at HoldCo’s first annual meeting of shareholders to be held after the completion of the Business Combination;

•	Class II, which is currently expected to consist of , and , whose terms will expire at HoldCo’s second annual meeting of shareholders to be held after the completion of the Business Combination; and

•	Class III, which is currently expected to consist of , and , whose terms will expire at HoldCo’s third annual meeting of shareholders to be held after the completion of the Business Combination.

At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the HoldCo board of directors may have the effect of delaying or preventing changes in control or management of HoldCo. HoldCo’s directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of all HoldCo ordinary shares entitled to vote and who vote at a general meeting of HoldCo.

Director Independence

Upon the closing of the Business Combination, the HoldCo board of directors is expected to determine that each of the directors on the HoldCo board of directors other than Dr. Andrew Rickman, OBE, will qualify as independent directors, as defined under the rules of the NYSE Listed Company Manual (the “NYSE listing rules”), and the HoldCo board of directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements. In addition, HoldCo will be subject to the rules of the SEC and NYSE listing rules relating to the membership, qualifications, and operations of the audit committee, nominating and corporate governance committee, and compensation committee, as discussed below.

Committees of the Board of Directors

HoldCo’s board of directors will direct the management of its business and affairs, as provided by the laws of the Cayman Islands, and will conduct its business through meetings of the board of directors and standing committees. Effective upon the closing of the Business Combination, HoldCo’s board of directors will establish a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which will operate under a written charter adopted by HoldCo’s board of directors that will comply with the applicable requirements of current NYSE listing rules.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the closing of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of HoldCo’s website.

Audit Committee

HoldCo will establish an audit committee of the board of director to be in place prior to or upon the closing of the Business Combination. The audit committee will consist of Dr. Brown,      , and                 , with Dr. Brown serving as chair. The HoldCo board of directors will affirmatively determine that each director to be appointed to the audit committee will qualify as independent under NYSE listing rules applicable to board members generally and under the NYSE listing rules and Exchange Act Rule 10A-3 with respect to audit committee members. All members of HoldCo’s audit committee will meet the requirements for financial literacy under the applicable NYSE listing rules. In addition, the HoldCo board of directors has determined that Dr. Brown qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing HoldCo’s independent registered public accounting firm;

•	discussing with HoldCo’s independent registered public accounting firm their independence from management;

•	reviewing with HoldCo’s independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by HoldCo’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and HoldCo’s independent registered public accounting firm the interim and annual financial statements that HoldCo will file with the SEC;

•	reviewing and monitoring HoldCo’s accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters.

Nominating and Corporate Governance Committee Information

HoldCo will establish a nominating and corporate governance committee of the board of directors to be in place prior to or upon the closing of the Business Combination.                 will serve as chair of the nominating and corporate governance committee,                and                will serve as members of HoldCo’s nominating and corporate governance committee. In accordance with NYSE listing rules and SEC rules, HoldCo’s nominating and corporate governance committee will consist of all independent members. HoldCo will adopt a nominating and corporate governance committee charter, which will detail the principal functions of the compensation committee, including, without limitation:

•

Identifying, screening, and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•	Developing, recommending to the board of directors, and overseeing implementation of HoldCo’s corporate governance guidelines;

•	Coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors, and management in the governance of the company; and

•	Reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees

HoldCo’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the shareholders. In identifying and evaluating potential candidates, HoldCo’s nominating and corporate governance committee will consider several factors, including, without limitation, high personal and professional integrity, strong ethics and values, the ability to make mature business judgments, experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting, or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable, independence, and the ability to represent the best interests of HoldCo’s shareholders.

Compensation Committee

HoldCo will establish a compensation committee of the board of directors to be in place prior to or upon the closing of the Business Combination.                 will serve as chair of the compensation committee,                 and                 will serve as members of HoldCo’s compensation committee following the Business Combination. In accordance with NYSE listing rules and SEC rules, HoldCo’s compensation committee will consist of all independent members.

HoldCo will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including, without limitation:

•

Reviewing and approving on an annual basis the corporate goals and objectives relevant to HoldCo’s chief executive officer’s compensation, evaluating HoldCo’s chief executive officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of post-Business Combination company’s chief executive officer based on such evaluation;

•	Reviewing and approving on an annual basis the compensation of all of HoldCo’s other officers;

•	Reviewing on an annual basis HoldCo’s executive compensation policies and plans;

•	Implementing and administering HoldCo’s incentive compensation equity-based remuneration plans;

•	Assisting management in complying with HoldCo’s proxy statement and annual report disclosure requirements;

•	Approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for HoldCo’s officers and employees;

•	If required, producing a report on executive compensation to be included in HoldCo’s annual proxy statement; and

•	Reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation, and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

HoldCo will adopt a Code of Business Conduct and Ethics applicable to all of its employees, executive officers, and directors, as well as a Code of Ethics applicable to its senior financial officers (collectively, the “Codes of Conduct”) to be in place prior to or upon the closing of the Business Combination. The Codes of Conduct will be available on HoldCo’s website. Information contained on or accessible through HoldCo’s website is not a part of and is not incorporated by reference into this prospectus/proxy statement, and the inclusion of HoldCo’s website address in this prospectus/proxy statement is an inactive textual reference only. The nominating and corporate governance committee of HoldCo’s board of directors will be responsible for overseeing the Codes of Conduct and must approve any waivers of the Codes of Conduct for employees, executive officers, and directors. HoldCo expects that any amendments to the Codes of Conduct, or any waivers of its requirements, will be disclosed on HoldCo’s website.

Compensation Committee Interlocks and Insider Participation

None of HoldCo’s expected executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of HoldCo’s board of directors.

The Proposed Organizational Documents, which will be effective upon the closing of the Business Combination, limits HoldCo’s directors’ liability to the fullest extent permitted under the Cayman Island Companies Act. Cayman law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its shareholders.

The Cayman Islands Companies Act and the Proposed Organizational Documents provide that HoldCo will, in certain situations, indemnify HoldCo’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, HoldCo will enter into separate indemnification agreements with HoldCo’s directors and officers. These agreements, among other things, require HoldCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of HoldCo’s directors or officers or any other company or enterprise to which the person provides services at HoldCo’s request.

HoldCo plans to maintain a directors’ and officers’ insurance policy pursuant to which HoldCo’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Organizational Documents and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT OF SC HEALTH

SC Health’s current executive officers and directors are as follows:

Name	Age	Position
David Sin	42	Chairman
AJ Coloma	40	Chief Executive Officer and Director
Eric Teo	42	Chief Financial Officer
Lim Cheok Peng	74	Director
Frank Lavin	63	Director
Suresh Marimuthu	54	Director

David Sin, 42, has served as SC Health’s Chairman since inception. In December 2008, Mr. Sin founded the SINCap group of companies, a multi-asset investment group focused on real estate and private investments across Asia, and he has served as the Chief Executive Officer since inception. Mr. Sin is also the Co-Founder, Deputy Chairman and Group President of FHC, a leading integrated healthcare platform in the Asia Pacific region, where he has served as Deputy Chairman since September 2016 and Group President since March 2018. Mr. Sin previously served as Executive Chairman of FHC from 2013 to 2016. Mr. Sin has been instrumental in growing FHC from a Singapore-only business to a pan-regional platform across eight markets in the Asia Pacific region. Before that, he served as an Associate Director of American International Group, Inc. and a Financial Analyst at Goldman Sachs, where he gained experience in investment banking and special situations investing. Mr. Sin is a World Economic Forum Young Global Leader (2018) and a member of the Harvard Business School Global Leaders Circle. Mr. Sin holds a BA in Accounting in Finance from The University of Manchester and an MBA from the Harvard Business School. SC Health believes that Mr. Sin is well-qualified to serve as a member of SC Health’s board of directors due to his experience investing across Asia and his leadership in the healthcare industry.

AJ Coloma, 40, has served as SC Health’s Chief Executive Officer since inception and as a director since the initial public offering. Since January 2019, Mr. Coloma has served as Managing Director-Investments at SINCap, where he focuses on private equity investing in the Asia Pacific region. From May 2018 to July 2020, Mr. Coloma acted as Group Head of M&A at FHC, where he was responsible for leading group M&A activities in the healthcare space across the Asia Pacific region. Previously, from October 2016 to January 2019, Mr. Coloma served as Director-Investments at SINCap. Before SINCap, from January 2015 to October 2016, Mr. Coloma served as Director, Investment Banking at Credit Suisse, a multinational investment lender and financial services company. Mr. Coloma previously served as Vice President, Investment Banking at Credit Suisse from January 2012 to December 2014, and as Associate, Investment Banking from July 2008 to December 2011. In his over 10 years of experience in the Asia Pacific region, Mr. Coloma has executed over 50 transactions in excess of $25 billion in total value. Mr. Coloma holds a BS and an MBA from the New York University-Leonard N. Stern School of Business.

Eric Teo, 42, has served as SC Health’s Chief Financial Officer since February 2021. Mr. Teo is the Chief Operations Officer and Chief Financial Officer for SIN Capital Group Pte Ltd (“SIN Capital”). Prior to SIN Capital, he spent close to three years with Fullerton Healthcare Corporation and held various positions during that period. These include country Chief Financial Officer, Group Finance Director and the latest as Executive Vice President, Group Operations and Strategic Projects. Before Fullerton Healthcare, Mr. Teo was a financial controller with an investment management company, Arisaig Partners. Earlier in his career, Mr. Teo was a senior manager with Ernst & Young, Financial Services practice. Eric holds a Bachelor of Accountancy Degree from Nanyang Technological University and is a Chartered Accountant in Singapore.

Lim Cheok Peng, 74, has served as a director since the initial public offering. Dr. Lim possesses more than 40 years of experience in the healthcare sector, both as a medical practitioner and in managing hospital businesses. He has practiced internal medicine and cardiology at Mr. Elizabeth Hospital in Singapore since

January 1985 and has been a physician at Gleneagles Hospital and Parkway East Hospital since January 1985 and June 1985, respectively. Dr. Lim currently serves as Vice Chairman of Cotec Healthcare, a Vietnamese hospital developer and subsidiary of the Vietnamese real estate firm Cotec Group. From 2011 to 2013, Dr. Lim served as the Managing Director of IHH Healthcare Berhad, a Malaysian-Singaporean private healthcare group focused on upmarket health services, and Asia’s largest private healthcare group. From 2000 to 2010, he served as Managing Director and Chief Executive Officer of Parkway Holdings Limited. Previously, from 1990 to 2000, he served as Executive Director of Parkway Group Healthcare Pte. Ltd. Both Parkway entities are subsidiaries of IHH Healthcare Berhad. Dr. Lim was instrumental in Parkway’s and IHH Healthcare’s expansion of their healthcare businesses in the Asia Pacific region, as well as in the Middle East and Turkey. Dr. Lim has led a host of significant transactions, including the acquisition of Mount Elizabeth Hospital and East Shore Hospital (now Parkway East), as well as the Shenton Medical Group in Singapore in 1995, the acquisition of a control stake in Pantai Holdings Berhad in Malaysia in 2005, the acquisition of a control stake in The World Link Group in China in 2006 and the acquisition of a control stake in Acibadem Holdings in Turkey in 2011. He was also instrumental to several key projects during his tenure at Parkway / IHH, including the redevelopment of Gleneagles Hospital in Singapore from 1989 to 1994, the construction and commissioning of Gleneagles Kolkata in India in 2003 and the launch of Mount Elizabeth Novena in Singapore in 2009.

Dr. Lim was a Member of the Singapore Medical Council from 2006 to 2013 and was presented with the Singapore Medical Association Merit Award in 2013 for his significant contributions to the medical profession and his social service to the community in Singapore. He is now a member of the Singapore Medical Council’s Disciplinary Tribunal. He is a Member of the Royal College of Physicians of the United Kingdom. He has also received a Diploma of Fellowship from the Royal College of Physicians and Surgeons of Glasgow and the Royal College of Physicians and Surgeons of Edinburgh. Dr. Lim sits on the boards of over a dozen companies in Singapore, Malaysia, Hong Kong and Taiwan. He holds a Bachelor of Medicine and Surgery and a Master of Medicine in Internal Medicine from the University of Singapore. SC Health believes that Dr. Lim is well-qualified to serve as a member of SC Health’s board of directors due to his experience in building and operating hospitals and integrating businesses, as well as his deep industry knowledge across the healthcare spectrum.

Frank Lavin, 63, has served as a director since the initial public offering. In 2010, Mr. Lavin founded Export Now, a U.S. firm that operates e-commerce stores in China for international brands, where he serves as Chief Executive Officer. Mr. Lavin previously served as Under Secretary for International Trade at the U.S. Department of Commerce from 2005 to 2007. Before that, Mr. Lavin served as U.S. Ambassador to Singapore from 2001 to 2005. In addition to those roles in government, he served in senior finance and management positions in Hong Kong and Singapore with Edelman, Bank of America and Citibank. Previously, Mr. Lavin served in the George H.W. Bush and Reagan Administrations, working in the Department of Commerce, Department of State, National Security Council and the White House. He served as Director of the White House Office of Political Affairs from 1987 to 1989.

Mr. Lavin currently serves as Chairman of the International Council of the National University of Singapore School of Medicine and on the Board of Directors of Advanced MedTech Holdings, a medical technologies company. He is a Fellow of the Singapore Institute of Directors. Mr. Lavin holds a BS from the School of Foreign Service at Georgetown University, an MS in Chinese Language and History from Georgetown, an MA in International Economics from the School of Advanced International Studies at Johns Hopkins University and an MBA in Finance from the Wharton School of the University of Pennsylvania. SC Health believes that Mr. Lavin is well-qualified to serve as a member of SC Health’s board of directors due to his considerable experience in the public and private sector and his knowledge and experience relating to the Asia Pacific region.

Suresh Marimuthu, 54, has served as a director since the initial public offering. Since June 2016, Mr. Marimuthu has served as Chief Financial Officer and Adviser to the SJ Family office, which is involved in investment properties and technology business. Previously, from May 2008 to May 2016, Mr. Marimuthu served as M&A Transaction Services Partner for Singapore and Southeast Asia (SEA) at Deloitte & Touche, LLP, a professional services firm. Before Deloitte, he held various positions at PricewaterhouseCoopers (“PwC”) from

June 1990 to April 2008. Mr. Marimuthu holds a Bachelor of Commerce from Murdoch University Australia and holds a CPA-Certified Practicing Accountants Australia, a CA-Malaysian Institute of Chartered Accountants and a CA-Institute of Singapore Chartered Accountants. SC Health believes that Mr. Marimuthu is well-qualified to serve as a member of SC Health’s board of directors due to his extensive experience regarding corporate finance and accounting matters and his experience in leadership roles at Deloitte and PwC.

Director Independence

NYSE listing standards require that a majority of SC Health’s board of directors be independent. SC Health’s board of directors has determined that Dr. Lim Cheok Peng, Frank Lavin and Suresh Marimuthu are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. SC Health’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Audit Committee

Dr. Lim Cheok Peng, Frank Lavin and Suresh Marimuthu are members of SC Health’s audit committee, with Mr. Marimuthu serving as the chairman of the audit committee. Each member of the audit committee is financially literate and SC Health’s board of directors has determined that Suresh Marimuthu qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with SC Health’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of SC Health’s accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•

verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; inquiring and discussing with management SC Health’s compliance with applicable laws and regulations;

•

pre-approving all audit services and permitted non-audit services to be performed by SC Health’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding SC Health’s financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the Initial Public Offering and, if any non-compliance is identified, immediately taking all action necessary to rectify such non-compliance or otherwise causing compliance with the terms of the Initial Public Offering; and

•

reviewing and approving all payments made to SC Health’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of SC Health’s audit committee will be reviewed and approved by SC Health’s board of directors, with the interested director or directors abstaining from such review and approval.

The audit committee’s charter provides that the audit committee has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The written charter is available on SC Health’s website.

Compensation Committee

The members of SC Health’s compensation committee are Dr. Lim Cheok Peng, Frank Lavin and Suresh Marimuthu, with Dr. Lim serving as chairman of the compensation committee. SC Health has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to SC Health’s chief executive officer’s compensation, evaluating SC Health’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of SC Health’s chief executive officer based on such evaluation;

•	reviewing SC Health’s executive compensation policies and plans;

•	implementing and administering SC Health’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with SC Health’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for SC Health’s executive officers and employees;

•	producing a report on executive compensation to be included in SC Health’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC. The written charter is available on SC Health’s website.

Nominating and Corporate Governance Committee

The members of SC Health’s nominating and corporate governance committee are Dr. Lim Cheok Peng, Frank Lavin and Suresh Marimuthu, each of whom is an independent director under the NYSE’s listing standards. Mr. Lavin serves as chair of the nominating and corporate governance committee.

The primary purposes of SC Health’s nominating and corporate governance committee are to assist the board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•	developing, recommending to the board of directors and overseeing implementation of SC Health’s corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis SC Health’s overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE, which is available on SC Health’s website.

Director Nominations

SC Health’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the first annual meeting of the shareholders. Prior to SC Health’s initial business combination, the SC Health board of directors will also consider director candidates recommended for nomination by holders of the Founder Shares during such times as they are seeking proposed nominees to stand for election at an annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Prior to SC Health’s initial business combination, holders of SC Health’s public shares will not have the right to recommend director candidates for nomination to SC Health’s board.

SC Health has not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of SC Health’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of SC Health’s shareholders.

Compensation Committee Interlocks and Insider Participation

None of SC Health’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on SC Health’s board of directors.

Code of Business Conduct and Ethics

SC Health has adopted a Code of Business Conduct and Ethics that applies to all of SC Health’s employees, officers and directors, including those officers responsible for financial reporting. A copy of SC Health’s Code of Business Conduct and Ethics may be accessed free of charge by visiting SC Health’s website at www.schealthcorp.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. SC Health intends to disclose any amendments to or waivers of certain provisions of SC Health’s Code of Business Conduct and Ethics in a Current Report on Form 8-K.

Legal Proceedings

SC Health is not currently subject to any material legal proceedings, nor, to SC Health’s knowledge, is any material legal proceeding threatened against it or any of SC Health’s officers or directors in their capacity as such.

Periodic Reporting and Audited Financial Statements

SC Health has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, SC Health’s annual reports contain financial statements audited and reported on by SC Health’s independent registered public accounting firm. SC Health has filed with the SEC its Annual Report on Form 10-K covering the fiscal years ended December 31, 2019 and December 31, 2020.

Executive Compensation

None of SC Health’s executive officers or directors has received any cash compensation for services rendered to it. Commencing on the date that its securities were first listed on the NYSE through the earlier of consummation of its initial business combination, SC Health is paying an affiliate of its Sponsor $10,000 per month, or up to $180,000 in the aggregate, for office space, secretarial and administrative services provided to it. In addition, SC Health’s Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SC Health’s audit committee will review on a quarterly basis all payments that were made to its Sponsor, executive officers or directors, or its or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, SC Health does not expect to have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with SC Health’s activities on its behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by SC Health to its Sponsor, executive officers and directors, or any of their respective affiliates. After the completion of its initial business combination, directors or members of SC Health’s management team who remain with SC Health may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to SC Health shareholders in connection with a proposed business combination. SC Health has not established any limit on the amount of such fees that may be paid by the combined company to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to SC Health’s executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the SC Health board of directors.

SC Health does not intend to take any action to ensure that members of its management team maintain their positions with it after the consummation of its initial business combination, although it is possible that some or all of its executive officers and directors may negotiate employment or consulting arrangements to remain with SC Health after its initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with SC Health may influence its management’s motivation in identifying or selecting a target business but SC Health does not believe that the ability of its management to remain with it after the consummation of its initial business combination will be a determining factor in its decision to proceed with any potential business combination. SC Health is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table sets forth information regarding the beneficial ownership of SC Health ordinary shares as of March 30, 2021 held by:

•	each person known by it to be the beneficial owner of more than 5% of any class of its outstanding ordinary shares;

•	each of its executive officers and directors; and

•	all its executive officers and directors as a group.

•

The following table is based on 22,812,500 ordinary shares of outstanding at March 30, 2021, of which 17,250,000 were SC Health Class A ordinary shares and 5,562,500 were SC Health Class B ordinary shares. Unless otherwise indicated, it is believed that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

	Class A Ordinary Shares		Class B Ordinary Shares(2)
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Outstanding Ordinary Shares
SC Health Holdings Limited (SC Health’s Sponsor)(3)	—	—	5,487,500	98.7%	24.1%
David Sin(3)	—	—	5,487,500	98.7%	24.1%
AJ Coloma	—	—	—	—	—
Hwei Lynn Lau	—	—	—	—	—
Eric Teo	—	—	—	—	—
Lim Cheok Peng	—	—	25,000	*	*
Frank Lavin	—	—	25,000	*	*
Suresh Marimuthu	—	—	25,000	*	*
Glazer Capital, LLC(4)	2,200,048	12.8%	—	—	9.6%
Hudson Bay Capital Management LP(5)	1,283,210	7.4%	—	—	5.6%
Perceptive Advisors LLC(6)	1,000,000	5.8%	—	—	4.4%
Polar Asset Management Partners Inc.(7)	891,391	5.2%	—	—	3.9%
HGC Investment Management Inc.(8)	871,049	5.0%	—	—	3.8%
All executive officers and directors as a group (6 individuals)	—	—	5,562,500	100%	24.4%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of its shareholders is 108 Robinson Road #10-00, Singapore 068900.
(2)

Interests shown consist solely of Founder Shares, classified as SC Health Class B ordinary shares. Such shares will automatically convert into SC Health Class A ordinary shares at the time of the initial business combination.

(3)

SC Health Holdings Limited is wholly-owned by SC Health Group Limited. Each of SC Health Group Limited and David Sin may be deemed to beneficially own the shares held by SC Health’s Sponsor by virtue of their direct and indirect ownership, respectively, of the shares of SC Health Holdings Limited. Each of SC Health Group Limited and David Sin disclaims beneficial ownership over any securities owned by SC Health’s Sponsor other than to the extent of any of their respective pecuniary interest therein, directly or indirectly.

(4)

Based on a Schedule 13G/A filed with the SEC on February 16, 2021, by Glazer Capital, LLC and Paul J. Glazer. Glazer Capital, LLC and Paul J. Glazer exercise shared voting and dispositive power over 2,200,048 shares and their principal business address is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)

Based on a Schedule 13G filed with the SEC on February 10, 2021, by Hudson Bay Capital Management LP and Sander Gerber. Hudson Bay Capital Management LP and Sander Gerber exercise shared voting and dispositive power over 1,283,210 shares and their principal business address is 777 Third Avenue, 30th Floor, New York, NY 10017.

(6)

Based on a Schedule 13G filed with the SEC on February 16, 2021, by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. exercise shared voting and dispositive power over 1,000,000 shares and their principal business address is 51 Astor Place, 10th Floor, New York, NY 10003.

(7)

Based on a Schedule 13G/A, filed with the SEC on February 10, 2021, by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. exercises sole voting and dispositive power over 891,391 shares.

The principal business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
(8)

Based on a Schedule 13G, filed with the SEC on February 14, 2020, by HGC Investment Management Inc. HGC Investment Management Inc. exercises sole voting and dispositive power over 871,049 shares. The principal business office of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

EXECUTIVE COMPENSATION OF ROCKLEY

Throughout this section, unless otherwise noted, “we,” “us,” “our,” and similar terms refer to Rockley (which includes its subsidiaries) prior to the closing of the Business Combination, and to HoldCo (which includes its subsidiaries) after the closing of the Business Combination.

This section discusses the material components of the executive compensation program for Rockley’s executive officers who are named in the “2020 Summary Compensation Table” below. For 2020, the “named executive officers” and their positions with Rockley were as follows:

•	Andrew Rickman, OBE, Chief Executive Officer;

•	Mahesh Karanth, Chief Financial Officer; and

•	Amit Nagra, PhD, Chief Operating Officer.

Following the closing of the Business Combination, Dr. Rickman will serve as chief executive officer, Mr. Karanth will serve as chief financial officer, and Dr. Nagra will serve as chief operating officer, in each case, of HoldCo.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that HoldCo adopts following the closing of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers of Rockley for the year ended December 31, 2020.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(4)	Total ($)
Andrew Rickman, OBE	366,200	—	165,275		10,679	542,154
Chief Executive Officer
Mahesh Karanth	300,012	586,814	138,006		3,072	1,027,904
Chief Financial Officer
Amit Nagra, PhD	337,851	—	186,494	(3)	3,081	527,426
Chief Operating Officer

(1)

The amount in this column represents the aggregate grant date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 11 to Rockley’s audited consolidated financial statements included elsewhere in this prospectus/proxy statement for a discussion of the assumptions Rockley made in determining the grant date fair value of Rockley’s equity awards.

(2)

The amount in this column represents annual bonuses earned by each named executive officer in 2020 and to be paid in cash in 2021, based on the attainment of individual and company performance metrics as determined by the board of directors of Rockley in its discretion.

(3)	In addition to the annual target bonus, this number includes a one-time cash bonus payment of $125,000, paid pursuant to Dr. Nagra’s employment agreement amendment dated November 15, 2019.

(4)	Amounts in this column include the amounts set forth in the table below:

Named Executive Officer	Employer Retirement Contributions ($)	AD&D Premium ($)
Andrew Rickman, OBE	10,679	—
Mahesh Karanth	3,000	72
Amit Nagra, PhD	3,000	81

Narrative to the Summary Compensation Table

2020 Salaries

In 2020, each of the named executive officers of Rockley received an annual base salary to compensate them for services rendered to Rockley. The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting such executive’s skill set, experience, role, and responsibilities.

2020 Bonus

In 2020, Dr. Rickman, Mr. Karanth, and Dr. Nagra were eligible to earn annual cash bonuses targeted at 50%, 50%, and 60% of their respective base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of company and individual performance metrics, as determined by the board of directors of Rockley, in its discretion. The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the 2020 Summary Compensation Table in the column titled “Nonequity Incentive Plan Compensation.”

Equity Compensation

The 2013 Plan was adopted by Rockley’s board of directors, and approved by its shareholders, on November 12, 2013. The 2013 Plan has been amended since that date, with the most recent amendment adopted by Rockley’s board of directors on November 18, 2020 and approved by its shareholders on December 4, 2020. Rockley’s board of directors or the remuneration committee thereof administers the 2013 Plan and any awards granted thereunder.

Options granted pursuant to the 2013 Plan to eligible service providers, including executive officers, have an exercise price that Rockley’s board of directors determined is not less than the fair market value of the underlying stock on the date of grant. Options generally vest and become exercisable over a four-year period, often with a 25% cliff vest at the first anniversary of the vesting commencement date, subject to the option holder’s continued service with Rockley. Options generally expire ten years from the date of grant. The materials terms of the 2013 Plan are described in greater detail under “—Equity Benefit Plans.”

In addition, shareholders are being asked to approve the 2021 Plan in connection with the approval of the Business Combination. Upon the 2021 Plan becoming effective, no new awards will be granted under the 2013 Plan. The materials terms of the 2021 Plan are described in greater detail under “Incentive Plan Proposal.”

Other Elements of Compensation

Retirement Plans

In 2020, Dr. Rickman participated in the Rockley U.K. pension (“U.K. Pension”) and Mr. Karanth and Dr. Nagra participated in the ADP TotalSource Retirement Savings Plan, a multiple employer defined contribution plan in which Rockley participates (“401(k) Plan”). The U.K. Pension and the 401(k) Plan are

designed to take advantage of certain provisions of Her Majesty’s Revenue and Customs (“HRMC”) and the Internal Revenue Code, respectively, which allow eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis to the U.K. Pension or the 401(k) Plan, as applicable. In 2020, contributions made by participants in the U.K. Pension and the 401(k) Plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made. Rockley anticipates that, following the closing of the Business Combination, its named executive officers will continue to participate in these retirement plans on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health & Welfare Benefit Plans. In 2020, the named executive officers of Rockley participated in health and welfare plans maintained by Rockley, including:

•	medical, dental, and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	life insurance; and

•	paid time off and paid holidays.

No Tax Gross-Ups

In 2020, Rockley did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Rockley.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Options Exercise Price ($)	Options Expiration Date
Andrew Rickman, OBE	—	—	—	—	—
Mahesh Karanth	12/22/17(1)	303,750	101,250	5.363	12/21/27
	10/05/20(2)	4,218	97,032	7.722	06/28/30
Amit Nagra, PhD	05/20/15(3)	712,230	—	1.331	05/19/25

(1)

Option vests monthly over a 48-month period, with 25% vesting on December 20, 2018 and the remaining portion vesting in 36 equal monthly installments thereafter. All unvested options shall vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.

(2)	Option vests monthly over a 48-month period following the grant date. All unvested options shall vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.
(3)

Options vest monthly over a 48-month period, with 25% vesting on first anniversary of the grant date and the remaining portion vesting in 36 equal monthly installments thereafter. All unvested options shall vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.

Executive Compensation Arrangements—Existing

Andrew Rickman, OBE Employment Agreement

On September 9, 2013, Dr. Andrew Rickman, OBE entered into an employment agreement with Rockley to serve as its chief executive officer. That employment agreement was subsequently amended on April 1, 2020. On

August 1, 2020, Dr. Rickman entered into a consultancy agreement with Rockley Ventures Limited, an affiliate of Rockley and HoldCo. The consultancy agreement, together with Dr. Rickman’s employment agreement as amended on April 1, 2020 (collectively, the “CEO Agreements”), will continue until terminated in accordance with their terms.

Dr. Rickman is entitled to a base salary and consulting fee of $371,681. In addition, under the CEO Agreements, Dr. Rickman is eligible to receive an annual cash performance bonus of up to 50% of his base salary and consulting fee, to be paid based on the achievement of company and individual performance goals. The CEO Agreements also provide that Dr. Rickman may participate in any benefit programs maintained for the benefit of Rockley’s employees within the United Kingdom.

Under the CEO Agreements, Rockley must provide Dr. Rickman at least six months’ notice, or pay in lieu of notice, prior to any termination of his employment unless, in the reasonable view of Rockley, Dr. Rickman is guilty of serious misconduct, willful neglect of duty, dishonesty, gross incompetence, or gross negligence and is terminated on that basis. Dr. Rickman must provide Rockley with at least one month’s notice prior to his resignation. Except in the event of a summary dismissal in the circumstances described above, if Dr. Rickman’s employment is terminated by Rockley, then he will be eligible to receive (a) 50% of his annual target performance bonus payable in installments over six months and (b) continuation of all employee benefits, including any private medical coverage, insurance, and pension benefits, for a period of six months following termination. These severance benefits are in addition to any pay in lieu of notice.

Dr. Rickman’s employment agreement contains customary confidentiality/non-disclosure, non-solicitation, and intellectual property/invention assignment provisions which continue for a period of one month following Dr. Rickman’s termination for any reason.

Mahesh Karanth Employment Agreement

On December 20, 2017, Mr. Mahesh Karanth entered into an employment agreement with Rockley to serve as its chief financial officer. That employment agreement was subsequently amended with the latest amendment dated August 1, 2020. Mr. Karanth’s employment agreement, as amended, is “at-will” and is terminable by either party for any reason and with or without notice.

Mr. Karanth is entitled to a base salary of $300,012 per year. In addition, under his employment agreement, as amended, Mr. Karanth is eligible to earn an annual cash performance bonus of up to 50% of his base salary, to be paid based on the achievement of individual and company performance goals. The employment agreement also provides that Mr. Karanth may participate in the benefit programs maintained for the benefit of Rockley employees within the United States subject to applicable eligibility requirements.

If Mr. Karanth’s employment involuntarily terminates other than for cause or Mr. Karanth resigns for good reason (as each is defined in his employment agreement), he will be eligible to receive six months of base salary and 50% of his annual target bonus, paid in equal installments over six months, subject to his timely execution and non-revocation of a general release of claims.

In the event of a “Change in Control” or “Sale Event” as defined under the 2013 Plan, Mr. Karanth’s outstanding options under the 2013 Plan will vest in full.

In addition, pursuant to Mr. Karanth’s employment agreement from Rockley dated June 22, 2020, Mr. Karanth is entitled to a cash bonus in the event Rockley undergoes a listing or change in control, as each is defined in such letter. It is expected that the Business Combination will constitute a listing under the liquidity event letter and that Mr. Karanth will thereby receive a $775,000 cash bonus, to be paid contingent upon and shortly following the closing of the Business Combination.

In connection with entering into his employment agreement, Mr. Karanth also executed an invention, non-disclosure and non-solicitation agreement.

Amit Nagra, PhD Employment Agreement

On April 25, 2015, Dr. Amit Nagra entered into an employment agreement with Rockley to serve as its chief operating officer. That employment agreement was subsequently amended with the latest amendments dated November 15, 2019 and August 1, 2020. Dr. Nagra’s employment agreement, as amended, is “at-will” and is terminable by either party for any reason and with or without notice.

Dr. Nagra is entitled to receive a base salary of $337,851 per year. In addition, under his employment agreement as amended, Dr. Nagra is eligible to earn an annual cash performance bonus of up to 60% of his base salary, to be paid based on the achievement of individual and company performance goals. The employment agreement also provides that Dr. Nagra may participate in the benefit programs maintained for the benefit of Rockley employees within the United States, subject to applicable eligibility requirements.

If Dr. Nagra’s employment is terminated without cause (as defined in the employment agreement), he is entitled to receive, as severance, six months of base salary and 50% of his annual target bonus, payable in installments over six months, subject to his timely execution and non-revocation of a general release of claims. In addition, unless Dr. Nagra’s employment is terminated for cause (as defined in his employment agreement) or due to death or disability, Dr. Nagra’s equity award will remain exercisable through the original term of the option.

In connection with entering into his employment agreement, Dr. Nagra also executed an invention, non-disclosure and non-solicitation agreement.

HoldCo Executive Compensation

Following the closing of the Business Combination, HoldCo intends to develop an executive compensation program that aligns compensation with HoldCo’s business objectives and the creation of shareholder value, while enabling HoldCo to attract, retain, incentivize, and reward individuals who contribute to the long-term success of HoldCo. Decisions on the executive compensation program will be made by the Compensation Committee. On September 30, 2020, Rockley engaged a leading external compensation consulting firm to serve as the executive compensation consultant to the Company. This external consulting firm has provided competitive compensation analysis, including recommendations for the Company’s senior management and directors. All proposals were presentation and approved by the Rockley Compensation Committee.

HoldCo expects to enter into employment agreements with our named executive officers in connection with the closing of the Business Combination. These employment agreements will supersede and restate each named executive officer’s prior employment and compensation arrangements with the modifications described below. In addition, each named executive officer will be asked to waive any entitlement to accelerated vesting under the terms of their respective option award agreements with respect to the Business Combination. These terms, as described below, have not been finalized and remain subject to change.

Andrew Rickman, OBE

HoldCo expects to enter into an employment agreement with Dr. Rickman, pursuant to which Dr. Rickman will serve as the chief executive officer of HoldCo and will report directly to the board of directors of HoldCo. Dr. Rickman’s service pursuant to the employment agreement will continue until terminated in accordance with its terms.

Under the employment agreement, Dr. Rickman will receive an initial annual base salary of $500,000, which will be subject to increase at the discretion of the board of directors of HoldCo or the Compensation

Committee thereof and will be eligible to receive an annual performance bonus targeted at 100% of Dr. Rickman’s then current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable HoldCo and/or individual performance objectives, as determined by the board of directors of HoldCo or the Compensation Committee. Pursuant to the employment agreement, Dr. Rickman will also be eligible to participate in customary health, welfare, and fringe benefit plans provided by HoldCo to its employees.

In addition, subject to approval by the board of directors of HoldCo or the Compensation Committee thereof, Dr. Rickman will be eligible to receive equity awards with a fair value of $5 million, weighted equally between (i) stock options to purchase HoldCo ordinary shares at a price equal to such stock’s fair market value at grant and (ii) restricted stock units (“RSUs”). Both Dr. Rickman’s stock option and his RSUs would be subject to ratable monthly vesting over four (4) years beginning on the closing of the Business Combination.

In addition, Dr. Rickman’s severance terms under his existing employment agreement will continue except that: (i) Dr. Rickman’s pre-termination notice period will be extended to twelve (12) months and (ii) if Dr. Rickman’s employment is terminated by HoldCo without “cause,” or by Dr. Rickman for “good reason” (each, as defined in his employment agreement), in each case, on or within twelve (12) months following a change in control (as defined under the 2021 Plan), then, subject to his execution and non-revocation of a general release of claims in our favor and continued compliance with customary confidentiality and non-solicitation requirements, the vesting shall accelerate with respect to 100% the stock options and RSUs describe in the preceding paragraph.

The employment agreement will contain non-competition and non-solicitation and confidentiality provisions which, generally, restrict Dr. Rickman’s ability to (i) engage, become involved, or have business dealings with any of HoldCo’s or HoldCo’s affiliates customers or suppliers, or (ii) employ, engage or facilitate the employment of HoldCo or HoldCo’s affiliates key employees, for a period of twelve (12) months following his termination.

Mahesh Karanth

HoldCo expects to enter into an employment agreement with Mr. Karanth, pursuant to which Mr. Karanth will serve as the chief financial officer of HoldCo and will report directly to HoldCo’s chief executive officer. Mr. Karanth’s service pursuant to the employment agreement will continue until terminated in accordance with its terms. Under the employment agreement, Mr. Karanth will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the board of directors of HoldCo or the Compensation Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Mr. Karanth’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the board of directors of HoldCo or the Compensation Committee thereof.

Pursuant to the employment agreement, Mr. Karanth will also be eligible to participate in customary health, welfare, and fringe benefit plans, provided by HoldCo to its employees.

In addition, subject to approval by the board of directors of HoldCo or the Compensation Committee thereof, Mr. Karanth will be eligible to receive equity awards with a fair value of $2 million, weighted equally between (i) stock options to purchase HoldCo ordinary shares at a price equal to such stock’s fair market value at grant and (ii) RSUs. Both Mr. Karanth’s stock option and his RSUs would be subject to ratable monthly vesting over four (4) years beginning on the closing of the Business Combination.

If Mr. Karanth’s employment is terminated by HoldCo without “cause,” or by Mr. Karanth for “good reason” (each, as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in our favor and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Mr. Karanth will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) six (6) months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; (ii) continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to six (6) months after the termination date; and (iii) if such a termination occurs on or within twelve (12) months following a change in control (as defined under the 2021 Plan), 100% vesting acceleration of the stock options and RSUs describe in the preceding paragraph.

The employment agreement will contain customary confidentiality and non-solicitation provisions, and also will include a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Karanth will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Karanth.

Amit Nagra, PhD

HoldCo expects to enter into an employment agreement with Dr. Nagra, pursuant to which Dr. Nagra will serve as the chief operating officer of HoldCo and will report directly to HoldCo’s chief executive officer. Dr. Nagra’s service pursuant to the employment agreement will continue until terminated in accordance with its terms. Under the employment agreement, Dr. Nagra will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the board of directors or the Compensation Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Dr. Nagra then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the board of directors of HoldCo or the Compensation Committee thereof.

Pursuant to the employment agreement, Dr. Nagra will also be eligible to participate in customary health, welfare, and fringe benefit plans, provided by HoldCo to its employees.

In addition, subject to approval by the board of directors of HoldCo or the Compensation Committee thereof, Dr. Nagra will be eligible receive equity awards with a fair value of $1.5 million, weighted equally between (i) stock options to purchase HoldCo ordinary shares at a price equal to such stock’s fair market value at grant and (ii) RSUs. Both Dr. Nagra’s stock option and his RSUs would be subject to ratable monthly vesting over four (4) years beginning on the closing of the Business Combination.

If Dr. Nagra’s employment is terminated by HoldCo without “cause,” or by Dr. Nagra for “good reason” (each, as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in our favor, then, in addition to any accrued amounts, Dr. Nagra will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) six months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; (ii) payments of premiums for continued healthcare coverage under COBRA for up to six months after the termination date; and (iii) if such a termination occurs on or within twelve (12) months following a change in control (as defined under the 2021 Plan), 100% vesting acceleration of the stock options and RSUs describe in the preceding paragraph.

The employment agreement will contain customary confidentiality provisions, and also will include a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Dr. Nagra will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Dr. Nagra.

Equity Benefit Plans

2013 Equity Incentive Plan

The following is a description of the material terms of the 2013 Plan. This summary is qualified in its entirety by reference to the complete text of the 2013 Plan, a copy of which is included as an exhibit to this prospectus/proxy statement.

General. The 2013 Plan was adopted by Rockley’s board of directors, and approved by its shareholders, on November 12, 2013. The 2013 Plan has been amended since the date, with the most recent amendment adopted by Rockley’s board of directors on November 18, 2020 and approved by its shareholders on December 4, 2020. As of December 31, 2020, Rockley had reserved 11,458,989 ordinary shares for issuance under the 2013 Plan. In addition, as of December 31, 2020, there were 7,207,044 options outstanding under the 2013 Plan, 11,458,989 ordinary shares remained available for future issuance under the 2013 Plan (of which 2,746,089 shares were available for grant), and the weighted-average exercise price of the options outstanding under the 2013 Plan was $4.94 per share.

Following the closing of the Business Combination, and upon the effective date of the 2021 Plan, no additional awards and Rockley ordinary shares will remain available for future issuance under the 2013 Plan. However, the 2013 Plan, as assumed by HoldCo, will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Following the 2021 Plan’s effective date, shares originally reserved for issuance under the 2013 Plan will become available for issuance under the 2021 plan as described under “Proposal No. 3—Incentive Plan Proposal." In addition, as a result of and upon the closing of the Business Combination, equity award holders under the 2013 Plan will be treated as described under “Proposal No.1—BCA Proposal—Consideration—Treatment of the Company Options and Restricted Stock.”

Administration. The 2013 Plan is administered by Rockley’s board of directors or the Compensation Committee thereof. Following the closing of the Business Combination, the 2013 Plan will be administered by the board of directors of HoldCo, or the Compensation Committee thereof, with respect to outstanding awards. The term “Compensation Committee” will be used in this section to refer to the 2013 Plan administrator both before and after the Business Combination.

Stock Awards. The 2013 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), enterprise management incentive (“EMI”) options, restricted share awards, RSUs awards, stock appreciation rights, cash-based awards, and performance-based stock awards, (collectively, “stock awards”). ISOs may be granted only to Rockley’s employees, including officers, and the employees of Rockley’s affiliates. All other stock awards may be granted to Rockley’s employees, officers, Rockley’s non-employee directors, and consultants and the employees and consultants of Rockley’s parent, subsidiaries, and affiliates.

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2013 Plan, ISOs, EMIs, and NSOs are granted pursuant to stock option agreements adopted by the Compensation Committee. The Compensation Committee determines the vesting schedule and exercise price for each stock option, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than one hundred percent (100%) of the fair market value of Rockley ordinary shares on the date of grant. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than ten percent (10%) of Rockley’s total combined voting power or that of any of Rockley’s affiliates unless (1) the option exercise price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Stock options granted under the 2013 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement under the 2013 Plan sets forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Payment of the exercise price may be made in cash, check, or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to Rockley or Rockley’s affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to Rockley in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to Rockley in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.

Repricing; Cancellation and Re-Grant of Stock Awards. The Compensation Committee has the authority to modify outstanding awards under the 2013 Plan. Subject to the terms of the 2013 Plan, the Compensation Committee has the authority to cancel any outstanding stock award in exchange for new stock awards, cash, or other consideration, without shareholder approval but with the consent of any adversely affected participant.

Changes to Capital Structure. In the event of a recapitalization, stock split, or similar capital transaction, the Compensation Committee will make appropriate and equitable adjustments to the number of shares subject to outstanding awards and the exercise price under each outstanding option.

Change of Control. In the event of a change of control as defined in the 2013 Plan, the Compensation Committee may provide that (i) unexercised awards shall terminate in connection with the change of control, (ii) awards shall be assumed or substituted by the surviving corporation, (iii) vesting with respect to outstanding awards shall accelerate in whole or in part in connection with the change of control, (iv) award holders shall receive a share of the transaction consideration or liquidation proceeds (as applicable) in exchange for their awards or (v) any combination of the foregoing. In addition, the Compensation Committee may provide that certain awards will be subject to acceleration of vesting and exercisability in the event of a change of control.

Certain awards under the 2013 Plan are subject to vesting acceleration upon a change of control. While the proposed Business Combination may constitute a change of control under the 2013 Plan, all such award holders will be asked to waive any entitlement to accelerated vesting upon a change in control with respect to the Business Combination.

Transferability. Unless the Compensation Committee provides otherwise, no award granted under the 2013 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent, and distribution.

DIRECTOR COMPENSATION

2020 Director Compensation

The table below summarizes the compensation of each person serving as a non-employee director of Rockley in 2020.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Caroline Brown(2)	50,000		40,063			90,063
Markku Hirvonen(3)	47,500		40,063	103,509	(4)	191,072
Robert Rickman	40,000		40,063			80,063
Sunit Rikhi	40,000		40,063	20,247	(5)	100,310
John Burgess	12,500	(6)	—	33,764	(7)	12,500
Andy Parker	—		—			—
Jianqiang Ma	—		—			—

(1)

The amount in this column represents the aggregate grant date fair value of options granted to each of Rockley’s directors, computed in accordance with the FASB ASC Topic 718. See Note 11 to Rockley’s audited consolidated financial statements included elsewhere in this prospectus/proxy statement for a discussion of the assumptions Rockley made in determining the grant date fair value of Rockley’s equity awards.

(2)	Dr. Brown served as the Audit Committee Chair in 2020 and therefore received $10,000 in additional compensation.
(3)	Mr. Hirvonen served as the Compensation Committee Chair from April 1, 2020 through December 31, 2020 and therefor received $7,500 in additional compensation.
(4)	Paid in connection with Mr. Hirvonen’s consultancy services to Rockley.
(5)	Paid in connection with Mr. Rikhi’s consultancy services to Rockley.
(6)	Mr. Burgess resigned as a director and the Compensation Committee Chair on March 31, 2020 and therefore received only a prorated portion of any associated director fees.
(7)	Paid in connection with Mr. Burgess’ consultancy services to Rockley.

Non-Employee Director Compensation Policy

Rockley’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board of directors and committee meetings or performing other services in their capacities as directors.

It is expected that upon the closing of the Business Combination, HoldCo’s board of directors will approve the Director Compensation Program that is expected to consist of annual retainer fees and long-term equity awards for its non-employee directors.

Under the Director Compensation Program and in connection with the closing of the Business Combination, HoldCo expects to grant RSUs to each non-employee director (each an “Initial RSU Award”) under the 2021 Plan covering HoldCo ordinary shares with an aggregate grant date value of $220,000, to vest as to 1/3 of the total number of shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual meeting of HoldCo’s shareholders, and in each of the next two calendar years following the year of the initial vesting date, 1/3 of the total number of shares shall vest on the earlier of the one-year anniversary of the prior annual meeting of shareholders or the current year annual meeting of shareholders. Each Initial RSU Award shall become 100% vested if a change in control as defined in the 2021 Plan occurs during such director’s service.

In addition, under the Director Compensation Program, following the conclusion of each regular annual meeting of HoldCo’s shareholders, commencing with the 2022 annual meeting, each non-employee director who will continue serving as a member of HoldCo’s board of directors thereafter shall receive a grant of RSUs (each an “Annual RSU Award”) under the 2021 Plan covering HoldCo ordinary shares with an aggregate grant date target value of $162,000. In addition, if a non-employee director is elected to the HoldCo board of directors other than at an annual meeting of shareholders and after the effective date of the Director Compensation Program, the non-employee director shall receive an Annual RSU Award upon election to HoldCo’s board of directors that is prorated based upon the number of calendar days remaining before (1) the next annual meeting of shareholders, if scheduled, or (2) the date of the first anniversary of the last annual meeting of shareholders, if the next annual meeting is not yet scheduled.

Each Annual RSU Award shall become fully vested, subject to the applicable non-employee director’s continued service as a director, on the earliest of the one-year anniversary of the date of grant, the next annual meeting of shareholders following the date of grant or the consummation of a change in control as defined in the 2021 plan.

The Director Compensation Program also will consist of the following cash components:

•	Annual Retainer for all non-employee directors: $45,000

•	Lead Director Retainer: $23,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Nominating and Corporate Governance $10,000

•	Compensation: $15,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Nominating and Corporate Governance: $5,000

•	Compensation: $7,500

The annual cash retainer will be paid in quarterly installments in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.

Non-Employee Director Share Ownership Policy

In connection with the closing of the Business Combination, HoldCo is expected to adopt a share ownership policy (the “Share Ownership Policy”) for its non-employee directors to further align the personal interests of such directors with the interests of HoldCo.

Under the Share Ownership Policy, each non-employee director is expected to acquire, and continue to hold during the term or his or her service on HoldCo’s board of directors, ownership of HoldCo common shares having a value equal to four times the annual cash retainer paid by HoldCo to its non-employee directors. For this purpose, shares are considered owned by a non-employee director which are directly owned by such director or subject to vested RSUs. Non-employee directors are required to hold 100% of the shares acquired through any of HoldCo’s equity incentive plans (net of the number applied to pay applicable taxes) until the Share Ownership Policy is satisfied.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of SC Health ordinary shares as of March 30, 2021 and (ii) the expected beneficial ownership of HoldCo ordinary shares immediately following closing of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•

each person who is known to be the beneficial owner of more than 5% of SC Health ordinary shares and is expected to be the beneficial owner of more than 5% of shares of HoldCo’s ordinary shares (i.e. HoldCo shares) post-Business Combination;

•	each of SC Health’s current executive officers and directors;

•	each person who will become an executive officer or director of HoldCo post-Business Combination; and

•	all executive officers and directors of SC Health as a group pre-Business Combination, and all executive officers and directors of HoldCo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership of SC Health ordinary shares pre-Business Combination is based on 22,812,500 SC Health ordinary shares issued and outstanding as of March 30, 2021.

The expected beneficial ownership of HoldCo ordinary shares post-Business Combination assumes two scenarios:

•	a “no redemption” scenario where no SC Health Class A ordinary shares are redeemed in connection with the Business Combination; and

•	a “maximum redemption” scenario where 16,261, 464 SC Health Class A ordinary shares are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, and including the                  HoldCo ordinary shares to be issued in connection with the PIPE Financing, we estimate that there would be                  HoldCo ordinary shares issued and outstanding immediately following the closing of the Business Combination in the “no redemption” scenario, and                  HoldCo ordinary shares issued and outstanding immediately following the closing of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any HoldCo ordinary shares issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of March 30, 2021.

Unless otherwise indicated, SC Health believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Financing
					Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of SC Health Ordinary Shares(2)	% of SC Health Class A Ordinary Shares	% of SC Health Class B Ordinary Shares	% of SC Health Ordinary Shares	Number of Shares of HoldCo Common Stock	%	Number of Shares of HoldCo Common Stock	%
5% Holders
SC Health Holdings Limited (the Sponsor)(3)	5,487,500	—	98.7%	24.1%		%		%
David Sin(3)	5,487,500	—	98.7%	24.1%
Lim Cheok Peng	25,000		*	*
Frank Lavin	25,000	—	*	*		%		%
Suresh Marimuthu	25,000	—	*	*		%		%
Glazer Capital LLC(4)	2,200,048	12.8%	—	9.6%		%		%
Hudson Bay Capital(5) Management LP	1,283,210	7.4%	—	5.6%		%		%
Perceptive Advisors LLC(6)	891,391	5.2%	—	3.9%		%		%
Polar Asset Management Partners Inc.(7)	1,000,000	5.8%	—	4.4%		%		%
HGC Investment Management Inc.(8)	871,049	5.0%	—	3.8%

Directors and Executive Officers Pre-Business Combination:
David Sin(3)	5,487,500	—	98.7%	24.1%		*		*
AJ Coloma	—	—	—	—		*		*
Hwei Lynn Lau	—	—	—	—	—	—	—	—
Eric Teo	—	—	—	—	—	—	—	—
Lim Cheok Peng	25,000		*	*	—	—	—	—
Frank Lavin	25,000	—	*	*	—	—	—	—
Suresh Marimuthu	25,000	—	*	*	—	—	—	—

All SC Health directors and executive officers as a group (six individuals):	5,562,500	—	100%	24.4%		*		*
Directors and Executive Officers Post-Business Combination:
Andrew Rickman	—	—	—	—		*		*
Mahesh Karanth	—	—	—	—		*		*
Amit Nagra	—	—	—	—		*		*
William Huyettt	—	—	—	—		*		*
Brian Blaser	—	—	—	—		*		*
Caroline Brown	—	—	—	—		*		*
Karim Karti	—	—	—	—		*		*
Michele Klein	—	—	—	—		*		*
All HoldCo directors and executive officers as a group (eight individuals)	—	—	—	—		*		*

*	Less than one percent

(1)	Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.
(2)

Prior to the closing of the Business Combination, holders of record of SC Health Class A ordinary shares and SC Health Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by SC Health shareholders and vote together as a single class, except as required by law; provided, that holders of SC Health Class B ordinary shares have the right to elect all of SC Health’s directors prior to the closing of the Business Combination, and holders of SC Health’s Class A ordinary shares are not entitled to vote on the election of directors during such time.

(3)

SC Health Holdings Limited is wholly-owned by SC Health Group Limited. Each of SC Health Group Limited and David Sin may be deemed to beneficially own the shares held by the Sponsor by virtue of their direct and indirect ownership, respectively, of the shares of SC Health Holdings Limited. Each of SC Health Group Limited and David Sin disclaims beneficial ownership over any securities owned by the Sponsor other than to the extent of any of their respective pecuniary interest therein, directly or indirectly.

(4)

Based on a Schedule 13G/A filed with the SEC on February 16, 2021, by Glazer Capital, LLC and Paul J. Glazer. Glazer Capital, LLC and Paul J. Glazer exercise shared voting and dispositive power over 2,200,048 shares and their principal business address is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)

Based on a Schedule 13G with the SEC on February 10, 2021, by Hudson Bay Capital Management LP and Sander Gerber. Hudson Bay Capital Management LP and Sander Gerber exercise shared voting and dispositive power over 1,283,210 shares and their principal business address is 777 Third Avenue, 30th Floor, New York, NY 10017.

(6)

Based on a Schedule 13G with the SEC on February 16, 2021, by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. exercise shared voting and dispositive power over 1,000,000 shares and their principal business address is 51 Astor Place, 10th Floor, New York, NY 10003.

(7)

Based on a Schedule 13G/A, filed with the SEC on February 10, 2021, by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. exercises sole voting and dispositive power over 891,391 shares. The principal business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(8)

Based on a Schedule 13G, filed with the SEC on February 14, 2020, by HGC Investment Management Inc. HGC Investment Management Inc. exercises sole voting and dispositive power over 871,049 shares. The principal business office of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SC Health Corporation

Founder Shares

On December 28, 2018, the Sponsor paid $25,000, or approximately $0.006 per share, to cover certain of SC Health’s offering costs relating to the initial public offering in exchange for 3,450,000 Founder Shares. On February 8, 2019, SC Health effected a share capital sub-division (in respect of the founder shares) so that there were 4,312,500 Founder Shares outstanding. The Sponsor surrendered 562,500 Founder Shares to SC Health for no consideration in connection with the underwriters’ election to not exercise the overallotment option relating to the initial public offering at the end of the 45-day option period.

In connection with the Business Combination, each of the 5,562,500 Founder Shares will convert into one HoldCo ordinary share.

Private Placement Warrants

The Sponsor purchased an aggregate of 5,000,000 private placement warrants, each exercisable to purchase one SC Health Class A ordinary share at $11.50 per share, at a price of $1.00 per SC Health warrant, or $5,000,000 in the aggregate, in connection with the initial public offering. The private placement warrants are identical to the warrants sold in the initial public offering except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not be redeemable by SC Health, (ii) may not (including the SC Health Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of SC Health’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights. On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional SC Health units at the price of $10.00 per unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 SC Health private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.

In connection with the Business Combination, each of the 5,450,000 SC Health private placement warrants will convert automatically into one HoldCo warrant to purchase one HoldCo ordinary share pursuant to the Warrant Agreement.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into Investor Subscription Agreements with certain investors, including, among others, the Sponsor Related PIPE Investor. Pursuant to the Investor Subscription Agreements, each investor agreed to subscribe for and purchase, and HoldCo agreed to issue and sell an aggregate of 14,790,000 HoldCo ordinary shares, at $10.00 per share, for an aggregate commitment amount of $147,900,000, which will take effect immediately prior to the closing of the Business Combination.

Previously, SC Health had entered into a forward purchase agreement with the Sponsor Related PIPE Investor which provided for the purchase by the Sponsor Related PIPE Investor of an aggregate of 5,000,000 SC Health Class A ordinary shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one SC Health Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per SC Health Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of its initial business combination. As part of the Business Combination, SC Health agreed with the Sponsor Related PIPE Investor that the forward purchase agreement should be terminated and instead of purchasing $50,000,000 of SC Health Class A ordinary shares pursuant to the forward purchase agreement, the Sponsor Related PIPE Investor would instead enter into the Investor Subscription Agreement referenced above and, pursuant to that agreement, has agreed to purchase an aggregate of $50,000,000 shares in HoldCo.

Also concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into Individual Subscription Agreements with three individuals pursuant to which HoldCo agreed to issue and sell an aggregate of 210,000 HoldCo ordinary shares, at $10.00 per share, for an aggregate commitment amount of $2,100,000, which will take effect immediately prior to the closing of the Business Combination. These three individuals are existing shareholders of Rockley.

The issuance and sale of HoldCo ordinary shares pursuant to the Subscription Agreements will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “Proposal No. 1—BCA Proposal—Approval of the Business Combination—Related Agreements—Subscription Agreements.”

Related Party Note and Advances

SC Health’s officers and directors are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. SC Health’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, SC Health’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of SC Health’s officers and directors may, but are not obligated to, loan SC Health funds as may be required on a non-interest basis. If SC Health completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, SC Health may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from SC Health’s trust account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into private placement warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Registration Rights and Lock-Up Agreement

The Business Combination Agreement and Plan of Merger contemplates that, at the closing of the Business Combination, HoldCo, the Sponsor, and the PIPE Investors will enter into the Registration Rights and Lock-Up Agreement, pursuant to which HoldCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain HoldCo ordinary shares and other equity securities of HoldCo that are held by the parties thereto from time to time.

The Registration Rights and Lock-Up Agreement provides that, solely with respect to subscriptions by the shareholders and other equity holders, HoldCo is required to file with the SEC, within 30 days after the closing of the Business Combination (the “Filing Deadline”), a registration statement registering the resale of the HoldCo ordinary shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of: (i) the 90th calendar day (or 120th calendar day if the SEC notifies HoldCo that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline; and (ii) the 10th business day after the date HoldCo is notified (in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. However, HoldCo may delay such filing or effectiveness of such registration statement under certain circumstances, including if the Company were required to update the financial statements included in such registration statement in order to comply with Regulation S-X age of financial statement requirements.

Additionally, the Registration Rights and Lock-Up Agreement, generally provides for a 180-day Lock-Up Period for the Sponsor and other equity investors and their Permitted Transferees, subject to certain other terms and conditions depending on the price of the HoldCo ordinary shares.

For additional information, see “Proposal No. 1—BCA Proposal—Related Agreements—Registration Rights and Lock-Up Agreement.”

Company Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, SC Health, Rockley, HoldCo, Merger Sub and certain of the shareholders of Rockley entered into the Company Holders Support Agreement, pursuant to which certain shareholders who hold a material number of shares in Rockley have agreed to, among other things and subject to certain tax conditions being met: (i) vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at the court meeting and general meeting of Rockley shareholders contemplated in the Business Combination Agreement, and take all other necessary and desirable actions reasonably requested by Rockley in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement; (ii) vote against certain transactions involving Rockley that would reasonably be expected to, among other things, impede or nullify the transactions contemplated by the Business Combination Agreement, any ancillary agreements or Company Holders Support Agreement, result in a breach of any obligation or agreement of Rockley under the Business Combination Agreement or other related agreement, or result in any of the conditions to obligations of the Business Combination Agreement not being fulfilled; (iii) be bound by certain transfer restrictions with respect to the ordinary shares of Rockley held by the shareholder; and (iv) do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement and not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to those transactions.

Dr. Andrew Rickman, OBE (chairman and chief executive officer of Rockley and currently the sole shareholder of HoldCo), entered into the AR Support Agreement which is on the same terms as the Company Holders Support Agreement except that it also includes Dr. Rickman agreeing to vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at a general meeting (or by written consent) of the shareholders of HoldCo, and take all other necessary and desirable actions reasonably requested by HoldCo in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement.

For additional information, see “Proposal No. 1—BCA Proposal—Related Agreements—Company Holders Support Agreement.”

Rockley

Hengtong JV

In 2017, Rockley formed HRT, a joint venture with Hengtong Optic-Electric Co., Ltd. (“Hengtong”) pursuant to the Sino-Foreign Equity Joint Venture Contract (the “JV Agreement”). Under the JV Agreement, HRT must procure chipsets from Rockley for use in finished products and HRT owns the copyright in the final designs. HRT has a license to the underlying intellectual property in the reference designs, including a license to modify and improve. Rockley has certain non-compete obligations under the JV Agreement. During the years ended December 31, 2020 and 2019, Rockley made sales to HRT of $5.3 million and $6.7 million, respectively. As of December 31, 2020 and 2019, the balance owed by the joint venture amounted to $3.3 million and $2.9 million, respectively, and is included in accounts receivable in the accompanying balance sheets.

On March 15, 2019, Hengtong participated in Rockley’s Round E financing, and entered into a further Subscription Agreement whereby Hengtong agreed to purchase, and Rockley agreed to sell, 2,098,195 ordinary shares at a purchase price of $14.298, for an aggregate of $30,000,000.

Consultancy Agreements

Rockley engages two affiliate entities of Rockley’s directors for consulting and administrative services, Rockley Ventures Limited and Rockley Management (HK) Limited. For the years ended December 31, 2020 and 2019, Rockley incurred $0.8 million and $1.9 million in fees for these services, respectively. As of December 31, 2020 and 2019, the amounts included in accounts payable and accrued expenses in the accompanying balance sheets were not considered material.

Intra Group Loan

On February 24, 2021, Rockley entered into an Intra Group Loan Agreement with Rockley Photonics Oy as borrower, for an amount of €928,794 (the “Finland Loan”). The Finland Loan shall be drawn down in full on or before February 28, 2023 and be repayable immediately by the borrower to Rockley following the final claim submission to a grant funded project with Business Finland (the Finnish funding agency for innovation) scheduled for June 30, 2023.

Indemnification Agreements

HoldCo intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in HoldCo’s Governing Documents. These agreements, among other things, require HoldCo to indemnify HoldCo’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of HoldCo’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at HoldCo’s request. For more information regarding these indemnification arrangements, see “Management of Rockley Following the Business Combination—Limitation on Liability and Indemnification of Directors and Officers.” HoldCo believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in HoldCo’s Proposed Organizational Documents may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit HoldCo and its shareholders. A shareholder’s investment may decline in value to the extent HoldCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transactions Policy Following the Business Combination

Upon closing of the Business Combination, it is anticipated that HoldCo’s board of directors will adopt a written Related Person Transactions Policy that sets forth HoldCo’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of HoldCo’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which HoldCo or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to HoldCo as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of HoldCo’s voting securities (including HoldCo’s ordinary shares), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of HoldCo’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to HoldCo’s audit committee (or, where review by HoldCo’s audit committee would be inappropriate, to another independent body of HoldCo’s board of directors) for review. To identify related person transactions in advance, HoldCo will rely on information supplied by HoldCo’s executive officers, directors and certain significant shareholders. In considering related person transactions, HoldCo’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to HoldCo;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

HoldCo’s audit committee will approve only those transactions that it determines are fair to HoldCo’s shareholders and in HoldCo’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Certain Engagements in Connection with the Business Combination and Related Transactions

Cowen was engaged by Rockley to act as its exclusive financial advisor in connection with a business combination with a SPAC, and will receive compensation in connection therewith. SC Health also engaged Cowen to act as a co-placement agent on its $150 million PIPE. Cowen will receive fees and expense reimbursements in connection therewith. Cowen provided the SC Health board of directors with a description of Cowen’s relationship with Rockley.

In addition, Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Cowen and its affiliates, may provide investment banking and other commercial dealings to SC Health, Rockley and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Cowen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SC Health or Rockley, or their respective affiliates. Cowen and its affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

DESCRIPTION OF HOLDCO SECURITIES

The following summary of certain provisions of HoldCo securities does not purport to be complete and is subject to the Proposed Organizational Documents, the HoldCo Warrant Agreement and the provisions of applicable law. Copies of the Proposed Organizational Documents are attached to this prospectus/proxy statement as Annex K, and a copy of the HoldCo Warrant Agreement is attached as an exhibit to the registration statement of which this prospectus/proxy statement is a part.

Share Capital

Authorized Capitalization

General

The total amount of HoldCo’s authorized share capital consists of 5,000,000,000 HoldCo ordinary shares with a par value of $0.00001 per share. HoldCo expects to have                  HoldCo ordinary shares and warrants to purchase                 0 HoldCo ordinary shares outstanding immediately after the closing of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

Ordinary Shares

HoldCo ordinary shares are not entitled to preemptive or other similar subscription rights to purchase any of HoldCo’s securities. HoldCo ordinary shares are neither convertible nor redeemable. Unless HoldCo’s board of directors determines otherwise, HoldCo will issue all of HoldCo’s share capital in uncertificated form.

Voting Rights

Each holder of HoldCo ordinary shares is entitled to one vote per share on each matter submitted to a vote of shareholders, as provided by the Proposed Organizational Documents. The Proposed Organizational Documents provide that the holders of one-third of the share capital issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Organizational Documents. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of HoldCo’s share capital is entitled to the payment of dividends and other distributions as may be declared by the board of directors of HoldCo from time to time out of HoldCo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of HoldCo’s preferred shares, if any, and any contractual limitations on HoldCo’s ability to declare and pay dividends.

Other Rights

Each holder of HoldCo ordinary shares is subject to, and may be adversely affected by, the rights of the holders of any series of HoldCo preferred shares, if any, that HoldCo may designate and issue in the future.

Liquidation Rights

If HoldCo is involved in voluntary or involuntary liquidation, dissolution or winding up of HoldCo’s affairs, or a similar event, each holder of HoldCo ordinary shares will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of HoldCo preferred shares, if any, then outstanding.

Special Meetings of Shareholders

The Proposed Organizational Documents provide that a meeting of shareholders may be called by the board of directors of HoldCo. At least seven calendar days’ notice shall be given for any meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business.

Action by Written Consent

The Proposed Organizational Documents provide that any action required or permitted to be taken by the shareholders may be effected at an annual or extraordinary general meeting of the shareholders, or taken by unanimous written consent in lieu of a meeting.

Removal of Directors

The board of directors of HoldCo or any individual director may be removed from office at any time by the affirmative vote of the holders of at least a majority of the HoldCo ordinary shares entitled to vote and who vote at a general meeting.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Organizational Documents provide that HoldCo will indemnify HoldCo’s directors. In addition, HoldCo expects to enter into agreements to indemnify HoldCo’s directors, executive officers and other employees as determined by the Board.

Transfer Agent

The transfer agent for HoldCo ordinary shares will be                 .

Warrants

Public Warrants

Upon the closing of the Business Combination, each whole HoldCo warrant will entitle the registered holder to purchase one HoldCo ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Business Combination, provided that there is an effective registration statement under the Securities Act covering the HoldCo ordinary shares issuable upon exercise of the HoldCo warrants and a current prospectus relating to them available (or HoldCo permits holders to exercise their HoldCo warrants on a cashless basis under the circumstances specified in the HoldCo Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the HoldCo Warrant Agreement, a HoldCo warrant holder may exercise its HoldCo warrants only for a whole number of HoldCo ordinary shares. This means only a whole HoldCo warrant may be exercised at a given time by a HoldCo warrant holder. The HoldCo warrants will expire five years after the closing of the Business Combination, at 5:00 p.m. Eastern Time, or earlier upon redemption or liquidation.

HoldCo will not be obligated to deliver any HoldCo ordinary shares pursuant to the exercise of a HoldCo warrant and will have no obligation to settle such HoldCo warrant exercise unless a registration statement under the Securities Act with respect to the HoldCo ordinary shares underlying the HoldCo warrants is then effective and a prospectus relating thereto is current, subject to HoldCo satisfying its obligations described below with respect to registration. No HoldCo warrant will be exercisable and HoldCo will not be obligated to issue a HoldCo ordinary share upon exercise of a HoldCo warrant unless the HoldCo ordinary shares issuable upon such HoldCo warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the HoldCo warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a HoldCo warrant, the holder of such HoldCo warrant will not be entitled to exercise such HoldCo warrant and such HoldCo warrant may have no value and expire worthless. In no event will HoldCo be required to net cash settle any HoldCo warrant.

HoldCo will be obligated to use its best efforts to file as soon as practicable, but in no event later than 30 business days after the closing of the Business Combination, with the SEC a registration statement for the registration, under the Securities Act, of the HoldCo ordinary shares issuable upon exercise of the warrants. HoldCo will be obligated to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the HoldCo Warrant Agreement. If a registration statement covering the HoldCo ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when HoldCo will have failed to maintain an effective registration statement, exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the HoldCo ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, HoldCo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event HoldCo so elects, it will not be required to file or maintain in effect a registration statement, and in the event HoldCo does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the HoldCo warrants become exercisable, HoldCo may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per HoldCo warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported closing price of the HoldCo ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three business days before HoldCo sends the notice of redemption to the warrantholders.

If and when the HoldCo warrants become redeemable by HoldCo, HoldCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and HoldCo issues a notice of redemption of the warrants, each HoldCo warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of HoldCo ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If HoldCo calls the HoldCo warrants for redemption as described above, HoldCo’s board of directors will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” HoldCo’s management will consider, among other factors, HoldCo’s cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of HoldCo ordinary shares issuable upon the exercise of HoldCo’s warrants. If HoldCo’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of HoldCo ordinary shares equal to the quotient obtained by dividing (a) the product of the number of HoldCo ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the HoldCo ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If HoldCo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of HoldCo ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. HoldCo believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the closing of the Business Combination. If HoldCo calls its warrants for redemption and HoldCo’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. A holder of a warrant may notify HoldCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the HoldCo ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding HoldCo ordinary shares is increased by a stock dividend payable in HoldCo ordinary shares, or by a split-up or other similar event, then, on the effective date of stock dividend, split-up or similar event, the number of HoldCo ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding HoldCo ordinary shares. A rights offering to holders of HoldCo ordinary shares entitling holders to purchase HoldCo ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of HoldCo ordinary shares equal to the product of (a) the number of HoldCo ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for HoldCo ordinary shares) and (b) the quotient of (i) the price per HoldCo ordinary share paid in such rights offering and (ii) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for HoldCo ordinary shares, in determining the price payable for HoldCo ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of HoldCo ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the HoldCo ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if HoldCo, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of HoldCo ordinary shares on account of such HoldCo ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of HoldCo ordinary shares in connection with the closing of the Business Combination, or (d) to satisfy the redemption rights of the holders of HoldCo ordinary shares in connection with a shareholder vote to amend the Proposed Organizational Documents, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each HoldCo ordinary share in respect of such event.

If the number of outstanding HoldCo ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of HoldCo ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of HoldCo ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding HoldCo ordinary shares.

Whenever the number of HoldCo ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of HoldCo ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (b) the denominator of which will be the number of HoldCo ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding HoldCo ordinary shares (other than those described above or that solely affects the par value of such HoldCo ordinary shares), or in the case of any merger or consolidation of HoldCo with or into another corporation (other than a consolidation or merger in which HoldCo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding HoldCo ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of HoldCo as an entirety or substantially as an entirety in connection with which HoldCo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the HoldCo ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of HoldCo ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of HoldCo ordinary shares in such a transaction is payable in the form of HoldCo ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the HoldCo Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the HoldCo Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The HoldCo Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision, (b) adjusting the provisions relating to cash dividends on HoldCo ordinary shares as contemplated by and in accordance with the HoldCo Warrant Agreement or (c) adding or changing any other provisions with respect to matters or questions arising under the HoldCo Warrant Agreement as the parties to the HoldCo Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. All other modifications or amendments will require the approval by the holders of at least 50% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the HoldCo Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus/proxy statement is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to HoldCo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of HoldCo ordinary shares and any voting rights until they exercise their warrants and receive HoldCo ordinary shares. After the issuance of HoldCo ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, HoldCo will, upon exercise, round down to the nearest whole number of HoldCo ordinary shares to be issued to the warrantholder.

Private Placement Warrants

In connection with the initial public offering, the Sponsor purchased an aggregate of 5,000,000 SC Health private placement warrants, each exercisable to purchase one SC Health Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $5,000,000 in the aggregate. On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional units at the price of $10.00 per SC Health unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 SC Health private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.

The SC Health private placement warrants (including the HoldCo ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the closing of the Business Combination (except, among other limited exceptions to HoldCo’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by HoldCo so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by HoldCo and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of HoldCo ordinary shares equal to the quotient obtained by dividing (a) the product of the number of HoldCo ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the HoldCo ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

COMPARISON OF THE RIGHTS OF HOLDERS OF SC HEALTH CLASS A ORDINARY SHARES AND HOLDCO ORDINARY SHARES

The following is a summary comparison of the material differences between the rights of the SC Health shareholders, and the rights that former SC Health shareholders will have as shareholders of HoldCo under the BCA and the HoldCo Articles effective following the closing of the Business Combination. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to SC Health shares and HoldCo shares.

Both SC Health and HoldCo are companies incorporated under the laws of the Cayman Islands, and so both operate under and subject to the same statutory framework. More details about the rights of HoldCo shareholders can be found in the section titled “Description of HoldCo Securities”. This summary is not intended to be a complete discussion of the respective rights of SC Health shareholders and HoldCo shareholders and may not contain all of the information that is important to you, but is focused upon the differences that may be considered material to you. This summary is qualified in its entirety by reference to the Cayman Island Companies Act and the governing documents of SC Health and HoldCo, which we urge you to read carefully and in their entirety.

SC Health and HoldCo urge you to carefully read this entire prospectus/proxy statement, the relevant provisions of the Cayman Island Companies Act and the other documents to which we refer in this prospectus/proxy statement for a more complete understanding of the differences between the rights of a HoldCo shareholder and the rights of a SC Health shareholder.

SC Health has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “References to Additional Information”. The form of HoldCo Articles, which will be adopted at the Closing, is included as Annex J to this registration statement/prospectus.

	SC Health	HoldCo
Authorized and Outstanding Capital

The total authorized share capital of SC Health is US$20,100 divided into 180,000,000 Class A ordinary shares with a nominal or par value of US$0.0001, 25,000,000 Class B ordinary shares with a nominal or par value of US$0.00008, and 1,000,000 preference shares with a nominal or par value of US$0.0001.

As of March 30, 2021, there were 17,250,000 SC Health Class A ordinary shares outstanding, were 5,562,500 SC Health Class B ordinary shares outstanding and no SC Health preference shares outstanding.

Following the closing of the Business Combination, the total authorized share capital of HoldCo will be US$50,000 divided into 5,000,000,000 shares of a nominal or par value of US$0.00001 each.

Issue of shares

SC Health shares for the time being unissued shall be under the control of the directors who may:

(a) issue, allot and dispose of the same to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b) grant options with respect to such shares and issue warrants or similar instruments with

Subject to any direction that may be given by the HoldCo shareholders in a general meeting, the HoldCo directors may, in their absolute discretion and without approval of the existing shareholders, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation

	SC Health	HoldCo
	respect thereto; and, for such purposes, the directors may reserve an appropriate number of shares for the time being unissued; provided however that the directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of SC Health to convert the SC Health Class B ordinary shares or to apply their anti-dilution rights.	preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing shareholders, at such times and on such other terms as they think proper.

Redemption or repurchase	Shareholders who hold SC Health Class A ordinary shares issued as part of the units issued in the SC Health IPO (“Public Shares”) are entitled to request the redemption of such shares in the circumstances described below. Any shareholder holding Public Shares who is not a founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20% of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to SC Health in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to SC Health’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, SC Health shall pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination,	Subject to the provisions of the Cayman Islands Companies Act, HoldCo may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant shareholder.

	SC Health	HoldCo
a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the trust account established by SC Health upon the consummation of the SC Health IPO and into which a certain amount of the net proceeds of the SC Health IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the SC Health IPO, were deposited (the “Trust Fund”) calculated as of two business days prior to the consummation of a Business Combination, representing (x) the proceeds held in the Trust Fund from the SC Health IPO and the sale of the private placement warrants and (y) any interest income earned on the funds held in the Trust Fund (which interest shall be net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

Voting Rights	SC Health’s Governing Documents provide that the shareholders shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders are entitled to vote (except for the appointment of directors upon which only the SC Health Class B ordinary shares are entitled to vote).	The Proposed Organizational Documents provide that each HoldCo share shall entitle its holder to one vote at all meetings of the shareholders of HoldCo, except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of the Proposed Organizational Documents.

Requisition of Meetings

SC Health’s Governing Documents provide that general meetings of the shareholders may be convened on the requisition in writing of any shareholder(s) entitled to attend and vote at general meetings of the Company holding at least thirty percent of the paid up voting share capital of the Company deposited at the registered office of the company in the Cayman Islands specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists.

If the directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting.

A HoldCo shareholder requisition is a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the share capital of HoldCo as at that date carries the right of voting at general meetings of HoldCo. If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

Notice of Meetings	At least 5 days’ notice in writing counting from the date service is deemed to take place as provided in the SC Health Governing	At least 7 days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or

	SC Health	HoldCo
	Documents shall be given to such Persons as are entitled to receive such notices from the Company, but with the consent of all the shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those shareholders may think fit.	deemed to be given and of the day for which it is given, provided that a general meeting of HoldCo shall be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote; and (b) in the case of an extraordinary general meeting by a majority in number of the shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the shares giving that right.

Quorum at Shareholder Meetings	One or more shareholders holding at least a majority of the paid up voting share capital of SC Health present in person or by proxy and entitled to vote at that meeting shall form a quorum, except that, in the case of a separate meeting of a class of shares, a quorum shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued shares of the relevant class.	One or more shareholders holding not less than an aggregate of one-third of all voting share capital of HoldCo in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

SECURITIES ACT RESTRICTIONS ON RESALE OF HOLDCO SECURITIES

Upon completion of this offering, HoldCo will have 5,000,000,000 HoldCo ordinary shares authorized and, based on the assumptions set forth elsewhere in this prospectus/proxy statement, up to                HoldCo ordinary shares issued and outstanding, assuming no shares of SC Health ordinary shares are redeemed in connection with the Business Combination. All HoldCo ordinary shares issued in connection with the Business Combination will be freely transferable by persons other than by HoldCo’s ‘affiliates’ without restriction or further registration under the Securities Act. Sales of substantial amounts of the HoldCo ordinary shares in the public market could adversely affect prevailing market prices of the HoldCo ordinary shares.

Lock-up Agreements and Registration Rights

The Business Combination Agreement and Plan of Merger contemplates that, at the closing of the Business Combination, HoldCo, the Sponsor, and the PIPE Investors will enter into the Registration Rights and Lock-Up Agreement, pursuant to which HoldCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain HoldCo ordinary shares and other equity securities of HoldCo that are held by the parties thereto from time to time. The Registration Rights and Lock-Up Agreement provides that HoldCo will file with the SEC, within 30 days after the closing of the Business Combination, a registration statement registering the resale of the HoldCo ordinary shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, subject to the terms of the Registration Rights and Lock-Up Agreement. Additionally, the Registration Rights and Lock-Up Agreement, generally provides for a 180-day Lock-Up Period for the Sponsor and other equity investors and their Permitted Transferees, subject to certain other terms and conditions depending on the price of the HoldCo ordinary shares. For more information about the Registration Rights and Lock-Up Agreement, see “Proposal No. 1—BCA Proposal—Related Agreements—Registration Rights and Lock-Up Agreement.” and “Certain Relationships and Related party to the Business Combination Agreement Transactions—Registration Rights and Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted HoldCo ordinary shares or restricted HoldCo warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of HoldCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) HoldCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted HoldCo ordinary shares or restricted HoldCo warrants for at least six months but who are HoldCo affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal HoldCo ordinary shares and HoldCo warrants; or

•

the average weekly trading volume of HoldCo ordinary shares of the same class or HoldCo warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of HoldCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about HoldCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SC Health has completed SC Health’s initial business combination, subject to the applicable requirements of Rule 144.

HoldCo and SC Health anticipate that following the closing of the Business Combination, HoldCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

HoldCo’s Governing Documents do not establish a procedure for shareholders who wish to present a proposal before an annual meeting of shareholders. HoldCo’s Governing Documents provide that the only business that may be conducted at an annual meeting of shareholders is business that is properly brought before such meeting by or at the direction of HoldCo’s board of directors.

HoldCo’s Governing Documents do provide a means for shareholders holding at the date of deposit of the requisition not less than one-third of the share capital of HoldCo as at that date carries the right of voting at general meetings of HoldCo. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at HoldCo’s principal place of business (with a copy forwarded to the registered office), and may consist of several documents in like form each signed by one or more requisitionists. If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

Shareholder Director Nominees

HoldCo’s Governing Documents do not provide for shareholders to nominate directors for election at an annual meeting or at a special meeting.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with SC Health’s board of directors, any committee chair or the non-management directors as a group by writing to the board or committee chair in care of SC Health Corporation, c/o 108 Robinson Road #10-00, Singapore 068900. Following the business combination, such communications should be sent to HoldCo, 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chair or all non-management directors.

LEGAL MATTERS

Travers Thorp Alberga and Pillsbury Winthrop Shaw Pittman LLP have passed upon the validity of the securities of HoldCo offered by this prospectus/proxy statement and certain other legal matters related to this prospectus/proxy statement, and Ropes & Gray LLP as tax counsel to SC Health Corporation, has passed upon certain U.S. federal income tax consequences of the business combination. Walkers (Singapore) Limited Liability Partnership, as Cayman Islands counsel to SC Health, has passed upon matters of Cayman Islands law related to this prospectus/proxy statement

EXPERTS

The financial statements of SC Health Corporation as of December 31, 2020 and 2019 and for each of the years then ended included in this prospectus/proxy statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to SC Health Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this registration statement/prospectus/proxy statement, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rockley Photonics Limited at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the prospectus of Rockley Photonics Holdings Limited and the proxy statement of SC Health Corporation, which is referred to and made part of this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SC Health and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SC Health’s annual report to shareholders and SC Health’s proxy statement. Upon written or oral request, SC Health will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SC Health deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that SC Health deliver single copies of such documents in the future. Shareholders may notify SC Health of their requests by calling or writing SC Health at its principal executive offices at c/o 108 Robinson Road #10-00 Singapore 068900.

ENFORCEABILITY OF CIVIL LIABILITY

SC Health and HoldCo are incorporated under the laws of the Cayman Islands as exempted companies with limited liability. Both are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors.

Substantially all of HoldCo’s assets are currently located outside the United States. In addition, several of HoldCo’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of these indviduals’ assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon HoldCo or these persons, or to enforce judgments obtained in U.S. courts against HoldCo or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against HoldCo and its officers and directors.

HoldCo has appointed Andrew Rickman as its agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against HoldCo in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Travers Thorp Alberga, HoldCo’s counsel as to the laws of the Cayman Islands has advised it that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against HoldCo or its directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against HoldCo or its directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Travers Thorp Alberga has informed HoldCo that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a competent foreign court with jurisdiction to give the judgment, (ii) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (iii) is final and conclusive, (iv) is not in respect of taxes, a fine, or a penalty; (v) has not been obtained by fraud; and (vi) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

SC Health files reports, proxy statements and other information with the SEC as required by the Exchange Act. Upon the closing of the Business Combination, HoldCo will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SC Health, and will be able to access information about HoldCo following the closing of the Business Combination, at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this prospectus/proxy statement or any annex to this prospectus/proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this prospectus/proxy statement forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this prospectus/proxy statement relating to SC Health has been supplied by SC Health, and all information relating to Rockley has been provided by Rockley and all information relating to HoldCo and Merger Sub has been supplied by HoldCo, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this prospectus/proxy statement, or if you have questions about the business combination, you should contact via phone or in writing Morrow Sodali LLC, SC Health’s proxy solicitor, by calling (800) 662-5200 (toll-free in North America), or +1 (203) 658-9400 (outside of North America), or by email at SCPE.info@investor.morrowsodali.com.

If you are a shareholder of SC Health and would like to request documents, please do so by                , 2021 to receive them before the special meeting of shareholders. If you request any documents from SC Health, SC Health will mail them to you by first class mail, or another equally prompt means.

None of SC Health, Rockley or HoldCo has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this prospectus/proxy statement or in any of the materials that have been incorporated in this prospectus/proxy statement. Therefore, neither SC Health, Rockley nor HoldCo take any responsibility for any other information that others may provide you. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus/proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus/proxy statement does not extend to you. The information contained in this prospectus/proxy statement speaks only as of the date of this prospectus/proxy statement unless the information specifically indicates that another date applies.

ROCKLEY PHOTONICS LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Rockley Photonics Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rockley Photonics Limited (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations since inception and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

San Jose, California

April 2, 2021

ROCKLEY PHOTONICS LIMITED

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$19,228	$20,904
Accounts receivable	4,925	6,383
Other receivables	18,024	15,949
Prepaid expenses	1,605	1,763
Other current assets	609	1,757

Total current assets	44,391	46,756
Property, equipment, and finance lease right-of-use assets, net	6,182	7,280
Equity method investment	5,202	1,486
Intangible asset	3,048	—
Other non-current assets	1,607	2,212

Total assets	$60,430	$57,734

Liabilities and Stockholders’ equity
Current liabilities
Trade payables	$4,413	$7,373
Accrued expenses	10,395	6,852
Long term debt, current portion	—	1,952
Other current liabilities	998	3,569

Total current liabilities	15,806	19,746
Long-term debt	74,804	—
Other long-term liabilities	1,127	1,729

Total liabilities	91,737	21,475
Commitments and contingencies (Note 14)
Stockholders’ (deficit) equity
Ordinary shares, $0.00001 par value; 55,982,833 and 38,312,233 authorized as of December 31, 2020 and 2019, respectively; 33,637,762 and 33,337,115 issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in-capital	201,576	188,865
Accumulated deficit	(232,883)	(152,606)

Total stockholders’ equity (deficit)	(31,307)	36,259

Total liabilities and stockholders’ equity	$60,430	$57,734

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
Revenue	$22,343	$20,492
Cost of revenue	24,240	30,705

Gross profit	(1,897)	(10,213)

Operating expenses:
Selling, general and administrative expenses	20,260	13,306
Research and development expenses	35,900	22,303

Total operating expenses	56,160	35,609

Loss from operations	(58,057)	(45,822)
Other income (expense):
Interest expense, net	(189)	(747)
Equity method investment loss	(1,274)	(1,281)
Change in fair value of debt instruments	(20,163)	(2,969)
Gain (loss) on foreign currency	(25)	280

Total other expense	(21,651)	(4,717)

Loss before income taxes	(79,708)	(50,539)
Provision for income tax	569	311

Net loss and comprehensive loss	$(80,277)	$(50,850)

Net loss per share:
Basic and diluted	$(2.39)	$(1.62)

Weighted-average shares outstanding:
Basic and diluted	33,604,752	31,406,127

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Number of Ordinary Shares	Ordinary Shares	Additional paid-in capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance, December 31, 2018	29,215,692	$—	$125,662	$(101,756)	$23,906
Net loss	—	—	—	(50,850)	(50,850)
Exercise of stock options	24,750	—	33	—	33
Exercise of warrants	2,757	—	19	—	19
Issuance of warrants	—	—	2,878	—	2,878
Stock-based compensation	—	—	6,229	—	6,229
Non-cash warrants issued as dividends	—	—	(1,838)	—	(1,838)
Extinguishment of 2019 Convertible Loan Note	—	—	18,244	—	18,244
Ordinary share issuance, net of issuance costs	4,093,916	—	37,638	—	37,638

Balance, December 31, 2019	33,337,115	$—	$188,865	$(152,606)	$36,259
Net loss	—	—	—	(80,277)	(80,277)
Exercise of stock options	7,813	—	42	—	42
Exercise of warrants	5,523	—	7	—	7
Issuance of warrants	—	—	360	—	360
Stock-based compensation	—	—	8,043	—	8,043
Ordinary share issuance for acquisition of in-process research and development	139,879	—	2,298	—	2,298
Ordinary share issuance, net of issuance costs	147,432	—	1,961	—	1,961

Balance, December 31, 2020	33,637,762	$—	$201,576	$(232,883)	$(31,307)

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(80,277)	$(50,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and finance lease right-of-use assets	2,787	1,948
Gain on disposal of property and equipment	(107)	(24)
Amortization of debt discount and issuance costs	—	268
Stock-based compensation	8,043	6,229
Equity-method investment loss	1,274	1,281
Change in fair value of debt instrument	20,163	2,958
Non-cash interest on convertible loan notes	—	286
Changes in operating assets and liabilities:
Accounts receivable	1,458	(618)
Other receivables	(2,074)	(3,246)
Prepaid expenses and other current assets	1,307	(1,030)
Other non-current assets	604	(672)
Trade payables	(3,126)	2,464
Accrued expenses	3,537	2,214
Other current and long-term liabilities	(1,943)	2,236

Net cash used in operating activities	(48,354)	(36,556)
INVESTING ACTIVITIES
Purchase of property and equipment	(1,416)	(2,973)
Purchase of asset acquisition	(250)	—
Proceeds from disposal of property and equipment	—	142
Investment in equity method investee	(4,990)	—

Net cash used in investing activities	(6,656)	(2,831)
FINANCING ACTIVITIES
Proceeds from convertible loan notes	51,781	15,000
Principal payments on long-term debt	(1,952)	(3,534)
Proceeds from Paycheck Protection Program	2,860	—
Proceeds from issuance of ordinary shares, net of issuance costs	1,961	38,639
Proceeds from exercise of options	42	33
Proceeds from issuance of warrants	360	—
Proceeds from exercise of warrants	7	—
Debt issuance costs incurred	(494)	—
Principal payments on finance lease	(1,231)	(1,205)

Net cash provided by financing activities	53,334	48,933
Net (decrease) increase in cash and cash equivalents	(1,676)	9,546
Cash and cash equivalents beginning of year	20,904	11,358

Cash and cash equivalents at end of year	$19,228	$20,904

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

1.	Description of Business and Significant Accounting Policies

Description of Business

Rockley Photonics Limited and its subsidiaries (together, “we”, “us,” “our,” or, “the Company”) was founded in 2013 in the United Kingdom. We specialize in the research and development of integrated silicon photonics chipsets and have developed a versatile, application specific, third-generation silicon photonics platform specifically designed for the optical integration challenges facing numerous mega-trend markets. We have partnered with multiple tier-1 customers across the markets to deliver complex optical systems required for transformational sensor, communications, and medical product realization.

Going Concern

The Company has incurred net losses since inception, has an accumulated deficit of $232.9 million as of December 31, 2020 and negative cash flow from operations of $48.4 million for the year ended December 31, 2020 and expects to incur losses from operations for the foreseeable future. As of December 31, 2020, the Company had cash and cash equivalents of approximately $19.2 million. The Company’s ability to meet its obligations in the ordinary course of business is dependent on its ability to obtain additional financing. As a result, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Our future liquidity needs, and ability to address those needs, will largely be determined by its ability to obtain additional financing on terms acceptable to us. We will continue to seek additional capital through the sale of debt or equity, or other arrangements, however, there can be no assurance that we will be able to raise additional capital when needed or under acceptable terms, if at all. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to shareholders. If we are unable to obtain additional financing, operations may be scaled back or discontinued.

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, we have taken appropriately cautious steps to protect our workforce and support community efforts. As part of these efforts and in accordance with applicable government directives, we reduced on-site operations at our facilities. Certain key laboratory employees and facilities were designated as Essential Critical Infrastructure and we were able to continue internal testing and laboratory work to the extent necessary to service customer commitments. To facilitate on-site operations, revised operational and manufacturing plans were implemented that conform to COVID-19 precautionary health guidelines, including universal requirement of facial coverings, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, regular and

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

thorough disinfecting of surfaces and tools, and regular testing of its employees for COVID-19. The remaining non-essential workforce was required to perform their duties from home.

The COVID-19 pandemic and continuing precautionary measures taken have adversely impacted our operational efficiency and caused delays in operational activities. The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should we experience sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented.

Basis of Presentation

The consolidated financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include Rockley Photonics Limited and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, we evaluate our estimates and assumptions, including those related to (i) revenue recognition including variable consideration, (ii) useful lives and recoverability of property and equipment and long-lived assets, (iii) incremental borrowing rates on the Company’s finance and operating leases, (iv) valuation of our convertible loan notes, (v) valuation allowances for income taxes, (vi) stock-based compensation including the valuation of ordinary shares, (vii) valuation of warrants and (viii) contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from these estimates, including impacts from the COVID-19 pandemic, the anticipated effects of which have been incorporated, as applicable, into management’s estimates as of and for the year ended December 31, 2020.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with an original maturity of three months or less.

Property and Equipment, Net

Property and equipment are recorded at cost and presented net of accumulated depreciation and amortization. Significant additions or improvements extending the useful life of an asset are capitalized, while repairs and maintenance costs are expensed as incurred. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the useful life of the assets. Depreciation and

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

amortization are computed using the straight-line method over the estimated useful lives of the related assets.

Computer equipment	3 years
Lab equipment	3 years
Furnitures and fixtures	4 years
Leasehold improvements	Shorter of the lease term and the useful life

Impairment of Long-Lived Assets

We evaluate our long-lived assets, such as property and equipment, and right-of-use assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets or asset group may not be recoverable. Recoverability of these assets or asset groups is measured by comparing their carrying value to the future net undiscounted cash flows the assets are expected to generate over their remaining economic life. If such assets or asset groups are considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds their fair value.

The Company tests other intangible assets not subject to amortization for impairment annually and more frequently if events or changes in circumstances between annual tests indicate that it is more likely than not that the asset is impaired.

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets. To date, no such impairment losses have been recorded.

Revenue Recognition

We generate our revenue principally from development services, which entails developing the customer-specific designs of photonics chips. Revenue is recognized when control of promised goods and services are transferred to customers in an amount that reflects the expected consideration in exchange for those products and services. This principle is achieved by applying the following five-step approach:

•

Identification of the contract with a customer—A contract with a customer exists when we enter into an enforceable contract with a customer that defines each party’s rights and obligations regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, the contract has commercial substance, and we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We consider the terms and conditions of the contracts and customary business practices in identifying contracts under Topic 606 Revenue from Contracts with Customers. Our contracts with a customer generally consist of a development services contract against which statements of work (“SOW”) are issued. Each SOW contains one or more agreed-upon projects. We consider the arrangement to be the development services contract combined with the SOW. While the typical duration of a development services contract is multiple years, we generally expect the duration of agreed-upon projects to be six months or less. Generally, our customers have the right to cancel their contracts at any time.

•

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

criteria are not met, the promised goods or services are accounted for as a combined performance obligation. The individual components of the development services are generally capable of being distinct but not distinct in the context of the contract unless all the goods and services within a certain agreed-upon project of the contract are completed. Generally, the deliverables associated with each agreed-upon project, when combined, are considered a distinct performance obligation.

•

Determination of the transaction price—The transaction price is determined based on the consideration to which we are entitled in exchange for transferring goods or services to the customer. Our contracts generally do not contain a significant amount of variable consideration as the price of our services are generally fixed at the inception of the agreed-upon project. The Company excludes sales taxes and other taxes from the measurement of transaction price. None of the contracts contain a significant financing component.

•

Allocation of the transaction price to the performance obligations in the contract—Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). The Company prices each agreed-upon project with an SOW at SSP based on the expected cost plus a margin approach.

•

Recognition of revenue when or as performance obligations are satisfied—We satisfy performance obligations at a point in time for the development services since the customers do not simultaneously receive and consume the benefits, we do not create or enhance an asset that the customer controls, and we do not have an enforceable right to payment for the performance completed to date. The contracts also contain substantive acceptance terms for each agreed-upon project. Revenue is recognized at the time the related performance obligation is satisfied through the transfer of control of a promised good or service to a customer, which is upon achievement of the agreed-upon project and acceptance by the customer.

Contract balances—The timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable is recorded when the right to consideration is unconditional. We generally have the right to invoice the customer upon acceptance of the agreed-upon project. The payment terms on invoiced amounts are typically 30-45 days, and such amounts are nonrefundable. In situations where revenue recognition occurs before invoicing, an unbilled receivable is recorded, which represents a contract asset. Deferred revenue is recognized if we have an unconditional right to bill or have collected consideration in advance of the right to recognize revenue. There have been no contract balances recorded to date.

Costs to obtain and fulfill a contract—Incremental costs incurred to obtain a contract with a customer are required to be capitalized and amortized over the period in which the goods and services to which the asset relates are transferred to the customer. We have not incurred any incremental costs in connection with obtaining the revenue contracts. We recognize an asset from the costs to fulfill a contract only if, the costs relate directly to a contract or an anticipated contract, the costs generate or enhance resources of the Company that will be used in satisfying a performance obligation in the future, and the costs are expected to be recovered. These costs have been insignificant to date.

Foreign Currency Transactions

The Company’s reporting currency is the U.S. dollar and the functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Assets and liabilities that are not denominated in the functional currency are remeasured into the functional currency with any related gain or loss recorded in earnings.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in realized and unrealized losses/(gains) on foreign currency in the accompanying consolidated statements of operations and comprehensive loss.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company determined that it has one operating and reportable segment.

Net Loss Per Share

Basic earnings per share is calculated using our weighted-average outstanding ordinary shares. Diluted earnings per share is calculated using our weighted-average outstanding ordinary shares including the dilutive effect of outstanding equity instruments as determined under the treasury stock method. For periods in which we report net losses, diluted net loss per ordinary share attributable to ordinary stockholders is the same as basic net loss per ordinary share attributable to ordinary stockholders, because all potentially dilutive ordinary shares are anti-dilutive.

Concentration of Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain cash balances at financial institutions that management believes are high-credit, quality financial institutions, where deposits, at times, exceed the Federal Deposit Insurance Corporation limits.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and do not bear interest. We assess the need for an allowance for doubtful accounts based upon an analysis of past credit history and the current financial condition of its customers, as well as the consideration of expected trends based upon characteristics of the accounts and general economic conditions. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts is insignificant as of December 31, 2020 and 2019.

Equity Method Investments

Equity method investments are all entities over which we have significant influence but not control or joint control. Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the post-acquisition profits or losses of the investee in the consolidated statement of operations and comprehensive loss. Earnings and losses of equity method investments are based on the most recently available financial statements of the investee. Basis differences between the cost of an equity method investment and the underlying equity in the long-lived assets are amortized over the estimated economic useful life of the underlying long-lived asset. We periodically review our equity method investments for impairment and record a reduction in the carrying value, if and when necessary. To date, no such impairment losses have been recorded.

Stock-Based Compensation

We measure compensation expense for all stock-based awards based on the estimated fair value of the awards on the date of grant. Compensation expense is generally recognized as expense on a straight-line

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

basis over the service period based on the vesting requirements. We recognize forfeitures as they occur. We estimate the fair value of stock options granted to employees using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (i) the fair value of ordinary shares, (ii) the expected stock price volatility, (iii) the expected term of the award, (iv) the risk-free interest rate and (v) expected dividends.

We measure nonemployee awards at their fair value on the adoption date of ASU No. 2018-07. Following the adoption of ASU No. 2018-07 on January 1, 2018, the accounting for nonemployee awards is consistent with the accounting for employee stock-based compensation as described above.

We granted options and restricted stock units which vest on the satisfaction of both a specific performance condition and a service-based condition.

Warrants

We determine the accounting classification of warrants, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, and warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet the liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, in order to conclude equity classification, the company also assesses whether the warrants are indexed to the Company’s ordinary share and whether the warrants are classified as equity under ASC 815-40 or other U.S. GAAP. After all such assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations and comprehensive loss. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

We issue warrants to purchase ordinary shares for goods and services received and these warrants are measured at their fair values upon issuance. Where vendors are issued warrants, the fair value of the services are determined by the fair value of the warrants issued. This fair value is measured at the grant date and excludes the impact of non-market vesting conditions (for example profitability and sales growth targets and performance conditions). Warrants issued for goods and services are ultimately recognized as an expense in selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss with a corresponding credit in additional paid-in capital.

We may also issue warrants to purchase ordinary shares in conjunction with equity financing rounds. Such warrant issuances are recognized as equity issuance costs, with a corresponding credit in additional paid-in capital, resulting in a net zero change in additional paid-in capital.

We issued the liability classified warrants during the year ended December 31, 2020 that are embedded with the 8.0% Convertible Notes. Refer to Note 7, Long Term Debt for details.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Leases

Our lease portfolio is comprised of two major classes: real estate leases, which are the majority of our leased assets, are accounted for as operating leases and a manufacturing equipment lease accounted for as a finance lease on the consolidated balance sheet.

We classify leases as either operating or financing. We determine if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether we obtain substantially all the economic benefits from and have the ability to direct the use of the asset. Operating lease assets are included under other non-current assets and operating lease liabilities under other current and long-term liabilities, respectively in the consolidated balance sheets. We recognize lease expense for operating leases on a straight-line basis over the term of the lease. Finance lease asset is included under property, equipment, and finance lease right-of-use assets, net and finance lease liabilities, current portion under other current liabilities in the consolidated balance sheets. Finance ROU assets are amortized on a straight-line basis over their estimated useful lives.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments is used. The operating lease ROU asset includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally combined.

We elected, as an accounting policy for leases of real estate, to account for lease and non-lease components in a contract as a single lease component. In addition, the recognition requirements are not applied to leases with a term of twelve months or less. Rather, the lease payments for short-term leases are recognized on the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.

Variable payments, such as common area charges, maintenance, insurance and taxes, are primarily based on the amount of space occupied. These payments in the Company’s leases are not dependent on an index or a rate and are excluded from the measurement of the lease liabilities and recognized in the consolidated statements of operations and comprehensive loss in the period in which the obligation for those payments is incurred. The Company remeasures lease payments when the contingency underlying such variable payments is resolved such that some or all of the remaining payments become fixed.

Cost of Revenue

Our cost of revenue consists of costs related to the Company’s development services which includes cost of materials, cost associated with packaging and assembly, testing and shipping, cost of personnel, including stock-based compensation, and equipment associated with manufacturing support, logistics and quality assurance, overhead and occupancy costs.

Research and Development Expenses

Research and development expense consists primarily of personnel costs for engineers and third parties engaged in the design and development of products, software and technologies, including salary, bonus and share-based compensation expense, project material costs, services and depreciation. The Company expenses research and development costs as they are incurred.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities; travel costs; professional fees; and other general corporate costs. Human capital expenses primarily include salaries, benefits, bonuses and stock-based compensation. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis.

Fair Value of Financial Instruments and Fair Value Measurements

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 Inputs: Unadjusted quoted prices for identical assets or instruments in active markets.

Level 2 Inputs: Quoted prices for similar instruments in active markets and quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs: Significant inputs into the valuation model are unobservable.

As permitted under the FASB, ASC 825, Financial Instruments (“ASC 825”), we have elected the fair value option to account for the 2019 Convertible Notes, the 3.0% – 2020 Convertible Notes, the 8.00% – 2020 Convertible Notes and the 2020 Term Facility Loan. In accordance with ASC 825, the Company records these debt instruments at fair value with changes in fair value recorded under change in fair value of debt instruments in the consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the debt instruments were recognized in earnings as incurred and were not deferred.

Fair value is based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Where available, fair value is based on or derived from observable market prices or other observable inputs. Where observable prices or inputs are not available, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

For debt instruments for which we have not elected fair value accounting (i.e. paycheck protection program), fair value is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. The carrying value of these debt instruments approximates fair value as the stated interest rate approximates market rates currently available to us.

For all debt instruments, including any for which we have elected fair value accounting, the Company classifies interest that has been accrued during each period as Interest expense on the consolidated statements of operations and comprehensive loss.

The recorded amounts of cash, accounts receivable, trade payable, and accrued expenses and other liabilities approximate the fair values principally because of their short-term nature.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Income Taxes

Deferred income taxes are provided on a liability method, whereby deferred income tax assets are recognized for deductible temporary differences, operating losses, and tax loss carryforwards, and deferred income tax liabilities are recognized for taxable temporary differences. Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets are reduced by a valuation allowance when, considering all sources of taxable income, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The income tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Recently Adopted Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to address certain aspects of recognition, measurement, presentation, and disclosure of financial assets and financial liabilities. The Company adopted this guidance on January 1, 2019 and it did not have a material impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (Topic 815), which allows a reclassification from accumulated other comprehensive income (loss) to retained earnings (accumulated deficit) for stranded income tax effects resulting from the 2017 Tax Cuts and Jobs Act. The amendments in ASU 2018-02 also require certain disclosures about stranded income tax effects. The Company adopted this guidance on January 1, 2019 and it did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. The Company adopted this guidance on January 1, 2020. The adoption of the guidance did not have a material impact on the consolidated financial statements. The Company has updated its fair value footnote (see Note 5, Fair Value Measurements for details) with additional and modified disclosures as required by the standard upon adoption.

Accounting Pronouncements Issued but Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates. ASU 2019-12 is effective for fiscal years beginning after

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

On June 16, 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses, requiring the measurement and recognition of expected credit losses for financial assets held at amortized cost, which include our accounts receivable and contract assets. The standard also requires that the Company recognizes credit impairment losses related to our available-for-sale debt securities through an allowance for credit losses instead of a reduction in the cost basis. The effective date of the new standard for all non-public entities is for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 2021. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

2.	Fiscal 2020 Asset Acquisition

On November 25, 2020, we acquired certain technologies from TruTouch Technologies, Inc. (“Trutouch”). The consideration for the purchased technology was $3.1 million and consisted of $0.8 million in cash and $2.3 million in equity. The cash payments consisted of $0.3 million paid prior to the close of the transaction, and an additional $0.5 million to be paid in April 2021. The equity component of the consideration was 139,879 shares of ordinary stock in Rockley Photonics Limited, with a fair value of $16.43 per share or $2.3 million in total.

We accounted for the transaction as an asset acquisition as substantially all of the estimated fair value of the gross assets acquired was concentrated in a single identified asset, in-process research & development (“IPR&D”), thus satisfying the requirements of the screen test in ASU 2017-1. We allocated the total purchase price consideration of $3.1 million to IPR&D asset as the asset was purchased solely for the research and development activities and will be incorporated in efforts and milestones to be undertaken by the Company to design and develop a new application in order to expand its presence in the healthcare and well-being markets (which the Company has determined to be the alternative future use of the asset). The IPR&D asset is reported as an indefinite-lived intangible asset and subject to impairment whenever events or changes in circumstances indicate that the carrying amount of the asset might not be recoverable. Upon completion of our new product development cycle that incorporates Trutouch technology, the IPR&D asset will be amortized over the useful life of the developed technology that underpins our product. In the event the Company abandons the project, the entire IPR&D asset will be written off in full.

3.	Revenue Recognition

We satisfy performance obligations at a point in time for the development services since the customers do not simultaneously receive and consume the benefits, we do not create or enhance an asset that the customer controls, and we do not have an enforceable right to payment for the performance completed to date. The contracts also contain substantive acceptance terms for each milestone due to its complexity. Revenue is recognized at the time the related performance obligation is satisfied with the transfer of a promised good or service to a customer, e.g., upon achievement of the milestone and acceptance by the customer.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Disaggregation of Revenue and Revenue Recognition

The following table depicts the disaggregation of revenue by geography, consistent with how we evaluate its financial performance (in thousands):

	December 31,
	2020	2019
United States	$17,037	$13,783
Rest of World	5,306	6,709

Total revenue	$22,343	$20,492

Significant Customers

The following is our significant customers as of and for the years ended December 31, 2020 and 2019:

	Revenue		Accounts receivable
	December 31,		December 31,
	2020	2019	2020	2019
Customer A	76%	67%	33%	55%
Customer B	24%	33%	67%	45%

4.	Investments

As of December 31, 2020 and 2019, we held an investment in Hengtong Rockley Technology Co., Ltd (“HRT”) and have appointed two of their five board members. HRT manufactures and sells optical fiber transceivers based on silicon photonics chipsets. HRT has share capital consisting solely of ordinary shares. We hold 24.9% of HRT’s ordinary shares, which is the same as the proportion of its voting rights. We consider HRT to be a variable interest entity upon which it does exercise significant influence, but the Company concluded it does not control the investment. Accordingly, the investment in HRT is accounted for under the equity method. We have made the election to use a three-month lag to record our share of HRT’s results. See Note 12, Related Party Transactions for details of the Company’s transactions with HRT.

For the years ended December 31, 2020 and 2019, the accompanying consolidated balance sheets and statements of operations and comprehensive loss reflected the following (in thousands):

	December 31,
	2020	2019
As of January 1,	$1,486	$2,767
Investment in HRT	4,990	—
Share of loss of HRT	(1,274)	(1,281)

As of December 31,	$5,202	$1,486

5.	Fair Value Measurements

Our financial assets as of December 31, 2020 and 2019 are considered Level 1 in the fair value hierarchy and measured at fair value as follows:

	December 31,
	2020	2019
Assets
Money market funds	$11,516	12,343

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

All of our financial liabilities as of December 31, 2020, and 2019, are considered Level 3 in the fair value hierarchy, where inputs to the valuation techniques used to measure fair value were considered unobservable.

The fair value of our liabilities are as follows (in thousands):

	December 31,
	2020	2019
Liabilities
3.0% – 2020 Convertible Notes	$32,106	—
8.00% – 2020 Convertible Notes	14,789	—
2020 Term Facility Loan	25,049	—
2017 Term Loan	—	1,952
Total financial liabilities	$71,944	$1,952

The fair value of the 2017 Term Loan approximates the carrying value, as of December 31, 2019, due to the rate of interest of the Term Loan being variable.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

At December 31, 2020 and December 31, 2019, the carrying value of certain financial instruments, such as cash equivalents, accounts receivable, other receivable, prepaid expenses and other current assets, trade payable and other current accrued liabilities, approximate fair value due to their relatively short maturities and low market interest rates, if applicable.

Changes in the fair value of debt that is accounted for at fair value are presented as gains or losses in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.

3.0% – 2020 Convertible Notes

On March 9, 2020, we issued $21.3 million of 3.0% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 7, Long Term Debt for details). At December 31, 2020, the contractual outstanding principal of the 3.0% Convertible Notes Due 2025 was $21.3 million and the fair value was $32.1 million. As of December 31, 2020, we measured fair value using a binominal lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of ordinary shares	$20.28
Risk-free interest rate	0.08% - 0.10%
Expected volatility	55%
Expected term, in years	0.14 - 4.19
Discount yield	48.4%
Conversion price discount	25% - 40%

For the year ended December 31, 2020, we recorded a $10.8 million loss from change in fair value of debt in connection with the initial issuance and subsequent fair value remeasurement of the 3.0% Convertible Notes, as follows (in thousands):

Fair value at March 9, 2020	$21,281
Plus: Loss from change in fair value	10,825

Fair value at December 31, 2020	$32,106

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

A binomial lattice model was used to determine the fair value of the 3.0% Convertible Notes Due 2025 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions are made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to ordinary shares or redeemed at principal and accrued interest; and (ii) upon qualified financing event, the convertible notes will automatically convert to ordinary shares. The lattice model uses the stock price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. We remeasure the fair value of the debt instrument and record the change as a gain or loss from change in fair value of debt in the statements of operations and comprehensive loss for each reporting period.

8.00% – 2020 Convertible Notes

On February 19, 2020, we issued $8.0 million of 8.0% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 7, Long Term Debt for details). At December 31, 2020, the contractual outstanding principal of the 8.0% Convertible Notes Due 2027 was $8.0 million and the fair value was $14.8 million (including embedded warrants). As of December 31, 2020, we measured fair value using a binominal lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of ordinary shares	$20.28
Risk-free interest rate	0.08% - 0.52%
Expected volatility	55%
Expected term, in years	0.14 - 6.14
Discount yield	35%
Conversion price discount	25% - 40%

For the year ended December 31, 2020, we recorded a $4.4 million loss from change in fair value of debt in connection with the initial issuance and subsequent fair value remeasurement of the 8.0% Convertible Notes, as follows (in thousands):

Fair value at February 19, 2020	$10,415
Plus: Loss from change in fair value	4,374

Fair value at December 31, 2020	$14,789

A binomial lattice model was used to determine the fair value of the 8.0% Convertible Notes Due 2025 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions are made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to ordinary shares or put at 125% of principal and accrued interest; and (ii) upon financing event, the convertible notes may be converted to ordinary shares. We remeasure the fair value of the debt instrument and record the change as a gain or loss from change in fair value of debt in the statements of operations and comprehensive loss for each reporting period.

We issued liability classified warrants in conjunction with the issuance of the 8.0% Convertible Notes. We evaluated the terms of these warrants and noted that under ASC 480, our potential obligation to settle the warrants only when the exercise of contingencies is met. Due to this provision, ASC 480 requires that these warrants be classified as liabilities and combined within the 8.0% Convertible Notes. The fair value of these warrants is embedded within the fair value of the 8.0% Convertible Notes presented in the table above.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

2020 Term Facility Loan

On September 29, 2020, we issued $35.0 million of convertible notes and elected the fair value option of accounting for this debt instrument (see Note 7, Long Term Debt for details). At December 31, 2020, the contractual outstanding principal of the 2020 Term Facility Loan was $22.5 million and the fair value was $25.1 million. As of December 31, 2020, we measured fair value using a binominal lattice model and discounted cash flow approach for various exit event scenario, with the following significant inputs:

Fair Value per share of ordinary shares	$20.28
Risk-free interest rate	0.21%
Expected volatility	55%
Expected term, in years	0.14 - 4.13
Discount yield	35%

For the year ended December 31, 2020, we recorded a $1.7 million loss from change in fair value of debt in connection with the initial issuance and subsequent fair value remeasurement of 2020 Term Facility Loan, as follows (in thousands):

Fair value at September 29, 2020	$23,320
Plus: Loss from change in fair value	1,729

Fair value at December 31, 2020	$25,049

A binomial lattice model was used to determine the fair value of the 2020 Term Facility Loan based on assumptions as to when these would be converted upon IPO/Sale/Merger/SPAC. Upon such event, the convertible notes will be paid off as following: (i) if par value exit, repayment of base multiple times principal plus unpaid interest; (ii) if greater value exit, repayment of base multiple plus add-on multiple ratio times principal plus accrued interest.

We used the probability weighted discounted cash flow approach to determine if the 2020 Term Facility Loan would be converted upon qualified financing or maturity. Upon the qualified financing, the convertible notes will not be converted and will remain outstanding until maturity and put at 280% principal plus unpaid interest. Upon maturity, the convertible notes will be repaid at a full principal balance. We remeasure the fair value of the debt instrument and record the change as a gain or loss from change in fair value of debt in the statements of operations and comprehensive loss for each reporting period.

2019 Convertible Notes

During 2019, we issued convertible loan notes in an aggregate principal amount of $15.0 million (see Note 7, “Long Term Debt” for details). We elected to account for the 2019 Convertible Notes at fair value. Management believes that the fair value option better reflects the underlying economics of the 2019 Convertible Notes, which contains embedded derivatives. The notes were converted to ordinary shares due to a qualified financing event in June 2019. During 2019, the 2019 Convertible Notes were converted into 1,336,344 ordinary shares.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

6.	Balance Sheet Components

Cash and cash equivalents

Our cash and cash equivalents balances as of December 31, 2020 and 2019 were concentrated by location as follows:

	December 31,
	2020	2019
United Kingdom	96%	95%
United States	3%	4%
Other	1%	1%

We have not experienced any losses on cash and cash equivalents to date.

Other receivables

Other receivables consist of the following (in thousands):

	As of December 31,
	2020	2019
R&D tax credit receivable	$17,412	$14,731
Grants receivable	—	239
VAT receivable	607	886
Other receivable	5	93

Total other receivables	$18,024	$15,949

The research and development tax credit receivable consists of research and development expenses that have been claimed as research and development tax credits in accordance with the relevant U.K. tax legislation. These refundable tax credits are payable to the Company in cash and are carried on the consolidated balance sheet at the amount claimed and expected to be received from the U.K. government within the next 12 months. The amount of the R&D tax credit has been recorded as a reduction to cost of revenue and operating expenses (based on the nature of the underlying expenditure) on the accompanying consolidated statements of operations and comprehensive loss.

Property, equipment and finance lease right-of-use assets, net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Computer equipment	$1,218	$1,020
Lab equipment	7,607	5,614
Motor vehicles	31	31
Furnitures and fixtures	265	265
Leasehold improvements	704	704
Assets under construction	27	587

Total property and equipment	$9,852	$8,221
Less: accumulated depreciation	(5,802)	(3,561)

Total property and equipment, net	$4,050	$4,660

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Depreciation expense was $2.4 million and $1.5 million for the years ended December 31, 2020, and 2019, respectively.

Finance lease right-of-use assets, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Finance lease right-of-use assets	$2,966	$3,105
Less: accumulated amortization	(834)	(485)

Total finance lease right-of-use assets, net	$2,132	$2,620

Amortization expense was $0.4 million and $0.4 million for the years ended December 31, 2020, and 2019, respectively.

Intangible asset

Intangible asset consisted of the following (in thousands):

	As of December 31,
	2020	2019
In-process Research and Development	$3,048	$—

Total intangible asset	$3,048	$—

Accrued expenses

Accrued expenses consist of the following (in thousands):

	As of December 31,
	2020	2019
Accrued bonus	$3,349	$2,501
Accrued payroll and benefits	1,524	602
Accrued taxes	332	75
Accrued fabrication costs	2,321	1,884
Share appreciation rights	706	435
Other accrued expenses	2,163	1,355

Total accrued expenses	$10,395	$6,852

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

7.	Long Term Debt

The following table summarizes information relating to our long-term debt, (in thousands):

	December 31, 2020
	Principal	Fair Value Adjustment	Net
3.0% – 2020 Convertible Notes	$21,281	$10,825	$32,106
8.00% – 2020 Convertible Notes	8,000	6,789	14,789
2020 Term Facility Loan	22,500	2,549	25,049
Paycheck Protection Program	2,860	—	2,860

Total long-term debt	$54,641	$20,163	$74,804
Less: current portion of long-term debt	—	—	—

Long-term debt, net of current portion	$54,641	$20,163	$74,804

Future minimum payments under the debt agreements as of December 31, 2020 are as follows (in thousands):

Convertible Notes
Year Ending December 31:
2021	$—
2022	—
2023	—
2024	—
2025	66,281
Thereafter	10,000

Total future minimum payments	$76,281
Less: current portion of debt principal	—

Non-current portion of debt principal	$76,281

January 2017 Term Loan and May 2017 Term Loan

On January 27, 2017, we secured a term loan of $5.0 million from Silicon Valley Bank (“January 2017 Term Loan”). The January 2017 Term Loan matured on March 31, 2020, with an interest only period through March 31, 2017 preceding the 36-month term. Interest is accrued on the outstanding balance of the loan at a variable rate based on Wall Street Prime Rate plus 5.50% and had an interest floor of 9.00%. There were no financial covenants included in the January 2017 Term Loan.

On May 26, 2017, we secured a new term loan for $10.0 million of which $5.0 million was provided by Silicon Valley Bank and €4.5 million was provided by Kreos Capital (“May 2017 Term Loan”). The May 2017 Term Loan had a thirty-six month term and matured on June 1, 2020. Interest is accrued on the outstanding balance of the loan at a variable rate based on Wall Street Prime Rate plus 5.50% and has an interest floor of 9.00%. The interest rate was 11.0% as of December 31, 2019. There are no financial covenants included in the May 2017 Term Loan.

The $5.0 million received from Silicon Valley Bank under the May 2017 Term Loan was used to repay the January 2017 Term Loan and we received a waiver of the prepayment fee. The repayment of the January 2017 Term Loan was treated as a modification of debt. Therefore, additional fees paid to the creditor was

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

reflected as additional debt discount and amortized over the remaining term using the interest method and has been fully amortized as of December 31, 2020 and was immaterial as of December 31, 2019.

Under the January 2017 Term Loan, Silicon Valley Bank and under the May 2017 Term Loan, Kreos Capital each received 52,050 warrants to purchase ordinary shares of the Company at an exercise price of $8.646 per warrant (“Bank Warrants”). The Silicon Valley Bank and Kreos Capital warrants expire on January 27, 2027 and May 26, 2027, respectively. See Note 11 for further discussion regarding warrants.

2019 Convertible Notes

During 2019, we issued convertible loan notes in an aggregate principal amount of $15.0 million (“2019 Convertible Notes”). The 2019 Convertible Notes mature on the second anniversary date of the instrument and bore interest at a rate of 8.0% per annum. The 2019 Convertible Notes were issued in two tranches—$6.7 million on March 5, 2019 and $8.3 million on March 27, 2019. The 2019 Convertible Notes were convertible as follows:

(a)

if in an equity financing raised total proceeds for the Company of not less than $10.0 million then the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price of $11.4384, equal to a 20% discount to the Series E issuance price of $14.298 per share; or

(b)

At an exit event, convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price equal to the Series E issuance price of $14.298 per share.

(c)	At the maturity date, convert into the most senior class of share at a conversion price equal to the Series E issuance price of $14.298.

We elected to account for the 2019 Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 2019 Convertible Notes, which contains embedded derivatives. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.

On June 12, 2019, we received equity financing of $24.0 million, resulting in the automatic conversion of the 2019 Convertible Notes. Upon settlement, we recorded interest expense in the amount of $0.3 million for the amount that would have been accrued from the issuance date to the settlement date at annual rate of 8%, on the $15.0 million of principal under the terms of the 2019 Convertible Notes. To extinguish the 2019 Convertible Notes, 1,336,344 ordinary shares were issued. A loss of $3.0 million was generated on the extinguishment of the liability during the conversion based on the difference between the fair value of the shares at $13.65 and the conversion price of $11.44 and was recorded in statements of operations and comprehensive loss under change in fair value of debt instruments.

3.0% – 2020 Convertible Notes

On March 9, 2020, we issued convertible loan notes in an aggregate principal amount of $21.3 million (the “3.0% Convertible Notes”). The 3.0% Convertible Notes mature on the fifth anniversary date of the instrument and bear interest at a rate of 3.0% per annum. The 3.0% Convertible Notes contain no financial covenants. We accrued but unpaid interest of $0.3 million for the year ended December 31, 2020. The 3.0% Convertible Notes were issued in two tranches – $20.0 million on March 9, 2020 and $1.3 million on October 20, 2020. The 3.0% Convertible Notes were convertible as follows:

(a)

If in an equity financing raised total proceeds for the Company of not less than $10.0 million then the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of equity share at a conversion price of $14.298 per share; or

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

(b)

if an equity financing is not raised for the Company, then the outstanding principal amount of all notes and any unpaid accrued interest may convert into the most senior class of share at a conversion price of $14.298 per share.

(c)

At an exit event, redeem the outstanding notes for an amount equal to the outstanding principal plus accrued interests or convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price equal to the issuance price of $14.298 per share.

(d)	At the maturity date, convert into the most senior class of shares at a conversion price equal to the issuance price of $14.298 per share.

We elected to account for the 3.0% Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 3.0% Convertible Notes. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the year ended December 31, 2020, we recorded a loss of $10.8 million which is shown as Fair Value Adjustment in the table at the beginning of this Note 7. See Note 5, Fair Value Measurements for information about the assumptions we used to measure the fair value of the 3.0% Convertible Notes.

8.00% – 2020 Convertible Notes

On February 19, 2020, we issued convertible loan notes to our board member in an aggregate principal amount of $8.0 million (the “8.0% Convertible Notes”). The 8.0% Convertible Notes mature on the seventh anniversary date of the instrument and bear interest at a rate of 8.0% per annum. The 8.0% Convertible Notes contain no financial covenants. We accrued but unpaid interest of $0.6 million for the year ended December 31, 2020. The 8.0% Convertible Notes were convertible as follows:

(a)

In the event of an equity financing, the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price being the lower of 14.298 per share or a discounted subscription price of the equity shares; or

(b)

At an exit event, convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price, equal to a 25% discount to the Series E issuance price of $14.298 per share.

(c)	At the maturity date, convert into the most senior class of equity share at a conversion price of $14.298.

We elected to account for the 8.0% Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 8.0% Convertible Notes. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the year ended December 31, 2020, we recorded a loss of $6.8 million which is shown as Fair Value Adjustment in the table at the beginning of this Note 7. See Note 5, Fair Value Measurements for information about the assumptions we used to measure the fair value of 8.0% Convertible Notes.

In conjunction with the 8.0% Convertible Notes, we also issued the holder warrants (“Investor Warrants”) which are convertible into ordinary shares of the Company. The warrants have an exercise price of $0.00001 per share and will only become exercisable if we fail to achieve certain revenue and contribution margin targets in 2021 and 2022. The number of shares that the warrants will convert into varies according to the proportion of the revenue and contribution targets ultimately achieved. The value of the warrants is embedded within the 8.0% Convertible Notes.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

2020 Term Facility Loan

On September 29, 2020, we secured a term facility loan of $35.0 million from Argentum (“2020 Term Facility Loan”). The 2020 Term Facility Loan matures on March 29, 2025 and bears interest at a rate of 2.0% per annum. The 2020 Term Facility Loan has no financial covenants. We may extend the maturity date through the filing of an extension request up to an additional one year. The 2020 Term Facility Loan may be voluntarily prepaid in full (no partial repayments), plus the applicable repayment premium payable. The Company paid interest of $0.1 million for the year ended December 31, 2020.

The Company shall repay the aggregate amount of the loans utilized in full on the maturity date, subject to no Qualified Exit occurring at the time plus the applicable repayment premium payable. The Qualified Exit means: 1) qualified listing—a flotation or a public offering, the value of which is equal to or exceeds the free float value of $350.0 million; 2) non-qualified trade. As of December 31, 2020, the total amount borrowed was $22.5 million.

Upon any occurrence of a non-qualified trade sale or qualified listing, amounts due to Argentum will be discharged in full by way of conversion into our most senior class of shares.

We elected to account for the 2020 Term Facility Loan at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 2020 Term Facility Loan. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the year ended December 31, 2020, we recorded a loss of $2.5 million which is shown as Fair Value Adjustment in the table at the beginning of this Note 7. See Note 5, Fair Value Measurements for information about the assumptions we used to measure the fair value of 2020 Term Facility Loan.

Paycheck Protection Program

On April 21, 2020, we received loan proceeds of approximately $2.9 million (“PPP Loan”) under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The PPP Loan and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

The PPP Loan is evidenced by a promissory note, dated as of April 21, 2020 (the “Note”), between the Company, as Borrower, and Silicon Valley Bank, as Lender (the “Lender”). The interest rate on the Note is 1.0% per annum, with interest accruing on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. No payments of principal or interest are due during the six-month period beginning on the date of the Note (the “Deferral Period”). On December 8, 2020, we filed an application seeking forgiveness of the PPP Loan. On March 2, 2021, we received notification from the Lender that our loan forgiveness application has been submitted to Small Business Administration (“SBA”).

Beginning one month following expiration of the Deferral Period and continuing monthly until 24 months from the date of the Note (the “Maturity Date”), we are obligated to make monthly payments of principal and interest to the Lender with respect to any unforgiven portion of the Note, in such equal amounts required to fully amortize the principal amount outstanding on the Note as of the last day of the Deferral Period by the Maturity Date. We are permitted to prepay the Note at any time without payment of any premium. As of December 31, 2020, we had $2.9 million of borrowings outstanding under the PPP Loan, recorded under long term debt in the consolidated statements of operations and comprehensive loss.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

8.	Income Taxes

For the years ended December 31, 2020 and 2019, loss before income taxes were as follows (in thousands):

	Years Ended December 31,
	2020	2019
U.K. Operations	$(82,705)	$(53,291)
Foreign operations	2,997	2,752

Loss before income taxes	$(79,708)	$(50,539)

The components of provision for income tax for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	Current	Deferred	Total
Year ended December 31, 2020
U.K. operations	$—	$—	$—
Foreign jurisdictions	569	—	569

	$569	$—	$569

	Current	Deferred	Total
Year ended December 31, 2019
U.K. operations	$—	$—	$—
Foreign jurisdictions	311	—	311

	$311	$—	$311

The effective tax rate of the Company’s provision for income taxes differs from the 19% statutory rate of the Company’s U.K. headquarters entity (in thousands, except percentages):

	Years Ended December 31,
	2020		2019
U.K. Statutory Rate	$(15,145)	19.0%	$(9,602)	19.0%
Foreign income tax	308	(0.4)%	96	(0.2)%
Research & Development credit	(628)	0.8%	(1,086)	2.1%
Stock-based compensation	1,293	(1.6)%	758	(1.5)%
Permanent differences	3,325	(4.2)%	(681)	1.3%
Change in valuation allowance	7,480	(9.4)%	2,636	(5.2)%
Losses not benefited	3,999	(5.0)%	8,169	(16.1)%
Others, net	(63)	0.1%	21	—%

Total	$569	(0.7)%	$311	(0.6)%

Deferred Tax Assets and Liabilities

Deferred income taxes reflect the net effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the realization of deferred tax assets on a jurisdictional basis.

The significant components of the Company’s deferred taxes are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$15,066	$7,494
Research and development credits	—	1,217
Stock-based compensation	1,476	1,057
Lease liabilities	482	916
Accrued liabilities	788	633
Other	2	—

Total gross deferred tax assets	17,814	11,317
Less valuation allowance	(16,377)	(9,520)

Net deferred tax assets	$1,437	$1,797
Deferred tax liabilities:
Right-of-use Assets	$(821)	$(1,064)
Property and equipment, principally due to differences in depreciation	(592)	(733)
Other	(24)	—

Total gross deferred tax liabilities	(1,437)	(1,797)

Net deferred tax assets	$—	$—

ASC 740 requires that the tax benefit of net operating losses (“NOLs”), temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of our future tax benefits is dependent on our ability to generate sufficient taxable income within the carryforward period.

The changes in valuation allowance related to operating activity was an increase in the amount of $6.9 million and $2.8 million during the years ended December 31, 2020 and 2019, respectively.

NOLs and tax credit gross carryforwards as of December 31, 2020 are as follows (in thousands):

	Amount	Expiration Years
NOLs, U.K. (gross)	$79,293	See notes below
Tax credits, Federal	$—	See notes below
Tax credits, State	$—	See notes below

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Net Operating Losses

As of December 31, 2020, the Company has U.K. NOL of approximately $79.3 million that can be carried forward indefinitely.

The U.S. R&D tax credit for the year ended December 31, 2020 has been fully utilized.

Uncertain Tax Positions

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items. The Company’s policy is to adjust these reserves when facts and circumstances change. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on its financial condition and operating results. The income tax expense includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties. As of December 31, 2020 and 2019, the Company had total uncertain tax positions of $2.2 million and $0.4 million. No interest or penalties have been recorded related to the uncertain tax positions. None of the unrecognized tax benefits, if recognized, would affect the effective tax rate. A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Balance at beginning of the year	$405	$271
Increases based on tax positions related to current year	733	134
Increases based on tax positions related to prior years	1,199	—
Decreases based on tax positions related to prior years	(101)	—

Balance at end of year	$2,236	$405

It is not expected that there will be a significant change in uncertain tax position in the next 12 months. We are subject to income tax in the U.K., U.S. federal and various states and three other foreign jurisdictions. Our U.S. income tax filings are currently under audit for the tax year ended December 31, 2018. The statute of limitations for U.K. and foreign tax jurisdictions other than the U.S. are no longer subject to audit for tax years before December 31, 2018. We are no longer subject to U.S. federal income tax audit for the tax years before the year ended December 31, 2017 and are no longer subject to state income tax audit for tax years before December 31, 2016.

9.	Ordinary Shares

Ordinary shares have no liquidation preferences and entitle holders to one vote per share. Ordinary shareholders are entitled to receive non-cumulative dividends, when and if declared by our Board of Directors.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

10.	Earnings Per Share

A reconciliation of net loss available to ordinary shareholders and the number of shares in the calculation of basic and diluted net loss per share follows (in thousands, except for share and per share data):

	Years Ended December 31,
	2020	2019
Basic and diluted:
Net loss	$(80,277)	$(50,850)
Weighted average ordinary shares outstanding	33,604,752	31,406,127

Basic and diluted net loss per share	$(2.39)	$(1.62)

Basic net loss per share is calculated by dividing net loss for the period by the weighted average number of the ordinary shares outstanding plus 132,099 outstanding warrants outstanding with a $0.01 exercise price during the period.

As of December 31, 2020 and 2019, we excluded the potential effect of the following in the calculation of the diluted loss per share, as the effect would be anti-dilutive due to losses incurred.

	As of December 31,
	2020	2019
Outstanding warrants, less 132,099 outstanding warrants with a $0.01 exercise price	881,004	848,240
Outstanding options	7,207,044	5,904,413
Outstanding performance awards	249,605	249,605

	8,337,653	7,002,258

11.	Stock-Based Compensation

The Company has established a number of share-based incentive plans for current employees, directors and others, which include Share Appreciation Rights, 2013 Share Option Plan and Warrants.

Share Appreciation Rights

On November 12, 2013, the Company issued to certain employees Share Appreciation Rights (“SARs”) that require us to pay the intrinsic value of the SARs to the employee at the date of exercise. These SARs vest over a period of four years, provided the employee remains in the employment of the Company and recorded as liabilities at fair value as of the respective period end. As of December 31, 2020 and 2019, there were 30,000 SARs outstanding at an exercise price per share of $0.00001.

As of December 31, 2020 and 2019, the Company had recorded liabilities of $0.7 million and $0.4 million related to these SARs based on their fair value of $20.28 and $12.98 per share as of December 31, 2020 and 2019, respectively. The Company recognized expense for the SARs in the consolidated statements of operations and comprehensive loss under selling, general and administrative of $0.3 million and $0.02 million during the years ended December 31, 2020 and 2019.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

2013 Share Option Plan

In 2013, we adopted the 2013 Equity Incentive Plan (the “Plan”), which provides for grants of stock options to attract and retain employees, directors, officers, and consultants.

As of December 31, 2020, there were 11,458,989 shares authorized for issuance under the Plan, of which 2,746,089 shares were available for grant. Share options can be granted with an exercise price less than, equal to or greater than the shares’ fair market value at the date of grant. All options vest over the earlier of 4 years of service from grant or start of service, with typically 25% becoming exercisable on the first anniversary of the grant or start of service and the balance becoming exercisable in equal monthly portions over the following 36 months.

The following table summarizes stock option activity related to the plans during the years ended December 31, 2020 and 2019:

	Number of Options Outstanding	Average Exercise Price Per Share	Remaining Contractual Life	Intrinsic Value
			(Years)	(In thousands)
Balances as of December 31, 2018	5,565,292	$2.88	6.68	$59,146
Options granted	1,135,148	9.29
Options exercised	(24,750)	1.33
Options forfeited	(120,001)	6.65
Options expired	(651,276)	2.78

Balances as of December 31, 2019	5,904,413	$4.05	6.94	$54,100
Options granted	2,328,385	8.67
Options exercised	(7,813)	5.36
Options forfeited	(826,488)	8.62
Options expired	(191,453)	6.92

Balances as of December 31, 2020	7,207,044	$4.94	6.75	$110,552

Options exercisable—December 31, 2020	4,693,313	$3.16	5.51	$80,334

The aggregated intrinsic value represents the difference between the exercise price and the fair value of ordinary shares. The total aggregate intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $0.1 million and $0.3 million, respectively. The weighted-average grant-date fair value of options granted during the years ended December 31, 2020 and 2019 was $8.32 and $7.92 per share, respectively.

Stock-based compensation expense for all equity arrangements for the years ended December 31, 2020 and 2019 was as follows (in thousands):

	Years Ended December 31,
	2020	2019
Cost of revenue	$2,271	$2,230
Research and development	4,313	2,835
Sales and marketing	639	475
General and administrative	820	689

Total stock-based compensation expense	$8,043	$6,229

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019, there was approximately $19.5 million and $13.8 million of total unrecognized stock based compensation expense, related to unvested options granted to employees under the Company’s stock option plan that is expected to be recognized over a weighted average period of 1.4 years and 1.3 years, respectively.

Performance Awards

During the year ended December 31, 2019, 249,605 performance-based awards at a weighted average grant date fair value of $7.84 were granted to certain individuals with conditions that include specific sales and fundraising targets. As of December 31, 2020, it was determined that all of these awards met their performance conditions, and the Company recognized a total expense of $0.8 million in relation to these awards. As of December 31, 2020 and 2019, there were approximately $1.2 million and $2.0 million of unrecognized stock-based compensation expense related to these performance-based awards. During the year ended December 31, 2020, no additional performance-based awards were granted.

Fair Value of Options

The fair values of options granted during the period were determined using a Black-Scholes model. The following principal assumptions were used in the valuation:

Fair Value of Ordinary Shares—The fair value of the ordinary shares underlying the stock option awards was determined by the Board of Directors (“the Board”). Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s ordinary shares at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third party valuations of ordinary shares; (ii) the lack of marketability of ordinary shares; (iii) stage and development of the Company’s business; (iv) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

Volatility—The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its ordinary shares.

Risk-free Interest Rate—The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Expected Term—As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the Company determines the expected term based on the average period the stock options are expected to remain outstanding. For stock options, expected term is calculated as the midpoint of the stock options vesting term and contractual expiration period.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Dividend Yield—The expected dividend rate is zero as the Company has not declared or paid any cash dividends and does not anticipate to do so in the foreseeable future.

Years Ended December 31,
	2020	2019
Expected term (in years)	4.86 – 6.25	5.61 – 6.25
Expected volatility (%)	50.29 – 52.45	50.40 – 51.37
Risk-free interest rate (%)	0.30 – 1.75	1.42 – 1.88
Fair value of ordinary shares	$10.58 – 19.96	$13.21 – 13.52
Dividend yield	—	—

Warrants

We issued warrant certificates to certain counterparties to subscribe in its ordinary shares.

During the years ended December 31, 2020 and 2019, 51,859 and 164,485 warrants were issued to intermediaries for introducing new investors related to equity financings. The Company recognized these warrants as equity issuance costs, with a corresponding credit in additional paid-in capital. Accordingly, there were no net change in additional paid in capital.

The 2019 Convertible Loan Notes were converted into ordinary shares during 2019 at a lower price than was paid by certain shareholders who had invested prior to the issuance of the 2019 Convertible Loan Notes. In order to compensate these investors, the Company issued 135,133 warrants to these investors. The fair value of the warrants issued was $1.8 million and was accounted for as a non-cash dividend by the Company. No additional warrants were issued during the year ended December 31, 2020.

During the year ended December 31, 2019, the Company issued 5,246 warrants for goods and services, which were recognized as an expense in selling, general and administrative expense on the consolidated statements of operations and comprehensive loss with a corresponding credit in additional paid-in capital.

The below warrants are equity classified and exercisable as of December 31, 2020 and 2019. Investor Warrants in connection with the 8.0% Convertible Notes were excluded from the below table as they were classified as liabilities. A summary of the Company’s outstanding warrants as of December 31, 2020 and 2019 are presented below:

	Number of Warrants Outstanding	Weighted- Average Exercise Per Shares	Weighted- Average Contractual Life (Years)
Balances as of December 31, 2018	678,232	$7.05	7.60
Warrants issued	304,864	7.44
Warrants exercised	(2,757)	0.00
Warrants cancelled	—	—

Balances as of December 31, 2019	980,339	$7.19	7.29
Warrants issued	51,859	10.30
Warrants exercised	(5,523)	1.26
Warrants cancelled	(13,572)	11.44

Balances as of December 31, 2020	1,013,103	$7.33	6.45

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

12.	Related Party Transactions

The Company formed HRT, a joint venture with Hengtong Optic-Electric Co., Ltd. in 2017, which was recognized by the Company as an equity method investment. During the years ended December 31, 2020 and 2019, we made sales to HRT of $5.3 million and $6.7 million, respectively. As of December 31, 2020 and 2019, the balance owed by the joint venture amounted to $3.3 million and $2.9 million, respectively, and is included in accounts receivable in the accompanying balance sheets.

The Company engages two affiliate entities of the Company’s directors for consulting and administrative services. For the years ended December 31, 2020 and 2019, the Company incurred $0.8 million and $1.9 million in fees for these services, respectively. As of December 31, 2020 and 2019, the amounts included in accounts payable and accrued expenses in the accompanying balance sheets were not considered material.

13.	Leases

We have operating leases for office space and finance leases for manufacturing equipment. These leases have remaining lease terms of 1 years to 4 years. Some leases include extension options for up to 5 years. These options are included in the lease term when it is reasonably certain that the option will be exercised.

The weighted average remaining lease term was 3 years for operating leases as of December 31, 2020. The weighted average discount rate was 6% for operating leases as of December 31, 2020.

The components of lease cost for the year ended December 31, 2020, were as follows (in thousands):

	Years Ended December 31,
	2020	2019
Operating Lease Cost:
Fixed lease cost	$851	777
Variable lease cost	154	253

Total operating cost	$1,005	$1,030

Total lease cost	$1,391	$1,533

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Other information related to leases was as follows (in thousands):

	Years Ended December 31,
	2020	2019
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$916	$756

Operating cash flows for finance leases	$15	$115

Financing cash flows for finance leases	$1,192	$1,215

Right-of-use assets obtained in exchange of lease obligations:
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$1,158

There are no finance lease liabilities as of December 31, 2020. Maturities of operating lease liabilities as of December 31, 2020, were as follows (in thousands):

Operating Leases
Year Ending December 31:
2021	$682
2022	613
2023	456
2024	121

Total lease obligation	$1,872
Less: Imputed interest	(149)

Total lease liabilities	$1,723
Less: Current lease liabilities	(596)

Total non-current lease liabilities	$1,127

14.	Commitments and Contingencies

Legal Contingencies

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. We apply accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, we disclose contingencies deemed to be reasonably possible and accrue loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that as of December 31, 2020 there are no litigations pending that could have, individually and in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

Financial Commitments

In the ordinary course of business, we make commitments to third-party suppliers for various research and development activities. As of December 31, 2020 and 2019, we had $3.0 million and $3.3 million, respectively, in contractual obligations for which we have not yet received the services.

15.	Defined Contribution Plan

We have defined contribution plans, under which we contribute based on a percentage of the employees’ elected contributions. We will have no legal or constructive obligation to pay further amounts. The contributions made by us for the years ended December 31, 2020 and 2019 was $0.5 million and $0.4 million, respectively.

16.	Supplemental Cash Flow Information

Non-cash operating, investing, and financing activities, and supplemental cash flow information are as follows (in thousands):

	Years Ended December 31,
	2020	2019
Supplemental disclosure
Cash payments for:
Interest paid	$47	$506
Income tax paid	$313	$352
Schedule for noncash operating activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$1,158

	$—	$1,158

Schedule for noncash investing activities
Unpaid property and equipment received	$166	$397
Unpaid balance related to the Trutouch Asset Acquisition	500	—

	$666	$397

Schedule for noncash financing activities
Conversion of note payable to ordinary shares	$—	$18,244
Issuance of ordinary shares related to the Trutouch Asset Acquisition	2,298	—
Non-cash equity issuance costs	—	995
Non-cash dividend	—	1,838

	$2,298	$21,077

17.	Subsequent Events

Subsequent events have been evaluated through April 2, 2021, which is the date that the financial statements were issued.

During the year ended December 31, 2020, 250,000 restricted stock units (“RSUs”) were offered to our three executives. Each RSU has a performance-based grant criteria that the Company completes a SPAC

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

transaction. As of December 31, 2020, it was determined that none of these awards meet the performance condition and no expense was recognized in relation to these awards.

In 2021, the Company issued convertible notes bearing interest at a rate of 5.0% per annum. The terms of the notes are similar to the 2020 Convertible Notes. We received $25.0 million on January 5, 2021, $10.0 million on January 13, 2021, and $30.0 million on January 18, 2021. We also received $11.4 million in connection with the 2020 Term Facility Loan on February 19, 2021.

On March 19, 2021, the Company entered into a definitive agreement to combine with SC Health Corporation, a publicly traded special purpose acquisition company. The transaction will result in Rockley becoming a publicly traded company on the NYSE under the symbol “RKLY” and values the Company at a pro forma enterprise value of $1.2 billion.

SC HEALTH CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

SC Health Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SC Health Corporation (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on April 16, 2021, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

March 29, 2021

SC HEALTH CORPORATION

BALANCE SHEETS

DECEMBER 31, 2020

	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$124,878	$772,413
Prepaid expenses	122,067	123,658

Total Current Assets	246,945	896,071
Marketable securities held in Trust Account	174,542,012	173,897,911

TOTAL ASSETS	$174,788,957	$174,793,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Account payable and accrued expenses	$1,037,048	$50,115
Accrued offering costs	167	167
Promissory note – related party	100,000	—

Total Current Liabilities	1,137,215	50,282
Deferred underwriting fee payable	6,037,500	6,037,500

Total Liabilities	7,174,715	6,087,782

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, 16,261,424 and 16,370,619 shares at $10.00 per share as of December 30, 2020 and 2019, respectively	162,614,240	163,706,190

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; 988,576 and 879,381 shares issued and outstanding (excluding 16,261,424 and 16,370,619 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	99	88
Class B ordinary shares, $0.00008 par value; 25,000,000 shares authorized; 5,562,500 shares issued and outstanding as of December 31, 2020 and 2019	445	445
Additional paid-in capital	5,135,809	4,043,870
(Accumulated deficit) Retained earnings	(136,351)	955,607

Total Shareholders’ Equity	5,000,002	5,000,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$174,788,957	$174,793,982

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019
Operating costs	$1,736,059	$439,804

Loss from operations	(1,736,059)	(439,804)
Other income:
Interest earned on investments held in Trust Account	644,101	1,397,911

Net (loss) income	$(1,091,958)	$958,107

Weighted average shares outstanding of Class A redeemable ordinary shares	17,250,000	17,010,355

Basic and diluted net income per share, Class A	$0.04	$0.08

Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,562,500	4,911,815

Basic and diluted net loss per share, Class B	$(0.31)	$(0.09)

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	4,312,500	$345	$24,655	$(2,500)	$22,500
Issuance of Class B ordinary shares to Sponsor	—	—	1,250,000	100	(100)	—	—
Sale of 17,250,000 Units, net of underwriting discounts and offering costs	17,250,000	1,725	—	—	162,273,868	—	162,275,593
Sale of 5,450,000 Private Placement Warrants	—	—	—	—	5,450,000	—	5,450,000
Class A ordinary shares subject to possible redemption	(16,370,619)	(1,637)	—	—	(163,704,553)	—	(163,706,190)
Net income	—	—	—	—	—	958,107	958,107

Balance – December 31, 2019	879,381	88	5,562,500	445	4,043,870	955,607	5,000,010
Change in value of Class A ordinary shares subject to possible redemption	109,195	11	—	—	1,091,939	—	1,091,950
Net loss	—	—	—	—	—	(1,091,958)	(1,091,958)

Balance – December 31, 2020	988,576	$99	5,562,500	$445	$5,135,809	$(136,351	$5,000,002

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(1,091,958)	$958,107
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(644,101)	(1,397,911)
Changes in operating assets and liabilities:
Prepaid expenses	1,591	(123,658)
Accounts payable and accrued expenses	986,933	47,615

Net cash used in operating activities	(747,535)	(515,847)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(172,500,000)

Net cash used in investing activities	—	(172,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	169,050,000
Proceeds from sale of Private Placement Warrants	—	5,450,000
Proceeds from promissory note – related party	100,000	—
Repayment of promissory note – related party	—	(254,595)
Payments of offering costs	—	(489,458)

Net cash provided by financing activities	100,000	173,755,947

Net Change in Cash	(647,535)	740,100
Cash – Beginning	772,413	32,313

Cash – Ending	$124,878	$772,413

Non-Cash Investing and Financing Activities:
Payment of offering costs through promissory note	$—	$222,282

Conversion of advances to promissory note	$—	$32,313

Initial classification of Class A ordinary shares subject to possible redemption	$—	$162,747,730

Change in value of Class A ordinary shares subject to possible redemption	$(1,091,950)	$958,460

Deferred underwriting fee payable	$—	$6,037,500

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

SC Health Corporation (the “Company”) was incorporated in the Cayman Islands on December 10, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing its search on companies with operations or prospects in the healthcare sector in the Asia Pacific region. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 11, 2019. On July 16, 2019, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to SC Health Holdings Limited, a Cayman Islands exempted company (the “Sponsor”), generating gross proceeds of $5,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 16, 2019, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On August 2, 2019, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company consummated the sale of an additional 2,250,000 Units at $10.00 per Unit and the sale of an additional 450,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total gross proceeds of $22,950,000. Following the closing, an additional $22,500,000 of net proceeds was placed in the Trust Account, resulting in $172,500,000 held in the Trust Account.

Transaction costs amounted to $10,224,407, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $736,907 of other offering costs. As of December 31, 2020, cash of $124,878 was held outside of the Trust Account and is available for working capital purposes.

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding deferred underwriting discount) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (“Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company initially had until January 16, 2021, or such later date as a result of a shareholder vote to amend the Memorandum and Articles of Association, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On January 12, 2021, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the Combination Period from January 16, 2021 to April 16, 2021 (the “Extension Date”). In connection with the approval of the extension, no shareholders elected to redeem their shares for cash (see Note 8).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to

Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination during the Combination Period, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete a Business Combination before the mandatory liquidation date.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of its Initial Public Offering, (b) in which the Company has total annual gross revenue of at least $1.07 billion, or (c) in which the Company is deemed to be a “large accelerated filer,” which means the market value of its ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Investments Held in Trust Account

At December 31, 2020 and 2019, the assets held in the Trust Account were invested in money market funds.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $10,224,407 were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 14,075,000 shares of Class A ordinary shares in the aggregate.

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended December 31,
	2020	2019
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$644,101	$1,397,911

Net Earnings	$644,101	$1,397,911
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Ordinary Shares, Basic and Diluted	17,250,000	17,010,355
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.04	$0.08

Non-Redeemable Class B Ordinary Shares
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(1,091,958)	$958,107
Redeemable Net Earnings	(644,101)	(1,397,911)

Non-Redeemable Net Loss	$(1,736,059)	$(439,804)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	5,562,500	4,911,815
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.31)	$(0.09)

As of December 31, 2020 and 2019, basic and diluted shares are the same as there are no securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units at a purchase price of $10.00 per Unit, inclusive of 2,250,000 Units sold to the underwriters on August 2, 2019 upon the underwriters’ election to fully exercise their over-allotment option. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Sponsor purchased 3,450,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares for an aggregate price of $25,000. On February 8, 2019, the Company completed a sub-division of its Class B ordinary shares, pursuant to which the Founder Shares were sub-divided into 4,312,500 shares with a par value of $0.00008 per share. All share and per-share amounts have been retroactively restated to reflect the sub-division. On July 9, 2019, the Company issued 1,250,000 Founder Shares to the Sponsor in connection with the forward purchase agreement (see Note 5) for par value, or $100, resulting in a total of 5,562,500 Founder Shares issued and outstanding of which an aggregate of up to 562,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming no purchase by the initial shareholders of any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 562,500 Founder Shares are no longer subject to forfeiture.

The Founder Shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 6.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the Company’s Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination, the Founder Shares will be released from the lock-up.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,000,000. On August 2, 2019, in connection with the underwriters’ exercise of the over-allotment option in full, the Company sold an additional 450,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $450,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on July 16, 2019 and continuing through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. For the year ended December 31, 2020 and 2019, the Company incurred $120,000 and $60,000, respectively, in fees for these services. As of December 31, 2020 and 2019, $10,000 and $20,000 of such fees, respectively, are included in accounts payable and accrued expenses in the accompanying balance sheets.

Advance from Related Party

The Sponsor advanced the Company an aggregate of $32,313 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. In January 2019, the advances were converted into a promissory note issued to the Sponsor (see below).

Promissory Note – Related Party

In January 2019, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. In January 2019, the Company transferred its outstanding advance from a related party in the amount of $32,313 into the Promissory Note. The outstanding balance of $254,595 under the Promissory Note was repaid as of December 31, 2019. Additionally, on December 30, 2020, the Sponsor deposited $100,000 into the operating bank account of the Company for working capital. This amount is outstanding as of December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020 and 2019, no amounts were borrowed under the Working Capital Loans.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 11, 2019, the holders of the Private Placement Warrants, the warrants that may be issued upon conversion of the Working Capital Loans, and the Founder Shares are entitled to registration rights with respect to such warrants and the ordinary shares underlying such warrants and Founder Shares. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with the underwriters’ exercise of the over-allotment option in full on August 2, 2019, the underwriters purchased all 2,250,000 additional Units.

The underwriters are entitled to a deferred fee of $6,037,500, which will become payable to them from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On July 9, 2019, SC Health Group Limited, an affiliate of the Sponsor, entered into a forward purchase agreement with the Company which provides for the purchase by SC Health Group Limited of an aggregate of 5,000,000 Class A ordinary shares, plus an aggregate of 1,250,000 redeemable warrants, each to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of a Business Combination. On July 9, 2019, the Company issued 1,250,000 Founder Shares to the Sponsor in connection with the forward purchase agreement for par value, or $100, of which such shares will be transferred to SC Health Group Limited. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the Company’s public shareholders.

NOTE 6 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue to 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020 and 2019, there were 988,576 and 879,381 Class A ordinary shares issued and outstanding, excluding 16,261,424 and 16,370,619 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue to 25,000,000 Class B ordinary shares with a par value of $0.00008 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2020 and 2019, there were 5,562,500 ordinary shares issued and outstanding.

Holders of Class B ordinary shares will have the right to elect the Company’s directors prior to or in connection with the completion of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment as follows. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding upon completion of this offering, plus the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the Units, which occurred on September 3, 2019, and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Public Warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than thirty (30) business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants for Cash. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sales price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Class A Ordinary Shares. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price equal to a number of Class A ordinary shares to be determined, based on the redemption date and the fair market value of the Company’s Class A ordinary shares;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Class A ordinary shares) as the outstanding Public Warrants; and

•

if, and only if, there is an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given

If the Company calls the Public Warrants for redemption, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company) and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to SIN Capital Group Pte. Ltd., an affiliate of the Company and the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement

Warrants will be exercisable on a cashless basis and be non-redeemable (for cash) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 7 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $174,542,012 in money market funds, which are invested in U.S. Treasury Securities. At December 31, 2019, assets held in the Trust Account were comprised of $173,897,911 in money market funds, which are invested in U.S. Treasury Securities, During the year ended December 31, 2020 and 2019, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 and 2019 are as follows:

	Level	December 31, 2020	December 31, 2019
Description
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$174,542,012	$173,897,911

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as describe below, the

Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 5, 2021, the Company announced that it had entered into a non-binding letter of intent (the “Letter of Intent”) with a next generation technology developer (the “Target”) relating to a proposed business combination transaction. The Target has developed a technology targeting consumer healthcare applications, and the Company believes the Target is a compelling investment opportunity given its cutting-edge technology and commercial opportunity. Completion of the proposed transaction is subject to the completion of due diligence, the negotiation and execution of a definitive agreement and satisfaction of the conditions therein, including approval of the transaction by the Company’s shareholders.

On January 12, 2021, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the Combination Period to the Extension Date.

On March 19, 2021, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”), by and among Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Rockley”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”), and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo (“Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby (the “Rockley Business Combination”) were approved by our board of directors and the boards of directors of each of HoldCo, Merger Sub and Rockley.

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company carries out a scheme of arrangement in the UK courts pursuant to which all of the Company’s shares (including those issued prior to the scheme as a result of the conversion of convertible loan notes and the exercise of warrants) will be cancelled or transferred by the Company’s shareholders in exchange for shares in HoldCo; (ii) the holders of options over shares in the Company will be invited to roll their options into new options over shares in HoldCo; (iii) to the extent convertible loan notes issued by the Company do not convert into shares in the Company prior to the effectiveness of the scheme described in clause (i) above, such notes will, depending on which form the scheme of arrangement takes, either be (a) novated to HoldCo (resulting in HoldCo becoming responsible to issue HoldCo ordinary shares on exercise) and the consideration for the novation shall be an inter-company loan between the Company and HoldCo, or (b) acquired by HoldCo in exchange for the issue of new convertible loan notes by HoldCo to each convertible loan note holder; (iv) the holders of warrants over shares in the Company (other than warrants that by their terms will be replicated at HoldCo in exchange for market value consideration) will be notified that if they do not exercise their warrants for shares in the Company prior to the effectiveness of the scheme described in clause (i) above, then those warrants will lapse; (v) HoldCo will complete a ‘stock-split’ to prepare its share capital for Merger Sub’s merger into SC Health; (vi) certain investors will subscribe for and purchase an aggregate of $150,000,000 of shares in HoldCo; (vii) Merger Sub will merge with and into SC Health, with SC Health surviving the merger and becoming a direct wholly-owned subsidiary of HoldCo; and (viii) the shares and warrants in SC Health will be exchanged for shares and warrants in HoldCo.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) the existing holders of securities in the Company will exchange their securities for new securities in HoldCo; and (ii) HoldCo will split its stock such that the number of shares in (together with any other securities in or convertible for securities in) HoldCo after the stock split will be equal to $1,148,114,113 divided by $10.00. Certain PIPE investors will subscribe for shares in HoldCo and the warrants in SC Health (each $10.00 shares) will then be exchanged for shares in HoldCo.

Concurrently with the execution of the Business Combination Agreement, the Company and HoldCo entered into subscription agreements (the “Investor Subscription Agreements”) with certain investors and individuals, including, among others, SC Health Group Limited (an affiliate of the Sponsor), Medtronic, Senvest Management LLC and UBS O’Connor. Pursuant to the Investor Subscription Agreements, each investor agreed to subscribe for and purchase, and HoldCo agreed to issue and sell an aggregate of $150,000,000 shares in HoldCo, which will take effect immediately prior to the closing of the Rockley Business Combination.

Previously the Company had entered into a forward purchase agreement with SC Health Group Limited which provided for the purchase by SC Health Group Limited of an aggregate of 5,000,000 Class A ordinary shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of our initial business combination. As part of the Rockley Business Combination, the Company agreed with SC Health Group Limited that the Forward Purchase Agreement should be terminated and instead of purchasing $50,000,000 of Class A ordinary shares pursuant to the forward purchase agreement, SC Health Group Limited would instead enter into the Investor Subscription Agreement referenced above and, pursuant to that agreement, has agreed to purchase an aggregate of $50,000,000 shares in HoldCo.

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

AND PLAN OF MERGER

by and among

SC HEALTH CORPORATION,

ROCKLEY PHOTONICS HOLDINGS LIMITED,

ROCKLEY MERGERSUB LIMITED,

and

ROCKLEY PHOTONICS LIMITED

dated as of March 19, 2021

(continued)

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Memorandum of Association of HoldCo
Exhibit B	Articles of Association of HoldCo
Exhibit C	Form of Registration Rights and Lock-Up Agreement
Exhibit D	Form of Plan of Merger and Director Declaration
Exhibit E	Form of Incentive Equity Plan
Exhibit F	Form of Employee Stock Purchase Plan

A-iv

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger, dated as of March 19, 2021 (this “Agreement”), is made and entered into by and among SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”), and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo (“Merger Sub”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of HoldCo and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, upon the terms and subject to the conditions of this Agreement, SPAC, HoldCo, Merger Sub and the Company will complete a business combination transaction pursuant to which, among other things:

(a) the Company will propose a scheme of arrangement under Part 26 of the Companies Act, as either a cancellation scheme or a transfer scheme pursuant to which the Company Shareholders will transfer or cancel all their Company Ordinary Shares to HoldCo in exchange for the same number of HoldCo Ordinary Shares (the “Equity Scheme”);

(b) the holders of Company Options will be invited to rollover their Company Options into replacement options over HoldCo Ordinary Shares;

(c) pursuant to a proposed scheme of arrangement under Part 26 of the Companies Act (i) if the Equity Scheme is structured as a cancellation scheme, the Company proposes to novate its obligations under the Scheme Convertible Notes to HoldCo and the Scheme Creditors will accept the performance by HoldCo of the Scheme Convertible Notes in place of performance by the Company and discharge the Company from further obligations under the Company Convertible Notes; the consideration for the novation shall be the issuance of an inter-company loan by the Company to HoldCo in an amount equal to the market value of the Scheme Convertible Notes; and (ii) if the Equity Scheme is structured as a transfer scheme, HoldCo proposes to acquire the Scheme Convertible Notes from each Scheme Creditor in consideration for HoldCo entering into a new convertible loan note with each Scheme Creditor on substantially the same terms, and the Scheme Convertible Notes will be amended to a form of inter-company loan between HoldCo and the Company (the “Creditor Scheme” and together with the Equity Scheme, the “Schemes”);

(d) the holders of Company Warrants (except for certain Company Warrants which will be replicated at the HoldCo level in accordance with their terms) will be notified that their warrants will lapse unless exercised before the Equity Scheme becoming effective;

(e) as a result of the proposed Initial Exchange, the Company will become a direct wholly-owned subsidiary of HoldCo and following completion of the Schemes (the “Initial Exchange”) and prior to Closing HoldCo will complete a stock split of the HoldCo Ordinary Shares at the Exchange Ratio (the “Stock Split”; the Stock Split together with the Initial Exchange, collectively, the “Exchange”); and

(f) following the consummation of the Exchange, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly-owned subsidiary of HoldCo (the “Merger”) and, in the context of such Merger, all SPAC Ordinary Shares (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time shall be exchanged with HoldCo for the right to receive the Merger Consideration in the form of HoldCo Ordinary Shares pursuant to a share capital increase of HoldCo, as set forth in this Agreement and in accordance with the Cayman Statute;

WHEREAS, prior to the Closing, HoldCo shall adopt by the HoldCo Shareholder Approval and subsequently file the memorandum of association and the articles of association with the Cayman Registrar (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by SPAC and the Company);

WHEREAS, each of the parties intends that, for United States federal income tax purposes, (i) the Transactions, taken together, qualify as a transaction described in Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (iii) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code (collectively, the “Intended U.S. Tax Treatment”). Additionally, the Exchange may (subject to the facts and meeting the appropriate criteria) also constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code;

WHEREAS, each of the parties intends that, for UK tax purposes, the Initial Exchange qualifies as a reorganisation of share capital within the meaning of Section 127 of the Taxation of Chargeable Gains Act 1982 and as a qualifying acquisition of share capital under Section 77 of the Finance Act 1986 (the “Intended UK Tax Treatment” and together with Intended U.S. Tax Treatment, the “Intended Tax Treatment”);

WHEREAS, SPAC Board has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, SPAC Shareholders, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) subject to the terms herein, will recommend the approval and adoption of this Agreement, the Merger and the other Transactions by SPAC Shareholders;

WHEREAS, the Company Board has (i) unanimously determined that the Transactions contemplated hereby are fair and are in the best interests of the Company and the Company Shareholders, (ii) has approved this Agreement, the Schemes, the Merger and the other Transactions and (iii) will recommend that the Company Shareholders vote in favor of the Resolutions at the Court Meetings and the General Meeting;

WHEREAS, the HoldCo Board has unanimously determined that the transactions contemplated hereby are fair and are in the best interests of HoldCo and has approved this Agreement, the Schemes, the Merger and the other Transactions;

WHEREAS, the Merger Sub Board has unanimously (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and HoldCo (as the sole shareholder of Merger Sub), (b) adopted a resolution approving this Agreement and approving the Merger and the other Transactions contemplated hereby, and (c) recommended the approval and adoption of this Agreement and the Merger by HoldCo (as the sole stockholder of Merger Sub);

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain of the Company Shareholders have each executed and delivered to SPAC the Company Holders Support Agreement pursuant to which such shareholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the Company Shareholders or pursuant to an action by written consent of the Company Shareholders) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Exchange;

WHEREAS, in connection with the Exchange and the Merger, the Parties desire for HoldCo to register with the SEC to become a publicly traded company;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to SPAC Shareholders to have their outstanding SPAC Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and SPAC’s Governing Documents (as defined below) in connection with obtaining SPAC Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the SPAC Investor Support Agreement pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, SPAC and HoldCo entered into Subscription Agreements with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase HoldCo Ordinary Shares from HoldCo for an aggregate purchase price equal to the Minimum PIPE Investment Amount, such purchases to be consummated after the Exchange and immediately prior to the Merger Effective Time;

WHEREAS, at the Closing, SPAC, the Sponsor and certain former Company Shareholders shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC and the Company) which shall be effective as of the Closing; and

WHEREAS, the Company shall procure that HoldCo or one of its subsidiaries and Andrew Rickman enter into an employment agreement amendment which shall incorporate the applicable key terms attached hereto as Exhibit A of the Company Disclosure Letter (the “Andrew Rickman Employment Agreement Amendment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, HoldCo, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries other than the transactions contemplated hereby and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of: (i) a portion of the business of the Company and its Subsidiaries, that comprises 15% or more of their combined net revenues or net income (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries, as applicable, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board) or (iii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation or enforcement action, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.1(g).

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Andrew Rickman Employment Agreement Amendment” has the meaning set forth in the Recitals.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the UK Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws or regulations of the United Kingdom, the United States of America, the European Union and its Member States and any jurisdiction applicable to the Company or its Subsidiaries that relate to money laundering, counter-terrorist financing or record keeping and reporting requirements relating to money laundering or counter-terrorist financing.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Audited GAAP Financial Statements” has the meaning specified in Section 4.8(b).

“Audited IFRS Financial Statements” has the meaning specified in Section 4.8(a).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Business Combination” has the meaning set forth in Article 1.1 of SPAC’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, London, United Kingdom, Singapore, or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Capital Reduction” means the reduction of the Company’s share capital under section 648 of the Companies Act provided for by the Equity Scheme, if applicable.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands under the Cayman Statute.

“Cayman Statute” means the Companies Act (Revised) of the Cayman Islands.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in such capacity.

“CFIUS Approval” shall occur only when one of the following conditions has been met: (a) in response to the filing of a Notice by the parties, SPAC and the Company have received written notice from CFIUS stating that: (1) CFIUS has concluded that SPAC’s Designation Right (as defined in Section 9.8 of this Agreement) is not a Covered Transaction (as defined in 31 C.F.R. § 800.213) and not subject to review under the DPA; or (2) the review and/or investigation of SPAC’s Designation Right under the DPA has been concluded and there are no unresolved national security concerns; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision on SPAC’s Designation Right and either (1) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on SPAC’s Designation Right has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on SPAC’s Designation Right.

“Class B Conversion Ratio” means the ratio at which SPAC Class B Ordinary Shares are automatically convertible into SPAC Class A Ordinary Shares pursuant to article 53 of SPAC Articles of Association.

“Closing” has the meaning specified in Section 2.4(a).

“Closing Date” has the meaning specified in Section 2.4(a).

“Code” has the meaning specified in the Recitals hereto.

“Companies Act” means the UK Companies Act 2006, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or Company Restricted Stock.

“Company Board” means the board of directors of the Company.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Convertible Note” means each outstanding unsecured convertible loan note issued by the Company set forth on Section 1.01 of the Company Disclosure Letter (collectively, the “Company Convertible Notes”).

“Company Cure Period” has the meaning specified in Section 11.1(g).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Holders Support Agreement” means a shareholders Support Agreement, dated as of the date hereof, by and among each of the Company shareholders that are parties thereto, SPAC and the Company, as amended or modified from time to time.

“Company Incentive Plan” means the Rockley Photonics Limited 2013 Equity Incentive Plan as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company IP” or “Company Intellectual Property” mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes the Company Software and Company Registered Intellectual Property.

“Company IT Contracts” means all agreements or arrangements (whether written or unwritten and including those currently being negotiated) under which any third party provides or will provide any element of, or services relating to, the Company IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

“Company IT Systems” means any and all IT Systems that are owned, leased, or licensed by the Company or its Subsidiaries and used (or held for use) in or necessary for the operation of their businesses.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, disease outbreak or other public health emergency (including COVID-19 or the effect of any abatement thereof, and any Permitted Action in response thereto, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, (x) excluding the termination of a Contract by a customer, the termination of a Contract by a Top Supplier and/or termination of a Contract by a key employee (y) but including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, suppliers (other than any Top Suppliers), distributors, partners or employees (other than any key employees) of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on Section 1.3 of the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of SPAC Disclosure Letter on or prior to the date hereof, or (k) any action taken by, or at the request of, SPAC; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Ordinary Shares granted under the Company Incentive Plan.

“Company Ordinary Share” means an ordinary share in the capital of the Company with a nominal value of £0.00001 per share.

“Company Organizational Documents” means the articles of association and bylaws of Company or equivalent organizational documents, as amended, modified or supplemented from time to time.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Restricted Stock” means a Company Ordinary Share that, as of immediately prior to the Exchange, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code and was issued pursuant to the Company Incentive Plan.

“Company Restricted Stock Unit Award” means an award of restricted stock units covering Company Ordinary Shares granted under the Company Incentive Plan.

“Company Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.

“Company Shareholders” means holders of Company Ordinary Shares.

“Company Warrants” means the warrants (including conditional warrants) of the Company to purchase Company Ordinary Shares.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Constituent Companies” has the meaning specified in Section 2.1.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“CTA 2010” means the United Kingdom Corporation Tax Act 2010.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, linked in or to, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other similar measure, in each case in connection with or in response to COVID-19 and in each case implemented or otherwise required by Law applicable to the Company and/or its Subsidiaries, including the CARES Act and Families First Act.

“Court” means the High Court of Justice in England and Wales.

“Court Meetings” means the Creditor Scheme Court Meeting and the Equity Scheme Court Meeting.

“Creditor Scheme” has the meaning specified in the Recitals hereto.

“Creditor Scheme Court Hearing” means the hearing by the Court to sanction the Creditor Scheme.

“Creditor Scheme Court Meeting” means the meeting of the relevant holders of Company Convertible Notes convened at the direction of the Court pursuant to Part 26 of the Companies Act for the purpose of considering and approving the Creditor Scheme (with or without amendment), and any adjournment thereof.

“Creditor Scheme Court Meeting Resolution” means the resolution to be proposed at the Creditor Scheme Court Meeting for the purposes of approving and implementing the Creditor Scheme.

“Creditor Scheme Circular” means a document (including any amendments or supplements thereto) to be distributed to Scheme Creditors containing (i) the Creditor Scheme, (ii) the notice or notices of the Creditor Scheme Court Meeting, (iii) an explanatory statement as required by the Companies Act with respect to the Creditor Scheme, (iv) such other information as may be required or necessary pursuant to the Companies Act, and (v) such other information as the Company and SPAC shall agree.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or SPAC Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Employment Agreement Amendments” has the meaning set forth in the Recitals.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Scheme” has the meaning specified in the Recitals hereto.

“Equity Scheme Court Meeting” means the meeting of Company Shareholders convened at the direction of the Court pursuant to Part 26 of the Companies Act for the purpose of considering and approving the Equity Scheme (with or without amendment), and any adjournment thereof.

“Equity Scheme Court Meeting Resolution” means the resolution to be proposed at the Equity Scheme Court Meeting for the purposes of approving and implementing the Equity Scheme.

“Equity Scheme Circular” means a document (including any amendments or supplements thereto) to be distributed to Company Shareholders and, for information only, to holders of Company Awards and Company Warrants containing (i) the Equity Scheme, (ii) the notice or notices of the Equity Scheme Court Meeting and General Meeting, (iii) an explanatory statement as required by the Companies Act with respect to the Equity Scheme, (iv) such other information as may be required or necessary pursuant to the Companies Act, and (v) such other information as the Company and SPAC shall agree.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange” has the meaning specified in the Recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Ratio” The Exchange Ratio shall be the ratio that results in the number of HoldCo Ordinary Shares (including for this purpose any restricted shares, options, warrants, notes or other interests exercisable for HoldCo Ordinary Shares or Company Ordinary Shares) as of immediately prior to the Merger Effective Time (the “Stock Split Ordinary Shares”) being increased or decreased on a pro rata basis per Stock Split Ordinary Share such that the HoldCo Ordinary Shares (including for this purpose any restricted shares, options, warrants, notes or other interests exercisable for HoldCo Ordinary Shares or Company Ordinary Shares) after the Stock Split equals the number of HoldCo Ordinary Shares (including for this purpose any restricted shares, options, warrants, notes or other interests exercisable for HoldCo Ordinary Shares or Company Ordinary Shares) that results from dividing the Exchange Value by $10.00.

“Exchange Value” means one billion one hundred and forty eight million one hundred and fourteen thousand one hundred and thirteen dollars ($1,148,114,113).

“Excluded Shares” has the meaning specified in Section 3.2(c)

“Export Approvals” has the meaning specified in Section 4.26(a).

“Forward Purchase Agreement” means the Forward Purchase Agreement entered into as of July 11, 2019, between SPAC and SC Health Group Limited, which was filed as Exhibit 10.12 to to SPAC’s Form 10-K, filed March 23, 2020.

“FPA Termination” has the meaning specified in Section 8.7.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Meeting” means the general meeting of Company Shareholders (and any adjournment or postponement thereof) to be convened for the purposes of considering and approving the Special Resolution required to approve among other things (and if applicable) the Capital Reduction, and certain other matters ancillary to the Schemes and their implementation to be held as soon as the preceding Court Meeting(s) shall have been concluded (it being understood that if a Court Meeting is adjourned or postponed, the General Meeting shall be correspondingly adjourned or postponed).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a US corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a US limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a US limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association and in each case analogous documents in the jurisdiction of incorporation of the relevant Person.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any data protection regulators or supervisory authorities.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HoldCo” has the meaning specified in the Preamble hereto.

“HoldCo Board” means the board of directors of HoldCo.

“HoldCo Board Approval” means, resolutions of the HoldCo Board approving the entry into this Agreement and the matters set out herein dated as of the date hereof.

“HoldCo Convertible Notes” means the convertible notes to be issues to the Scheme Creditors pursuant to the

Creditors Scheme.

“HoldCo Ordinary Shares” means ordinary shares in the capital of HoldCo with a nominal value of $0.00001 per share.

“HoldCo Organizational Documents” means the memorandum of association and articles of association of HoldCo as amended, restated, modified or supplemented from time to time.

“HoldCo Requisite Approvals” means the HoldCo Board Approval and the HoldCo Shareholder Approval, as applicable.

“HoldCo Shareholder Approval” means a written resolution of HoldCo’s sole shareholder approving the amendment and restatement of the HoldCo Organizational Documents in the forms set out in Exhibit A and Exhibit B and the matters set out in this Agreement in the form agreed with SPAC (acting reasonably).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plans” has the meaning specified in Section 9.8(a).

“IFRS” means the International Financial Reporting Standards as adopted by the European Union.

“IHTA 1984” means the United Kingdom Inheritance Tax Act 1984.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (j) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Initial Exchange” has the meaning specified in the Recitals hereto.

“Intellectual Property” means all intellectual property, including any and all rights in or to the following: (i) patents, patent applications, invention disclosures, including all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, provisionals, and extensions thereof (collectively, “Patents”); (ii) registered and unregistered trademarks, logos, service marks, certification marks, trade dress and trade names, taglines, social media identifiers and accounts, brand names, slogans, corporate names, business names, pending applications therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing and the right to sue for passing off (collectively, “Marks”); (iii) registered and unregistered copyrights, neighboring and related rights, mask work rights, design rights and all moral rights or similar attribution rights and applications for registration of copyright, including such corresponding rights in Software, and other works of authorship; (iv) know-how, trade secrets, confidential information, inventions, processes, procedures, database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information (collectively, “Trade Secrets”); (v) internet domain names and IP addresses; (vi) rights of publicity and privacy; (vii) all other intellectual property rights and other rights recognized under applicable Law that are equivalent or similar to any of the foregoing which subsist now or in the future; and (viii) applications, rights to apply for and be granted, registrations, issuances, renewals, extensions, rights to claim priority from, or equivalents or foreign equivalents or counterparts of any of the foregoing in any jurisdiction.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended UK Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended U.S. Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export

Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of the United Kingdom and of other territories (including the European Union, as enforced by its Member States) relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“IT Systems” mean any and all information technology systems, hardware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and assets and any Software in or used in connection with any of the foregoing, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.3(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.2(c)(i).

“Merger Effective Time” has the meaning specified in Section 2.4(b)

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Sub Share Capital” means the ordinary shares of par value $0.00001 per share in the capital of Merger Sub.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.13(d).

“Modification in Recommendation” has the meaning specified in Section 9.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NSIB” means the UK National Security and Investment Bill.

“Notice” means a notice to CFIUS filed pursuant to the DPA, including 31 C.F.R. Part 800, as appropriate, with respect to the Proposed Transaction.

“NYSE” has the meaning specified in Section 5.7(c).

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.1(a) at least two (2) Business Days prior to the Closing, which shall set forth, in accordance with the Exchange Ratio, the allocation of HoldCo Ordinary Shares post Stock Split among each of the Company Shareholders.

“PCAOB Financial Statements” has the meaning specified in Section 7.3.

“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Company reasonably believes is necessary or prudent for the Company or any of its Subsidiaries to take or abstain from taking, in order to carry on and preserve or protect their respective businesses, assets or properties or to protect the health or safety of natural Persons employed by the Company or any of its Subsidiaries, in each case, solely in connection with COVID-19 or any other pandemic, disease outbreak or other public health emergency, or the effect of any abatement thereof.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (vi) non-exclusive licenses of Company Intellectual Property granted to customers or distributors entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money or in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) real property Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.

“Permitted Withdrawal” has the meaning specified in Section 9.2(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pillsbury” has the meaning specified in Section 12.18(b).

“PIPE Investment” means the purchase of HoldCo Ordinary Shares pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by HoldCo after the Exchange and immediately prior to the Merger Effective Time for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements, including SC Health Group Limited purchasing $50,000,000 of HoldCo Ordinary Shares.

“Plan of Merger” has the meaning specified in Section 2.2.

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 9.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 7.3.

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights and Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Resolutions” means the Equity Scheme Court Meeting Resolution, the Creditor Scheme Court Meeting Resolution and the Special Resolution, and any other resolutions to be proposed at the General Meeting.

“Rockley Group” has the meaning specified in Section 12.18(b).

“Rollover Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC for SPAC’s reasonable review and comment pursuant to Section 3.1(c), which shall set forth (a) the number of HoldCo Ordinary Shares for which each Company Option is exercisable after the replacement of such Company Option with a HoldCo Option in accordance with Section 3.4(a) (b) the holder thereof and (c) the applicable exercise prices of each Company Option and each HoldCo Option, (ii) the number of HoldCo Restricted Shares to be received by each holder upon replacement of the Company Restricted Stock in accordance with Section 3.4(b), and (iii) in respect of any Company Warrants that have been replaced by equivalent warrants issued by HoldCo pursuant to Section 3.4(a), the number of HoldCo Ordinary Shares upon exercise and the applicable exercise price.

“Ropes” has the meaning specified in Section 4.6(a).

“Sanctioned Country” means, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its Member States, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schemes” has the meaning specified in the Recitals hereto.

“Scheme Convertible Notes” means the Company Convertible Notes subject to the Creditor Scheme.

“Scheme Creditors” means such of the holders of Company Convertible Notes as the Company and SPAC determine jointly shall be subject to the Creditor Scheme subject to their convertible notes not having been either repaid in full or already converted into Company Ordinary Shares.

“Scheme Consideration” means the HoldCo Ordinary Shares to be issued to the Company Shareholders as consideration pursuant to the Equity Scheme.

“Scheme Documents” means the Equity Scheme Circular and the Creditor Scheme Circular.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Articles of Association” means the Amended and Restated Articles of Association of SPAC adopted by special resolution on July 15, 2019.

“SPAC Board” means the board of directors of SPAC.

“SPAC Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means Class B ordinary shares, par value $0.00008 per share, of SPAC.

“SPAC Cure Period” has the meaning specified in Section 11.1(h).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article V.

“SPAC Extension” means the approval of SPAC shareholders by special resolution to extend the deadline in the articles of association of SPAC for SPAC to complete an initial business combination to 16 August 2021 (and any further extension).

“SPAC Forward Purchase Warrant” means the Forward Purchase Warrants (as such term is defined in the Warrant Agreement).

“SPAC Forward Purchase Shares” means the Forward Purchase Shares (as such term is defined in the Forward Purchase Agreement).

“SPAC Financial Statements” has the meaning specified in Section 5.7(d).

“SPAC Group” has the meaning specified in Section 12.18(a).

“SPAC Indemnified Parties” has the meaning specified in Section 7.8(a).

“SPAC Memorandum of Association” means the Amended and Restated Memorandum of Association of SPAC adopted by special resolution on July 15, 2019.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Ordinary Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Organizational Documents” means SPAC Memorandum of Association, SPAC Articles of Association, and the Trust Agreement, in each case as amended, modified, restated or supplemented from time to time.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“SPAC SEC Filings” has the meaning specified in Section 5.6.

“SPAC Securities” has the meaning specified in Section 5.13(a).

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Share Redemption Amount” means the aggregate amount payable with respect to all SPAC Share Redemptions.

“SPAC Shareholder Approval” means the approval of those Transaction Proposals identified in Section 9.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to, attend and vote thereupon (as determined in accordance with SPAC’s Governing Documents) at a shareholders’ meeting duly called by SPAC Board and held for such purpose.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Merger Effective Time.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 9.2(b).

“SPAC Investor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, HoldCo and the Company, as amended or modified from time to time.

“SPAC Warrants” means SPAC Ordinary Warrants and SPAC Private Placement Warrants.

“Special Resolution” means the resolution of the Company, among other things, necessary to implement the Equity Scheme.

“Sponsor” means SC Health Holdings Limited, a Cayman Islands exempted company limited by shares.

“Stock Split” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.2(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 11.1(g).

“Terminating SPAC Breach” has the meaning specified in Section 11.1(h).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Suppliers” has the meaning specified in Section 4.28(a).

“Transactions” means the transactions contemplated by the Transaction Documents, including the Initial Exchange, Exchange, the transactions related to the Exchange, the PIPE Investment and the Merger.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Company Disclosure Letter, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, HoldCo, Merger Sub or the Company in connection with the transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 9.2(b).

“Transfer Taxes” has the meaning specified in Section 9.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.2(a).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trustee” has the meaning specified in Section 5.9.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.5(c).

“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Warrant Agreement” means the Warrant Agreement, dated as of July 11, 2019, between SPAC, Sponsor and American Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 9.2(c).

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V, or Article VI (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company, HoldCo and Merger Sub) or Section 1.3 of SPAC Disclosure Letter (in the case of SPAC) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of SPAC, Article V as qualified by SPAC Disclosure Letter, or, in case of the Merger Sub or HoldCo, Article VI were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of SPAC Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

EXCHANGE; AGREEMENT AND PLAN OF MERGER

Section 2.1 Initial Exchange.

(a) The Initial Exchange shall take place through the Equity Scheme and the Creditor Scheme, an overview of which is set out in Schedule A attached hereto. Save where the SPAC and the Company agree otherwise by April 2, 2021 that the alternatives set out in Schedule A shall be adopted, the Equity Scheme will be implemented by way of a transfer scheme of arrangement under Part 26 of the Companies Act.

(b) The Company shall, unless this Agreement has been validly terminated pursuant to Section 11.1:

(i) be responsible for the preparation of the Scheme Documents and all other documentation necessary to effect the Schemes and to convene the Court Meetings and the General Meeting, with all such documentation (including the Scheme Documents) to be agreed by the Company with SPAC (acting reasonably);

(ii) for the purpose of implementing the Schemes, shall provide SPAC with the opportunity to attend any meetings with the barrister instructed by the Company in connection with the Schemes to discuss matters pertaining to the Schemes, and any issues arising in connection with them;

(iii) as promptly as reasonably practicable after the date of this Agreement make all necessary applications to the Court in connection with the implementation of the Schemes, including issuing appropriate proceedings requesting the Court to give directions as to what are the appropriate meetings to be held and to order that the Court Meetings be convened as promptly as is reasonably practicable following the date of this Agreement, and to use its reasonable best efforts to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable in order to facilitate the despatch of the Scheme Documents and seek such directions of the Court as it considers necessary or desirable in connection with such Court Meetings and thereafter comply with such directions;

(iv) procure the publication of the requisite advertisements and despatch of the Scheme Documents (and the related forms of proxy for the use at the Court Meetings and the General Meeting (the form of which shall be agreed between the Company and SPAC, each acting reasonably) as promptly as reasonably practicable after securing approval of the Court to despatch such documents, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Company and SPAC, each acting reasonably) as the Court may approve or direct from time to time;

(v) prior to the Court Meetings, keep SPAC reasonably informed on a reasonably current basis of the number of proxy votes received in respect of resolutions to be proposed at the Court Meetings and/or the General Meeting, and in any event provide such number promptly upon the request of SPAC and use reasonable best efforts to solicit proxies as may be necessary to pass the Resolutions at the Court Meetings and/or the General Meeting;

(vi) hold the Court Meetings and the General Meeting on the relevant dates set out in the Scheme Documents, or such later date as may be agreed in writing by the Company and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed), and in such a manner as shall be approved, if necessary by the Court, and propose the Resolutions in the form agreed to in writing by SPAC, such agreement not to be unreasonably withheld, conditioned or delayed;

(vii) shall procure that a special resolution be proposed to the Company Shareholders at the General Meeting proposing that the Company Articles of Association be amended so that any Company Shares allotted following the General Meeting will either be subject to the terms of the Equity Scheme or acquired by HoldCo for the same Scheme Consideration as shall be payable to Company Shareholders under the Equity Scheme (depending upon the timing of such allotment);

(viii) following the Court Meetings and the General Meeting, assuming the Resolutions are duly passed (including by the requisite majorities required under the Companies Act in the case of the Court Meetings) and all other conditions of the Schemes are satisfied or with the prior consent of SPAC, waived (where permissible under the Scheme Documents) take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Court to the Schemes as soon as possible thereafter; provided, that, if the Creditor Scheme Court Meeting Resolution is not duly passed and/or any other conditions of the Creditor Scheme are not satisfied or waived, the Company shall take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Court to the Equity Scheme as soon as possible thereafter;

(ix) if the Company becomes aware of any information that, pursuant to the Act, should be disclosed in an amendment or supplement to the Scheme Documents then on becoming so aware shall promptly inform SPAC and the Company and SPAC shall cooperate with each other in submitting or filing such amendment or supplement with the Court and, if required, in mailing such amendment to the Company Shareholders or Company Convertible Notes participating in the Creditor Scheme, as applicable;

(c) HoldCo shall, unless this Agreement has been validly terminated pursuant to Section 11.1 provide a written undertaking to the Court to be bound by the terms of the Equity Scheme and the Creditor Scheme insofar as it relates to HoldCo;

(d) Both the Company and HoldCo shall, unless this Agreement has been validly terminated pursuant to Section 11.1:

(i) keep SPAC reasonably informed as to the performance of the obligations and responsibilities required of them pursuant to the Schemes;

(ii) agree with SPAC the content and form or all pleadings, affidavits, petitions and other filings prepared by them for submission to the Court in connection with the Schemes prior to their filing; and

(iii) give such undertakings as are required by the Court in connection with the Schemes as are reasonably necessary to implement the Schemes.

(e) SPAC shall, unless this Agreement has been validly terminated pursuant to Section 11.1:

(i) assume responsibility for the information relating to it contained in the Equity Scheme Circular and the Creditor Scheme Circular or filed with the Court or in any announcement, in each case unless provided for inclusion by or on behalf of the Company; and

(ii) review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by the Company.

(f) At the closing of the Initial Exchange and implementation of the Schemes, it is proposed that:

(i) the Company Ordinary Shares held by Company Shareholders will provided the Equity Scheme has become effective:

(A) if a cancellation scheme is used: be cancelled and following such cancellation the issued share capital of the Company will be restored to its former amount by the application of the credit arising on the balance sheet of the Company in paying up in full, at par, shares of an equivalent nominal value, which will be issued by the Company to HoldCo; or

(B) if a transfer scheme is used: be transferred to HoldCo,

in both cases, in consideration HoldCo shall allot and issue to each of the Company Shareholders one (1) HoldCo Ordinary Share for each Company Ordinary Share that they have cancelled or transferred; and

(ii) the Scheme Convertible Notes held by the Scheme Creditors will provided the Creditor Scheme has become effective:

(A) if a cancellation scheme has been used for the Company Ordinary Shares: the Company proposes to novate its obligations under the Convertible Loan Notes to HoldCo and the Scheme Creditors will accept the performance by HoldCo of the Convertible Loan Notes in place of performance by the Company and discharge HoldCo from further obligations under the Convertible Loan Notes; or

(B) if a transfer scheme is used: HoldCo proposes to acquire the Scheme Convertible Loan Notes from each Scheme Creditor in consideration of HoldCo entering into new convertible loan note with each Scheme Creditor on substantially the same terms, and the Scheme Convertible Loan Notes will be amended to a form of inter-company loan between HoldCo and the Company.

(g) Immediately prior to the Merger Effective Time, SPAC and HoldCo shall consummate (i) the Stock Split and (ii) the transactions contemplated by the PIPE Investment, including the issuance of HoldCo Ordinary Shares contemplated thereby.

Section 2.2 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and immediately following the consummation of the PIPE Investment, Merger Sub shall be merged with and into SPAC (Merger Sub and SPAC sometimes being referred to herein as the “Constituent Companies”), with SPAC being the surviving company in the Merger. The Merger shall be consummated in accordance with this Agreement and a plan of merger with respect to the Merger in accordance with the relevant provisions of the Cayman Statute in a form substantially the same as that attached at Exhibit D (with any changes to be reasonably agreed by or on behalf of the Company and SPAC) (the “Plan of Merger”), executed by the Constituent Companies and filed (together with the required supporting declarations of a director of each Constituent Company) with the Cayman Registrar in accordance with the relevant provisions of the Cayman Statute. The consummation of the Exchange shall be a condition precedent to the consummation of the Merger.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the Cayman Statute, as a wholly owned subsidiary of HoldCo.

Section 2.3 Effects of the Merger. At and after the Merger Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; all of the foregoing in accordance with the applicable provisions of the Cayman Statute.

Section 2.4 Closing; Merger Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman, LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, SPAC, Merger Sub, and the Company shall cause the Plan of Merger to be executed and duly submitted for filing with the Cayman Registrar in accordance with the applicable provisions of the Cayman Statute, together with the required declaration from a director of each Constituent Company in substantially the form attached at Exhibit D (with such changes requested to reflect the facts as apply at that time). The Merger shall become effective at the time when the Plan of Merger is registered by the Cayman Registrar, or at such later time as may be agreed by SPAC and the Company in writing and specified in the Plan of Merger (the “Merger Effective Time”).

(c) For the avoidance of doubt, the Closing and the Merger Effective Time shall occur after the Equity Scheme becoming effective.

Section 2.5 Closing Deliverables.

(a) At the Closing, the Company, HoldCo and Merger Sub will deliver or cause to be delivered:

(i) to SPAC, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been fulfilled;

(ii) to SPAC, the Registration Rights and Lock-Up Agreement, duly executed by the Company Shareholders that are parties thereto and HoldCo;

(iii) to SPAC, a certificate on behalf of the Company dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(iv) to SPAC, the Andrew Rickman Employment Agreement Amendment, duly executed by each of HoldCo (or one of its Subsidiaries) and Andrew Rickman;

(b) At the Closing, SPAC will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c) have been fulfilled; and

(ii) to the Company, the Registration Rights and Lock-Up Agreement, duly executed by duly authorized representatives of SPAC and the Sponsor.

(c) On the Closing Date, concurrently with the Merger Effective Time, the Surviving Company shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of SPAC (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(d) Frustration of Closing Conditions. None of the Company, HoldCo or SPAC may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to comply with its obligation under this Agreement.

Section 2.6 Governing Documents.

(a) The memorandum of association and the articles of association of the Merger Sub in effect immediately prior to the Merger Effective Time, shall be the memorandum of association and the articles of association of the Surviving Company until thereafter amended as provided therein and under the Cayman Statute, except that the name of the Surviving Company shall be Rockley Photonics Cayman Limited.

(b) The memorandum of association and the articles of association of HoldCo as of immediately prior to the Closing Date (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by SPAC and the Company)), shall be the memorandum of association and the articles of association of HoldCo from and after the Effective Time, until thereafter amended as provided therein and under the Cayman Statute.

Section 2.7 Directors and Officers.

(a) The parties shall cause the initial directors of the Company and the initial officers of the Company on the Merger Effective Time to be comprised of the individuals set forth on Exhibit B of the Company Disclosure Letter, each to hold office in accordance with the Company Organizational Documents.

(b) At the Merger Effective Time, subject to CFIUS Approval, if applicable, the parties shall cause (including by obtaining the HoldCo Requisite Approvals) the initial directors of HoldCo and the initial officers of

HoldCo as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit C of the Company Disclosure Letter, each to hold office in accordance with the HoldCo Organizational Documents.

(c) The parties shall cause the initial directors of the Surviving Company and the officers of Surviving Company as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit D of the Company Disclosure Letter, each to hold office in accordance with the memorandum and articles of association of the Surviving Company.

Section 2.8 Tax Matters

(a) The parties intend that, for United States federal income tax purposes, the Transactions qualify for the Intended U.S. Tax Treatment and this Agreement is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). For U.S. federal income tax purposes, each of SPAC, HoldCo, the Company and Merger Sub, (i) is classified as an association taxable as a corporation as of the date hereof, and (ii) shall, unless the Company and the Sponsor agree otherwise, maintain such classification until at least two business days after the Closing Date. The Transactions shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof.

(b) The parties intend that, for UK tax purposes, the Transactions qualify for the Intended UK Tax treatment. Clearance applications have been submitted to HM Revenue & Customs seeking confirmation that the Board of HM Revenue & Customs are satisfied that Section 137 of the Taxation of Chargeable Gains Act 1992 shall not apply to the Transactions. Clearance has also been sought to confirm that the Equity Scheme (if executed as a transfer scheme) shall qualify for reconstruction relief from stamp duty under Section 77 of the Finance Act 1986.

(c) None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action (excluding any action contemplated by this Agreement), if such fact, circumstance or action would be reasonably expected to cause the Transactions to fail to qualify for the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The parties shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Tax treatment of the Transactions consistent with the Intended Tax Treatment, including providing reasonable and customary factual support letters. Further, each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation may include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE III

EXCHANGE CONSIDERATION AND EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK, CONVERTIBLE NOTES AND EQUITY AWARDS

Section 3.1 Initial Exchange Consideration.

(a) The new HoldCo Ordinary Shares following the Equity Scheme will be held in the same proportions as the Company Ordinary Shares were held in the Company prior to the Equity Scheme .

(b) For the avoidance of doubt, the allocation of HoldCo Ordinary Shares in the Stock Split shall be based on the Exchange Ratio as set forth in the Payment Spreadsheet.

(c) At least five (5) Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth: (i) the Company’s good faith estimate of the Transaction Expenses, including reasonable supporting materials for the amount of each item included in Transaction Expenses and (ii) the Payment Spreadsheet and the Rollover Spreadsheet.

Section 3.2 Conversion of Securities.

(a) Immediately prior to the Merger Effective Time, each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable SPAC Class A Ordinary Shares equal to the Class B Conversion Ratio (the “SPAC Class B Conversion”) and SPAC shall cause its register of members to be updated, with effect immediately prior to the Merger Effective Time, to reflect the SPAC Class B Conversion;

(b) For the avoidance of doubt, HoldCo Ordinary Shares are being issued in consideration for the acquisition of SPAC in connection with the Transactions.

(c) At the Merger Effective Time, immediately following SPAC Class B Conversion, by virtue of the Merger, and without any further action on the part of SPAC, Merger Sub, HoldCo or the Company or the holders of any of the following securities:

(i) each SPAC Class A Ordinary Share (other than any SPAC Class A Ordinary Shares held in treasury by SPAC (if any) (each, an “Excluded Share” and, collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for one HoldCo Ordinary Share, in accordance with Section 233(5) of the Cayman Statute following a share capital increase realized by HoldCo by virtue of the Merger, to be subscribed by the contributing holders of SPAC Class A Ordinary Shares (the “Merger Consideration”), which HoldCo Ordinary Shares HoldCo shall cause to be issued and delivered in accordance with its obligations set forth in Section 3.3;

(ii) all SPAC Class A Ordinary Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing SPAC Class A Ordinary Shares (other than Excluded Shares) and (B) each entry in SPAC’s register of members formerly representing SPAC Class A Ordinary Shares (other than Excluded Shares) issued and outstanding immediately prior to the Merger Effective Time shall thereafter, in case of both (A) and (B), only represent the right to receive Merger Consideration into which such SPAC Class A Ordinary Shares have been exchanged (and contributed-in-kind) pursuant to this Section 3.2 and any distribution or dividend pursuant to Section 3.3(c);

(iii) each Excluded Share shall, by virtue of the Merger and without any further action on the part of SPAC, Merger Sub, HoldCo or the Company or holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(iv) each ordinary share, par value $0.00001 per share, of Merger Sub (the “Merger Sub Ordinary Shares”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company.

(d) On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.2(c)), SPAC shall cause its register of members to be updated, to reflect the transactions contemplated by Section 3.2(c)(ii) to Section 3.2(c)(iv).

Section 3.3 Exchange Procedures.

(a) On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.2(c)), HoldCo shall deposit with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of SPAC Ordinary Shares, for exchange in accordance with this Article III, the number of HoldCo Ordinary Shares (in uncertificated registered form) sufficient to deliver the Merger Consideration consisting of the HoldCo Ordinary Shares to be issued to the holders of SPAC Class A Ordinary Shares (other than Excluded Shares) in the Merger pursuant to this Agreement and HoldCo shall cause its register of members to be updated, to reflect the deposit of such HoldCo Ordinary Shares with the Exchange Agent. In addition, HoldCo shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, any dividends or other distributions payable pursuant to Section 3.3(c) (all such HoldCo Ordinary Shares, together with the amount of any dividends or distributions contemplated pursuant to Section 3.3(c), being hereinafter referred to, collectively, as the “Exchange Fund”). HoldCo shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.3 hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by HoldCo; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 3.3(c), HoldCo shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 3.3(a) shall be promptly returned to HoldCo.

(b) As promptly as practicable after the Merger Effective Time, HoldCo shall use its reasonable best efforts to cause the Exchange Agent to deliver to each holder of record of SPAC Ordinary Shares (including SPAC Class A Ordinary Shares resulting from SPAC Class B Conversion) entitled to receive the Merger Consideration pursuant to Section 3.2 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Ordinary Shares (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and HoldCo shall cause the Exchange Agent to deliver (i) the Merger Consideration and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) equal to any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.3(c) in accordance with the provisions of this Section 3.3, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 3.3, each Certificate entitled to receive a portion of the Merger Consideration in accordance with Section 3.2 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.2. HoldCo shall cause its register of members to be updated to reflect any transfers of HoldCo Ordinary Shares made by the Exchange Agent to holders of record of SPAC Ordinary Shares (including SPAC Class A Ordinary Shares resulting from the SPAC Class B Conversion) in connection with the delivery of Merger Consideration out of the Exchange Fund in accordance with this Section 3.3.

(c) No dividends or other distributions declared or made after the Merger Effective Time with respect to the HoldCo Ordinary Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares resulting from SPAC Class B Conversion) represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.3. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, HoldCo shall pay or cause to be paid to the holder of the certificates representing SPAC Ordinary Shares (including SPAC Class A Ordinary Shares resulting from SPAC Class B Conversion) issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such Person’s HoldCo Ordinary Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Person’s HoldCo Ordinary Shares.

(d) The Merger Consideration payable upon conversion of SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares resulting from SPAC Class B Conversion) in accordance with the terms hereof, when paid in accordance with this Section 3.3 shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Ordinary Shares (including SPAC Class A Ordinary Shares resulting from the conversion of SPAC Class B Ordinary Shares).

(e) The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse share split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares occurring on or after the date hereof and prior to the Merger Effective Time.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Ordinary Shares with respect to the Merger Consideration for one (1) year after the Merger Effective Time shall be delivered to HoldCo, and any holders of SPAC Ordinary Shares (including SPAC Class A Ordinary Shares resulting from SPAC Class B Conversion) who have not theretofore complied with this Section 3.3 shall thereafter look only to HoldCo for the Merger Consideration. Any portion of the Exchange Fund with respect to the Merger Consideration remaining unclaimed by holders of SPAC Ordinary Shares (including SPAC Class A Ordinary Shares resulting from the conversion of SPAC Class B Conversion), as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of HoldCo free and clear of any claims or interest of any person previously entitled thereto.

(g) None of the Exchange Agent, SPAC, HoldCo, the Surviving Company or any of their respective affiliates shall be liable to any holder of SPAC Ordinary Shares for any such SPAC Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.3.

(h) Notwithstanding any other provision of this Agreement, no fractional shares of HoldCo Ordinary Shares will be issued. In connection with the Stock Split such holders otherwise enititled to a fractional share shall have their shareholdings of HoldCo Ordinary Shares rounded down to the nearest whole share.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.2.

Section 3.4 Treatment of Company Options and Company Restricted Stock, Company Convertible Notes and Company Warrants.

Pursuant to the terms of the applicable Company Incentive Plan or other terms and conditions governing each security and as specified on the Rollover Spreadsheet:

(a) Each Company Option, whether vested or unvested, that is issued immediately prior to the Initial Exchange shall, at the Equity Scheme becoming effective, contingent on agreement with the holder thereof executing a rollover agreement, a form of which shall be provided to SPAC not later than five (5) Business Days prior to the distribution of such agreement to holders of Company Options for SPAC’s (or SPAC designee’s) review and comment (save where such form has previously been agreed with SPAC) be substituted by an option over shares in HoldCo (a “HoldCo Option ”) in such a manner by which such HoldCo Option shall represent an option award exercisable for the aggregate number of HoldCo Ordinary Shares as set forth opposite the name of each holder thereof on the Rollover Spreadsheet. Each HoldCo Option shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Equity Scheme becoming effective; provided, however, that in the case of any Company Option to which Section 409A of the Code applies, the exercise price and the number of HoldCo Ordinary Shares purchasable under each HoldCo Option shall be determined in a manner intended to comply with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of HoldCo Ordinary Shares purchasable under such HoldCo Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b) Each Company Restricted Stock that is issued immediately prior to the Equity Scheme becoming effective shall, at the Equity Scheme becoming effective, automatically and without any action on the part of the holder thereof, be exchanged against the aggregate number of HoldCo Restricted Shares in the manner as provided in Section 3.1(a) of this Agreement as set forth opposite the name of each holder thereof on the Payment Spreadsheet.

(c) For those Company Convertible Notes that have not been repaid or converted, the Company shall seek to carry out the Creditor Scheme as set out above. The HoldCo Convertible Notes in issue following the Creditor Scheme shall, subject to meeting applicable conversion conditions and performance criteria (if applicable) shall be permitted to convert into or shall automatically convert into HoldCo Ordinary Shares immediately prior to the NYSE Listing of the HoldCo Ordinary Shares as set out in Section 9.10.

(d) The exercise period under each Company Warrant that is in issue immediately prior to the Equity Scheme becoming effective, shall automatically lapse except for Company Warrants with SVB Financial Group, Kreos Capital (Expert Fund) LP and potentially, BVC Limited, which subject to the consent of the relevant warrant holder, will be cancelled and replaced with equivalent warrants in HoldCo. The Company shall notify the holders of the Company Warrants at least 20 days in advance of the Equity Scheme becoming effective in order to give them the opportunity to participate in the Equity Scheme. If the relevant Company Warrants are exercised prior to the Equity Scheme becoming effective, the Company Ordinary Shares issued upon exercise shall participate in the Equity Scheme. Any Company Ordinary Shares issued after the Equity Scheme has become effective, shall be subject to drag rights, such that they shall be acquired by HoldCo for similar consideration to that consideration received under the Equity Scheme.

(e) The Company shall take all necessary actions to effect the treatment of Company Options and Company Restricted Stock pursuant to Sections 3.4(a) and 3.4(b) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no HoldCo Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of HoldCo. The Company Board shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive

Plan, and (ii) provide that no new Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock will be granted under the Company Incentive Plan.

Section 3.5 Withholding. Notwithstanding any other provision to this Agreement, SPAC, HoldCo, Merger Sub, the Company and its Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by HoldCo, SPAC, Merger Sub, the Company or its Subsidiaries, or the Exchange Agent, respectively); provided, that the party proposing to deduct and withhold any tax shall use commercially reasonable efforts to provide the other party with commercially reasonable prior written notice of any amounts that it intends to withhold in connection with any payment contemplated by this Agreement (other than any compensatory payments to be made pursuant to this Agreement) and will reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Transactions treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.6 No Dissent Rights. In accordance with Section 239(1) of the Cayman Statute and provided that the HoldCo Ordinary Shares shall have been approved for listing on NYSE (or on another recognized stock exchange), and become so listed, on or prior to the Merger Effective Date, holders of SPAC Ordinary Shares shall not be entitled to dissenter rights in respect of such shares under Section 238 of the Cayman Statute. If the Merger becomes effective in accordance with this Agreement and the Plan of Merger, all holders of SPAC Ordinary Shares (other than Excluded Shares), including any such holders who do not vote in favor of approving the Plan of Merger, shall be entitled to receive the Merger Consideration in respect of their SPAC Ordinary Shares in accordance with this Agreement and the Plan of Merger.

Section 3.7 Register of Members. At the Merger Effective Time, following the recordation of the transactions contemplated hereby in the share records of HoldCo, the register of members of SPAC shall be closed and there shall be no further registration of transfers of SPAC Ordinary Shares thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Ordinary Shares, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or HoldCo for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.2.

Section 3.8 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Warrant Agreement, cease to represent a right to acquire the number of SPAC Class A Ordinary Shares set forth in such SPAC Warrant and shall be converted in accordance with the terms of such Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) HoldCo Ordinary Share (a “HoldCo Warrant” and collectively, the “HoldCo Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement. The parties hereof shall take all lawful action to effect the aforesaid provisions of this Section 3.8, including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.8, including adding HoldCo as a party thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article IV, the Company represents and warrants to SPAC as follows:

Section 4.1 Company Organization. The Company has been duly incorporated and is validly existing under the Laws of England and Wales and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to SPAC, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to SPAC by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) Other than the approvals required at the Court Meeting and the General Meeting, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and Company Shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Exchange or Merger other than the approvals required at the Court Meeting and the General Meeting.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, permit, or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets (other than applicable requirements of the HSR Act), (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; and (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (ii) the filing of the Plan of Merger in accordance with Cayman Statute.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the Company has 33,664,977 Company Ordinary Shares issued and outstanding, and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens, other than as set out in the Governing Documents.

(b) Section 4.6(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Company Warrants. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; (iv) are free and clear of any Liens; and (v) are, as of the date of this Agreement, within their exercise period and have not lapsed.

(c) As of the date of this Agreement, Company Options to purchase 6,877,613 Company Ordinary Shares are outstanding and Company has no Company Restricted Stock or Company Restricted Stock Unit Awards outstanding. There are 3,071,583 Company Ordinary Shares reserved for issuance under the Company Incentive Plan as of the date of this Agreement. The Company has provided to SPAC, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of Company Ordinary Shares comprised thereof or subject thereto, vesting schedule, expiration date and, if applicable, the exercise price thereof. All Company Options, shares of Company Restricted Stock and Company Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to SPAC, and no Company Option, share of Company Restricted Stock or Company Restricted Stock Unit Award is subject to terms that are materially different from those set forth in such forms. Each Company Option, each share of Company Restricted Stock, and each Company Restricted Stock Unit Award was validly granted or issued and properly approved by the Company Board (or appropriate committee thereof) in accordance with the terms of the Company Incentive Plan. Each Company Option granted to a U.S. Person has been granted with an exercise price that is no less than the fair market value of the underlying Company Ordinary Share on the date of grant, as determined in accordance with Section 409A of the Code or section 422 of the Code, if applicable. Each Company Option granted to a U.S. Person is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(d) Section 4.6(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Company Convertible Notes. All outstanding Company Convertible Notes (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(e) Except as otherwise set forth in this Section 4.6 of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2019, together with the auditor’s reports thereon (the “Audited IFRS Financial Statements”); and (ii) the unaudited consolidated balance sheet and statements of operations, comprehensive loss, shareholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020 (the “Unaudited 2020 Financial Statements”). The Audited IFRS Financial Statements and the Unaudited 2020 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the date thereof, and the consolidated results of their operations, their consolidated changes in shareholders’ equity and their consolidated cash flows for the period then ended, (ii) were prepared in conformity with IFRS or GAAP, as applicable, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) and were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, subject, in the case of the Unaudited 2020 Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter when delivered pursuant to Section 7.3, the PCAOB Financial Statements (the “Audited GAAP Financial Statements”) and the Q1 Financial Statements (collectively, the “Financial Statements”) in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated changes in shareholders’ equity (with respect to the Audited GAAP Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 4.8(c) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9 Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off to or at the Closing, (d) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (e) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter or that in each case would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order.

Section 4.11 Legal Compliance.

(a) As of the date hereof, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Customers or Top Suppliers;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) entered into in the ordinary course of business consistent with past practice or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture (B) partnership, excluding any Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or Company Shareholders or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Vice President or higher;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, immunity, or other right in or to any material Company Intellectual Property or (ii) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property that is material to the business of the Company and its Subsidiaries, provided, however, that none of the following are required to be set forth on Section 4.12(a) in the Company Disclosure Letter (but shall be deemed to constitute Material Contracts for purposes of Section 4.12(b) if they otherwise qualify): (A) non-exclusive licenses or grants of rights in Intellectual Property in independent contractor agreements or consulting agreements on terms substantially similar to the Company’s or any of the Company’s Subsidiaries’ standard forms made available to SPAC); (B) Contracts granting nonexclusive rights to use Company products or services (or Marks in connection with the promotion or sale of Company products or services); (C) Contracts granting nonexclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (A)-(C), entered into in the ordinary course of business consistent with past practice; (D) Open Source Licenses; or (E) Contracts granting to the Company or any of its Subsidiaries nonexclusive rights to use uncustomized Software that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $100,000 per year);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter and (F) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d) There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, which could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, and no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan.

(e) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(f) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(h) Except as set forth on Section 4.13(h) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Merger Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received written (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations

Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets.

(e) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof.

(f) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with the applicable accounting standards.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no material Liens for Taxes (other than Liens described in clause (ii) of the definition of Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that (i) remained unresolved or unpaid as of the date of the PCAOB Financial Statements or (ii) was asserted after the date of the PCAOB Financial Statements.

(e) There are no audits, examinations or other Legal Proceedings with respect to any Taxes of the Company or any of its Subsidiaries in excess of $125,000 (determined individually or in the aggregate) presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or a similar provision of non-US Tax Law) in the three (3) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No transaction, act, omission or event has occurred in consequence of which the Company is or may be held liable for any Tax or deprived of any Relief or allowances otherwise available to it in consequence of any Tax or may otherwise be held liable for or to indemnify any person in respect of Tax where some other company or person is or may become primarily liable for the Tax in question.

(k) No written claim has been made by any Governmental Authority within the last three (3) years where the Company’s U.S. Subsidiary does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by the Company or its Subsidiaries prior to the Closing or (v) election under Section 965 of the Code.

(n) The Company has not entered into nor been a party to nor otherwise been involved in any scheme, arrangement, transaction or series of transactions designed wholly or mainly, or containing steps or stages having no commercial purpose and designed wholly or mainly, for the purposes of avoiding, deferring or reducing a liability to Tax or amounts to be accounted for to a Governmental Authority, or the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Tax or the relief from Tax or the repayment of Tax or the obtaining of a tax advantage

(o) The Company has not taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p) The Company and each of its Subsidiaries is resident for tax purposes solely in the jurisdiction in which it is incorporated. Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.

(q) Neither the Company nor any of its Subsidiaries is, nor has been, party to any transaction or arrangement for which the pricing stands to be adjusted under applicable transfer pricing or thin capitalization legislation. All transactions entered into by the Company and it subsidiaries have been on arm’s length terms.

(r) No associated person of the Company or any of its Subsidiaries has facilitated tax evasion in any manner which could give rise to criminal liability of that Group Company under Part 3 of the Criminal Finances Act 2017 (“Part 3”) and each of the Company and its Subsidiaries to which Part 3 may apply is covered by a written risk assessment in connection with the Part 3 offences which is in the possession of a the relevant company, has otherwise put in place prevention procedures for the purposes of establishing the defence under Part 3, and has monitored and kept updated such risk assessment and procedures.

(s) The Company and each of its Subsidiaries which is required to be registered is properly registered for the purposes of VAT in each jurisdiction in which it is liable to be so registered and has complied in all material respects with all Tax legislation concerning VAT, and has made, obtained and kept up to date accurate records, invoices and other documents appropriate or requisite for the purposes of such Tax legislation.

(t) Neither the Company nor any of its Subsidiary is, nor has ever been, a close company (within the meaning of section 439 of CTA 2010).

(u) No distribution within section 1064 of CTA 2010 has been made by the Company or any Subsidiary during the seven years ending at Closing.

(v) Any loans or advances made, or agreed to be made, by the Company or any Subsidiary within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Company Disclosure Letter. Neither the Company nor any Subsidiary has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(w) Neither the Company nor any Subsidiary has: (a) made any transfer of value within sections 94 and 202 of IHTA 1984; or (b) received any value such that liability might arise under section 199 of IHTA 1984; or (c) been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

(x) There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Company Ordinary Shares or any asset of the Company or any Subsidiary. None of them are subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984.

(y) No asset owned by the Company or any Subsidiary, nor the Company Ordinary Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

(z) The Company was not a “passive foreign investment company” within the meaning of Section 1297 of the Code for its taxable period ending December 31, 2020. Neither the Company nor any of its Subsidiaries is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which SPAC, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18 Licenses and Permits. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been in the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any written notice in the past three (3) years that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases

(as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) Neither the Company nor any of its Subsidiaries have received or served written notice of a material breach in relation to the Real Property Leases and, to the Company’s knowledge, there is any such material breach.

(v) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries are expecting any material end of term liabilities (including reinstatement or dilapidations liabilities) in relation to the Leased Real Property.

(vii) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, and to the Company’s knowledge no such proceeding or similar Action has been threatened.

(b) None of the Company or any of its Subsidiaries owns real property.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of (i) each item of Company Intellectual Property that is registered or applied for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”) and (ii) all material unregistered trademarks used by the Company or any of the Company’s Subsidiaries as the name of Company products or otherwise material to their business as a whole; and (iii) material Company Software. The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company Intellectual Property, and all Company Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is valid, subsisting, and enforceable and nothing has been done, or not been done, or is due to be done within thirty (30) days of the date of this Agreement as a result of which any Company Intellectual Property has ceased or might cease to be valid, subsisting or enforceable. All Company Registered Intellectual Property has been maintained effective by the filing of all necessary timely filings, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Company IP free and clear of all Liens (other than Permitted Liens) and has a valid license or otherwise lawful right to use all other Intellectual Property and Company IT Systems used in or necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twenty-four (24) months prior to the date hereof and as currently contemplated to be conducted, and none of the foregoing (including any material Company IT Contracts) will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) As of the date of this Agreement, there is not, and within the six (6) years preceding the date of this Agreement there has not been, any Action or other Legal Proceedings, oppositions, challenges or disputes pending against the Company or any of the Company’s Subsidiaries, or to the knowledge of the Company, that is threatened (including unsolicited offers to license Patents) against the Company or any of its Subsidiaries either (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company IP. None of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, (i) to the knowledge of the Company as of the date of this Agreement, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned and/or used by the Company or any of the Company’s Subsidiaries in any respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the six (6) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any such third Person claiming infringement or violation by or misappropriation of any such Intellectual Property and no action is current.

(e) The Company and its Subsidiaries have implemented commercially reasonable measures to maintain and protect all Company IP and to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property and other Trade Secrets used by the Company and/or its Subsidiaries that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets owned and/or used by the Company or any of the Company’s Subsidiaries to or by any Person.

(f) All current or past employees and contractors of the Company who contribute or have contributed to the creation or development of any material Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries have executed valid written agreements pursuant to which such Persons have assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its relevant Subsidiaries by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by the Company to be proprietary to the Company or its relevant Subsidiary). There are no outstanding or potential claims against the Company or any of the Subsidiaries under any contract or under section 40 of the Patents Act 1977 (or any similar or equivalent Laws) for employee compensation in respect of any Intellectual Property.

(g) Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any licence, rights, or immunity in or to any Company IP to any Person.

(h) Neither the Company nor its Subsidiaries use or distribute Open Source Materials in the Company’s and/or its Subsidiaries’ products and/or services.

(i) To the Company’s knowledge, the Company IT Systems and Company IT Contracts are adequate for the purposes of the business of the Company and the Subsidiaries as they are operated on the date of this Agreement.

(j) The Company IT Systems operate and perform as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. To the knowledge of the Company, the Company IT

Systems and Company Software do not contain and have not within the last twelve (12) months contained any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices, or other vulnerabilities that, in each case, if activated would be material to the business of the Company and/or its Subsidiaries.

Section 4.22 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the past three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to privacy, data security, and data protection, (ii) the Company’s and its Subsidiaries’ internal and external privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that would not reasonably be expected to have a material effect on the Company and its Subsidiaries as a whole. There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, threatened in writing against the Company or its Subsidiaries alleging a violation of any applicable Law relating to privacy, data security, and/or data protection, or of any third Person’s privacy or personal information rights and there have been no such Legal Proceedings during the past three (3) years.

(b) Except as set forth on Section 4.22(b) of the Company Disclosure Letter, during the past three (3) years preceding the date of this Agreement (i) there have been no unauthorized intrusions nor material breaches of the security of the information technology systems of the Company and/or its Subsidiaries, and (ii) there have been no disruptions in any information technology systems of the Company or its Subsidiaries that have been material to the Company and its Subsidiaries as a whole. Each of the Company and its Subsidiaries have implemented (A) commercially reasonable measures designed to protect personal information in their possession, custody, or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards; (B) commercially reasonable security controls and disaster recovery plans and procedures for the Company IT Systems to ensure the confidentiality, integrity and availability of the Company IT Systems and the data processed by such Company IT Systems, including backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable legal and regulatory standards and customary industry practices; and (C) commercially reasonable security designed to prevent unauthorized access to, or control of, the Company’s and its Subsidiaries’ products.

(c) Neither the Company nor any Subsidiary of the Company has experienced any material incident impacting the confidentiality, integrity, or availability of any personal information, or any information technology systems, networks, or Software owned and/or used by the Company or any of its Subsidiaries and none of the Company or its Subsidiaries has suffered any other material personal data breach (as defined in the General Data Protection Regulation (EU) 2016/679). Neither the Company nor any Subsidiary of the Company has received any written notice or complaint from any Person, or provided any written notice to any Person, with respect to any material violation of their privacy, data security, and data protection practices or obligations, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been for the past three (3) years in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to SPAC all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24 Absence of Changes. From the date of the most recent balance sheet included in the Audited IFRS Financial Statements to the date of this Agreement there has not been any Company Material Adverse Effect.

Section 4.25 Anti-Corruption and Anti-Money Laundering Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has (i) violated any Anti-Bribery Laws or Anti-Money Laundering Laws, or (ii) offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws and Anti-Money Laundering Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws or Anti-Money Laundering Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26 Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any violation of International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has been during the past three (3) years, a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws.

Section 4.27 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, as of the date on which the Proxy Statement/Registration Statement is declared effective (and in the case of any amendment thereto, at the time of such amendment), at the time the Proxy Statement/Registration Statement is first mailed to SPAC Shareholders, at the time of SPAC Shareholders’ Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28 Customers and Suppliers.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers and the top five (5) suppliers or manufacturers, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (each group of Persons, respectively, the “Top Customers” and “Top Suppliers”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

(c) No Top Supplier or Top Customer of the Company or any of its Subsidiaries shall either (i) have a right to terminate or modify (in a manner that would be materially adverse to the Company and its Subsidiaries taken as a whole) any Contract with the Company or any of the Company’s Subsidiaries as a result of any of the transactions contemplated by this Agreement; or (ii) be required to consent to or be notified of any of the transactions contemplated by this Agreement.

(d) No party to any joint venture or partnership arrangement entered into by the Company or any of its Subsidiaries shall (i) have a right to terminate or modify (in a manner that would be materially adverse to the Company and its Subsidiaries taken as a whole) any Contract with the Company or any of the Company’s Subsidiaries as a result of any of the transactions contemplated by this Agreement; or (ii)  be required to consent to or be notified of any of the transactions contemplated by this Agreement.

Section 4.29 Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30 Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 4.31 No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.9, Section 5.13 and Section 5.16), or (ii) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), SPAC represents and warrants to the Company as follows:

Section 5.1 SPAC Organization. SPAC has been duly incorporated, organized or formed and is validly existing as an exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of SPAC’s Governing Documents previously delivered by SPAC to the Company, are true, correct and complete. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 5.2 Due Authorization.

(a) SPAC has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by SPAC Board and (ii) determined by SPAC Board as advisable to SPAC and SPAC Shareholders and recommended for approval by SPAC Shareholders. No other company proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby (other than SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to SPAC’s Governing Documents) is present, each of those Transaction Proposals identified in Section 9.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a two-thirds majority of the outstanding SPAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with SPAC’s Governing Documents) at a shareholders’ meeting duly called by SPAC Board and held for such purpose.

(c) The foregoing votes are the only votes of any of SPAC’s share capital necessary in connection with entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, SPAC Board has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to SPAC Shareholder Approval, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform their obligations under this Agreement or (ii)  be material to SPAC.

Section 5.4 Subsidiaries. SPAC has no Subsidiaries. SPAC is not obligated to make nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, directly or indirectly, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. SPAC does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

Section 5.5 Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened Legal Proceedings against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, each of SPAC is in compliance with all applicable Laws in all material respects. Since December 10, 2018, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to SPAC.

Section 5.6 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since July 16, 2019, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to SPAC SEC Filings. To the knowledge of SPAC, none of SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. Since July 16, 2019, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since July 16, 2019, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares or prohibit or terminate the listing of SPAC Class A Ordinary Shares on the NYSE.

(d) SPAC SEC Filings contain true and complete copies of the audited balance sheets and statements of cash flows, statement of operations, and changes in shareholders’ equity of SPAC from inception through December 31, 2020, together with the auditor’s reports thereon (the “SPAC Financial Statements”). SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii)  any claim or allegation regarding any of the foregoing.

Section 5.8 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, and (ii) as otherwise disclosed on Section 5.8 of SPAC Disclosure Letter.

Section 5.9 Trust Account. As of the date of this Agreement, SPAC has at least $150,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of July 11, 2019, between SPAC and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in SPAC SEC Filings to be inaccurate or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising an SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.10 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act and a “smaller reporting company” (as defined in 17 CFR § 229.10(f)(1)).

Section 5.11 Absence of Changes. Since December 10, 2018, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.11 of SPAC Disclosure Letter, SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.12 No Undisclosed Liabilities. Except as set forth on Section 5.12 of SPAC Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on SPAC’s financial statements in SPAC SEC Filings or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in SPAC SEC Filings in the ordinary course of business, consistent with past practice, (c) that will be discharged or paid off to or at the Closing, (d) obligations for future performance under any contract to which SPAC is a party or (e) any other liabilities and obligations which are not, individually or in the aggregate, material to SPAC.

Section 5.13 Capitalization of SPAC.

(a) As of the date of this Agreement, the authorized share capital of SPAC is $20,100 divided into (i) 180,000,000 SPAC Class A Ordinary Shares, 17,250,000 of which are issued and outstanding as of the date of this Agreement, (ii) 25,000,000 SPAC Class B Ordinary Shares, of which 5,562,500 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b) Subject to the terms and conditions of the Warrant Agreement, SPAC Warrants will be exercisable after giving effect to the Merger for one SPAC Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 7,500,000 SPAC Ordinary Warrants and 5,450,000 SPAC Private Placement Warrants are issued and outstanding. SPAC Warrants are not exercisable until the later of (x) July 16, 2020 and (y) thirty (30) days after the Closing. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Governing Documents, the Forward Purchase Agreement (which shall be terminated in accordance with Section 8.7) and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities.

(c) Except as set forth in this Section 5.13 or as contemplated by this Agreement, the Forward Purchase Agreement (which shall be terminated in accordance with Section 8.7) or the other documents contemplated hereby, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Securities or the value of which is determined by reference to SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities.

(d) On or prior to the date of this Agreement, SPAC and HoldCo have entered into Subscription Agreements, in the forms attached to Section 5.13(d) of SPAC Disclosure Letter, with PIPE Investors, true and correct copies of which have been provided to the Company prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase HoldCo Ordinary Shares from HoldCo for a PIPE Investment Amount of at least $150,000,000 (such amount, the “Minimum PIPE Investment Amount”). On or prior to the date of this Agreement, SPAC has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of SPAC, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this

Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, SPAC and, to the knowledge of SPAC, on HoldCo and each PIPE Investor party thereto, in accordance with their terms.

Section 5.14 Brokers’ Fees. Except fees described on Section 5.14 of SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by SPAC or any of its Affiliates.

Section 5.15 Indebtedness. SPAC has no Indebtedness.

Section 5.16 Taxes.

(a) All material Tax Returns required to be filed by SPAC have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by SPAC have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) SPAC has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Liens described in clause (ii) of the definition of Permitted Liens) upon the property or assets of SPAC.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against SPAC that remains unresolved or unpaid.

(e) There are no audits, examinations or other Legal Proceedings with respect to any Taxes of SPAC in excess of $15,000 (determined individually or in the aggregate) presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of SPAC.

(f) No written claim has been made by any Governmental Authority where SPAC does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) SPAC is not a party to any Tax indemnification or Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes that were entered into with persons who are not Affiliates or equity owners of SPAC).

(h) SPAC has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(i) SPAC is not liable for Taxes of any other Person (other than SPAC) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(j) SPAC has not taken any action or agreed to take any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(k) SPAC has not ever owned any equity interest in another Person.

Section 5.17 Business Activities.

(a) Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, the amount outstanding under any Working Capital Loans is set out in Section  5.17 of the SPAC Disclosure Letter.

Section 5.18 NYSE Stock Market Quotation. SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SCPE”. SPAC Ordinary Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SCPE WS”. SPAC is in compliance with the rules of the NYSE, as applicable, and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC Class A Ordinary Shares or SPAC Warrants on the NYSE, as applicable. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to SPAC Shareholders and certain or all of the Company Shareholders (including as a component of an information statement or other shareholder disclosure to Company Shareholders in connection with the Transactions), as applicable, and at the time of SPAC Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement or Company Shareholder disclosure, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.20 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, SPAC and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company, HoldCo, Merger Sub, nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21 No Additional Representation or Warranties. Except as provided in this Article V, SPAC nor its Affiliates, nor any of its directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, Merger Sub, HoldCo or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, Merger Sub, HoldCo or their respective Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, Merger Sub and HoldCo and their advisors, have made their own investigation of SPAC and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of its directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.22 Affiliate Arrangements. Except as set forth on Section 5.22 of the SPAC Disclosure Letter, SPAC does not have any rights, obligations or liabilities with respect to, or arising from, any contract with Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of HoldCo and Merger Sub hereby represents and warrants to SPAC as follows:

Section 6.1 Corporate Organization. Each of HoldCo and Merger Sub is a company duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.2 Certificate of Incorporation and By-laws. Each of HoldCo and Merger Sub has heretofore furnished to SPAC complete and correct copies of the HoldCo Organizational Documents and Merger Sub Organizational Documents, respectively, Each of the HoldCo Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither HoldCo nor Merger Sub is in violation of any of the provisions of such organizational documents.

Section 6.3 Capitalization.

(a) As of the date hereof, the authorized share capital of HoldCo consists of $50,000 divided into ordinary shares of $0.00001 each.

(b) As of the date hereof, the authorized share capital of Merger Sub consists of $50,000 divided into ordinary shares of $0.00001 each.

(c) The outstanding HoldCo Ordinary Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the HoldCo Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by HoldCo hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the HoldCo Organizational Documents. The HoldCo Ordinary Shares constituting the Merger Consideration being delivered by HoldCo hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e) Except as contemplated by this Agreement and the transactions contemplated hereunder, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of HoldCo or obligating HoldCo to issue or sell any shares in the capital of, or other equity interests in, HoldCo, (ii) HoldCo is not a party to, or otherwise bound by, and HoldCo has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the HoldCo Ordinary Shares or any of the equity interests or other securities of HoldCo. As of the date hereof, except for Merger Sub, HoldCo does not own any equity interests in any person. As of the date hereof, Merger Sub does not own any equity interests in any person.

Section 6.4 Authority Relative to this Agreement. Each of HoldCo and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Agreements by each of HoldCo and Merger Sub and the consummation by each of HoldCo and Merger Sub of the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of HoldCo or Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement or consummation of the transactions contemplated hereby and thereby (other than, (a) with respect to the transactions contemplated hereby, the approval and adoption of this Agreement by the holders of a relevant majority of the then-outstanding HoldCo Ordinary Shares and by HoldCo (as the holder of all of the then outstanding Merger Sub share capital), and the filing and recordation of appropriate merger documents as required by the laws of the Cayman Islands, as the case may be, and (b) with respect to the issuance of HoldCo Ordinary Shares, the Exchange and the amendment and restatement of the HoldCo Organizational Documents pursuant to this Agreement, the approval a relevant majority of the then-outstanding HoldCo Ordinary Shares). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by HoldCo and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of HoldCo or Merger Sub, enforceable against HoldCo or Merger Sub in accordance with its terms.

Section 6.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by HoldCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by HoldCo and Merger Sub will not (i) conflict with or violate the HoldCo Organizational Documents or Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.5(b) have been obtained and all filings and obligations described in Section 6.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to HoldCo or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of HoldCo or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of HoldCo or Merger Sub is a party or by which HoldCo or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the HoldCo or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to the business of the HoldCo or Merger Sub, taken as a whole.

(b) The execution and delivery by HoldCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by HoldCo or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the premerger notification requirements of the HSR Act and filing and recordation of appropriate merger documents as required by the laws of the Cayman Islands and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HoldCo and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.6 Compliance. Neither HoldCo nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to HoldCo or Merger Sub or by which any property or asset of HoldCo or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HoldCo or Merger Sub is a party or by which HoldCo or Merger Sub or any property or asset of HoldCo or Merger Sub is bound. HoldCo and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for HoldCo and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.7 Board Approval; Vote Required.

(a) The HoldCo Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of HoldCo and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of share capital of HoldCo that is necessary to approve this Agreement, the Exchange and the Transactions is the HoldCo Requisite Approval.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and HoldCo (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that HoldCo (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by HoldCo (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of share capital of Merger Sub that is necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of HoldCo as sole shareholder of all outstanding shares in the capital of Merger Sub.

Section 6.8 No Prior Operations of HoldCo or Merger Sub; Post-Closing Operations. HoldCo and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the transactions contemplated hereby and thereby. Since the date of the HoldCo Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither HoldCo nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the transactions contemplated hereby and thereby. Neither HoldCo nor Merger Sub has any employees or liabilities under any Plan. HoldCo and Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for HoldCo to conduct the business of the Company and the Company Subsidiaries.

Section 6.9 No Indebtedness. Neither HoldCo nor Merger Sub has incurred or assumed any indebtedness for borrowed money with any third party lender.

Section 6.10 Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of HoldCo or Merger Sub.

Section 6.11 Information Supplied. None of the information relating to HoldCo or Merger Sub supplied by HoldCo or Merger Sub specifically in writing for inclusion in the Proxy Statement/ Registration Statement will, as of the date on which the Registration Statement is declared effective (and in the case of any amendment thereto, at the time of such amendment), as of the date the Proxy Statement/Prospectus is mailed to SPAC Shareholders, at the time of SPAC Shareholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that HoldCo and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of HoldCo or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/ Registration Statement.

ARTICLE VII

COVENANTS OF THE COMPANY, HOLDCO AND MERGER SUB

Section 7.1 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except in connection with COVID-19 Measures or as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or as explicitly contemplated in connection with the Transactions or required by Law or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Section 7.1(a) of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law or in connection with COVID-19 Measures:

(i) change or amend the Governing Documents of the Company;

(ii) make or declare any dividend or distribution to the Company Shareholders or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Merger Consideration payable to the Company Shareholders;

(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options and Company Restricted Stock in connection with the repurchase, forfeiture or cancellation of such interests, Company Options and Company Restricted Stock, (ii) the acquisition by the Company of shares of Company Ordinary Shares in connection with the surrender of shares of Company Ordinary Shares by holders of Company Options in order to pay the exercise price of the Company Options, and (iii) the withholding of shares of Company Ordinary Shares to satisfy Tax obligations with respect to the Company Options and Company Restricted Stock;

(v) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business or as required by Law;

(vi) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among the Company and its Subsidiaries or among its Subsidiaries and (iv) transactions in the ordinary course of business consistent with past practice;

(vii) acquire any ownership interest in any real property;

(viii) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay except in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof except in the ordinary course of business consistent with past practice, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, or (vi) terminate the employment or engagement, other than for cause, death or disability, of any employee or independent contractor with an annual base compensation in excess of $250,000;

(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x) incur or assume any indebtedness for borrowed money under its term facility with Argentum Securities Ireland plc and/or its facility with Silicon Valley Bank and/or any other third party debt facilities, in each case, other than in the ordinary course of business, which is not in excess of $100,000;

(xi) (i) make or change any material election in respect of Taxes in a manner inconsistent with past practice, (ii) amend, modify or otherwise change any filed Tax Return in a manner that is material to the Company and its Subsidiaries, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, (vii), file any Tax Return of the Company or its Subsidiaries in a manner that is materially inconsistent with the past practices of the Company, or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(xii) authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation (including Company Restricted Stock) other than (i) in the ordinary course of business not to exceed the amount of Company Ordinary Shares available for grant under the Company Incentive Plan on the date of this Agreement, or (ii) upon the exercise or settlement of Company Options under the Company Incentive Plan and applicable award agreement outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, and (iii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;

(xiii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(xiv) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xv) (A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a Lien (other than a Permitted Lien), or grant to, or agree to grant to, any Person rights in or to any Company IP that is material to the Company and its Subsidiaries (other than non-exclusive licenses of Company IP granted to customers or distributors in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period) or (B) subject any material Company IP to any Copyleft Licenses;

(xvi) disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business and pursuant to obligations to maintain the confidentiality thereof;

(xvii) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 7.1(a)(xvii) of the Company Disclosure Letter, in the aggregate;

(xviii) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(xix) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(xx) terminate without replacement or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(xxi) cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(xxii) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(xxiii) enter into any agreement to do any action prohibited under this Section 7.1.

(b) During the Interim Period, except as set forth on Section 7.1(b) of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) HoldCo and Merger Sub shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as explicitly contemplated in connection with the Transactions or required by Law or in connection with COVID-19 Measures:

(i) engage in any business or activity other than the consummation of the Exchange;

(ii) amend or otherwise change the HoldCo Organizational Documents or organizational documents of Merger Sub except as otherwise required to implement the transactions contemplated hereby;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the HoldCo Ordinary Shares;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of HoldCo or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of HoldCo or of Merger Sub;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of HoldCo or of Merger Sub;

(vii) amend any agreement directly related to the Exchange;

(viii) permit any Company Shareholder who acquires HoldCo Ordinary Shares pursuant to the Exchange to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any HoldCo Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of HoldCo Ordinary Shares;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Exchange and any such attempted action shall be null and void and HoldCo will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;

(x) acquire or hold any equity securities or rights thereto in any person other than the Company pursuant to the Exchange except for new HoldCo Ordinary Shares held by the Company upon the Exchange which shall be distributed in kind by the Company to HoldCo to be held in treasury by HoldCo following completion of the Exchange; or

(xi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to SPAC and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as SPAC or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to SPAC). All information obtained by SPAC or their respective representatives pursuant to this Section 7.1(a) shall be subject to the Confidentiality Agreement.

Section 7.3 Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement and in any event by no later than April 9, 2021, the Company shall deliver to SPAC audited consolidated balance sheets and statements of operations, comprehensive loss, shareholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited GAAP Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 (other than those set forth in Section 4.8(a)) shall be deemed to apply to such Audited GAAP Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) If the Merger Effective Time has not occurred prior to May 14, 2021, as soon as reasonably practicable following May 14, 2021, the Company shall deliver to SPAC the unaudited consolidated balance sheets and statements of operations, comprehensive loss, shareholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 (other than those set forth in Section 4.8(a)) shall be deemed to apply to the Q1 Financial Statements, with the same force and effect as if made as of the date of this Agreement.

(c) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.4 Affiliate Agreements. All Affiliate Agreements set forth on Section 7.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to HoldCo, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 7.4 of the Company Disclosure Letter.

Section 7.5 Acquisition Proposals.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within twenty-four (24) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Section 7.6 Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company or any of its Subsidiaries, threatened in writing, against the Company or any of its Subsidiaries or any of their boards by any of their shareholders prior to the Closing, the Company shall promptly notify SPAC of any such litigation and keep SPAC reasonably informed with respect to the status thereof. The Company and any of its

Subsidiaries shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to SPAC’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.7 Employment Agreement Amendments. The Company shall use its reasonable efforts to agree the Employment Agreement Amendments with the relevant employees by Closing and to arrange for all agreed Employment Agreement Amendments to be entered into by the relevant employer entities and employees on Closing.

Section 7.8 Indemnification and Insurance.

(a) From and after the Effective Time, HoldCo agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) SPAC and each of its Subsidiaries (the “SPAC Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, HoldCo shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of HoldCo’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, and its Subsidiaries’ or SPAC, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. HoldCo shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Effective Time, HoldCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SPAC’s, the Company’s, HoldCo’s, Merger Sub’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) HoldCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on HoldCo and all successors and assigns of HoldCo. In the event that HoldCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, HoldCo shall ensure that proper provision shall be made so that the successors and assigns of HoldCo shall succeed to the obligations set forth in this Section 7.8.

(d) On or prior to the Closing Date, HoldCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of HoldCo, which indemnification agreements shall continue to be effective following the Closing.

ARTICLE VIII

COVENANTS OF SPAC

Section 8.1 Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no SPAC Shareholders shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and shall cause the Trustee prior to the Effective Time to transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.2 No Solicitation by SPAC. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, SPAC shall not, and shall cause its Subsidiaries not to, and SPAC shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 8.3 SPAC Conduct of Business.

(a) During the Interim Period, SPAC shall, except as contemplated by this Agreement (including as contemplated by the PIPE Investment or FPA Termination), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) seek any approval from SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the Transaction Proposals or otherwise to obtain SPAC Extension;

(ii) (x) make or declare any dividend or distribution to SPAC Shareholders or make any other distributions in respect of any of SPAC’s Capital Stock, share capital or equity interests, (y) split, combine, reclassify or, save pursuant to the FPA Termination, otherwise amend any terms of any shares or series of SPAC’s Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Class A Ordinary Shares made as part of SPAC Share Redemptions;

(iii) make or change any material election in respect of Taxes, (A) amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (D) settle any claim or assessment in respect of material Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes, (F) file any Tax Return in a manner that is inconsistent with the past practices of SPAC or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) other than as expressly required by the SPAC Investor Support Agreement or to give effect to the FPA Termination, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

(vii) (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (C) save pursuant to the FPA Termination, amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 8.3.

(b) During the Interim Period, SPAC shall, comply with, and continue performing under, as applicable, SPAC’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which SPAC may be a party, except that SPAC agrees that it shall cause the FPA Termination to occur in accordance with and as contemplated by Section 8.7.

Section 8.4 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to SPAC by third parties that may be in SPAC’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, SPAC shall provide to the Company and, if applicable, its accountants, counsel or other representatives, (x) such information concerning the affairs of SPAC and such other information, materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of SPAC during the Interim Period, in each case, as the Company or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to SPAC). All information obtained by the Company, HoldCo, Merger Sub or their respective representatives pursuant to this Section  8.4) shall be subject to the Confidentiality Agreement.

Section 8.5 SPAC Public Filings. From the date hereof through the Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.6 Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or SPAC Board by any of SPAC Shareholders prior to the Closing, SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.7 Forward Purchase Agreement Termination. Prior to the FPS Closing (as such term is defined in the Forward Purchase Agreement), the SPAC will procure the termination of the Forward Purchase Agreement (including, for the avoidance of doubt, termination of the rights and obligations of SC Health Group Limited with respect to the SPAC Forward Purchase Warrants under the Warrant Agreement) without liability or further obligation of SPAC or SC Health Group Limited (the “FPA Termination”).

ARTICLE IX

JOINT COVENANTS

Section 9.1 HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, including the HSR Act and the Laws of any jurisdiction or Governmental Authority outside of the United States (“Antitrust Laws”), each party hereto agrees to promptly (and, to the extent required, shall cause its Affiliates to) substantially comply with and take reasonably necessary and appropriate actions with respect to Antitrust Laws, including in no event later than ten (10) Business Days after the date hereof complying with the notification and reporting requirements of the HSR Act. Each of the parties hereto shall substantially comply with any Antitrust Information or Document Requests. For the avoidance of doubt, this Section 9.1 shall not apply to any notices or filings made with CFIUS pursuant to the DPA.

(b) Each of the parties hereto shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) The parties hereto shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and use reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, filings, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the parties hereto (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 9.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements, (x) HoldCo, SPAC and the Company shall jointly prepare and file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to SPAC Shareholders relating to SPAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) SPAC, HoldCo and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the HoldCo Ordinary Shares and HoldCo Warrants to be issued in the Merger and Exchange or otherwise in connection with the transactions contemplated hereby and the units comprising such (collectively, the “Registration Statement Securities”). Each of the parties hereto shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the

Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of the parties hereto agrees to furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). SPAC will cause the Proxy Statement/Registration Statement to be mailed to SPAC Shareholders, in each case, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SPAC Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents as promptly as reasonably practicable after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of SPAC and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to SPAC Shareholders and at the time of SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) Not in limitation, but in furtherance of the immediately preceding clause (iii), at any time prior to the Effective Time, any information relating to SPAC, the Company or HoldCo or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or HoldCo which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to SPAC Shareholder.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the HoldCo Ordinary Shares that constitute the Merger Consideration or was issued in connection with the Exchange or Transactions, other than certain equity securities issuable under the Incentive Equity Plan that are based on HoldCo Ordinary Shares and constitute a portion of the Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 9.2(a).

(b) SPAC Shareholder Approval. SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with SPAC’s Governing Documents and Section 710 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption. Subject to any Permitted Withdrawal, SPAC shall, through its Board of Directors, recommend to SPAC Shareholders the (A) the adoption and approval of this Agreement and the transactions contemplated hereby in accordance with applicable Law and exchange rules and regulations, (B) adoption and approval of the Plan of Merger in accordance with section 233(6) of the Cayman Statute (C) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) adoption and approval of any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (F) adjournment of SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. SPAC Board shall not withdraw, amend, qualify or modify its recommendation to SPAC Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to SPAC Shareholders described in the Recitals hereto, a “Modification in Recommendation”); provided that, in the event that the SPAC Board determines a Company Material Adverse Effect has occurred, the SPAC Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent required, upon the advice of counsel, in order to comply with its fiduciary duties (a “Permitted Withdrawal”). SPAC shall, subject to any Permitted Withdrawal, promptly notify (and in any event, no later than three (3) Business Days prior to making any such Permitted Withdrawal or amendment, qualification or modification) the Company in writing of any determination to make any Permitted Withdrawal of its recommendation or amendment, qualification or modification of its recommendation in a manner adverse to the Company. To the fullest extent permitted by applicable Law, (x) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold SPAC Shareholders’ Meeting shall not be affected by any Modification in Recommendation, save for any Permitted Withdrawal, (y) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold SPAC Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) SPAC agrees that if SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 9.2(b), and hold additional SPAC Shareholders’ Meetings in order to obtain SPAC Shareholder Approval. SPAC may only adjourn SPAC Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining SPAC Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to SPAC Shareholders’ Meeting; provided, that, without the consent of the Company, SPAC Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with SPAC Shareholders’ Meeting, as required by SPAC’s Governing Documents.

(c) Company Shareholder Approvals of Scheme of Arrangement. Upon the terms set forth in this Agreement, the Company and HoldCo shall use its reasonable best efforts to solicit and obtain approvals to the Resolutions and the HoldCo Shareholder Approval including, for the avoidance of doubt, HoldCo circulating the HoldCo Shareholder Approval to its member for approval prior to the Initial Exchange.

Section 9.3 Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII, HoldCo, SPAC (subject to its right of Permitted Withdrawal only), Merger Sub and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of SPAC, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (including any applicable actions or filings required under or in connection with the NSIB). Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 9.3 will constitute a breach of Section 7.1.

Section 9.4 Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by SPAC, HoldCo, Merger Sub, the Company or its Subsidiaries (“Transfer Taxes”) shall constitute Transaction Expenses. The Company and its Subsidiaries shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, SPAC will cooperate and join in the execution of any such Tax Returns.

Section 9.5 Section 16 Matters. Prior to the Effective Time, each of the HoldCo, Company and SPAC shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the HoldCo Ordinary Shares, Company Capital Stock or acquisitions of SPAC Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.6 Cooperation; Consultation.

(a) Prior to Closing, each of HoldCo, the Company and SPAC shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by HoldCo, the Company or SPAC shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other parties may reasonably request, (b) granting such access to the other parties and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of HoldCo, the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of HoldCo, the Company, SPAC, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, SPAC shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

Section 9.7 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, prior to Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering and documents, certificates, instruments and other papers that are necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable the Transactions. The Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to send the requisite notice to or to solicit and obtain the consents of as applicable, the contractual counterparties to the Contracts listed on Section 9.7 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is explicitly required in accordance with the terms of the relevant Contract requiring such consent); provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

Section 9.8 Employee Matters.

(a) Equity Plan. Prior to the effectiveness of the Proxy Statement/Registration Statement, HoldCo shall approve and adopt, subject to receipt of HoldCo Shareholder Approval, (w) an incentive equity plan in the form attached hereto as Exhibit E and an employee stock purchase plan in the form attached as Exhibit F (with such changes that may be agreed in writing by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable)) (the “Incentive Equity Plans”), (x) a form of stock option agreement, which such form shall be distributed to SPAC not later than ten (10) Business Days prior to HoldCo approval and adoption for SPAC’s (or SPAC’s designee’s) review and comment, and (y) a form of restricted stock unit agreement, which such form shall be distributed to SPAC not later than ten (10) Business Days prior to HoldCo approval and adoption for SPAC’s (or SPAC’s designee’s) review and comment, and (z) a form of restricted stock agreement, which such form shall be distributed to SPAC not later than ten (10) Business Days prior to HoldCo approval and adoption for SPAC’s (or SPAC’s designee’s) review and comment, in each case, effective as of the Closing Date. Within two (2) Business Days following the expiration of the sixty (60) day period following the date HoldCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, HoldCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the HoldCo Ordinary Shares issuable under the Incentive Equity Plans, and HoldCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plans remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.8 are included for the sole benefit of SPAC, HoldCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, HoldCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 9.9 Post-Closing Directors and Officers of HoldCo. Subject to the terms of HoldCo’s Governing Documents and the applicable rules and regulations of the NYSE, SPAC, the Company and HoldCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) unless and until the CFIUS Approval has been obtained, the Board of Directors of HoldCo shall consist of up to seven (7) director nominees, with such initial director nominees, to be designated by the Company pursuant to written notice to SPAC as soon as reasonably practicable following the date of this Agreement (one of whom shall be the current Chairman of the Company’s Board of Directors), subject to SPAC’s reasonable acceptance of such initial director nominees:

(b) following the date that the CFIUS Approval is obtained (if at all), the Board of Directors of HoldCo shall consist of up to nine (9) directors, which shall initially include:

(i) so long as the Sponsor and its Affiliates continue to own HoldCo Ordinary Shares, two (2) Class II director nominees to be designated by the Sponsor pursuant to written notice to be delivered to the Company or HoldCo (as applicable) as soon as reasonably practicable following receipt of the CFIUS Approval (which notice must, in any event, be delivered prior to the date that is the later of (x) June 30, 2022 and (y) the date of the 2022 Annual Meeting of HoldCo shareholders), and SPAC shall consult with the Company or HoldCo (as applicable) with regards to the identity of such director nominees;

(ii) two (2) director nominees to be designated by the Company (one of whom shall be the current Chairman of the Company’s Board of Directors), and the Company shall consult with SPAC with regards to the identity of the non-Chairman director nominee; and

(iii) five (5) director nominees to be designated by the Company, subject to SPAC’s reasonable acceptance of the initial director nominees pursuant to Section 9.9(a).

(c) the Board of Directors of HoldCo shall have a majority of “independent” directors for the purposes of NYSE rules, each of whom shall serve in such capacity in accordance with the terms of the HoldCo’s Governing Documents following the Effective Time; and

(d) the initial officers of HoldCo shall be as set forth on Section 2.7 of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to SPAC subject to the foregoing provisions of this Section 9.9), who shall serve in such capacity in accordance with the terms of HoldCo’s Governing Documents following the Effective Time.

(e) The Company and SPAC shall (i) jointly file a draft of the Notice with CFIUS (the “CFIUS filing”) contemplated under 31 C.F.R. § 800.501 with respect to SPAC’s director nominee rights pursuant to Section 9.8(a)(i) of this Agreement (the “Designation Right”) as soon as reasonably practicable following the execution of this Agreement, and (ii) as soon as reasonably practicable after receiving CFIUS notification that the draft Notice meets all requirements of 31 C.F.R. § 800.502 and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated under 31 C.F.R. § 800.501(a). Any filings fees or similar costs associated with the CFIUS Filing shall be borne by SPAC.

(f) The Company and SPAC shall (i) cooperate and coordinate with the other in the making of the CFIUS filing except as prohibited by applicable law or order or as directed by CFIUS, including any U.S. Government agency that is a member of CFIUS including, (x) providing copies of all such documents and materials to each other (or their outside counsel) prior to filing, and (y) considering all reasonable additions, deletions or changes suggested in connection therewith and in connection with resolving any investigation, request or other inquiry from CFIUS under the applicable laws or orders with respect to any such filing, (ii) supply the other party (or its outside counsel) with any information and reasonable assistance that may be required or reasonably requested by CFIUS in connection with the making of the filing, (iii) supply any certifications, additional information, documents or other materials that may be required or reasonably requested by CFIUS in connection with the notice filing or the Designation Right as soon as practicable and in all cases within the amount of time allowed by CFIUS, and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain the CFIUS Approval as soon as practicable. Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall SPAC or any of its Affiliates be obligated in connection with the CFIUS Approval, to (A) propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments or enter into any commercial arrangement, or commit, or commit to take, any action which action limits the freedom of action of SPAC or any of its Affiliates with respect to its or its Affiliates’ or the Company’s or the Company’s subsidiaries’ businesses, product lines or assets, (B) defend through litigation, any Action asserted by any Person in any court before any Governmental Authority with respect to any notifications, filings, registrations and other materials required or necessary under the DPA or appeal any adverse decision or order by any such governmental body with respect to CFIUS, or (C) take any actions that would reasonably be expected to have a material and adverse impact on the Company, the Company’s subsidiaries, SPAC or any of its Affiliates.

(g) Notwithstanding any provision in this Agreement to the contrary, prior to receipt of CFIUS Approval, SPAC shall not request or obtain from the Company or its subsidiaries, and the Company and its subsidiaries shall not provide to the Sponsor or its Affiliates, either directly or indirectly (through any other person or otherwise), (i) control rights (as defined in 31 C.F.R. § 800.208); (ii) access to material nonpublic technical information (as defined in 31 C.F.R. § 800.232); (iii) the right to appoint any member or observer to the board or equivalent governing body of the Company or any of its subsidiaries; or (iv) the right to have involvement with substantive decision making, as those terms are defined in 31 C.F.R. § 800.229 and 31 C.F.R. § 800.245, respectively, regarding (x) the use, development, acquisition, safekeeping, or release of any sensitive personal data of U.S. citizens (as defined in 31 C.F.R. § 800.241) maintained or collected by the Company or any of its subsidiaries; (y) the use, development, acquisition, or release of critical technologies (as defined in 31 C.F.R. § 800.215); or (z) the management, operation, manufacture, maintenance, or supply of covered investment critical infrastructure identified in column 1 of Appendix A to 31 C.F.R. Part 800.

Section 9.10 NYSE Listing and De-Listing.

(a) The Company, HoldCo and SPAC shall use their respective reasonable best efforts to cause the HoldCo Ordinary Shares and HoldCo Warrants issuable in the Merger or the Exchange and the HoldCo Ordinary Shares that will become issuable upon the exercise of the HoldCo Warrants to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

(b) The Company, HoldCo and SPAC shall use their respective reasonable best efforts to cause SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants to be delisted from NYSE (or be succeeded by the respective HoldCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by HoldCo) as of the Closing Date or as soon as practicable thereafter.

Section 9.11 PIPE Subscriptions. Unless otherwise approved in writing by HoldCo and SPAC (which approval shall not be unreasonably withheld, conditioned or delayed), SPAC and HoldCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, SPAC and HoldCo shall use reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including each using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) HoldCo, the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 9.12 Confidentiality. From the date of this Agreement until Closing, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided, that effective as of and subject to the consummation of the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect (other than the terms that expressly survive the termination of the Confidentiality Agreement as set forth therein) without any further action of any of the parties thereto. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that until Closing, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing in violation of such US federal securities Laws and other applicable foreign and domestic Laws.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions to Obligations of SPAC, HoldCo, Merger Sub, and the Company. The obligations of SPAC, HoldCo, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) SPAC Shareholder Approval shall have been obtained;

(b) The Resolutions (other than the Creditor Scheme Court Meeting Resolution) being duly passed by the requisite majorities at the Equity Court Meeting and the General Meeting and the Equity Scheme and (if applicable) the Capital Reduction being sanctioned or confirmed (as applicable) by the Court;

(c) The Equity Scheme Document approved by the Court shall have been filed with the Registrar of Companies (England and Wales);

(d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(f) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger (including any restriction or prohibition under or in connection with the NSIB); provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(g) SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(h) The HoldCo Ordinary Shares shall have been approved for listing on NYSE, subject to official notice of issuance.

Section 10.2 Conditions to Obligations of SPAC(a) . The obligations of SPAC to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:(i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; (ii) the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company) (other than the first sentence of Section 4.6(a)), Section 4.7 (Capitalization of Subsidiaries), and Section 4.16 (Brokers’ Fees) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and (iii) each of the representations and warranties of the Company contained in this Agreement other than the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries), and Section 4.16 (Brokers’ Fees), (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) The representations and warranties of the HoldCo and Merger Sub contained in Section 6.3(a) and Section 6.3(b), respectively, shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; (ii) the representations and warranties made pursuant to Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement), Section 6.8 (Post-Closing Operations; No Prior Obligations of HoldCo or Merger Sub) and Section 6.10 (Brokers’ Fees) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and (iii) each of the representations and warranties of the HoldCo and Merger Sub contained in this Agreement other than the representations and warranties made pursuant to the Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement), Section 6.8 (Post-Closing Operations; No Prior Obligations of HoldCo or Merger Sub) and Section 6.10 (Brokers’ Fees) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(c) Each of the covenants of the Company and HoldCo to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.2(c), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date).

Section 10.3 Conditions to the Obligations of the Company. The obligation of HoldCo, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of SPAC contained in Section 5.13 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of SPAC contained in this Agreement (other than Section 5.13) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The amount of cash actually received by HoldCo substantially concurrently with the Closing from the PIPE Investments shall be no less than $150,000,000.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and SPAC;

(b) by the Company or SPAC if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting or restricting consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(c) by the Company if SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at SPAC Shareholders’ Meeting duly convened therefor or at any adjournment thereof;

(d) by SPAC if the Resolutions in connection with the Equity Scheme have not been approved by the requisite majorities;

(e) by either the Company or SPAC if the Court shall decline or refuse to sanction the Equity Scheme, unless both the Company and SPAC agree in writing that the decision of the Court shall be appealed;

(f) prior to the Closing by written notice to the Company from SPAC if, pursuant to the articles of association of SPAC, SPAC is required to cease all operations as a result of not completing a business combination;

(g) prior to the Closing by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, Merger Sub or HoldCo set forth in this Agreement, such that the conditions specified in Section 10.2(a), Section 10.2(b) or Section 10.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, HoldCo or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach, but only as long as the Company, HoldCo or Merger Sub continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before December 31, 2021 (the “Agreement End Date”), unless SPAC is in material breach hereof and such breach may be cured; or

(h) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such reasonable best efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof and such breach may be cured.

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, HoldCo, SPAC or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Trust Account Waiver. The Company, HoldCo or Merger Sub acknowledge that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company, HoldCo or Merger Sub further acknowledge that, as described in the prospectus dated June 21, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). The Company, HoldCo or Merger Sub acknowledge that it has been advised by SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders; and (iii) if SPAC holds a shareholder vote to amend SPAC’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of SPAC Ordinary Shares if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any SPAC Ordinary Shares properly tendered in connection with such vote. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, HoldCo or Merger Sub hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s, HoldCo’s or Merger Sub’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company, HoldCo or Merger Sub may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to SPAC prior to the Closing, or to SPAC after the Effective Time, to:

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: Jeri Kwek

AJ Coloma

Eric Teo

Terence Fong

Aaron Wee

Clement Chen

Email:	jeri.kwek@sincapital.com

aj.coloma@sincapital.com

eric.teo@sincapital.com

terence.fong@sincapital.com

aaron.wee@sincapital.com

Clement.Chen@sincapital.com

with copies to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

United States of America

Attention: Carl Marcellino

                  Elizabeth Todd

Email: Carl.Marcellino@ropesgray.com

            Elizabeth.Todd@ropesgray.com

(b) If to the Company, HoldCo or Merger Sub prior to the Closing, or to the Surviving Company or HoldCo after the Effective Time, to:

Rockley Photonics Holdings Limited

3rd Floor

1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Attention: Dr. Andrew Rickman

Email: andrew.rickman@rockleyphotonics.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

                Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

            jarrod.murphy@pillsburylaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16.

Section 12.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Surviving Entity shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of SPAC, in each of case (x) and (y), in accordance with Section 2.5(c); and

For the avoidance of doubt, any payments to be made (or to cause to be made) by the Surviving Entity pursuant to Section  12.60 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section  12.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and SPAC Disclosure Letter), (ii) SPAC Investor Support Agreement and Company Holders Support Agreement, and (iii) the Employment Agreement Amendments, (iv) the Registration Rights and Lock-Up Agreement; (v) the Andrew Rickman Employment Agreement Amendment and (vi) the Non-Disclosure Agreement, dated as of December 8, 2020, between SPAC and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (ii), (iii), (iv), (v) and (vi), each an “Ancillary Agreement” and collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b) The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 12.12.

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, Delaware, except to the extent mandatorily governed by (x) the laws of Cayman Islands, including the provisions effecting the Merger or (y) the laws of England and Wales, including the provisions relating to the Scheme of Arrangement and the Exchange, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, HoldCo, SPAC and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, HoldCo, SPAC and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of HoldCo, the Company, SPAC or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of HoldCo, the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 11.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18 Conflicts and Privilege.

(a) HoldCo, SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the Surviving Company, shareholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Group”), on the one hand, and (y) HoldCo, Merger Sub, the Company and/or any member of the Rockley Group, on the other hand, any legal counsel, including Ropes & Gray LLP (“Ropes”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company or HoldCo, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. HoldCo, SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of SPAC Group, on the one hand, and Ropes, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) SPAC, HoldCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company, HoldCo, the Surviving Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Rockley Group”), on the one hand, and (y) any member of SPAC Group, on the other hand, any legal counsel, including Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) that represented the Company prior to the Closing may represent any member of the Rockley Group in such dispute even though the interests of such Persons may be directly adverse to SPAC Group, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Rockley Group, on the one hand, and Pillsbury, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Rockley Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SC HEALTH CORPORATION

By:	/s/ Angelo John Coloma
Name:	Angelo John Coloma
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

ROCKLEY MERGERSUB LIMITED

By:	/s/ Dr. Andrew George Rickman
Name:	Dr. Andrew George Rickman
Title:	Director

[Signature Page to Business Combination Agreement]

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name:	Dr. Andrew George Rickman
Title:	Director

[Signature Page to Business Combination Agreement]

ROCKLEY PHOTONICS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name:	Dr. Andrew George Rickman
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Memorandum of Association of HoldCo

(See Attached)

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

[    ] AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

[        ]

(adopted by a Special Resolution passed on [                ] and

effective [                ])

1	The name of the Company is [ ].

2

The registered office of the Company shall be at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KYI-1106, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5

The authorized share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a nominal or par value of US$0.00001 each. The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

Exhibit B

Articles of Association of HoldCo

(See Attached)

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

[    ] AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[                ]

(adopted by a Special Resolution passed on [                ] and

effective [                 ])

INTERPRETATION

1	In these Articles, Table A in the Schedule in the Companies Act does not apply and unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Articles”	these Articles of Association of the Company as altered or added to, from time to time;

“Board” or “Board of Directors”	the board of Directors for the time being of the Company;

“Business Day”	a day (excluding Saturdays or Sundays), on which banks in London, United Kingdom, California, United States and New York, United States are open for general banking business throughout their normal business hours;

“Chairman”	the Chairman appointed pursuant to Article 78;

“Commission”	Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Companies Act”	the Companies Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company”	[ ], a Cayman Islands company limited by shares;

“Company’s Website”	the website of the Company, the address or domain name of which has been notified to Members;

“Designated Stock Exchange”	The New York Stock Exchange or any other internationally recognized stock exchange where the Company’s securities are traded;

“Directors”	the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

“electronic”	the meaning given to it in the Electronic Transactions Act;

“electronic communication”	electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Record”	has the same meaning as in the Electronic Transactions Act;

“Electronic Transactions Act”	the Electronic Transactions Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Electronic Transactions Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“in writing”	includes writing, printing, lithograph, photograph, type-writing and every other mode of representing words or figures in a legible and non-transitory form and, only where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

“Member”	the meaning given to it in the Companies Act;

“Memorandum of Association”	the Memorandum of Association of the Company, as amended and re-stated from time to time;

“month”	calendar month;

“Ordinary Resolution”

a resolution:

(a) passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“paid up”	paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Register of Members”	the register to be kept by the Company in accordance with the Companies Act;

“seal”	the Common Seal of the Company (if adopted) including any facsimile thereof;

“Securities Act”	the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“share”	any share in the capital of the Company and includes a fraction of a share;

“signed”	includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”	the meaning given to it in the Companies Act and includes a unanimous written resolution;

“Statutes”	the Companies Act and every other laws and regulations of the Cayman Islands for the time being in force concerning companies and affecting the Company;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“year”	calendar year.

2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(f)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States;

(g)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(h)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)	headings are inserted for reference only and shall be ignored in construing the Articles;

(k)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(m)	Section 8 and 19(3) of the Electronic Transactions Act shall not reply;

(n)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(o)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

3	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4	The business of the Company may be conducted as the Directors see fit.

5

The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

ISSUE OF SHARES

6

Subject to the provisions, if any, in the Memorandum of Association, these Articles and to any direction that may be given by the Company in a general meeting, the Directors may, in their absolute discretion and without approval of the existing Members, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing Members, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7

The Directors may provide, out of the unissued shares, for series of preferred shares. Before any preferred shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the preferred shares thereof:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)

the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of preferred shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)

the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)

whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)

whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)

the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)

the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing and subject to Article 78, the voting powers of any series of preferred shares may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such preferred shares, to elect one or more Directors who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such preferred shares. The term of office and voting powers of any Director elected in the manner provided in the immediately preceding sentence of this Article 7 may be greater than or less than those of any other Director or class of Directors.

8

The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

REGISTER OF MEMBERS AND SHARE CERTIFICATES

9

The Company shall maintain a Register of its Members and a Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates (if any) shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. All certificates for shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the register.

10	All share certificates shall bear legends required under the applicable laws, including the Securities Act.

11

Any two or more certificates representing shares of any one class held by any Member may at the Member’s request be cancelled and a single new certificate for such shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

12

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

13	In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

TRANSFER OF SHARES

14 (a)

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the United States Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

(b)

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the United States Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

15

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as the Board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

16

The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members.

17	All instruments of transfer that shall be registered shall be retained by the Company.

REDEMPTION AND PURCHASE OF OWN SHARES

18

Subject to the provisions of the Companies Act the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

19

Subject to the provisions of the Companies Act, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

20	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

21	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

22	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

23	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

VARIATION OF RIGHTS ATTACHING TO SHARES

24

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class.

25	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except the following:

(a)

separate general meetings of the holders of a class or series of shares may be called only by (i) the Chairman of the Board, or (ii) a majority of the entire Board of Directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Nothing in this Article 25 or Article 24 shall be deemed to give any Member or Members the right to call a class or series meeting.

(b)

the necessary quorum shall be one or more persons holding or representing by proxy at least one-third of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

26

The rights conferred upon the holders of the shares of any class or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in priority thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

27

The Company may in so far as the Statutes from time to time permit pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

28

No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statutes) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CALLS ON SHARES

29

Subject to the terms of allotment, the Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, and each Member shall (subject to receiving at least 14 calendar days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

30	The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

31

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

32

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

33	The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

34

The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Member paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

35

If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of such much of the call or instalment as is unpaid, together with any interest which may have accrued.

36

The notice shall name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

37

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

38

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

39

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares.

40

A certificate in writing under the hand of a Director of the Company, which certifies that a share has been forfeited on a date stated in the certificate, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

41

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

42

The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

43

Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made. If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

44

A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

45	The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)

sub-divide its existing shares or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(d)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

46

Subject to the provisions of the Statutes and these Articles as regards to the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

47

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

48

For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least 10 calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

49

In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend, the Directors may, at or within 90 calendar days prior to the date of declaration of such dividend fix a subsequent date as the record date of such determination.

50

If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

51	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

52 (a)

The Company may hold an annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall determine.

(b)	At these meetings the report of the Directors (if any) shall be presented.

53 (a)	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)

A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third of the share capital of the Company as at that date carries the right of voting at general meetings of the Company.

(c)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the principal place of business of the Company (with a copy forwarded to the registered office), and may consist of several documents in like form each signed by one or more requisitionists.

(d)

If the Directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

54

At least seven calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the shares giving that right.

55	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

56

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. One or more Members holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

57

If provided for by the Company, a person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

58

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

59	The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company.

60

If at any meeting the Chairman of the Board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their members to be chairman of the meeting, or, if no Director is so elected and willing to be chairman of the meeting, the Members present shall choose a chairman of the meeting.

61

The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 calendar days or more, not less than 7 Business Days’ notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

62

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

63

If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

64

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

65

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

66

Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in his name in the Register of Members.

67

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

68

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

69	No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

70	On a poll, votes may be given either personally or by proxy.

71

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

72

An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

73

The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

74

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

75

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

DEPOSITARY AND CLEARING HOUSES

76

If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders of the Company provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation, including the right to vote individually on a show of hands.

SHARES THAT MAY NOT BE VOTED

77

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

78 (a)

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than one or more than nine Directors. The Directors shall be elected or appointed in the first place by the subscribers to the Memorandum of Association or by a majority of them and thereafter by the Members at general meeting.

(b)

The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the 2022 annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2023 annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

(c)

The Board of Directors shall have a Chairman (the “Chairman”) elected and appointed by a majority of the Directors then in office. The Directors may also elect a Co-Chairman or a Vice-Chairman of the Board of Directors (the “Co-Chairman”). The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors, the Co-Chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting. The Chairman’s voting right as to the matters to be decided by the Board of Directors shall be the same as other Directors.

(d)

The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or, subject to the first sentence of Article 78(a), as an addition to the existing Board.

(e)

The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or, subject to the first sentence of Article 78(a), as an addition to the existing Board, subject to the Company’s compliance with director nomination procedures required under applicable corporate governance rules of the Designated Stock Exchange, as long as the Company’s securities are traded on the Designated Stock Exchange. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article [78(b)], determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

79	Subject to Article 78, a Director may be removed from office but only for cause and only by Ordinary Resolution at any time before the expiration of his term.

80

A vacancy on the Board created by the removal of a Director under the provisions of Article 79 above may be filled by the election or appointment by Ordinary Resolution at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. Any Director elected or appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 78 above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

81

The Board may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange where the Company’s securities are traded, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

82

A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.

DIRECTORS’ FEES AND EXPENSES

83

The Directors may receive such remuneration as the Board may from time to time determine. The Directors may be entitled to be repaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

84

Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

ALTERNATE DIRECTOR

85

Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and, where he is a Director, to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

86

Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

87

Subject to the provisions of the Companies Act, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

88

Subject to these Articles, the Directors may from time to time appoint any person, whether or not a Director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the Chief Executive Officer, Chief Operating Officer, Chief Technology Officer, Chief Financial Officer, one or more Vice Presidents, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more of their body (but not an alternate Director) to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

89

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

90

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

91

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

92

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

93

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

94	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

95

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

96	The Company intends that it shall be UK tax resident and the Board of Directors shall conduct its business in a manner consistent with that intention.

VACATION OF OFFICE OF DIRECTOR

97	Notwithstanding anything in these Articles, the office of Director shall be vacated if the Director:

(a)	dies, becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company; or

(d)	shall be removed from office pursuant to Articles 78 or 79 or the Statutes.

PROCEEDINGS OF DIRECTORS

98	The Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.

99

A Board meeting may be called by a Director by giving notice in writing to the Board specifying a date, time and agenda for such meeting. The Board shall upon receipt of such notice give a copy of such notice of such meeting to all Directors and their respective alternates (if any).

100 (a)

At least ten (10) Business Days’ notice shall be given to all Directors and their respective alternates (if any) for a Board meeting, provided that such notice period may be reduced or waived with the consent of all the Directors or their respective alternates (if any).

(b)

An agenda identifying in reasonable detail the issues to be considered by the Directors at any such meeting and copies (in printed or electronic form) of any relevant papers to be discussed at the meeting together with all relevant information shall be provided to and received by all Directors and their alternates (if any) at least five (5) Business Days prior to the date for such meeting. The agenda for each meeting shall include any matter submitted to the Company by any Director at least one (1) Business Day prior to the date for such meeting.

(c)	Unless approved by all Directors (whether or not present or represented at such meeting), matters not set out in the agenda need not be considered at a Board meeting.

101

A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of conference telephone, video conference or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

102

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office, provided that a Director and his appointed alternate Director shall be considered only one person for this purpose.

103

If a quorum is not present at a Board meeting within thirty (30) minutes following the time appointed for such Board meeting, the relevant meeting shall be adjourned for a period of at least three (3) Business Days and the presence of any three (3) Directors shall constitute a quorum at such adjourned meeting. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

104

Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director shall be entitled to one (1) vote in deciding matters deliberated at any meeting of the Directors.

105

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

106

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

107

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

108	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

109

When the chairman of a meeting of the Directors signs the minutes of such meeting, the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

110

A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted and when signed, a resolution may consist of several documents each signed by one or more of the Directors.

111

The continuing Directors may act, notwithstanding any vacancy in their body, but if their number is reduced below the number fixed pursuant to these Articles as the necessary quorum of Directors, then the continuing Directors may act only to increase the number or to summon a general meeting of the Company, but for no other purpose.

112

A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

113

A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

114

All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

115

A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

116 (a)

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

(b)

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

(c)

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

(d)

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

(e)

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

117

Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

118

Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

119

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

120

Any dividend may be paid by cheque or wire transfer to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

121	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

122	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account.

123

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

124	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the share.

125	No dividend shall bear interest against the Company.

126

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

BOOK OF ACCOUNTS

127

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

128

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statutes or authorised by the Directors or by the Company in general meeting.

129

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

130

Subject to the requirements of applicable law and the listing rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors or failing any determination as aforesaid shall not be audited.

ANNUAL RETURNS AND FILINGS

131	The Board shall make the requisite annual returns and any other requisite filings in accordance with the Companies Act.

AUDIT

132	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

133

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

134

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next special meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors at any general meeting of the Members.

THE SEAL

135

The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

136

The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint, and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence .

137

Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

OFFICERS

138

Subject to Article 86, the Company may have Chief Executive Officer, Chief Operating Officer, Chief Technology Officer, Chief Financial Officer, one or more Vice Presidents, Manager or Controller, appointed by the Directors. The Directors may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time subscribe.

CAPITALISATION OF PROFITS

139	Subject to the Companies Act and these Articles, the Board may, [with the authority of an Ordinary Resolution]:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively; or

(ii)	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(c)

make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Members (by the application of their respective operations of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

NOTICES

140

Except as otherwise provided in these Articles, any notice shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). or by placing it on the Company’s Website. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

141	Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

142

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

143	Any notice or other document, if served by:

(a)

post, service of the notice shall be deemed to have been served five calendar days after the time when the letter containing the same is posted (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted);

(b)

cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(c)

recognised courier service, service of the notice shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly delivered to the courier; or

(d)

e-mail, service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

144

Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

145	Notice of every general meeting shall be given to:

(a)	all Members who have supplied to the Company an address for the giving of notices to them;

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)	each Director and Alternate Director.

No other person shall be entitled to receive notices of general meetings.

INFORMATION

146

No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

147

The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its members including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

148

Every Director (including for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles) and officer of the Company or a Group Company for the time being and from time to time including for 6 years following ceasing to be a director or officer shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a Director or officer of the Company or a Group Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or a Group Company or its affairs in any court whether in the Cayman Islands or elsewhere.

149

No such Director or officer of the Company or a Group Company shall be liable to the Company or the relevant Group Company for any loss or damage unless such liability arises through the wilful neglect or wilful default of such Director or officer.

150

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

FINANCIAL YEAR

151	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and shall begin on January 1st in each year.

WINDING UP

152

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

153

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statutes, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

NAME OF COMPANY

154

The Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum of Association of the Company, in whole or in part, or change the name of the Company.

REGISTRATION BY WAY OF CONTINUATION

155

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

156

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

Exhibit C

Form of Registration Rights and Lock-Up Agreement

(See Attached)

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                     , 2021, is made and entered into by and among Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), SC Health Holdings Limited, a Cayman Islands exempted company (“Sponsor”) and certain shareholders or optionholders of Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (“Target”), set forth on Schedule 1 hereto (such shareholders, the “Target Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.4 or Section 6.12 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of March 19, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of the Company that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”) and Target, pursuant to which, among other things, (a) the Target became a wholly-owned subsidiary of the Company, and (b) Merger Sub, merged with and into SPAC (the “Merger”), with SPAC continuing as the surviving corporation as a direct, wholly owned subsidiary of the Company, (the “Business Combination”);

WHEREAS, on or about the date hereof, pursuant to the Business Combination Agreement, the Holders received shares of the Company’s Ordinary Shares, nominal value $0.00001 per share;

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.12.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 6.12.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Equity Awards” shall mean those options and/or awards, exercisable into Ordinary Shares, granted to certain Target Holders under the Incentive Equity Plans (each as defined in the Business Combination Agreement).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.12.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean, as applicable, the Sponsor, the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean:

(A) with respect to the Target Holders, the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date;

(B) with respect to the Sponsor in respect of Lock-up Shares other than any of the Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants, the period beginning on the Closing Date and ending on the earlier of (i) 365 days after the Closing Date and (ii) (x) if the closing price of an Ordinary Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property; and

(C) with respect to the to the Sponsor in respect of Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants, the period beginning on the Closing Date and ending on the date that is 30 days after the Closing Date.

“Lock-up Shares” shall mean the Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for the Ordinary Shares (including any Private Placement Warrants) held by the Sponsor or Target Holders immediately following the Closing or Ordinary Shares issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than Ordinary Shares acquired in the public market and, in respect of SC Health Group Limited, other than, for the avoidance of doubt, those Ordinary Shares acquired pursuant to SC Health Group Limited’s forward purchase agreement with the SPAC).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” means the ordinary shares in the capital of the Company with a nominal value of $0.00001 per share.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Target Holders and Sponsor and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by the Sponsor, purchased by the Sponsor in the private placement that occurred concurrently with the closing of the SPAC’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants in accordance with the Business Combination Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any Additional Holder Ordinary Shares, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof (or the one hundred and twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement) and (b) the tenth (10th) business day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using commercially efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Target Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, or a majority-in-interest of the Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $30 million in the aggregate (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than two (2) Underwritten Shelf Takedown and the Target Holders may not demand more than three (3) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding

Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor or the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a

Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations,

shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $30 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least two and a half percent (2.5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.4.2 Subject to Section 3.4.4, if the submission, filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the Company to update the financial statements included in the Registration Statement in order to comply with Regulation S-X age of financial statement requirements, (c) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (d) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such submission, filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose notwithstanding the requirements of any other provision contained herein, including, without limitation, Section 2.1. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any submission, filing, initial effectiveness or continued use of a Registration Statement pursuant to clause (a) or (d) of Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than one hundred and twenty (120) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2 and Section 5.3, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Lock-up Party, the applicable Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions of Ordinary Shares to its partners, limited liability company members, equity holders or shareholders of the undersigned; , or (iv) any other Lock-up Party or any direct partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) bona fide pledges of Ordinary Shares as security or collateral in connection with any bona fide borrowing or incurrence of any indebtedness by any Holder or any member of its group; provided, that any Holder who is subject to any pre-clearance and trading policies of the Company must also comply with any additional restrictions on the pledging of Ordinary Shares imposed on such Holder by the Company’s policies, (h) to the Company, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

ARTICLE VI

MISCELLANEOUS

6.1 SPAC Board Appointment Right. Subject to and in accordance with Section 9.9 of the Business Combination Agreement, each of the parties hereby agrees that the Sponsor shall be entitled to the director nomination rights set forth in Section 9.9(b)(i) of the Business Combination Agreement.

6.2 Indemnification and Insurance. The Company hereby agrees that its insurance and indemnification obligations contained in Section 7.8 of the Business Combination Agreement shall apply mutatis mutandis to any directors appointed to the Board in accordance with Section 6.1.

6.3 Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT, Attention: Dr. Andrew Rickman or by email: andrew.rickman@rockleyphotonics.com, and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.3.

6.4 Assignment; No Third Party Beneficiaries.

6.4.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.4.2 Subject to Section 6.4.4 and Section 6.4.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that the Sponsor shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

6.4.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.4.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.4.

6.4.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.3 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.4 shall be null and void.

6.5 Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

6.7 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.8 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities in number of Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor for so long as Sponsor and its affiliates and its Permitted Transferees hold, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.9 Other Registration Rights. Other than the certain Holders and third-party investor Stockholders who each have registration rights pursuant to (i) their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of 29 September 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of the Sponsor for so long as the Sponsor and its affiliates and its Permitted Transferees hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Ordinary Shares, and the prior written consent of each other Holder, for so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Ordinary Shares, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.10 Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.11 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.12 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.4 hereof, subject to the prior written consent of each Holder (so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

6.13 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.14 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6.15 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SPONSOR:

SC HEALTH HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

TARGET:

ROCKLEY PHOTONICS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HOLDERS:

DR. ANDREW GEORGE RICKMAN

By:
Name:

[Signature Page to Registration Rights Agreement]

HENGTONG OPTIC-ELECTRIC INTERNATIONAL CO. LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

MORNINGSIDE TECHNOLOGY VENTURES LTD

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

MOULTON GOODIES LTD

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

RICHARD VON TSCHARNER

By:
Name: Richard von Tscharner

[Signature Page to Registration Rights Agreement]

AARON ZILKIE

By:
Name: Aaron Zilkie

[Signature Page to Registration Rights Agreement]

Schedule 1

Target Holders

Dr. Andrew George Rickman

Hengtong Optic-Electric International Co. Limited

Morningside Technology Ventures Ltd

Moulton Goodies Ltd

Richard von Tscharner

Aaron Zilkie

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of                     , 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of                     , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of                     , 20

Rockley Photonics Holdings Limited

By:
Name:
Its:

Exhibit D

Form of Plan of Merger and Director Declaration

(See Attached)

PLAN OF MERGER

THIS PLAN OF MERGER (the “Plan of Merger”) is made on [                    ], 2021.

BETWEEN

(1)

Rockley Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on March 11, 2021, with its registered office situated at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands (the “Merging Company”); and

(2)

SC Health Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands on December 10, 2018, with its registered office situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Surviving Company” and together with the Merging Company, the “Constituent Companies”).

WHEREAS

(a)

The Surviving Company and the Merging Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in a Business Combination Agreement and Plan of Merger (the “Agreement”) dated [●] made by and among Rockley Photonics Limited, a company incorporated under the laws of England and Wales (“Rockley”), Rockley Photonics Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“HoldCo”)), the Merging Company, a wholly owned subsidiary of HoldCo, and the Surviving Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Act.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1	The constituent companies to the Merger are the Merging Company and the Surviving Company.

NAME OF THE SURVIVING COMPANY

2	The name of the surviving company is SC Health Corporation (which at the Effective Time shall be renamed Rockley Photonics Cayman Limited).

REGISTERED OFFICE

3

The registered office of the Merging Company is situated at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106.

4

The Surviving Company shall have its registered office at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106.

AUTHORISED AND ISSUED SHARE CAPITAL

5

Immediately prior to the Effective Time (as defined below), the authorized share capital of the Merging Company shall be US$[50,000] divided into [500,000,000] ordinary shares of [US$0.00001] par value per share, of which [one ordinary share] has been issued as fully paid.

6

Immediately prior to the Effective Time, each SPAC Class B Ordinary Share issued and outstanding on the register of members of the Surviving Company shall be converted and exchanged for SPAC Class A Ordinary Shares at the Class B Conversion Ratio, so that the authorized share capital of the Surviving Company shall be US$20,100 divided into 180,000,000 SPAC Class A Ordinary Shares of US$0.0001 par value per share (the “SPAC Class A Ordinary Shares”) of which [•] shall be issued as fully paid and outstanding; 25,000,000 SPAC Class B Ordinary Shares of US$0.00008 par value per share, none of which shall be issued and outstanding; and 1,000,000 preference shares of US$0.0001 per share, none of which shall be issued and outstanding.

7

Simultaneous with the adoption of the Third Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form attached hereto as Appendix II to this Plan of Merger, the authorized share capital of the Surviving Company from the Effective Time shall be US$[50,000] divided into [50,000,000] ordinary shares of [US$0.0001] par value per share.

EFFECTIVE TIME

8	The Merger shall take effect following the consummation of the Exchange (as such term is defined in the Agreement) (the “Effective Time”).

9	At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)

each SPAC Class A Ordinary Share (other than any SPAC Class A Ordinary Shares held in treasury by the Surviving Company (if any) (each, an “Excluded Share” and, collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Effective Time shall automatically be exchanged for one HoldCo Ordinary Share, in accordance with Section 233(5) of the Companies Act following a share capital increase realized by HoldCo by virtue of the Merger, to be subscribed for by the contributing holders of SPAC Class A Ordinary Shares (the “Merger Consideration”), which HoldCo Ordinary Shares HoldCo shall cause to be issued and delivered in accordance with the Agreement;

(b)

all SPAC Class A Ordinary Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing SPAC Class A Ordinary Shares (other than Excluded Shares) and (B) each entry in the Surviving Company’s register of members formerly representing SPAC Class A Ordinary Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall thereafter, in case of both (A) and (B), only represent the right to receive Merger Consideration into which such SPAC Class A Ordinary Shares have been exchanged (and contributed-in-kind) pursuant to Section 3.2 of the Agreement and any distribution or dividend pursuant to Section 3.3(c) of the Agreement;

(c)

each Excluded Share shall, by virtue of the Merger and without any further action on the part of the Surviving Company, the Merging Company, HoldCo or Rockley or holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(d)

each ordinary share, par value US$0.00001 per share, of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Company.

10	At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)

in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Third Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

PROPERTY

11

At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

12

The memorandum and articles of association of the Surviving Company shall be amended and restated and replaced by the Third Amended and Restated Memorandum and Articles of Association in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

13	The following directors and officers of the [Merging Company] and the Surviving Company will receive the following benefits consequent upon the Merger:

[●]

SECURED CREDITORS

14 (a)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)	the Surviving Company has [no secured creditors and has granted no fixed or floating security interests that are outstanding] as at the date of this Plan of Merger.

DIRECTORS OF THE SURVIVING COMPANY

15	The names and addresses of the directors of the Surviving Company from the Effective Time are as follows:

NAME	ADDRESS
[●]	[●]

RIGHT OF TERMINATION

16	At any time prior to the Effective Time, this Plan of Merger may be:

(a)	terminated by the board of directors of either the Surviving Company or the Merging Company; or

(b)	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

APPROVAL AND AUTHORIZATION

17	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act.

18	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Companies Act.

COUNTERPARTS

19	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of
Rockley Mergersub Limited

[Andrew Rickman]
Director
For and on behalf of
SC Health Corporation
[●]
Director

APPENDIX I

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

APPENDIX II

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF SC HEALTH CORPORATION

(THE SURVIVING COMPANY)

IN THE MATTER OF

THE COMPANIES ACT (AS AMENDED)

AND

IN THE MATTER OF

ROCKLEY MERGERSUB LIMITED

AFFIDAVIT

I, [Andrew Rickman], of [●], MAKE OATH AND SAY as follows:

1

I am the sole director of ROCKLEY MERGERSUB LIMITED (the “Merging Company”), a company incorporated in the Cayman Islands whose registered office is located at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands;

2

the other party to the proposed merger is SC HEALTH CORPORATION (the “Surviving Company” and, together with the Merging Company, the “Constituent Companies”), a company incorporated in the Cayman Islands whose registered office is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands;

3	the Merging Company is able to pay its debts as they fall due;

4	the merger between the Constituent Companies is bona fide and not intended to defraud unsecured creditors of the Merging Company;

5	no petition or other similar proceeding has been filed and remains outstanding, and no order has been made or resolution adopted to wind-up the Merging Company in any jurisdiction;

6	no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the Merging Company, its affairs, its property or any part thereof; and

7

no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the Merging Company are, and continue to be, suspended or restricted;

8	the assets and liabilities of the Merging Company made up to the latest practicable date before the making of this declaration are as set out in Exhibit 1 to this declaration;

9	the Merging Company has held no fiduciary office prior to the merger;

10	I undertake to ensure that the certificate of merger will be given to the shareholders and creditors of the Merging Company and published in the Gazette; and

11	there are no requirements under the regulatory laws applicable to this merger.

SWORN before me at on [ ] , 2021)
)
)
)
)
)
	)	[Andrew Rickman]
	)	Director

NOTARY PUBLIC

EXHIBIT 1

As at [    ]                     , 2021, the Merging Company (ROCKLEY MERGERSUB LIMITED) has the following assets and liabilities:

Assets

Liabilities

IN THE MATTER OF

THE COMPANIES ACT (AS AMENDED)

AND

IN THE MATTER OF

SC HEALTH CORPORATION

AFFIDAVIT

I, [●], of [●], MAKE OATH AND SAY as follows:

1

I am a director of SC HEALTH CORPORATION (the “Surviving Company”, a company incorporated in the Cayman Islands whose registered office is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands;

2

The other party to the proposed merger is ROCKLEY MERGERSUB LIMITED (the “Merging Company” and, together with the Surviving Company, the “Constituent Companies”), a company incorporated in the Cayman Islands whose registered office is located at the offices of International Corporation Services Ltd., PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands;

3	the Surviving Company is and will be immediately after merger able to pay its debts as they fall due;

4	the merger between the Constituent Companies is bona fide and not intended to defraud unsecured creditors of the Surviving Company;

5	no petition or other similar proceeding has been filed and remains outstanding, and no order has been made or resolution adopted to wind-up the Surviving Company in any jurisdiction;

6	no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the Surviving Company, its affairs, its property or any part thereof; and

7

no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the Surviving Company are, and continue to be, suspended or restricted;

8	the assets and liabilities of the Surviving Company made up to the latest practicable date before the making of this declaration are as set out in Exhibit 1 to this declaration;

9	I undertake to ensure that the certificate of merger will be given to the shareholders and creditors of the Surviving Company and published in the Gazette; and

10	there are no requirements under the regulatory laws applicable to this merger.

SWORN before me at on , 2021)
)
)
)
)
)
	)	[●]
	)	Director

NOTARY PUBLIC

EXHIBIT 1

As at [●], 2021, the Surviving Company (SC Health Corporation) had the following assets and liabilities:

Assets

Liabilities

Exhibit E

Form of Incentive Equity Plan

(See Attached)

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on                     , 2021)

(Approved by the Shareholders on                     , 2021)

Effective Date:                     , 2021

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on                     , 2020 and is effective on                    , 2020 (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

SECTION 2. DEFINITIONS.

(a) “2013 Plan” means the 2013 Equity Incentive Plan of Rockley Photonics Limited, as amended.

(b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c) “Award” means any award of an Option, a SAR, a Restricted Share, a Restricted Stock Unit, a Stock-Based Award or a Cash-Based Award under the Plan.

(d) “Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(e) “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(f) “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(g) “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)

The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (g)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (g)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(g) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan, as described in Section  3 hereof.

(j) “Company” means Rockley Photonics Holding Limited, a Cayman Islands exempted company limited by shares, or any successor thereto.

(k) “Consultant” means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(l) “Disability”(i) means any permanent and total disability as defined by Section 22(e)(3) of the Code.

(m) “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.

(n) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(o) “Exercise Price” means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement. “Exercise Price” means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(p) “Fair Market Value” with respect to a Share, means the market price of one Share, determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a trading day, the Fair Market Value of a share of Stock for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section  422 of the Code to the extent applicable.

(q) “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement.

(r) “Nonstatutory Option” or “NSO” means an Option that is not an ISO.

(s) “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price.

(t) “Outside Director” means a member of the Board who is not a common-law employee of the Company, a Parent or a Subsidiary.

(u) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(v) “Participant” means a person who holds an Award.

(w) “Plan” means this 2021 Stock Incentive Plan of Rockley Photonics Limited, as amended from time to time.

(x) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(y) “Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

(z) “Restricted Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) measured by the value of a Share on a future date and may be subject to the satisfaction of performance or other vesting conditions.

(aa) “Returning Shares” means Shares subject to outstanding stock awards granted under the 2013 Plan and that following the Effective Date: (A) are subsequently forfeited or terminated for any reason before being exercised or settled; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are subject to vesting restrictions and are subsequently forfeited; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation.

(bb) “SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Shares of equivalent value) equal to the excess of the Fair Market Value of the Shares subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(cc) “Section 409A” means Section 409A of the Code.

(dd) “Securities Act” means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(ee) “Service” means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(ff) “Share” means one Share of Stock, as adjusted in accordance with Section 12 (if applicable).

(gg) “Stock” means the Common Shares of the Company.

(hh) “Stock-Based Award”(ii) means an Award other than an Option, a SAR, a Restricted Share, a Restricted Stock Unit that is convertible into or otherwise based on Stock.

(jj) “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the code.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b) Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan and determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or Committee shall specify the total number of Awards that such officers may so award.

(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	To adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Participants to whom Awards are to be granted;
(vii)	To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)

To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, and to specify the provisions of the agreement relating to such Award;

(ix)	To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award; and

(xv)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that the member has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. The Committee will select Participants from among Employees, Consultants and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

(b) Ten-Percent Shareholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its shareholders, partners, or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN; DIRECTOR COMPENSATION LIMIT.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares, treasury Shares, or previously issued Shares acquired by the Company. No fractional Shares will be delivered under the Plan. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (i) [            ]1Shares, plus (ii) the number of reserved Shares not issued or subject to outstanding grants remaining available for issuance under the 2013 Plan immediately prior to the Effective Date, plus (iii) the sum

[1]	Initial pool to approximate 5% of outstanding shares

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

of any Returning Shares which become available from time to time, plus (iv) an annual increase on the first day of each fiscal year for a period of not more than ten (10) years beginning on January 1, 2022, and ending on (and including) January 1, 2031, in an amount equal to (x) four percent (4%) of the outstanding Shares on the last day of the immediately preceding fiscal year or (y) such lesser amount (including zero) that the Committee or Board determines for purposes of the annual increase for that fiscal year. Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five (5) times the number of Shares provided under clause (i) above plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of options are forfeited, then such Shares shall again become available for Awards under the Plan. If Restricted Stock Units, Options, or SARs are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Restricted Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Restricted Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

(c) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, restricted stock units, or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(d) Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed seven hundred fifty thousand dollars ($750,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). Initial Awards granted under the Plan to Outside Directors who are members of the Board on the Effective Date or who first join the Board in the calendar year of the Effective Date shall not be taken into account for purposes of this limitation.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

SECTION 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(d) Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other shareholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other shareholders in respect of such unvested Restricted Shares.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant (110% for ISOs granted

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) No Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Shares covered by an Option until the date of the issuance of a share certificate for such Shares. No adjustments shall be made, except as provided in Section 12.

(h) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become a NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(i) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(j) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(g) Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(i) Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section  12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(f) Modification, Extension or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the holder’s rights or obligations under such SAR.

(g) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. RESTRICTED STOCK UNITS.

(a) Restricted Stock Unit Award Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Award Agreement between the Participant and the Company. Such

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Award Agreement. A Restricted Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events.

(d) Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Restricted Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Restricted Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Restricted Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Restricted Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section  409A.

(e) Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Restricted Stock Unit Award Agreement may provide that vested Restricted Stock Units may be settled in a lump sum or in installments. A Restricted Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Restricted Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each recipient of a Restricted Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Restricted Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

SECTION 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a) Adjustments.

(i) Recapitalization transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	The class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(B)	The class(es) and number of securities covered by each outstanding Award; and

(C)	The Exercise Price under each outstanding Option and SAR.

(ii) Other adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii) The Committee’s determinations hereunder will be final, binding and conclusive.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for one or more of the following:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(v)

Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)

Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies;

in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(d) Change in Control. In addition to (and not in limitation of) the actions that may be taken under Section 12(c), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not continue or assume or settle (subject to vesting) outstanding Awards, or substitute similar stock awards for outstanding Awards, then with respect to any such Awards that have not been continued, assumed, settled or substituted, the Committee may determine, at the time of granting an Award or thereafter, that the vesting (and exercisability, if applicable) of any such Awards (or portion thereof) will be accelerated in full (and with respect to any Awards subject to performance-based vesting, that vesting shall be deemed satisfied at the target level, or based on actual performance measured in accordance with the applicable performance goals as of the date of the Change in Control, or the greater thereof) to a date prior to the effective time of the Change in Control (contingent upon the closing or completion of the Change in Control) as the Committee will determine (or, if the Committee does not determine such a date, to the date that is five days prior to the effective time of the Change in Control), and any reacquisition or repurchase rights held by the Company with respect to such vested Awards will lapse (contingent upon the closing or completion of the Change in Control). In addition, the Committee may determine, at the time of granting an Award or thereafter, that such Award shall become exercisable or vested as to all or part of the Shares subject to such Award in the event that a Change in Control occurs with respect to the Company. The Committee will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly. Upon consummation of a Change in Control, all Awards that are not assumed, substituted or continued will terminate without payment therefor, except as otherwise determined by the Committee in accordance with this Section 12.

(e) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:

(i)

Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Restricted Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Restricted Stock Units; or

(iii)

Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Restricted Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER SUB-PLANS.

The Committee may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award Agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Committee. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Committee’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Committee deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Committee); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase the number of Shares available under Section 5.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

SECTION 15. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, SARs, Restricted Shares, or Restricted Stock Units. An Outside Director may elect to receive annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Restricted Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Restricted Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, SARs, Restricted Shares or Restricted Stock Units. The number of NSOs, SARs, Restricted Shares, or Restricted Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Restricted Stock Units shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to the Participant or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to the Participant in excess of the number necessary to satisfy the maximum legally required tax withholding.

(c) Section 409A.

(i)

Without limiting the generality of Section 24(b) hereof, each Award will contain such terms as the Committee determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(ii)

Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A. With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a Change in Control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(iii)

Notwithstanding anything to the contrary in the Plan or any Award Agreement, the Committee may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Committee determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(iv)	For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

SECTION 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 17 shall be void and unenforceable against the Company.

SECTION 19. PERFORMANCE BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20. RECOUPMENT OF AWARDS.

The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

SECTION 21. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 22. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board or the Committee may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the shareholders of the Company.

(b) Right to Amend the Plan. The Board or the Committee may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23. AWARDS TO NON-U.S. PARTICIPANTS.

Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy, or custom. The Committee also may impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

SECTION 24. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c) Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 25. GOVERNING LAW.

The Plan and each Award Agreement shall be governed by the laws of the state of California, without application of the conflicts of law principles thereof.

SECTION 26. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

SECTION 27. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name:
Title:

Schedule A

The Equity Scheme

The Equity Scheme will be implemented either by way of a cancellation or a transfer scheme of arrangement under Part 26 of the Act. Company Shareholders will be invited to vote in favor of the Equity Scheme at the Equity Scheme Court Meeting, which is a meeting of Company Shareholders convened by the Company with the permission of the Court.

The Equity’ Scheme will become effective in accordance with its terms:

(a) if it is approved by a majority (in person or by proxy) in number, representing at least 75 per cent. in value, of the members present and voting at the Equity Scheme Court Meeting;

(b) if it is subsequently sanctioned by an order of the Court (the “Equity Scheme Court Order”); and

(c) upon an office copy of the Equity Scheme Court Order being delivered to the UK Registrar of Companies for registration.

If the Equity Scheme becomes effective, then either:

(a) in the case of a cancellation scheme, the Company Ordinary Shares of the Company Shareholders shall be cancelled and Company Ordinary Shares shall be issued to HoldCo, resulting in HoldCo becoming the holding company of the Company. In consideration for the cancellation of the Company Ordinary Shares and issuance of shares to HoldCo, HoldCo shall issue an identical number of HoldCo Ordinary Shares to those cancelled to the Company Shareholders; or

(b) in the case of a transfer scheme, the Company Ordinary Shares of the Company Shareholders shall be transferred to HoldCo. In consideration for the transfer of the Company Ordinary Shares to HoldCo, HoldCo shall issue an identical number of HoldCo Ordinary Shares to the Company Shareholders, resulting in HoldCo becoming the holding company of the Company.

The Creditor Scheme

The Creditor’s Scheme will be implemented by way of a creditor’s scheme of arrangement under Part 26 of the Act. Pursuant to the Creditors Scheme:

(a) if the Equity Scheme is a cancellation scheme, the Company proposes to novate its obligations under the Company Convertible Notes to HoldCo and the Scheme Creditors will accept the performance by HoldCo of the Company Convertible Notes in place of performance by the Company and discharge HoldCo from further obligations under the Company Convertible Notes. The consideration for the novation shall be an inter-company loan equal to the market value of the Scheme Convertible Notes; and

(b) if the Equity Scheme is a transfer scheme, HoldCo proposes to acquire Scheme Convertible Notes from each Scheme Creditor in consideration of HoldCo entering into new convertible loan note with each Scheme Creditor on substantially the same terms, and the Scheme Convertible Notes will be amended to a form of inter-company loan between HoldCo and the Company.

The Scheme Creditors will be invited to vote in favor of the Creditors’ Scheme at the Creditors’ Scheme Court Meeting, being a meeting convened by the Company with the permission of the Court. The Creditors’ Scheme will become effective in accordance with its terms:

(a) if it is approved by a majority (in person or by proxy) in number, and at least 75 per cent. in value, of the members of the class of creditors present and voting at the Creditors’ Scheme Court Meeting;

(b) if it is subsequently sanctioned by an order of the Court (the “Creditor Scheme Court Order”); and

(c) upon an office copy of the Creditor Scheme Court Order being delivered to the UK Registrar of Companies for registration.

Exhibit F

Form of Employee Stock Purchase Plan

(See Attached)

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on                     , 2021)

(Approved by the Stockholders on                     , 2021)

Effective Date:                     , 2021

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1 Purpose Of The Plan.

The Plan was adopted by the Board of Directors on                     , 2021 and is effective on                     , 2021 (the “Effective Date”). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new Eligible Employees, to retain the services of existing Eligible Employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.

SECTION 2 Definitions.

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan.

(d) “Company” means Rockley Photonics Holdings Limited, a Cayman Islands exempted company limited by shares.

(e) “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f) “Corporate Reorganization” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g) “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if such individual’s participation in the Plan is prohibited by the law of any country which has jurisdiction over the individual.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i) If Stock was traded on any established national securities exchange including the New York Stock Exchange or The Nasdaq Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii) If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(j) “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(k) “Offering Date” means the first day of an Offering.

(l) “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(m) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(n) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(o) “Plan” means this Rockley Photonics Limited 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

(p) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(q) “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(r) “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(s) “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(t) “Stock” means the Common Stock of the Company.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(r) “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3 Administration Of The Plan.

(a) Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

(b) International Administration. The Committee may establish sub-plans (which need not qualify under section 423 of the Code) and initiate separate Offerings through such sub-plans for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with section 423 of the Code.

SECTION 4 Enrollment And Participation.

(a) Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purposes from time to time by the Company to Eligible Employees.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until the Participant ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if the Participant then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if the Participant then is an Eligible Employee. When a Participant reaches the end of an Offering Period but the Participant’s participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5 Employee Contributions.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of Compensation that such Eligible Employee elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c) Changing Withholding Rate. Unless otherwise provided under the terms and conditions of an Offering, a Participant may not increase the rate of payroll withholding during the Offering Period, but may discontinue or decrease the rate of payroll withholding during the Offering Period to a whole percentage of the Participant’s Compensation in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b) above.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, the Participant may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6 Withdrawal From The Plan.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to the Participant in cash, without interest. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until the Participant re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7 Change In Employment Status.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees the Participant’s right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.

SECTION 8 Plan Accounts and Purchase Of Shares.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b) Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i) 85% of the Fair Market Value of such share on the Purchase Date; or

(ii) 85% of the Fair Market Value of such share on the Offering Date.

The Committee may specify an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(c) Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is [            ] shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to the Participant as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share may be carried over in the Participant’s Plan Account to the next Purchase Period or Offering Period or refunded to the Participant in cash at the end of the Purchase Period or Offering Period, without interest, if the Participant’s participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section  14(a) shall be refunded to the Participant in cash, without interest.

(g) Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

SECTION 9 Limitations On Stock Ownership.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after the Participant’s election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that the Participant has a right or option to purchase under this or any other plan; and

(iii) Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under this Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then the Participant’s employee contributions may automatically be discontinued.

SECTION 10 Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which the Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber the Participant’s rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11 No Rights As An Employee.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s at-will employment at any time and for any reason, with or without cause.

SECTION 12 No Rights As A Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that the Participant may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

SECTION 13 Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14 Stock Offered Under The Plan.

(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is [            ]1 shares plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of up to ten years, beginning with the fiscal year that begins [January 1, 2022], equal to the least of (i) one percent (1%) of the outstanding shares of Stock on such date, (ii) [            ] shares, or (iii) a lesser amount determined by the Committee or Board. The aggregate number of shares available for purchase under the Plan (and the limit in clause (ii) to the annual increase thereto) shall at all times be subject to adjustment pursuant to Section  14(b).

(b) Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property), in any case, in a manner that complies with Section 423 of the Code.

(c) Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15 Amendment Or Discontinuance.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will have no force or effect unless approved by the shareholders of the Company within twelve (12) months before or after its adoption. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the

[1]	Initial pool to approximate 1% of outstanding shares

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

Company to the extent required by an applicable law or regulation. This Plan shall continue until the earlier to occur of (a) termination of this Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under this Plan.

SECTION 16 Limitation on Liability.

Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of the Plan or any option to purchase Stock to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any option to purchase Stock.

SECTION 17 Unfunded Plan.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any option to purchase Stock. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 18 Governing Law

The Plan shall be governed by the laws of the state of California, without application of the conflicts of law principles thereof.

SECTION 19 Execution.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name:
Title:

Date:

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

ANNEX B

Execution Version

SPAC INVESTOR SUPPORT AGREEMENT

This SPAC Investor Support Agreement (this “SPAC Investor Support Agreement”) is dated as of March 19, 2021 by and among SC Health Holdings Limited (the “Sponsor”), SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”) and Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof the Sponsor is, and as of immediately prior to the Closing will be, the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,487,500 SPAC Class B Ordinary Shares, 5,450,000 SPAC Private Placement Warrants, in each case as set forth on Schedule I attached hereto, which such SPAC Class B Ordinary Shares constitute 98.7% of the Class B ordinary shares of SPAC and such SPAC Private Placement Warrants constitute all of the issued and outstanding Private Placement Warrants (as such term is defined in the Warrant Agreement).

WHEREAS, as a result of the Initial Exchange, the Company will become a wholly-owned subsidiary of HoldCo;

WHEREAS, contemporaneously with the execution and delivery of this SPAC Investor Support Agreement, SPAC, HoldCo, Merger Sub, and the Company, have entered into a business combination agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, SPAC is to merge with and into Merger Sub, with SPAC continuing on as the surviving entity as a directly wholly-owned subsidiary of HoldCo, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to SPAC, HoldCo, Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this SPAC Investor Support Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 8.2 (No Solicitation by SPAC) (but only with respect to Business Combination Proposals involving SPAC), 9.12 (Confidentiality) and 12.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in such Sections) as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination) thereof, the Sponsor shall not, directly or indirectly, (i) sell (including short sells), offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, tender, convert, encumber, assign or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor, either voluntarily or involuntarily (clauses (i) and (ii) collectively, a “Transfer”); or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and any Affiliate of the Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to SPAC a joinder to this SPAC Investor Support Agreement in the form attached hereto as Annex A. The Sponsor hereby authorizes SPAC and HoldCo to maintain a copy of this SPAC Investor Support Agreement at either the executive office or the registered office of SPAC and/or HoldCo. In furtherance of this SPAC Investor Support Agreement, the Sponsor hereby authorizes and will instruct SPAC, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor’s SPAC Ordinary Shares and SPAC Warrants with respect to any Transfer not permitted hereunder.

Section 1.3 New Shares. In the event that (a) any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this SPAC Investor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or SPAC Warrants of, on or affecting the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC after the date of this SPAC Investor Support Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Ordinary Shares or other equity securities of SPAC after the date of this SPAC Investor Support Agreement (such SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this SPAC Investor Support Agreement to the same extent as if they constituted the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to SPAC, HoldCo and the Company a duly executed copy of that certain Registration Rights and Lock-Up Agreement, by and among others, SPAC, the Sponsor and certain former Company Shareholders.

Section 1.5 Sponsor Support Agreements.

(a) The Sponsor agrees irrevocably and unconditionally that at any meeting of the shareholders of SPAC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought and in connection with any similar vote or consent of the holders of Private Placement Warrants, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its SPAC Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Ordinary Shares:

(i) in favor of the transactions contemplated by the Business Combination Agreement;

(ii) in favor of the Transaction Proposals;

(iii) against any merger agreement, merger, exchange, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any other business combination proposal involving SPAC (other than the Business Combination Agreement and the transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of SPAC (other than in connection with Transaction Proposals); and

(v) against any proposal, action or agreement that would reasonably be expected to (A) impede, nullify, frustrate, prevent, interfere with, materially delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger or any provision of this SPAC Investor Support Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or any Ancillary Agreement, (C) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsor hereunder shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the Transaction Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to its stockholders.

(b) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Business Combination Agreement pursuant to Article XI thereof, the Sponsor shall not modify or amend any contract between or among the Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of the Sponsor, on the one hand, and SPAC on the other hand.

Section 1.6 Waiver of Certain Rights. Notwithstanding anything to the contrary in any other agreement or contract to which the Sponsor is bound, the Sponsor (for itself and for its successors, heirs and assigns) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally:

(a) waives, to the fullest extent permitted by law and SPAC’s Governing Documents, and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which SPAC Ordinary Shares held by the Sponsor convert into HoldCo Ordinary Shares, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise;

(b) agrees not to (i) demand that SPAC redeem its SPAC Class B Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or (ii) otherwise participate in any such redemption by tendering or submitting any of its SPAC Class B Ordinary Shares for redemption; and

(c) (i) waives any rights for working capital loans made by or on its behalf to SPAC or any of its affiliates to be converted into warrants exercisable for securities of SPAC, HoldCo or any of their affiliates or their successors and assigns and (ii) agrees that no such loans shall be converted into such warrants or any such other securities.

Section 1.7 Further Assurances. The Sponsor shall, and shall cause its affiliates to, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Merger and the other applicable transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein and shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Merger and the other applicable transactions contemplated by the Business Combination Agreement set forth in Article X of the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Article II, or (ii) in the SPAC Disclosure Letter, Sponsor represents and warrants as of the date hereof to HoldCo, SPAC and the Company as follows:

(a) Organization; Due Authorization. It is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this SPAC Investor Support Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate power and authority and have been (i) duly and validly authorized and approved by Sponsor’s Board and (ii) determined by Sponsor’s Board as advisable to Sponsor and Sponsor’s Shareholders and recommended for approval by Sponsor’s Shareholders. This SPAC Investor Support Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this SPAC Investor Support Agreement, this SPAC Investor Support Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Sponsor’s SPAC Ordinary Shares and SPAC Warrants listed on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Shares or SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Shares or SPAC Warrants, other than Liens pursuant to (i) this SPAC Investor Support Agreement, (ii) the SPAC’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Sponsor’s SPAC Ordinary Shares and SPAC Warrants are the only equity securities in SPAC owned of record or beneficially by the Sponsor or any of its Affiliates on the date of this SPAC Investor Support Agreement, and none of the Sponsor’s SPAC Ordinary Shares or SPAC Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Ordinary Shares or SPAC Warrants, except as provided hereunder. Other than the SPAC Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this SPAC Investor Support Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s SPAC Ordinary Shares or SPAC Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this SPAC Investor Support Agreement.

(d) Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this SPAC Investor Support Agreement.

(e) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsor, for which SPAC or any of its Affiliates may become liable.

(f) Acknowledgment. The Sponsor understands and acknowledges that each of SPAC, the Company and HoldCo is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this SPAC Investor Support Agreement.

(g) Affiliate Arrangements. Neither Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to, or arising from, any contract with SPAC.

(h) No Other Representations or Warranties. Except for the representations and warranties made by the Sponsor in this ARTICLE II or in any other Ancillary Agreement to which Sponsor is a party, Sponsor does not make any express or implied representation or warranty to SPAC, HoldCo, Merger Sub or the Company in connection with this SPAC Investor Support Agreement or the transactions contemplated by this SPAC Investor Support Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This SPAC Investor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the termination of the Business Contribution Agreement in accordance with its terms, (b) the Merger Effective Time, or (c) the written agreement of the Sponsor, SPAC, HoldCo, Merger Sub and the Company. Upon such termination of this SPAC Investor Support Agreement, all obligations of the parties under this SPAC Investor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this SPAC Investor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this SPAC Investor Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this SPAC Investor Support Agreement.

Section 3.2 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.7 (Governing Law) and 12.14 (Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

Section 3.3 Non-Circumvention. The Sponsor agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this SPAC Investor Support Agreement pursuant to provisions of this SPAC Investor Support Agreement that have not been terminated pursuant to Section 3.1.

Section 3.4 Inconsistent Actions. The Sponsor agrees, while this SPAC Investor Support Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Sponsor contained in this SPAC Investor Support Agreement inaccurate or has the effect of preventing or disabling the Sponsor from performing its obligations under this SPAC Investor Support Agreement

Section 3.5 Assignment. This SPAC Investor Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this SPAC Investor Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this SPAC Investor Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this SPAC Investor Support Agreement and to enforce specifically the terms and provisions of this SPAC Investor Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.7 Amendment. This SPAC Investor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, HoldCo, Merger Sub, the Company and the Sponsor.

Section 3.8 Severability. If any provision of this SPAC Investor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this SPAC Investor Support Agreement will remain in full force and effect. Any provision of this SPAC Investor Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this SPAC Investor Support Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger be consummated as originally contemplated to the fullest extent possible.

Section 3.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC, prior to the Closing, or to SPAC after the Effective Time, to:

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: Jeri Kewk

  AJ Coloma

  Eric Teo

  Terence Fong

  Aaron Wee

  Clement Chen

Email: jeri.kwek@sincapital.com

  aj.coloma@sincapital.com

  eric.teo@sincapital.com

  terence.fong@sincapital.com

  aaron.wee@sincapital.com

  Clement.Chen@sincapital.com

with copies to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

United States of America

Attention: Carl Marcellino

  Elizabeth Todd

Email: Carl.Marcellino@ropesgray.com

  Elizabeth.Todd@ropesgray.com

(b) If to the Company, HoldCo or Merger Sub:

Rockley Photonics Holdings Limited

3rd Floor

1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Attention: Dr. Andrew Rickman

Email: andrew.rickman@rockleyphotonics.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

  Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

  jarrod.murphy@pillsburylaw.com

(c) If to Sponsor, to:

SC Health Holdings Limited

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: David Sin

Email: david.sin@sincapital.com

Section 3.10 Counterparts. This SPAC Investor Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This SPAC Investor Support Agreement and the agreements referenced herein and contemplated hereby constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, SPAC, HoldCo, Merger Sub and the Company have each caused this SPAC Investor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

SC HEALTH HOLDINGS LIMITED

By:	/s/ David Sin
Name: David Sin
Title: Director

[Signature Page to SPAC Investor Support Agreement]

SPAC:

SC HEALTH CORPORATION

By:	/s/ Angelo John Coloma
Name: Angelo John Coloma
Title: Chief Executive Officer

[Signature Page to SPAC Investor Support Agreement]

COMPANY:

ROCKLEY PHOTONICS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Chief Executive Officer

[Signature Page to SPAC Investor Support Agreement]

HOLDCO:

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to SPAC Investor Support Agreement]

MERGER SUB:

ROCKLEY MERGERSUB LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to SPAC Investor Support Agreement]

Schedule I

Sponsor SPAC Ordinary Shares and SPAC Warrants

Sponsor	SPAC Class A Ordinary Shares	SPAC Class B Ordinary Shares	SPAC Private Placement Warrants
SC Health Holdings Limited	N/A	5,487,500	5,450,000

[Schedule I to SPAC Investor Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the SPAC Investor Support Agreement, dated as of March 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among SC Health Holdings Limited (the “Sponsor”), SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”) and Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the SPAC Investor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the SPAC Investor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the SPAC Investor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: , 20
By:
Name:
Title:

Address for Notices:

With copies to:

[Schedule II to SPAC Investor Support Agreement]

ANNEX C

Execution Version

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (the “Company Holders Support Agreement”) is dated as of March 19, 2021 by and among SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”) and certain of the shareholders of the Company, whose names appear on the signature pages of this Company Holders Support Agreement (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof each Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of Company Ordinary Shares as set forth on Schedule I attached hereto (collectively, with respect to each Shareholder, such Shareholder’s “Owned Shares,” and such Owned Shares, together with (1) any additional Company Ordinary Shares in which such Shareholder acquires record and beneficial ownership after the date hereof, including by exercise or exchange of securities convertible or exercisable into Company Ordinary Shares, purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Ordinary Shares with respect to which such Shareholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Company Holders Support Agreement, SPAC, HoldCo, Merger Sub, and the Company, have entered into a business combination agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, the Company will become a wholly-owned subsidiary of HoldCo as a result of the Exchange and SPAC will be merged with and into Merger Sub, with SPAC continuing on as the surviving entity as a directly wholly-owned subsidiary of HoldCo, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to SPAC, HoldCo, Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COMPANY HOLDERS SUPPORT; COVENANTS

Section 1.1 Support of Company Holders.

(a) Each Shareholder, solely in his, her or its capacity as a shareholder or proxy holder of the Company, agrees irrevocably and unconditionally, subject to Section 1.1(b), that at any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, such Shareholder shall (i) appear at each such meeting in person or by proxy or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or provide consent (or cause to be voted or consented), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Shareholder):

(i) in favor of the transactions contemplated by the Business Combination Agreement;

(ii) in favor of the Resolutions;

(iii) against any merger agreement, merger, exchange, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination proposal (other than the Business Combination Agreement and the transactions contemplated thereby);

(iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, nullify, frustrate, prevent, interfere with, materially delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger or any provision of this Company Holders Support Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or any Ancillary Agreement, or (C) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled; and

(v) undertakes, hereafter, to take all other necessary and desirable actions reasonably requested by the Company in connection with the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement.

Each Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of each Shareholder hereunder shall apply whether or not the Company Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the Resolutions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Company Board’s recommendation to its shareholders.

(b) The agreement of each Shareholder contained in Section 1.1(a) is conditional on HM Revenue and Customs granting clearance (a) under section 138 Taxation of Chargeable Gains Act 1992 (“TCGA”) that the anti-avoidance provisions of section 137 TCGA will not apply, and as such will not prevent section 135 TCGA from applying to the proposed transactions described in the Business Combination Agreement and (b) under section 707 Income Tax Act 2007 (“ITA”) that no notice under s698 ITA will be given in relation to the proposed transactions described in the Business Combination Agreement (the “Tax Clearance Condition”).

(c) Each Shareholder hereby covenants and agrees that such Shareholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Company Holders Support Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Company Holders Support Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Company Holders Support Agreement.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination) thereof, each Shareholder shall not, except in each case pursuant to or as contemplated by the Business Combination Agreement (including pursuant to the Schemes), directly or indirectly, sell (including short sells), offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, tender, convert, encumber, assign or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Covered Shares owned by such Shareholder, either voluntarily or involuntarily (collectively, a “Transfer”); or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares, provided, however, that the foregoing shall not prohibit either (i) the conversion or exchange of securities convertible into or exchangeable for Company Ordinary Shares in accordance with their terms or (ii) Transfers between such Shareholder and any Affiliate of such Shareholder or to another Shareholder of the Company that is a party to this Company Holders Support Agreement and bound by the terms and obligations hereof, so long as, prior to and as a condition to the effectiveness of any such Transfer, such transferee executes and delivers to the Company a joinder to this Company Holders Support Agreement in the form attached hereto as Annex A. Each Shareholder hereby authorizes the Company to maintain a copy of this Company Holders Support Agreement at either the executive office or the registered office of the Company.

Section 1.3 Closing Date Deliverables. On the Closing Date, each Shareholder shall deliver to SPAC, HoldCo and the Company a duly executed copy of the Registration Rights and Lock-Up Agreement, by and among HoldCo, each Shareholder and the Other SPAC Investors.

Section 1.4 Further Assurances. Subject to the satisfaction of the Tax Clearance Condition, each Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Schemes, Exchange and Merger and the other applicable transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein and shall not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Schemes, Exchange and Merger and the other applicable transactions contemplated by the Business Combination Agreement set forth in Article X of the Business Combination Agreement. Each Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Sponsor, Holdco, or the Company or any of their respective successors and assigns with respect to the negotiation, execution or delivery of this Company Holders Support Agreement , the Business Combination Agreement (including all transactions contemplated by the Business Combination Agreement) or any other Ancillary Document, in each case to the extent relating to facts, matters, circumstances or events that existed or occurred on prior to the Closing. Further, each Shareholder also agrees that Articles 9.12 (Confidentiality) and 12.12 (Publicity) of the Business Combination Agreement should apply to such Shareholder mutatis mutandis and such Shareholder shall agree to be bound by the same as if such Shareholder were a party to the Business Combination Agreement.

Section 1.5 Acquisition Proposals.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Company Holders Support Agreement in accordance with Section 3.1, each Shareholder: (i) shall not, directly or indirectly initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. Each Shareholder also agrees that immediately following the execution of this Company Holders Support Agreement it shall cease any solicitations, discussions or negotiations with any Person (other than the parties to the Business Combination Agreement and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Each Shareholder shall promptly (and in any event within two (2) Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. Each Shareholder shall promptly (and in any event within twenty-four (24) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

(b) Notwithstanding anything in this Company Holders Support Agreement to the contrary, (i) each such Shareholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) each such Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 7.5 (Acquisition Proposals) of the Business Combination Agreement shall not be considered a breach of this Section 1.5 (it being understood that, for the avoidance of doubt, such Shareholder or his, her or its representatives (other than any such representative that is a Company Related Party) shall remain responsible for any breach by such Shareholder or his, her or its representatives of this Section 1.5).

Section 1.6 Disclosure. Such Shareholder hereby authorizes the Company, HoldCo and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Company Holders Support Agreement. The Shareholder will promptly provide any information reasonably requested by SPAC, Holdco or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC), except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit the provision and/or disclosure of such information in a manner that preserves such privilege), to the extent permitted by applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of each Shareholder. Each Shareholder represents and warrants, severally (and not jointly and severally) as to itself only, as of the date hereof to HoldCo, SPAC and the Company as follows:

(a) Organization; Due Authorization. (i) if the Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Company

Holders Support Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Shareholder is not a natural person, (A) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Company Holders Support Agreement and the consummation of the transactions contemplated hereby are within each Shareholder’s power and authority and have been (i) duly and validly authorized and approved by such Shareholder’s Board and (ii) determined by such Shareholder’s Board as advisable to such Shareholder and such Shareholder’s shareholders and recommended for approval by such Shareholder’s shareholders. This Company Holders Support Agreement has been duly executed and delivered by each Shareholder and, assuming due authorization, execution and delivery by the other parties to this Company Holders Support Agreement, this Company Holders Support Agreement constitutes a legally valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity). If this Company Holders Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Company Holders Support Agreement has full power and authority to enter into this Company Holders Support Agreement on behalf of said Shareholder.

(b) Ownership. Each Shareholder is the record, legal and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Shareholder’s Covered Shares listed on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Covered Shares (other than transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than Liens pursuant to (i) this Company Holders Support Agreement, (ii) if applicable, the Shareholder’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The execution, delivery and performance of this Company Holders Support Agreement by each Shareholder does not, and the consummation of the transactions contemplated hereby and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of each Shareholder pursuant to any Contracts binding upon any Shareholder or, assuming (solely with respect to performance of this Company Holders Support Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 2.1(i), under any applicable Law to which each Shareholder is subject. Each Shareholder’s Covered Shares are the only equity securities in the Company owned of record or beneficially by such Shareholder on the date of this Company Holders Support Agreement, and none of such Shareholder’s Covered Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided hereunder.

(c) No Conflicts. The execution and delivery of this Company Holders Support Agreement by each Shareholder does not, and the performance by each Shareholder of its obligations hereunder and other transactions contemplated by the Business Combination Agreement will not, (i) conflict with or result in a violation of the organizational documents of such Shareholder that is not a natural person or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Shareholder or such Shareholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Company Holders Support Agreement.

(d) Litigation. There is no action, proceeding or investigation pending against any Shareholder or, to the knowledge of any Shareholder, threatened against any Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares, the validity of this Company Holders Support Agreement or which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by each Shareholder of its, his or her obligations under this Company Holders Support Agreement.

(e) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter provided in connection with the Business Combination Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by each Shareholder, for which SPAC or any of its Affiliates may become liable.

(f) Acknowledgment. Each Shareholder understands and acknowledges that each of SPAC, the Company and HoldCo is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Company Holders Support Agreement.

(g) Each Shareholder has had adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Company Holders Support Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon the SPAC or the Company and based on such information as each Shareholder has deemed appropriate, made its own analysis and decision to enter into this Company Holders Support Agreement . The Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Company Holders Support Agreement. Each Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares held by each Shareholder are irrevocable.

(h) Each Shareholder understands and acknowledges that each of SPAC Holdco, the Company and Merger Sub is entering into the Business Combination Agreement in reliance upon each Shareholder’s execution and delivery of this Company Holders Support Agreement and the representations, warranties, covenants and other agreements of each Shareholder contained herein.

(i) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by each Shareholder from, or to be given by each Shareholder to, or be made by each Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by each Shareholder of this Company Holders Support Agreement , the consummation of the transactions contemplated hereby and the other transactions contemplated by the Business Combination Agreement.

(j) No Other Representations or Warranties. Except for the representations and warranties made by each Shareholder in this ARTICLE II or in any other Ancillary Agreement to which such Shareholder is a party, no Shareholder makes any express or implied representation or warranty to SPAC, the Company or HoldCo in connection with this Company Holders Support Agreement or the transactions contemplated by this Company Holders Support Agreement, and each Shareholder expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Company Holders Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the Merger Effective Time and (c) the written agreement of each Shareholder, SPAC, HoldCo, Merger Sub and the Company. Upon such termination of this Company Holders Support Agreement, all obligations of the parties under this Company Holders Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Company Holders Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Company Holders Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Company Holders Support Agreement.

Section 3.2 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.7 (Governing Law) and 12.14 (Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

Section 3.3 Non-Circumvention. Each Shareholder agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Company Holders Support Agreement pursuant to provisions of this Company Holders Support Agreement that have not been terminated pursuant to Section 3.1.

Section 3.4 Inconsistent Actions. Each Shareholder agrees, while this Company Holders Support Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Shareholder contained in this Company Holders Support Agreement inaccurate or has the effect of preventing or disabling such Shareholder from performing its obligations under this Company Holders Support Agreement.

Section 3.5 Assignment. This Company Holders Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Company Holders Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Company Holders Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Company Holders Support Agreement and to enforce specifically the terms and provisions of this Company Holders Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.7 Amendment. This Company Holders Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, HoldCo, Merger Sub, the Company and each Shareholder.

Section 3.8 Severability. If any provision of this Company Holders Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Company Holders Support Agreement will remain in full force and effect. Any provision of this Company Holders Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Company Holders Support Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger be consummated as originally contemplated to the fullest extent possible.

Section 3.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid,

(c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC, prior to the Closing, or to SPAC after the Effective Time, to:

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: Jeri Kewk

AJ Coloma

Eric Teo

Terence Fong

Aaron Wee

Clement Chen

Email: jeri.kwek@sincapital.com

aj.coloma@sincapital.com

eric.teo@sincapital.com

terence.fong@sincapital.com

aaron.wee@sincapital.com

Clement.Chen@sincapital.com

with copies to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

United States of America

Attention: Carl Marcellino

Elizabeth Todd

Email: Carl.Marcellino@ropesgray.com

Elizabeth.Todd@ropesgray.com

(b) If to the Company, HoldCo or Merger Sub to:

Rockley Photonics Holdings Limited

3rd Floor

1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Attention: Dr. Andrew Rickman

Email: andrew.rickman@rockleyphotonics.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

jarrod.murphy@pillsburylaw.com

(c) If to each Shareholder, to the address or email address set forth opposite such Shareholder’s name on Schedule I, or in the absence of such address or email address being set forth on Schedule I, the address (including email) set forth in the Company’s books and records, with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

jarrod.murphy@pillsburylaw.com

Section 3.10 Counterparts. This Company Holders Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Company Holders Support Agreement and the agreements referenced herein and contemplated hereby constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.12 Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Shareholder signs this Company Holders Support Agreement solely in the Shareholder’s capacity as a Shareholder or proxy holder of the Company, and not in any other capacity and this Company Holders Support Agreement shall not limit, prevent or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Shareholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Shareholder that is also a party hereto and each Shareholder shall solely be required to perform its obligations hereunder in its individual capacity.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the SPAC, HoldCo, Merger Sub, the Company and the Shareholders have each caused this Company Holders Support Agreement to be duly executed as of the date first written above.

SPAC:

SC HEALTH CORPORATION.

By:	/s/ Angelo John Coloma
Name: Angelo John Coloma
Title: Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

COMPANY:

ROCKLEY PHOTONICS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

HOLDCO:

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to Company Holders Support Agreement]

MERGER SUB:

ROCKLEY MERGERSUB LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to Company Holders Support Agreement]

SHAREHOLDERS:

HENGTONG OPTIC-ELECTRIC INTERNATIONAL CO. LIMITED

By:	/s/ Jicheng Yin
Name: Jicheng Yin
Title: Director

[Signature Page to Company Holders Support Agreement]

MORNINGSIDE TECHNOLOGY VENTURES LTD

By:	/s/ Jill Marie Franklin
Name: Jill Marie Franklin
Title: Authorized Signatory

[Signature Page to Company Holders Support Agreement]

MOULTON GOODIES LTD

By:	/s/ Justin Jager
Name: Justin Jager
Title: Director of Artemis Corporate Services Limited

[Signature Page to Company Holders Support Agreement]

RICHARD VON TSCHARNER

By:	/s/ Richard Von Tscharner
Name:

[Signature Page to Company Holders Support Agreement]

AARON ZILKIE

By:	/s/ Aaron Zilkie
Name:

[Signature Page to Company Holders Support Agreement]

Schedule I

Shareholder Covered Shares

Shareholder	Notice	Company Ordinary Shares
Hengtong Optic-Electric International Co. Limited	88 Hengtong Road, Qidu Town, Wujiang District, Jiangsu Province, China	2,798,195
Morningside Technology Ventures Ltd	2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco	1,073,711
Moulton Goodies Ltd	Trafalgar Court, 2nd Floor East Wing, Admiral Park, St Peter Port, GY1 3EL, Guernsey	1,194,410
Richard von Tscharner	Villa 42, 353/AL SAFFA FIRST - 25th Street, PO Box 900179, Al Safa, Dubai, United Arab Emirates	2,397,801
Aaron Zilkie	2190 Paloma Street, Pasadena CA 91104, United States	1,000,000

[Schedule I to Company Holders Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Holders Support Agreement, dated as of March 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”) and certain of the shareholders of the Company, whose names appear on the signature pages of this Company Holders Support Agreement (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Company Holders Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Shareholder” under, the Company Holders Support Agreement as of the date hereof and shall have all of the rights and obligations of a Shareholder as if it had executed the Company Holders Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Company Holders Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: , 20
By:
Name:
Title:

Address for Notices:

With copies to:

[Annex A to Company Holders Support Agreement]

ANNEX D

Execution Version

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (the “Company Holders Support Agreement”) is dated as of March 19, 2021 by and among SC Health Corporation, a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”) and Dr. Andrew George Rickman, a shareholder of the Company and the sole shareholder of HoldCo, whose name appears on the signature pages of this Company Holders Support Agreement (the “Shareholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof the Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 7,031,500 Company Ordinary Shares and one (1) HoldCo ordinary share, (the “HoldCo Shares”), as set forth on Schedule I attached hereto (collectively, with respect to the Shareholder, the Shareholder’s “Owned Shares,” and such Owned Shares, together with (1) any additional Company Ordinary Shares or HoldCo ordinary shares in which the Shareholder acquires record and beneficial ownership after the date hereof, including by exercise or exchange of securities convertible or exercisable into Company Ordinary Shares or HoldCo Shares, purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional Company Ordinary Shares or HoldCo ordinary shares with respect to which the Shareholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Company Holders Support Agreement, SPAC, HoldCo, Merger Sub, and the Company, have entered into a business combination agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, the Company will become a wholly-owned subsidiary of HoldCo as a result of the Exchange and SPAC will be merged with and into Merger Sub, with SPAC continuing on as the surviving entity as a directly wholly-owned subsidiary of HoldCo, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to SPAC, HoldCo, Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COMPANY HOLDERS SUPPORT; COVENANTS

Section 1.1 Support of Company Holders.

(a) The Shareholder, solely in his, her or its capacity as a shareholder or proxy holder of the Company and/or HoldCo (as the case may be), agrees irrevocably and unconditionally, subject to Section 1.1(b), that at any meeting of the shareholders of the Company or Holdco, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company or Holdco is sought, the Shareholder shall (i) appear at each such meeting in person or by proxy or otherwise cause all of his Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote, approve or consent (or cause to be voted, approved or consented), in person or by proxy, or execute and deliver a written approval or consent (or cause a written approval or consent to be executed and delivered) covering, all of his Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Shareholder):

(i) in favor of the transactions contemplated by the Business Combination Agreement;

(ii) in favor of the Resolutions;

(iii) in favour of the HoldCo resolutions, prior to the Initial Exchange, save for any changes or amendments agreed with SPAC (acting reasonably), appended hereto in Annex B of this Company Holders Support Agreement (the “HoldCo Shareholder Approval”);

(iv) against any merger agreement, merger, exchange, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or Holdco or any other business combination proposal requested by HoldCo (other than the Business Combination Agreement and the transactions contemplated thereby unless approved in writing with by both SPAC and the Company);

(v) against any proposal, action or agreement that would reasonably be expected to (A) impede, nullify, frustrate, prevent, interfere with, materially delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger or any provision of this Company Holders Support Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or Holdco under the Business Combination Agreement or any Ancillary Agreement (unless approved in writing with by both SPAC and the Company), or (C) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled; and

(vi) undertakes, hereafter, to take all other necessary and desirable actions reasonably requested by the Company in connection with the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement.

The Shareholder solely in his, her or its capacity as a shareholder or proxy holder of the Company and/or HoldCo (as the case may be), hereby agrees that he shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Shareholder hereunder shall apply whether or not the Company Board, the board of directors of HoldCo, other governing body or any committee, subcommittee or subgroup thereof recommends any of the Resolutions or HoldCo Shareholder Approval, and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Company Board’s or the board of directors for HoldCo, recommendation to its shareholders.

(b) The agreement of the Shareholder contained in Section 1.1(a) is conditional on HM Revenue and Customs granting clearance (a) under section 138 Taxation of Chargeable Gains Act 1992 (“TCGA”) that the anti-avoidance provisions of section 137 TCGA will not apply, and as such will not prevent section 135 TCGA from applying to the proposed transactions described in the Business Combination Agreement and (b) under section 707 Income Tax Act 2007 (“ITA”) that no notice under s698 ITA will be given in relation to the proposed transactions described in the Business Combination Agreement (the “Tax Clearance Condition”).

(c) The Shareholder hereby covenants and agrees that he shall not: (i) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Company Holders Support Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Company Holders Support Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, or prohibit or prevent him from satisfying, its obligations pursuant to this Company Holders Support Agreement, in each case save with the written approval of SPAC and the Company.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination), the Shareholder shall not, except in each case pursuant to or as contemplated by the Business Combination Agreement (including pursuant to the Schemes), directly or indirectly, sell (including short sells), offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, tender, convert, encumber, assign or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Covered Shares owned by the Shareholder, either voluntarily or involuntarily (collectively, a “Transfer”); or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares, provided, however, that the foregoing shall not prohibit either (i) the conversion or exchange of securities convertible into or exchangeable for Company Ordinary Shares or HoldCo Shares in accordance with their terms or (ii) Transfers between the Shareholder and any Affiliate of the Shareholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such transferee executes and delivers to the Company a joinder to this Company Holders Support Agreement in the form attached hereto as Annex A. The Shareholder hereby authorizes the Company to maintain a copy of this Company Holders Support Agreement at either the executive office or the registered office of the Company.

Section 1.3 Closing Date Deliverables. On the Closing Date, the Shareholder shall deliver to SPAC, HoldCo and the Company a duly executed copy of the Registration Rights and Lock-Up Agreement, by and among HoldCo, the Shareholder and the Other SPAC Investors.

Section 1.4 Further Assurances. Subject to the satisfaction of the Tax Clearance Condition, the Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Schemes, Exchange and Merger and the other applicable transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein and shall not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Schemes, Exchange and Merger and the other applicable transactions contemplated by the Business Combination Agreement set forth in Article X of the Business Combination Agreement. The Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Sponsor, HoldCo, or the Company or any of their respective successors and assigns with respect to the negotiation, execution or delivery of this Company Holders Support Agreement , the Business Combination Agreement (including all transactions contemplated by the Business Combination Agreement) or any other Ancillary Document, in each case to the extent relating to facts, matters, circumstances or events that existed or occurred on prior to the Closing. Further, the Shareholder also agrees that Articles 9.12

(Confidentiality) and 12.12 (Publicity) of the Business Combination Agreement should apply to the Shareholder mutatis mutandis and the Shareholder shall agree to be bound by the same as if the Shareholder were a party to the Business Combination Agreement.

Section 1.5 Acquisition Proposals.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Company Holders Support Agreement in accordance with Section 3.1, the Shareholder: (i) shall not, directly or indirectly initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or HoldCo (as the case may be) or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Shareholder also agrees that immediately following the execution of this Company Holders Support Agreement he shall cease any solicitations, discussions or negotiations with any Person (other than the parties to the Business Combination Agreement and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Shareholder shall promptly (and in any event within two (2) Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Shareholder shall promptly (and in any event within twenty-four (24) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

(b) Notwithstanding anything in this Company Holders Support Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company, HoldCo, the Company Board (or any committee thereof) or the board of directors of HoldCo, any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 7.5 (Acquisition Proposals) of the Business Combination Agreement shall not be considered a breach of this Section 1.5 (it being understood that, for the avoidance of doubt, the Shareholder or his representatives (other than any such representative that is a Company Related Party) shall remain responsible for any breach by the Shareholder or his representatives of this Section 1.5).

Section 1.6 Disclosure. The Shareholder hereby authorizes the Company, HoldCo and SPAC to publish and disclose in any announcement or disclosure required by the SEC the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Company Holders Support Agreement. The Shareholder will promptly provide any information reasonably requested by SPAC, HoldCo or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC), except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit the provision and/or disclosure of such information in a manner that preserves such privilege), to the extent permitted by applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Shareholder. The Shareholder represents and warrants, severally (and not jointly and severally) as to itself only, as of the date hereof to HoldCo, SPAC and the Company as follows:

(a) Organization; Due Authorization. he has all the requisite power and authority and has taken all actions necessary in order to execute and deliver this Company Holders Support Agreement, to perform his obligations hereunder and to consummate the transaction contemplated hereby. This Company Holders Support Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by the other parties to this Company Holders Support Agreement, this Company Holders Support Agreement constitutes a legally valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity).

(b) Ownership. The Shareholder is the record, legal and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Shareholder’s Covered Shares listed on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Covered Shares (other than transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than Liens pursuant to (i) this Company Holders Support Agreement, (ii) if applicable, the Shareholder’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The execution, delivery and performance of this Company Holders Support Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any Contracts binding upon the Shareholder or, assuming (solely with respect to performance of this Company Holders Support Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 2.1(i), under any applicable Law to which the Shareholder is subject. The Shareholder’s Covered Shares are the only equity securities in the Company and HoldCo owned of record or beneficially by the Shareholder on the date of this Company Holders Support Agreement, and none of the Shareholder’s Covered Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided hereunder. Further, the Shareholder’s Owned Shares in HoldCo (as set forth on Schedule 1 attached hereto) represent the entire issued share capital of HoldCo, and the Shareholder will procure that, save as in accordance with the Business Combination Agreement, no further shares in HoldCo are issued.

(c) No Conflicts. The execution and delivery of this Company Holders Support Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder and other transactions contemplated by the Business Combination Agreement will not require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Shareholder or the Shareholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Shareholder of his obligations under this Company Holders Support Agreement.

(d) Litigation. There is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the Shareholder’s beneficial or record ownership of the Owned Shares, the validity of this Company Holders Support Agreement or which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Shareholder of his obligations under this Company Holders Support Agreement.

(e) Acknowledgment. The Shareholder understands and acknowledges that each of SPAC, the Company and HoldCo is entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Company Holders Support Agreement.

(f) The Shareholder has had adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Company Holders Support Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC or the Company and based on such information as the Shareholder has deemed appropriate, made his own analysis and decision to enter into this Company Holders Support Agreement. The Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Company Holders Support Agreement. The Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Shareholder are irrevocable.

(g) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by the Shareholder of this Company Holders Support Agreement , the consummation of the transactions contemplated hereby and the other transactions contemplated by the Business Combination Agreement.

(h) No Other Representations or Warranties. Except for the representations and warranties made by the Shareholder in this ARTICLE II or in any other Ancillary Agreement to which the Shareholder is a party, the Shareholder does not make any express or implied representation or warranty to SPAC, the Company or HoldCo in connection with this Company Holders Support Agreement or the transactions contemplated by this Company Holders Support Agreement, and the Shareholder expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Company Holders Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the Merger Effective Time and (c) the written agreement of the Shareholder, SPAC, HoldCo, Merger Sub and the Company. Upon such termination of this Company Holders Support Agreement, all obligations of the parties under this Company Holders Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Company Holders Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Company Holders Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Company Holders Support Agreement.

Section 3.2 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.7 (Governing Law) and 12.14 (Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

Section 3.3 Non-Circumvention. The Shareholder agrees that he shall not, and shall cause his Affiliates not to, indirectly accomplish that which he is not permitted to accomplish under this Company Holders Support

Agreement pursuant to provisions of this Company Holders Support Agreement that have not been terminated pursuant to Section 3.1.

Section 3.4 Inconsistent Actions. The Shareholder agrees, while this Company Holders Support Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Shareholder contained in this Company Holders Support Agreement inaccurate or has the effect of preventing or disabling the Shareholder from performing his obligations under this Company Holders Support Agreement.

Section 3.5 Assignment. This Company Holders Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Company Holders Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Company Holders Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Company Holders Support Agreement and to enforce specifically the terms and provisions of this Company Holders Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.7 Amendment. This Company Holders Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, HoldCo, Merger Sub, the Company and the Shareholder.

Section 3.8 Severability. If any provision of this Company Holders Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Company Holders Support Agreement will remain in full force and effect. Any provision of this Company Holders Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Company Holders Support Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger be consummated as originally contemplated to the fullest extent possible.

Section 3.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC, prior to the Closing, or to SPAC after the Effective Time, to:

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: Jeri Kewk

AJ Coloma

Eric Teo

Terence Fong

Aaron Wee

Clement Chen

Email:     jeri.kwek@sincapital.com

        aj.coloma@sincapital.com

        eric.teo@sincapital.com

        terence.fong@sincapital.com

        aaron.wee@sincapital.com

        Clement.Chen@sincapital.com

with copies to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

United States of America

Attention: Carl Marcellino

          Elizabeth Todd

Email:       Carl.Marcellino@ropesgray.com

          Elizabeth.Todd@ropesgray.com

(b) If to the Company, HoldCo or Merger Sub to:

Rockley Photonics Holdings Limited

3rd Floor

1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Attention: Dr. Andrew Rickman

Email:    andrew.rickman@rockleyphotonics.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street,

New York, New York 10019

United States of America

Attention:  James Masetti

     Jarrod Murphy

Email:   jim.masetti@pillsburylaw.com

     jarrod.murphy@pillsburylaw.com

(c) If to the Shareholder, to the address or email address set forth opposite the Shareholder’s name on Schedule I, or in the absence of such address or email address being set forth on Schedule I, the address (including email) set forth in the Company’s books and records, with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

          Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

    jarrod.murphy@pillsburylaw.com

Section 3.10 Counterparts. This Company Holders Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Company Holders Support Agreement and the agreements referenced herein and contemplated hereby constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.12 Capacity as a Shareholder . Notwithstanding anything herein to the contrary, the Shareholder signs this Company Holders Support Agreement solely in the Shareholder’s capacity as a shareholder or proxy holder of the Company and HoldCo (as the case may be), and not in any other capacity and this Company Holders Support Agreement shall not limit, prevent or otherwise affect the actions of the Shareholder or any Affiliate, employee or designee of the Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his fiduciary duties as a director or officer of the Company, any Subsidiary of the Company or HoldCo.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the SPAC, HoldCo, Merger Sub, the Company and the Shareholder have each caused this Company Holders Support Agreement to be duly executed as of the date first written above.

SPAC:

SC HEALTH CORPORATION.

By:	/s/ Angelo John Coloma
Name: Angelo John Coloma
Title: Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

COMPANY:

ROCKLEY PHOTONICS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

HOLDCO:

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to Company Holders Support Agreement]

MERGER SUB:

ROCKLEY MERGERSUB LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to Company Holders Support Agreement]

SHAREHOLDER:

DR. ANDREW GEORGE RICKMAN

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman

[Signature Page to Company Holders Support Agreement]

Schedule I

Shareholder Covered Shares

Shareholder	Notice – See above for notice provisions	Company Ordinary Shares
Andrew George Rickman	Haredown, Great Bedwyn, Marlborough, SN8 3ND, United Kingdom	7,031,500

Shareholder	Notice – See above for notice provisions	HoldCo Shares
Andrew George Rickman	Haredown, Great Bedwyn, Marlborough, SN8 3ND, United Kingdom	1

[Schedule I to Company Holders Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Holders Support Agreement, dated as of March 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among SC Health Corporation, a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”) and Dr. Andrew George Rickman, a shareholder of the Company and the sole shareholder of HoldCo, whose name appears on the signature pages of this Company Holders Support Agreement (the “Shareholder”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Company Holders Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Shareholder” under, the Company Holders Support Agreement as of the date hereof and shall have all of the rights and obligations of a Shareholder as if it had executed the Company Holders Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Company Holders Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: , 20

By:
Name:
Title:

Address for Notices:

With copies to:

Annex B

HoldCo Shareholder Approval

ANNEX E

SUBSCRIPTION AGREEMENT

March 19, 2021

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between SC Health Corporation, a Cayman Islands exempted company (“SC Health”), and Rockley Photonics, Ltd., a company incorporated under the laws of England and Wales with company number 08683015 (“Target”), pursuant to that certain Business Combination Agreement and Plan of Merger, dated as of March 19, 2021 (as it may be amended, the “Transaction Agreement”), by and among SC Health, Target, Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”) and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo, SC Health is seeking commitments to purchase ordinary shares (the “Ordinary Shares”), of HoldCo for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by HoldCo and SC Health (the “Offering”). In connection therewith, the undersigned subscriber (“Subscriber”), SC Health and HoldCo agree in this subscription agreement (this “Subscription Agreement”) as follows:

1. Subscription. As of the date written above (the “Subscription Date”), the Subscriber hereby irrevocably subscribes for and agrees to purchase from HoldCo such number of Ordinary Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms provided for herein.

SC Health and HoldCo have entered into separate subscription agreements (the “Other Subscription Agreements”) with certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act) (each, an “Other Subscriber”), pursuant to which such investors have agreed to purchase Ordinary Shares on the Closing Date and the aggregate gross proceeds from the securities to be sold by HoldCo pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, $150,000,000.

2. Closing; Delivery of Shares.

(a) The closing of the sale of Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of the Transaction Closing, and immediately prior to, the Merger Effective Time (as defined in the Transaction Agreement).

(b) HoldCo shall provide written notice (which may be via email) to the Subscriber (the “Closing Notice”) that HoldCo reasonably expects the Transaction Closing to occur on a date specified in the notice (the

“Scheduled Closing Date”) that is not less than three (3) business days from the date of the Subscriber’s receipt of the Closing Notice, which Closing Notice shall contain HoldCo’s wire instructions for an escrow account (the “Escrow Account”) established by HoldCo with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two (2) business days prior to the Scheduled Closing Date, the Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed by wire transfer of United States dollars in immediately available funds. Upon the Closing, HoldCo shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to HoldCo against delivery to the Subscriber of the Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in book-entry form as set forth in Section 2(c) below. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Subscriber to the Escrow Account, then promptly (but in no event later than five (5) business days after the Scheduled Closing Date specified in the Closing Notice) after such termination, HoldCo will instruct the Escrow Agent to promptly return such funds to the Subscriber.

(c) On the Closing Date, promptly after the Closing, HoldCo shall deliver (or cause the delivery of) the Shares in book-entry form with restrictive legends in the amount as set forth on the signature page to the Subscriber as indicated on the signature page.

3. Closing Conditions. In addition to the condition set forth in the first sentence of Section 2(a) above:

(a) The Closing is also subject to the satisfaction or valid waiver by each party to this Subscription Agreement of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no governmental authority of competent jurisdiction shall have rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby illegal or then restrains or prohibits the consummation of the transactions contemplated hereby; and

(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing).

(b) The obligations of SC Health and HoldCo to consummate the Closing are also subject to the satisfaction or valid waiver by SC Health and HoldCo of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of SC Health and HoldCo contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);

(ii) SC Health and HoldCo shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii) no amendment, modification or waiver of the Transaction Agreement shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement.

4. SC Health and HoldCo Representations and Warranties. Each of SC Health (other than in respect of paragraph (b) below) and HoldCo represents and warrants to the Subscriber severally (and not jointly and severally), as to itself only, that:

(a) As of the date hereof, each of SC Health and HoldCo is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Immediately following the Transaction Closing under the Transaction Agreement, each of SC Health and HoldCo will be validly existing and in good standing under the laws of its jurisdiction of organization. Each of SC Health and HoldCo has the corporate power and authority to own, lease and operate its respective properties and conduct its respective business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) All issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to pre-emptive rights. The Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under HoldCo’s Articles of Association or under the laws of the Cayman Islands.

(c) This Subscription Agreement has been duly authorized, executed and delivered by each of SC Health and HoldCo and is enforceable against each of SC Health and HoldCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) The issuance and sale of the Shares by HoldCo and the compliance by each of SC Health and HoldCo with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will be done in accordance with the NYSE listing rules and will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SC Health or HoldCo or any of their respective subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which SC Health or HoldCo or any of their respective subsidiaries is a party or by which SC Health or HoldCo or any of their respective subsidiaries is bound or to which any of the property or assets of SC Health or HoldCo is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of SC Health or HoldCo (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of SC Health or HoldCo to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any material violation of the provisions of the organizational documents of SC Health or HoldCo; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SC Health or HoldCo or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SC Health or HoldCo to comply with this Subscription Agreement; subject, in the case of the foregoing clauses (i) and (iii) with respect to the consummation of the transactions therein contemplated.

(e) Neither SC Health nor HoldCo has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than Merrill Lynch (Singapore) Pte. Ltd. (and its affiliates) and Cowen and Company, LLC. (collectively, the “Placement Agents”), neither SC Health nor HoldCo is aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any shares of Ordinary Shares in the Offering.

(f) HoldCo is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(g) Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act.

(h) Neither SC Health, HoldCo, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any HoldCo security or solicited any offers to buy any security under circumstances that would adversely affect reliance by HoldCo on either Regulation S under the Securities Act or Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

(i) There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber that include terms and conditions that are materially more advantageous to any such Other Subscriber (as compared to Subscriber) containing any of the following: (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber, or (iii) any rights with respect to the confidentiality or disclosure of an Other Subscriber’s identity, and such Other Subscription Agreements, other agreements and understandings, as applicable, have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Purchase Price and terms that are not more favorable in any material respect to such Other Subscriber thereunder than the terms of this Subscription Agreement.

(j) SC Health has made available to Subscriber (including via the SEC’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by SC Health with the SEC prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SC Health has timely filed each report, statement, schedule, prospectus, and registration statement that SC Health was required to file with the SEC since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents.

(k) Each of HoldCo and SC Health understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to SC Health and HoldCo that:

(a) At the time the Subscriber was offered the Shares, it was, and as of the date hereof, the Subscriber is (i) (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act) satisfying the applicable requirements as set forth on Schedule I, (B) an “Institutional Account” as such term is defined in FINRA Rule 4512(c), (C) acquiring the Shares only for its own account and (D) not acquiring the Shares for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or (ii) is not a “U.S. person” within the meaning of Regulation S under the Securities Act. The Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

(b) The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to HoldCo or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in accordance with applicable securities laws of the states and other jurisdictions, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. The Subscriber understands and agrees that the Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, the Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(c) The Subscriber understands and agrees that the Subscriber is purchasing Shares directly from HoldCo. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by SC Health or HoldCo, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(d) The Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(e) The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received and carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of SC Health, dated as of July 11, 2019 and filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-232240) on July 12, 2019 (the “Prospectus”), (ii) each filing made by SC Health with the SEC following the filing of the Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, a copy of which will be filed by HoldCo and SC Health with the SEC and (iv) the investor presentation by SC Health and the Target, a copy of which will be furnished by HoldCo and SC Health to the SEC. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask SC Health’s and the Target’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Subscriber has conducted its own investigation of SC Health, HoldCo, the Target and the Shares and the Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

(f) The Subscriber became aware of this Offering of the Shares solely by means of direct contact between the Subscriber and SC Health, HoldCo, the Placement Agents or a representative of SC Health, HoldCo or the

Placement Agents, and the Shares were offered to the Subscriber solely by direct contact between the Subscriber and SC Health, HoldCo, the Placement Agents or a representative of SC Health, HoldCo or the Placement Agents. The Subscriber acknowledges that SC Health and HoldCo each represents and warrants severally (and not jointly and severally), as to itself only, that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither the Subscriber, nor any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(g) The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in SC Health’s filings with the SEC. The Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.

(h) Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in HoldCo. The Subscriber acknowledges specifically that a possibility of total loss exists.

(i) In making its decision to purchase the Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of SC Health and HoldCo set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agents concerning SC Health, HoldCo, Target or the Shares or the offer and sale of the Shares.

(j) The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of SC Health’s filings with the SEC.

(k) The Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(l) The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms.

(m) Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of SC Health’s and HoldCo’s representations and warranties contained herein.

(n) The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.

(o) As of the date hereof and at the Closing, neither the Subscriber, nor, to the extent it has them, any of its direct beneficial owners or (only so far as the Subscriber is aware) its indirect beneficial owners or its directors, affiliates or executive officers (collectively with the Subscriber, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Shares by the Subscriber will not subject SC Health or HoldCo to any Disqualification Event.

(p) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), other than with those persons or entities who may be deemed affiliates or control persons, acting for the purpose of acquiring, holding or disposing of or taking any other action relating to the equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(q) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in HoldCo as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over HoldCo from and after the Closing as a result of the purchase and sale of Shares hereunder.

(r) No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares. The Placement Agents and each of their respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to HoldCo, SC Health, the Target, any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by SC Health and/or HoldCo. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Subscriber’s financial advisor or fiduciary.

(s) The Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to SC Health and HoldCo.

6. Registration Rights. HoldCo agrees that, within thirty (30) calendar days after the Transaction Closing, HoldCo will file with the SEC (at HoldCo’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and HoldCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred and twenty (120) calendar days after the filing thereof in the event the SEC reviews and has written comments to the Registration Statement), and (ii) the tenth (10th) business day after the date HoldCo is notified in writing by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. HoldCo will provide a draft of the Registration Statement to the Subscriber for review at least three (3) business days in advance of the filing the Registration Statement, and shall advise the Subscriber upon the Registration Statement being declared effective by the SEC. If the SEC prevents HoldCo from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the Holders or otherwise, HoldCo shall use its best efforts to ensure that the SEC determines that (1) the offering contemplated by the Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 of the Securities Act and (2) the Subscriber is not a statutory underwriter. If HoldCo is unsuccessful in the efforts described in the preceding sentence then (i) HoldCo shall cause such Registration Statement to register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC and (ii) the Subscriber shall have an opportunity to withdraw its Shares. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. HoldCo agrees that HoldCo will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two years from the issuance of the Shares, (ii) the date on which the Subscriber ceases to hold the Shares covered by such Registration Statement or any such other registration statement, or (iii) on the first date on which the Subscriber can sell all of its Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Shares to HoldCo (or its successor) upon request to assist HoldCo in making the determination described above. HoldCo’s obligations to include the Shares in the Registration Statement or any such other registration statement are contingent upon the Subscriber furnishing in writing to HoldCo such information regarding the Subscriber, the securities of HoldCo held by the Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by HoldCo to effect the registration of the Shares, and shall execute such documents in connection with such registration as HoldCo may reasonably request that are customary of a selling stockholder in similar situations; provided that, in connection therewith, the undersigned shall not be required to enter into any lock-up or similar arrangement or otherwise be subject to any contractual restrictions with HoldCo on the ability to transfer the Shares. HoldCo may delay filing, delay effectiveness or suspend the use of any such registration statement if it determines that (i) the financial statements included in such registration statement are required to be updated in order to comply with Regulation S-X age of financial statement requirements or (ii) in order for such registration statement to not contain a material misstatement or omission of a material fact, an amendment thereto or a supplement to the related prospectus would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of HoldCo or would require premature disclosure of information that could materially adversely affect HoldCo (each such circumstance, a “Suspension Event”); provided, however, that HoldCo may not delay or suspend any such registration statement on more than two (2) occasions or for more than 60 consecutive calendar days, or more than 90 total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from HoldCo of the happening of any Suspension Event during the period that the Registration Statement or any such other registration statement is effective or if as a result of a Suspension Event the Registration Statement or any such other registration statement or related prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the related prospectus), not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement or any such other registration statement until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from HoldCo that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by HoldCo unless otherwise required by applicable law. If so directed by HoldCo, the Subscriber will deliver to

HoldCo or destroy all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

HoldCo shall, if requested by Subscriber to (i) cause the removal of the restrictive legends from any Shares while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act and (ii) cause its legal counsel to deliver an opinion, if necessary, to HoldCo’s transfer agent in connection with the removal of such restrictive legends promptly after the effectiveness date of the applicable registration statement, in each case upon the receipt of customary representations and other documentation from the Subscriber that is necessary to establish that restrictive legends are no longer required as reasonably requested by HoldCo, its counsel or transfer agent. HoldCo agrees that following the relevant effectiveness date and the delivery by the undersigned to HoldCo or the transfer agent of a certificate representing Shares issued with a restrictive legend, it will deliver or cause to be delivered to such Subscriber a certificate representing such Shares that is free from all restrictive and other legends. Certificates for Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the undersigned by crediting the account of the undersigned’s prime broker with the Depository Trust Company System as directed by such Subscriber. HoldCo shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by HoldCo and any exercise notice delivered by the undersigned), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the undersigned other than income and capital gains taxes of the undersigned that may be incurred in connection with the transactions contemplated hereby. The Subscriber agrees with HoldCo that it will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 6 is predicated upon HoldCo’s reliance upon this understanding.

HoldCo shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and any of its respective officers, directors, agents, partners, members, stockholders, affiliates, managers, investment advisers and employees, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to HoldCo by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of HoldCo (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall HoldCo be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by such Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by HoldCo in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by HoldCo, or (D) in connection with any offers or sales effected by or on behalf of such Subscriber in violation of Section 6 hereof. HoldCo shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which HoldCo is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Securities by Subscriber or any other Holder.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to December 31, 2021; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. SC Health and shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement and (ii) the provisions of Sections 8 through 10 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely.

8. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the Prospectus and understands that SC Health has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SC Health’s public stockholders (including overallotment shares acquired by SC Health’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, SC Health may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SC Health shares in connection with the consummation of SC Health’s initial business combination (as such term is used in the Prospectus, the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SC Health fails to consummate a Business Combination within 21 months after the closing of the IPO, which is subject to extension by amendment to SC Health’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise and income tax obligations and up to $100,000 in dissolution expenses, or (d) to SC Health after or concurrently with the consummation of a Business Combination. For and in consideration of SC Health entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement, the Transaction or any proposed or actual business relationship between SC Health or its Representatives, on the one hand, and the Subscriber or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”); provided, however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with its rights as a Public Stockholder in respect of shares of SC Health acquired by any means other than pursuant to this Subscription Agreement. The Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SC Health or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with SC Health or its affiliates). The Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by SC Health and its affiliates to induce SC Health to enter in this Subscription Agreement, and the Subscriber further intends and understands such waiver to be valid, binding and enforceable against the Subscriber and each of its affiliates under applicable law. To the extent the Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SC Health or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SC Health or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SC Health or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or against SC Health or the Public Stockholders, whether in the form of money damages or injunctive relief, SC Health and its Representatives, as applicable, shall be entitled to recover from the Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event SC Health or its Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 8 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

9. Miscellaneous.

(a) SC Health shall, no later than 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Signing 8-K”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that SC Health or any of its officers, directors, employees or agents (including the Placement Agents) has provided to the undersigned at any time prior to the filing of the Signing 8-K. From and after the issuance of the Signing 8-K, the undersigned shall not be in possession of any material, non-public information received from SC Health or any of its officers, directors, employees or agents (including the Placement Agents) and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with SC Health, the Placement Agents, or any of their respective affiliates. Except with the express written consent of the Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, neither SC Health nor Holdco shall, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding SC Health, Holdco or the Transaction from and after the filing of the Signing 8-K.

(b) Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of SC Health and HoldCo, and any purported transfer or assignment without such consent shall be null and void ab initio.

(c) HoldCo and SC Health may request from the Subscriber such additional information as SC Health and/or HoldCo may deem necessary to evaluate the eligibility of the Subscriber to acquire the Shares, and the Subscriber shall provide such information to SC Health and HoldCo upon such request provided that SC Health and HoldCo keep any such information so provided confidential, it being understood by the Subscriber that HoldCo and SC Health may without any liability hereunder reject the Subscriber’s subscription prior to the Closing Date in the event the Subscriber fails to provide such additional information requested by SC Health and HoldCo to evaluate the Subscriber’s eligibility or SC Health and HoldCo determines that the Subscriber is not eligible.

(d) The Subscriber acknowledges that SC Health, HoldCo, the Placement Agent, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify SC Health and HoldCo if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The Subscriber agrees that the purchase by the Subscriber of Shares from HoldCo will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase. The Subscriber acknowledges and agrees that each of the Placement Agents and the Target and their respective affiliates is a third-party beneficiary of the representations, warranties and covenants of the Subscriber contained in Section 5 of this Subscription Agreement, and that the Target is otherwise an express third party beneficiary of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if it were an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(e) Each of SC Health and HoldCo is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies. Neither party shall issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of SC Health and HoldCo (such consent not to be unreasonably withheld or delayed).

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(h) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by SC Health and/or HoldCo and the Subscriber in connection with the Offering).

(i) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription

Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(m) THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(n) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SC Health, to:

SC Health Corporation
108 Robinson Road #10-00

Singapore 068900
Attention: Jeri Kwerk

AJ Coloma
Eric Teo
Terence Fong
Aaron Wee
Clement Chen

Email: jeri.kwek@sincapital.com

aj.coloma@sincapital.com
eric.teo@sincapital.com
terence.fong@sincapital.com
aaron.wee@sincapital.com
Clement.Chen@sincapital.com

with copies (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Paul Tropp, Chris Capuzzi and Carl P. Marcellino
Email: carl.marcellino@ropesgray.com
Telephone No.: (212) 841-0623

and

Merrill Lynch (Singapore) Pte. Ltd.

50 Collyer Quay, #14-01

OUE Bayfront

Singapore 049321

Attention: Clemente Antonio Puno

Telephone No.: +65 6678 0157
Email: antonio.puno@bofa.com

Cowen and Company, LLC.

599 Lexington Avenue, 25th Floor

New York, NY 10022

Attention: Vinni Trehan
Email: vinni.trehan@cowen.com

If to HoldCo, to: Rockley Photonics Holdings Limited 3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom, WA14 2DT Attention: Dr. Andrew Rickman Email:andrew.rickman@rockleyphotonics.com with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York, New York 10019

Attention: James Masetti and Jarrod Murphy

Email:jim.masetti@pillsburylaw.com
jarrod.murphy@pillsburylaw.com

Notice to the Subscriber shall be given to the address underneath the Subscriber’s name on the signature page hereto.

(o) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York (or as such term is used in Section 6 hereof, Washington, D.C.) are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the SC Health will include SC Health’s sponsor, SC Health Holdings Limited.

(p) At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

10. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in HoldCo. The Subscriber agrees that neither (i) any other purchaser pursuant to other subscription agreements entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other purchaser) nor (ii) each Placement Agent, each of their respective affiliates or any of their respective affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SC HEALTH CORPORATION

By:
Name:
Title:

{Signature Page to Subscription Agreement}

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name:
Title:

{Signature Page to Subscription Agreement}

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount: $

Number of Shares:

EIN Number:

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	NOT A U.S. PERSON (please check the applicable subparagraphs)

☐ I am not a “U.S. Person” (as defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”)) and I am not acquiring Shares for the account or benefit of any U.S. Person.

*** OR ***

B.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.

☐   We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

	2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

C.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐   We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), or (8) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.”

	2.	☐ We are not a natural person.

*** AND ***

D.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Securities Act;

☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Securities Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Securities Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company, or Massachusetts or similar business trust; or

☐ is an investment adviser registered under the Investment Advisers Act;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐ The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐	Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

[1]

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or

☐	Any entity in which all of the equity owners are “accredited investors.”

ANNEX F

SUBSCRIPTION AGREEMENT

March 19, 2021

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between SC Health Corporation, a Cayman Islands exempted company (“SC Health”), and Rockley Photonics, Ltd., a company incorporated under the laws of England and Wales with company number 08683015 (“Target”), pursuant to that certain Business Combination Agreement and Plan of Merger, dated as of March 19, 2021 (as it may be amended, the “Transaction Agreement”), by and among SC Health, Target, Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”) and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo, SC Health is seeking commitments to purchase ordinary shares (the “Ordinary Shares”), of HoldCo for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by HoldCo and SC Health (the “Offering”). In connection therewith, the undersigned subscriber (“Undersigned”), SC Health and HoldCo agree in this subscription agreement (this “Subscription Agreement”) as follows:

1. Subscription. As of the date written above (the “Subscription Date”), the Undersigned hereby irrevocably subscribes for and agrees to purchase from HoldCo such number of Ordinary Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms provided for herein.

SC Health and HoldCo has entered into separate subscription agreements (the “Other Subscription Agreements”) with certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act) (each, an “Other Subscriber”), pursuant to which such investors have agreed to purchase Ordinary Shares on the Closing Date and the aggregate gross proceeds from the securities to be sold by HoldCo pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, $150,000,000.

2. Closing; Delivery of Shares.

(a) The closing of the sale of Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of the Transaction Closing, and immediately prior to, the Merger Effective Time (as defined in the Transaction Agreement).

(b) HoldCo shall provide written notice (which may be via email) to the Undersigned (the “Closing Notice”) that HoldCo reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than three (3) business days from the date of the Undersigned’s receipt

F-1

of the Closing Notice, which Closing Notice shall contain HoldCo’s wire instructions for an escrow account (the “Escrow Account”) established by HoldCo with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two (2) business days prior to the Scheduled Closing Date, the Undersigned shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed by wire transfer of United States dollars in immediately available funds. Upon the Closing, HoldCo shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to HoldCo against delivery to the Undersigned of the Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in book-entry form as set forth in Section 2(c) below. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Undersigned to the Escrow Account, then promptly (but in no event later than five (5) business days after the Scheduled Closing Date specified in the Closing Notice) after such termination, HoldCo will instruct the Escrow Agent to promptly return such funds to the Undersigned.

(c) On the Closing Date, promptly after the Closing, HoldCo shall deliver (or cause the delivery of) the Shares in book-entry form with restrictive legends in the amount as set forth on the signature page to the Undersigned as indicated on the signature page.

3. Closing Conditions. In addition to the condition set forth in the first sentence of Section 2(a) above:

(a) The Closing is also subject to the satisfaction or valid waiver by each party to this Subscription Agreement of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no governmental authority of competent jurisdiction shall have rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby illegal or then restrains or prohibits the consummation of the transactions contemplated hereby; and

(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing).

(b) The obligations of SC Health and HoldCo to consummate the Closing are also subject to the satisfaction or valid waiver by SC Health and HoldCo of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Undersigned contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); and

(ii) the Undersigned shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) The obligations of the Undersigned to consummate the Closing are also subject to the satisfaction or valid waiver by the Undersigned of the additional conditions that, on the Closing Date:

(i) all representations and warranties of SC Health and HoldCo contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date); and

F-2

(ii) SC Health and HoldCo shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

4. SC Health and HoldCo Representations and Warranties. Each of SC Health (other than in respect of paragraph (b) below) and HoldCo represents and warrants to the Undersigned severally (and not jointly and severally), as to itself only, that:

(a) As of the date hereof, each of SC Health and HoldCo is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Immediately following the Transaction Closing under the Transaction Agreement, each of SC Health and HoldCo will be validly existing and in good standing under the laws of its jurisdiction of organization. Each of SC Health and HoldCo has the corporate power and authority to own, lease and operate its respective properties and conduct its respective business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) All issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to pre-emptive rights. The Shares have been duly authorized and, when issued and delivered to the Undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under HoldCo’s Articles of Association or under the laws of the Cayman Islands.

(c) This Subscription Agreement has been duly authorized, executed and delivered by each of SC Health and HoldCo and is enforceable against each of SC Health and HoldCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) The issuance and sale of the Shares by HoldCo and the compliance by each of SC Health and HoldCo with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will be done in accordance with the NYSE listing rules and will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SC Health or HoldCo or any of their respective subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which SC Health or HoldCo or any of their respective subsidiaries is a party or by which SC Health or HoldCo or any of their respective subsidiaries is bound or to which any of the property or assets of SC Health or HoldCo is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of SC Health or HoldCo (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of SC Health or HoldCo to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any material violation of the provisions of the organizational documents of SC Health or HoldCo; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SC Health or HoldCo or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SC Health or HoldCo to comply with this Subscription Agreement; subject, in the case of the foregoing clauses (i) and (iii) with respect to the consummation of the transactions therein contemplated.

(e) Neither SC Health nor HoldCo has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Undersigned could become liable. Other than Merrill Lynch (Singapore) Pte. Ltd. (and its affiliates) and Cowen and Company, LLC. (collectively, the “Placement Agents”), neither SC Health nor HoldCo is aware

F-3

of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any shares of Ordinary Shares in the Offering. Without limiting the foregoing, SC Health and HoldCo acknowledge, and the Undersigned understands, that SC Health has engaged the Placement Agents in connection with the placement of Ordinary Shares under the Other Subscription Agreements, in connection with the Transaction, pursuant to which the Other Subscribers have, together with the Undersigned pursuant to this Subscription Agreement, agreed to purchase, severally and not jointly, Ordinary Shares at the Purchase Price (each such investor, including the Undersigned, a “Subscriber” and together with the Undersigned, the “Subscribers”) and SC Health is obligated to compensate the Placement Agents for their services as set forth in the Other Subscription Agreements.

(f) HoldCo is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(g) Assuming the accuracy of the Undersigned’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act.

(h) Neither SC Health, HoldCo, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any HoldCo security or solicited any offers to buy any security under circumstances that would adversely affect reliance by HoldCo on either Regulation S under the Securities Act or Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

(i) There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Undersigned that include terms and conditions that are materially more advantageous to any such Other Undersigned (as compared to Undersigned) containing any of the following: (i) any rights or benefits granted to an Other Undersigned in connection with such Other Undersigned’s compliance with any law, regulation or policy specifically applicable to such Other Undersigned or in connection with the taxable status of an Other Undersigned, (ii) any rights or benefits which are personal to an Other Undersigned based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Undersigned, or (iii) any rights with respect to the confidentiality or disclosure of an Other Undersigned’s identity.

(j) SC Health has made available to Undersigned (including via the SEC’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by SC Health with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SC Health has timely filed each report, statement, schedule, prospectus, and registration statement that SC Health was required to file with the SEC since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents.

(k) Each of HoldCo and SC Health understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Undersigned.

5. Undersigned Representations, Warranties and Covenants. The Undersigned represents and warrants to SC Health and HoldCo that:

(a) At the time the Undersigned was offered the Shares, it was, and as of the date hereof, the Undersigned (i) (A) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited

F-4

investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (7) or (8) under the Securities Act) as certified by the Undersigned on Schedule I, (ii) is not an “Institutional Account” as such term is defined in FINRA Rule 4512(c), (iii) is acquiring the Shares only for its own account and not acquiring the Shares for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or (ii) is a “U.S. person” within the meaning of Regulation S under the Securities Act. The Undersigned is not an entity formed for the specific purpose of acquiring the Shares. The Undersigned is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and has exercised independent judgment in evaluating its participation in the purchase of the Shares.

(b) The Undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The Undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Undersigned absent an effective registration statement under the Securities Act except (i) to HoldCo or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in accordance with applicable securities laws of the states and other jurisdictions, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. The Undersigned understands and agrees that the Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, the Undersigned may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(c) The Undersigned understands and agrees that the Undersigned is purchasing Shares directly from HoldCo. The Undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the Undersigned by SC Health or HoldCo, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(d) The Undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(e) The Undersigned acknowledges and agrees that the Undersigned has received such information as the Undersigned deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Undersigned acknowledges that it has received and carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of SC Health, dated as of July 11, 2019 and filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-232240) on July 12, 2019 (the “Prospectus”), (ii) each filing made by SC Health with the SEC following the filing of the Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, a copy of which will be filed by HoldCo and SC Health with the SEC and (iv) the investor presentation by SC Health and the Target, a copy of which will be furnished by HoldCo and SC Health to the SEC. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Undersigned represents and agrees that the Undersigned and the Undersigned’s professional advisor(s), if any, have had the full opportunity to ask SC Health’s and the Target’s management questions, receive such answers and obtain such information as the Undersigned and such Undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Undersigned has conducted its own investigation of SC Health, HoldCo, the Target and the Shares and the Undersigned has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

F-5

(f) The Undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in SC Health’s filings with the SEC. The Undersigned is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Undersigned has sought such accounting, legal and tax advice as the Undersigned has considered necessary to make an informed investment decision.

(g) Alone, or together with any professional advisor(s), the Undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Undersigned and that the Undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Undersigned’s investment in HoldCo. The Undersigned acknowledges specifically that a possibility of total loss exists.

(h) In making its decision to purchase the Shares, the Undersigned has relied solely upon independent investigation made by the Undersigned and the representations and warranties of SC Health and HoldCo set forth herein. Without limiting the generality of the foregoing, the Undersigned has not relied on any statements or other information provided by the Placement Agents concerning SC Health, HoldCo, Target or the Shares or the offer and sale of the Shares.

(i) The Undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of SC Health’s filings with the SEC.

(j) The Undersigned has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(k) The execution, delivery and performance by the Undersigned of this Subscription Agreement are within the powers of the Undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Undersigned, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Undersigned is a party or by which the Undersigned is bound, and, if the Undersigned is not an individual, will not violate any provisions of the Undersigned’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Undersigned is an individual, has legal competence and capacity to execute the same or, if the Undersigned is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Undersigned, enforceable against the Undersigned in accordance with its terms.

(l) Neither the due diligence investigation conducted by the Undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the Undersigned herein shall modify, amend or affect the Undersigned’s right to rely on the truth, accuracy and completeness of SC Health’s and HoldCo’s representations and warranties contained herein.

(m) The Undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Undersigned is permitted to do so under applicable law. If the Undersigned is a financial institution subject to

F-6

the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Undersigned and used to purchase the Shares were legally derived.

(n) As of the date hereof and at the Closing, neither the Undersigned, nor, to the extent it has them, any of its direct beneficial owners or (only so far as the Undersigned is aware) its indirect beneficial owners or its directors, affiliates or executive officers (collectively with the Undersigned, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Undersigned has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Shares by the Undersigned will not subject SC Health or HoldCo to any Disqualification Event.

(o) Undersigned is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) other than with those persons or entities who may be deemed affiliates or control persons, including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(p) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in HoldCo as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over HoldCo from and after the Closing as a result of the purchase and sale of Shares hereunder.

(q) The Undersigned became aware of this Offering of the Shares solely by means of direct contact between the Undersigned and SC Health, HoldCo, the Placement Agents or a representative of SC Health, HoldCo or the Placement Agents, and the Shares were offered to the Undersigned solely by direct contact between the Undersigned and SC Health, HoldCo, the Placement Agents or a representative of SC Health, HoldCo or the Placement Agents. The Undersigned acknowledges that SC Health and HoldCo each represents and warrants severally (and not jointly and severally), as to itself only, that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither the Undersigned, nor any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(r) The Undersigned understands, acknowledges and agrees that (i) the Placement Agents, which have been engaged by SC Health in connection with the placement of Ordinary Shares under the Other Subscription Agreements, have not been engaged by SC Health in connection with the Undersigned’s Subscription of Shares under this Subscription Agreement and are not participating in any manner in the Subscription, including but not limited to the negotiation between SC Health, HoldCo and the Undersigned with respect to the Subscription, the execution by the Undersigned of this Subscription Agreement or the issuance or sale of Shares by HoldCo to the Undersigned as contemplated herein; (ii) no Placement Agent has introduced the Undersigned to SC Health or HoldCo (nor SC Health or HoldCo to the Undersigned), or otherwise solicited or arranged, directly or indirectly, HoldCo’s proposed sale of Shares to the Undersigned or the Undersigned’s Subscription hereunder; (iii) it has not received any information from any of the Placement Agents or any of their respective affiliates in connection

F-7

with the Subscription and has not relied on any statements made or purported to be made directly or indirectly by the Placement Agents or any of the Placement Agents’ respective affiliates with respect to the Undersigned’s decision to invest in the Shares; (iv) although the Placement Agents are participating in the placement of Ordinary Shares in connection with the Other Subscription Agreements, the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to SC Health, HoldCo or the Shares or the accuracy, completeness or adequacy of any information supplied to the Undersigned by SC Health and HoldCo and none of the Placement Agents or any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Shares; and (v) No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares. The Placement Agents and each of their respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to HoldCo, SC Health, the Target, any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Undersigned by SC Health and/or HoldCo. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Undersigned’s financial advisor or fiduciary, nor has any Placement Agent otherwise advised the Undersigned or made any recommendation whatsoever to the Undersigned with respect to its decision to subscribe for the Shares.

(s) In recognition of Sections 5(q) and 5(r) above, the Undersigned further acknowledges and agrees that it has not received any recommendation with respect to the Subscription from a Placement Agent and thus will not be deemed to form a relationship with a Placement Agent in connection with the Subscription that would require such Placement Agent to treat the Undersigned as a “retail customer” for purposes of Regulation Best Interest pursuant to Rule 15I-1 of the Exchange Act, or a “retail investor” for purposes of Form CRS pursuant to Rule 17a-14 of the Exchange Act. Accordingly, the Undersigned acknowledges and agrees that it is not entitled to the protections or disclosures required by Regulation Best Interest or Form CRS with respect to the Subscription.

(t) The Undersigned acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to SC Health and HoldCo.

6. Registration Rights. HoldCo agrees that, within thirty (30) calendar days after the Transaction Closing, HoldCo will file with the SEC (at HoldCo’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and HoldCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred and twenty (120) calendar days after the filing thereof in the event the SEC reviews and has written comments to the Registration Statement), and (ii) the tenth (10th) business day after the date HoldCo is notified in writing by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. HoldCo will provide a draft of the Registration Statement to the Undersigned for review at least three (3) business days in advance of the filing the Registration Statement, and shall advise the Undersigned upon the Registration Statement being declared effective by the SEC. If the SEC prevents HoldCo from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the Holders or otherwise, HoldCo shall use its best efforts to ensure that the SEC determines that (1) the offering contemplated by the Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 of the Securities Act and (2) the Undersigned is not a statutory underwriter. If HoldCo is unsuccessful in the efforts described in the preceding sentence then (i) HoldCo shall cause such Registration Statement to register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC and (ii) the Undersigned shall have an opportunity to withdraw its Shares. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. HoldCo agrees that HoldCo will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two years from the issuance of the Shares, (ii) the date on which the Undersigned ceases to hold the Shares covered by such Registration Statement or any such other registration statement, or (iii) on the first date on which the Undersigned can sell all of its

F-8

Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. The Undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Shares to HoldCo (or its successor) upon request to assist HoldCo in making the determination described above. HoldCo’s obligations to include the Shares in the Registration Statement or any such other registration statement are contingent upon the Undersigned or any other Subscriber furnishing in writing to HoldCo such information regarding the Undersigned or any other Subscriber, the securities of HoldCo held by the Undersigned or any other Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by HoldCo to effect the registration of the Shares, and shall execute such documents in connection with such registration as HoldCo may reasonably request that are customary of a selling stockholder in similar situations. HoldCo may delay filing, delay effectiveness or suspend the use of any such registration statement if it determines that (i) the financial statements included in such registration statement are required to be updated in order to comply with Regulation S-X age of financial statement requirements or (ii) in order for such registration statement to not contain a material misstatement or omission of a material fact, an amendment thereto or a supplement to the related prospectus would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of HoldCo or would require premature disclosure of information that could materially adversely affect HoldCo (each such circumstance, a “Suspension Event”); provided, that HoldCo shall use commercially reasonable efforts to make such registration statement available for the sale by the Undersigned or any other Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from HoldCo of the happening of any Suspension Event during the period that the Registration Statement or any such other registration statement is effective or if as a result of a Suspension Event the Registration Statement or any such other registration statement or related prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the related prospectus), not misleading, the Undersigned agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement or any such other registration statement until the Undersigned receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from HoldCo that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by HoldCo unless otherwise required by applicable law. If so directed by HoldCo, the Undersigned will deliver to HoldCo or destroy all copies of the prospectus covering the Shares in the Undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

HoldCo shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Undersigned (to the extent a seller under the Registration Statement), and any of its respective officers, directors, agents, partners, members, stockholders, affiliates, managers, investment advisers and employees, and each person who controls Undersigned (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Undersigned furnished in writing to HoldCo by such

F-9

Undersigned expressly for use therein or such Undersigned has omitted a material fact from such information or otherwise violated the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of HoldCo (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall HoldCo be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by such Undersigned, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by HoldCo in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by HoldCo, or (D) in connection with any offers or sales effected by or on behalf of such Undersigned in violation of Section 6 hereof. HoldCo shall notify the Undersigned promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which HoldCo is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Securities by Undersigned or any other Holder.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to December 31, 2021; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. SC Health and shall notify the Undersigned of the termination of the Transaction Agreement promptly after the termination of such agreement and (ii) the provisions of Sections 8 through 10 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely.

8. Trust Account Waiver. The Undersigned hereby represents and warrants that it has read the Prospectus and understands that SC Health has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SC Health’s public stockholders (including overallotment shares acquired by SC Health’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, SC Health may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SC Health shares in connection with the consummation of SC Health’s initial business combination (as such term is used in the Prospectus, the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SC Health fails to consummate a Business Combination within 24 months after the closing of the IPO, which is subject to extension by amendment to SC Health’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise and income tax obligations and up to $100,000 in dissolution expenses, or (d) to SC Health after or concurrently with the consummation of a Business Combination. For and in consideration of SC Health entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Undersigned hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Undersigned nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement, the Transaction or any proposed or actual business relationship between SC Health or its Representatives, on the one hand, and the Undersigned or its Representatives, on the other hand, or any other

F-10

matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”); provided, however, that nothing in this Section 8 shall be deemed to limit any Undersigned’s right to distributions from the Trust Account in accordance with its rights as a Public Stockholder in respect of shares of SC Health acquired by any means other than pursuant to this Subscription Agreement. The Undersigned on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Undersigned or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SC Health or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with SC Health or its affiliates). The Undersigned agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by SC Health and its affiliates to induce SC Health to enter in this Subscription Agreement, and the Undersigned further intends and understands such waiver to be valid, binding and enforceable against the Undersigned and each of its affiliates under applicable law. To the extent the Undersigned or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SC Health or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SC Health or its Representatives, the Undersigned hereby acknowledges and agrees that the Undersigned’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Undersigned or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Undersigned or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SC Health or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or against SC Health or the Public Stockholders, whether in the form of money damages or injunctive relief, SC Health and its Representatives, as applicable, shall be entitled to recover from the Undersigned and its affiliates the associated legal fees and costs in connection with any such action in the event SC Health or its Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 8 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Undersigned hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Undersigned without the prior written consent of SC Health and HoldCo, and any purported transfer or assignment without such consent shall be null and void ab initio.

(b) HoldCo and SC Health may request from the Undersigned such additional information as SC Health and/or HoldCo may deem necessary to evaluate the eligibility of the Undersigned to acquire the Shares, and the Undersigned shall provide such information to SC Health and HoldCo upon such request provided that SC Health and HoldCo keep any such information so provided confidential, it being understood by the Undersigned that HoldCo and SC Health may without any liability hereunder reject the Undersigned’s subscription prior to the Closing Date in the event the Undersigned fails to provide such additional information requested by SC Health and HoldCo to evaluate the Undersigned’s eligibility or SC Health and HoldCo determines that the Undersigned is not eligible.

(c) The Undersigned acknowledges that SC Health, HoldCo, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Undersigned contained in this Subscription Agreement. Prior to the Closing, the Undersigned agrees to promptly notify SC Health and HoldCo if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The Undersigned agrees that the purchase by the Undersigned of Shares from

F-11

HoldCo will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Undersigned as of the time of such purchase. The Undersigned acknowledges and agrees that each of the Target and their respective affiliates is a third-party beneficiary of the representations, warranties and covenants of the Undersigned contained in Section 5 of this Subscription Agreement, and that the Target is otherwise an express third party beneficiary of this Subscription Agreement, entitled to enforce the terms hereof against Undersigned as if it were an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(d) Each of SC Health and HoldCo is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies. Neither party shall issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of SC Health and HoldCo (such consent not to be unreasonably withheld or delayed).

(e) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(g) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by SC Health and/or HoldCo and the Undersigned in connection with the Offering).

(h) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE

F-12

PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SC Health, to:

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Attention: Jeri Kwerk

AJ Coloma

Eric Teo

Terence Fong

Aaron Wee

Clement Chen

Email: jeri.kwek@sincapital.com

aj.coloma@sincapital.com

eric.teo@sincapital.com

terence.fong@sincapital.com

aaron.wee@sincapital.com

Clement.Chen@sincapital.com

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: Paul Tropp, Chris Capuzzi and Carl P. Marcellino

Email: carl.marcellino@ropesgray.com

Telephone No.: (212) 841-0623

and

Merrill Lynch (Singapore) Pte. Ltd.

50 Collyer Quay, #14-01

OUE Bayfront

Singapore 049321

Attention: Clemente Antonio Puno

Telephone No.: +65 6678 0157

Email: antonio.puno@bofa.com

Cowen and Company, LLC.

599 Lexington Avenue, 25th Floor

New York, NY 10022

Attention: Vinni Trehan

Email: vinni.trehan@cowen.com

If to HoldCo, to:	with copies (which shall not constitute notice) to:

Rockley Photonics Holdings Limited 3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom, WA14 2DT Attention: Dr. Andrew Rickman Email:andrew.rickman@rockleyphotonics.com	Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, New York 10019 Attention: James Masetti and Jarrod Murphy Email:jim.masetti@pillsburylaw.com jarrod.murphy@pillsburylaw.com

Notice to the Undersigned shall be given to the address underneath the Undersigned’s name on the signature page hereto.

(n) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and

F-13

verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York (or as such term is used in Section 6 hereof, Washington, D.C.) are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the SC Health will include SC Health’s sponsor, SC Health Holdings Limited.

(o) At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

10. Non-Reliance and Exculpation. The Undersigned acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in HoldCo. The Undersigned agrees that neither (i) any other purchaser pursuant to other subscription agreements entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other purchaser) nor (ii) each Placement Agent, each of their respective affiliates or any of their respective affiliates’ respective control persons, officers, directors or employees, shall be liable to the Undersigned pursuant to this Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished.

{SIGNATURE PAGES FOLLOW}

F-14

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SC HEALTH CORPORATION

By:
Name:
Title:

{Signature Page to Subscription Agreement}

F-15

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name:
Title:

{Signature Page to Subscription Agreement}

F-16

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Undersigned:

Signature of Authorized Signatory of Undersigned:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Undersigned:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Undersigned (if not same as address for notice):

Subscription Amount: $

Number of Shares:

EIN Number:

F-17

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

☐ We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (7) or (8) under the Securities Act).

C.	AFFILIATE STATUS

(Please check the applicable subparagraphs):

THE SUBSCRIBER:

☐ is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Undersigned and constitutes a part of the Subscription Agreement.

F-18

ANNEX G

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                     , 2021, is made and entered into by and among Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), SC Health Holdings Limited, a Cayman Islands exempted company (“Sponsor”) and certain shareholders or optionholders of Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (“Target”), set forth on Schedule 1 hereto (such shareholders, the “Target Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.4 or Section 6.12 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of March 19, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of the Company that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”) and Target, pursuant to which, among other things, (a) the Target became a wholly-owned subsidiary of the Company, and (b) Merger Sub, merged with and into SPAC (the “Merger”), with SPAC continuing as the surviving corporation as a direct, wholly owned subsidiary of the Company, (the “Business Combination”);

WHEREAS, on or about the date hereof, pursuant to the Business Combination Agreement, the Holders received shares of the Company’s Ordinary Shares, nominal value $0.00001 per share;

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.12.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 6.12.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Equity Awards” shall mean those options and/or awards, exercisable into Ordinary Shares, granted to certain Target Holders under the Incentive Equity Plans (each as defined in the Business Combination Agreement).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.12.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean, as applicable, the Sponsor, the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean:

(A) with respect to the Target Holders, the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date;

(B) with respect to the Sponsor in respect of Lock-up Shares other than any of the Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants, the period beginning on the Closing

Date and ending on the earlier of (i) 365 days after the Closing Date and (ii) (x) if the closing price of an Ordinary Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property; and

(C) with respect to the to the Sponsor in respect of Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants, the period beginning on the Closing Date and ending on the date that is 30 days after the Closing Date.

“Lock-up Shares” shall mean the Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for the Ordinary Shares (including any Private Placement Warrants) held by the Sponsor or Target Holders immediately following the Closing or Ordinary Shares issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than Ordinary Shares acquired in the public market and, in respect of SC Health Group Limited, other than, for the avoidance of doubt, those Ordinary Shares acquired pursuant to SC Health Group Limited’s forward purchase agreement with the SPAC).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” means the ordinary shares in the capital of the Company with a nominal value of $0.00001 per share.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Target Holders and Sponsor and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by the Sponsor, purchased by the Sponsor in the private placement that occurred concurrently with the closing of the SPAC’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants in accordance with the Business Combination Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any Additional Holder Ordinary Shares, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof (or the one hundred and twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement) and (b) the tenth (10th) business day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using commercially efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Target Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, or a majority-in-interest of the Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $30 million in the aggregate (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than two (2) Underwritten Shelf Takedown and the Target Holders may not demand more than three (3) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding

Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor or the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a

Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations,

shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $30 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least two and a half percent (2.5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.4.2 Subject to Section 3.4.4, if the submission, filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the Company to update the financial statements included in the Registration Statement in order to comply with Regulation S-X age of financial statement requirements, (c) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (d) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such submission, filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose notwithstanding the requirements of any other provision contained herein, including, without limitation, Section 2.1. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any submission, filing, initial effectiveness or continued use of a Registration Statement pursuant to clause (a) or (d) of Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than one hundred and twenty (120) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2 and Section 5.3, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Lock-up Party, the applicable Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions of Ordinary Shares to its partners, limited liability company members, equity holders or shareholders of the undersigned; , or (iv) any other Lock-up Party or any direct partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) bona fide pledges of Ordinary Shares as security or collateral in connection with any bona fide borrowing or incurrence of any indebtedness by any Holder or any member of its group; provided, that any Holder who is subject to any pre-clearance and trading policies of the Company must also comply with any additional restrictions on the pledging of Ordinary Shares imposed on such Holder by the Company’s policies, (h) to the Company, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

ARTICLE VI

MISCELLANEOUS

6.1 SPAC Board Appointment Right. Subject to and in accordance with Section 9.9 of the Business Combination Agreement, each of the parties hereby agrees that the Sponsor shall be entitled to the director nomination rights set forth in Section 9.9(b)(i) of the Business Combination Agreement.

6.2 Indemnification and Insurance. The Company hereby agrees that its insurance and indemnification obligations contained in Section 7.8 of the Business Combination Agreement shall apply mutatis mutandis to any directors appointed to the Board in accordance with Section 6.1.

6.3 Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT, Attention: Dr. Andrew Rickman or by email: andrew.rickman@rockleyphotonics.com, and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.3.

6.4 Assignment; No Third Party Beneficiaries.

6.4.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.4.2 Subject to Section 6.4.4 and Section 6.4.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that the Sponsor shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

6.4.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.4.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.4.

6.4.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.3 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.4 shall be null and void.

6.5 Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

6.7 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.8 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities in number of Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor for so long as Sponsor and its affiliates and its Permitted Transferees hold, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.9 Other Registration Rights. Other than the certain Holders and third-party investor Stockholders who each have registration rights pursuant to (i) their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of 29 September 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of the Sponsor for so long as the Sponsor and its affiliates and its Permitted Transferees hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Ordinary Shares, and the prior written consent of each other Holder, for so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Ordinary Shares, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.10 Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.11 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.12 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.4 hereof, subject to the prior written consent of each Holder (so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

6.13 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.14 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6.15 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SPONSOR:

SC HEALTH HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

TARGET:

ROCKLEY PHOTONICS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HOLDERS:

DR. ANDREW GEORGE RICKMAN

By:
Name:

[Signature Page to Registration Rights Agreement]

HENGTONG OPTIC-ELECTRIC INTERNATIONAL CO. LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

MORNINGSIDE TECHNOLOGY VENTURES LTD

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

MOULTON GOODIES LTD

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

RICHARD VON TSCHARNER

By:
Name: Richard von Tscharner

[Signature Page to Registration Rights Agreement]

AARON ZILKIE

By:
Name: Aaron Zilkie

[Signature Page to Registration Rights Agreement]

Schedule 1

Target Holders

Dr. Andrew George Rickman

Hengtong Optic-Electric International Co. Limited

Morningside Technology Ventures Ltd

Moulton Goodies Ltd

Richard von Tscharner

Aaron Zilkie

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of                     , 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the                      day of                     , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

                    , 20

Rockley Photonics Holdings Limited

By:
Name: Its:

ANNEX H

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on                     , 2021)

(Approved by the Shareholders on                     , 2021)

Effective Date:                     , 2021

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on                     , 2020 and is effective on                     , 2020 (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

SECTION 2. DEFINITIONS.

(a) “2013 Plan” means the 2013 Equity Incentive Plan of Rockley Photonics Limited, as amended.

(b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c) “Award” means any award of an Option, a SAR, a Restricted Share, a Restricted Stock Unit, a Stock-Based Award or a Cash-Based Award under the Plan.

(d) “Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(e) “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(f) “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(g) “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base

Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)

The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (g)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (g)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(g) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan, as described in Section  3 hereof.

(j) “Company” means Rockley Photonics Holding Limited, a Cayman Islands exempted company limited by shares, or any successor thereto.

(k) “Consultant” means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(l) “Disability”(i) means any permanent and total disability as defined by Section 22(e)(3) of the Code.

(m) “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.

(n) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “Exercise Price” means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement. “Exercise Price” means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(p) “Fair Market Value” with respect to a Share, means the market price of one Share, determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a trading day, the Fair Market Value of a share of Stock for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section  422 of the Code to the extent applicable.

(q) “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement.

(r) “Nonstatutory Option” or “NSO” means an Option that is not an ISO.

(s) “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price.

(t) “Outside Director” means a member of the Board who is not a common-law employee of the Company, a Parent or a Subsidiary.

(u) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(v) “Participant” means a person who holds an Award.

(w) “Plan” means this 2021 Stock Incentive Plan of Rockley Photonics Limited, as amended from time to time.

(x) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(y) “Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

(z) “Restricted Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) measured by the value of a Share on a future date and may be subject to the satisfaction of performance or other vesting conditions.

(aa) “Returning Shares” means Shares subject to outstanding stock awards granted under the 2013 Plan and that following the Effective Date: (A) are subsequently forfeited or terminated for any reason before being exercised or settled; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are subject to vesting restrictions and are subsequently forfeited; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation.

(bb) “SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Shares of equivalent value) equal to the excess of the Fair Market Value of the Shares subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(cc) “Section 409A” means Section 409A of the Code.

(dd) “Securities Act” means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(ee) “Service” means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(ff) “Share” means one Share of Stock, as adjusted in accordance with Section 12 (if applicable).

(gg) “Stock” means the Common Shares of the Company.

(hh) “Stock-Based Award”(ii) means an Award other than an Option, a SAR, a Restricted Share, a Restricted Stock Unit that is convertible into or otherwise based on Stock.

(jj) “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the code.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b) Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan and determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or Committee shall specify the total number of Awards that such officers may so award.

(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	To adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Participants to whom Awards are to be granted;
(vii)	To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)

To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, and to specify the provisions of the agreement relating to such Award;

(ix)	To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award; and

(xv)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that the member has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. The Committee will select Participants from among Employees, Consultants and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

(b) Ten-Percent Shareholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its shareholders, partners, or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN; DIRECTOR COMPENSATION LIMIT.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares, treasury Shares, or previously issued Shares acquired by the Company. No fractional Shares will be delivered under the Plan. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (i) [            ]1Shares, plus (ii) the number of reserved Shares not issued or subject to outstanding grants remaining available for issuance under the 2013 Plan immediately prior to the Effective Date, plus (iii) the sum of any Returning Shares which become available from time to time, plus (iv) an annual increase on the first day of each fiscal year for a period of not more than ten (10) years beginning on January 1, 2022, and ending on (and including) January 1, 2031, in an amount equal to (x) four percent (4%) of the outstanding Shares on the last day of the immediately preceding fiscal year or (y) such lesser amount (including zero) that the Committee or Board determines for purposes of the annual increase for that fiscal year. Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five (5) times the number of Shares provided under clause (i) above plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of options are forfeited, then such Shares shall again become available for Awards under the Plan. If Restricted Stock Units, Options, or SARs

[1]	Initial pool to approximate 5% of outstanding shares

are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Restricted Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Restricted Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

(c) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, restricted stock units, or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(d) Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed seven hundred fifty thousand dollars ($750,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). Initial Awards granted under the Plan to Outside Directors who are members of the Board on the Effective Date or who first join the Board in the calendar year of the Effective Date shall not be taken into account for purposes of this limitation.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(d) Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other shareholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the

Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other shareholders in respect of such unvested Restricted Shares.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant (110% for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section  8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) No Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Shares covered by an Option until the date of the issuance of a share certificate for such Shares. No adjustments shall be made, except as provided in Section 12.

(h) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become a NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(i) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(j) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(g) Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section  12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(f) Modification, Extension or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the holder’s rights or obligations under such SAR.

(g) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. RESTRICTED STOCK UNITS.

(a) Restricted Stock Unit Award Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Award Agreement between the Participant and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Award Agreement. A Restricted Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events.

(d) Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Restricted Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Restricted Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Restricted Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Restricted Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section  409A.

(e) Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Restricted Stock Unit Award Agreement may provide that vested Restricted Stock Units may be settled in a lump sum or in installments. A Restricted Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Restricted Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each recipient of a Restricted Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Restricted Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

SECTION 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a) Adjustments.

(i) Recapitalization transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	The class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(B)	The class(es) and number of securities covered by each outstanding Award; and

(C)	The Exercise Price under each outstanding Option and SAR.

(ii) Other adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii) The Committee’s determinations hereunder will be final, binding and conclusive.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for one or more of the following:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)

Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)

Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies;

in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(d) Change in Control. In addition to (and not in limitation of) the actions that may be taken under Section 12(c), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not continue or assume or settle (subject to vesting) outstanding Awards, or substitute similar stock awards for outstanding Awards, then with respect to any such Awards that have not been continued, assumed, settled or substituted, the Committee may determine, at the time of granting an Award or thereafter, that the vesting (and exercisability, if applicable) of any such Awards (or portion thereof) will be accelerated in full (and with respect to any Awards subject to performance-based vesting, that vesting shall be deemed satisfied at the target level, or based on actual performance measured in accordance with the applicable performance goals as of the date of the Change in Control, or the greater thereof) to a date prior to the effective time of the Change in Control (contingent upon the closing or completion of the Change in Control) as the Committee will determine (or, if the Committee does not determine such a date, to the date that is five days prior to the effective time of the Change in Control), and any reacquisition or repurchase rights held by the Company with respect to such vested Awards will lapse (contingent upon the closing or completion of the Change in Control). In addition, the Committee may determine, at the time of granting an Award or thereafter, that such Award shall become exercisable or vested as to all or part of the Shares subject to such Award in the event that a Change in Control occurs with respect to the Company. The Committee will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly. Upon consummation of a Change in Control, all Awards that are not assumed, substituted or continued will terminate without payment therefor, except as otherwise determined by the Committee in accordance with this Section 12.

(e) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:

(i)

Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Restricted Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Restricted Stock Units; or

(iii)

Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Restricted Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER SUB-PLANS.

The Committee may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award Agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Committee. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Committee’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Committee deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Committee); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase the number of Shares available under Section 5.

SECTION 15. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, SARs, Restricted Shares, or Restricted Stock Units. An Outside Director may elect to receive annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Restricted Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Restricted Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, SARs, Restricted Shares or Restricted Stock Units. The number of NSOs, SARs, Restricted Shares, or Restricted Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Restricted Stock Units shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to the Participant or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to the Participant in excess of the number necessary to satisfy the maximum legally required tax withholding.

(c) Section 409A.

(i)

Without limiting the generality of Section 24(b) hereof, each Award will contain such terms as the Committee determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(ii)

Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A. With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a Change in Control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(iii)

Notwithstanding anything to the contrary in the Plan or any Award Agreement, the Committee may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Committee determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(iv)	For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

SECTION 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 17 shall be void and unenforceable against the Company.

SECTION 19. PERFORMANCE BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20. RECOUPMENT OF AWARDS.

The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

SECTION 21. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 22. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board or the Committee may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii)  the date the Plan is approved by the shareholders of the Company.

(b) Right to Amend the Plan. The Board or the Committee may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23. AWARDS TO NON-U.S. PARTICIPANTS.

Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy, or custom. The Committee also may impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

SECTION 24. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c) Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 25. GOVERNING LAW.

The Plan and each Award Agreement shall be governed by the laws of the state of California, without application of the conflicts of law principles thereof.

SECTION 26. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

SECTION 27. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name	:
Title:

Schedule A

The Equity Scheme

The Equity Scheme will be implemented either by way of a cancellation or a transfer scheme of arrangement under Part 26 of the Act. Company Shareholders will be invited to vote in favor of the Equity Scheme at the Equity Scheme Court Meeting, which is a meeting of Company Shareholders convened by the Company with the permission of the Court.

The Equity’ Scheme will become effective in accordance with its terms:

(a) if it is approved by a majority (in person or by proxy) in number, representing at least 75 per cent. in value, of the members present and voting at the Equity Scheme Court Meeting;

(b) if it is subsequently sanctioned by an order of the Court (the “Equity Scheme Court Order”); and

(c) upon an office copy of the Equity Scheme Court Order being delivered to the UK Registrar of Companies for registration.

If the Equity Scheme becomes effective, then either:

(a) in the case of a cancellation scheme, the Company Ordinary Shares of the Company Shareholders shall be cancelled and Company Ordinary Shares shall be issued to HoldCo, resulting in HoldCo becoming the holding company of the Company. In consideration for the cancellation of the Company Ordinary Shares and issuance of shares to HoldCo, HoldCo shall issue an identical number of HoldCo Ordinary Shares to those cancelled to the Company Shareholders; or

(b) in the case of a transfer scheme, the Company Ordinary Shares of the Company Shareholders shall be transferred to HoldCo. In consideration for the transfer of the Company Ordinary Shares to HoldCo, HoldCo shall issue an identical number of HoldCo Ordinary Shares to the Company Shareholders, resulting in HoldCo becoming the holding company of the Company.

The Creditor Scheme

The Creditor’s Scheme will be implemented by way of a creditor’s scheme of arrangement under Part 26 of the Act. Pursuant to the Creditors Scheme:

(a) if the Equity Scheme is a cancellation scheme, the Company proposes to novate its obligations under the Company Convertible Notes to Holdco and the Scheme Creditors will accept the performance by HoldCo of the Company Convertible Notes in place of performance by the Company and discharge Holdco from further obligations under the Company Convertible Notes. The consideration for the novation shall be an inter-company loan equal to the market value of the Scheme Convertible Notes; and

(b) if the Equity Scheme is a transfer scheme, HoldCo proposes to acquire Scheme Convertible Notes from each Scheme Creditor in consideration of HoldCo entering into new convertible loan note with each Scheme Creditor on substantially the same terms, and the Scheme Convertible Notes will be amended to a form of inter-company loan between HoldCo and the Company.

The Scheme Creditors will be invited to vote in favor of the Creditors’ Scheme at the Creditors’ Scheme Court Meeting, being a meeting convened by the Company with the permission of the Court. The Creditors’ Scheme will become effective in accordance with its terms:

(a) if it is approved by a majority (in person or by proxy) in number, and at least 75 per cent. in value, of the members of the class of creditors present and voting at the Creditors’ Scheme Court Meeting;

(b) if it is subsequently sanctioned by an order of the Court (the “Creditor Scheme Court Order”); and

(c) upon an office copy of the Creditor Scheme Court Order being delivered to the UK Registrar of Companies for registration.

ANNEX I

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on                     , 2021)

(Approved by the Stockholders on                     , 2021)

Effective Date:                     , 2021

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1 Purpose Of The Plan.

The Plan was adopted by the Board of Directors on                     , 2021 and is effective on                     , 2021 (the “Effective Date”). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new Eligible Employees, to retain the services of existing Eligible Employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.

SECTION 2 Definitions.

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan.

(d) “Company” means Rockley Photonics Holdings Limited, a Cayman Islands exempted company limited by shares.

(e) “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f) “Corporate Reorganization” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g) “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if such individual’s participation in the Plan is prohibited by the law of any country which has jurisdiction over the individual.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i) If Stock was traded on any established national securities exchange including the New York Stock Exchange or The Nasdaq Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii) If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(j) “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(k) “Offering Date” means the first day of an Offering.

(l) “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(m) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(n) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(o) “Plan” means this Rockley Photonics Limited 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

(p) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(q) “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(r) “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(s) “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(t) “Stock” means the Common Stock of the Company.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(r) “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3 Administration Of The Plan.

(a) Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

(b) International Administration. The Committee may establish sub-plans (which need not qualify under section 423 of the Code) and initiate separate Offerings through such sub-plans for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with section 423 of the Code.

SECTION 4 Enrollment And Participation.

(a) Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purposes from time to time by the Company to Eligible Employees.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until the Participant ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if the Participant then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if the Participant then is an Eligible Employee. When a Participant reaches the end of an Offering Period but the Participant’s participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5 Employee Contributions.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of Compensation that such Eligible Employee elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c) Changing Withholding Rate. Unless otherwise provided under the terms and conditions of an Offering, a Participant may not increase the rate of payroll withholding during the Offering Period, but may discontinue or decrease the rate of payroll withholding during the Offering Period to a whole percentage of the Participant’s Compensation in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b) above.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, the Participant may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6 Withdrawal From The Plan.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to the Participant in cash, without interest. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until the Participant re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7 Change In Employment Status.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees the Participant’s right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.

SECTION 8 Plan Accounts and Purchase Of Shares.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b) Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i) 85% of the Fair Market Value of such share on the Purchase Date; or

(ii) 85% of the Fair Market Value of such share on the Offering Date.

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

The Committee may specify an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

(c) Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is [                ] shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to the Participant as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share may be carried over in the Participant’s Plan Account to the next Purchase Period or Offering Period or refunded to the Participant in cash at the end of the Purchase Period or Offering Period, without interest, if the Participant’s participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

(g) Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9 Limitations On Stock Ownership.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after the Participant’s election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that the Participant has a right or option to purchase under this or any other plan; and

(iii) Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under this Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then the Participant’s employee contributions may automatically be discontinued.

SECTION 10 Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which the Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber the Participant’s rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11 No Rights As An Employee.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s at-will employment at any time and for any reason, with or without cause.

SECTION 12 No Rights As A Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that the Participant may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13 Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14 Stock Offered Under The Plan.

(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is [                ]1 shares plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of up to ten years, beginning with the fiscal year that begins [January 1, 2022], equal to the least of (i) one percent (1%) of the outstanding shares of Stock on such date, (ii) [                ] shares, or (iii) a lesser amount determined by the Committee or Board. The aggregate number of shares available for purchase under the Plan (and the limit in clause (ii) to the annual increase thereto) shall at all times be subject to adjustment pursuant to Section 14(b).

(b) Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property), in any case, in a manner that complies with Section 423 of the Code.

(c) Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15 Amendment Or Discontinuance.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will have no force or effect unless approved by the shareholders of the Company within twelve (12) months before or after its adoption. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. This Plan shall continue until the earlier to

[1]	Initial pool to approximate 1% of outstanding shares

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

occur of (a) termination of this Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under this Plan.

SECTION 16 Limitation on Liability.

Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of the Plan or any option to purchase Stock to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any option to purchase Stock.

SECTION 17 Unfunded Plan.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any option to purchase Stock. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 18 Governing Law

The Plan shall be governed by the laws of the state of California, without application of the conflicts of law principles thereof.

SECTION 19 Execution.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:
Name:
Title:

Date:

ROCKLEY PHOTONICS HOLDINGS LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

ANNEX J

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ROCKLEY PHOTONICS HOLDINGS LIMITED

Registered Office:

c/o International Corporation Services Ltd.

P.O. Box 472

Harbour Place, 2nd Floor

103 South Church Street

George Town

Grand Cayman KY1-1106

Cayman Islands

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ROCKLEY PHOTONICS HOLDINGS LIMITED

1	The name of the Company is Rockley Photonics Holdings Limited.

2

The registered office of the Company shall be at the offices of International Corporation Services Ltd., P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands, or at such other place as the Directors may from time to time decide.

3

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (Revised) as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to be formed into a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

Dated this 11th day of March 2021.

Name	Address and Description of Subscriber	Number of Shares taken by Subscriber
International Corporation Services Ltd.	P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands	One share

Per:	/s/ Darryl Myers
Darryl Myers Director

WITNESS to the above signature

/s/ Jordan McLauchlan
Jordan McLauchlan

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ROCKLEY PHOTONICS HOLDINGS LIMITED

Registered Office:

c/o International Corporation Services Ltd.

P.O. Box 472

Harbour Place, 2nd Floor

South Church Street

George Town

Grand Cayman KY1-1106

Cayman Islands

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ROCKLEY PHOTONICS HOLDINGS LIMITED

1. INTERPRETATION

1.1 In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act (Revised) of the Cayman Islands, as may be amended from time to time.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (Revised) of the Cayman Islands, as may be amended from time to time.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;
(f)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	headings are inserted for reference only and shall be ignored in construing these Articles; and

(h)	in these Articles Section 8 of the Electronic Transactions Act (Revised) of the Cayman Islands shall not apply.

2.	COMMENCEMENT OF BUSINESS

2.1	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	ISSUE OF SHARES

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

3.2	The Company shall not issue shares to bearer. The Company may hold Treasury Shares.

4.	REGISTER OF MEMBERS

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5.	CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6.	CERTIFICATES FOR SHARES

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.	TRANSFER OF SHARES

7.1

Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8.	REDEMPTION AND REPURCHASE OF SHARES

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.

8.2

Subject to the provisions of the Statute, the Company may redeem its own Shares or purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner and terms of the redemption or purchase by Ordinary Resolution or as determined by a resolution of the Directors.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

9.	TREASURY SHARES

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10.	VARIATION OF RIGHTS OF SHARES

10.1

If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

10.2

The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11.	COMMISSION ON SALE OF SHARES

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12.	NON RECOGNITION OF TRUSTS

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

13.	LIEN ON SHARES

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14.	CALL ON SHARES

14.1

Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

14.5

An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15.	FORFEITURE OF SHARES

15.1

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16.	TRANSMISSION OF SHARES

16.1

If a Member dies the survivor or survivors where he was a joint holder or his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect, by a notice in writing sent by him, either to become the holder of such Share or to have some person nominated by him become the holder of such Share but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17.	AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

17.1	The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)

by subdivision of its existing Shares or any of them divide the whole or any part of its Share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(d)	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital and any capital redemption reserve fund.

18.	REGISTERED OFFICE

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

19.	GENERAL MEETINGS

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
19.2

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

19.4	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.5

A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent. in par value of the capital of the Company as at that date carries the right of voting at general meetings of the Company.

19.6

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.7

If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty- one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

19.8	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.	NOTICE OF GENERAL MEETINGS

20.1

At least five days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

21.	PROCEEDINGS AT GENERAL MEETINGS

21.1

No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative or proxy.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4

If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

21.5

The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

21.7

The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

21.8

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.9

Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.10	The demand for a poll may be withdrawn.

21.11

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.12

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.13	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22.	VOTES OF MEMBERS

22.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.

22.2

In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

22.6

On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

22.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

23.	PROXIES

23.1

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

23.2

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director; provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

23.3

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.4

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24.	CORPORATE MEMBERS

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.	SHARES THAT MAY NOT BE VOTED

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26.	DIRECTORS

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscriber(s) to the Memorandum.

27.	POWERS OF DIRECTORS

27.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28.	APPOINTMENT AND REMOVAL OF DIRECTORS

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.	VACATION OF OFFICE OF DIRECTOR

The office of a Director shall be vacated if:

(a)	he gives notice in writing to the Company that he resigns the office of Director; or

(b)

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	if he is found to be or becomes of unsound mind; or

(e)	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director.

30.	PROCEEDINGS OF DIRECTORS

30.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3

A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

30.6

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

30.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

30.9

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31.	PRESUMPTION OF ASSENT

A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32.	DIRECTORS’ INTERESTS

32.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33.	MINUTES

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

34.	DELEGATION OF DIRECTORS’ POWERS

34.1

The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5

The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

35.	ALTERNATE DIRECTORS

35.1

Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5

An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36.	NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37.	REMUNERATION OF DIRECTORS

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38.	SEAL

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39.	DIVIDENDS, DISTRIBUTIONS AND RESERVE

39.1

Subject to the Statute and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company or out of the share premium account or as otherwise permitted by the Statute.

39.2

Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

39.5

Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.6	No Dividend or distribution shall bear interest against the Company.

39.7

Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of the declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of the declaration of such dividend shall be forfeited and shall revert to the Company.

40.	CAPITALISATION

The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

41.	BOOKS OF ACCOUNT

41.1

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

41.2

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42.	AUDIT

42.1	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

42.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43.	NOTICES

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of

Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44.	WINDING UP

44.1

If the Company shall be wound up and the assets available for distribution amongst the Members shall be insufficient to pay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them.

44.2

If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencements of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

44.3

If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide in kind amongst the Members the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45.	INDEMNITY

Subject in the Statute, every Director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

46.	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47.	TRANSFER BY WAY OF CONTINUATION

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48.	MERGERS AND CONSOLIDATIONS

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Dated this 11th day of March 2021.

INTERNATIONAL CORPORATION SERVICES LTD.

Harbour Place, 2nd Floor, 103 South Church Street, PO Box 472, Grand Cayman KY1-1106

Per:	/s/ Darryl Myers
Darryl Myers
Director

WITNESS to the above signature

/s/ Jordan McLauchlan
Jordan McLauchlan

ANNEX K

FORM OF PROPOSED ORGANIZATIONAL DOCUMENTS

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

[    ] AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

[        ]

(adopted by a Special Resolution passed on [                ] and

effective [                ])

1	The name of the Company is [ ].

2

The registered office of the Company shall be at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KYI-1106, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5

The authorized share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a nominal or par value of US$0.00001 each. The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

[    ] AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[                ]

(adopted by a Special Resolution passed on [                ] and

effective [                 ])

INTERPRETATION

1	In these Articles, Table A in the Schedule in the Companies Act does not apply and unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Articles”	these Articles of Association of the Company as altered or added to, from time to time;

“Board” or “Board of Directors”	the board of Directors for the time being of the Company;

“Business Day”	a day (excluding Saturdays or Sundays), on which banks in London, United Kingdom, California, United States and New York, United States are open for general banking business throughout their normal business hours;

“Chairman”	the Chairman appointed pursuant to Article 78;

“Commission”	Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Companies Act”	the Companies Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company”	[ ], a Cayman Islands company limited by shares;

“Company’s Website”	the website of the Company, the address or domain name of which has been notified to Members;

“Designated Stock Exchange”	The New York Stock Exchange or any other internationally recognized stock exchange where the Company’s securities are traded;

“Directors”	the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

“electronic”	the meaning given to it in the Electronic Transactions Act;

“electronic communication”	electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Record”	has the same meaning as in the Electronic Transactions Act;

“Electronic Transactions Act”	the Electronic Transactions Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Electronic Transactions Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“in writing”	includes writing, printing, lithograph, photograph, type-writing and every other mode of representing words or figures in a legible and non-transitory form and, only where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

“Member”	the meaning given to it in the Companies Act;

“Memorandum of Association”	the Memorandum of Association of the Company, as amended and re-stated from time to time;

“month”	calendar month;

“Ordinary Resolution”

a resolution:

(a) passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“paid up”	paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Register of Members”	the register to be kept by the Company in accordance with the Companies Act;

“seal”	the Common Seal of the Company (if adopted) including any facsimile thereof;

“Securities Act”	the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“share”	any share in the capital of the Company and includes a fraction of a share;

“signed”	includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”	the meaning given to it in the Companies Act and includes a unanimous written resolution;

“Statutes”	the Companies Act and every other laws and regulations of the Cayman Islands for the time being in force concerning companies and affecting the Company;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“year”	calendar year.

2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(f)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States;

(g)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(h)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)	headings are inserted for reference only and shall be ignored in construing the Articles;

(k)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(m)	Section 8 and 19(3) of the Electronic Transactions Act shall not reply;

(n)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(o)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

3	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4	The business of the Company may be conducted as the Directors see fit.

5

The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

ISSUE OF SHARES

6

Subject to the provisions, if any, in the Memorandum of Association, these Articles and to any direction that may be given by the Company in a general meeting, the Directors may, in their absolute discretion and without approval of the existing Members, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing Members, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7

The Directors may provide, out of the unissued shares, for series of preferred shares. Before any preferred shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the preferred shares thereof:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)

the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of preferred shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)

the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)

whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)

whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)

the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)

the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing and subject to Article 78, the voting powers of any series of preferred shares may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such preferred shares, to elect one or more Directors who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such preferred shares. The term of office and voting powers of any Director elected in the manner provided in the immediately preceding sentence of this Article 7 may be greater than or less than those of any other Director or class of Directors.

8

The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

REGISTER OF MEMBERS AND SHARE CERTIFICATES

9

The Company shall maintain a Register of its Members and a Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates (if any) shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. All certificates for shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the register.

10	All share certificates shall bear legends required under the applicable laws, including the Securities Act.

11

Any two or more certificates representing shares of any one class held by any Member may at the Member’s request be cancelled and a single new certificate for such shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

12

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

13	In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

TRANSFER OF SHARES

14 (a) Subject

to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the United States Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

(b)

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the United States Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

15

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as the Board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

16

The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members.

17	All instruments of transfer that shall be registered shall be retained by the Company.

REDEMPTION AND PURCHASE OF OWN SHARES

18

Subject to the provisions of the Companies Act the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

19

Subject to the provisions of the Companies Act, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

20	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

21	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

22	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

23	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

VARIATION OF RIGHTS ATTACHING TO SHARES

24

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class.

25	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except the following:

(a)

separate general meetings of the holders of a class or series of shares may be called only by (i) the Chairman of the Board, or (ii) a majority of the entire Board of Directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Nothing in this Article 25 or Article 24 shall be deemed to give any Member or Members the right to call a class or series meeting.

(b)

the necessary quorum shall be one or more persons holding or representing by proxy at least one-third of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

26

The rights conferred upon the holders of the shares of any class or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in priority thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

27

The Company may in so far as the Statutes from time to time permit pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

28

No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statutes) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CALLS ON SHARES

29

Subject to the terms of allotment, the Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, and each Member shall (subject to receiving at least 14 calendar days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

30	The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

31

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

32

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

33	The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

34

The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Member paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

35

If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of such much of the call or instalment as is unpaid, together with any interest which may have accrued.

36

The notice shall name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

37

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

38

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

39

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares.

40

A certificate in writing under the hand of a Director of the Company, which certifies that a share has been forfeited on a date stated in the certificate, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

41

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

42

The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

43

Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made. If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

44

A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

45	The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)

sub-divide its existing shares or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(d)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

46

Subject to the provisions of the Statutes and these Articles as regards to the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

47

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

48

For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least 10 calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

49

In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend, the Directors may, at or within 90 calendar days prior to the date of declaration of such dividend fix a subsequent date as the record date of such determination.

50

If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

51	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

52 (a)

The Company may hold an annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall determine.

(b)	At these meetings the report of the Directors (if any) shall be presented.

53 (a)	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)

A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third of the share capital of the Company as at that date carries the right of voting at general meetings of the Company.

(c)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the principal place of business of the Company (with a copy forwarded to the registered office), and may consist of several documents in like form each signed by one or more requisitionists.

(d)

If the Directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

54

At least seven calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the shares giving that right.

55	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

56

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. One or more Members holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

57

If provided for by the Company, a person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

58

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

59	The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company.

60

If at any meeting the Chairman of the Board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their members to be chairman of the meeting, or, if no Director is so elected and willing to be chairman of the meeting, the Members present shall choose a chairman of the meeting.

61

The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 calendar days or more, not less than 7 Business Days’ notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

62

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

63

If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

64

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

65

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

66

Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in his name in the Register of Members.

67

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

68

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

69	No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

70	On a poll, votes may be given either personally or by proxy.

71

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

72

An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

73

The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

74

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

75

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

DEPOSITARY AND CLEARING HOUSES

76

If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders of the Company provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation, including the right to vote individually on a show of hands.

SHARES THAT MAY NOT BE VOTED

77

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

78 (a)

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than one or more than nine Directors. The Directors shall be elected or appointed in the first place by the subscribers to the Memorandum of Association or by a majority of them and thereafter by the Members at general meeting.

(b)

The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the 2022 annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2023 annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

(c)

The Board of Directors shall have a Chairman (the “Chairman”) elected and appointed by a majority of the Directors then in office. The Directors may also elect a Co-Chairman or a Vice-Chairman of the Board of Directors (the “Co-Chairman”). The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors, the Co-Chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting. The Chairman’s voting right as to the matters to be decided by the Board of Directors shall be the same as other Directors.

(d)

The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or, subject to the first sentence of Article 78(a), as an addition to the existing Board.

(e)

The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or, subject to the first sentence of Article 78(a), as an addition to the existing Board, subject to the Company’s compliance with director nomination procedures required under applicable corporate governance rules of the Designated Stock Exchange, as long as the Company’s securities are traded on the Designated Stock Exchange. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article [78(b)], determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

79	Subject to Article 78, a Director may be removed from office but only for cause and only by Ordinary Resolution at any time before the expiration of his term.

80

A vacancy on the Board created by the removal of a Director under the provisions of Article 79 above may be filled by the election or appointment by Ordinary Resolution at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. Any Director elected or appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 78 above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

81

The Board may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange where the Company’s securities are traded, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

82

A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.

DIRECTORS’ FEES AND EXPENSES

83

The Directors may receive such remuneration as the Board may from time to time determine. The Directors may be entitled to be repaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

84

Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

ALTERNATE DIRECTOR

85

Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and, where he is a Director, to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

86

Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

87

Subject to the provisions of the Companies Act, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

88

Subject to these Articles, the Directors may from time to time appoint any person, whether or not a Director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the Chief Executive Officer, Chief Operating Officer, Chief Technology Officer, Chief Financial Officer, one or more Vice Presidents, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more of their body (but not an alternate Director) to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

89

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

90

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

91

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

92

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

93

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

94	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

95

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

96	The Company intends that it shall be UK tax resident and the Board of Directors shall conduct its business in a manner consistent with that intention.

VACATION OF OFFICE OF DIRECTOR

97	Notwithstanding anything in these Articles, the office of Director shall be vacated if the Director:

(a)	dies, becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company; or

(d)	shall be removed from office pursuant to Articles 78 or 79 or the Statutes.

PROCEEDINGS OF DIRECTORS

98	The Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.

99

A Board meeting may be called by a Director by giving notice in writing to the Board specifying a date, time and agenda for such meeting. The Board shall upon receipt of such notice give a copy of such notice of such meeting to all Directors and their respective alternates (if any).

100 (a)

At least ten (10) Business Days’ notice shall be given to all Directors and their respective alternates (if any) for a Board meeting, provided that such notice period may be reduced or waived with the consent of all the Directors or their respective alternates (if any).

(b)

An agenda identifying in reasonable detail the issues to be considered by the Directors at any such meeting and copies (in printed or electronic form) of any relevant papers to be discussed at the meeting together with all relevant information shall be provided to and received by all Directors and their alternates (if any) at least five (5) Business Days prior to the date for such meeting. The agenda for each meeting shall include any matter submitted to the Company by any Director at least one (1) Business Day prior to the date for such meeting.

(c)	Unless approved by all Directors (whether or not present or represented at such meeting), matters not set out in the agenda need not be considered at a Board meeting.

101

A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of conference telephone, video conference or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

102

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office, provided that a Director and his appointed alternate Director shall be considered only one person for this purpose.

103

If a quorum is not present at a Board meeting within thirty (30) minutes following the time appointed for such Board meeting, the relevant meeting shall be adjourned for a period of at least three (3) Business Days and the presence of any three (3) Directors shall constitute a quorum at such adjourned meeting. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

104

Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director shall be entitled to one (1) vote in deciding matters deliberated at any meeting of the Directors.

105

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

106

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

107

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

108	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

109

When the chairman of a meeting of the Directors signs the minutes of such meeting, the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

110

A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted and when signed, a resolution may consist of several documents each signed by one or more of the Directors.

111

The continuing Directors may act, notwithstanding any vacancy in their body, but if their number is reduced below the number fixed pursuant to these Articles as the necessary quorum of Directors, then the continuing Directors may act only to increase the number or to summon a general meeting of the Company, but for no other purpose.

112

A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

113

A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

114

All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

115

A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

116 (a)

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

(b)

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

(c)

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

(d)

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

(e)

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

117

Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

118

Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

119

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

120

Any dividend may be paid by cheque or wire transfer to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

121	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

122	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account.

123

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

124	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the share.

125	No dividend shall bear interest against the Company.

126

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

BOOK OF ACCOUNTS

127

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

128

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statutes or authorised by the Directors or by the Company in general meeting.

129

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

130

Subject to the requirements of applicable law and the listing rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors or failing any determination as aforesaid shall not be audited.

ANNUAL RETURNS AND FILINGS

131	The Board shall make the requisite annual returns and any other requisite filings in accordance with the Companies Act.

AUDIT

132	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

133

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

134

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next special meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors at any general meeting of the Members.

THE SEAL

135

The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

136

The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint, and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence .

137

Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

OFFICERS

138

Subject to Article 86, the Company may have Chief Executive Officer, Chief Operating Officer, Chief Technology Officer, Chief Financial Officer, one or more Vice Presidents, Manager or Controller, appointed by the Directors. The Directors may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time subscribe.

CAPITALISATION OF PROFITS

139	Subject to the Companies Act and these Articles, the Board may, [with the authority of an Ordinary Resolution]:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively; or

(ii)	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(c)

make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Members (by the application of their respective operations of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

NOTICES

140

Except as otherwise provided in these Articles, any notice shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). or by placing it on the Company’s Website. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

141	Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

142

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

143	Any notice or other document, if served by:

(a)

post, service of the notice shall be deemed to have been served five calendar days after the time when the letter containing the same is posted (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted);

(b)

cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(c)

recognised courier service, service of the notice shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly delivered to the courier; or

(d)

e-mail, service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

144

Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

145	Notice of every general meeting shall be given to:

(a)	all Members who have supplied to the Company an address for the giving of notices to them;

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)	each Director and Alternate Director.

No other person shall be entitled to receive notices of general meetings.

INFORMATION

146

No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

147

The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its members including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

148

Every Director (including for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles) and officer of the Company or a Group Company for the time being and from time to time including for 6 years following ceasing to be a director or officer shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a Director or officer of the Company or a Group Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or a Group Company or its affairs in any court whether in the Cayman Islands or elsewhere.

149

No such Director or officer of the Company or a Group Company shall be liable to the Company or the relevant Group Company for any loss or damage unless such liability arises through the wilful neglect or wilful default of such Director or officer.

150

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

FINANCIAL YEAR

151	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and shall begin on January 1st in each year.

WINDING UP

152

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

153

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statutes, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

NAME OF COMPANY

154

The Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum of Association of the Company, in whole or in part, or change the name of the Company.

REGISTRATION BY WAY OF CONTINUATION

155

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

156

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The registrant’s Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors for all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with the execution or discharge of their duties, powers, authorities or discretions as a director or officer, except through their own willful neglect or willful default.

Item 21. Exhibits And Financial Statements Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Business Combination Agreement and Plan of Merger, dated as of March 19, 2021, by and among SC Health Corporation, Rockley Photonics Limited, Rockley Photonics Holdings Limited and Rockley Mergersub Limited (included as Annex A to the prospectus/proxy statement).

3.1	Amended and Restated Memorandum and Articles of Association of SC Health Corporation.

3.2	Memorandum of Association of Rockley Photonics Holdings Limited, dated as of March 11, 2021 (included as Annex J to the prospectus/proxy statement).

3.3	Articles of Association of Rockley Photonics Holdings Limited, dated as of March 11, 2021 (included as Annex J to the prospectus/proxy statement).

3.4	Form of Amended and Restated Memorandum and Articles of Association of Rockley Photonics Holdings Limited (included as Annex K to the prospectus/proxy statement).

4.1	Form of Warrant Agreement among American Stock Transfer & Trust Company, SC Health Corporation and SC Health Holdings Limited.

4.2*	Form of Amended and Restated Warrant Agreement among American Stock Transfer & Trust Company and Rockley Photonics Holdings Limited.

4.3*	Form of Specimen Warrant Certificate of Rockley Photonics Holdings Limited.

4.4	Form of Specimen Ordinary Share Certificate of Rockley Photonics Holdings Limited.

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the validity of the securities being registered.

5.2*	Opinion of Travers Thorp Alberga, Cayman Islands Counsel to Rockley Photonics Holdings Limited.

8.1*	Opinion of Ropes & Gray LLP regarding certain federal income tax matters.

10.1	Investor Support Agreement, dated as of March 19, 2021, by and among SC Health Holdings Limited, Rockley Photonics Holdings Limited, Rockley Mergersub Limited and Rockley Photonics Limited (included as Annex B to the prospectus/proxy statement).

Exhibit Number	Description

10.2	Company Holders Support Agreement, dated March 19, 2021, by and among the by and among SC Health Corporation, Rockley Photonics Holdings Limited, Rockley Mergersub Limited, Rockley Photonics Limited and the shareholders named therein (included as Annex C to the prospectus/proxy statement).

10.3	Company Holders Support Agreement, dated March 19, 2021, by and among SC Health Corporation, Rockley Photonics Holdings Limited, Rockley Mergersub Limited, Rockley Photonics Limited and Dr. Andrew Rickman (included as Annex D to the prospectus/proxy statement).

10.4	Form of Investor Subscription Agreement (included as Annex E to the prospectus/proxy statement).

10.5	Form of Individual Subscription Agreement (included as Annex F to the prospectus/proxy statement).

10.6	Form of Registration Rights and Lock-up Agreement (included as Annex G to the prospectus/proxy statement).

10.7	Form of Indemnification Agreement between Rockley Photonics Holdings Limited and its officers and directors.

10.8+	Rockley Photonics Holdings Limited 2021 Stock Incentive Plan and the Forms of Stock Option Agreement, Restricted Stock Unit Agreement and Restricted Stock Agreement (included as Annex H to the prospectus/proxy statement).

10.9+	Rockley Photonics Limited 2013 Equity Incentive Plan and Forms of Stock Option Agreements.

10.10+	Form of Rockley Photonics Holdings Limited Employee Stock Purchase Plan (included as Annex I to the prospectus/proxy statement).

10.11	Investment Management Trust Agreement, dated July 11, 2019, by and between the SC Health Corporation and American Stock Transfer & Trust Company, LLC.

10.12	Sino-Foreign Equity Joint Venture Contract, dated December 19, 2017, by and between Hengtong Optic-Electric Co., Ltd. and Rockley Photonics Limited.

10.13	Intra Group Loan Agreement, dated February 24, 2021, by and between Rockley Photonics Oy and Rockley Photonics Limited.

10.14	Lease Agreement, dated November 20, 2015, by and between 21st Century Techbanq LLC and Rockley Photonics, Inc.

10.15	First Amendment to Lease Agreement, dated April 27, 2016, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.16	Second Amendment to Lease Agreement, dated April 7, 2017, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.17	Third Amendment to Lease Agreement, dated November 1, 2017, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.18	Fourth Amendment to Lease Agreement, dated August 6, 2019, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.19	Fifth Amendment to Lease Agreement, dated May 24, 2020, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

Exhibit Number	Description

10.20	Sixth Amendment to Lease Agreement, dated January 27, 2021, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.21	Seventh Amendment to Lease Agreement, dated January 27, 2021, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.22	Office Lease, dated November 27, 2018, by and between RiverPark Tower I Owner LLC and Rockley Photonics, Inc.

10.23	Office Lease, dated January 11, 2021, by and between Boardwalk Office Associates, LLC and Rockley Photonics, Inc.

10.24	First Amendment to Office Lease, dated January 21, 2021, by and between Boardwalk Office Associates, LLC and Rockley Photonics, Inc.

10.25	Licence, dated November 26, 2018, by and between Newport Wafer Fab Limited and Rockley Photonics Limited.

21.1	List of subsidiaries of Rockley Photonics Limited.

21.2	List of subsidiaries of Rockley Photonics Holdings Limited.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of SC Health Corporation.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Rockley Photonics Limited and its subsidiaries.

23.3*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibit 5.1 hereto).

23.4*	Consent of Travers Thorp Alberga (included as part of Exhibit 5.2 hereto).

23.5*	Consent of Ropes & Gray LLP (included as part of Exhibit 8.1 hereto).

99.1*	Form of Preliminary Proxy Card.

99.2	Consent of Brian Blaser to be named as a director.

99.3	Consent of Caroline Brown, PhD to be named as a director.

99.4	Consent of Karim Karti to be named as a director.

99.5	Consent of Michele Klein to be named as a director.

99.6	Consent of William Huyett to be named as a director.

+	Indicates a management contract or compensatory plan.
*	To be filed by amendment.

Item 22.	Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 2nd day of April, 2021.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew Rickman, OBE
Name: Dr. Andrew Rickman, OBE
Title: Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Dr. Andrew Rickman, OBE Dr. Andrew Rickman, OBE	Chief Executive Officer and Chairman of the Board of Director (Principal Executive Officer and Authorized Representative in the United States)	April 2, 2021

/s/ Mahesh Karanth Mahesh Karanth	Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2021